As filed with the Securities and Exchange Commission on March 12, 2020
Registration No. 333-235805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEAC NV Merger Corp.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	6770	84-4052441
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eli Baker
Secretary and Vice Chairman
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700	Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Tel: (212) 558-4000	R. Stanton Dodge DraftKings Inc. 222 Berkeley Street, 5th Floor Boston, Massachusetts 02116

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED MARCH 12, 2020
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
DIAMOND EAGLE ACQUISITION CORP.
PROSPECTUS FOR
91,746,709 SHARES OF CLASS A COMMON STOCK
19,666,667 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND
19,666,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF DEAC NV
MERGER CORP. (WHICH WILL BE RENAMED DRAFTKINGS INC.)
The board of directors of Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC,” “we,” “us” or “our”), has unanimously approved the business combination agreement, dated as of December 22, 2019 (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), by and among DEAC, DraftKings Inc., a Delaware corporation (“DraftKings”), SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT” or “SBTech”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), the shareholders of SBT who are party thereto (the “SBT Sellers”) and the SBT Sellers’ Representative, pursuant to which (i) DEAC will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger (the “DK Merger”) and the stockholders of DraftKings will receive shares of Class A common stock and Class B common stock of New DraftKings (as defined below) and (iii) immediately following the DK Merger, DEAC Nevada will acquire all of the issued and outstanding share capital of SBT for a combination of cash and stock consideration. Upon consummation of the transactions contemplated by the BCA (the “Business Combination”), each of DraftKings and SBT will be wholly-owned subsidiaries of DEAC Nevada, which will be renamed “DraftKings Inc.” and is referred to herein as “New DraftKings” both as of the time of the reincorporation and following such change of name.
As described in this proxy statement/prospectus, DEAC’s stockholders are being asked to consider and vote upon (among other things) the Business Combination, the reincorporation and the other proposals set forth herein.
Under the BCA, DEAC has agreed to combine with DraftKings and SBT for approximately $2.7 billion (with the apportionment of shares as among DEAC, DraftKings and SBTech equity holders based on the liquidation value of DEAC Class A common stock), of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DraftKings, including Jason Robins, the Chief Executive Officer of DraftKings (and of New DraftKings following the completion of the Business Combination) (the “DK Equityholders”) in the form of shares of Class A common stock of New DraftKings, valued at the redemption price for DEAC’s public shares in the Business Combination, plus in the case of Mr. Robins, a number of shares of Class B common stock of New DraftKings as a result of which he will have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis and (ii) holders of vested options and warrants exercisable for DraftKings equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested in-the-money options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the SBT shares and 30% of the in-the-money vested SBT options (“Cashed-Out SBT Options”) and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for DEAC’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DraftKings or SBT equity (other than Cashed-Out SBT Options, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock.The Cash Consideration will be funded from the following sources: (1) proceeds available from the trust account established in connection with DEAC’s initial public offering (the “trust account”), after giving effect to any and all redemptions; and (2) proceeds from private placements of shares of DEAC’s Class A common stock to certain institutional investors to occur immediately prior to the closing of the Business Combination (the “Closing”), of which DEAC currently has commitments for $304.7 million of proceeds (the “Private Placement”).
On the effective date of the reincorporation, the currently issued and outstanding shares of DEAC Class B common stock will automatically convert, on a one-for-one basis, into shares of DEAC Class A common stock in accordance with the terms of the amended and restated certificate of incorporation of DEAC (the “Current Charter”). In connection with the Closing, the currently issued and outstanding shares of DEAC Class A common stock will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. Similarly, all of DEAC’s outstanding warrants will become warrants to acquire shares of New DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants. In addition, on the effective date, all of DEAC’s outstanding units (each of which consists of one share of DEAC Class A common stock and one-third of one warrant to purchase one share of DEAC Class A common stock) will be separated into its component share of Class A common stock and one-third of one warrant.
Subject to approval by DEAC Stockholders of the Business Combination Proposal, the Reincorporation Proposal and the Charter Proposal, New DraftKings will adopt a dual class stock structure comparable to the one that will be in effect at DraftKings immediately prior to the Closing, comprised of Class A common stock, which will carry one vote per share, and Class B common stock, which will carry 10 votes per share. Upon the Closing, all stockholders of New DraftKings will hold only shares of New DraftKings Class A common stock, except for Mr. Robins, who will hold shares of New DraftKings Class A common stock and shares of New DraftKings Class B common stock. Immediately following the Closing, and by virtue of his holdings of New DraftKings Class A common stock and New DraftKings Class B common stock, Mr. Robins is expected to hold approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis. The New DraftKings Class B common stock will not be entitled to dividends and will have only a nominal participation in any liquidation of New DraftKings, which participation will rank junior to the New DraftKings Class A common stock. The New DraftKings Class B common stock is also subject to a “sunset” if Mr. Robins no longer (i) serves in a senior executive or board role, or (ii) holds more than a specified amount of New DraftKings shares. See “Description of New DraftKings Securities — New DraftKings Common Stock — Class B Common Stock — Mandatory Cancellation.”
This proxy statement/prospectus covers the following securities of New DraftKings to be issued in the reincorporation: (i) 91,746,709 shares of New DraftKings Class A common stock, representing (A) currently issued and outstanding public shares, (B) shares of DEAC Class A common stock that will be issued immediately prior to the reincorporation upon conversion of 10,000,000 shares of DEAC Class B common stock in accordance with the Current Charter and (C) shares of DEAC Class A common stock that will be issued immediately prior to the reincorporation pursuant to the Private Placement (including, pursuant to the conversion of the subordinated convertible promissory notes of DraftKings (the “Convertible Notes”)), (ii) 19,666,667 warrants to purchase shares of DEAC Class A common stock that will be converted into warrants to purchase shares of New DraftKings Class A common stock in connection with the Business Combination and (iii) 19,666,667 shares of New DraftKings Class A common stock underlying the warrants described in clause (ii).
DEAC’s units, shares of Class A common stock and public warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “DEACU,” “DEAC” and “DEACW,” respectively. DEAC intends to apply to continue the listing of the shares of New DraftKings Class A common stock and public warrants effective upon the consummation of the Business Combination on Nasdaq under the proposed symbols “DKNG” and “DKNGW,” respectively.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the BCA or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [ ], 2020, and is first being mailed to DEAC stockholders on or about [ ], 2020.

DIAMOND EAGLE ACQUISITION CORP.
2121 Avenue of the Stars, Suite 2300
Los Angeles, California 90067
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2020
TO THE STOCKHOLDERS OF DIAMOND EAGLE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC,” “we,” “us” or “our”), will be held at [ ] a.m., New York City Time, on [ ], 2020, at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York 10166. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination agreement, dated as of December 22, 2019 (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), by and among DEAC, DraftKings Inc., a Delaware corporation (“DraftKings”), SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBTech”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), the shareholders of SBT party thereto (the “SBT Sellers”) and the SBT Sellers’ Representative, pursuant to which (i) DEAC will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger (the “DK Merger”), (iii) immediately following the DK Merger, DEAC Nevada will acquire all of the issued and outstanding share capital of SBTech and (iv) DEAC Nevada will be renamed DraftKings Inc. (the transactions contemplated by the BCA, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)
Proposal No. 2 — The Reincorporation Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the change of DEAC’s jurisdiction of incorporation from the State of Delaware to the State of Nevada through the reincorporation. In connection with the reincorporation, DEAC will replace its current amended and restated certificate of incorporation (the “Current Charter”) with the proposed amended and restated articles of incorporation (the “Proposed Charter”) of DEAC Nevada, to be renamed DraftKings Inc. following the reincorporation (“New DraftKings”) (we refer to such proposal as the “Reincorporation Proposal”);

(c)
Proposal No. 3 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming each of the Business Combination Proposal and the Reincorporation Proposal is approved and adopted, the Proposed Charter of New DraftKings in connection with the reincorporation (we refer to such proposal as the “Charter Proposal”);

(d)
Proposal No. 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between the Current Charter and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

(1)
Advisory Charter Proposal A — New DraftKings will have 2,100,000,000 shares of authorized capital stock, which will consist of  (i) 900,000,000 shares of Class A common stock of New DraftKings, par value $0.0001 per share (“New DraftKings Class A common stock”), (ii) 900,000,000 shares of Class B common stock of New DraftKings, par value $0.0001 per share (“New DraftKings Class B common stock”) and (iii) 300,000,000 shares of preferred stock, as opposed to DEAC having 401,000,000 shares of capital stock authorized, consisting of

(i) 380,000,000 shares of Class A common stock of DEAC, par value $0.0001 per share (“DEAC Class A common stock”), (ii) 20,000,000 shares of Class B common stock of DEAC, par value $0.0001 per share (“DEAC Class B common stock”) and (iii) 1,000,000 shares of preferred stock;
(2)
Advisory Charter Proposal B — Holders of shares of New DraftKings Class A common stock will be entitled to cast one vote per share of New DraftKings Class A common stock and holders of shares of New DraftKings Class B common stock will be entitled to cast 10 votes per share of New DraftKings Class B common stock on each matter properly submitted to New DraftKings’ stockholders entitled to vote, as opposed to each share of DEAC Class A common stock and DEAC Class B common stock being entitled to one vote per share on each matter properly submitted to DEAC’s stockholders entitled to vote;

(3)
Advisory Charter Proposal C — Each member of the board of directors of New DraftKings will be elected at each annual meeting of stockholders (or special meeting in lieu thereof), as opposed to DEAC having three classes of directors, with only one class of directors being elected in each year and each class serving a three-year term;

(4)
Advisory Charter Proposal D — Any action required or permitted to be taken by the stockholders of New DraftKings may be taken by written consent until the time that Mr. Robins no longer beneficially owns at least a majority of the voting power of the capital stock of New DraftKings, as opposed to only holders of shares of DEAC Class B common stock having the ability to take stockholder action by written consent;

(5)
Advisory Charter Proposal E — The Eighth Judicial District Court of Clark County, Nevada, or under certain circumstances another state or federal court located within the State of Nevada, will be the exclusive forum for certain actions and claims, as opposed to the Court of Chancery of the State of Delaware or under certain circumstances another state or federal court located within the State of Delaware;

(6)
Advisory Charter Proposal F — Amendments to certain provisions of the Proposed Charter will require either the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings or the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New DraftKings, depending on the number of shares of New DraftKings capital stock beneficially owned by Mr. Robins at such time, as opposed to amendments to certain provisions of the Current Charter requiring an amendment to be conducted in accordance with Delaware law, subject to certain exceptions;

(7)
Advisory Charter Proposal G — The bylaws of New DraftKings may be amended, altered, rescinded or repealed or adopted either (x) by the New DraftKings board of directors or (y) (i) the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New DraftKings or (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New DraftKings, depending on the number of shares of New DraftKings capital stock beneficially owned by Mr. Robins at such time, as opposed to the bylaws of DEAC requiring the approval of a majority of the board of directors of DEAC or by the holders of a majority of DEAC’s outstanding shares;

(8)
Advisory Charter Proposal H — The number of directors will be fixed and may be modified either (i) by the New DraftKings board of directors or (ii) by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings, depending on the number of shares of New DraftKings capital stock beneficially owned by Mr. Robins at such time, as opposed to the number of directors being determined by DEAC’s board of directors; and

(9)
Advisory Charter Proposal I — The Proposed Charter will provide New DraftKings with certain rights to require the sale and transfer of New DraftKings capital stock owned or controlled by any stockholders that fail to comply with applicable gaming laws or their affiliates, and otherwise prohibit the transfer of New DraftKings capital stock to such persons, as opposed to no such provisions in the Current Charter.

(e)
Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal and the Charter Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market, the issuance of  (x) shares of New DraftKings Class A common stock to the current DraftKings equity holders (the “DK Equityholders”) and the SBT Sellers pursuant to the terms of the BCA and (y) shares of DEAC Class A common stock to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement, including shares to be issued upon conversion of the Convertible Notes, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to this proposal as the “Stock Issuance Proposal”);

(f)
Proposal No. 6 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the DraftKings Inc. 2020 Incentive Award Plan (we refer to this proposal as the “Incentive Award Plan Proposal” and, collectively with the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Stock Issuance Proposal, the “condition precedent proposals”); and

(g)
Proposal No. 7 — The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the DraftKings Inc. Employee Stock Purchase Plan (we refer to this proposal as the “ESPP Proposal”).

(h)
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the BCA is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of shares of DEAC’s Class A common stock and Class B common stock (collectively, “DEAC common stock”) at the close of business on [ ], 2020 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, DEAC’s board of directors has determined that each of the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of DEAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of DEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the BCA, the approval of each of the condition precedent proposals is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.
In connection with our initial public offering, our initial stockholders (consisting of Eagle Equity Partners, LLC, a Delaware limited liability company (our “Sponsor”), and Harry E. Sloan) and our directors at the time of our initial public offering entered into a letter agreement to vote their shares of DEAC Class B common stock purchased prior to our initial public offering (the “founder shares”), as well as any shares of DEAC Class A common stock sold as part of the units by us in our initial public offering (the “public shares”) purchased by them during or after our initial public offering, in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding common stock.
Pursuant to DEAC’s Current Charter, a holder of public shares (a “public stockholder”) may request that DEAC redeem all or a portion of its public shares (which would become shares of New DraftKings Class A common stock in the Business Combination) for cash if the Business Combination is consummated. As a public stockholder, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to [ ] p.m., New York City Time, on [ ], 2020, (a) submit a written request to Continental Stock Transfer & Trust Company, DEAC’s transfer agent (the “transfer agent”), that DEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of   $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of December 31, 2019, this would have amounted to approximately $10.10 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DEAC instruct its transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Under the BCA, DEAC has agreed to combine with DraftKings and SBT for approximately $2.7 billion (with the apportionment of shares as among DEAC, DraftKings and SBTech equity holders based on the liquidation value of DEAC Class A common stock), of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DraftKings, including Jason Robins, the Chief Executive Officer of DraftKings (and of New DraftKings following the completion of the Business Combination) (the “DK Equityholders”) in the form of shares of Class A common stock of New DraftKings, valued at the redemption price for DEAC’s public shares in the Business Combination, plus in the case of Mr. Robins, a number of shares of Class B common stock of New DraftKings as a result of which he will have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis and (ii) holders of vested options and warrants exercisable for DraftKings equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested in-the-money options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the SBT shares and Cashed-Out SBT Options and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for DEAC’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DraftKings or SBT equity (other than Cashed-Out SBT Options, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration will be funded from the following sources: (1) proceeds available from the trust account established in connection with DEAC’s initial public offering, after giving effect to any and all redemptions; and (2) proceeds from the private placements of shares of DEAC’s Class A common stock and warrants of DEAC pursuant to the Subscription Agreements to certain institutional investors to occur immediately prior to the closing of the Business Combination (the “Closing”) at a purchase price of  $10.00 per share, of which DEAC currently has commitments for $304.7 million of proceeds (the “Private Placement”).
Under the terms of the BCA, the Closing is subject to certain conditions, including, among other things, (i) approval by DEAC Stockholders, DraftKings’ stockholders and SBT’s shareholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) certain approvals or other determinations from certain gaming regulatory authorities, as applicable, and the absence of a material adverse regulatory event with respect to DraftKings and SBT, (iv) DEAC having at least $400 million of cash at the Closing (the “Minimum Proceeds Condition”), consisting of cash held in the trust account after giving effect to redemptions of public shares, if any, and proceeds from the Private Placement, (v) the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part and (vi) the listing of the shares of New DraftKings to be issued in the Business Combination on Nasdaq. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. The required approvals of DraftKings’ stockholders and SBT’s shareholders were obtained prior to the date of this proxy statement/prospectus.
In connection with satisfying the Minimum Proceeds Condition, DEAC entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the Closing an aggregate of 30,471,352 shares of DEAC Class A common stock at a purchase price of  $10.00 per share, and DEAC has agreed to issue to the PIPE Investors an aggregate of 3.0 million warrants to purchase shares of DEAC Class A common stock that are identical to DEAC’s public warrants. In connection with the Closing, all of the issued and outstanding shares of DEAC Class A common stock, including the shares of DEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. In addition, all of DEAC’s outstanding warrants will become warrants to acquire shares of New DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants.
In connection with the Closing, our Sponsor and Mr. Sloan (together, the “DEAC Founders”) will deposit 5,280,000 of their founder shares into escrow and forfeit 720,000 of their founder shares to New DraftKings, and New DraftKings will issue 720,000 new shares of Class A common stock into escrow for the SBT Earnout Group (as defined below) pursuant to the BCA (collectively, the “Earnout Shares”). Pursuant to the BCA, the Earnout Shares will be released from escrow to the DEAC Founders (the “DEAC Earnout Group”), the SBT Sellers (the “SBT Earnout Group”) and the DK Equityholders and holders of former DraftKings options that were converted into options to purchase a number of shares of New DraftKings Class A Common Stock and holders of former DraftKings restricted stock units that were converted into New DraftKings restricted stock units (together, the “DK Earnout Group”) upon the achievement of certain earnout targets based upon the volume weighted average share price of New DraftKings Class A common stock ranging from $12.50 to $16.00. The members of the DEAC Earnout Group will each be entitled to receive their respective pro rata shares (as among the DEAC Earnout Group) of 3,000,000 Earnout Shares. The members of the DK Earnout Group will each be entitled to receive their respective pro rata shares (as among the DK Earnout Group) of 2,280,000 Earnout Shares. The members of the SBT Earnout Group will each be entitled to receive their respective pro rata shares (as among the SBT Earnout Group) of 720,000 Earnout Shares. Any Earnout Shares not eligible to be released by the four-year anniversary of the Closing Date will be forfeited to New DraftKings and canceled, and no earnout recipient will have any rights with respect thereto.
In addition, at the Closing, New DraftKings will enter into a Stockholders Agreement (the “Stockholders Agreement”) with the DEAC Founder Group (defined below) and the independent directors of DEAC (the “DEAC Stockholder Group”), certain DK Equityholders consisting of the executive officers and directors of DraftKings and 1% and greater stockholders of DraftKings and excluding any shares acquired via the Private Placement (the “DK Stockholder Group”) and the SBT Sellers (the “SBT Stockholder Group” and, together with the DEAC Stockholder Group and the DK Stockholder Group, the “Stockholder Parties”), pursuant to which, among other things, (i) the DK Stockholder Group, the SBT Sellers’ Representative as of the date of the BCA and the DEAC Stockholder Group will have the right to nominate ten, two and one director(s), respectively, to the initial board of directors of New DraftKings, subject to certain independence requirements, (ii) the shares of New DraftKings common stock held by the Stockholder Parties will be subject to certain transfer restrictions and (iii) New DraftKings will provide certain registration rights for the shares of New DraftKings common stock held by the members of the Stockholder Parties.
Subject to approval by DEAC Stockholders of the Business Combination Proposal, the Reincorporation Proposal and the Charter Proposal, New DraftKings will adopt a dual class stock structure comparable to the one that will be in effect at DraftKings immediately prior to the Closing, comprised of Class A common stock, which will carry one vote per share, and Class B common stock, which will carry 10 votes per share. Upon the Closing, all stockholders of New DraftKings will hold only shares of New DraftKings Class A common stock, except for Mr. Robins, who will hold shares of New DraftKings Class A common stock and shares of New DraftKings Class B common stock. Immediately following the Closing, and by virtue of his holdings of New DraftKings Class A common stock and New DraftKings Class B common stock, Mr. Robins is expected to hold approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis. The New DraftKings Class B common stock will not be entitled to dividends and will have only a nominal participation in any liquidation of New DraftKings, which participation will rank junior to the New DraftKings Class A common stock. The New DraftKings Class B common stock is also subject to a “sunset” if Mr. Robins no longer (i) serves in a senior executive or board role, or (ii) holds more than a specified amount of New DraftKings shares. See “Description of New DraftKings Securities — New DraftKings Common Stock — Class B Common Stock — Mandatory Cancellation.”

All DEAC stockholders are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of DEAC common stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on certain proposals because such action would not count as a vote cast at the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEAC.info@investor.morrowsodali.com. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/diamondeagleacquisitioncorp/sm2020.
Thank you for your participation. We look forward to your continued support.
[ ], 2020	By Order of the Board of Directors,
Jeff Sagansky Chief Executive Officer and Chairman
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF DEAC CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF DEAC CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF DEAC CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

v

Page
INDEBTEDNESS	247
Credit Agreement	247
ArrowMark Notes	247
Convertible Promissory Notes	248
DESCRIPTION OF NEW DRAFTKINGS SECURITIES	249
Authorized and Outstanding Capital Stock	249
New DraftKings Common Stock	249
Preferred Stock	251
Unvested Stock Options	251
Warrants	251
Exclusive Forum	256
Anti-Takeover Effects of Provisions of the New DraftKings Amended and Restated Articles of Incorporation, the New DraftKings Amended and Restated Bylaws and Applicable Law	257
Limitations on Liability and Indemnification of Officers and Directors	260
Corporate Opportunities	261
Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates	261
Dissenters’ Rights of Appraisal and Payment	263
Stockholders’ Derivative Actions	263
Registration Rights	263
Transfer Agent and Registrar	263
Listing of Common Stock	263
SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK	264
Rule 144	264
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies	264
COMPARISON OF STOCKHOLDERS’ RIGHTS	265
General	265
Comparison of Stockholders’ Rights	265
BENEFICIAL OWNERSHIP	278
DIRECTORS AND EXECUTIVE OFFICERS OF NEW DRAFTKINGS AFTER THE COMBINATION	282
Board of Directors and Management After the Business Combination	282
Board Composition	287
Director Independence; Controlled Company Exemption	289
Compensation Committee Interlocks and Insider Participation	290
Code of Business Conduct and Ethics	290
Limitation on Liability and Indemnification Matters	290
DRAFTKINGS’ EXECUTIVE AND DIRECTOR COMPENSATION	291
Introduction	291
Summary Compensation Table	292

ADDITIONAL INFORMATION
If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact DEAC’s proxy solicitor listed below. You will not be charged for any of the documents you request.
Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: DEAC.info@investor.morrowsodali.com
In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on [            ], 2020, you must request the information no later than four business days prior to the date of the Special Meeting, by [            ], 2020.
For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 320 of the enclosed proxy statement/prospectus.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
•
“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 22, 2019, by and among DEAC, DraftKings, SBT, the SBT Sellers party thereto, the SBT Sellers’ Representative, DEAC Nevada and Merger Sub.

•
“Board” refers to DEAC’s board of directors, DraftKings’ board of directors or New DraftKings’ board of directors, as the context suggests.

•
“Business Combination” refers to the transactions contemplated by the BCA.

•
“Closing” refers to the closing of the Business Combination.

•
“Closing Date” refers to the date on which the Closing actually occurs.

•
“condition precedent proposals” means the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal.

•
“Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and escrow agent of DEAC.

•
“DEAC” refers to Diamond Eagle Acquisition Corp., a Delaware corporation.

•
“DEAC Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DEAC.

•
“DEAC Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DEAC.

•
“DEAC Founder Group” refers to Eagle Equity Partners, LLC, Harry E. Sloan, Jeff Sagansky and Eli Baker.

•
“DEAC Liquidation Value” refers to the quotient obtained by dividing (I) the aggregate amount on deposit in DEAC’s trust account as of two business days prior to the Closing (including interest) not previously released to DEAC to fund DEAC’s working capital requirements (subject to an annual limit of   $250,000) and/or to pay DEAC’s taxes, by (II) the total number of shares of Class A common stock of DEAC that were sold in DEAC’s initial public offering and outstanding as of two business days prior to the Closing.

•
“DEAC Nevada” refers to DEAC NV Merger Corp., a Nevada corporation.

•
“DEAC Shares” refers to shares of DEAC Class A common stock and shares of DEAC Class B common stock.

•
“DEAC Stockholders” refers to, collectively, holders of shares of DEAC Class A common stock and holders of shares of DEAC Class B common stock, but does not include the PIPE Investors.

•
“dollars” or “$” refers to U.S. dollars.

•
“DraftKings” refers to DraftKings Inc., a Delaware corporation.

•
“founder shares” refers to shares of DEAC Class B common stock initially purchased by our Sponsor in a private placement prior to our initial public offering and the shares of DEAC Class A common stock that will be issued upon the automatic conversion of the shares of DEAC Class B common stock in connection with the Closing.

•
“Merger Sub” refers to DEAC Merger Sub Inc., a Delaware corporation.

•
“New DraftKings” refers to DraftKings Inc., a Nevada corporation and the combined company following the consummation of the Business Combination.

•
“New DraftKings Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of New DraftKings.

•
“New DraftKings Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of New DraftKings.

•
“Nasdaq” refers to the Nasdaq Capital Market.

•
“our,” “we” or “us” refers to DEAC or to New DraftKings, as the context suggests.

•
“PIPE Investors” refers to certain institutional investors who are party to the Subscription

Agreements, pursuant to which DEAC has agreed to issue an aggregate of 30,471,352 shares of DEAC Class A common stock and 3.0 million warrants to the PIPE Investors immediately before the Closing, at a purchase price of  $10.00 per share, which will be exchanged for shares of New DraftKings Class A common stock upon consummation of the Business Combination.
•
“Private Placement” refers to the issuance of an aggregate of 30,471,352 shares of DEAC Class A common stock and 3.0 million warrants pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of  $10.00 per share.

•
“private placement warrants” refers to the 6,333,334 warrants initially issued to our Sponsor and Harry Sloan in a private placement simultaneously with the closing of DEAC’s initial public offering, each of which is exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms.

•
“public shares” refers to shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering (whether they were purchased in that offering or thereafter in the open market).

•
“public stockholders” refers to the holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” will only exist with respect to such public shares.

•
“public warrants” refers to the warrants to purchase shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering, each of which is exercisable for one share of DEAC Class A common stock at an exercise price of  $11.50 per share, in accordance with its terms (whether they were purchased in that offering or thereafter in the open market).

•
“record date” refers to [            ], 2020, the date for determining the DEAC Stockholders entitled to receive notice of and to vote at the Special Meeting.

•
“Reincorporation Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 12, 2020, by and among DEAC and DEAC Nevada.

•
“SBT” or “SBTech” refers to SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V.

•
“SBT Sellers” refers to each of the holders of capital stock of SBT party to the BCA.

•
“SBT Sellers’ Representative” refers to Shalom Meckenzie in his capacity as representative of the SBT Sellers under the BCA.

•
“SBT shares” refers to the ordinary shares, par value $0.10 per share, of SBT.

•
“SEC” refers to the U.S. Securities and Exchange Commission.

•
“Special Meeting” refers to a special meeting of DEAC Stockholders on [            ], 2020 at [     ] a.m., New York City Time, at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York 10166 to vote on matters relating to the Business Combination.

•
“Stockholders Agreement” refers to the Stockholders Agreement, in the substantial form attached hereto as Annex B and to be entered at or prior to Closing, among New DraftKings and the DEAC Founder Group and the independent directors of DEAC (the “DEAC Stockholder Group”), certain equityholders of DraftKings consisting of the executive officers and directors of DraftKings and 1% and greater stockholders of DraftKings and excluding any shares acquired via the Private Placement (the “DK Stockholder Group”) and the SBT Sellers (the “SBT Stockholder Group” and, together with the DEAC Stockholder Group and the DK Stockholder Group, the “Stockholder Parties”).

•
“Subscription Agreements” refers to the subscription agreements, dated December 22, 2019, between DEAC and the PIPE Investors, pursuant to which DEAC has agreed to issue an aggregate of 30,471,352 shares of DEAC Class A common stock plus 3.0 million warrants to the PIPE Investors immediately before the Closing at a purchase price of  $10.00 per share. The warrants to be issued to the PIPE Investors will be identical to DEAC’s public warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement/prospectus and in any document incorporated by reference herein that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to DraftKings has been provided by DraftKings and its management team, and the information included in this proxy statement/prospectus in relation to SBT has been provided by SBT and its management. Forward-looking statements include statements relating to each of DraftKings’ and SBT’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference herein may include, for example, statements about:
•
our ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•
satisfaction of conditions to the Business Combination, including the availability of at least $400 million of cash in DEAC’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA;

•
the ability to obtain and/or maintain the listing of our common stock on Nasdaq following the Business Combination;

•
New DraftKings’ ability to raise financing in the future;

•
New DraftKings’ success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•
our directors and officers potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would then receive expense reimbursements;

•
factors relating to the business, operations and financial performance of DraftKings and SBT, including:

•
New DraftKings’ ability to effectively compete in the global entertainment and gaming industries;

•
New DraftKings’ ability to successfully acquire and integrate new operations;

•
New DraftKings’ ability to obtain and maintain licenses with gaming authorities;

•
New DraftKings’ inability to recognize deferred tax assets and tax loss carryforwards;

•
market conditions and global and economic factors beyond DraftKings’ and SBT’s control;

•
intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•
litigation and the ability to adequately protect New DraftKings’ intellectual property rights; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus and in our registration statement on Form S-1 filed in connection with our initial public offering. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before you grant your proxy or instruct how your vote should be cast or vote on the proposals to be put to the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect DEAC, DraftKings, SBT, or, following the consummation of the Business Combination, New DraftKings.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Special Meeting. DEAC urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus?

A:
DEAC is proposing to consummate the Business Combination with DraftKings and SBT. DEAC, DEAC Nevada, Merger Sub, DraftKings, SBT, the SBT Sellers and the SBT Sellers’ Representative have entered into the BCA, the terms of which are described in this proxy statement/prospectus. A copy of the BCA is attached hereto as Annex A. DEAC urges its stockholders to read the BCA in its entirety. The BCA provides, among other things, for (i) the reincorporation of DEAC as a Nevada corporation, (ii) following the reincorporation, the merger of Merger Sub with and into DraftKings, with DraftKings surviving the merger and (iii) the acquisition of all of the issued and outstanding equity interests of SBT from its shareholders by New DraftKings.

The BCA must be adopted by the DEAC Stockholders in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and DEAC’s Current Charter. DEAC is holding a Special Meeting to obtain that approval. DEAC Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the BCA and thereby approve the Business Combination.
THE VOTE OF DEAC STOCKHOLDERS IS IMPORTANT. DEAC STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is DEAC proposing the business combination?

A:
DEAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of DraftKings and SBT and the industries in which they operate, including the financial and other information provided by DraftKings and SBT in the course of DEAC’s due diligence investigations, the DEAC board of directors believes that the Business Combination with DraftKings and SBT is in the best interests of DEAC and its shareholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.
Although DEAC’s board of directors believes that the Business Combination with DraftKings and SBT presents a unique business combination opportunity and is in the best interests of DEAC and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — DEAC’s Board of Directors’ Reasons for Approval of the Business Combination” for a discussion of the factors considered by DEAC’s board of directors in making its decision.
Q:
When and where will the Special Meeting take place?

A:
The Special Meeting will be held at [    ] a.m., New York City Time, on [           ], 2020, at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York, 10166 unless the Special Meeting is adjourned.

Q:
What matters will be considered at the Special Meeting?

A:
The DEAC Stockholders will be asked to consider and vote on the following proposals:

•
a proposal to adopt the BCA and approve the Business Combination (the “Business Combination Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the change of DEAC’s jurisdiction of incorporation from the State of Delaware to the State of Nevada (the “reincorporation” and such proposal, the “Reincorporation Proposal”) through the merger of DEAC with and into DEAC Nevada, with DEAC Nevada surviving the merger and being renamed DraftKings Inc.;

•
a proposal to approve, assuming the Business Combination Proposal and the Reincorporation Proposal are approved and adopted, the proposed amended and restated articles of incorporation (the “Proposed Charter”) of New DraftKings (the “Charter Proposal”);

•
a proposal to approve, on a non-advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Proposals”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal and the Charter Proposal are approved and adopted, the issuance of (i) shares of New DraftKings Class A common stock to the DK Equityholders and the SBT Sellers pursuant to the terms of the BCA and (ii) shares of DEAC Class A common stock to the PIPE Investors and the holders of Convertible Notes, including any additional shares of DEAC Class A common stock pursuant to subscription agreements we may enter into prior to Closing (the “Stock Issuance Proposal”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the DraftKings Inc. 2020 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the DraftKings Inc. Employee Stock Purchase Plan (the “ESPP Proposal”); and

•
to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the BCA is not satisfied or waived (the “Adjournment Proposal”).

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the BCA is adopted by the DEAC Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only DEAC Stockholders as of the close of business on [           ], 2020, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The DEAC Board unanimously recommends that such DEAC Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Reincorporation Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
What DEAC Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal.   Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Our initial stockholders have agreed to vote their shares in favor of the Business Combination. The initial stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 38% of the remaining shares to approve the Business Combination.
The Reincorporation Proposal.   Approval of the Reincorporation Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
The Charter Proposal.   Approval of the Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding DEAC Shares entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
The Advisory Charter Proposals.   Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The Stock Issuance Proposal.   Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The Incentive Award Plan Proposal.   Approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The Adjournment Proposal.   Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Q:
What will DraftKings’ equity holders receive in connection with the DK Merger?

A:
The aggregate value of the consideration paid in respect of DraftKings is approximately $2.055 billion, which will be paid to (i) the DK Equityholders in the form of shares of New DraftKings Class A common stock valued at the redemption price for DEAC’s public shares in the Business Combination, plus in the case of Jason Robins, a number of shares of New DraftKings Class B common stock as a result of which he will have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis and (ii) holders of vested DraftKings options and warrants exercisable for DraftKings equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock. In addition, outstanding unvested options exercisable for DraftKings equity will be converted into unvested options exercisable for shares of New DraftKings Class A common stock and outstanding restricted stock units will be converted into restricted stock units denominated in shares of New DraftKings Class A common stock.

Q:
What will SBT’s equity holders receive in return for the acquisition of SBT by New DraftKings?

A:
The aggregate consideration payable to the SBT Sellers and holders of vested in-the-money options exercisable for equity of SBT is approximately €590 million, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items, payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for DEAC’s public shares in the Business Combination, and in the form of newly issued vested in-the-money options exercisable for New DraftKings Class A common stock.

Q:
What equity stake will current DEAC Stockholders, DK Equityholders and the SBT Equityholders hold in New DraftKings immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the ownership interests in New DraftKings will be as set forth in the table below, applying a DK Share Exchange Ratio of 0.3545 and an SBT Share Exchange ratio of 1,017.2 (and a $1.116 to €1.00 exchange rate)(1):

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(2)
DK Equityholders	59.4%	65.8%
SBT Equityholders	13.3%	14.7%
DEAC Public Stockholders	12.8%	3.4%
Initial Stockholders	1.2%	1.3%
PIPE Investors(3)	13.3%	14.8%

(1)
Calculation includes shares held by DraftKings’ non-accredited investors that will be cashed out at Closing.

(2)
Assumes that holders of 30,564,789 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $403,961,209 held in trust as of December 31, 2019 and a redemption price of  $10.10 per share).

(3)
Includes the holders of the Convertible Notes.

The ownership percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the closing of the Business Combination), (b) the Earnout Shares to be held in escrow and subject to release to the DEAC Earnout Group, the DK Earnout Group and the SBT Earnout Group in accordance with the terms of the BCA or (c) the issuance of any shares upon completion of the Business Combination under the DraftKings Inc. 2020 Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex G, but does include 3,658,858 of founder shares, which, on the effective date of the Business Combination, will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.
For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
In addition, there are currently outstanding an aggregate of 19,666,667 warrants to acquire shares of DEAC Class A common stock, which comprise 6,333,334 private placement warrants held by our initial stockholders and 13,333,333 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New DraftKings Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of DEAC Class A common stock is issued as a result of such exercise, with payment to DEAC of the exercise price of  $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 19,666,667 shares, with approximately $226,166,670 paid to DEAC to exercise the warrants.
Furthermore, subject to approval by DEAC Stockholders of the Business Combination Proposal, the Reincorporation Proposal and the Charter Proposal, in connection with the Closing, New DraftKings will adopt a dual class stock structure and Mr. Robins will receive, in addition to shares of Class A common stock of New DraftKings, a number of shares of Class B common stock of New DraftKings which will have 10 to 1 voting rights as compared to the shares of New DraftKings Class A common stock, such that as of immediately following the completion of the Business Combination, Mr. Robins will have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis.
Q:
Why is DEAC proposing the reincorporation?

A:
Our Board believes that there are significant advantages to New DraftKings that will arise as a result of being domiciled in Nevada. Further, our Board believes that the direct benefits that Nevada corporation law provides to a corporation will also indirectly benefits DEAC Stockholders, who will become the owners of New DraftKings. The Board believes that there are several reasons why a reincorporation in Nevada is in the best interests of New DraftKings and the DEAC Stockholders, including (i) the elimination of our obligation to pay the annual Delaware franchise tax and the expected savings as a result of not having a franchise tax, (ii) the potential for greater protection for directors of New DraftKings and (iii) the benefit of attracting and retaining qualified management by reducing the risk of lawsuits being filed against New DraftKings and its directors and officers. See “The Reincorporation Proposal” for a further discussion of these factors.

Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
A total of  $400,000,000, comprised of approximately $392,000,000 of the proceeds from our initial public offering, including approximately $14,000,000 of underwriters’ deferred discount, and $8,000,000 of the proceeds of the sale of the private placement warrants were placed in a trust account maintained by Continental, acting as trustee. As of December 31, 2019, there were investments and cash held in the trust account of approximately $404.0 million. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by May 14, 2021, although we may withdraw the interest earned on the funds held in the trust account to pay franchise and income taxes and for working capital purposes (subject to an annual limitation of  $250,000).

Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
DEAC Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. However, the consummation of the Business Combination is conditioned upon, among other things, the Minimum Proceeds Condition described below. In addition, with fewer public shares and public stockholders, the trading market for New DraftKings Class A common stock may be less liquid than the market for DEAC’s Class A common stock was prior to consummation of the Business Combination and New DraftKings may not be able to meet the listing standards for The Nasdaq Stock Market or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into New DraftKings’ business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account as opposed to the scenario in which DEAC’s public stockholders exercise the maximum allowed redemption rights.
Q:
What amendments will be made to the Current Charter of DEAC?

A:
We are asking DEAC Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the DEAC board of directors believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the change of DEAC’s name to “DraftKings Inc.”; (ii) the increase of the total number of authorized shares of all classes of capital stock, par value of  $0.0001 per share, from 401,000,000 shares to 2,100,000,000 shares, consisting of 1,800,000,000 shares of common stock, including 900,000,000 shares of Class A common stock, par value $0.0001 per share, and 900,000,000 shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares of preferred stock, par value $0.0001 per share; (iii) the establishment of 10:1 voting rights with respect to shares of New DraftKings Class B common stock, as described herein and in the Proposed Charter; (iv) the declassification of the board of directors of the post-Business Combination company such that all directors will be elected annually; (v) limitations on the ability of the stockholders to act by written consent in lieu of a meeting until the time that Mr. Robins beneficially owns less than a majority of the voting power of the capital stock of New DraftKings; (vi) the selection of the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for any derivative action or proceeding brought on behalf of New DraftKings, subject to certain limitations; (vii) changes to the required vote to amend the charter, bylaws and the number of directors; (viii) the establishment of redemption rights and transfer restrictions with respect to capital stock held by any stockholders who are unsuitable persons or their affiliates; and (ix) the elimination of certain provisions specific to DEAC’s status as a blank check company.

Pursuant to Delaware law and the Current Charter, DEAC is required to submit the Charter Proposal to DEAC’s stockholders for approval. For additional information, see the section entitled “The Charter Proposal.”
Q:
What material negative factors did DEAC’s board of directors consider in connection with the business combination?

A:
Although DEAC’s board of directors believes that the business combination with DraftKings and SBT will provide DEAC’s stockholders with an opportunity to participate in a combined company with significant growth potential, market share and well-known brands, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that DEAC Stockholders would not approve the Business Combination and the risk that significant numbers of DEAC Stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — DEAC’s Board of Directors’ Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risk Factors Relating to the Business Combination and Integration of DraftKings’ and SBTech’s Business.”

Q:
How will the reincorporation affect my public shares, public warrants and units?

A:
On the effective date of the reincorporation, the currently issued and outstanding shares of DEAC Class B common stock will automatically convert on a one-for-one basis into shares of DEAC Class A common stock in accordance with the terms of the Current Charter. In connection with the Closing, the currently issued and outstanding shares of DEAC Class A common stock will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock in connection with the Business Combination. Similarly, all of DEAC’s outstanding warrants will become warrants to acquire shares of New DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants. In addition, at the Closing, all of DEAC’s outstanding units (each of which consists of one share of DEAC Class A common stock and one-third of one warrant to purchase one share of DEAC Class A common stock) will be separated into its component share of common stock and one-third of one warrant.
Q:
Do I have redemption rights?

A:
If you are a public stockholder, you have the right to request that DEAC redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Our initial stockholders and our directors at the time of our initial public offering entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination.
The Closing is subject to certain conditions, including, among other things, (i) approval by DEAC’s stockholders, DraftKings’ stockholders and SBT’s shareholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) certain approvals or other determinations from certain gaming regulatory authorities, as applicable, and the absence of a material adverse regulatory event with respect to DraftKings and SBT, (iv) DEAC having at least $400 million of cash at the Closing, consisting of cash held in the trust account after giving effect to redemptions of public shares, if any, and proceeds from the Private Placement, (v) the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part and (vi) the listing of the shares of New DraftKings Class A common stock to be issued in the Business Combination on Nasdaq. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “The Business Combination Proposal.” The required approvals of DraftKings’ stockholders and SBT’s shareholders were obtained prior to the date of this proxy statement/prospectus.
Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to [   ] p.m., New York City Time, on [           ], 2020, (a) submit a written request to Continental that DEAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.
Any public stockholder will be entitled to request that their public shares (which would become shares of New DraftKings common stock in the reincorporation) be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of December 31, 2019, this would have amounted to approximately $10.10 per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is [ ] (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that DEAC instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by DEAC’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental by [     ], New York City Time, on [      ], 2020.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any DEAC warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, DEAC’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to Continental, DEAC’s transfer agent, by [         ], you will not be able to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that a U.S. holder owns or is deemed to own (including through the ownership of New DraftKings warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
What are the U.S. federal income tax consequences of the reincorporation?

A:
In the opinion of Winston & Strawn LLP, tax counsel to DEAC, the reincorporation will be a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the holders of DEAC Shares will not recognize any gain or loss under the U.S. federal income tax laws as a result of the consummation of the reincorporation, and neither will DEAC nor New DraftKings. Each DEAC Stockholder will have the same basis in New DraftKings Class A common stock received as a result of the reincorporation as that holder has in DEAC Shares held at the time the reincorporation is consummated. Each holder’s holding period in New DraftKings Class A common stock received as a result of the reincorporation will include the period during which such holder held DEAC Shares at the time the reincorporation is consummated, provided the latter was held by such holder as a capital asset at the time of consummation of the reincorporation. For a more complete discussion of the U.S. federal income tax considerations relating to the reincorporation, see “Material U.S. Federal Income Tax Considerations.”

Q:
How does the DEAC Board recommend that I vote?

A:
The DEAC Board recommends that the DEAC Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Reincorporation Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the board of directors of DEAC recommends that DEAC Stockholders vote, see the section entitled “The Business Combination Proposal — DEAC’s Board of Directors’ Reasons for Approval of the Business Combination” beginning on page 101.

Q:
How do our Sponsor and the other initial stockholders intend to vote their shares?

A:
In connection with our initial public offering, our initial stockholders (consisting of our Sponsor and Mr. Sloan) and our directors at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding common stock.

Q:
May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DEAC or its securities, the initial stockholders, DraftKings and/or its affiliates and SBT and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DEAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Q:
Who is entitled to vote at the Special Meeting?

A:
The DEAC Board has fixed [           ], 2020 as the record date for the Special Meeting. All holders of record of DEAC Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?” beginning on page 16 for instructions on how to vote your DEAC Shares without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each DEAC Stockholder of record is entitled to one vote for each DEAC Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 50,000,000 outstanding DEAC Shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of outstanding DEAC Shares representing a majority of the voting power of all outstanding DEAC Shares entitled to vote at the Special Meeting on the record date are present in person or represented by proxy at the Special Meeting.
Q:
What will happen to DEAC as a result of the Business Combination?

A:
Immediately prior to Closing, DEAC will change its jurisdiction of incorporation from the State of Delaware to the State of Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger. DEAC Nevada will also change its name to DraftKings Inc.

Q:
What is DraftKings?

A:
DraftKings is a digital sports entertainment and gaming company that was incorporated in Delaware in 2011. DraftKings provides users with daily fantasy sports, sports betting and iGaming opportunities.

Q:
What will happen to my DEAC Shares as a result of the Business Combination?

A:
If the Business Combination is completed, each DEAC Share will be canceled and converted into the right to receive one share of New DraftKings Class A common stock. See the section entitled “The Business Combination Proposal — Consideration” beginning on page 94.

Q:
Where will the New DraftKings Class A common stock that DEAC Stockholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New DraftKings Class A common stock issued in connection with the Business Combination will be listed and traded on Nasdaq under the ticker symbol “DKNG.”

Q:
What happens if the Business Combination is not completed?

A:
If the BCA is not adopted by DEAC Stockholders or if the Business Combination is not completed for any other reason by June 30, 2020, then we will seek to consummate an alternative initial business combination prior to May 14, 2021. If we do not consummate an initial business combination by May 14, 2021, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
How can I vote my shares in person at the Special Meeting?

A:
DEAC Shares held directly in your name as the stockholder of record of such DEAC Shares as of the close of business on [           ], 2020, the record date, may be voted in person at the Special Meeting. If you choose to attend the Special Meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of DEAC Shares but not the stockholder of record of such DEAC Shares, you will also need proof of stock ownership to be admitted in the Special Meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Special Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of elections with your ballot at the Special Meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the Special Meeting.
Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of DEAC Shares as of the close of business on [           ], 2020, the record date, you can vote by proxy via the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of DEAC Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of DEAC’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Jeff Sagansky and Eli Baker.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your DEAC Shares are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For DEAC Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your DEAC Shares are voted.
Shares in “street name.”   For DEAC Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.
Q:
If a DEAC Stockholder gives a proxy, how will the DEAC Shares covered by the proxy be voted?

A:
If you provide a proxy, regardless of whether you provide that proxy by phone, via the Internet or by completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your DEAC Shares in the way that you indicate when providing your proxy in respect of the DEAC Shares you hold. When completing the Internet or telephone processes or the proxy card, you may specify whether your DEAC Shares should be voted for or against, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my DEAC Shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your DEAC Shares to be voted, then your DEAC Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Reincorporation Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of DEAC Shares as of the close of business on the record date, whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
vote again by telephone or the Internet at a later time;

•
give written notice of your revocation to DEAC’s Corporate Secretary, which notice must be received by DEAC’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote in person at the Special Meeting. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, DEAC will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:
Are DEAC Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. DEAC Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination, because they are not required to receive any consideration other than the shares of New DraftKings Class A common stock, which will be listed on Nasdaq. DEAC Stockholders may vote against the Business Combination Proposal if they are not in favor of the adoption of the BCA.

Q:
Are there any risks that I should consider as a DEAC Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 46. You also should read and carefully consider the risk factors of DEAC, DraftKings and SBT contained in the documents that are incorporated by reference herein.

Q:
What happens if I sell my DEAC Shares before the Special Meeting?

A:
The record date for DEAC Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your DEAC Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your DEAC Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Q:
What are the material U.S. federal income tax consequences of the Business Combination to me?

A:
The U.S. federal income tax consequences of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences.” The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the business combination’s foreign, state or local tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described in the section entitled “The Business Combination Agreement — Conditions to Closing” beginning on page 122, including the adoption of the BCA by the DEAC Stockholders at the Special Meeting, the Business Combination is expected to close in the second quarter of 2020. However, it is possible that factors outside the control of both companies could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
DEAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. DEAC has agreed to pay Morrow a fee of  $[      ], plus disbursements. DEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. DEAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What are the conditions to completion of the Business Combination?

A:
The Closing is subject to certain conditions, including, among other things, (i) approval by DEAC’s stockholders, DraftKings’ stockholders and SBT’s shareholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (iii) certain approvals or other determinations from certain gaming regulatory authorities, as applicable, and the absence of a material adverse regulatory event with respect to DraftKings and SBT, (iv) DEAC having at least $400 million of cash at the Closing, consisting of cash held in the trust account after giving effect to redemptions of public shares, if any, and proceeds from the Private Placement, (v) the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part and (vi) the listing of the shares of New DraftKings Class A common stock to be issued in the Business Combination on Nasdaq. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. The required approvals of DraftKings’ stockholders and SBT’s shareholders were obtained prior to the date of this proxy statement/prospectus.

Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your DEAC Shares will be voted in accordance with your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your DEAC Shares.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: DEAC.info@investor.morrowsodali.com
You also may obtain additional information about DEAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, DEAC’s transfer agent, at the address below prior to [     ] p.m., New York City Time, on [           ], 2020. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which DEAC, DraftKings and SBTech refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting. Each item in this summary includes a page reference directing you to a more complete description of that item.
Information About the Parties to the Business Combination (page 86)
Diamond Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 3200
Los Angeles, CA 90067
(310) 209-7280
Diamond Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, MA 02116
DraftKings Inc., a Delaware corporation, is a digital sports entertainment and gaming company. DraftKings provides users with daily fantasy sports, sports betting and iGaming opportunities.
SBTech (Global) Limited
33-37 Athol Street,
Douglas, Isle of Man IM1 1LB
SBTech is headquartered in the Isle of Man. Its principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.
DEAC Nevada
DEAC Nevada is a wholly-owned subsidiary of DEAC formed for the purpose of effecting the Business Combination and the reincorporation. DEAC Nevada was incorporated under the Nevada Revised Statutes (“NRS”) on December 13, 2019. DEAC Nevada owns no material assets and does not operate any business.
Pursuant to the terms and subject to the conditions of the Business Combination Agreement, among other things, DEAC will merge with and into DEAC Nevada with DEAC Nevada surviving the merger.
DEAC Merger Sub Inc.
DEAC Merger Sub Inc. is a wholly-owned subsidiary of DEAC formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on December 9, 2019. Merger Sub owns no material assets and does not operate any business.
Pursuant to the terms and subject to the conditions of the Business Combination Agreement, among other things, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger.
The Business Combination Agreement (page 111)
The terms and conditions of the Business Combination are contained in the BCA, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. DEAC encourages you to read the BCA carefully, as it is the legal document that governs the Business Combination. For more information on the BCA, see the section entitled “The Business Combination Agreement.”

Structure of the Business Combination (page 94)
Pursuant to the BCA, (i) DEAC will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger and changing its name to “DraftKings Inc.” (referred to in this proxy statement/prospectus as “New DraftKings”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, New DraftKings will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the foregoing transactions, DraftKings and SBT will be wholly-owned subsidiaries of New DraftKings. In addition, in connection with the reincorporation, New DraftKings will amend and restate its charter to be the Proposed Charter and adopt the dual class structure and the unsuitability provisions, each as described in the section of this proxy statement/prospectus titled “Description of New DraftKings Securities.”
The following diagrams illustrate in simplified terms the current structure of DEAC and DraftKings and the expected structure of New DraftKings and its operating subsidiaries upon the Closing.
Simplified Pre-Combination Structure

DEAC Founders and public stockholders
Diamond Eagle Acquisition Corp ("DEAC"), a DE corporation
DEAC Merger Sub Inc. ("Merger Sub"), a wholly-owned subsidiary of DEAC and a DE corporation
DEAC NV Merger Corp., ("DEAC Nevada"), a wholly-owned subsidiary of DEAC and a NV corporation
DK Stockholders
DraftKings Inc. ("DK"), a DE corporation
DK Subsidiaries
SBT Shareholders
SBTech (Glohal) Limited ("SBT"), a company originally incorporated in Gibraltar but continued in the Isle of Man
SBT Subsidiaries

Simplified Post-Combination New DraftKings Structure

SBT Shareholders
DEAC Founders and public stockholders
DK Stockholders
PIPE Investors and holders of Convertible Notes
New DK, a Nevada corporation
DK
SBT
DK Subsidiaries
SBT Subsidiaries

The Private Placement (page 96)
In order to satisfy the Minimum Proceeds Condition, DEAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, DEAC agreed to issue and sell in private placements an aggregate of 30,471,352 shares of DEAC Class A common stock to the PIPE Investors for $10.00 per share, plus the issuance by DEAC to the PIPE Investors of an aggregate of 3.0 million warrants to purchase shares of DEAC common stock, which warrants are identical to our public warrants. The Private Placement is expected to close immediately prior to the Closing. In connection with the Closing, pursuant to the Reincorporation Merger Agreement, all of the issued and outstanding shares of DEAC Class A common stock, including the shares of DEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. In addition, all of DEAC’s outstanding warrants will become warrants to acquire shares of New DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants. For more information regarding the Private Placement, see the section entitled “The Business Combination Proposal — The Private Placement.”
The Convertible Notes (page 248)
On and after December 16, 2019, DraftKings issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes will convert immediately prior to the reincorporation into shares of DEAC Class A common stock, at a price per share equal to the price per share paid by the PIPE Investors in the Private Placement. The shares of DEAC Class A common stock issued upon conversion of the Convertible Notes will be converted into shares of New DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.
Treatment of DraftKings Equity (page 112)
Each share of DraftKings Class A common stock (including shares of DraftKings preferred stock converted to DraftKings Class A common stock in connection with the conversion of such preferred shares) issued and outstanding immediately prior to the effective time of the DK Merger (other than certain excluded shares) will be converted into the right to receive shares of New DraftKings Class A common stock based on the DK Share Exchange Ratio as described further herein. Assuming the capitalization of DraftKings, SBT and DEAC as set forth in the BCA for illustrative purposes and assuming the Closing occurred on the date of the BCA, the DK Share Exchange Ratio would be 0.3574. Any DraftKings stockholder who is not an “accredited investor” will not receive shares of New DraftKings Class A common stock and will instead receive cash in an amount equal to the value of the shares of New DraftKings Class A common stock that such DraftKings stockholder would have otherwise received in respect of such stockholder’s shares based on the DK Share Exchange Ratio. We anticipate that the aggregate amount of cash that will be paid out to non-accredited investors in DraftKings will be less than $15 million.
Prior to the effective time of the DK Merger, DraftKings will issue shares of Class B common stock to Jason Robins. Each share of DraftKings Class B common stock issued and outstanding immediately prior to the effective time of the DK Merger will be converted into the right to receive shares of New DraftKings Class B common stock.
Each option to purchase shares of DraftKings common stock that is outstanding immediately prior to the effective time of the DK Merger, whether vested or unvested, will automatically be converted into an option to purchase a number of shares of New DraftKings Class A common stock based on the DK Share Exchange Ratio as described further herein. Each DraftKings restricted stock unit that is outstanding immediately prior to the effective time of the DK Merger will automatically be converted into a restricted stock unit denominated in New DraftKings Class A common stock based on the DK Share Exchange Ratio as described further herein.
Treatment of SBT Equity (page 113)
Each of the SBT Sellers and the holders of in-the-money vested options to purchase shares of SBT capital stock will receive, in respect of their shares of SBT capital stock and in respect of the Cashed-Out SBT Options, their respective pro rata portions of the aggregate cash consideration, as determined in accordance with the terms of the BCA, based on a cash amount of €180,000,000, as adjusted for net debt and working capital, as well as certain other specified items.
In addition, each SBT Seller will receive such number of shares of New DraftKings Class A common stock equal to the result of multiplying such SBT Seller’s aggregate number of shares of SBT capital stock held by such SBT Seller immediately prior to the Closing by the SBT Share Exchange Ratio (as defined in the BCA). Assuming the capitalization of DraftKings, SBT and DEAC as of the date of the BCA and assuming the Closing occurred on the date of the BCA, the SBT Share Exchange Ratio would be 998.5 shares of New DraftKings Class A common stock per SBT Share.
Each outstanding option to purchase shares of SBT capital stock other than the Cashed-Out SBT Options, which we collectively refer to as the SBT rolled-over options, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of New DraftKings Class A common stock equal to the number of shares of SBT capital stock subject to such option award immediately prior to the Closing multiplied by the SBT Share Exchange Ratio, with an exercise price per share of New DraftKings Class A common stock equal to the exercise price per share of such SBT rolled-over option divided by the SBT Share Exchange Ratio. As converted, each such SBT rolled-over option will generally continue to be governed by the same terms and conditions as were applicable immediately prior to the Closing, except that the terms of the SBT option plan and agreements evidencing awards thereunder will be deemed amended such that a “transaction” is no longer a condition for the exercise of such option. In addition, New DraftKings will assume the SBT option plan (including by adjusting the share reserve available thereunder by the SBT Share Exchange Ratio) such that following the Closing, New DraftKings will be entitled to grant equity awards thereunder to the extent agreed by the parties and outlined in “The Business Combination Agreement — Employee Matters.”
Earnout Shares
The DEAC Founder Group (the “DEAC Earnout Group”), the SBT Sellers (the “SBT Earnout Group”) and the DK Equityholders and holders of former DraftKings options that were converted into options to purchase a number of shares of New DraftKings Class A Common Stock and holders of former DraftKings restricted stock units that were converted into New DraftKings restricted stock units (the “DK Earnout Group”) will have the right to receive the portion of 6,000,000 aggregate Earnout Shares described below, which will be released as follows:

•
one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis (as defined below) if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share;

•
one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $14.00 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share; and

•
one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share.

•
If the condition for more than one triggering event is met pursuant to the above, then all of the Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the earnout recipients.

For the purposes of the release of Earnout Shares only, a “Pro Rata Basis” means (A) with respect to each member of the DEAC Earnout Group, in accordance with the ratio calculated by dividing (x) the number of shares of New DraftKings Class A common stock held by such member, by (y) the aggregate number of shares of New DraftKings Class A common stock held by the DEAC Earnout Group; (B) with respect to each member of the DK Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of New DraftKings Class A common stock held and the number of shares of New DraftKings Class A common stock underlying exchanged DraftKings options and exchanged DraftKings restricted stock units held by such member, by (y) the sum of the aggregate number of shares of New DraftKings Class A common stock held by the DK Earnout Group and the aggregate number of shares of New DraftKings Class A common stock underlying exchanged DraftKings options and exchanged DraftKings restricted stock units, and in either of case (A) or (B), as of immediately following the Closing; and (C) with respect to each member of the SBT Earnout Group, in accordance with the ratio calculated by dividing (x) the number of SBT shares held by such member immediately prior to Closing, by (y) the aggregate number of shares of SBT held by all members of the SBT Earnout Group immediately prior to the Closing.
The members of the DEAC Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the DEAC Earnout Group) of 3,000,000 Earnout Shares. The members of the DK Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the DK Earnout Group) of 2,280,000 Earnout Shares. The members of the SBT Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the SBT Earnout Group) of 720,000 Earnout Shares. Any Earnout Shares not eligible to be released by the four-year anniversary of the Closing Date will be forfeited to New DraftKings and canceled, and no earnout recipient will have any rights with respect thereto.
Special Meeting of DEAC Stockholders and the Proposals (page 87)
The Special Meeting will be held on [       ], 2020 at [       ] a.m., New York City Time, at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York 10166. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal, the Advisory Charter Proposals (on an advisory basis), the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Approval of the condition precedent proposals is a condition to the obligation of DEAC to complete the Business Combination.
Only holders of record of issued and outstanding DEAC Shares as of the close of business on [     ], the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of DEAC common stock that you owned as of the close of business on that record date.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding shares of DEAC common stock as of the record date present in person or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by DEAC stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Approval of the Reincorporation Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” such proposal.
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon, voting together as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Recommendation of DEAC’s Board of Directors (page 87)
The DEAC Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the DEAC Stockholders and recommends that the DEAC Stockholders adopt the BCA and thereby approve the Business Combination. The DEAC Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.
The DEAC Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Reincorporation Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the DEAC Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and DEAC Board Recommendation” beginning on page 87 and “The Business Combination Proposal — DEAC’s Board of Directors’ Reasons for Approval of the Business Combination” beginning on page 101.

DEAC’s Board of Directors’ Reasons for Approval of the Business Combination (page 101)
In considering the Business Combination, DEAC’s board of directors considered the following positive factors, although not weighted or in any order of significance:
High-Growth Industry.   The combination of DraftKings and SBT will establish one of the largest vertically integrated online sports betting, iGaming and DFS platforms to take advantage of the growing world-wide trend of online gaming regulation. Based on third-party data and industry reports, there is approximately a $450 billion global gaming industry and estimates that the U.S. online sports betting industry will be $18 billion of gross revenue at maturity. While the industry in the United States is nascent due to prior federal preemption, increased regulation by individual U.S. states has created a rapidly growing environment and a trend toward regulation. This represents a near greenfield opportunity for DraftKings which has already proven itself with its DFS product in 43 U.S. states with an industry leading 60%+ market share and a database of over 4 million unique paid users.
Business with Revenue and Earnings Growth Potential.   DraftKings has an attractive financial profile characterized by strong existing growth and continued prospects of accelerated growth. From 2017 to 2021E, New DraftKings expects to achieve a revenue compound annual growth rate (“CAGR”) of over 31% and to have grown revenues by $460 million. DEAC believes that DraftKings is well positioned to continue its dynamic growth trajectory as it integrates SBT and expands its product offerings and geographic reach.
Compelling Unit Economics.   DraftKings is a high growth consumer facing Internet business that features compelling unit economics. This has been demonstrated in its core DFS business and has further developed in its rollout of online sports betting and iGaming. DraftKings’ iGaming and Sportsbook in New Jersey had an estimated gross profit margin of 32% for the full year 2019, while DraftKings had an overall estimated gross profit margin of 68% for the full year 2019, and there is the expectation to improve that margin as the business achieves greater scale nationally and integrates the SBT technology. Similarly, SBT’s business-to-business structure also yields strong unit economics.
Diversified Revenue Mix.   After the Business Combination, the combined company will have a diversified revenue mix, well suited to capture different parts of the value chain in the online sports and iGaming industries. While DraftKings’ business is consumer facing and reliant on marketing outreach to end-user consumers, SBT is a business-to-business software service provider with over 40+ customers worldwide. DEAC believes that this provides a financial advantage to the combined company because it will create diversified sources of revenue but also geographic dispersion to capture the growth outside of the United States as well as inside.
Experienced and Motivated Management Team.   DraftKings and SBT are led by a seasoned team of industry experts that have re-defined online daily fantasy sports, sports betting and iGaming in the United States and throughout the world.
Regulatory Approvals (page 105)
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Early termination of the waiting period was granted by the Federal Trade Commission and the waiting period ended on January 27, 2020.
Gaming Regulatory Approvals
The Business Combination is also subject to (i) the receipt of determinations by the Gambling Commission of Great Britain (the “UKGC”) that all gambling and other operating licenses issued by the UKGC to DraftKings, SBTech or any of their respective subsidiaries will continue in effect following the Closing without the imposition of any material limitations or conditions on the ability of New DraftKings to operate the businesses of DraftKings and SBTech following the Closing, as well as the grant by the UKGC of any personal management licenses to any persons who do not already hold a personal management license issued by the UKGC as needed to ensure compliance with such gambling and other operating licenses issued by the UKGC to DraftKings, SBTech and their respective subsidiaries; (ii) approvals by the gaming regulatory authority in Gibraltar with respect to the acquisition of SBTech and, indirectly, its Gibraltar subsidiary, and by the gaming regulatory authority in the Northern Territory of Australia of the Business Combination, including with respect to the qualifying interests in DraftKings and, indirectly, its Australian subsidiary, and in either case, any matters in connection with the Business Combination relating to control, management and operation of such entities; (iii) transactional waivers by the New Jersey Division of Gaming Enforcement authorizing certain entities to continue to engage in sports wagering gaming related business transactions with certain DraftKings and SBTech subsidiaries upon and following the Closing; (iv) approvals of transfer of ownership (or waivers of such approval requirements) and any necessary findings of suitability by the gaming regulatory authorities (as applicable) in Indiana and Mississippi with respect to certain subsidiaries of DraftKings and SBTech, as well as Iowa and Pennsylvania with respect to certain subsidiaries of DraftKings; and (v) written confirmation or such other approval necessary to permit SBTech to continue to provide, upon and following the Closing, services as contemplated by SBT Malta Limited’s agreement in effect with the Oregon State Lottery Commission.
The parties have begun the process of making submissions to the applicable gaming regulatory authorities and are continuing to work to obtain the required gaming regulatory approvals prior to the Closing as needed to satisfy the gaming regulatory conditions to Closing, including the condition regarding the absence of any material adverse regulatory event with respect to DraftKings and SBT.
Conditions to Closing (page 122)
The Business Combination is subject to customary closing conditions, including regulatory approvals, including being subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, receipt of approvals from certain gaming regulators, the absence of a material adverse regulatory event with respect to DraftKings and SBT and the required approvals of DEAC’s stockholders, DraftKings’ stockholders and SBT shareholders. The Closing is also conditioned on the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus constitutes a part, and receipt of approval for listing the shares of New DraftKings Class A common stock to be issued as consideration under the BCA on the Nasdaq. DEAC is also required to have a minimum of $400,000,000 in cash comprising (i) the cash held in the trust account after giving effect to DEAC share redemptions, and (ii) proceeds from the Private Placement (provided that DraftKings and SBT (acting jointly) may waive this condition). The Business Combination is also subject to the receipt by the SBT Sellers’ Representative of certain tax rulings from the Israel Tax Authority, which condition may be waived by the SBT Sellers’ Representative. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. The required approvals of DraftKings’ stockholders and SBT shareholders were obtained prior to the date of this proxy statement/prospectus.
Termination and Termination Fee (page 126)
The BCA may be terminated at any time prior to the Closing:
•
by mutual written consent of DraftKings, the SBT Sellers’ Representative and DEAC;

•
by each of DraftKings, the SBT Sellers’ Representative or DEAC if:

•
the Business Combination is not completed on or before June 30, 2020 (the “Outside Date,” which may be extended by an additional 31 days by the mutual written consent of DraftKings, the SBT Sellers’ Representative and DEAC); provided that this termination right will not be available to a party whose action or failure to act has been the primary cause of or resulted in the failure of the Business Combination to be consummated on or before the Outside Date;

•
any governmental authority issues an order or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Business Combination, and such order or other action becomes final and non-appealable; provided that this termination right is not available to any party if such party has not complied in all material respects with its regulatory efforts covenants; or

•
the requisite approvals of DEAC’s stockholders are not obtained at the Special Meeting or any adjournment or postponement thereof.

•
by DraftKings if:

•
SBT, the SBT Sellers or DEAC has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the BCA, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of (x) 30 days following receipt of written notice from DraftKings of such breach or failure to perform and (y) the Outside Date; or

•
DEAC withdraws, or amends, qualifies or modifies in a manner adverse to DraftKings, SBT or the SBT Sellers, its recommendation to DEAC’s stockholders to adopt and approve the Business Combination and the other proposals described in this proxy statement/prospectus, prior to the time requisite approvals of DEAC’s stockholders are obtained;

•
by the SBT Sellers’ Representative if:

•
DraftKings or DEAC has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the BCA, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of  (x) 30 days following receipt of written notice from the SBT Sellers’ Representative of such breach or failure to perform and (y) the Outside Date; or

•
DEAC withdraws, or amends, qualifies or modifies in a manner adverse to DraftKings, SBT or the SBT Sellers, its recommendation to DEAC’s stockholders to adopt and approve the Business Combination and the other proposals described in this proxy statement/prospectus, prior to the time requisite approvals of DEAC’s stockholders are obtained;

•
by DEAC if any of DraftKings, SBT or the SBT Sellers has breached or failed to perform any of its or their respective representations, warranties, covenants or agreements set forth in the BCA, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of  (x) 30 days following receipt of written notice from DEAC of such breach or failure to perform and (y) the Outside Date.

Termination Fee
In the event that the BCA is terminated, other than in circumstances where SBT or the SBT Sellers have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the BCA in such a manner that would give rise to a termination right as discussed above, DraftKings must pay to SBT a termination fee of  $3,000,000 (the “SBT Termination Fee”). Upon any valid termination of the BCA where the SBT Termination Fee becomes due and payable, the payment of the SBT Termination Fee will be in full and complete satisfaction of any and all monetary damages of SBT, its affiliates, and their respective representatives that may be claimed by SBT and its affiliates against DraftKings, its subsidiaries and any of their respective representatives arising out of or related to the BCA or the Business Combination (except in case of fraud or any willful and material breach of the BCA by DraftKings).
Redemption Rights (page 90)
Pursuant to DEAC’s Current Charter, a public stockholder may request that DEAC redeem all or a portion of their public shares (which would become shares of New DraftKings Class A common stock in the reincorporation) for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to [       ] p.m., New York City Time, on [     ], 2020, (a) submit a written request to the transfer agent that DEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental, DEAC’s transfer agent, DEAC will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of   $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Holders of our warrants will not have redemption rights with respect to the warrants.
No Delaware Appraisal Rights (page 315)
Pursuant to Section 262(b)(2) of the DGCL, DEAC Stockholders are not entitled to exercise dissenters’, appraisal, cash exit or similar rights in connection with the Business Combination. For more information, see the section entitled “No Delaware Appraisal Rights” beginning on page 315.
Proxy Solicitation (page 90)
Proxies may be solicited by mail, telephone or in person. DEAC has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”
Interests of DEAC’s Directors and Officers in the Business Combination (page 106)
When you consider the recommendation of DEAC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that DEAC’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of DEAC Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we are unable to complete our initial business combination by May 14, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by May 14, 2021. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of  $25,000. Upon the Closing, such founder shares will be exchanged for 10,000,000 shares of New DraftKings Class A common stock, 720,000 of which will be forfeited and 5,280,000 of which will be deposited into escrow and released in accordance with the terms of the BCA. Such securities, if unrestricted and freely tradable would be valued at approximately $166,000,000, based on the closing price of $16.60 per share of our Class A common stock on Nasdaq on March 10, 2020.
•
Simultaneously with the closing of our initial public offering, we consummated the sale of 6,333,334 private placement warrants at a price of  $1.50 per warrant in a private placement to our initial stockholders, including our independent directors (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing 30 days following the Closing for one share of DEAC Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by May 14, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $36,416,671 based upon the closing price of $5.75 per warrant on Nasdaq on March 10, 2020.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by May 14, 2021. Certain of them may continue to serve as officers and/or directors of New DraftKings after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New DraftKings board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if DEAC fails to complete a business combination by May 14, 2021.

•
In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the BCA, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DEAC or its securities, the initial stockholders, DraftKings and/or its affiliates and SBT and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire DEAC Shares or vote their DEAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DEAC satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on DEAC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of the DEAC directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for DEAC and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Stock Exchange Listing (page 263)
We expect the shares of New DraftKings Class A common stock to trade on Nasdaq under the symbol “DKNG” following the Closing.
Sources and Uses of Funds (page 108)
The following table summarizes the sources and uses for funding the transactions contemplated by the BCA. Where actual amounts are not known or knowable, the figures below represent DEAC’s good faith estimate of such amounts assuming a Closing as of April 2020.
(in millions)	Assuming No Redemption(1)	Assuming Maximum Redemption(2)
Sources
Proceeds from Trust Account(3)	$404	$95
Private Placement	305	305
Convertible Notes(4)	109	109
Sellers’ Equity	2,700	2,700
DEAC Upfront Founder Equity(5)	37	37
Total Sources	$3,555	$3,246

(in millions)	Assuming No Redemption(1)	Assuming Maximum Redemption(2)
Uses
Cash to Balance Sheet	$532	$233
Cash to SBT Shareholders(6)	201	201
Sellers’ Equity	2,700	2,700
DEAC Upfront Founder Equity(5)	37	37
Transaction costs(7)	85	75
Total Uses	$3,555	$3,246

(1)
Assuming that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account.

(2)
Assuming DEAC public stockholders redeem approximately 30,564,789 shares for aggregate redemption payments of  $308.7 million based on an estimated $10.10 liquidation value as of December 31, 2019.

(3)
Cash held in the trust account as of December 31, 2019.

(4)
Proceeds raised from the issuance of the Convertible Notes are not included in the calculation for determining satisfaction of the Minimum Proceeds Condition. Of the total proceeds, $69.1 million was received as of December 31, 2019.

(5)
Includes 80,000 founder shares that have been transferred to DEAC’s independent directors.

(6)
This amount represents €180 million converted into U.S. dollars at $1.116:€1.00 (as of March 3, 2020). This amount is subject to adjustment for excess Net Debt Amount and Working Capital Amount pursuant to the Business Combination Agreement, and does not include certain SBT transaction costs to be paid by New DraftKings (which are reflected in “Transaction Costs”).

(7)
These estimated transaction-related costs include $14.0 million in deferred underwriting commissions related to DEAC’s initial public offering, estimated cash amount to be paid to stockholders of DraftKings that are deemed to be non-accredited investors and, for the “No Redemption” scenario, payment of  $10.0 million in bonuses to management of DraftKings upon closing of the Business Combination.

Material U.S. Tax Consequences of the Reincorporation and Exercise of Redemption Rights (page 309)
For a discussion summarizing the U.S. federal income tax considerations of the reincorporation and an exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of the reincorporation or an exercise of redemption rights.
Accounting Treatment of the Business Combination (page 109)
The merger between DraftKings and Merger Sub will be accounted for as a reverse recapitalization for which DraftKings has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the merger between DraftKings and Merger Sub will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, DEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of DraftKings issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of DraftKings.

DEAC’s acquisition of all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”) will be treated as a business combination under Accounting Standard Codification 805, “Business Combinations” (“ASC 805”) and will be accounted for using the acquisition method. New DraftKings will record the fair value of assets acquired and liabilities assumed from SBTech. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.
Comparison of Stockholders’ Rights (page 265)
Following the consummation of the Business Combination, the rights of DEAC Stockholders who become New DraftKings stockholders in the Business Combination will no longer be governed by the Current Charter and DEAC’s amended and restated bylaws (the “Current Bylaws” and, together with the Current Charter, the “Existing Organizational Documents”) and instead will be governed by the Proposed Charter and New DraftKings’ amended and restated bylaws (“New DraftKings Bylaws”). See “Comparison of Stockholders’ Rights” beginning on page 265.
Stockholders Agreement (page 129)
On the Closing Date, New DraftKings and the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group will enter into the Stockholders Agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex B. The Stockholders Agreement provides, among other things, that:
Corporate Governance
Board Composition
Immediately following the Closing, the New DraftKings board of directors will initially be as set forth below:
•
DraftKings Directors.   Ten directors nominated by the DK Stockholder Group, which are expected to be the current DraftKings directors, including the Chief Executive Officer of New DraftKings and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

•
SBT Directors.   Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

•
DEAC Director.   One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld). Messrs. Sloan, Sagansky and Baker are deemed approved by DraftKings as prospective nominees if they qualify as “independent” under The Nasdaq Stock Market listing rules.

•
From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the New DraftKings board of directors (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of New DraftKings Class A common stock.

•
Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

Committees
The composition of each committee of the New DraftKings board of directors will be in compliance with applicable Nasdaq Stock Market independence requirements.

Restrictions on Transfers
For a period of 180 days following the Closing (the “DK/SBT Lockup Period”), no member of the DK Stockholder Group or the SBT Stockholder Group (“Sellers”) may transfer any New DraftKings shares of common stock, subject to certain exceptions. Following the expiration of the DK/SBT Lockup Period, Sellers may transfer New DraftKings shares pursuant to an effective registration statement, or in transactions exempt from or not subject to registration requirements and certain transactions otherwise permitted during the DK/SBT Lockup Period.
Members of the DEAC Stockholder Group may not transfer or sell shares of New DraftKings Class A common stock (subject to certain customary exceptions) until the earliest of  (i) one year from the Closing, (ii) the last consecutive trading day where the volume-weighted average New DraftKings share price equals or exceeds $15.00 per share for at least for 20 out of 30 consecutive trading days, but in no event earlier than 180 days after the Closing and (iii) if New DraftKings consummates a transaction after the Business Combination which results in its stockholders having the right to exchange their shares for cash, securities or other property, at such time (the “DEAC Lockup Period”).
The Chief Executive Officer of New DraftKings may not transfer any shares of New DraftKings common stock, subject to certain exceptions for a period of two years from the Closing (the “CEO Lockup Period”).
At any time, any member of the Stockholder Parties may transfer shares of New DraftKings common stock to any wholly-owned affiliate of such Stockholder Party or to any person wholly owning such stockholder.
Registration Rights
Within 30 days of the Closing, New DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all shares of New DraftKings Class A common stock held by members of the Stockholder Parties (“Registrable Shares”) and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies New DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date New DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.
In the period following the expiration of the DK/SBT Lockup Period or the DEAC Lockup Period, if any member of the Stockholder Parties delivers notice to New DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on a shelf registration and reasonably expects aggregate gross proceeds of not less than $75,000,000, New DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that New DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.
Whenever New DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, New DraftKings will give notice to the Stockholder Parties and will include all Registrable Shares that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from New DraftKings, subject to any cut-back deemed necessary by an underwriter.
Unsuitable Persons
Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning unsuitability contained in the Proposed Charter of New DraftKings, which will be applicable to all holders of common stock or other equity securities of New DraftKings. DEAC is asking its stockholders to approve the provisions concerning unsuitability contained in the Proposed Charter by approving the adoption of the Proposed Charter, in the form attached hereto as Annex E, pursuant to the

Charter Proposal and approving Advisory Charter Proposal I. Pursuant to such unsuitability provisions, common stock or any other equity securities of New DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of New DraftKings, owned or controlled by any stockholder of New DraftKings whom the New DraftKings board of directors determines in good faith (following consultation with independent gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors, is an Unsuitable Person, will be subject to mandatory sale and transfer to either New DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the New DraftKings board of directors, on the terms and conditions set forth in the Proposed Charter.
As described further in the Proposed Charter and below in “Description of New DraftKings Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates” beginning on page 261, an Unsuitable Person is a stockholder who (i) fails or refuses to file an application within 30 days (or such shorter period imposed by any gaming authority) after having been requested to do so by New DraftKings (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application), to be found suitable by any gaming authority or for any gaming license as required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by, New DraftKings or any affiliated company, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority in a final and non-appealable determination, (iii) is determined in a final and non-appealable determination by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined in a final and non-appealable determination by a gaming authority to have caused, in whole or in part, any material gaming license of New DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have caused, in whole or in part, New DraftKings or any affiliated company to be threatened by any gaming authority with any such action with respect to a material gaming license, or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company or New DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by New DraftKings or any affiliated company.
In the event that any such stockholder reasonably believes that any of the above-described determinations of unsuitability by the New DraftKings board of directors were not made in good faith and such disagreement cannot be settled amicably by such stockholder and New DraftKings, such disagreement with respect to whether the determination(s) of the New DraftKings board of directors were made in good faith will be finally, exclusively and conclusively settled by mandatory arbitration conducted in accordance with the American Arbitration Association rules.
Termination
The Stockholders Agreement will be effective as of the Closing and will automatically terminate on the earlier of  (i) the date on which no member of the DEAC Stockholder Group nor the SBT Stockholder Group holds any shares of New DraftKings common stock, (ii) the dissolution, liquidation or winding up of New DraftKings and (iii) upon the unanimous agreement of all members of the Stockholder Parties.
Summary of Risk Factors (page 46)
In evaluating the proposals to be presented at the Special Meeting, a DEAC Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Emerging Growth Company (page 237)
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the DEAC’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of DEAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Controlled Company Exemption (page 289)
Upon the completion of the Business Combination, Mr. Robins will be the beneficial owner of all the outstanding shares of New DraftKings Class B common stock and as such, will control the voting power of our outstanding capital stock, as a result of which Mr. Robins will have the power to elect a majority of New DraftKings’ directors. Pursuant to The Nasdaq Stock Market listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we will not be subject to The Nasdaq Stock Market listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DEAC
DEAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
DEAC’s consolidated statement of operations data for the period from March 27, 2019 (date of inception) to December 31, 2019 and balance sheet data as of December 31, 2019 is derived from DEAC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with DEAC’s consolidated financial statements and related notes and “DEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of DEAC.
Statement of Operations Data	For the Period from March 27, 2019 (inception) to December 31, 2019
(in actual dollars and shares)
Revenue	$—
General and administrative expenses	1,857,305
Loss from operations	(1,857,305)
Other income — interest on Trust Account	5,111,208
Provision for income tax	(944,494)
Net income	$2,309,409
Weighted average Class A common stock outstanding	40,000,000
Basic and diluted net income per share, Class A	$0.09
Weighted average Class B common stock outstanding	10,010,045
Basic and diluted net loss per share, Class B	$(0.15)
Balance Sheet Data	December 31, 2019
(in actual dollars)
Total assets	$404,771,673
Total liabilities	15,493,133
Total shareholders’ equity and Class A common shares subject to possible redemptions	389,278,540

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DRAFTKINGS
The following table shows selected historical financial information of DraftKings for the periods and as of the dates indicated.
The selected historical financial information of DraftKings as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 was derived from the audited historical consolidated financial statements of DraftKings included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace DraftKings’ consolidated financial statements and the related notes. DraftKings’ historical results are not necessarily indicative of DraftKings’ future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to DraftKings, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New DraftKings going forward. See the sections entitled “Summary — Information About the Parties to the Business Combination — DraftKings Inc.” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	For the year ended December 31,
Statement of Operations Data	2019	2018	2017
	(in thousands)
Revenue	323,410	$226,277	$191,844
Total costs and expenses	469,955	303,058	265,042
Loss from operations	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	1,348	666	(1,541)
Gain on initial equity method investment	3,000	—	—
Other expense, net	—	—	(607)
Income Tax Provision	58	105	210
Loss from equity method investment	479	—	—
Net Loss	$(142,734)	$(76,220)	$(75,556)
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	(78,880)	(45,579)	(88,437)
Net cash provided by (used in) investing activities	(42,271)	(26,672)	(7,715)
Net cash provided by (used in) financing activities	79,776	140,892	118,531
	As of December 31,
Balance Sheet Data	2019	2018
	(in thousands)
Total assets	$330,725	$299,393
Total liabilities	380,305	223,343
Total redeemable convertible preferred stock and stockholders’ deficit	(49,580)	76,050

Key Performance Indicators
DraftKings’ reports the following financial and operational key performance indicators, which are used by management to assess its performance:
Adjusted EBITDA.   DraftKings’ defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, as further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Monthly Unique Payers (“MUPs”).   We define MUPs as the number of unique paid users (“payers”) per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports betting or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.
A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our platform during the period (i.e., a user that participates in a paid engagement across each of our product offerings counts as a single unique payer for the period). This measure does not include users who have not played with funds deposited in their wallet on our platform. We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform; the number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.
Average Revenue per MUP (ARPMUP).   We define and calculate ARPMUP as the average monthly revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.
The following table presents our key performance indicators for the periods indicated:
	Year ended December 31,
	2019	2018	2017
Adjusted EBITDA (dollars in thousands)(1)	$(98,640)	$(58,850)	$(48,884)
Monthly Unique Payers (MUPs) (in thousands)(2)	684	601	574
Average Revenue per MUP (ARPMUP) (in whole dollars)(2)	$39	$31	$28

(1)
Adjusted EBITDA is a non-GAAP financial measure. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” below for our definition of and additional information about Adjusted EBITDA and reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

(2)
For important information about how we use our MUPs and ARPMUP, see “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business Model — Growing Our User Base.” Our business is seasonal and our results of operations and key performance indicators may not be comparable between fiscal quarters or between comparative year-over-year periods. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quarterly Performance Trend and Seasonality.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SBT
The following table shows selected historical financial information of SBTech for the periods and as of the dates indicated.
The selected historical financial information of SBTech as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 was derived from the audited historical consolidated financial statements of SBTech included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace SBTech’s consolidated financial statements and the related notes. SBTech’s historical results are not necessarily indicative of SBTech’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to SBTech, as prepared in accordance with International Financial Reporting Standards and presented in Euros, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New DraftKings going forward. See the sections entitled “Summary — Information About the Parties to the Business Combination — SBTech (Global) Limited” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	For the year ended December 31,
Statement of Operations Data	2019	2018	2017
	(in thousands)
Revenue	€96,857	€94,147	€66,087
Total costs and expenses	90,820	66,560	49,393
Operating income	€6,037	€27,587	€16,694
Other income:
Financial income	23	97	37
Financial expenses	846	340	177
Income tax expense	638	565	264
Net profit	€4,576	€26,779	€16,290
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	€19,525	€30,949	€18,260
Net cash provided by (used in) investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190
	As of December 31,
Balance Sheet Data	2019	2018
	(in thousands)
Total assets	€98,853	€72,656
Total liabilities	45,976	14,207
Total equity	52,877	58,449

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination contemplated by the Business Combination Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The merger between DraftKings and Merger Sub will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of DraftKings issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of DraftKings. The SBTech Acquisition will be treated as a business combination under Financial Accounting Standards Board’s ASC 805, and will be accounted for using the acquisition method of accounting. DraftKings will record the fair value of assets acquired and liabilities assumed from SBTech. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2019. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of DEAC, DraftKings and SBTech and related notes included in this proxy statement/ prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no public stockholders of DEAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 30,564,789 DEAC public shares will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in DEAC’s trust account. This scenario gives effect to DEAC’s public share redemptions of 30,564,789 shares for aggregate redemption payments of $308.7 million. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, DEAC will have a minimum of  $400.0 million in cash comprising (i) the cash held in the trust account after giving effect to DEAC share redemptions and (ii) proceeds from the Private Placement, provided that DraftKings and SBTech are entitled to waive that condition. After giving effect to the proceeds from the Private Placement, approximately $95.3 million would be needed from the trust account in order to meet the Minimum Proceeds Condition of  $400.0 million.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2019
Revenue	$431,834	$431,834
Net loss per share – basic and diluted	$(0.42)	$(0.46)
Weighted-average shares outstanding – basic and diluted	336,179,340	305,614,551
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2019
Total assets	$1,771,185	$1,472,510
Total liabilities	330,270	330,270
Total equity	1,440,915	1,142,240

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION
The following table sets forth historical comparative share information for DEAC, DraftKings and SBT and unaudited pro forma combined share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no public stockholders of DEAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 30,564,789 DEAC public shares will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in DEAC’s trust account. This scenario gives effect to DEAC’s public share redemptions of 30,564,789 shares for aggregate redemption payments of $308.7 million. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, DEAC will have a minimum of  $400.0 million in cash comprising (i) the cash held in the trust account after giving effect to DEAC share redemptions and (ii) proceeds from the Private Placement, provided that DraftKings and SBT are entitled to waive that condition. After giving effect to the proceeds from the Private Placement, approximately $95.3 million would be needed from the trust account in order to meet the Minimum Proceeds Condition of  $400.0 million.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2019. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of DEAC, DraftKings, and SBT and related notes. The unaudited pro forma combined per share information of DEAC, DraftKings, and SBT is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.
	Combined Pro Forma
	Diamond Eagle (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the Year ended December 31, 2019
Book Value per share(1)	$0.10	$4.29	$3.74
Weighted average shares outstanding of Class A common stock – basic and diluted	40,000,000	336,179,340	305,614,551
Weighted average shares outstanding of Class B common stock – basic and diluted	10,010,045
Net income per share of Class A common stock – basic and diluted	$0.09
Net loss per share of Class B common stock – basic and diluted	$(0.15)
Net loss per share of Class A common stock – basic and diluted		$(0.42)	$(0.46)

(1)
Book value per share = (Total equity excluding preferred shares)/shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
DEAC
Market Price and Ticker Symbol
DEAC’s units, Class A common stock and public warrants are currently listed on Nasdaq under the symbols “DEACU,” “DEAC,” and “DEACW,” respectively.
The closing price of the units, Class A common stock and public warrants on December 20, 2019, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.58, $10.17 and $1.35, respectively. As of  [      ], 2020, the record date for the Special Meeting, the most recent closing price for each unit, Class A common stock and public warrant was $[    ], $[    ], and $[    ], respectively.
Holders
As of March 10, 2020, there was one holder of record of our units, one holder of record of our Class A common stock, six holders of record of our Class B common stock and one holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
DEAC has not paid any cash dividends on DEAC Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New DraftKings revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New DraftKings’ board of directors at such time.
DraftKings
There is no public market for shares of DraftKings’ common stock.
SBT
There is no public market for SBT’s ordinary shares.

RISK FACTORS
DEAC Stockholders should carefully consider the following factors, in addition to those factors discussed elsewhere in this proxy statement/prospectus, before voting at the Special Meeting.
Risk Factors Relating to the Business and Industry of New DraftKings
Competition within the broader entertainment industry is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.
New DraftKings will operate in the global entertainment and gaming industries within the broader entertainment industry with its business-to-consumer offerings such as DFS, Sportsbook and iGaming, and its business-to-business offerings through the SBT platform. Our users will face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We will compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our recently launched sports betting and iGaming platforms in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.
The specific industries in which New DraftKings will operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors, whether licensed or not, may enter the iGaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our financial performance will be subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and U.S. economies have experienced tepid growth following the financial crisis in 2008 – 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy and other changes. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.
Our business will be particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as daily fantasy sports, sports betting and iGaming. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as daily fantasy sports and gaming.
For example, the recent outbreak of coronavirus, a virus causing potentially deadly respiratory tract infections originating in China, may negatively affect economic conditions regionally as well as globally and may cause a reduction in consumer spending. Efforts to contain the effect of the virus may include travel restrictions and restrictions on large public gatherings. Many businesses have eliminated non-essential travel and canceled large-scale events to reduce instances of employees and others being exposed to large public gatherings. These efforts have expanded significantly in recent weeks and are likely to expand. To date, sporting events in multiple other countries have been canceled or postponed and in at least one country, large public gatherings have been banned. The occurrence and threat of coronavirus could cause professional sports leagues in the United States to cancel or postpone sporting events or hold them without live spectators. In the event that a public health pandemic, such as the coronavirus, results in cancellation of sporting events or significant changes in how they are conducted, this could reduce customers’ use of, or spending on, our product offerings, which could adversely impact our business, financial condition and results of operations. Relatedly, if a large number of our employees and/or a subset of our key employees and executives are impacted by the coronavirus, DraftKings’ ability to continue to operate effectively may be negatively impacted. The ultimate severity of the coronavirus outbreak is uncertain at this time and therefore we cannot predict the impact it may have on our end markets and our operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby harming our business, financial condition, results of operations and prospects.
We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.
DraftKings’ quarterly financial results have fluctuated in the past and we expect New DraftKings financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.
New DraftKings’ financial results in any given quarter may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality and our betting results, and the other risks and uncertainties set forth herein. In particular our betting operations will have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and user engagement, thus impacting revenues. While DraftKings has been able to forecast revenues from its daily fantasy sports business with greater precision than for new offerings, we cannot provide assurances that consumers will engage with our DFS platform on a consistent basis. Consumer engagement in our daily fantasy sports, sports betting and iGaming services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying sports, the user’s level of satisfaction with our platforms, our ability to improve and innovate, our ability to adapt our platform, outages and disruptions of online services, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.
In our iGaming product offering, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our quarterly financial results may also fluctuate based on whether we pay out any jackpots to our iGaming users during the relevant quarter. As part of our iGaming offering, we offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots, the cost of the progressive jackpot payout would be a cash outflow for the business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, DraftKings does not insure against random outcomes or jackpot wins.
Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
New DraftKings will operate in rapidly changing and competitive industries and our projections will be subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.
Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.
We will have a new business model, which will make it difficult for us to forecast our financial results, create uncertainty as to how investors will evaluate our prospects, and increase the risk that we will not be successful.
DraftKings was incorporated in 2011 and began operating the DFS product offering in 2012. DraftKings expanded from its DFS product offering to include Sportsbook and iGaming product offerings in 2018. New DraftKings will have a new business model, and new offerings, including a sports betting technology platform. Accordingly, it will be difficult for us to forecast our future financial results, and it will be uncertain how our new business model will affect investors’ perceptions and expectations, which can be idiosyncratic and vary widely, with respect to our prospects. Additionally, as a result of the Business Combination, we will be the only vertically integrated U.S.-based sports betting and online gaming company and it may be difficult for investors to evaluate our business due to the lack of similarly situated competitors. Furthermore, our new business model may not be successful. Consequently, you should not rely upon DraftKings’ past quarterly financial results as indicators of our future financial performance, and our financial results and stock price may be negatively affected.
DraftKings has a history of losses and we may continue to incur losses in the future.
Since DraftKings was incorporated in 2011, it has experienced net losses and negative cash flows from operations. DraftKings experienced net losses of $143 million, $76 million and $76 million in the years ended December 31, 2019, 2018 and 2017, respectively. We may continue to experience losses in the future, and we cannot assure you that we will achieve profitability. We may continue to incur significant losses in future periods. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting and other expenses that DraftKings did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve or maintain profitability. We may incur significant losses in the future for many reasons, including the other risks and uncertainties described in this proxy statement/prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be negatively impacted and we may never achieve or maintain profitability.
Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.
Our DFS and Sportsbook operations may fluctuate due to seasonal trends and other factors. We believe that significant sporting events such as the playoffs and championship games, tend to impact, among other things, revenues from operations, key metrics and customer activity, and as such, DraftKings’ historical revenues generally have been highest in the fourth quarter. A majority of DraftKings’ current sports betting and DFS revenue is and will continue to be generated from bets placed on, or contests relating to, the National Football League and the National Basketball Association, each of which have their own respective off-seasons, which may cause decreases in our future revenues during such periods. New DraftKings’ revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation of sporting events and races. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact New DraftKings’ financial performance.
The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.
The sports betting and iGaming industries are characterized by an element of chance. Accordingly, DraftKings employs theoretical win rates to estimate what a certain type of sports bet or iGame, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our iGames and sports betting we offer to our users. DraftKings uses the hold percentage as an indicator of an iGame’s or sports bet’s performance against its expected outcome. Although each iGame or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online iGames and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGame’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.
Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

We will rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.
Our technology infrastructure will be critical to the performance of our platform and offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. DraftKings and SBT have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not been material to either company, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.
Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to place their bets or set their line-ups in time and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.
If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, New DraftKings could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.
We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.
The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without our guests’ consent. We have experienced cyber-attacks, attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a materal impact in the future.
We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.
In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.
DraftKings primarily relies, and we will rely, on Amazon Web Services to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.
DraftKings currently hosts its sports betting, iGaming and daily fantasy sports platforms and supports its operations using Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services. New DraftKings will continue to rely on AWS in addition to those service providers used by SBT. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. DraftKings has experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our users. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.
Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may only terminate the agreement for convenience after complying with the contractual 30 day prior notice requirement, except for extraordinary circumstances as laid out in AWS standard terms. AWS may also terminate the agreement for cause upon a breach of the agreement or for failure to pay amounts due, in each case, subject to AWS providing prior written notice and a 30-day cure period. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, such as the one currently used by SBT, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive and we could incur significant one-time costs.
Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.
There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition and results of operations could be adversely affected.
Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.
Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process deposits and withdrawals made by our users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.
We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our users.
Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.
For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.
Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.
We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
DraftKings and SBT rely on third-party sports data providers such as SportRadar and BetGenius to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled or how users rank in their fantasy contests. DraftKings and SBT have experienced, and we may continue to experience, errors in this data feed which may result in us incorrectly settling bets or ranking users in their contests. If we cannot adequately resolve the issue with our users, our users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.
If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.
We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.
In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.
Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.
If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.
A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. See “— DraftKings primarily relies, and we will rely, on Amazon Web Services to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.” We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on strategic relationships with casinos, tribes and horse-tracks in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage such relationships with such partners, our business, financial condition and results of operations could be adversely affected.
Under some states’ sports betting laws, online sports betting is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online sports betting services provided by a casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins’, and the numbers of  “skins” available, are typically determined by a state’s sports betting law. In most of the jurisdictions in which we offer sports betting and iGaming, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our relationships, our relationships could terminate and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition and results of operations could be adversely affected.
Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.
DraftKings relies, and we expect to continue to rely, on relationships with sports leagues and teams, professional athletes and athlete organizations, advertisers, casinos and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to the DraftKings platform. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other fantasy sports and gaming platforms with whom we compete. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of DraftKings’ existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.
Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.
DraftKings was founded in 2011 with a singular focus on the DFS industry and has primarily focused its efforts in the last eight years on growing the DFS product offering. DraftKings recently expanded its product offerings to include its Sportsbook and iGaming offerings. DraftKings has rapidly expanded and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies.
The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology to invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our user base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing platforms and offerings or develop and introduce new and unproven products, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products that address users’ needs or enhance and improve our existing platforms and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or partners, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places a significant strain on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our platforms, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.
Any new offerings may also require our users to utilize new skills to use our platform. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements on our existing platforms have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products that increase user engagement and costs without increasing revenue.
Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our platforms. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our platforms or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.
Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.
Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We expect to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including television, radio, social media platforms, such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our website. If links to our website are not displayed prominently in online search results, if fewer users click through to our website, if our other digital marketing campaigns are not effective, of it the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of DFS, Sportsbook and iGaming. Growth in the DFS, Sportsbook and iGaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.
Additionally, as technological or regulatory standards change and we modify our platform to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Users may stop using our product offerings at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.
Our core values of focusing on our users first and acting for the long term may conflict with the short-term interests of our business.
One of our operating principles is to put our users first, which we believe is essential to our success and serves the best, long-term interests of our company and our stakeholders. Therefore, we have made in the past and we may make in the future, certain investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short term.
DraftKings’ business model depends upon the continued compatibility between the DraftKings app and the major mobile operating systems and upon third-party platforms for the distribution of the DraftKings’ product offerings. If Google Play or the Apple App Store prevent users from downloading our apps or block advertising from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.
The substantial majority of DraftKings’ users access its DFS, Sportsbook and iGaming product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to New DraftKings’ long-term success. DraftKings’ business model depends upon the continued compatibility between the DraftKings app and the major mobile operating systems. Third parties with whom DraftKings does not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.
In addition, DraftKings relies upon third-party platforms for distribution of its product offerings. The DFS product offering is delivered as a free application through both the Apple App Store and the Google Play Store and is also accessible via mobile and traditional websites. The Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for the DraftKings’ app. As such, the promotion, distribution and operation of the DraftKings’ app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.
There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. DraftKings is, and we will continue to be, dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.
Moreover, DraftKings’ products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, DraftKings’ product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that DraftKings does not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platforms, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our platform on their mobile devices, if our users choose not to access or use our platform on their mobile devices, or if our users choose to use mobile products that do not offer access to our platform, our user growth, retention, and engagement could be seriously harmed.
In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations or prospects.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If New DraftKings is unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.
As part of its business strategy, DraftKings has made, and New DraftKings intends to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:
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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into the New DraftKings’ business;

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increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

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the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A common stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.
We may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or in ways which may not yield a return.
Our management will have considerable discretion in the application of the net proceeds of the Business Combination, and our shareholders will not have the opportunity to approve how the proceeds are being used. If the net proceeds are used for corporate purposes that do not result in an increase to the value of our business, our stock price could decline.
DraftKings is party to pending litigation in various jurisdictions and with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.
As a growing company with expanding operations, DraftKings and SBT in the past have been parties to, and New DraftKings may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. See “Business of DraftKings and SBTech — Legal Proceedings.” Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.
Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our business will be subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
We are generally subject to laws and regulations relating to fantasy sports, sports betting and iGaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our services or those are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.
DraftKings offers its DFS product offering in 22 states that have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, DraftKings has either obtained the appropriate license or registration, has obtained a provisional license, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. DraftKings also has three foreign licenses and operates under those licenses in eight countries.
DraftKings operates in 21 states and one country, Canada, that do not have fantasy sports-specific laws or regulations. In those jurisdictions, our business may be subject to future legislative and regulatory action, court decisions or other governmental action that could alter or eliminate our ability to operate. On February 6, 2020, a state intermediate appellate court in New York determined in a split decision that a law specifically authorizing paid fantasy sports contests in New York violated the New York constitution. This decision is currently stayed; however, if upheld, it could jeopardize our ability to operate our DFS offering in New York. In addition, in certain states in which DraftKings operates, including Texas, Illinois and Florida, the applicable office of the Attorney General has issued an adverse legal opinion regarding DFS. In the event that one of those Attorneys General decides to take action on the opinion from their office, we may have to withdraw our operations from such state, which could have a material adverse effect on our business, financial condition and results of operations.
In May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992 (“PASPA”). This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states (including Washington D.C.) have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business of DraftKings and SBTech — Government

Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.
Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the DFS, sports betting and iGaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.
There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the DFS, iGaming and sports betting industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.
Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, which is an initial area of focus, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.
A number of states have legalized, or are currently considering legalizing, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon legalization of real money gaming. Our business plan is partially based upon the legalization of real money gaming for a specific percent of the population on a yearly basis and the legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or iGaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and iGaming could be materially impaired.
As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a land-based, licensed casino for online Sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting and iGaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate DFS, sports betting or iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.
Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation of existing licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our users, or otherwise to deliver and promote our services.
Compliance with the various regulations applicable to fantasy sports and real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of fantasy sports and real money gaming operations and may revoke, suspend, condition or limit our fantasy sports or real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.
Any fantasy sports or real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.
Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.
DraftKings and SBT have been the subject of governmental investigations and inquiries with respect to the operation of their businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.
DraftKings and SBT have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.
Participation in the sports betting industry will expose us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.
DraftKings’ fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. DraftKings has systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and DraftKings has from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.
Palpable (obvious) errors in Sportsbook odds making occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee regulators will approve voiding palpable errors moving forward in every case.
DraftKings’ Sportsbook offers a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In the U.S., it is unclear long term if state-by-state regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, New DraftKings could be subject to covering significant liabilities.
DraftKings follows the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as DraftKings to limit on the individual customer level.
Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. DraftKings believes this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.
Negative events or negative media coverage relating to, or a declining popularity of, daily fantasy sports, sports betting, the underlying sports or athletes, online sports betting or iGaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business.
Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting and iGaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and iGaming, which could cause jurisdictions to abandon proposals to legalize sports betting and iGaming, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of iGaming or sports betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower user growth rates, which could seriously harm our business.
We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.
Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and fantasy sports businesses. Consequently, those businesses involved in our industry, including DraftKings, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain DraftKings’ bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate.
As a result of the Business Combination New DraftKings will become a public company, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that DraftKings and SBT did not incur as private companies. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The Nasdaq Stock Market, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase DraftKings’ and SBT’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than DraftKings and SBT obtained as private companies, and could also make it more difficult for us to attract and retain qualified members of our Board as compared to DraftKings and SBT as private companies. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As private companies, DraftKings and SBT have not been required to document and test their internal controls over financial reporting nor has their management been required to certify the effectiveness of their internal controls and their auditors have not been required to opine on the effectiveness of their internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
DraftKings and SBT have not been required to document and test their internal controls over financial reporting nor has their management been required to certify the effectiveness of their internal controls and their auditors have not been required to opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” DEAC has so far been exempt from the SEC’s internal control reporting requirements. New DraftKings may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once it is subject to Exchange Act reporting requirements for 12 months, has filed at least one SEC annual report and the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We expect that New DraftKings will be subject to the SEC’s internal control reporting and attestation requirements with respect to its annual report on Form 10-K for the year ended December 31, 2021. Additionally, we expect New DraftKings’ independent registered public accounting firm will be required to formally attest to the effectiveness of New DraftKings’ internal controls over financial reporting commencing with New DraftKings’ second annual report on Form 10-K (i.e. for the year ended December 31, 2021). New DraftKings may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, New DraftKings’ current controls and any new controls that it develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.
If New DraftKings is unable to certify the effectiveness of its internal controls, or if New DraftKings’ internal controls have a material weakness, New DraftKings may not detect errors timely, its consolidated financial statements could be misstated, it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm New DraftKings’ business and adversely affect the market price of New DraftKings common stock.
Continued growth and success will depend on the performance of the current and future employees of DraftKings and SBT, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.
We will depend on a limited number of key personnel to manage and operate our business, including DraftKings’ co-founders, our Chief Financial Officer and our Chief Legal Officer. The leadership of the current executive officers of DraftKings has been a critical element of DraftKings’ success and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We are the beneficiary of a $2 million key man insurance policy covering our Chief Executive Officer, but we are not protected by key man or similar life insurance covering other executive officers or members of senior management.
In addition, certain of DraftKings and SBT’s other employees have made significant contributions to their growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.
All Named Executive Officers (as defined below) are employees-at-will and only one Named Executive Officer has an employment agreement with DraftKings. Prior to the completion of the Business Combination, New DraftKings may enter into employment with certain of its key executive officers, including the remaining Named Executive Officers. We cannot assure you that any such agreements with New DraftKings will be executed, which may make it more difficult to retain the services of certain of the executive officers. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain DraftKings’ entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. Moreover, there may also be disparities of wealth between those of our employees who were employees of DraftKings or SBT prior to the Business Combination and those who join us after the Closing, which may harm our culture and relations among employees.
If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.
In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s New DraftKings equity securities.
As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects. See “Business of DraftKings and SBTech — Government Regulation.”
In addition, the Proposed Charter provides that any common stock or other equity securities of New DraftKings owned or controlled by any stockholder whom the New DraftKings board of directors determines in good faith (following consultation with independent gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors, is an unsuitable person, will be subject to mandatory sale and transfer to either New DraftKings or one or more third-party transferees.
Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the past or present activities of DraftKings, SBT, or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the company’s operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.
Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations. SBT’s historic operating structure afforded it a relatively low effective corporate tax rate, and we expect following the completion of the Business Combination the combined company will have a higher effective corporate tax rate.
Our tax obligations will be varied and include U.S. federal, state and international taxes due to the nature of the DraftKings and SBT business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.
The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as DraftKings. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period. As of December 31, 2019 and 2018, DraftKings’ estimated contingent liability for indirect tax liabilities was $35.9 million and $27.2 million, respectively. DraftKings’ estimated contingent liability for indirect taxes represents its best estimate of tax liability for jurisdictions in which it believes taxation is probable.
We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions DraftKings or SBT has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult. DraftKings is currently under Internal Revenue Service audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in DraftKings’ consolidated financial statements included herein and may materially affect our consolidated financial statements in the period or periods in which that determination is made.
Although SBT’s corporate and tax structure resulted in relatively low effective corporate tax rate for the business, we cannot guarantee the same tax efficiency upon the completion of the Business Combination due to the change in corporate structures, as well as developments in the cross-border taxation of international businesses with particular focus on the digital economy, as contemplated under the Base Erosion and Profit Shifting project and transfer pricing legislation. Further, in light of such structure, the combined business may be exposed to a substantial tax liability if the relevant authorities raise claims with regards to SBT’s tax status in various jurisdictions, including in particular the manner in which it allocated or allocates profit amongst relevant jurisdictions for tax purposes.
Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition and results of operations.
We will rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, DraftKings and SBT have filed various applications to protect aspects of their intellectual property, and currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.
Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our DFS, Sportsbook and iGaming product offerings or platforms are accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.
We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We will rely on products, technologies and intellectual property that we license from third parties, for use in our business-to-business and business-to-consumers offerings. Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.
The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.
Our insurance may not provide adequate levels of coverage against claims.
We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
Risk Factors Relating to the Business Combination and Integration of DraftKings’ and SBTech’s Businesses
Each of DEAC, DraftKings and SBT have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.
As part of the Business Combination, each of DEAC, DraftKings and SBT are utilizing professional service firms for legal, accounting and financial advisory. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, DraftKings is retaining consulting services to assist in the integration of the businesses, including but not limited to organizational decisions, combined company business process design, cultural integration and go-to-market integration. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.
While DEAC, DraftKings and SBT work to complete the Business Combination and integrate the DraftKings and SBT businesses and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful integration of SBT’s operations, sports betting and gaming technology and personnel into those of DraftKings may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm New DraftKings’ business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on DraftKings’ and SBT’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on New DraftKings. These uncertainties may impair New DraftKings’ ability to attract, retain and motivate key personnel for a period of time after the Business Combination.
Furthermore, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact New DraftKings’ business, financial condition and results of operations.
DraftKings’ and SBT’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the BCA.
Prior to the consummation of the Business Combination, SBT is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period. As a result, SBT may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
DraftKings is also subject to certain interim operating covenants and restrictions relating to fundamental changes to its business and capital structure prior to the consummation of the Business Combination. DraftKings may be unable, during the pendency of the Business Combination, to undertake certain actions in connection with making dividends or reducing share capital and otherwise pursue other actions, even if such actions would prove beneficial.
Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of our operation as a combined company.
Uncertainty about the effect of the Business Combination on DraftKings’ and SBT’s business, employees, customers, third parties with whom DraftKings and SBT have relationships, and other third parties, including regulators, may have an adverse effect on New DraftKings. These uncertainties may impair New DraftKings’ ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with New DraftKings, our business could be harmed.
We may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
New DraftKings may be subject to certain liabilities of DraftKings and SBT. DraftKings and SBT at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, DraftKings and SBT may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. DraftKings and SBT may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect New DraftKings, DraftKings and SBT negatively.
DraftKings and SBT may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of sport betting and iGaming changes.
Some of DraftKings’ or SBT’s existing agreements contain change in control or early termination rights that may be implicated by the Business Combination.
Parties with which DraftKings or SBT currently does business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combination, including with respect to current or future business relationships with DraftKings, SBT and New DraftKings. As a result, the business relationships of DraftKings or SBT may be subject to disruptions if customers, suppliers or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than DraftKings, SBT and New DraftKings. For example, certain customers, suppliers and third-party providers may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Business Combination. These disruptions could harm our relationships with existing third parties with whom DraftKings and SBT have relationships and preclude us from attracting new third parties, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of New DraftKings. The effect of such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
Some of DraftKings’ or SBT’s relationships with its customers and suppliers may experience disruptions in connection with the Business Combination, which may limit New DraftKings’ business.
Parties with which DraftKings or SBT currently does business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with the other or with New DraftKings. As a result, the business relationships of DraftKings, SBT and New DraftKings may be subject to disruptions if customers, suppliers, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than DraftKings, SBT or New DraftKings, in respect of DraftKings, SBT or New DraftKings. For example, certain customers and collaborators of DraftKings or SBT may exercise contractual termination rights as they arise or elect to not renew contracts with DraftKings or SBT. These disruptions could harm relationships with existing customers, suppliers or others and preclude us from attracting new users, all of which could have a material adverse effect on our business, financial condition and results of operations of DraftKings, SBT or New DraftKings. The effect of such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
SBT’s and DraftKings’ licenses and applications for licenses in certain jurisdictions may be subject to a review procedure or an ownership change consent requirement by regulators as a result of the Business Combination (including following its consummation), which could result in a license or application being delayed, canceled, withheld, or subjected to additional requirements or conditions.
Both SBT and DraftKings hold certain licenses and have filed certain applications for licenses to operate iGaming and sports-betting products in various jurisdictions. The regulatory bodies that oversee and issue these licenses and review such applications regularly review corporate transactions involving ownership changes to determine whether the ownership changes have any impact on current licenses held by, or applications pending with respect to, either company. Such regulatory bodies also have broad discretion in determining whether to deny applications, cancel existing licenses, withhold new licenses or require the businesses to comply with additional conditions as a result of a business combination. We cannot assure you that we will be able to obtain regulatory review of our applications or licenses in a timely fashion or without any limitations as a result of the Business Combination.
Although DraftKings management and the management of SBT expect that the Business Combination will produce substantial synergies, the integration of the two companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.
The Business Combination involves the integration of two businesses that currently operate as independent businesses. Each of the companies will be required to devote management attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combination, management attention and resources will be required to plan for such integration. The companies may encounter potential difficulties in the integration process including the following:
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the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits DraftKings, SBT or New DraftKings to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

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the loss of customers as a result of certain customers of either or both of the two businesses deciding not to continue to do business with DraftKings or SBT, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

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the necessity of coordinating geographically separated organizations, systems and facilities;

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potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;

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the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

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the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

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the potential weakening of relationships with regulators; and

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the challenge of preserving important relationships of both DraftKings and SBT and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of DraftKings and SBT. The loss of talented employees and skilled workers could adversely affect DraftKings’, SBT’s or New DraftKings’ ability to successfully conduct their respective businesses because of such employees’ experience and knowledge of the respective business. In addition, DraftKings, SBT, or New DraftKings could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of DraftKings and SBT. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If DraftKings, SBT or New DraftKings experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of DraftKings, SBT, or New DraftKings during this transition period and for an undetermined period after completion of the Business Combination.
SBT’s business includes a B2B business model, primarily in international jurisdictions, which business depends on the underlying financial performance of its direct operators and its resellers. As a material part of SBT’s revenue is currently generated through resellers and direct sales to operators, a decline in such resellers’ or direct operators’ financial performance or a termination of some or all of the agreements with such resellers or operators could have a material adverse effect on SBT’s or New DraftKings’ business.
SBT offers their services directly to operators in Europe and uses a reseller model in Asia. SBT’s financial performance depends on the underlying financial performance of its direct operators and its resellers. In particular, SBT relies primarily on one reseller for its Asia revenue. This reseller accounted for approximately 46% of SBT’s revenue in the year ended December 31, 2019. An adverse decline in the underlying financial performance of key SBT operators or resellers, or a termination of some or all of the agreements with such resellers or operators, could have a material adverse effect on SBT’s or New DraftKings’ business.
Given the increased number of jurisdictions in which we will operate after the Business Combination, we may experience delays in the licensing application and approval process, depending on the regulatory requirements in each relevant jurisdiction.
Regulated gaming license applications frequently involve an in-depth suitability review of the applicant’s business and associated individuals including certain officers, directors, key employees and significant shareholders. These applications take substantial time to prepare and submit, often requiring the production of multiple years’ worth of business and personal financial records and disclosures which take considerable time to compile, followed by the regulator’s investigatory process which may take months or even years to complete. Due to the increased number of jurisdictions in which we will operate after the Business Combination, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate sports betting, iGaming or daily fantasy sports, we may experience delays in the licensing application and approval process due to the volume of application materials we must prepare and submit and the number of jurisdictions for which information is required. Many jurisdictions in which we are already licensed will require additional applications and disclosures as a result of the Business Combination which may also contribute to delays in the licensing application and approval process in additional jurisdictions.

SBT has historically relied on a less formal financial reporting system and only began integrating a group-wide consistent financial reporting system recently, which may affect our ability to report historical financial performance accurately.
In January 2018, SBT implemented a global enterprise resource planning system which produces periodic consolidated financial reports. Prior to January 2018, SBT relied on internally generated financial reporting which consolidated a number of financial booking systems. It is possible that historical financial information was not fully aligned from the less formal system to the new system, which could affect the accuracy of historical financial information.
SBT’s growth depends on its ability to develop and sell competitive products and services. As the industry matures, increased competition and price pressures may materialize.
SBT’s financial performance and future growth prospects are partly dependent on its ability to develop competitive products and services for license to operators and resellers. However, there is no certainty that SBT will be able to develop products and services in a timely manner that its customers will want to purchase. In addition, the global online gaming industry is becoming increasingly more characterized by competitive pressures and failure by SBT to develop and sell appropriately competitive and priced products and services could negatively impact SBT’s financial performance.
SBT’s business, which includes significant international operations, is likely to expose New DraftKings to foreign currency transaction and translation risks. As a result, changes in the valuation of the U.S. dollar in relation to other currencies could have positive or negative effects on New DraftKings’ profit and financial position.
SBT’s global operations are likely to expose New DraftKings to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers U.S. dollars to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency. As a result, SBT has historically been, and New DraftKings is expected to be, exposed to adverse movements in foreign currency exchange rates, which may adversely impact New DraftKings’ financial positions and results of operations.
Due to SBT’s global presence, a significant majority of its revenues, operating expenses and assets and liabilities are non-U.S. dollar denominated and therefore subject to foreign currency fluctuation once consolidated in New DraftKings, whose functional currency is expected to be the U.S. dollar. New DraftKings will face exposure to currency exchange rates as a result of the growth in its non-U.S. dollar denominated operating expense across Europe. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that New DraftKings must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as New DraftKings’ operations outside of the United States expand.
New DraftKings’ foreign currency exposure will reflect SBT’s historical operations, which have been primarily in Euro (reflecting over 90% of its revenue in all reporting periods), which is SBT’s functional and reporting currency, and the British pound (which accounted for 10.2% and 5.0% of SBT’s revenue in the years ended December 31, 2019 and 2018, respectively). See “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk.” SBT has not historically hedged its foreign currency transaction or translation exposure, though New DraftKings may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect New DraftKings’ financial position and results of operations, and may adversely impact the comparability of results between periods.

DraftKings depends on the Kambi platform to operate its Sportsbook and, following the completion of the Business Combination, we intend to transition these operations to the SBT platform over time. As we plan and implement this transition, we may face a range of issues including the possibility that we may suffer service disruptions or impediments that make it more difficult for our customers to access our product offerings, all which could have a material adverse effect on our business, financial condition and results of operations.
DraftKings currently depends on Kambi and their platform to operate its Sportsbook product offering; however, following the completion of the Business Combination, we intend to transition the Sportsbook platform to that of SBT’s over time. Any transition of the Sportsbook platform currently provided by Kambi to that of SBT’s will be difficult to implement and could cause us to incur significant time and expense. We have committed to pay Kambi a percentage of contractual net gaming revenue that tiers depending on volume over the next four years with the ability to terminate early after December 2020. Given this, any significant disruption of, or interference with, our use of Kambi would negatively impact our operations and our business could be seriously harmed. If our users are not able to access Sportsbook or encounter difficulties in doing so, we may lose users, and our business, financial condition and results of operations could be adversely affected.
In addition, Kambi may take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to their sports betting platform; increasing pricing terms; terminating or seeking to terminate our contractual relationship altogether; establishing more favorable relationships with one or more of our competitors; or modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.
Risk Factors Relating to DEAC and the Business Combination
Directors and officers of DEAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering DEAC’s board of directors’ recommendation that its stockholders vote in favor of the approval of the Business Combination, DEAC Stockholders should be aware that directors and officers of DEAC have interests in the Business Combination that may be different from, or in addition to, the interests of DEAC Stockholders. These interests include:
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If we are unable to complete our initial business combination by May 14, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by May 14, 2021. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of  $25,000. Upon the Closing, such founder shares will be exchanged for 10,000,000 shares of New DraftKings Class A common stock, 720,000 of which will be forfeited and 5,280,000 of which will be deposited into escrow and released in accordance with the terms of the BCA. Such securities, if unrestricted and freely tradable would be valued at approximately $166,000,000, based on the closing price of  $16.60 per share of our Class A common stock on Nasdaq on March 10, 2020.

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Simultaneously with the closing of our initial public offering, we consummated the sale of 6,333,334 private placement warrants at a price of  $1.50 per warrant in a private placement to our initial stockholders, including our independent directors (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing 30 days following the Closing for one share of New DraftKings Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by May 14, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $36,416,671 based upon the closing price of  $5.75 per warrant on Nasdaq on March 10, 2020.
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Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by May 14, 2021. Certain of them may continue to serve as officers and/or directors of New DraftKings after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New DraftKings board of directors determines to pay to its directors and/or officers.

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Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if DEAC fails to complete a business combination by May 14, 2021.

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In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

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Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the BCA, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

These financial interests of the initial stockholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation DEAC’s Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.
DEAC’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.
Our initial stockholders have agreed to vote their shares in favor of the Business Combination. The initial stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our initial stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.
DEAC’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.
DEAC’s initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.
In the event that DEAC’s initial stockholders, directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the BCA that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Warrants will become exercisable for New DraftKings Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Business Combination, there will be 13,333,333 outstanding public warrants to purchase 13,333,333 shares of New DraftKings Class A common stock at an exercise price of  $11.50 per share, which warrants will become exercisable 30 days following the Closing. In addition, there will be 6,333,332 private placement warrants outstanding exercisable for 6,333,332 shares of New DraftKings Class A common stock at an exercise price of  $11.50 per share. To the extent such warrants are exercised, additional shares of New DraftKings Class A common stock will be issued, which will result in dilution to the holders of New DraftKings Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New DraftKings Class A common stock.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New DraftKings will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New DraftKings Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, we may redeem your warrants after they become exercisable for a number of shares of New DraftKings Class A common stock determined based on the redemption date and the fair market value of New DraftKings Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of New DraftKings Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
Our stockholders will experience immediate dilution as a consequence of the issuance of New DraftKings Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New DraftKings.
Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, DEAC’s initial stockholders and public stockholders will hold 43,659,063 shares of New DraftKings Class A common stock, or 14.0% of the outstanding Class A common stock. Assuming that our public stockholders holding 30,564,789 public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, DEAC’s initial stockholders and public stockholders will hold 13,094,274 shares of New DraftKings Class A common stock, or 4.6% of the outstanding Class A common stock.
There are currently outstanding an aggregate of 19,666,667 warrants to acquire New DraftKings Class A common stock, which comprise 6,333,334 private placement warrants held by DEAC’s initial stockholders at the time of DEAC’s initial public offering and 13,333,333 public warrants. Each of DEAC’s outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of New DraftKings Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New DraftKings Class A common stock is issued as a result of such exercise, with payment to New DraftKings of the exercise price of  $11.50 per share, our fully-diluted share capital would increase by a total of 19,666,667 shares, with approximately $226,166,670 paid to New DraftKings to exercise the warrants.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although DEAC has conducted due diligence on DraftKings and SBT, DEAC cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DEAC’s, DraftKings’ or SBT’s control will not later arise. As a result, New DraftKings may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New DraftKings reports charges of this nature could contribute to negative market perceptions about New DraftKings or its securities. In addition, charges of this nature may cause New DraftKings to violate net worth or other covenants to which it may be subject. Accordingly, any DEAC Stockholder who chooses to remain a stockholder of New DraftKings following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DEAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of DEAC’s securities prior to the Closing may decline. The market values of DEAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the BCA was executed, the date of this proxy statement/prospectus, or the date on which our DEAC Stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the BCA is based on the per share value of the amount in the trust account and will not be adjusted to reflect any changes in the market price of DEAC’s Class A common stock, the market value of New DraftKings Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New DraftKings’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of any of DraftKings, SBT or New DraftKings and trading in the shares of DEAC’s Class A common stock has not been active. Accordingly, the valuation ascribed to New DraftKings in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of New DraftKings’ securities may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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success of competitors;

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lack of adjacent competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New DraftKings or the industries in which New DraftKings operates in general;

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operating and stock price performance of other companies that investors deem comparable to New DraftKings;

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our ability to market new and enhanced products and services on a timely basis;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving New DraftKings;

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changes in New DraftKings’ capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New DraftKings Class A common stock available for public sale;

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any major change in our board or management;

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sales of substantial amounts of New DraftKings Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and The Nasdaq Stock Market have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New DraftKings could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
There can be no assurance that New DraftKings Class A common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing of the Business Combination, or that we will be able to comply with the continued listing standards of The Nasdaq Stock Market.
New DraftKings Class A common stock and warrants is expected to be listed on Nasdaq following the Business Combination. New DraftKings continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists New DraftKings Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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a determination that New DraftKings Class A common stock is a “penny stock” which will require brokers trading in New DraftKings Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New DraftKings Class A common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

DEAC’s Current Charter states that we must complete our initial business combination by May 14, 2021. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with our Current Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the trust account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by [            ] p.m., New York City Time, on [            ], 2020. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) and/or to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The ability of DEAC Stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the BCA and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The BCA requires us to have at least $400 million of gross cash proceeds available from the trust account, after giving effect to redemptions of public shares, if any, and/or from other specified sources, if necessary. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by DEAC Stockholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the BCA (as described under “The Business Combination Agreement — Conditions to Closing”), or that other closing conditions are not satisfied. If DEAC does not complete the Business Combination, it could be subject to several risks, including:

•
the parties may be liable for damages to one another under the terms and conditions of the BCA;

•
negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•
the attention of our management will have been diverted to the Business Combination rather than our own operations and pursuit of other opportunities that could have been beneficial to that organization.

Because New DraftKings will be a “controlled company” under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of New DraftKings is held by an individual, a group or another company, New DraftKings will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Following the completion of the Business Combination, Mr. Robins will control a majority of the voting power of our outstanding capital stock. As a result, New DraftKings will be a “controlled company” under The Nasdaq Stock Market listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Mr. Robins may have his interest in New DraftKings diluted due to future equity issuances or his own actions in selling shares of Class A common stock, in each case, which could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. New DraftKings would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.
The dual class structure of New DraftKings common stock will have the effect of concentrating voting power with New DraftKings’ Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New DraftKings Class B common stock will have 10 votes per share, while shares of New DraftKings Class A common stock will have one vote per share. Upon the consummation of the Business Combination, Mr. Robins, one of the founders of DraftKings, will hold all of the issued and outstanding shares of New DraftKings Class B common stock. Accordingly, upon the consummation of the Business Combination, Mr. Robins will hold approximately 90% of the voting power of New DraftKings’ capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Robins may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New DraftKings, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New DraftKings, and might ultimately affect the market price of shares of New DraftKings Class A common stock. For information about our dual class structure, see the section titled “Description of New DraftKings Securities.”
We cannot predict the impact New DraftKings’ dual class structure may have on the stock price of New DraftKings Class A common stock.
We cannot predict whether New DraftKings’ dual class structure will result in a lower or more volatile market price of New DraftKings Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500,

S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of New DraftKings Class A common stock less attractive to other investors. As a result, the market price of shares of New DraftKings Class A common stock could be adversely affected.
Nevada law and provisions in New DraftKings’ amended and restated articles of incorporation and bylaws could make a takeover proposal more difficult.
If the Business Combination and reincorporation are consummated, New DraftKings’ organizational documents will be governed by Nevada law. Certain provisions of Nevada law and of New DraftKings’ amended and restated articles of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by New DraftKings’ stockholders. These provisions provide for, among other things:
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the ability of New DraftKings’ board of directors to issue one or more series of preferred stock;

•
stockholder action by written consent only until the first time when Mr. Robins ceases to beneficially own a majority of the voting power of the capital stock of New DraftKings;

•
certain limitations on convening special stockholder meetings;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•
amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of the capital stock of New DraftKings so long as Mr. Robins beneficially owns shares representing a majority of the voting power of the capital stock of New DraftKings and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Mr. Robins ceases to beneficially own shares representing a majority of the voting power of the voting stock of New DraftKings; and

•
a dual class common stock structure, which provides, upon consummation of the Business Combination, Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though Mr. Robins owns less than a majority of the outstanding shares of New DraftKings’ capital stock.

These anti-takeover provisions as well as certain provisions of Nevada law could make it more difficult for a third party to acquire New DraftKings, even if the third party’s offer may be considered beneficial by many of New DraftKings’ stockholders. As a result, New DraftKings’ stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New DraftKings may experience negative reactions from the financial markets, including negative impacts on the price of New DraftKings common stock. These provisions could also discourage proxy contests and make it more difficult for New DraftKings’ stockholders to elect directors of their choosing and to cause New DraftKings to take other corporate actions. See “Description of New DraftKings Securities.”

New DraftKings’ amended and restated articles of incorporation designate the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for certain types of actions and proceedings that may be initiated by New DraftKings’ stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with New DraftKings or its directors, officers, employees or agents.
New DraftKings’ amended and restated articles of incorporation will require that, to the fullest extent permitted by law, and unless New DraftKings otherwise consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevaada has jurisdiction, any federal court located in the State of Nevada), will be the exclusive forum for each of the following:
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any action or proceeding brought in the name or right of New DraftKings or on its behalf;

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any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of New DraftKings to New DraftKings or its stockholders;

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any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, New DraftKings’ amended and restated articles of incorporation or the New DraftKings bylaws;

•
any action to interpret, apply, enforce or determine the validity of the New DraftKings amended and restated articles of incorporation or the New DraftKings bylaws; or

•
any action asserting a claim governed by the internal affairs doctrine.

The exclusive forum provision will provide federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts, or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit New DraftKings by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New DraftKings’ directors and officers.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
DEAC
DEAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding DEAC, see the section entitled “Other Information Related to DEAC” beginning on page 172.
DraftKings
DraftKings is a digital sports entertainment and gaming company. DraftKings provides users with daily fantasy sports, sports betting and iGaming opportunities. For more information regarding DraftKings, see the section entitled “Business of DraftKings and SBTech” beginning on page 185.
SBTech
SBTech is headquartered in the Isle of Man. Its principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products. For more information regarding SBTech, see the section entitled “Business of DraftKings and SBTech” beginning on page 185.
DEAC NV Merger Corp.
DEAC Nevada is a wholly-owned subsidiary of DEAC formed for the purpose of effecting the Business Combination and the reincorporation. DEAC Nevada was incorporated under Nevada law on December 13, 2019 and owns no material assets and does not operate any business.
DEAC Merger Sub Inc.
Merger Sub is a wholly-owned subsidiary of DEAC formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on December 9, 2019. Merger Sub owns no material assets and does not operate any business.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to DEAC Stockholders as part of a solicitation of proxies by the DEAC Board for use at the Special Meeting and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to DEAC Stockholders on or about [           ], 2020. In addition, this proxy statement/prospectus constitutes a prospectus for New DraftKings in connection with the issuance by New DraftKings of common stock to be delivered to DEAC Stockholders in connection with the reincorporation.
Date, Time and Place of the Special Meeting
DEAC will hold the Special Meeting on [           ], 2020, at [     ] a.m., New York City Time, at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York 10166.
Proposals
At the Special Meeting, DEAC Stockholders will vote upon:
•
the Business Combination Proposal;

•
the Reincorporation Proposal;

•
the Charter Proposal;

•
the Advisory Charter Proposals;

•
the Stock Issuance Proposal;

•
the Incentive Award Plan Proposal;

•
the ESPP Proposal; and

•
the Adjournment Proposal.

DEAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE DEAC STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
Record Date; Outstanding Shares; Shares Entitled to Vote
DEAC has fixed the close of business on [           ], 2020 as the “record date” for determining DEAC Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on [           ], there were [         ] DEAC Shares outstanding and entitled to vote. Each DEAC Share is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of DEAC Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of DEAC Shares are present in person or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Vote Required and DEAC Board Recommendation
The Business Combination Proposal
DEAC Stockholders are being asked to consider and vote on a proposal to adopt the BCA and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the BCA, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Reincorporation Proposal
Approval of the Reincorporation Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE REINCORPORATION PROPOSAL.
The Charter Proposal
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon, voting together as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSAL.
The Advisory Charter Proposals
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.
The Stock Issuance Proposal
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The Incentive Award Plan Proposal
Approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE AWARD PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
DEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.

Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, DEAC Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to DEAC Stockholders any supplement or amendment to the proxy statement/prospectus and/or (iv) to solicit additional proxies if DEAC reasonably determines that it is advisable or necessary to do so in order to obtain DEAC Stockholder approval for the BCA and thereby approval of the Business Combination.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
DEAC Stockholders may vote in person at the Special Meeting or by proxy. DEAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or in person at the Special Meeting.
If your DEAC Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are a DEAC Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the BCA and the other proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:
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via the Internet;

•
by telephone;

•
by submitting a properly executed proxy card or voting instruction form by mail; or

•
in person at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Shares Held in Street Name
If your DEAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your DEAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present in person or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of DEAC Shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the Special Meeting.
Revoking Your Proxy
If you are a DEAC Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•
timely delivering a written revocation letter to the Corporate Secretary of DEAC;

•
timely submitting your voting instructions again by telephone or over the Internet;

•
signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•
attending the Special Meeting and voting by ballot in person. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) DEAC Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Share Ownership and Voting by DEAC’s Officers and Directors
As of the record date, the DEAC directors and officers and their affiliates had the right to vote approximately 10,000,000 DEAC Shares, representing approximately 20% of the DEAC Shares then outstanding and entitled to vote at the meeting. DEAC’s initial stockholders (consisting of the Sponsor and Mr. Sloan) and its directors at the time of its initial public offering have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and we expect them to vote “FOR” the approval of the Reincorporation Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.
Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of   $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

DEAC’s initial stockholders will not have redemption rights with respect to any DEAC Shares owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to [     ] p.m., New York City Time, on [           ], 2020, (a) submit a written request to the transfer agent that DEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with DEAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DEAC instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, DEAC will promptly return any public shares previously delivered by public holders.
For illustrative purposes, the cash held in the trust account on December 31, 2019 was $403,961,209 or $10.10 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of DEAC shares as they may receive higher proceeds from the sale of their DEAC shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. DEAC cannot assure its stockholders that they will be able to sell their DEAC shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your DEAC shares (either physically or electronically) to the transfer agent, in each case prior to [         ], the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New DraftKings will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights
Neither DEAC Stockholders nor DEAC warrant holders have appraisal rights in connection with the Business Combination or the reincorporation under the DGCL.
Potential Purchases of Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DEAC or its securities, the initial stockholders, DraftKings and/or its affiliates and SBT and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire DEAC Shares or vote their DEAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DEAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Costs of Solicitation
DEAC will bear the cost of soliciting proxies from DEAC Stockholders.
DEAC will solicit proxies by mail. In addition, the directors, officers and employees of DEAC may solicit proxies from DEAC Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. DEAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of DEAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
DEAC has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. DEAC has agreed to pay Morrow a fee of  $[         ], plus disbursements. DEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. DEAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
DEAC is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the DEAC Board may recommend.
Attendance
Only DEAC Stockholders on the record date or persons holding a written proxy for any stockholder or account of DEAC as of the record date may attend the Special Meeting. Registration and seating will begin at [     ] a.m., New York City Time. Each DEAC Stockholder will be asked to present valid photo identification issued by a government agency, such as a driver’s license or passport. Proof of stock ownership is necessary to attend. If you hold your DEAC Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please bring evidence of your stock ownership, such as your most recent account statement. If your DEAC Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record and you will need to bring a copy of a bank or brokerage statement to the Special Meeting reflecting your stock ownership as of the record date.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for DEAC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DEAC.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL
Structure of the Business Combination
Pursuant to the BCA, (i) DEAC will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”) and changing its name to “DraftKings Inc.” (referred to in this proxy statement/prospectus as “New DraftKings”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, New DraftKings will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the foregoing transactions, DraftKings and SBT will be wholly-owned subsidiaries of New DraftKings. In addition, in connection with the reincorporation, New DraftKings will amend and restate its charter to be the Proposed Charter and adopt the dual class structure and the unsuitability provisions, each as described in the section of this proxy statement/prospectus titled “Description of New DraftKings Securities.”
Consideration
DK Equityholders
Each share of DraftKings Class A common stock (including shares of DraftKings preferred stock converted to DraftKings Class A common stock in connection with the conversion of such preferred shares) issued and outstanding immediately prior to the effective time of the DK Merger (other than any shares owned or held by DraftKings in treasury, DEAC, SBT or by any of their respective subsidiaries) will be converted into the right to receive (i) such number of shares of New DraftKings Class A common stock (the “DK Merger Consideration”) equal to the number that is the quotient of  (I) (A) US$2,055,241,409, divided by (B) the sum of  (i) the number of all outstanding shares, as of immediately prior to the Closing, of DraftKings common stock and preferred stock (assuming their conversion to shares of common stock) plus (ii) the number of shares of DraftKings common stock to be issued assuming the exercise of all outstanding DraftKings options and warrants that are vested as of immediately prior to the Closing, on a net exercise basis as of the Closing Date, divided by (II) the DEAC Liquidation Value (the “DK Share Exchange Ratio”). As of the date of the BCA, the estimated DEAC Liquidation Value was $10.18 per share of DEAC Class A common stock. The BCA includes an illustrative calculation of the DK Share Exchange Ratio and based on the DEAC Liquidation Value and assuming the capitalization of DraftKings, SBT and DEAC as set forth in the BCA for illustrative purposes and assuming the Closing occurred on the date of the BCA, and on that basis, the DK Share Exchange Ratio would be 0.3574.
The aggregate number of shares of New DraftKings Class A common stock to be received by each holder of DraftKings Class A common stock, as a result of applying the DK Share Exchange Ratio will be rounded down or up to the nearest whole number. Any DraftKings stockholder who is not an “accredited investor” will not receive the DK Merger Consideration in the form of shares of New DraftKings Class A common stock and will instead receive cash in an amount equal to the value of the shares of New DraftKings Class A common stock that such DraftKings stockholder would have otherwise received. We anticipate that the aggregate amount of cash that will be paid out to non-accredited investors in DrafKings will be less than $15 million.
Prior to the effective time of the DK Merger, DraftKings will issue shares of Class B common stock to Jason Robins. Each share of DraftKings Class B common stock issued and outstanding immediately prior to the effective time of the DK Merger will be converted into the right to receive shares of New DraftKings Class B common stock.
Immediately prior to the effective time of the DK Merger, each outstanding option to purchase shares of DraftKings Class A common stock, which we refer to as a DraftKings stock option, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into (i) an option denominated in shares of New DraftKings Class A common stock, which we refer to as a New DraftKings stock option, and will continue to be governed by the same terms and conditions as were applicable prior to such time and (ii) a right to receive Earnout Shares, as described below. For purposes of the conversion described in clause (i) above, each DraftKings stock option will be converted into an option to purchase a number of shares of New DraftKings Class A common stock equal to the number of shares of DraftKings common stock subject to such option award immediately prior to the effective time of the DK Merger multiplied by the DK Share Exchange Ratio, with an exercise price per share of New DraftKings Class A common stock equal to the exercise price per share of such DraftKings stock option divided by DK Share Exchange Ratio. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, the details of which are discussed under “DraftKings’ Executive Compensation — Employment Agreements and Transaction Awards”. At the effective time of the DK Merger, each DraftKings restricted stock unit that is outstanding immediately prior to the effective time of the DK Merger will automatically cease to represent a restricted stock unit denominated in shares of DraftKings common stock and will be converted into (i) a restricted stock unit denominated in New DraftKings Class A common stock, which we refer to as a New DraftKings restricted stock unit, and will continue to be governed by the same terms and conditions as were applicable prior to such time and (ii) a right to receive Earnout Shares, as described below. For purposes of the conversion described in clause (i) above, the number of shares of New DraftKings Class A common stock underlying each exchanged New DraftKings restricted stock unit award will equal the number of shares of DraftKings common stock underlying the DraftKings restricted stock unit award multiplied by the DK Share Exchange Ratio, rounded to the nearest whole number. In addition, at the effective time of the DK Merger, New DraftKings will assume each of the DraftKings stock plans (including by adjusting the share reserve available thereunder by the DK Share Exchange Ratio) such that following the effective time of the DK Merger, New DraftKings will be entitled to grant equity awards thereunder to the extent permitted by applicable law and the terms of such stock plan.
SBT Equityholders
At the Closing, each of the SBT Sellers and the holders of in-the-money vested options to purchase shares of SBT capital stock will receive, in respect of their shares of SBT capital stock and the Cashed-Out SBT Options, their respective pro rata portions of the aggregate cash consideration, as determined in accordance with the terms of the BCA, based on a cash amount of €180,000,000, as adjusted for net debt and working capital, as well as certain other specified items.
In addition, each SBT Seller will receive such number of shares of New DraftKings Class A common stock equal to the result of multiplying such SBT Seller’s aggregate number of shares of SBT capital stock held by such SBT Seller immediately prior to the Closing by the SBT Share Exchange Ratio (as defined below). Assuming the capitalization of DraftKings, SBT and DEAC as of the date of the BCA and assuming the Closing occurred on the date of the BCA, the SBT Share Exchange Ratio would be 998.5.
The “SBT Share Exchange Ratio” means the quotient of  (I) (A) €407,211,831 (where such amount shall be converted into US$ based on the Euro-US$ average exchange rate for the consecutive seven business day period ending on the fifth business day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on Nasdaq at market close at the end of each of such seven business days)) plus the SBT Warrants Value (as defined in the BCA), divided by (B) the sum of  (i) the number of all outstanding SBT shares as of immediately prior to the Closing plus (ii) the number of SBT shares to be issued assuming the exercise of all SBT options that are vested as of immediately prior to the Closing on a net exercise basis (provided, that all Cashed-Out SBT Options and out-of-the-money vested SBT options shall be excluded from (ii)), divided by (II) the DEAC Liquidation Value.
At the Closing, each outstanding option to purchase shares of SBT capital stock other than the Cashed-Out SBT Options, which we collectively refer to as the SBT rolled-over options, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of New DraftKings Class A common stock equal to the number of shares of SBT capital stock subject to such option award immediately prior to the Closing multiplied by the SBT Share Exchange Ratio, with an exercise price per share of New DraftKings Class A common stock equal to the exercise price per share of such SBT rolled-over option divided by the SBT Share Exchange Ratio. As converted, each such SBT rolled-over option will generally continue to be governed by the same terms and conditions as were applicable immediately prior to the Closing, except that the terms of the SBT option plan and agreements evidencing awards thereunder will be deemed amended such that a “transaction” is no longer a condition for the exercise of such option. In addition, New DraftKings will assume the SBT option plan (including by adjusting the share reserve available thereunder by the SBT Share Exchange Ratio) such that following the Closing, New DraftKings will be entitled to grant equity awards thereunder to the extent agreed by the parties and outlined in “The Business Combination Agreement — Employee Matters” below.
DEAC Stockholders
The DEAC Shares held by DEAC stockholders prior to the consummation of the Business Combination will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock upon the consummation of the Business Combination.
On the effective date of the reincorporation, holders of DEAC Class A common stock and warrants will receive New DraftKings Class A common stock and warrants of New DraftKings without needing to take any action and accordingly such holders should not submit the certificates relating to their DEAC Class A common stock or warrants.
The Private Placement
In order to satisfy the Minimum Proceeds Condition, DEAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, DEAC agreed to issue and sell in private placements an aggregate of 30,471,352 shares of DEAC Class A common stock to the PIPE Investors for $10.00 per share, plus the issuance by DEAC to the PIPE Investors of an aggregate of 3.0 million warrants to purchase shares of DEAC common stock, which warrants are identical to our public warrants. The Private Placement is expected to close immediately prior to the reincorporation and the consummation of the Business Combination. In connection with the Closing, pursuant to the Reincorporation Merger Agreement, all of the issued and outstanding shares of DEAC Class A common stock, including the shares of DEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. In addition, all of DEAC’s outstanding warrants will become warrants to acquire shares of New DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of DEAC, DraftKings and SBT. The following is a brief description of the background of these negotiations and the resulting Business Combination.
DEAC is a blank check company incorporated in Delaware on March 27, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with high growth potential.
On May 14, 2019, we consummated our initial public offering (“IPO”), of 40,000,000 units, with each unit consisting of one share of Class A common stock and one-third of one warrant, generating total gross proceeds of  $400,000,000. Prior to the consummation of our IPO, the Sponsor and Mr. Sloan (together the “DEAC Founders”) purchased 10,000,000 founder shares (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.0025 per share. Simultaneously with the consummation of our IPO, we consummated the private sale of 6,333,334 private placement warrants, to the DEAC Founders at a price of  $1.50 per warrant, generating gross proceeds of approximately $9,500,000.
Prior to the consummation of our IPO, neither DEAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with DEAC.
After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of DEAC were contacted by, and representatives of DEAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates, as well as our founding investor Mr. Sloan, also brought to our attention target business candidates.

During this search process, DEAC reviewed several business combination opportunities and entered into substantive discussions with two potential target businesses other than DraftKings and SBT. One such other target (“Company M”) was in the media industry, and discussions with that target progressed to detailed negotiations. Discussions with the third potential target did not progress to detailed negotiations because we ultimately determined that pursuing a potential business combination with Company M would not be as attractive to DEAC and its stockholders as pursuing a business combination with DraftKings and SBT, primarily because the business did not have the growth company or industry growth characteristics that DraftKings possessed.
In June 2019, Mr. Sloan contacted Jason Robins, the Chief Executive Officer of DraftKings and informed him that both he and the Sponsor had formed DEAC and inquired as to whether DraftKings might be interested in pursuing a business combination. The DEAC Founders had been observing online sports and fantasy gaming opportunities for several years. During the conversation, Mr. Robins expressed some interest in a potential transaction, and confidentially revealed that he was pursuing a third-party acquisition which would require outside financing. Mr. Robins identified the third-party acquisition as SBT, a company headquartered in the Isle of Man that is an industry leader in providing online sports betting technology primarily to European online operators. Mr. Robins further explained that, although DraftKings did not use SBT’s services at that time, DraftKings was interested in acquiring SBT to create a vertically integrated online sports gaming solution to take advantage of the opportunities from the ongoing process of online sports gaming becoming legal and regulated throughout the United States and, accordingly, any transaction between DEAC and DraftKings would need to include the acquisition of SBT. Mr. Robins told Mr. Sloan that DraftKings and its financial advisors had already performed a significant amount of due diligence on SBT, including extensive discussions with Richard Carter, the Chief Executive Officer of SBT and other members of SBT’s management, and had visited SBT’s primary operations in Bulgaria. Mr. Sloan told Mr. Robins that he would discuss the opportunity with the officers of DEAC.
At about the same time, DEAC approached Company M to discuss a potential business combination transaction in conjunction with a third party. In connection with those discussions, DEAC’s legal counsel, Winston & Strawn, LLP (“Winston & Strawn”), discussed certain preliminary structuring issues with such third party’s legal counsel.
Shortly thereafter, Mr. Sloan informed Mr. Robins that he and his family would be in Tel Aviv, Israel beginning June 12, 2019 and he would welcome the opportunity to meet with Shalom Meckenzie, the principal owner of SBT, to discuss a possible three-way business combination through which DraftKings would acquire SBT and DraftKings would become publicly traded. Mr. Sloan, Mr. Robins and Mr. Meckenzie met on June 15, 2019. In the meeting, DraftKings and SBT both expressed interest in exploring such a transaction. In addition, DEAC entered into separate non-disclosure agreements with each of DraftKings and SBT pursuant to which each of the target companies agreed to share information with DEAC in the context of a three-way business combination.
DEAC engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) as its financial advisor to provide financial advice on the potential transaction and the industry generally and assistance with DEAC’s preparation of a financial model and negotiation of the transaction.
During June and continuing into July, 2019, DraftKings provided DEAC and Goldman Sachs with due diligence materials, including financial information for DEAC to use in preparing its financial model. Representatives of DEAC and DraftKings also discussed the possibility of having a super-voting governance structure for the combined company in order to provide stability and allow the management team to focus on long-term shareholder value.
On July 1 and 2, 2019, representatives of DEAC and Goldman Sachs met with certain members of SBT’s management, including its Chief Financial Officer, Shay Berka. Mr. Berka made due diligence materials and financial models available to DEAC and Goldman Sachs and assisted DEAC and Goldman Sachs in developing DEAC’s financial model.
On July 4, 2019, DEAC informed Winston & Strawn about the potential DraftKings and SBT transaction and began working with Winston & Strawn on a draft term sheet for the transaction. DEAC then proposed that all three parties meet in New York so that DEAC and its executive officers, Jeff

Sagansky and Eli Baker, and its advisors could give a full presentation to both of DraftKings and SBT. On July 9, 2019, DEAC hosted a meeting at Goldman Sachs’ New York offices and presented its vision for a three-way business combination. The meeting was attended by DraftKings, including some of its officers, directors and financial advisors and by SBT, including some of its senior management, lawyers, financial advisors and Shalom Meckenzie. Prior to the meeting, DEAC, with the assistance of Goldman Sachs, performed extensive modeling of the DraftKings and SBT businesses, on a separate and combined basis, in order generate a view as to the near-term financial performance and growth within the online sports betting and iGaming product offerings. Further research was performed in evaluating the U.S. total addressable market for both online sports betting and iGaming, relying on third party sources, DraftKings’ performance in New Jersey and analogous mature markets in the U.K., Europe, Australia and other jurisdictions. This and other data points and evaluations of other public and private companies would become the framework for DEAC’s proposal for both companies.
During the meeting, the parties discussed the general terms of a potential transaction, including that the consideration for DraftKings would consist solely of DEAC equity and the consideration for SBT would consist of a mix of DEAC equity and, based on the requirement of SBT’s owners, at least €180 million in cash. The parties also discussed (i) the desirability of obtaining commitments from investors for the Private Placement in order to demonstrate investor support for the transaction and to ensure that a minimum amount would be available at closing and (ii) the need for a condition to closing the business combination that DEAC have a minimum amount of cash available at closing from such Private Placement and the amounts held in DEAC’s trust account in order to pay the cash portion of the SBT purchase price and transaction expenses and for working capital and growth initiatives following the closing. The minimum amount of cash proceeds discussed at the meeting was approximately $400 million, which was considered sufficient to pay the cash portion of the SBT purchase price and transaction expenses and provide working capital post-closing to fund the combined company’s growth in the United States as more U.S. states legalize online sports betting and/or iGaming. Having sufficient capital on the balance sheet post-closing to launch offerings in new states was of critical importance to all parties in the transaction. During the meeting, the DEAC Founders expressed their willingness to subject a portion of their founder shares to an earnout, whereby a portion of the founder shares would be placed into escrow at the closing of the business combination, subject to release upon the achievement of certain minimum trading prices of DEAC’s common stock following the closing, in order to align their interests with the DraftKings and SBT shareholders. The specific number of founder shares to be subject to the earnout was not discussed at this meeting.
On July 12, 2019, DEAC delivered a draft term sheet to both DraftKings and SBT. The term sheet contemplated entering into a business combination among DEAC, DraftKings and SBT for aggregate consideration based on a pre-money enterprise value of DraftKings and SBT of  $3.0 billion. DEAC did not allocate the consideration between DraftKings and SBT as it considered the valuation on a combined basis with any allocation to be subject to negotiations between DraftKings and SBT. The term sheet also contemplated that DEAC would enter into subscription agreements for the private placement of Class A common stock which would close simultaneously with the closing of the business combination and the proceeds of which, together with the amounts retained in DEAC’s trust account, would total at least $400 million. The term sheet stated that all terms were subject to ongoing due diligence by DEAC of DraftKings and SBT. The term sheet noted for discussion the potential to implement a super-voting governance structure as part of the transaction. DEAC believed that a super-voting structure could promote long term value for a high growth company such as DraftKings. The term sheet included provisions for a portion of the founder shares held by the DEAC Founders to be subject to an earnout, for the reasons described above. The term sheet also provided for a period of exclusivity for the parties to negotiate the transaction agreements. DraftKings and SBT responded that while they would continue to consider the potential business combination and review the draft term sheet, they were also considering alternate financing strategies including a standalone initial public offering at some future date.
At that time and during the next two months, DEAC continued to pursue other business combination targets including Company M in particular, and engaged in significant discussions with Company M’s senior management. Simultaneously, DEAC continued to speak frequently with executives and representatives of DraftKings and SBT as they considered the DEAC proposal, and the parties negotiated the terms of a potential business combination. DEAC also engaged in due diligence on the two companies.

From July 9 through November 13, 2019, DEAC, DraftKings and SBT had numerous phone calls, emails, question and answer sessions with each company’s respective management and financial and legal advisors.
In September, DEAC began to meaningfully engage with DraftKings and SBT on the terms of a potential business combination and to discuss key points, such as valuation, the number of founder shares that would be subject to earnout, as well as the minimum amount of proceeds from the Private Placement that would be included as a condition to closing. DEAC and DraftKings generally agreed in principle with the overall valuation as well as the mix of consideration that would be paid for each of DraftKings and SBT. Mr. Baker had several discussions with Jason Park, Chief Financial Officer of DraftKings, about the combined companies’ readiness to become a public company. This included a discussion as to the status of DraftKings financial audits, internal controls and compliance and timing around state-by-state regulations. Mr. Baker and Mr. Park similarly discussed the same matters pertaining to SBT.
On September 4, 2019, DraftKings provided written comments on the initial draft term sheet that DEAC had provided in July. During the period from September 4, 2019 through October 14, 2019, the parties continued to discuss the terms of the proposed transaction and exchanged drafts of the term sheet. The principal terms being negotiated were exclusivity, minimum proceeds, and restructuring of the founder shares. Ultimately, after further negotiation among the parties and receiving investor feedback, DEAC and DraftKings agreed to a combined company valuation of  $2.7 billion, which was consistent with DEAC’s evaluation of the business, comparable companies in analogous markets and feedback from its financial advisors about the then-current view of high growth companies in the public markets. The allocation of the combined valuation was not determined by DEAC, but was a previously agreed ratio determined by DraftKings and SBT. That agreed ratio would yield an effective purchase price of  $2.05 billion for DraftKings and $650.0 million for SBT. The restructuring of the founder shares was designed by both parties to better align the interests of the DEAC founders with the shareholders of DraftKings and SBT and taking into consideration the treatment of founder shares in comparable transactions. Ultimately, it was decided that, in addition to 3.5 million founder shares to be retained by the DEAC Founders, up to 3 million additional founder shares would be retained by the DEAC Founders when the common stock of the pro-forma company achieved certain price targets ($12.50, $14 and $16) designed to represent a strong return for the DraftKings and SBT shareholders. The parties also continued to discuss the potential for a super-voting governance structure and determined to further consider the potential super-voting governance structure after receiving feedback from investors.
On September 16, 2019, Mr. Baker and DEAC’s financial advisors traveled to Boston for due diligence meetings to assist DEAC in preparing its financial model. The meeting was attended by both Mr. Robins and Mr. Park and other key members of the DraftKings management team.
In early October 2019, DEAC determined that extensive structuring considerations related to a business combination with Company M would delay a transaction and drive unacceptable uncertainty and, in any case, that Company M would not be as attractive to DEAC and its stockholders as a business combination with DraftKings and SBT.
On October 7, 2019, DEAC convened a special meeting of its board of directors to discuss and consider the potential combination transaction and vote on entering into a non-binding term sheet with DraftKings and SBT for the transaction. During the meeting, Mr. Sagansky updated the Board on the status of negotiations with DraftKings and SBT on the principal terms of the transaction, proposed timing for the transaction and additional information about DraftKings’ and SBT’s businesses and the proposed business combination. Mr. Baker also discussed with the Board in particular the proposed valuation of the transaction, which exceeded 80% of the value of the assets held in the trust account, as well as the potential to implement a super-voting governance structure in connection with the business combination. After discussion, the Board voted unanimously to proceed with entering into a non-binding term sheet for the Business Combination with DraftKings and SBT which included reciprocal exclusivity commitments.
On October 14, 2019, DEAC, DraftKings and SBT entered into a non-binding term sheet for the Business Combination. Given its exclusivity commitment in the term sheet signed with DraftKings and SBT, DEAC discontinued negotiations with Company M.

Following execution of the term sheet, the parties and their respective legal counsel prepared and then negotiated the BCA and related agreements, which continued until the BCA was executed. The parties also began planning for discussions with potential subscribers in the Private Placement. Because the New DraftKings equity issued to the DraftKings and SBT equity owners in the business combination would be issued on a private placement basis, the parties provided in the BCA that any DraftKings equity owners who are not “accredited investors” under Regulation D of the Securities Act would receive, in lieu of securities of New DraftKings, a cash payment as consideration for their shares in DraftKings, with the understanding that all SBT shareholders are accredited investors and that therefore a complete cash-out would not be necessary in respect of their shares.
On October 15, 2019, the parties held a kick-off meeting at DraftKings office in Boston to organize the overall business combination process, to conduct further analysis on the combined company, identify potential investors to approach for the Private Placement solicitation process and prepare an investor presentation for such process.
On October 16, 2019, Mr. Baker met with Mr. Park and Mr. Scarpellini, Vice President of Accounting & Finance of DraftKings, and representatives of DEAC’s accounting advisors, to discuss the current state of DraftKings financial statements and financial information requirements relating to the potential business combination transaction. The collective group generally agreed that all accounting, reporting and related procedures relating to DraftKings could be addressed and discussed an expected timeline for filings.
Beginning the week of October 14, 2019, DEAC held investor meetings with certain potential investors in the Private Placement. Mr. Sagansky, Mr. Baker and Mr. Sloan represented DEAC, Mr. Robins and Mr. Park represented DraftKings and Mr. Gavin Isaacs and Mr. Shalom Meckenzie represented SBT in these meetings in different combinations.
On October 24, 2019, DEAC arranged for a digital data room to be established to provide certain materials to prospective Private Placement investors. DEAC, through its capital markets advisors, sent invitations to potential investors who had a track record of long-term investments and an interest in investing in similar transactions.
Also in late October, representatives of DraftKings proposed to DEAC that DraftKings raise capital prior to completion of the proposed business combination in order to ensure that DraftKings would continue to have sufficient capital to execute on its business plan in the period leading up to completion of the proposed business combination. DEAC consented to such capital being raised in the form of the Convertible Notes.
During the month of November 2019, DEAC, DraftKings and SBT management held several meetings and follow-up phone calls with prospective investors in the Private Placement. As part of these discussions, principals for DEAC also discussed the prospects of a super-voting class structure with certain investors. Overall, investors agreed that a super-voting class structure for the combined company would be favorable and allow management to focus on the long-term prospects of the business in order to maximize returns for the shareholders. Based on this favorable view of the super-voting class structure, DEAC and DraftKings’ management, Mr. Robins and various advisors worked on documenting the specifics of a super-voting governance structure, including giving Mr. Robins voting control in order to promote stability and independence to allow Mr. Robins to lead the management team with a focus on creating long-term value for the company.
On the week of December 2, 2019, Messrs. Sagansky and Baker traveled to Europe to conduct further meetings and discussions with SBT and to meet with key project managers at each location. The DEAC management team also conducted ongoing due diligence with respect to financial projections and statements and future integration with DraftKings.
On December 10, 2019, the management teams of each of DEAC, DraftKings and SBT met in New York City, along with their financial advisors and legal counsel to negotiate a number of commercial and legal deal points. DEAC reported that based on feedback from potential investors in the Private Placement, the Private Placement would most likely be successful and raise in excess of the $200 million minimum based on a pre-money enterprise value of approximately $2.7 billion.

On and after December 16, 2019, DraftKings issued the Convertible Notes in an aggregate principal amount of approximately $109.2 million through February 10, 2020.
On December 17, 2019, DEAC’s board of directors held a special board meeting via tele-conference to discuss the BCA and the transactions related thereto. Mr. Sagansky briefed the Board on the terms of the BCA and Mr. Baker discussed the status of the proposed Private Placement. Following the discussions, the board of directors unanimously approved the Business Combination, the BCA and the transactions contemplated thereunder, as well as the Private Placement. In approving the BCA, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the trust account.
On December 22, 2019, the DEAC Board executed a unanimous written consent approving the BCA, the Subscription Agreements and the transactions contemplated in the Business Combination.
On December 22, 2019, the parties entered into the BCA and DEAC entered into the Subscription Agreements for the Private Placement. The next morning, on December 23, 2019, DEAC and DraftKings issued a press release announcing the Business Combination.
DEAC’s Board of Directors’ Reasons for the Approval of the Business Combination
On December 22, 2019, our board of directors unanimously (i) approved the signing of the BCA and the transactions contemplated thereby and (ii) directed that the BCA, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the BCA, related transaction documentation and such other proposals. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
•
research on industry trends, revenue projections and other industry factors;

•
extensive meetings and calls with DraftKings’ and SBT’s management team and representatives regarding operations, company services, major customers, financial prospects, the pipeline of potential new builds and possible acquisitions, among other customary due diligence matters;

•
personal visits to DraftKings’ headquarters in Boston, MA;

•
personal visits to SBT group companies’ offices in Europe and Israel and an operational center in Sofia, Bulgaria.

•
review of DraftKings’ and SBT’s material business contracts and certain other legal and commercial diligence including discussions with the company’s major customers;

•
financial and accounting diligence; and

•
creation of an independent financial model in conjunction with management of DraftKings and SBT, which was generally consistent with the financial model prepared by each respective company.

Our board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the DEAC board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of our board of directors may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.
•
High-Growth Industries.   We will seek out opportunities in faster-growing segments of developed industries and emerging international markets. Our management has extensive experience operating media businesses and leading transactions in international markets.

•
Business with Revenue and Earnings Growth Potential.   We will seek to acquire one or more businesses that have multiple, diverse potential drivers of revenue and earnings growth, including but not limited to a combination of development, production, digital and distribution capabilities and balance sheet management.

•
Companies with Potential for Strong Free Cash Flow Generation.   We will seek to acquire one or more businesses that have the potential to generate strong and stable free cash flow.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.
In considering the Business Combination, DEAC’s board of directors concluded that it met all the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:
High-Growth Industry.   The combination of DraftKings and SBT will establish one of the largest vertically integrated online sports betting, iGaming and DFS platforms to take advantage of the growing world-wide trend of online gaming regulation. Based on third-party data and industry reports, there is approximately a $450 billion global gaming industry and estimates that the U.S. online sports betting industry will be $18 billion of gross revenue at maturity. While the industry in the United States is nascent due to prior federal preemption, increased regulation by individual U.S. states has created a rapidly growing environment and a trend toward regulation. This represents a near greenfield opportunity for DraftKings which has already proven itself with its DFS product in 43 U.S. states with an industry leading 60%+ market share and a database of over 4 million unique paid users.
Business with Revenue and Earnings Growth Potential.   DraftKings has an attractive financial profile characterized by strong existing growth and continued prospects of accelerated growth. From 2017 to 2021E, New DraftKings expects to achieve a revenue CAGR of over 31% and to have grown revenues by $460 million. DEAC believes that DraftKings is well positioned to continue its dynamic growth trajectory as it integrates SBT and expands its product offerings and geographic reach.
Compelling Unit Economics.   DraftKings is a high growth consumer facing Internet business that features compelling unit economics. This has been demonstrated in its core DFS business and has further developed in its rollout of online sports betting and iGaming. DraftKings’ iGaming and Sportsbook in New Jersey had an estimated gross profit margin of 32% for the full year 2019, while DraftKings had an overall estimated gross profit margin of 68% for the full year 2019, and there is the expectation to improve that margin as the business achieves greater scale nationally and integrates the SBT technology. Similarly, SBT’s business-to-business structure also yields strong unit economics.
Diversified Revenue Mix.   After the Business Combination, the combined company will have a diversified revenue mix, well suited to capture different parts of the value chain in the online sports and iGaming industries. While DraftKings’ business is consumer facing and reliant on marketing outreach to end-user consumers, SBT is a business-to-business software service provider with over 40+ customers worldwide. DEAC believes that this provides a financial advantage to the combined company because it will create diversified sources of revenue but also geographic dispersion to capture the growth outside of the United States as well as inside.
Experienced and Motivated Management Team.   DraftKings and SBT are led by a seasoned team of industry experts that have re-defined online fantasy sports, sports betting and iGaming in the United States and throughout the world.
Under the BCA, DEAC has agreed to combine with DraftKings and SBT for approximately $2.7 billion (with the apportionment of shares as among DEAC, DraftKings and SBT equity holders based on the liquidation value of DEAC Class A common stock). The total consideration represents a market value of equity in excess of 80% of the assets held in DEAC’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under our Current Charter.
Although DEAC’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the board of directors relied on the following sources (i) due diligence on DraftKings’ and SBT’s business operations, (ii) channel checks with SBT’s customer base, (iii) extensive research reports and data related to the online and retail sports gaming industries in the United States and internationally and (iv) DEAC management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The $2.7 billion valuation is on a pre-money basis. The board of directors concluded that this is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.
The board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
The risk that our public stockholders would vote against the Business Combination proposal or exercise their redemption rights.
The board of directors considered the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board concluded however, that this risk was substantially mitigated because DEAC will have issued a private placement in the amount of up to $304.7 million, which represents 76% of the minimum proceeds necessary for closing. Further, the fact that public stockholders may vote for the Business Combination proposal while also exercising their redemption rights mitigates against any incentive a public stockholder might have to vote against the Business Combination proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.
Our management and directors may have different interests in the Business Combination than the public stockholders.
The board of directors considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of DEAC’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) a portion of the founder shares held by the DEAC Founders have been deferred to an earnout structure based on a certain gradient of gross proceeds raised. Notwithstanding the foregoing, the 80,000 founder shares that will be held by DEAC’s other directors are not subject to this earnout.
Certain Projected Financial Information
In connection with its consideration of the potential business combination, DEAC’s board of directors were provided with prospective financial information prepared by management of DraftKings, SBT and DEAC (collectively, the “Projections”).
The Projections are included in this proxy statement/prospectus solely to provide DEAC’s stockholders access to information made available in connection with the DEAC’s board of directors’ consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was December 10, 2019.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited.

Neither the independent registered public accounting firms of DraftKings, SBT nor DEAC or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of DEAC, DraftKings and SBT assume no responsibility for, and disclaim any association with, the Projections.
The Projections were prepared in good faith by DraftKings and SBT management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of DraftKings and SBT, respectively, at the time the Projections were prepared and speak only as of that time.
The Projections were developed by DraftKings’, SBT’s and DEAC’s management and considered various material assumptions, including, but not limited to, the following:
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DraftKings’ online sports betting and iGaming offerings will continue to be available in the states in which it is currently offered;

•
DraftKings will offer online sports betting and/or iGaming in additional states by 2021;

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demand for online sports betting and iGaming will remain strong and continue to grow consistent with recent years;

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DraftKings will maintain a leading market position;

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no material acquisitions or divestures; and

•
other general business and market assumptions, including maintaining strong relationships with its current customers; the historical performance of DraftKings and SBT; economic and market growth consistent with recent years, including continued expansion and growth in new service offerings, and new capabilities; SBT’s current and anticipated market position relative to its peers; and other future prospects of DraftKings and SBT as a whole.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of DraftKings and SBT, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections were prepared solely for internal use to assist DEAC in its evaluation of DraftKings, SBT and the business combination. Neither DraftKings nor SBT has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including DEAC. Neither DraftKings’ management, SBT’s management nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of DraftKings or SBT relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of DraftKings and SBT may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any DEAC stockholders to vote in favor of any of the proposals at the special meeting.
We encourage you to review the financial statements of DraftKings and SBT included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of DraftKings”, “Selected Historical Consolidated Financial Information of SBT” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither DEAC, DraftKings nor SBT or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Net Revenue (in millions)
	2019E	2020E	2021E
DraftKings	$305	$400	$550
SBT	$110	$140	$150
Comparable Public Companies
During the course of valuing DraftKings and SBT, DEAC’s management also identified several comparable public companies in each of the high-growth consumer internet, interactive gaming and EU sportsbook markets. Specifically, it determined that the most relevant publicly traded high-growth consumer internet companies are Square, Snap, Inc., Netflix, Inc., Pinterest, Inc., Facebook and Tencent Holdings Limited, the most relevant interactive gaming companies are Activision Blizzard Inc., Electronic Arts, Inc., Take-Two Interactive Software, Inc. and Zynga Inc. and the most relevant E.U. sportsbook companies are Flutter Entertainment, The Stars Group Inc., GVC Holdings and William Hill. DEAC’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.
The following is the financial information of these companies and DraftKings and SBT that was considered by DEAC’s board of directors:
	DraftKings + SBT	High-Growth Consumer Internet	Interactive Gaming	E.U. Sportsbook Operators
Enterprise Value/2021E Revenue	3.9x	5.6x	4.4x	2.4x
2019E to 2021E Revenue CAGR	30%	26%	9%	5%
Enterprise Value / 2021E Revenue – Growth Adjusted(1)	0.13x	0.25x	0.57x	0.51x
Enterprise Value / 2020E EBITDA(2)	9.9x	26.7x	16.6x	10.1x

Source: Information for companies other than DraftKings and SBT have been obtained from public filings and data from Institutional Brokers’ Estimate System and Wall Street Research as of December 10, 2019.
Note: The comparable company figures represent the medians for each peer group.
(1)
Represents 2021E revenue multiple divided by 2019E to 2021E net revenue CAGR.

(2)
DraftKings’ multiple is based on $2.7 billion valuation and an illustrative 2028E EBITDA discounted to year end 2020 at a 20% discount rate. High-growth consumer internet median excludes companies with negative EBITDA.

Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Early termination of the waiting period was granted by the Federal Trade Commission and the waiting period ended on January 27, 2020.
Gaming Regulatory Approvals
The Business Combination is also subject to (i) the receipt of determinations by the UKGC that all licenses issued by the UKGC to DraftKings, SBTech or any of their respective subsidiaries will continue in effect following the Closing without the imposition of any material limitations or conditions on the ability of New DraftKings to operate the businesses of DraftKings and SBTech following the Closing, as well as the grant by the UKGC of any personal management licenses to any persons who do not already hold a personal management license issued by the UKGC as needed to ensure compliance with such gambling and other operating licenses issued by the UKGC to DraftKings, SBTech and their respective subsidiaries; (ii) approvals by the gaming regulatory authority in Gibraltar with respect to the acquisition of SBTech and, indirectly, its Gibraltar subsidiary, and by the gaming regulatory authority in the Northern Territory of Australia of the Business Combination, including with respect to the qualifying interests in DraftKings and, indirectly, its Australian subsidiary, and in either case, any matters in connection with the Business Combination relating to control, management and operation of such entities; (iii) transactional waivers by the New Jersey Division of Gaming Enforcement authorizing certain entities to continue to engage in sports wagering gaming related business transactions with certain DraftKings and SBTech subsidiaries upon and following the Closing; (iv) approvals of transfer of ownership (or waivers of such approval requirements) and any necessary findings of suitability by the gaming regulatory authorities (as applicable) in Indiana and Mississippi with respect to certain subsidiaries of DraftKings and SBTech, as well as Iowa and Pennsylvania with respect to certain subsidiaries of DraftKings; and (v) written confirmation or such other approval necessary to permit SBTech to continue to provide, upon and following the Closing, services as contemplated by SBT Malta Limited’s agreement in effect with the Oregon State Lottery Commission.
The parties have begun the process of making submissions to the applicable gaming regulatory authorities and are continuing to take actions to obtain the required gaming regulatory approvals prior to the Closing as needed to satisfy the gaming regulatory conditions to Closing, including the condition regarding the absence of any material adverse regulatory event with respect to DraftKings and SBT.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — DEAC’s Board of Directors Reasons for the Approval of the Business Combination,” DEAC’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to DEAC’s initial business combination, including that the business combination had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the BCA.
Interests of DEAC’s Directors and Officers in the Business Combination
In considering the recommendation of our board of directors in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a DEAC Stockholder. These interests include, among other things:
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If we are unable to complete our initial business combination by May 14, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by May 14, 2021. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of  $25,000. Upon the Closing, such founder shares will be exchanged for 10,000,000 shares of New DraftKings Class A common stock, 720,000 of which will be forfeited and 5,280,000 of which will be deposited into escrow and released in accordance with the terms of the BCA. Such securities, if unrestricted and freely tradable would be valued at approximately $166,000,000, based on the closing price of  $16.60 per share of our Class A common stock on Nasdaq on March 10, 2020.

•
Simultaneously with the closing of its initial public offering, DEAC consummated the sale of 6,333,334 private placement warrants at a price of  $1.50 per warrant in a private placement to our initial stockholders, including our independent directors (and/or one or more of their estate planning vehicles). Each warrant is exercisable commencing 30 days following the Closing for one share of New DraftKings Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by May 14, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $36,416,671 based upon the closing price of  $5.75 per warrant on Nasdaq on March 10, 2020.
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Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by May 14, 2021. Certain of them may continue to serve as officers and/or directors of New DraftKings after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New DraftKings board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if DEAC fails to complete a business combination by May 14, 2021.

•
In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to DEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the BCA, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

Indemnification
The BCA contains certain indemnification obligations of the SBT Sellers and SBT option holders, on the one hand, and New DraftKings, on the other hand, to indemnify and defend each other against losses incurred, sustained by or imposed as a result of breaches of representations, warranties and covenants, subject to certain limitations set forth in the BCA. In addition, New DraftKings is entitled to be indemnified for any losses in respect of certain SBT tax liabilities. Other than with respect to losses arising out of SBT Fundamental Representations, SBT Sellers Fundamental Representations, and certain SBT tax liabilities or DraftKings Fundamental Representations, such indemnification obligations are payable only to the extent that:
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the losses in respect of a claim are at least $275,000 in the aggregate;

•
the aggregate amount of all such losses incurred exceeds $5,000,000, in which case the indemnifying party will be liable for all such losses from the first dollar; and

•
the aggregate amount does not exceed $70,000,000.

Indemnity for all Losses pursuant to the BCA, including Losses arising out of breaches of fundamental representations or certain SBT tax liabilities will be capped at the aggregate value at the Closing of the consideration received by the SBT Sellers and the applicable SBT option holders in the Business Combination.

Sources and Uses of Funds
The following table summarizes the sources and uses for funding the transactions contemplated by the BCA. Where actual amounts are not known or knowable, the figures below represent DEAC’s good faith estimate of such amounts assuming a Closing as of April 2020.
(in millions)	Assuming No Redemption(1)	Assuming Maximum Redemption(2)
Sources
Proceeds from Trust Account(3)	$404	$95
Private Placement	305	305
Convertible Notes(4)	109	109
Sellers’ Equity	2,700	2,700
DEAC Upfront Founder Equity(5)	37	37
Total Sources	$3,555	$3,246
Uses
Cash to Balance Sheet	$532	$233
Cash to SBT Shareholders(6)	201	201
Sellers’ Equity	2,700	2,700
DEAC Upfront Founder Equity(5)	37	37
Transaction costs(7)	85	75
Total Uses	$3,555	$3,246

(1)
Assuming that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account.

(2)
Assuming DEAC public stockholders redeem approximately 30,564,789 shares for aggregate redemption payments of  $308.7 million based on an estimated $10.10 liquidation value as of December 31, 2019.

(3)
Cash held in the trust account as of December 31, 2019.

(4)
Proceeds raised from the issuance of the Convertible Notes are not included in the calculation for determining satisfaction of the Minimum Proceeds Condition. Of the total proceeds, $69.1 million was received as of December 31, 2019.

(5)
Includes 80,000 founder shares that have been transferred to DEAC’s independent directors.

(6)
This amount represents €180 million converted into U.S. dollars at $1.116:€1.00 (as of March 3, 2020). This amount is subject to adjustment for excess Net Debt Amount and Working Capital Amount pursuant to the Business Combination Agreement, and does not include certain SBT transaction costs to be paid by New DraftKings (which are reflected in “Transaction Costs”).

(7)
These estimated transaction-related costs include $14.0 million in deferred underwriting commissions related to DEAC’s initial public offering, estimated cash amount to be paid to stockholders of DraftKings that are deemed to be non-accredited investors and, for the “No Redemption” scenario, payment of  $10.0 million in bonuses to management of DraftKings upon closing of the Business Combination.

Name; Headquarters of New DraftKings
Immediately prior to the Closing, DEAC will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger. DEAC Nevada will then change its name to DraftKings Inc. DraftKings will keep its headquarters at 222 Berkeley Street, 5th Floor, Boston, MA 02116.

Board of New DraftKings following the Business Combination
The initial board of directors of New DraftKings will consist of 13 members. Immediately following the Closing, the New DraftKings board of directors will be as set forth below:
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DraftKings Directors.   Ten directors will be nominated by the DK Stockholder Group, which are expected to be the current DraftKings directors, including the Chief Executive Officer of New DraftKings and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules;

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SBT Directors.   Two directors will be nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules; and

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DEAC Director.   One director will be nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld). Messrs. Sloan, Sagansky and Baker are deemed approved by DraftKings as prospective nominees if they qualify as “independent” under The Nasdaq Stock Market listing rules.

Listing of New DraftKings Shares
Prior to the Closing, DEAC and DraftKings will use reasonable best efforts to cause the shares of New DraftKings to be issued in connection with the Business Combination to be approved for listing on Nasdaq under the ticker symbol “DKNG” (or if such ticker symbol becomes unavailable, such other ticker symbol as may be agreed upon in writing by the parties).
Accounting Treatment of the Business Combination
The merger between DraftKings and Merger Sub will be accounted for as a reverse recapitalization for which DraftKings has been determined to be the accounting acquirer based on the following predominate factors:
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DraftKings will have the largest voting interest in the post-combination company;

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The board of directors of New DraftKings will have 13 members, and DraftKings will have the ability to nominate ten members of the Board;

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DraftKings’ former management will make up the vast majority of the management of New DraftKings;

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DraftKings is the largest entity by revenue and net income/loss;

•
Class B common stock issued to one of DraftKings stockholders allow for incremental voting rights;

•
The post-combination company will assume DraftKings’ name.

As the merger between DraftKings and Merger Sub will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of DraftKings issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of DraftKings.
The SBTech Acquisition will be treated as a business combination under ASC 805 and will be accounted for using the acquisition method. New DraftKings will record the fair value of assets acquired and liabilities assumed from SBTech. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

Vote Required for the Approval
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon.
Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of DEAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT
The following describes certain aspects of the Business Combination, including certain material provisions of the BCA. The following description of the BCA is subject to, and qualified in its entirety by reference to, the BCA, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the BCA carefully and in its entirety, as it is the legal document governing the Business Combination.
Explanatory Note Regarding the Business Combination Agreement
The BCA and this summary are included to provide you with information regarding the terms of the BCA. The BCA contains representations and warranties by DEAC, DraftKings, SBT and the SBT Sellers. The representations, warranties and covenants made in the BCA by DEAC, DraftKings, SBT and the SBT Sellers were qualified and subject to important limitations agreed to by DEAC, DraftKings, SBT and the SBT Sellers in connection with negotiating the terms of the BCA. In particular, in your review of the representations and warranties contained in the BCA and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the BCA may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the BCA, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that DEAC, DraftKings and SBT each delivered in connection with the BCA and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the BCA.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of DEAC, DraftKings, SBT and the SBT Sellers, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 320. DEAC will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the BCA and will update such disclosure as required by federal securities laws.
Transaction Structure
Pursuant to the BCA, (i) DEAC will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”) and changing its name to “DraftKings Inc.” (referred to in this proxy statement/prospectus as “New DraftKings”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings, with DraftKings surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, New DraftKings will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the foregoing transactions, DraftKings and SBT will be wholly-owned subsidiaries of New DraftKings. In addition, in connection with the reincorporation, New DraftKings will amend and restate its charter to be the Proposed Charter and adopt the dual class structure as described in the section of this proxy statement/prospectus titled “Description of New DraftKings Securities.”
Treatment of Equity
Treatment of DEAC Equity
The DEAC Shares held by DEAC stockholders prior to the consummation of the Business Combination will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock upon the consummation of the Business Combination.

On the effective date of the reincorporation, holders of DEAC Class A common stock and warrants will receive New DraftKings common stock and warrants of New DraftKings without needing to take any action and accordingly such holders should not submit the certificates relating to their DEAC Class A common stock or warrants.
Treatment of DraftKings Equity
Each share of DraftKings Class A common stock (including shares of DraftKings preferred stock converted to DraftKings Class A common stock in connection with the conversion of such preferred shares) issued and outstanding immediately prior to the effective time of the DK Merger (other than any shares owned or held by DraftKings in treasury, DEAC, SBT or by any of their respective subsidiaries) will be converted into the right to receive (i) such number of shares of New DraftKings Class A common stock (the “DK Merger Consideration”) equal to the number that is the quotient of  (I) (A) $2,055,241,409, divided by (B) the sum of  (i) the number of all outstanding shares, as of immediately prior to the Closing, of DraftKings common stock and preferred stock (assuming their conversion to shares of common stock) plus (ii) the number of shares of DraftKings common stock to be issued assuming the exercise of all outstanding DraftKings options and warrants that are vested as of immediately prior to the Closing, on a net exercise basis as of the Closing Date, divided by (II) the DEAC Liquidation Value (the “DK Share Exchange Ratio”). Assuming the capitalization of DraftKings, SBT and DEAC as of the date of the BCA and assuming the Closing occurred on the date of the BCA, the DK Share Exchange Ratio would be 0.3574 shares of New DraftKings Class A common stock per share of DraftKings Class A common stock.
The aggregate number of shares of New DraftKings Class A common stock to be received by each holder of DraftKings Class A common stock, as a result of applying the DK Share Exchange Ratio will be rounded down or up to the nearest whole number. Any DraftKings stockholder who is not an “accredited investor” will not receive the DK Merger Consideration in the form of shares of New DraftKings Class A common stock and will instead receive cash in an amount equal to the value of the shares of New DraftKings Class A common stock that such DraftKings stockholder would have otherwise received. We anticipate that the aggregate amount of cash that will be paid out to non-accredited investors in DrafKings will be less than $15 million.
Prior to the effective time of the DK Merger, DraftKings will issue shares of Class B common stock to Jason Robins. Each share of DraftKings Class B common stock issued and outstanding immediately prior to the effective time of the DK Merger will be converted into the right to receive shares of New DraftKings Class B common stock.
Immediately prior to the effective time of the DK Merger, each outstanding option to purchase shares of DraftKings Class A common stock, which we refer to as a DraftKings stock option, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into (i) an option denominated in shares of New DraftKings Class A common stock, which we refer to as a New DraftKings stock option, and will continue to be governed by the same terms and conditions as were applicable prior to such time and (ii) a right to receive Earnout Shares, as described below. For purposes of the conversion described in prong (i) above, each DraftKings stock option will be converted into an option to purchase a number of shares of New DraftKings Class A common stock equal to the number of shares of DraftKings common stock subject to such option award immediately prior to the effective time of the DK Merger multiplied by the DK Share Exchange Ratio, with an exercise price per share of New DraftKings Class A common stock equal to the exercise price per share of such DraftKings stock option divided by DK Share Exchange Ratio. At the effective time of the DK Merger, each DraftKings restricted stock unit that is outstanding immediately prior to the effective time of the DK Merger will automatically cease to represent a restricted stock unit denominated in shares of DraftKings common stock and will be converted into (i) a restricted stock unit denominated in New DraftKings Class A common stock, which we refer to as a New DraftKings restricted stock unit, and will continue to be governed by the same terms and conditions as were applicable prior to such time and (ii) a right to receive Earnout Shares, as described below. For purposes of the conversion described in clause (i) above, the number of shares of New DraftKings Class A common stock underlying each exchanged New DraftKings restricted stock unit award will equal the number of shares of DraftKings common stock underlying the DraftKings restricted stock unit award multiplied by the DK Share Exchange Ratio, rounded to the nearest whole number. In addition, at the effective time of the DK Merger, New DraftKings will assume each of the DraftKings stock plans (including by adjusting the share reserve available thereunder by the DK Share Exchange Ratio) such that following the effective time of the DK Merger, New DraftKings will be entitled to grant equity awards thereunder to the extent permitted by applicable law and the terms of such stock plan.
Treatment of SBT Equity
At the Closing, each of the SBT Sellers and the holders of vested options to purchase shares of SBT capital stock will receive, in respect of their shares of SBT capital stock and in respect of the Cashed-Out SBT Options, their respective pro rata portions of the aggregate cash consideration, as determined in accordance with the terms of the BCA, based on a cash amount of €180,000,000, as adjusted for net debt and working capital, as well as certain other specified items.
In addition, each SBT Seller will receive such number of shares of New DraftKings Class A common stock equal to the result of multiplying such SBT Seller’s aggregate number of shares of SBT capital stock held by such SBT Seller immediately prior to the Closing by the SBT Share Exchange Ratio (as defined in the BCA). Assuming the capitalization of DraftKings, SBT and DEAC as of the date of the BCA and assuming the Closing occurred on the date of the BCA, the SBT Share Exchange Ratio would be 998.5 shares of New DraftKings Class A common stock per SBT share.
At the Closing, each outstanding option to purchase shares of SBT capital stock other than the Cashed-Out SBT Options, which we collectively refer to as the SBT rolled-over options, will automatically and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of New DraftKings Class A common stock equal to the number of shares of SBT capital stock subject to such option award immediately prior to the Closing multiplied by the SBT Share Exchange Ratio, with an exercise price per share of New DraftKings Class A common stock equal to the exercise price per share of such SBT rolled-over option divided by the SBT Share Exchange Ratio. As converted, each such SBT rolled-over option will generally continue to be governed by the same terms and conditions as were applicable immediately prior to the Closing, except that the terms of the SBT option plan and agreements evidencing awards thereunder will be deemed amended such that a “transaction” is no longer a condition for the exercise of such option. In addition, New DraftKings will assume the SBT option plan (including by adjusting the share reserve available thereunder by the SBT Share Exchange Ratio) such that following the Closing, New DraftKings will be entitled to grant equity awards thereunder to the extent agreed by the parties and outlined in “— Employee Matters” below.
Earnout Shares
The DEAC Earnout Group, the SBT Earnout Group and the DK Earnout Group will have the right to receive the portion of 6,000,000 aggregate Earnout Shares described below, which will be released as follows:
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one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis (as defined below) if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share;

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one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $14.00 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share; and

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one-third of the Earnout Shares will be released to such earnout recipients on a Pro Rata Basis if: (A) the volume weighted average share price of New DraftKings Class A common stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New DraftKings consummates a transaction which results in the stockholders of New DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share.
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If the condition for more than one triggering event is met pursuant to the above, then all of the Earnout Shares to be released and distributed in connection with each such triggering event will be released and delivered to the earnout recipients.

For the purposes of the release of Earnout Shares only, a “Pro Rata Basis” means (A) with respect to each member of the DEAC Earnout Group, in accordance with the ratio calculated by dividing (x) the number of shares of New DraftKings Class A common stock held by such member, by (y) the aggregate number of shares of New DraftKings Class A common stock held by the DEAC Earnout Group; (B) with respect to each member of the DK Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of New DraftKings Class A common stock held and the number of shares of New DraftKings Class A common stock underlying exchanged DraftKings options and exchanged DraftKings restricted stock units held by such member, by (y) the sum of the aggregate number of shares of New DraftKings Class A common stock held by the DK Earnout Group and the aggregate number of shares of New DraftKings Class A common stock underlying exchanged DraftKings options and exchanged DraftKings restricted stock units, and in either of case (A) or (B), as of immediately following the Closing; and (C) with respect to each member of the SBT Earnout Group, in accordance with the ratio calculated by dividing (x) the number of SBT shares held by such member immediately prior to Closing, by (y) the aggregate number of shares of SBT held by all members of the SBT Earnout Group immediately prior to the Closing.
The members of the DEAC Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the DEAC Earnout Group) of 3,000,000 Earnout Shares. The members of the DK Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the DK Earnout Group) of 2,280,000 Earnout Shares. The members of the SBT Earnout Group will each be entitled to the right to receive their respective pro rata shares (as among the SBT Earnout Group) of 720,000 Earnout Shares. Any Earnout Shares not eligible to be released by the four (4)-year anniversary of the Closing Date will be forfeited to New DraftKings and canceled, and no earnout recipient will have any rights with respect thereto.
Closing
The Closing will take place on (i) the fifth (5th) business day following the satisfaction or waiver (to the extent permitted by law) of the closing conditions set forth in Article XI of the BCA (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the parties benefiting from such conditions) (provided that, if the satisfaction or waiver of such conditions occurs on or after the fifteenth (15th) day in a month and at least five (5) business days prior to the last business day of such month, the Closing will occur on the last business day of such month), or (ii) such other date as agreed in writing by the parties.
Representations and Warranties
The BCA contains customary representations and warranties made by each of DEAC, DEAC Nevada, Merger Sub, DraftKings, SBT and the SBT Sellers regarding aspects of the respective businesses, financial condition and structure of the parties, as well as other facts pertinent to the Business Combination. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Business Combination. These representations and warranties have been made solely for the benefit of the other parties to the BCA.
DEAC, DEAC Nevada, Merger Sub, DraftKings and SBT have made customary representations and warranties, including with respect to:
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organization, good standing and qualification to do business;

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corporate authority, approval and non-contravention;

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capitalization;

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financial statements and internal controls;

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undisclosed liabilities;

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compliance with laws;

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data protection;

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absence of changes,

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corrupt practices;

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litigation; and

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brokers.

DEAC, DEAC Nevada and Merger Sub have made additional representations and warranties, including with respect to:
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SEC filings;

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trust accounts;

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valid issuance of the equity interests to be issued in the Business Combination; and

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no discussions with respect to alternative transactions and independent investigations.

DraftKings and SBT have made additional representations and warranties, including with respect to:
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licenses and compliance with the gaming laws;

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contracts;

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taxes;

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the accuracy of information supplied for inclusion in this proxy statement/prospectus;

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assets;

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intellectual property;

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information technology and assets; and

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employee matters.

SBT has made additional representations and warranties, including with respect to:
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books and records;

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real property; and

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insurance.

The SBT Sellers have also made representations and warranties, including with respect to:
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organization, standing, corporate power;

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ownership of shares of SBT shares;

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corporate authority, approval and non-contravention;

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certain tax matters; and

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investment intent.

Material Adverse Effect
Many of the representations and warranties, covenants and closing conditions set forth in the BCA are qualified by a “material” or “Material Adverse Effect” standard.

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DEAC Material Adverse Effect.   A “material adverse effect” with respect to DEAC means any change, effect, event, circumstance, occurrence or state of facts that prevents or materially impairs or materially delays, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of DEAC, DEAC Nevada and Merger Sub to perform their obligations under the BCA or to consummate the Business Combination other than, any change, effect, event, circumstance, occurrence or state of facts to the extent relating to:

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general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets;

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any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters;

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any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices;

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the Business Combination or the announcement, pendency or consummation of the Business Combination;

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any actions taken by DEAC upon the written request or instruction of DraftKings or SBT or as expressly required by the BCA; or

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changes or developments in any law or applicable accounting standards or the enforcement or interpretation thereof.

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SBT Material Adverse Effect.   A “material adverse effect” with respect to SBT means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of SBT and its subsidiaries (taken as a whole), or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of SBT and its subsidiaries, as applicable, to consummate the Transactions (as defined in the BCA), other than in the case of clause (a) above, any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to:

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general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets;

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hurricanes, earthquakes, floods, or other natural disasters;

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any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices;

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the Business Combination or the announcement, pendency or consummation of the Business Combination;

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any actions taken by SBT or any of its subsidiaries upon the written request or instruction of DraftKings or as expressly required by the BCA;

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changes or developments in any law or applicable accounting standards or the enforcement or interpretation thereof; or

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any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans; provided that the underlying factors contributing to such failure will not be deemed excluded unless such underlying factors would otherwise be excepted from this definition;

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except, in the case of the first three and the sixth sub-bullets above, to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect SBT and its subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which SBT and its subsidiaries operate or have a presence.

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DraftKings Material Adverse Effect.   For the purposes of the BCA, a “material adverse effect” with respect to DraftKings means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of DraftKings and its subsidiaries (taken as a whole), or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent, or materially impair or materially delay, individually or in the aggregate, the ability of DraftKings and its subsidiaries, as applicable, to consummate the Transactions (as defined in the BCA), other than in the case of clause (a) above, any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to:

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general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets;

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hurricanes, earthquakes, floods, or other natural disasters;

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any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices;

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the Business Combination or the announcement, pendency or consummation of the Business Combination;

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any actions taken by DraftKings or any of its subsidiaries upon the written request or instruction of SBT or as expressly required by the BCA;

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changes or developments in any law or applicable accounting standards or the enforcement or interpretation thereof; or

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any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided that, with respect to this sub-bullet, the underlying factors contributing to such failure will not be deemed excluded unless such underlying factors would otherwise be excepted from this definition);

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except, in the case of the first three and sixth sub-bullets above, to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect DraftKings and its subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which DraftKings and its subsidiaries operate or have a presence.

Fundamental Representations
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“DEAC Fundamental Representations” refers to certain representations and warranties of DEAC relating to organization, standing, corporate power, capitalization, corporate authority, approval and brokers.

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“DraftKings Fundamental Representations” refers to certain representations and warranties of DraftKings relating to organization, good standing, corporate power, capital structure, corporate authority, approval, and brokers.

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“SBT Fundamental Representations” refers to certain representations and warranties of SBT relating to organization, standing, corporate power, capital structure, corporate authority, approval and brokers.

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“SBT Sellers Fundamental Representations” refers to certain representations and warranties of the SBT Sellers relating to organization, standing, corporate power, ownership of SBT shares, corporate authority, approval and noncontravention.

Covenants Relating to the Conduct of Business
Until the earlier of the Closing or the date, if any, on which the BCA is terminated, DEAC, SBT and DraftKings have agreed to, and will cause each of their subsidiaries, as applicable, to, conduct their businesses in the ordinary course of business. SBT and DraftKings have also agreed to use commercially reasonable efforts to preserve their current business organizations, keep available the services of their officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.
DEAC, DraftKings and SBT have further agreed, except as expressly contemplated by the BCA or an applicable disclosure letter, or as required by applicable law, any governmental authority or current contractual agreement that they will not, and will not permit their respective Subsidiaries to, without the prior written consent of the other parties (which consent not to be unreasonably withheld, conditioned or delayed) take certain actions specifically set forth in the BCA, as it may be applicable to such party, including, but not limited to:
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amending their organizational documents or adopting or passing resolutions inconsistent with such organizational documents;

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with respect to SBT and DraftKings, disposing of or granting any option in respect of material assets, except, with respect to SBT, for trading in the ordinary course of business or to SBT or any of its subsidiaries on entirely arm’s length terms;

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with respect to SBT, entering into, amending or terminating certain contractual relationships, other than, (i) in the ordinary course of business with respect to contracts or arrangements involving consideration expenditure or liabilities not in excess of €5,000,000 per annum; or (ii) arrangements on entirely arm’s length terms among SBT and its subsidiaries that have no adverse effect on SBT or any of its subsidiaries;

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with respect to SBT, making commitments or entering into agreements relating to expenses or capital expenditures over specified thresholds other than among SBT and/or its subsidiaries (provided, that SBT will notify DraftKings in writing in advance of making such commitment or entering into any agreement in respect of any such expense or capital expenditure in an amount in excess of €2,500,000);

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guaranteeing indebtedness of any other person other than (i) with respect to SBT, between or among SBT and any of its subsidiaries, to the extent not prohibited under the BCA, and (ii) with respect to DEAC, advances from the DEAC initial stockholders for expenses incurred in the ordinary course of business which in the aggregate, together with any existing indebtedness, do not exceed a certain cap;

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reducing its share capital;

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creating, granting or issuing any encumbrances, debentures or securities, agreeing to redeem securities, or give any guarantees or indemnities, except for: (i) with respect to DraftKings, Permitted DK Issuances (as defined in the BCA), (ii) with respect to SBT, in the case of guarantees or indemnities, in the ordinary course of trading or the ordinary course of business or in respect of the obligations of SBT or any of its subsidiaries or (iii) with respect to DEAC, in connection with the Private Placement, or in connection with the DEAC share redemptions;

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with respect to DraftKings and SBT, ceasing to operate material parts of their businesses;

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with respect to SBT, dismissing or engaging employees over a specified base salary threshold;

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with respect to DraftKings and SBT, settling litigation claims over a specified threshold;

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declaring, making or paying a dividend distribution to their stockholders other than (i) with respect to DEAC, in connection with the DEAC share redemptions and (ii) with respect to SBT, if after giving effect to such distribution, the working capital of SBT and its subsidiaries is not below the target level;

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borrowing money over a certain threshold; and

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with respect to DEAC and SBT, making material tax returns, amending tax returns, settling material tax audit or proceeding, entering into agreements with a tax authority; surrendering a right to any material tax refund or credit, or obtaining any material tax ruling.

Additional Covenants
Company Stockholder Meeting
DEAC is required to give notice and convene and hold the Special Meeting for the purposes of adopting the BCA, and thereby approving the Business Combination, and approving any other stockholder approvals required under the BCA, as promptly as practicable after the date upon which the registration statement of which this proxy statement/prospectus forms a part becomes effective.
DEAC may postpone or adjourn the Special Meeting only under the following circumstances:
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to seek withdrawals of redemption requests from DEAC’s stockholders if DEAC reasonably expects the payments for the redemption of DEAC Shares would cause a condition precedent to the Closing to not be satisfied at the Closing;

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to solicit additional proxies for the purpose of obtaining the requisite Company stockholder approvals;

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for the absence of a quorum; and

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to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that DEAC has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by DEAC’s stockholders prior to the Special Meeting.

Regulatory Approvals
Each of DEAC, DraftKings, SBT, the SBT Sellers and Merger Sub has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make the Business Combination effective, including:
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taking all acts necessary to cause the conditions to the Closing to be satisfied as promptly as practicable;

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obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and third parties, including:

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approvals by the gaming regulatory authority in Gibraltar with respect to the acquisition of SBTech and, indirectly, its Gibraltar subsidiary, and by the gaming regulatory authority in the Northern Territory of Australia of the Business Combination, including with respect to the qualifying interests in DraftKings and, indirectly, its Australian subsidiary, and in either case, any matters in connection with the Business Combination relating to control, management and operation of such entities;

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transactional waivers by the New Jersey Division of Gaming Enforcement authorizing certain entities to continue to engage in sports wagering gaming related business transactions with certain DraftKings and SBTech subsidiaries upon and following the Closing;

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approvals of transfer of ownership (or waivers of such approval requirements) and any necessary findings of suitability (as applicable) by the gaming regulatory authorities in Indiana and Mississippi with respect to certain subsidiaries of DraftKings and SBTech, as well as Iowa and Pennsylvania with respect to certain subsidiaries of DraftKings;

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written confirmation or such other approval necessary to permit SBTech to continue to provide, upon and following the Closing, services as contemplated by SBT Malta Limited’s agreement in effect with the Oregon State Lottery Commission; and

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receiving determination from the UKGC that all gambling and other operating licenses issued by the UKGC to DraftKings, SBTech or any of their respective subsidiaries will continue in effect following the Closing without the imposition of any material limitations or conditions on the ability of New DraftKings to operate the businesses of DraftKings and SBTech following the Closing, as well as the grant by the UKGC of any personal management licenses as needed to ensure compliance with such gambling and other operating licenses;
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making appropriate filings or notifications, if necessary, pursuant to the HSR Act or other applicable competition laws or required by or advisable with respect to certain gaming regulatory authorities, as promptly as practicable (and in no event later than 15 business days after the date of the BCA with respect to filings by DEAC and DraftKings under the HSR Act and 20 business days with respect to notifications or submissions to or filings by DraftKings and SBT with gaming regulatory authorities); and

•
executing and delivering any additional instruments necessary to consummate the Business Combination and fully carry out the purposes of the BCA.

The parties have begun the process of making submissions to the applicable gaming regulatory authorities and are continuing to take actions to obtain the required gaming regulatory approvals prior to the Closing as needed to satisfy the gaming regulatory conditions to Closing, including the condition regarding the absence of any material adverse regulatory event with respect to DraftKings and SBT. Each of the parties has agreed to keep each other informed about the status of governmental and third-party approval matters and to reasonably cooperate in such efforts.
The parties are not required to agree to, or to take any action if such efforts or action, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of DraftKings, SBT or New DraftKings (immediately following the Closing) (each of such actions, a “Burdensome Condition”). None of the parties nor any of their respective subsidiaries may take any action that has the effect of, or agree with any governmental authority to, a Burdensome Condition without the prior written consent of the other parties.
Director and Officer Indemnification and Insurance
From and after the Closing, New DraftKings will or will cause DraftKings or SBT, as applicable, to indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of DraftKings and its subsidiaries and of SBT and its subsidiaries (the “Indemnified Parties”) from and against any and all costs or expenses, judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Closing (including for acts or omissions occurring in connection with the approval of the BCA, the performance of such party’s obligations under the BCA, arising out of or pertaining to the Business Combination) whether asserted or claimed prior to, at or after the Closing.
All rights to indemnification, expense advancement and exculpation existing in favor of each current and former director, officer and employee of DraftKings or any of its subsidiaries and of SBT and any of its subsidiaries, as provided in their respective organizational documents or under any other agreements, in each case as in effect on the date of the BCA, will survive the Business Combination and New DraftKings will cause DraftKings and SBT to (i) continue in full force and effect for a period of at least six years from the Closing Date (or, if any relevant claim is asserted or made within such six year period, until final disposition of such claim) such rights to indemnification and expense advancement and (ii) perform, in a timely manner, DraftKings’, or its subsidiaries’ and SBT’s or its subsidiaries’ obligations with respect thereto.
For at least six years after the Closing, DraftKings and SBT will maintain (and New DraftKings will cause DraftKings and SBT to maintain) DraftKings’ and SBT’s current directors’ and officers’ liability insurances in respect of acts or omissions occurring at or prior to the Closing covering the Indemnified Parties, on terms no less favorable than the policies in effect on the date of the BCA. DraftKings or SBT, as applicable, may substitute the foregoing policies with a “tail” policy or policies of DraftKings or SBT containing terms with respect to coverage and amount no less favorable to the Indemnified Parties.

The Private Placement
DraftKings and SBT will cause their appropriate officers and employees to use reasonable best efforts to cooperate in connection with the arrangement by DEAC of the Private Placement as may be reasonably requested by DEAC. DEAC will not consummate the Private Placement for gross proceeds in excess of $304,713,520 (including the Subscription Agreements existing as of the date of the BCA) or on terms materially different than those contained in such Subscription Agreements without the prior written consent of DraftKings and the SBT Sellers’ Representative, and any such excess proceeds must be raised on substantially the same terms as those applicable to the Private Placement as of the date of the BCA.
Listing of New DraftKings Shares
Prior to the Closing, DEAC, DraftKings and SBT will use their reasonable best efforts to cause the shares of New DraftKings Class A common stock to be issued in connection with the Business Combination to be approved for listing on the Nasdaq under a ticker symbol to be mutually agreed upon in writing by the parties, including by submitting prior to the Closing an initial listing application with the Nasdaq. Each of DEAC, DraftKings, SBT and the SBT Sellers have agreed to promptly provide information concerning itself and its affiliates as may be reasonably requested by the other parties, and otherwise reasonably assist and cooperate with the other parties in connection with the preparation, filing and distribution of the Nasdaq listing application. In addition, DEAC, DraftKings and SBT have agreed not to submit, amend or supplement the Nasdaq listing application, or any response to Nasdaq comments without the other parties’ prior consent (which will not be unreasonably withheld, conditioned or delayed) and without providing the other parties a reasonable opportunity to review and comment.
Certain DEAC Actions
DEAC will cancel (i) 270,000 of the DEAC Shares held by the DEAC Founders (provided that, if DEAC and DraftKings mutually agree in writing, 120,000 of such DEAC Shares will instead be used in connection with the Private Placement) and (ii) the number of DEAC Shares held by the DEAC Founders representing the SBT Warrants Value (as defined below) in each case pro rata to each DEAC Founder’s ownership percentage of the DEAC Shares held by the DEAC Founders, effective as of immediately prior to the Closing.
Also at the Closing, (i) the DEAC Founders will transfer 1,141,801 of the DEAC warrants held by them, to the DK Equityholders, pro rata in respect of the number of shares of New DraftKings Class A common stock (received as DK Merger Consideration) held by them as of immediately following the Closing; and (ii) the value of 358,199 DEAC warrants (agreed as between the parties to be $2.00 per warrant) will be added to the valuation based on which the SBT Share Exchange Ratio is calculated (the “SBT Warrants Value”). To the extent that as of immediately following the Closing, the DEAC Founders hold more than 1,858,199 DEAC warrants, any such DEAC warrants in excess of such number will be forfeited and canceled.
DEAC has also agreed to execute and deliver a joinder to the Convertible Notes executed and delivered by DraftKings to the holders thereof, which joinder will obligate DEAC to issue DEAC Shares to the holder(s) of each such promissory note in accordance with the terms thereof as of immediately prior to the Closing. Proceeds generated from such Convertible Notes will not be included in determining whether the $400,000,000 minimum proceeds closing condition has been satisfied unless expressly agreed to in writing by DraftKings. However, DraftKings will be deemed to have issued a number of shares of DraftKings common stock to satisfy the payment of all unpaid and outstanding interest associated with such promissory notes, and such shares of DraftKings common stock will be converted at the effective time of the DK Merger into shares of New DraftKings Class A common stock.
DEAC Share Redemptions
At the Closing, DEAC will use its best efforts to cause the trustee of the trust account to pay as and when due all amounts payable to DEAC’s stockholders holding shares of Class A common stock sold in DEAC’s initial public offering who have validly elected to redeem their shares of Class A common stock (and not rescinded such election) and will use its best efforts to cause the trustee to pay, as and when due, the deferred discount pursuant to the terms of the trust agreement with the trustee.

Employee Matters
The parties have agreed that (i) the employees of DraftKings and its subsidiaries at the effective time of the DK Merger who continue to remain employed with DraftKings or its subsidiaries, whom we refer to as the DraftKings continuing employees and (ii) the employees of SBT and its subsidiaries at the Closing who continue to remain employed with SBT or its subsidiaries, whom we refer to as the SBT continuing employees will, during the one (1) year period commencing on the Closing Date, be provided with compensation and benefits that are no less favorable, in the aggregate, than those provided to such DraftKings continuing employees or SBT continuing employees, as applicable, immediately prior to the Closing Date.
With respect to any benefit plan in which any of the DraftKings or SBT continuing employees first becomes eligible to participate on or after the effective time of the Business Combination, each party will use commercially reasonable efforts to (i) cause any preexisting conditions or limitations and eligibility waiting periods under any of its group health plans, if any, to be waived with respect to the other party’s continuing employees and their eligible dependents, (ii) give the other party’s continuing employees credit for the plan year in which the effective time of the Business Combination occurs (or the plan year in which the continuing employee first becomes eligible to participate in the applicable benefit plan, if later) toward applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the effective time of the Business Combination (or eligibility date, as applicable), for which payment has been made and (iii) give the other party’s continuing employees service credit for such continuing employee’s employment with the other party for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan, as if such service had been performed with such party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.
Additionally, the parties have agreed that following the conversion of, and assumption by New DraftKings, of the unallocated option pool under the SBT option plan, such available pool of New DraftKings stock options, will exclusively serve, following the Closing, for grants of such New DraftKings stock options to SBT continuing employees and consultants and not to any other person. The Chief Executive Officer and SBT Sellers’ Representative will jointly determine the identity of such SBT continuing employees and consultants and their entitlement in such unallocated option pool, whether prior to the Closing or shortly thereafter, and New DraftKings shall effect such grants promptly following such determination (but not prior to the Closing).
Conditions to Closing
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligations
Each party’s obligation to complete the Business Combination is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:
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adoption and approval by DEAC Stockholders of the BCA, the Business Combination and the other proposals set forth in this proxy statement/prospectus;

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expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the Business Combination under the HSR Act;

•
receipt of approvals, determinations, grants, confirmations and the satisfaction of any other conditions, as may be applicable, with respect to certain gaming regulatory authorities, including:

•
approvals by the gaming regulatory authority in Gibraltar with respect to the acquisition of SBTech and, indirectly, its Gibraltar subsidiary, and by the gaming regulatory authority in the Northern Territory of Australia of the Business Combination, including with respect to the qualifying interests in DraftKings and, indirectly, its Australian subsidiary, and in either case, any matters in connection with the Business Combination relating to control, management and operation of such entities;

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transactional waivers by the New Jersey Division of Gaming Enforcement authorizing certain entities to continue to engage in sports wagering gaming related business transactions with certain DraftKings and SBTech subsidiaries upon and following the Closing;

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approvals of transfer of ownership (or waivers of such approval requirements) and any necessary findings of suitability (as applicable) by the gaming regulatory authorities in Indiana and Mississippi with respect to certain subsidiaries of DraftKings and SBTech, as well as Iowa and Pennsylvania with respect to certain subsidiaries of DraftKings;

•
written confirmation or such other approval necessary to permit SBTech to continue to provide, upon and following the Closing, services as contemplated by SBT Malta Limited’s agreement in effect with the Oregon State Lottery Commission; and

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receiving determination from the UKGC that all gambling and other operating licenses issued by the UKGC to DraftKings, SBTech or any of their respective subsidiaries will continue in effect following the Closing without the imposition of any material limitations or conditions on the ability of New DraftKings to operate the businesses of DraftKings and SBTech following the Closing, as well as the grant by the UKGC of any personal management licenses needed to ensure compliance with such gambling and other operating licenses;

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the absence of any material adverse regulatory event or circumstance, which is described as any event or circumstance involving gaming regulatory authorities relating to the BCA or the Business Combination that has had or is reasonably likely to (i) have a material adverse impact on the eligibility of any of DraftKings and its subsidiaries, or New DraftKings and its subsidiaries, to continue to operate under their operating licenses or registrations in any material respect, (ii) have an adverse impact in any material respect on any pending material applications of DraftKings and its subsidiaries, or New DraftKings and its subsidiaries, filed with gaming regulatory authorities or (iii) otherwise impair the ability of New DraftKings or any of its subsidiaries to operate DraftKings’ business and SBT’s business in any material respect following the Closing;

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the absence of any law, order or injunction of any governmental authority which prohibits, makes illegal or enjoins the consummation of the Business Combination;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or any proceedings for such purpose initiated or threatened by the SEC;

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receipt of approval for listing the shares of New DraftKings Class A common stock to be issued as consideration under the BCA on the Nasdaq, subject only to the official notice of issuance;

•
the execution and delivery by the parties of the Stockholders Agreement and other ancillary agreements contemplated by the BCA; and

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DEAC having a minimum of  $400,000,000 in cash, comprising (i) the cash held in the trust account after giving effect to DEAC share redemptions, and (ii) proceeds from the Private Placement; provided that DraftKings and SBT (acting jointly) may waive this condition.

Additional Conditions to the Obligations of DEAC
The obligations of DEAC to complete the Business Combination are also subject to the satisfaction or waiver of the following conditions:
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Representations and Warranties of DraftKings and SBT.

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Each of the DraftKings Fundamental Representations and SBT Fundamental Representations must be true and correct in all respects as of the date of the BCA and as of the Closing Date (except that such representations and warranties that by their terms speak as of a specific date must be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

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(i) The DraftKings representations and warranties relating to the absences of certain changes since December 31, 2018 must be true and correct in all material respects as of the date of the BCA and as of the Closing Date and (ii) all other DraftKings representations (other than the DraftKings Fundamental Representations) must be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date of the BCA and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that speak as of a specific date must be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

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The SBT representations and warranties (other than the SBT Fundamental Representations) must be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date of the BCA and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that speak as of a specific date must be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect.

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Each of DraftKings and SBT must have performed in all material respects all obligations required to be performed by it under the BCA at or prior to the Closing Date.

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DEAC’s receipt of  (i) a DraftKings officer’s certificate as to the satisfaction of the conditions relating to the accuracy of DraftKings’ representations and warranties and the performance of its obligations under the BCA; and (ii) an SBT officer’s certificate as to the satisfaction of the conditions relating to the accuracy of SBT’s representations and warranties and the performance of its obligations under the BCA, in each case dated as of the Closing Date.

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There must not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or an SBT Material Adverse Effect.

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The delivery of the DK Stockholder Consent (as defined in the BCA) to DEAC (which was so delivered promptly following the execution of the BCA).

Additional Conditions to the Obligations of DraftKings
The obligation of DraftKings to complete the Business Combination is also subject to the satisfaction or waiver of the following conditions:
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Representations and Warranties of SBT and DEAC.

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Each of the DEAC Fundamental Representations, SBT Fundamental Representations and SBT Sellers Fundamental Representations must be true and correct in all respects as of the date of the BCA and as of the Closing Date (except that such representations and warranties that by their terms speak as of a specific date must be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

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All other representations and warranties of DEAC, SBT and the SBT Sellers must be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date of the BCA and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that speak as of a specific date must be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect or SBT Material Adverse Effect, respectively.

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Each of SBT, the SBT Sellers and DEAC must have performed in all material respects all obligations required to be performed by it under BCA at or prior to the Closing Date.

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DraftKings’ receipt of  (i) an SBT officer’s certificate as to the satisfaction of the conditions relating to SBT’s representations and warranties and the performance of its obligations under the

BCA; (ii) an SBT Sellers Representative’s certificate as to the satisfaction of the conditions relating to the SBT Sellers’ representations and warranties and the performance of their obligations under the BCA; and (iii) a Company officer’s certificate as to the satisfaction of the conditions applicable to DEAC relating to DEAC’s representations and warranties and the performance of its obligations under the BCA, in each case dated as of the Closing Date.
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There must not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect, or Company Material Adverse Effect.

Additional Conditions to the Obligations of SBT and the SBT Sellers
The obligation of SBT and the SBT Sellers to complete the Business Combination is also subject to the satisfaction or waiver of the following conditions:
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Representations and Warranties.

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Each of the DraftKings Fundamental Representations and DEAC Fundamental Representations must be true and correct in all respects as of the date of the BCA and as of the Closing Date (except that such representations and warranties that by their terms speak as of a specific date must be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

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(i) The DraftKings representations and warranties relating to the absences of certain changes since December 31, 2018 must be true and correct in all material respects as of the date of the BCA and as of the Closing Date and (ii) all other DraftKings representations (other than the DraftKings Fundamental Representations) must be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date of the BCA and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that speak as of a specific date must be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.

•
DEAC representations and warranties (other than the DEAC Fundamental Representations) must be true and correct (without giving effect to any qualification as to materiality contained therein) as of the date of the BCA and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that speak as of a specific date must be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Each of DraftKings and DEAC must have performed in all material respects all obligations required to be performed by it under the BCA at or prior to the Closing Date.

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The SBT Sellers Representative’s receipt of: (i) a DraftKings officer’s certificate as to the satisfaction of the conditions relating to the accuracy of DraftKings’ representations and warranties and the performance of its obligations under the BCA; and (ii) a Company officer’s certificate as to the satisfaction of the conditions relating to the accuracy of DEAC’s representations and warranties and the performance of its obligations under the BCA, in each case dated as of the Closing Date.

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There must not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or a DEAC Material Adverse Effect.

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104H Tax Ruling. The 104H Tax Ruling shall have been obtained from the Israel Tax Authority (“ITA”) in form and substance reasonably acceptable to the SBT Sellers’ Representative and its Israeli legal counsel and based on the application made to the ITA in this regard.

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Option Tax Ruling. The Option Tax Ruling or the Interim Option Ruling (each as defined in the BCA) shall have been obtained from the ITA in substantially the form requested in the application for such ruling.

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The delivery of the DK Stockholder Consent to the SBT Sellers’ Representative (which was so delivered promptly following the execution of the BCA).

Termination
The BCA may be terminated at any time prior to the Closing:
•
by mutual written consent of DraftKings, the SBT Sellers’ Representative and DEAC;

•
by each of DraftKings, the SBT Sellers’ Representative or DEAC if:

•
the Business Combination is not completed on or before June 30, 2020 (the “Outside Date,” which may be extended by any additional 31 days by the mutual written consent of DraftKings, the SBT Sellers’ Representative and DEAC); provided that this termination right will not be available to a party whose action or failure to act has been the primary cause of or resulted in the failure of the Business Combination to be consummated on or before the Outside Date;

•
any governmental authority issues an order or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Business Combination, and such order or other action becomes final and non-appealable; provided that this termination right is not available to any party if such party has not complied in all material respects with its regulatory efforts covenants; or

•
the requisite approvals of DEAC’s stockholders are not obtained at the Special Meeting or any adjournment or postponement thereof.

•
by DraftKings if:

•
SBT, the SBT Sellers or DEAC has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the BCA, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of (x) 30 days following receipt of written notice from DraftKings of such breach or failure to perform and (y) the Outside Date; or

•
DEAC withdraws, or amends, qualifies or modifies in a manner adverse to DraftKings, SBT or the SBT Sellers, its recommendation to DEAC’s stockholders to adopt and approve the Business Combination and the other proposals described in this proxy statement/prospectus, prior to the time requisite approvals of DEAC’s stockholders are obtained;

•
by the SBT Sellers’ Representative if:

•
DraftKings or DEAC has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the BCA, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such Party by the earlier of  (x) 30 days following receipt of written notice from the SBT Sellers’ Representative of such breach or failure to perform and (y) the Outside Date; or

•
DEAC withdraws, or amends, qualifies or modifies in a manner adverse to DraftKings, SBT or the SBT Sellers, its recommendation to DEAC’s Stockholders to adopt and approve the Business Combination and the other proposals described in this proxy statement/prospectus, prior to the time requisite approvals of DEAC’s stockholders are obtained;

•
by DEAC if any of DraftKings, SBT or the SBT Sellers has breached or failed to perform any of its or their respective representations, warranties, covenants or agreements set forth in the BCA,

which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of  (x) 30 days following receipt of written notice from DEAC of such breach or failure to perform and (y) the Outside Date.
Termination Fee
In the event that the BCA is terminated, other than in circumstances where SBT or the SBT Sellers have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the BCA in such a manner that would give rise to a termination right as discussed above, the DraftKings must pay to SBT a termination fee of  $3,000,000 (the “SBT Termination Fee”). Upon any valid termination of the BCA where the SBT Termination Fee becomes due and payable, the payment of the SBT Termination Fee will be in full and complete satisfaction of any and all monetary damages of SBT, its affiliates, and their respective representatives that may be claimed by SBT and its affiliates against DraftKings, its subsidiaries and any of their respective representatives arising out of or related to the BCA or the Business Combination (except in case of fraud or any willful and material breach of the BCA by DraftKings).
Indemnification
Survival
The representations, warranties and covenants of the parties will survive the Closing as follows:
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DraftKings Fundamental Representations, SBT Fundamental Representations and the SBT Sellers Fundamental Representations will survive until the date of expiration of the applicable statute of limitations.

•
DraftKings’ and SBT’s representations and warranties relating to taxes and any claims for certain SBT tax liabilities will survive until the date that is three months following the expiration of the applicable statute of limitations, giving effect to any waivers, tolling or extensions.

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SBT’s representations and warranties relating to licenses, compliance and intellectual property will survive until the four-year anniversary of the Closing Date.

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All other DraftKings and SBT representations and warranties will survive until the two-year anniversary of the Closing Date.

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New DraftKings’ representations and warranties related to the shares of New DraftKings common stock issued pursuant to the BCA will survive until the date of the applicable statute of limitations, and all other representations and warranties specific to New DraftKings will not survive the Closing.

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Covenants and agreements that require performance in full prior to the Closing will survive until the Closing Date (other than with respect to DraftKings’ interim operating covenants, which will survive until the first anniversary of the Closing Date).

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Covenants and agreements that are required to be performed after the Closing will survive until the date on which they have been fully performed or otherwise satisfied.

Indemnification Obligations
The BCA contains certain indemnification obligations of the SBT Sellers and SBT option holders, on the one hand, and New DraftKings, on the other hand, to indemnify and defend each other against losses incurred, sustained by or imposed as a result of breaches of representations, warranties and covenants, subject to certain limitations set forth in the BCA. In addition, New DraftKings is entitled to be indemnified for any losses in respect of certain SBT tax liabilities. Other than with respect to losses arising out of SBT Fundamental Representations, SBT Sellers Fundamental Representations, and certain SBT tax liabilities or DraftKings Fundamental Representations, such indemnification obligations are payable only to the extent that:

•
the losses in respect of a claim are at least $275,000 in the aggregate;

•
the aggregate amount of all such losses incurred exceeds $5,000,000, in which case the indemnifying party will be liable for all such losses from the first dollar; and

•
the aggregate amount does not exceed $70,000,000.

Indemnify for all Losses pursuant to the BCA, including Losses arising out of breaches of fundamental representations or certain SBT tax liabilities will be capped at the aggregate value at the Closing of the consideration received by the SBT Sellers and the applicable SBT option holders in the Business Combination.
Escrow and Share Lockup
In connection with SBT indemnification obligations, $25,000,000 of the cash consideration to be received in the Business Combination by the SBT Sellers and the holders of Cashed-Out SBT Options will be placed in escrow for a period of five years from Closing, to be released annually in increments to the SBT Sellers and holders of Cashed-Out SBT Options, subject to any outstanding unresolved claims, beginning on the second anniversary of the Closing Date. Shares of New DraftKings Class A common stock received by the SBT Sellers and underlying the Exchanged SBT Options (as defined in the BCA) totaling $45,000,000 in value as of the Closing will be subject to a lock-up for a period of five years from Closing, to be released annually from such lock-up provisions in increments beginning on the second anniversary of the Closing Date, subject to any outstanding unresolved claims.
Fees and Expenses
All fees and expenses incurred by the parties in connection with the BCA and the Business Combination (including their legal and accounting fees in respect of the Business Combination and their investment banker fees), will be paid by the party incurring such fees or expenses; provided that New DraftKings will reimburse DEAC for up to $31,500,000 in expenses as well as certain fees in respect of certain Private Placements, and New DraftKings will reimburse SBT in respect of certain expenses related to the Business Combination.
Amendment
The BCA may only be amended, modified or supplemented by the written agreement of all of the parties, provided that no amendment will be made where applicable law or the rules of any relevant stock exchange require further approval by a party’s shareholders without such further approval.
Governing Law; Jurisdiction
Except to the extent the laws of the State of Nevada are mandatorily applicable to the Business Combination, the BCA is governed by the laws of the State of Delaware. Each party to the BCA submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware).

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Stockholders Agreement
On the Closing Date, New DraftKings and the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group will enter into the Stockholders Agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex B. The following summary of the terms of the Stockholders Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.
Corporate Governance
The Stockholders Agreement will provide that the initial board of directors of New DraftKings will consist of 13 members.
Immediately following the Closing, the New DraftKings board of directors will initially be as set forth below:
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DraftKings Directors.   Ten directors nominated by the DK Stockholder Group, including the Chief Executive Officer of New DraftKings and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules;

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SBT Directors.   Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules; and

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DEAC Director.   One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld). Messrs. Sloan, Sagansky and Baker are deemed approved by DraftKings as prospective nominees if they qualify as “independent” under The Nasdaq Stock Market listing rules.

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From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the New DraftKings board of directors (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of New DraftKings Class A common stock.

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Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

The composition of each committee of the New DraftKings board of directors will be in compliance with applicable Nasdaq Stock Market independence requirements.
Lock-Up
For a period of 180 days following the Closing, no member of the DK Stockholder Group or the SBT Stockholder Group may transfer any New DraftKings shares of common stock, subject to certain exceptions. Following the expiration of the DK/SBT Lockup Period, members of the DK Stockholder Group and the SBT Stockholder Group may transfer New DraftKings shares pursuant to an effective registration statement, or in transactions exempt from or not subject to registration requirements and certain transactions otherwise permitted during the DK/SBT Lockup Period.
Members of the DEAC Stockholder Group may not transfer or sell shares of New DraftKings Class A common stock (subject to certain customary exceptions) until the earliest of  (i) one year from the Closing and (ii) the last consecutive trading day where the volume-weighted average New DraftKings share price equals or exceeds $15.00 per share for at least for 20 out of 30 consecutive trading days, but in no event earlier than 180 days after the Closing or (iii) if New DraftKings consummates a transaction after the Business Combination which results in its stockholders having the right to exchange their shares for cash, securities or other property, at such time.

The Chief Executive Officer of New DraftKings may not transfer any shares of New DraftKings common stock, subject to certain exceptions for a period of two years from the Closing.
Permitted Transfers
At any time, any member of the Stockholder Parties may transfer shares of New DraftKings common stock:
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pursuant to a merger, stock sale, consolidation or other business combination of New DraftKings with a third party that results in a change in control of New DraftKings;

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so long as such member is an individual, (x) to such member’s ancestors, descendants, siblings, cousins or spouse, (y) to trusts for the benefit of such member or such persons or (z) by way of bequest or inheritance upon death (provided that such transferee agrees in a writing to be bound by the terms of the Stockholders Agreement as a Stockholder Party); and

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to any wholly-owned affiliate of such Stockholder Party or to any person wholly owning such stockholder.

Following the expiration of the DK/SBT Lockup Period, DEAC Lockup Period or CEO Lockup Period, as applicable, the shares of New DraftKings beneficially owned or owned of record by such stockholders may be sold without restriction, other than the restriction to transfer in accordance with the Securities Act and other applicable federal or state securities laws.
Registration Rights
Within 30 days of the Closing, New DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all shares of New DraftKings Class A common stock held by members of the Stockholder Parties and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies New DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date New DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.
In the period following the expiration of the DK/SBT Lockup Period or the DEAC Lockup Period, if any member of the Stockholder Parties delivers notice to New DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on a shelf registration statement and reasonably expects aggregate gross proceeds of not less than $75,000,000, New DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that New DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.
Whenever New DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, New DraftKings will give notice to the Stockholder Parties and will include all Registrable Shares that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from New DraftKings, subject to any cut-back deemed necessary by an underwriter.
As long as any member of the Stockholder Parties owns Registrable Securities, New DraftKings will, at all times while it remains a reporting company under the Exchange Act, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by New DraftKings after the Closing pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the members of the Stockholder Parties with true and complete copies of all such filings.
Unsuitable Persons
Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning unsuitability contained in the Proposed Charter of New DraftKings, which will be applicable to all holders of common stock or other equity securities of New DraftKings. DEAC is asking its stockholders to approve the provisions concerning unsuitability contained in the Proposed Charter by approving the adoption of the Proposed Charter, in the form attached hereto as Annex E, pursuant to the Charter Proposal and approving Advisory Charter Proposal I. Pursuant to such unsuitability provisions, common stock or any other equity securities of New DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of New DraftKings, owned or controlled by any stockholder of New DraftKings whom the New DraftKings board of directors determines in good faith (following consultation with independent gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors, is an Unsuitable Person, will be subject to mandatory sale and transfer to either New DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the New DraftKings board of directors, on the terms and conditions set forth in the Proposed Charter.
As described further in the Proposed Charter and below in “Description of New DraftKings Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates” beginning on page 261, an Unsuitable Person is a stockholder who (i) fails or refuses to file an application within 30 days (or such shorter period imposed by any gaming authority) after having been requested to do so by New DraftKings (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application), to be found suitable by any gaming authority or for any gaming license as required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by, New DraftKings or any affiliated company, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority in a final and non-appealable determination, (iii) is determined in a final and non-appealable determination by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined in a final and non-appealable determination by a gaming authority to have caused, in whole or in part, any material gaming license of New DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have caused, in whole or in part, New DraftKings or any affiliated company to be threatened by any gaming authority with any such action with respect to a material gaming license, or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company or New DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by New DraftKings or any affiliated company.
In the event that any such stockholder reasonably believes that any of the above-described determinations of unsuitability by the New DraftKings board of directors were not made in good faith and such disagreement cannot be settled amicably by such stockholder and New DraftKings, such disagreement with respect to whether the determination(s) of the New DraftKings board of directors were made in good faith will be finally, exclusively and conclusively settled by mandatory arbitration conducted in accordance with the American Arbitration Association rules.
Termination
The Stockholders Agreement will be effective as of the Closing and will automatically terminate on the earlier of  (i) the date on which no member of the DEAC Stockholder Group nor the SBT Stockholder Group holds any shares of New DraftKings common stock, (ii) the dissolution, liquidation or winding up of New DraftKings and (iii) upon the unanimous agreement of all members of the Stockholder Parties. The termination of the Stockholders Agreement will terminate all further rights and obligations of the stockholders under the agreement except that such termination will not affect: (i) the existence of New DraftKings, (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination, (iii) the rights which any Stockholder Party may have by operation of law as a stockholder of the DEAC, or (iv) the rights contained in the Stockholders Agreement which are intended to survive termination.

THE REINCORPORATION PROPOSAL
Overview
In connection with the Business Combination, DEAC is asking its stockholders to approve the Reincorporation Proposal. Under the BCA, the approval of the Reincorporation Proposal is also a condition to the Closing. If the Reincorporation Proposal is approved, but the Business Combination Proposal or the Charter Proposal are not approved, then neither the reincorporation nor the Business Combination will be consummated.
As a condition to the Closing under the terms of the BCA, DEAC has agreed to change its jurisdiction of incorporation from Delaware to Nevada. To effect the reincorporation, pursuant to the terms of the Reincorporation Merger Agreement. DEAC will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger, adopting the Proposed Charter and changing its name to “New DraftKings.” Immediately upon effectiveness of the reincorporation, the currently issued and outstanding shares of DEAC Class A common stock will be exchanged, on a one-for-one basis, for shares of New DraftKings Class A common stock. Similarly, our outstanding warrants will become warrants to acquire the corresponding number of shares of New DraftKings Class A common stock on the same terms as the current outstanding warrants.
The Reincorporation Proposal, if approved, will approve of the merger of DEAC with and into DEAC Nevada, with DEAC Nevada surviving the merger and the Proposed Charter being adopted. As a result, DEAC’s jurisdiction of incorporation will change from Delaware to Nevada. Accordingly, while DEAC is currently governed by the DGCL, upon reincorporation, New DraftKings will be governed by the NRS. We urge stockholders to carefully consult the information set out below under “Comparison of Stockholder’s Rights.” The Proposed Charter, which is discussed further below, will differ in certain material respects from the Current Charter and we urge stockholders to carefully consult the information set out below under “The Charter Proposal” and “The Advisory Charter Proposals,” the Current Charter, attached hereto as Annex D and the Proposed Charter and Amended and Restated Bylaws of New DraftKings, attached hereto as Annex E and Annex F, respectively.
A copy of the Reincorporation Merger Agreement is attached as Annex I hereto.
Reasons for Approval of the Reincorporation Proposal
The reincorporation will result in New DraftKings changing its jurisdiction of incorporation from Delaware to Nevada and adopting the Proposed Charter. We expect the reincorporation to provide a number of benefits to New DraftKings.
It will eliminate our obligation to pay the annual Delaware franchise tax which we expect will result in substantial savings to us over the long term. The difference between annual filing fees in Delaware and Nevada will continue to become greater if the value of our assets continues to grow.
In addition, the reincorporation into Nevada may help us attract and retain qualified management by reducing the risk of lawsuits being filed against New DraftKings and its directors and officers. We believe that for the reasons described below, in general, Nevada law provides greater protection to our directors, officers and New DraftKings than Delaware law. The increasing frequency of claims and litigation directed towards directors and officers has greatly expanded the risks facing directors and officers in general of public companies in exercising their duties. The amount of time and money required to respond to these claims and to defend this type of litigation can be substantial. Delaware law provides that every person becoming a director of a Delaware corporation consents to the personal jurisdiction of the Delaware courts in connection with any action concerning the corporation. Accordingly, a director can be personally sued in Delaware, even though the director has no other contacts with the state. Similarly, Nevada law provides that every person who accepts election or appointment, including reelection or reappointment, as a director or officer of a Nevada corporation consents to the personal jurisdiction of the Nevada courts in connection with all civil actions or proceedings brought in Nevada by, on behalf of or against the entity in which the director or officer is a necessary or proper party, or in any action or proceeding against the director or officer for a violation of a duty in such capacity, whether or not the person continues to serve as a director or officer at the time the action or proceeding is commenced. We believe that the advantage of Nevada is that, unlike Delaware corporate law, much of which consists of judicial decisions that migrate and develop over time, Nevada has pursued a statute-focused approach that does not depend upon constant judicial supplementation and revision, and is intended to be stable, predictable and more efficient.
Also, reincorporation in Nevada will provide potentially greater protection for directors of New DraftKings and, unlike Delaware, for officers as well. Delaware law permits a corporation to adopt provisions limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. By contrast, Nevada law permits a broader exclusion of liability of both officers and directors to the company and its stockholders, providing for an exclusion of all monetary damages for breach of fiduciary duty unless they arise from acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. The reincorporation will result in the elimination of any liability of an officer or director for a breach of the duty of loyalty unless arising from intentional misconduct, fraud or a knowing violation of law. There is currently no known pending claim or litigation against any of our directors or officers for breach of fiduciary duty related to their service as directors or officers of DEAC, DraftKings or SBTech. The directors have an interest in the reincorporation to the extent that they will be entitled to such limitation of liability.
Operating New DraftKings as a Nevada corporation will not interfere with, or differ substantially from, our present corporate activities. As a Nevada corporation, New DraftKings will be governed by Nevada corporate law, while DEAC and DraftKings are presently governed by Delaware law. Nevada law may constitute a comprehensive, flexible legal structure under which to operate. However, because of differences in the laws of these states, your rights as stockholders will change in several material respects as a result of the reincorporation. These matters are discussed in greater detail in “Comparison of Stockholders’ Rights” starting on page 265.
The reincorporation is not being effected to prevent a change in control, nor is it in response to any present attempt known to our Board to acquire control of DEAC or obtain representation on our Board. Nevertheless, certain effects of the proposed reincorporation may be considered to have anti-takeover implications by virtue of being subject to Nevada law. For a discussion of differences between the laws of Delaware and Nevada, including differences that may have anti-takeover implications, please see “Comparison of Stockholders’ Rights” starting on page 265.
Anticipated Accounting Treatment of the Reincorporation
We expect there to be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of DEAC exclusively as a result of the reincorporation. The reincorporation will not materially affect DEAC’s capitalization, assets and liabilities or financial statements.
Vote Required for Approval
Approval of the Reincorporation Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.
The Business Combination cannot be completed unless the Reincorporation Proposal is adopted by affirmative vote of a majority of the outstanding DEAC Shares by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon.
Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REINCORPORATION PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE CHARTER PROPOSAL
Overview
In connection with the Reincorporation Proposal and the Business Combination, DEAC is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex E, to be effective upon the reincorporation. If the Business Combination, Reincorporation Proposal and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.
The Charter Proposal is conditioned on the approval of the Reincorporation Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Reincorporation Proposal are not approved, the Charter Proposal will have no effect, even if approved by the DEAC Stockholders.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex E.
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change DEAC’s name to “DraftKings Inc.”;

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increase the total number of authorized shares of all classes of capital stock, par value of  $0.0001 per share, from 401,000,000 shares, consisting of 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, and 20,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 2,100,000,000 shares, consisting of 1,800,000,000 shares of common stock, including 900,000,000 shares of Class A common stock, par value $0.0001 per share, and 900,000,000 shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares of preferred stock, par value $0.0001 per share;

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declassify the DEAC Board;

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amend the terms of the shares of common stock, in particular to provide that each share of Class A common stock of New DraftKings has one vote and each share of Class B common stock has ten (10) votes and that shares of Class B common stock are not entitled to dividends;

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permit stockholders to act by written consent in lieu of a meeting until the time that Mr. Robins beneficially owns less than a majority of the voting power of the voting stock;

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select the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for any derivative action or proceeding brought on behalf of New DraftKings, subject to certain limitations;

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establish redemption rights and transfer restrictions with respect to capital stock held by any stockholders who are unsuitable persons and their affiliates; and

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eliminate certain provisions specific to DEAC’s status as a blank check company.

Reasons for the Approval of the Charter Proposal
In the judgment of the DEAC Board, the Proposed Charter is necessary to address the needs of the post-Business Combination company. In particular:
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the name of the new public entity is desirable to reflect the combined company’s ability to change;

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the greater number of authorized shares of capital stock is desirable for New DraftKings to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits;

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certain provisions address matters under Nevada law (such as supermajority voting requirements for stockholders to remove directors); and

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the provisions that relate to the operation of DEAC as a blank check company prior to the consummation of its initial business combination will not be applicable to New DraftKings (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a discussion of the reasons for the approval of certain provisions in the Proposed Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.
Vote Required for Approval
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding DEAC Shares entitled to vote thereon, voting together as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Overview
DEAC is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on DEAC or our Board (separate and apart from the approval of the Charter Proposal). In the judgment of the DEAC Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, DEAC intends that the Proposed Charter will take effect upon consummation of the reincorporation (assuming approval of the Charter Proposal).
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex E. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal A – Changes in Share Capital	The Current Charter authorizes 401,000,000 shares, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter would authorize 2,100,000,000 shares, consisting of (a) 1,800,000,000 shares of common stock, including 900,000,000 shares of Class A common stock and 900,000,000 shares of Class B common stock, and (b) 300,000,000 shares of preferred stock.
Advisory Proposal B – Voting Rights of Common Stock	The Current Charter provides that the holders of each share of common stock of DEAC is entitled to one vote for each share on each matter properly submitted to the stockholders entitled to vote.	The Proposed Charter provides holders of shares of New DraftKings Class A common stock will be entitled to cast one vote per Class A share, and holders of shares of Class B common stock will be entitled to cast 10 votes per Class B share on each matter properly submitted to the stockholders entitled to vote.
Advisory Proposal C – Declassification of the New DraftKings Board	The Current Charter provides that the DEAC Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed Charter provides that the New DraftKings board of directors will consist of one class of directors only, whose term will continue to the next annual meeting of stockholders.
Advisory Proposal D – Limiting the Ability to Act by Written Consent	The Current Charter provides that any action required or permitted to be taken by the stockholders of DEAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of New DraftKings may be taken by written consent; provided that, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of the outstanding shares of stock entitled to

Advisory Charter Proposal	Current Charter	Proposed Charter
	stockholders, other than with respect to the Class B common stock, which action may be taken by written consent.	vote thereon, no such action may be taken by written consent of the stockholders.
Advisory Proposal E – Forum Selection	The Current Charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.	The Proposed Charter provides that the Eighth Judicial District Court of Clark County, Nevada, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Nevada, will be the exclusive forum for certain actions and claims.
Advisory Proposal F – Required Vote to Amend the Charter	The Current Charter provides that the Current Charter may be amended in accordance with Delaware law; provided that, as long as any shares of Class B common stock are outstanding, any amendment to the Current Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock requires the vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class.	The Proposed Charter provides that amendments to certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings once Mr. Robins beneficially owns shares of New DraftKings stock representing less than a majority of the voting power of New DraftKings stock. Prior to that time, amendments to those provisions will require the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New DraftKings.
Advisory Proposal G – Required Vote to Amend the Bylaws	The Current Charter provides that the bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the DEAC Board or by the holders of a majority of DEAC’s outstanding shares.	The Proposed Charter provides that the bylaws may be amended, altered, rescinded or repealed or adopted by the New DraftKings board of directors or the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New DraftKings once Mr. Robins beneficially owns shares of New DraftKings stock representing less than a majority of the voting power of the outstanding capital stock of New DraftKings. Prior to that time, amendments to those provisions through stockholder action will require the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New DraftKings.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal H – Required Vote to Change Number of Directors	The Current Charter provides that the number of directors is determined by the DEAC Board.	The Proposed Charter provides that the number of directors is fixed and may be modified by the New DraftKings board of directors and, from and after the time that Mr. Robins ceases to beneficially own shares of New DraftKings stock representing at least a majority of the voting power of the capital stock of New DraftKings, the number of directors may be modified by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings.
Advisory Proposal I – Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates	The Current Charter does not contain provisions providing for redemption rights and transfer restrictions with respect to capital stock held by Unsuitable Persons or their affiliates.	The Proposed Charter provides that common stock or any other equity securities of New DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of New DraftKings, owned or controlled by any stockholder who is an Unsuitable Person (as defined under “Description of New DraftKings Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or such person’s affiliate will be subject to mandatory sale and transfer on the terms and conditions set forth in the Proposed Charter.
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of Class A common stock and Class B common stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New DraftKings stock if determined by the New DraftKings board of directors to be in the best interests of New DraftKings after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Voting Rights of Common Stock
The Proposed Charter provides that holders of shares of Class B common stock will have 10 votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, Mr. Robins will be the sole beneficial owner of shares of Class B common stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of our outstanding Class A and Class B common stock. We believe that our success rests on our ability to undertake a long-term view and Mr. Robins’ controlling interest will enhance New DraftKings’ ability to focus on long-term value creation and help insulate New DraftKings from short-term outside influences. Mr. Robins’ voting control also provides New DraftKings with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Robins’ control.

Advisory Charter Proposal C — Declassification of the New DraftKings Board of Directors
The DEAC Board recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The DEAC Board also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the DEAC Board believes that declassifying the New DraftKings board of directors is in the best interests of New DraftKings stockholders, the board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the DEAC Board believes that the declassification of the DEAC Board under this proposal is in the best interests of New DraftKings stockholders.
Advisory Charter Proposal D — Limiting the Ability to Act by Written Consent
The DEAC Board believes that limiting the ability of stockholders to act by written consent after the time that Mr. Robins no longer beneficially owns at least a majority of the voting power of the capital stock of New DraftKings is appropriate to protect New DraftKings from unwarranted attempts to gain corporate control as it enters into its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and post-Business Combination bylaws.
Advisory Charter Proposal E — Selection of the Eighth Judicial District Court of Clark County, Nevada as Exclusive Forum
Similar to that provided under the Current Charter, the Proposed Charter is intended to assist New DraftKings in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
The DEAC Board believes that the Nevada courts are best suited to address disputes involving such matters given that following the Business Combination, New DraftKings will be incorporated in Nevada and Nevada law generally applies to such matters. If the Eighth Judicial District Court does not have jurisdiction over the action, then other state district courts located in the State of Nevada would be the most appropriate forums because these courts have more expertise on matters of Nevada law compared to other jurisdictions. If no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada would be the most appropriate forums because these courts have more expertise on matters of Nevada law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New DraftKings’ defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the Board believes that providing for the Eighth Judicial District Court as the exclusive forum for the types of disputes described above is in the best interests of New DraftKings and its stockholders. At the same time, the Board believes that New DraftKings should have the ability to consent to an alternative forum on a case-by-case basis where the Board of New DraftKings determines that New DraftKings’ interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Eighth Judicial District Court.

Advisory Charter Proposals F, G and H — Required Vote to Amend the Charter, Required Vote to Amend the Bylaws and Required Vote to Change Number of Directors
The DEAC Board believes that supermajority voting requirements described in Advisory Charter Proposals F, G and H are appropriate to protect all stockholders of New DraftKings against the potential self-interested actions by one or a few large stockholders after the Business Combination, if Mr. Robins ceases to beneficially own shares of New DraftKings stock representing at least a majority of the voting power thereof. In reaching this conclusion, the Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time Mr. Robins ceases to beneficially own shares of New DraftKings stock representing at least a majority of the voting power of the capital stock of New DraftKings. The DEAC Board further believes that going forward, if, and after, Mr. Robins ceases to beneficially own shares of New DraftKings stock representing at least a majority of the voting power of the capital stock of New DraftKings, a supermajority voting requirement encourages the person seeking control of New DraftKings to negotiate with the New DraftKings board of directors to reach terms that are appropriate for all stockholders. With respect to Advisory Charter Proposal G, the ability of the majority of the Board to amend the bylaws remains unchanged.
Advisory Charter Proposal I — Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates
The Proposed Charter provides that any capital stock of New DraftKings owned or controlled by any stockholder who is an Unsuitable Person or an affiliate of such person will be redeemable by New DraftKings on the transfer date to either New DraftKings or one or more third-party transferees, as described in the Proposed Charter, and in such number and class(es)/series as determined by the New DraftKings board of directors in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board.
Following the consummation of the Business Combination, New DraftKings will be subject to applicable gaming laws. These include requirements in Nevada and other regulated gaming jurisdictions providing that any holder of common stock may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Under the Proposed Charter, the New DraftKings board of directors will be permitted to make the determination that a person is an Unsuitable Person, and if such a determination is made, then that person and its affiliates would not be able to, directly or indirectly, beneficially own New DraftKings common stock. Please see “Description of New DraftKings Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates.” The New DraftKings board of directors believes that providing for the redemption by New DraftKings, or purchase by third-party transferees, of New DraftKings capital stock owned or controlled by Unsuitable Persons or their affiliates is necessary to ensure New DraftKings’ compliance with gaming laws.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on these proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on DEAC or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, DEAC intends that the Proposed Charter will take effect upon consummation of the reincorporation (assuming approval of the Charter Proposal).

Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL
Overview
Assuming the Business Combination Proposal, the Reincorporation Proposal, the Charter Proposal and the Advisory Charter Proposals are approved, our stockholders are also being asked to approve the Stock Issuance Proposal.
DEAC’s units, Class A common stock and public warrants are listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of  (i) [         ] shares of New DraftKings Class A common stock in connection with the Business Combination (including options and warrants of New DraftKings exercisable for New DraftKings Class A common stock and restricted stock units denominated in New DraftKings Class A common stock) and (ii) 41,746,709 shares of DEAC Class A common stock in the Private Placement and upon conversion of the Convertible Notes, plus the issuance of additional shares of DEAC Class A common stock pursuant to subscription agreements that we may enter into prior to the Closing.
Reasons for the Approval of the Stock Issuance Proposal
We are seeking stockholder approval in order to comply with The Nasdaq Stock Market Listing Rules 5635(a), (b) and (d). Under The Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New DraftKings may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination. Under The Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although The Nasdaq Stock Market has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under The Nasdaq Stock Market Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Effect of the Proposal on Current Stockholders
In the event that this proposal is not approved by DEAC Stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by DEAC Stockholders, but the BCA is terminated (without the Business Combination being consummated) prior to the issuance of shares of common stock pursuant to the BCA, New DraftKings will not issue the shares of common stock.
Vote Required for Approval
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE AWARD PLAN PROPOSAL
Overview
Prior to the consummation of the Business Combination, we expect that our Board will approve and adopt, subject to shareholder approval, the DraftKings Inc. 2020 Incentive Award Plan (the “Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Plan is attached to this proxy statement/prospectus as Annex G. Our Board is still in the process of developing, approving and implementing the Plan and, accordingly, there can be no assurance that the Plan will be implemented or will contain the terms described below.
Purpose of the Plan
The purpose of the Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our shareholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Reasons for the Approval of the Incentive Award Plan Proposal
Shareholder approval of the Plan is necessary in order for us to (1) meet the shareholder approval requirements of The Nasdaq Stock Market and (2) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Plan will constitute approval of the material terms of the Plan pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.
If shareholders do not approve this proposal, the Plan will not become effective and we will not be able to grant equity awards under the Plan.
Material Terms of the Plan
The material terms of the Plan, as currently contemplated by our Board, are summarized below. As noted above, our Board is still in the process of developing, approving and implementing the Plan and, accordingly, there can be no assurance that the Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. A copy of the Plan is attached to this proxy statement/prospectus as Annex G.
Administration.   The compensation committee of our board of directors will administer the Plan. The compensation committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Plan. The compensation committee will have full discretion to administer and interpret the Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan.
Eligibility.   Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of New DraftKings or its affiliates are eligible to participate in the Plan. Following the consummation of the Business Combination, it is expected that approximately 2,200 employees, consultants and service providers and all of our eight non-executive officer directors will be eligible to participate in the Plan.
Number of Shares Authorized.   The Plan provides for an aggregate of 52,870,000 shares of New DraftKings Class A common stock to be delivered; provided that the total number of shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total outstanding shares of New DraftKings Class A common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 Common Shares). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Plan during any fiscal year may not exceed a total value of  $750,000, provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Shares of New DraftKings Class A common stock underlying awards under the Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Plan. The Plan also permits the compensation committee to deliver an aggregate of 52,870,000 shares of New DraftKings Class B common stock to employees, directors, consultants or advisors who are eligible to hold New DraftKings Class B common stock under the Proposed Charter; provided, that the total number of shares of New DraftKings Class B common stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares of New DraftKings Class B common stock equal to five percent (5%) of the total outstanding shares of DraftKings Class B common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 shares of DraftKings Class B common stock). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares of New DraftKings Class A common stock and New DraftKings Class B common stock reserved for issuance under the Plan, the number of shares of New DraftKings Class A common stock and New DraftKings Class B common stock covered by awards then outstanding under the Plan, the limitations on awards under the Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.
The Plan will have a term of 10 years from the date it is approved by shareholders and no further awards may be granted under the Plan after that date.
Awards Available for Grant.   The compensation committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options.   The compensation committee will be authorized to grant options to purchase shares of New DraftKings Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is 52,870,000 Common Shares. In general, the exercise price per share of New DraftKings Class A common stock for each option granted under the Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the compensation committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the compensation committee may determine to be appropriate.
Stock Appreciation Rights.   The compensation committee will be authorized to award SARs under the Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of New DraftKings Class A common stock or any combination of cash and shares of New DraftKings Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. SARs will be subject to terms established by the compensation committee and reflected in the award agreement.
Restricted Stock.   The compensation committee will be authorized to award restricted stock under the Plan. Each award of restricted stock will be subject to the terms and conditions established by the compensation committee, including any dividend or voting rights. Restricted stock awards are shares of New DraftKings Class A common stock that generally are non-transferable and subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of New DraftKings Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The compensation committee will be authorized to award restricted stock unit awards under the Plan. The compensation committee will determine the terms of such restricted stock units, including any dividend rights. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of New DraftKings Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of New DraftKings Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of New DraftKings Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Stock Bonus Awards.   The compensation committee will be authorized to grant awards of unrestricted shares of New DraftKings Class A common stock, shares of New DraftKings Class B common stock or other awards denominated in shares of New DraftKings Class A common stock or New DraftKings Class B common stock, either alone or in tandem with other awards, under the Plan, on such terms and conditions as the compensation committee may determine.
Performance Compensation Awards.   The compensation committee will be authorized to grant any award, including in the form of cash, under the Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The compensation committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:

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Net earnings or net income (before or after taxes);

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basic or diluted earnings per share (before or after taxes);

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revenue or revenue growth (measured on a net or gross basis);

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gross profit or gross profit growth;

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operating profit (before or after taxes);

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return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

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cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

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financing and other capital-raising transactions (including, but not limited to, sales of New DraftKings’ equity or debt securities);

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earnings before or after taxes, interest, depreciation, and/or amortization;

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gross or operating margins;

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productivity ratios;

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share price (including, but not limited to, growth measures and total shareholder return);

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expense targets;

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margins;

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productivity and operating efficiencies;

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measures of customer satisfaction;

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customer growth;

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working capital targets;

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measures of economic value added;

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inventory control;

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enterprise value;

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sales;

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debt levels and net debt;

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combined ratio;

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timely launch of new facilities;

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client retention;

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employee retention;

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timely completion of new product rollouts;

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cost targets;

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reductions and savings;

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productivity and efficiencies;

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strategic partnerships or transactions;

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measures of personal targets, goals or completion of projects; or

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any combination of the foregoing.

The compensation committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.
Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination.   In general, our Board may amend, suspend or terminate the Plan at any time. However, shareholder approval to amend the Plan may be necessary if the law or the Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.
Change in Control.   In the event of a “Change in Control” (as defined in the Plan), the compensation committee may adjust the number of shares of Class A common stock or other securities of New DraftKings (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by shareholders of New DraftKings in connection with such Change in Control transaction.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted a non-qualified stock option under the Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Stock Appreciation Rights.   Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock.   A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price, if any, paid for the restricted stock. Stock bonus awards are taxed in a similar manner as when a restricted stock award is no longer subject to a substantial risk of forfeiture.
If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, for the restricted stock, and we or our subsidiaries or affiliates will be entitled to a deduction for the same amount.
Restricted Stock Units.   A participant will not recognize taxable income at the time of the grant of the restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Cash-Based Awards.   A participant generally will not recognize taxable income at the time of the grant of a cash-based award, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When any such cash-based award is paid, whether in cash or common stock, the participant will have ordinary income equal to the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Section 409A of the Code
Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Grants of awards under the Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Plan.
Israeli Sub-Plan
The Company has adopted an Israeli Sub-Plan to the Plan in order to enable the grant of awards to employees and directors of the Company’s Israeli subsidiaries and affiliates that are intended to qualify, subject to compliance with certain terms and conditions, for beneficial treatment for Israeli tax purposes. The Company currently intends to grant Awards pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version] — 1961 (the “Israeli Ordinance”) pursuant to the trustee capital gains route that will be held in trust for the benefit of eligible Israeli participants (the “Trustee 102 Awards”).
Effectiveness.   Prior to granting Trustee 102 Awards, the Company will make the appropriate filings with the Israeli Tax Authority. The grant of Trustee 102 Awards will not become effective prior to the lapse of 30 days from the date on which the Plan, the Israeli Sub-Plan and the relevant forms have been submitted for approval by, and will be conditioned upon the approval of, the Israeli Tax Authority.
Trust.   One of the primary requirements for beneficial Israeli tax treatment is the engagement of a trustee. Trustee 102 Awards granted under the Sub-Plan and any share of New DraftKings Class A common stock allocated or issued in connection therewith will be issued to a trustee or will be under the supervision of the trustee, for the benefit of the applicable Israeli participants in accordance with the provisions of Section 102 of the Israeli Ordinance. The trustee will hold the awards and shares at least until the end of the statutory holding period, but the Israeli participants may sell shares before that date and pay higher taxes (including social security and health tax). The trustee may not release or sell any shares unless the Company, its Israeli subsidiary or affiliate and the trustee are satisfied that the full amounts of tax due have been paid or will be paid. The main role of the trustee is ensuring compliance with tax withholding obligations. Upon receipt of any Trustee 102 Award, the Israeli participant will consent to the grant of such award under the specific tax route elected by the Company as required under the Israeli Ordinance.
Assignability and Transferability.   Awards or any right with respect awards will not be assignable, transferable or given as collateral, and, during the lifetime of the Israeli participant, the Israeli participant’s rights with respect to an award will belong only to the Israeli participant. As long as awards or shares issued or purchased under the Israeli Sub-Plan are held or supervised, as the case may be, by the trustee on behalf of an Israeli participant, all rights of the Israeli participant over the shares may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.
Recommendation of DEAC Board
Our Board believes that the Plan will provide us with the continued ability to link participants’ pay to shareholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees by aligning their interests with the interests of our shareholders.
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ESPP PROPOSAL
Overview
Prior to the consummation of the Business Combination, we expect that our Board will approve and adopt, subject to shareholder approval, the DraftKings Employee Stock Purchase Plan (the “ESPP”). A copy of the ESPP is attached to this proxy statement/prospectus as Annex H. Our Board is still in the process of developing, approving and implementing the ESPP and, accordingly, there can be no assurance that the ESPP will be implemented or will contain the terms described below.
Purpose of the Plan
The purpose of the ESPP is to provide individuals who will be our employees an opportunity to acquire a proprietary interest in New DraftKings through the purchase of New DraftKings Class A common stock. We believe that the ESPP advances the interests of New DraftKings and its stockholders by providing an investment benefit for its employees that will help attract, reward and retain highly qualified employees and will help align their interests with those of its shareholders.
Reasons for Approval of the ESPP
Shareholder approval of the ESPP is necessary in order for the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Code. If shareholders do not approve this proposal, then the ESPP will not become effective.
Material Terms of ESPP
The material terms of the ESPP, as currently contemplated, are summarized below. As noted above, our Board is still in the process of developing, approving and implementing the ESPP and, accordingly, there can be no assurance that the ESPP will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.
Administration. The New DraftKings’ Board, or a committee or representative of the New DraftKings’ Board (each referred to as the “New DraftKings’ Board”), will administer the ESPP. The New DraftKings’ Board generally will have the authority to interpret the ESPP and determine all of the relevant terms and conditions of the ESPP.
Share Reserve. The maximum number of shares which may be issued under the ESPP shall be 5,840,000 shares of New DraftKings Class A common stock, which may be authorized but unissued shares or shares held in the treasury of New DraftKings (the “Shares”); provided, that total number of Shares that will be reserved, and that may be issued, under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of Shares equal to one percent (1%) of the total outstanding Shares on the last day of the prior calendar year (subject to a maximum annual increase of 6,600,000 Shares). Notwithstanding the automatic annual increase set forth in (i) above, the New DraftKings’ Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Shares than would otherwise occur pursuant to the stipulated percentage.
Eligibility. Any full-time employee of New DraftKings or its parent or subsidiary entities participating in the ESPP will be eligible to participate in the ESPP, excluding employees who own or hold options to purchase or who, as a result of participating in the ESPP, would own or hold options to purchase, stock of New DraftKings possessing five percent or more of the total combined voting power or value of all classes of stock of New DraftKings.
Purchase of Shares. The ESPP permits eligible employees to purchase shares of New DraftKings Class A common stock through payroll withholding. Each offering period commencing under the ESPP initially will be three months in duration and will have one purchase period. In no event may a purchase period extend for more than 27 months. The timing and duration of future offering and purchase periods may be changed from time to time. At the end of each purchase period, shares will be issued based on payroll deductions accumulated during that period, not to exceed the lesser of 15% of base salary and $21,250 per calendar year.
The purchase price per share at which shares of New DraftKings Class A common stock are sold under the ESPP generally will be equal to 85% of the lesser of the per share fair market value of the shares on (i) the first day of the offering and (ii) the purchase date. No participant may purchase shares through the ESPP having a fair market value exceeding $25,000 in any calendar year or such other limit as may be imposed by Section 423 of the Code.
Participation and Withdrawal from ESPP. Enrolled employees will automatically participate in the next offering period, provided the employee has not withdrawn from the ESPP, continues to meet the eligibility requirements and has not terminated employment. A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. A participant may elect to decrease the rate of, or stop, deductions one time during a purchase period. Participants may not participate in more than offering period at the same time.
Termination of Employment. A participant’s participation in the ESPP will terminate upon a termination of employment for any reason, and New DraftKings generally will return any payroll deductions credited to the participant’s account since the last purchase date without interest. New DraftKings may establish a date that is a reasonable number of days prior to a purchase date as a cutoff for return of a participant’s payroll deductions in the form of cash. After the cutoff date, shares of New DraftKings Class A common stock will be purchased for the terminated employee.
Restrictions on Transfer. Purchase rights granted under the ESPP are not transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of the participant only by the participant.
Changes in Capitalization. If the New DraftKings’ Board determines that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase or exchange of shares or other similar corporate transaction or event affects the shares of New DraftKings Class A common stock such that an adjustment is determined by the New DraftKings’ Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, then the New DraftKings’ Board will, in such manner it deems equitable, adjust any or all of the offering exercise price, the number of shares of New DraftKings Class A common stock subject to purchase and the ESPP’s share reserve amount.
Effect of a Change in Control. In the event of a Change in Control (as defined in the ESPP), the New DraftKings’ Board may take any one or more of the following actions with respect to an offering in process on such terms as the New DraftKings’ Board determines: (i) provide that the offering will be assumed or continued by the acquiring or surviving corporation (or an affiliate); (ii) upon written notice to participants, provide that the offering will be terminated immediately prior to the consummation of the Change in Control and that all shares under the offering will be purchased to the extent of accumulated payroll deductions as of a date specified by the New DraftKings’ Board; (iii) upon written notice to participants, provide that all shares under the offering will be cancelled as of a date prior to the Change in Control and that all accumulated payroll deductions will be returned, (iv) in the event of a Change in Control in which participants will receive a cash payment for each share surrendered, change the last day of the offering to be the date of the Change in Control; (v) provide that shares will convert into the right to receive liquidation proceeds in the event of a liquidation or dissolution or (vi) any combination of the foregoing.
Termination or Amendment. The New DraftKings’ Board may at any time amend or terminate the ESPP, except that any amendment or termination generally will not affect shares purchased under the plan. An amendment of the ESPP must be approved by New DraftKings’ shareholders within 12 months of the adoption of the amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the ESPP or would change the definition of the entities that may participate in the ESPP.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the ESPP applicable to U.S. participants. This summary deals with the general federal income tax principles that apply is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code for U.S. taxpayers. Shares under the ESPP are purchased using after-tax employee contributions. A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing shares of New DraftKings Class A common stock under the terms of the ESPP.
If a participant does not hold shares purchased under the ESPP for more than two years from the first day of the applicable offering period and more than one year from the date of purchase (a “disqualifying disposition”), the participant will recognize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss.
If the participant disposes of shares purchased under the ESPP more than two years after the first day of the applicable offering period and more than one year after the date of purchase, the participant will recognize ordinary income in the year of disposition equal to the lesser of  (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, no deduction will be allowed by us.
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the future benefits that will be received by participants under the ESPP.
Recommendation of DEAC Board
The DEAC Board believes that the ESPP will be an integral part of New DraftKings’ compensation program for all levels of employees and will be particularly import to its non-executive employees. The ESPP would allow its employees to acquire an ownership interest in New DraftKings and is intended to motivate them to contribute to the growth and profitability of New DraftKings.
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL
Overview
The adjournment proposal, if approved by DEAC Stockholders, allows the DEAC Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the condition precedent proposals or we determine that if one or more of the closing conditions under the BCA has not been satisfied. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the adjournment proposal is presented to the Special Meeting and is not approved by the stockholders, DEAC Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the condition precedent proposals, or if one or more of the closing conditions under the BCA has not been satisfied. In such events, the Business Combination would not be completed. However, the chairman of the Special Meeting may adjourn the Special Meeting without the approval of DEAC Stockholders.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DEAC Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
The Adjournment Proposal is not conditioned upon any other proposal.
Recommendation of DEAC Board
THE DEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of DEAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DEAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of DEAC’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions (collectively the “Business Combination”):
•
The Reverse Recapitalization between Merger Sub and DraftKings;

•
The SBTech Acquisition;

•
The Private Placement; and

•
The issuance of Convertible Notes, which will convert into shares of DEAC Class A common stock immediately prior to the consummation of the Business Combination.

DEAC was incorporated as a Delaware corporation on March 27, 2019, and completed its initial public offering on May 14, 2019. DEAC is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Upon the closing of the IPO, $400.0 million from the net proceeds thereof was placed in a trust account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 31, 2019, DEAC had approximately $404.0 million held in the trust account.
The following describes the two operating entities:
•
DraftKings was organized on December 29, 2011, as a Delaware corporation. DraftKings was founded with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering. Within a few years, DraftKings became one of the largest and most recognized DFS platforms in the United States.

•
SBTech was incorporated on July 24, 2007, under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2019.
The pro forma combined financial statements do not necessarily reflect what New DraftKings’ financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of DEAC was derived from the audited consolidated financial statements of Diamond Eagle Acquisition Corp. as of December 31, 2019 and for the period between March 27, 2019 and December 31, 2019, included elsewhere in this proxy statement/prospectus. The historical financial information of DraftKings was derived from DraftKings’ audited consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus. The historical financial information of SBTech was derived from SBTech’s audited consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus.

This information should be read together with DEAC’s, DraftKings’, and SBTech’s audited financial statements and related notes, the sections titled “DEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
The Reverse Recapitalization will be accounted for as a reverse merger for which DraftKings has been determined to be the accounting acquirer in both the no redemption and maximum redemption scenarios based on the following predominate factors:
•
DraftKings will have the largest voting interest in New DraftKings;

•
The board of directors of New DraftKings will have 13 members, and DraftKings will have the ability to nominate ten members of the Board;

•
DraftKings’ former management will make up the vast majority of the management of New DraftKings;

•
DraftKings is the largest entity by revenue and net income/loss;

•
New DraftKings Class B common stock issued to one DraftKings stockholder will allow for incremental voting rights;

•
The post-combination company will assume DraftKings’ name.

Other factors were considered but they would not change the preponderance of factors indicating that DraftKings was the accounting acquirer.
The merger between DraftKings and Merger Sub will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of DraftKings issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of DraftKings. The SBTech Acquisition will be treated as a business combination under Financial Accounting Standards Board’s ASC 805, and will be accounted for using the acquisition method of accounting. DraftKings will record the fair value of assets acquired and liabilities assumed from SBTech.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of DEAC’s Class A common stock:
•
Assuming No Redemptions:   This presentation assumes that none of the holders of shares of DEAC’s Class A common stock exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 30,564,789 DEAC public shares will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in DEAC’s trust account. This scenario gives effect to DEAC’s public share redemptions of 30,564,789 shares for aggregate redemption payments of $308.7 million. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, DEAC will have a minimum of  $400.0 million in cash comprising (i) the cash held in the trust account after giving effect to DEAC share redemptions and (ii) proceeds from the Private Placement, provided that DraftKings and SBTech will be entitled to waive that condition. After giving effect to the proceeds from the Private Placement, approximately $95.3 million would be needed from the trust account in order to meet the Minimum Proceeds Condition of  $400.0 million.

Description of the Business Combination
Pursuant to the Business Combination Agreement, DEAC intends to acquire all of the issued and outstanding equity interests of DraftKings and SBTech in exchange for cash and equity. The initial purchase price will be based on a combined pre-money enterprise value of DraftKings and SBTech, which will consist of  $200.9 million of cash being transferred to SBTech shareholders (subject to adjustments as defined in the Business Combination Agreement), and the remaining value will be in the form of shares of New DraftKings’ Class A common stock, options, restricted stock units and warrants of New DraftKings and, in the case of Mr. Robins, shares of Class B common stock of New DraftKings.
The following summarizes the consideration issuable in the Reverse Recapitalization and SBTech Acquisition assuming a $16.41 share price (as of March 3, 2020) in both the no redemption and maximum redemption scenarios:
Total Consideration (in 000s)	Amounts	Shares
Share consideration – DraftKings(2)	$3,379,745	205,956
Cash consideration – SBTech(1)	200,934	—
Share consideration – SBTech(2)	735,449	44,817
Total Merger Consideration	$4,316,128	250,773

(1)
Amount is subject to adjustment for the estimated Net Debt Amount and Working Capital Amount, estimated to be $13.7 million, as specified in the Business Combination Agreement. Per the Business Combination Agreement, the cash consideration amount is EUR 180.0 million. Amount was converted using the EUR to USD rate as of March 3, 2020. A 10% fluctuation in the EUR to USD foreign currency exchange rate would change the cash consideration by approximately $20.1 million.

(2)
Represents the estimated fair value of New DraftKings common stock to be issued to DraftKings/SBTech stockholders pursuant to the Business Combination Agreement. The estimate is based on shares that are expected to be outstanding and options and warrants that are expected to vest by the Closing (assumed as April 2020). Amount is subject to adjustment based on an earnout clause included in the BCA. Per the terms of the BCA, a total of six million shares will be held in escrow, three million of which will be for the benefit of DraftKings/SBTech stockholders. The Earnout shares will be paid out in thirds upon the share price of the post-combination company reaching $12.50, $14.00 and $16.00.

The equity share capitalization of New DraftKings under the no redemption and maximum redemption scenarios will be as follows (including shares issuable pursuant to vested options and warrants that will be rolled over at Closing):
Total Capitalization (in 000s)	No Redemptions	%	Maximum Redemptions	%
DraftKings rollover equity – New DraftKings Class A*	205,956	61.3	205,956	67.4
SBTech rollover equity	44,817	13.3	44,817	14.7
DEAC public shareholders	40,000	11.9	9,435	3.1
DEAC Founders Shares	3,659	1.1	3,659	1.2
DEAC shares issued upon conversion of Convertible Notes	11,275	3.3	11,275	3.7
DEAC shares issued in PIPE Offering	30,471	9.1	30,471	9.9
Total Shares	336,179	100.0	305,615	100.0

*
Amount is not inclusive of New DraftKings’ Class B shares that will be issued to Jason Robins; which will carry 10 votes per share, and will allow Jason Robins to have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 are based on the historical financial statements of DEAC, DraftKings, and SBTech. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Diamond Eagle Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2019
(Amounts in thousands)
	As of December 31, 2019								December 31, 2019			December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions) (Note 4 – PF)		Purchase Accounting Adjustments (Note 4 – PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4 – PF)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$76,533	$491	$9,143	$—	$403,961	A	$(218,062)	A	$538,288	$(308,675)	K	$239,613
					(14,000)	B				10,000	L
					(41,516)	C
					40,042	D
					304,714	E
					(10,000)	L
					(11,526)	M
					(1,492)	N
Cash reserved for customers	144,000	—	—	—	—		—		144,000	—		144,000
Receivables reserved for customers	19,828	—	—	—	—		—		19,828	—		19,828
Trade receivables, net	—	—	27,781	—	—		—		27,781	—		27,781
Prepaid expenses	—	319	—	(319)	—		—		—	—		—
Prepaid expenses and other current assets	20,787	—	—	4,045	—		—		24,832	—		24,832
Other current assets	—	—	3,726	(3,726)	—		—		—	—		—
Total current assets	261,148	810	40,650	—	670,183		(218,062)		754,729	(298,675)		456,054
Cash and investments held in Trust Account	—	403,961	—	—	(403,961)	A	—		—	—		—
Property and equipment, net	25,945	—	11,148	209	—		—		37,302	—		37,302
Intangible assets, net	33,939	—	29,296	(209)	—		240,152	B	303,178	—		303,178
Goodwill	4,738	—	—	—	—		665,419	A	670,157	—		670,157
Equity method investment	2,521	—	—	—	—		—		2,521	—		2,521
Deposits	2,434	—	—	—	—		—		2,434	—		2,434
Deferred tax assets	—	—	520	(520)	—		—		—	—		—
Other non-current assets	—	—	344	520	—		—		864	—		864
Total Assets	330,725	404,771	81,958	—	266,222		687,509		1,771,185	(298,675)		1,472,510

	As of December 31, 2019								December 31, 2019			December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions) (Note 4 – PF)		Purchase Accounting Adjustments (Note 4 – PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4 – PF)		Pro Forma Combined (Assuming Maximum Redemptions)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	—	1,492	—	(1,492)	—		—		—	—		—
Accounts payable and accrued expenses	85,295	—	—	22,364	(6,449)	C	—		99,718	—		99,718
					(1,492)	N
Liabilities to customers	163,035	—	—	799	—		—		163,834	—		163,834
Term note, current portion	6,750	—	—	—	—		—		6,750	—		6,750
Settlement liability, current portion	—	—	—	—	—		—		—	—		—
Trade payables	—	—	9,124	(9,124)	—		—		—	—		—
Other accounts payable	—	—	12,547	(12,547)	—		—		—	—		—
Total current liabilities	255,080	1,492	21,671	—	(7,941)		—		270,302	—		270,302
Deferred underwriting commissions	—	14,000	—	—	(14,000)	B	—		—	—		—
Other long-term liabilities	56,862	—	—	458	—		2,648	C	59,968	—		59,968
Convertible promissory notes	68,363	—	—	—	(68,363)	D	—		—	—		—
Accrued severance pay, net	—	—	458	(458)	—		—		—	—		—
Total liabilities	380,305	15,492	22,129	—	(90,304)		2,648		330,270	—		330,270
Class A common stock subject to possible redemption	—	384,279	—	—	(384,279)	F	—		—	—		—
Series E-1 Redeemable Convertible Preferred Stock	119,752	—	—	—	(119,752)	H	—		—	—		—
Series F Redeemable Convertible Preferred Stock	138,619	—	—	—	(138,619)	H	—		—	—		—
Stockholders’ Equity:
Class A common stock	—	—	—	—	1	D	4	A	34	(3)	K	31
					3	E
					4	F
					1	G
					—	M
					21	H
Class B common stock	—	1	—	—	(1)	G	—		—	—		—
					—	H
Common stock	390	—	—	—	(390)	H	—		—	—		—
Share capital	—	—	3	—	—		(3)	D	—	—		—
Actuarial reserve	—	—	(156)	—	—		156	D	—	—		—
Additional paid-in capital	690,443	2,689	—	—	(6,000)	C	744,686	A	2,486,123	(308,672)	K	2,177,451
					112,753	D

	As of December 31, 2019								December 31, 2019		December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions) (Note 4 – PF)		Purchase Accounting Adjustments (Note 4 – PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4 – PF)	Pro Forma Combined (Assuming Maximum Redemptions)
					304,711	E
					384,275	F
					2,310	I
					258,740	H
					3,042	J
					(11,526)	M
Retained earnings	—	2,310	58,795	(61,105)	0		—		—	—	—
Accumulated deficit	(998,784)	—	—	61,105	(29,067)	C	(58,795)	D	(1,045,242)	10,000	(1,035,242)
					(4,349)	D
					(2,310)	I
					(3,042)	J
					(10,000)	L
Total parent stockholders’ equity	(307,951)	5,000	58,642	—	999,176		686,048		1,440,915	(298,675)	1,142,240
Non-controlling interest	—	—	1,187	—	—		(1,187)	D	—	—	—
Total stockholders’ equity	(307,951)	5,000	59,829	—	999,176		684,861		1,440,915	(298,675)	1,142,240
Total Liabilities and Stockholders’ Equity	330,725	404,771	81,958	—	266,222		687,509		1,771,185	(298,675)	1,472,510

Diamond Eagle Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2019
(Amounts in thousands, except per share data)
	For the Year ended December 31, 2019	March 27, 2019 (inception) to December 31, 2019	For the Year ended December 31, 2019						For the Year ended December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No and Maximum Redemptions) (Note 4 – PF)		Purchase Accounting Adjustments (Note 4 – PPA)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue	$323,410	$—	$108,424	$—	$—		$—		$431,834
Cost of revenue	103,889	—	60,649	—	—		14,692	AA	179,230
Gross Profit	219,521	—	47,775	—	—		(14,692)		252,604
Operating Expenses:
Sales and marketing	185,269	—	7,592	—	48	DD	—		192,909
General and administrative	124,868	1,857	13,230	—	(10,548)	AA	104	BB	131,024
					1,513	DD
Product and technology	55,929	—	—	20,408	82	DD	—		76,419
Research and development expenses			20,408	(20,408)
Total Operating Expenses	366,066	1,857	41,230	—	(8,905)		104		400,352
(Loss) / Income from Operations	(146,545)	(1,857)	6,545	—	8,905		(14,796)		(147,748)
Interest income (expense)	1,348	—	—	(164)	—		—		1,184
Other income – interest on Trust Account	-	5,111	—	—	(5,111)	BB	—		—
Gain on initial equity method investment	3,000	—	—	—	—		—		3,000
Financial Income	-	—	26	(26)	—		—		—
Financial Expenses	-	—	(190)	190	—		—		—
(Loss)/Income before Income Tax Expense	(142,197)	3,254	6,381	—	3,794		(14,796)		(143,564)
Income Tax Expense/(Benefit)	58	944	796	—	(1,864)	CC	(4,084)	CC	(4,150)
Loss from equity method investment	479	—	—	—	—		—		479
Net (Loss)/Income	(142,734)	2,310	5,585	—	5,658		(10,712)		(139,893)
No Redemption Scenario
Weighted average shares outstanding									336,179,340
Loss per share (Basic and Diluted) attributable to Class A common stockholders									$(0.42)
Maximum Redemption Scenario
Weighted average shares outstanding									305,614,551
Loss per share (Basic and Diluted) attributable to Class A common stockholders									$(0.46)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Basis of Presentation
The merger between Merger Sub and DraftKings will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of DraftKings issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of DraftKings.
As DraftKings is determined to be the accounting acquirer in the SBTech Acquisition, the acquisition will be considered a business combination under ASC 805, and will be accounted for using the acquisition method of accounting. DraftKings will record the fair value of assets acquired and liabilities assumed from SBTech.
The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019. These periods are presented on the basis of DraftKings being the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
DEAC’s audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, included elsewhere in this proxy statement/prospectus;

•
DraftKings’ audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, included elsewhere in this proxy statement/prospectus; and

•
SBTech’s audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, included elsewhere in this proxy statement/prospectus.*

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
DraftKings’ audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
SBTech’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus.*

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
DEAC is currently evaluating the accounting treatment of the issuance of New DraftKings Class B common stock in connection with the Business Combination.

*
The historical financial information for SBTech was prepared under IFRS as issued by the IASB. Refer to Footnote 3 for additional details regarding impact of conversion to U.S. GAAP for unaudited pro forma financial information.

The pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that DEAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DEAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DEAC, DraftKings, and SBTech.
2.
Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align DEAC’s, DraftKings’ and SBTech’s financial statement presentation. Upon completion of the Business Combination, management will perform a comprehensive review of DEAC’s, DraftKings’, and SBTech’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, DEAC has identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3.
Adjustments to Historical SBTech Financial Information

The historical financial information of SBTech was prepared in accordance with IFRS and presented in Euros. The historical financial information was translated from Euros to U.S. dollars using the following historical exchange rates:
$ / €
Period end exchange rate as of December 31, 2019	1.12
Average exchange rate for twelve months ended December 31, 2019	1.12
In addition, adjustments were made to convert SBTech’s financial information from IFRS to U.S. GAAP, to align SBTech’s accounting policies to those applied by DraftKings, and to remove SBTech’s dot.com business, which was exited on September 1, 2018 and will not be present in the results of operations of the combined company following the Business Combination. Refer to tables below for impacted line items and adjustment amounts in the pro forma condensed combined balance sheet and statements of operations.

Impact on pro forma balance sheet as of December 31, 2019:
	As of December 31, 2019			As of December 31, 2019	As of December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	€8,144	€—		€8,144	$9,143
Trade receivables, net	24,745	—		24,745	27,781
Other current assets	3,258	61	A	3,319	3,726
Total current assets	36,147	61		36,208	40,650
NON-CURRENT ASSETS:
Intangible assets, net	26,094	—		26,094	29,296
Right-of-use assets	25,779	(25,779)	B	—	—
Property, plant and equipment, net	9,930	—		9,930	11,148
Deferred tax assets	597	(134)	A	463	520
Other non-current assets	306	—	B	306	344
Total assets	98,853	(25,852)		73,001	81,958
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade payables	8,127	—		8,127	9,124
Lease liabilities	3,516	(3,516)	B	—	—
Other accounts payable	11,176	—		11,176	12,547
Total current liabilities	22,819	(3,516)		19,303	21,671
NON-CURRENT LIABILITIES
Lease liabilities	22,749	(22,749)	B	—	—
Accrued severance pay, net	408	—		408	458
Total non-current liabilities	23,157	(22,749)		408	458
SHARHOLDERS’ EQUITY
Share capital	3	—		3	3
Actuarial reserve	(139)	—		(139)	(156)
Retained earnings	51,956	413	B	52,369	58,795
Equity attributable to owners of the parent	51,820	413		52,233	58,642
Non-controlling interest	1,057	—		1,057	1,187
Total equity	52,877	413		53,290	59,829
TOTAL LIABILITIES AND EQUITY	98,853	(25,852)		73,001	81,958
Impact on pro forma income statement for the year ended December 31, 2019:

	For the Year ended December 31, 2019			For the Year ended December 31, 2019	For the Year ended December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
Revenue	€96,857	€—		€96,857	$108,424
Cost of revenue	54,173	6		54,179	60,649
Gross Profit	42,684	(6)		42,678	47,775
Operating Expenses:
Selling and marketing expenses	6,772	10		6,782	7,592
General and administrative expenses	11,772	47	B	11,819	13,230
Research and development expenses	18,103	128		18,231	20,408
Total operating costs and expenses	36,647	185		36,832	41,230
Operating income	6,037	(191)		5,846	6,545
Financial Income	23	—		23	26
Financial Expenses	846	(676)	B	170	190
Profit before tax	5,214	485		5,699	6,381
Tax expenses	638	73		711	796
Net Profit	4,576	412		4,988	5,585
A.
Reflects the reclassification of deferred taxes associated with current assets or liabilities to other current assets related to IFRS to U.S. GAAP differences on the classification of deferred taxes. In the historical SBTech consolidated balance sheet, all deferred tax assets were classified as non-current.

B.
Reflects the reversal of the impact of the adoption and ongoing effects of the accounting treatment of IFRS 16, Leases, recognized by SBTech in their financial statements as of and for the nine months ended December 31, 2019, as DraftKings, the accounting acquirer, has not yet adopted the similar U.S. GAAP standard under ASC 842, Leases, and operates under ASC 840, Leases, as of and for the year ended December 31, 2019.

4.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of New DraftKings.
There were no intercompany balances or transactions between DEAC, DraftKings and SBTech as of the dates and for the periods of these unaudited pro forma combined financial statements.
The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of DEAC’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:
Pro Forma Adjustments (PF)
A.
Reflects the reclassification of  $403.9 million of cash and cash equivalents held in the DEAC trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of DEAC following the Business Combination.

B.
Reflects the settlement of  $14.0 million of deferred underwriters’ fees.

C.
Represents estimated transaction costs in consummating the Business Combination (excluding approximately $3.4 million in transaction-related costs, including a tail liability insurance for SBTech’s current directors and officers, incurred by SBTech and to be borne by DraftKings under the Business Combination Agreement, which was allocated to purchase price).Of the total amount shown, approximately $6.4 million was previously incurred and accrued for on the balance sheet as of December 31, 2019.

D.
Represents proceeds of  $109.2 million received from the issuance of the Convertible Notes, of which $69.1 million was already received and reflected in DraftKings’ historical consolidated balance sheet as of December 31, 2019. Upon the Closing, the mandatory conversion feature upon a business combination would be triggered, causing a conversion of the outstanding principal amount of these Notes and any unpaid accrued interest in equity securities at a specified price. The Convertible Notes are expected to be outstanding from December 2019 through April 2020. For purposes of this pro forma presentation, interest of  $3.6 million for the period the Convertible Note is expected to be outstanding was accrued and converted in addition to the principal balance. The remaining adjustment reflects the net income statement impact captured in retained earnings that is associated with the conversion of the notes.

E.
Represents proceeds of  $304.7 million from the issuance of 30.5 million shares in the Private Placement based on commitments received.

F.
Reflects the reclassification of approximately $384.3 million of DEAC Class A common stock subject to possible redemption to permanent equity.

G.
Reflects the conversion of DEAC Class B common stock to DEAC Class A common stock. In connection with the Closing, all shares of DEAC Class B common stock will convert into shares of DEAC Class A common stock.

H.
Represents recapitalization of DraftKings equity and issuance of 206.0 million of New DraftKings Class A common stock to DK Equityholders as consideration for the Reverse Recapitalization.

I.
Reflects the reclassification of DEAC’s historical retained earnings.

J.
Reflects the amount of compensation cost related to the acceleration of the vesting for certain existing stock options granted .

K.
Reflects the maximum redemption of 30,564,789 shares for aggregate redemption payments of $308.7 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of  $10.10 per share.

L.
Reflects the payment of  $10.0 million in bonuses to management of DraftKings upon closing of the transaction provided that redemptions are less than 10% of DEAC public shares. If redemptions exceed 30%, no bonuses will be paid. As the redemption percentage is greater than 30% in the maximum redemption scenario, no bonus payment is reflected.

M.
Reflects the cash amount paid to DK Stockholders that were deemed to be non-accredited by the Company, in lieu of common stock.

N.
Reflects the settlement of  $1.5 million of DEAC's historical liabilities at transaction close.

Purchase Price Allocation Adjustments (PPA)
A.
The estimated consideration is as follows:

Estimated Consideration
Cash consideration(1)	$214,652
Share consideration(2)	744,690
Other consideration(3)	3,410
Total estimated consideration	962,752

(1)
Includes the cash consideration, as adjusted for estimated excess Net Debt Amount and Working Capital Amount as specified in the Business Combination Agreement.

(2)
Includes the share consideration and the estimated contingent consideration of the earnout clause as specified in the Business Combination Agreement. The additional consideration related to the earnout clause was estimated assuming a 100%, 100%, and 75% probability of reaching the specified share price targets of  $12.50, $14.00, and $16.00, respectively. The possible range for the value of the contingent consideration related to the earnout clause is $0 to $10.2 million.

(3)
Includes transaction costs incurred by SBTech to be borne by DraftKings and the six year liability insurance for SBTech’s current directors and officers, as specified in the Business Combination Agreement.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SBTech are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the SBTech Acquisition.
For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, the carrying value was assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by ASC 805. The size and breadth of the SBTech Acquisition may necessitate the use of this measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the developed technology and user relationship intangible assets and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented.
Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the SBTech Acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed based on SBTech’s December 31, 2019 balance sheet, with the excess recorded as goodwill:
Estimated Goodwill
Cash and cash equivalents	$9,143
Trade receivables, net	27,781
Other current assets	3,726
Property and equipment, net	11,357
Intangible assets, net	269,239
Deferred tax assets	520
Other non-current assets	344
Total Assets	322,110
Trade payables	9,124
Other accounts payable	12,547
Other long-term liabilities	2,648
Accrued severance pay, net	458
Total liabilities	24,777
Net assets acquired (a)	297,333
Estimated purchase consideration (b)	962,752
Estimated goodwill (b) — (a)	665,419
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.
Total consideration was calculated based on a $16.41 share price. In the event that the share price increases or decreases by 10%, the impact on total consideration and goodwill would be as follows:
Change in stock price	Stock Price	Estimated Consideration	Goodwill
Decrease of 10%	$14.77	$889,207	$591,874
Increase of 10%	$18.05	$1,036,296	$738,963
B.
The table below indicates the estimated fair value of each of the identifiable intangible assets:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Developed technology	134,515	10
Customer Relationships	103,850	15
Trademarks and Trade Names	30,874	15
Total	269,239
Less: Net intangible assets reported on SBTech’s historical financial statements	(29,087)
Pro forma adjustment	240,152

The fair values of the developed technology intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of SBTech’s earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The fair values of the trademark and tradename intangible assets were also determined by the relief-from-royalty approach. The fair values of the user relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time.
C.
Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of intangible assets. Deferred taxes were established based on SBTech’s blended statutory tax rate of 2.55%, based on jurisdictions where income has historically been generated. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon SBTech’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

D.
Represents the elimination of SBTech’s historical equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2019 are as follows:
Pro Forma Adjustments (PF)
AA.
Reflects elimination of transaction-related costs incurred and recorded by DEAC and DraftKings.

BB.
Reflects the elimination of interest income on the trust account.

CC.
Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 27.6%.

DD.
Reflects the incremental stock-based compensation expense related certain equity awards expected to continue subsequent to the closing.

Purchase Price Allocation Adjustments (PPA)
AA.
Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the SBTech Acquisition.

BB.
Reflects the adjustment to stock-based compensation expense for the post-combination portion of the SBT rolled-over options. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods.

CC.
Reflects adjustments to income tax expense as a result of the tax impact on the purchase accounting adjustments at the estimated statutory tax rate of 27.6%.

5.
Loss per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of DEAC’s Class A common stock for the year ended December 31, 2019:
	For the Year ended December 31, 2019
	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands except share and per share data)
Pro forma net loss	(139,893)	(139,893)
Weighted average shares outstanding of Class A common stock	336,179,340	305,614,551
Net loss per share (Basic and Diluted) attributable to Class A common stockholders(1)	$(0.42)	$(0.46)

(1)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

OTHER INFORMATION RELATED TO DEAC
Introduction
DEAC is a blank check company incorporated on March 27, 2019 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement, DEAC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
DEAC has neither engaged in any operations nor generated any revenue to date. Based on DEAC’s business activities, DEAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On May 14, 2019, DEAC consummated its initial public offering of 40,000,000 units (“units”), including the issuance of 5,000,000 units as a result of the underwriters’ partial exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of  $10.00 per Unit, generating gross proceeds, before expenses, of  $400,000,000. Prior to the consummation of the initial public offering, on March 28, 2019, Eagle Equity Partners, LLC (the Sponsor) purchased 10,062,500 shares of DEAC Class B common stock for an aggregate purchase price of  $25,000, or approximately $0.002 per share. On April 10, 2019, our Sponsor transferred 4,930,625 founder shares to Mr. Sloan for a purchase price of $12,250 (the same per-share purchase price initially paid by our Sponsor), resulting in our Sponsor holding 5,131,875 founder shares. The number of founder shares issued was determined based on the expectation that the initial public offering would be a maximum of 40,250,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding shares of Class A common stock under the initial public offering. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the initial public offering, on May 14, 2019, our Sponsor and Mr. Sloan surrendered an aggregate of 62,500 founder shares (consisting of 31,875 by our Sponsor and 30,625 by Mr. Sloan) to DEAC for no consideration, resulting in our Sponsor holding 5,100,000 founder shares and Mr. Sloan holding 4,900,000 founder shares.
Simultaneously with the consummation of the initial public offering, DEAC consummated the private sale of an aggregate of 6,333,334 warrants, each exercisable to purchase one share of DEAC Class A common stock at $11.50 per share, to our Sponsor and Mr. Sloan at a price of  $1.50 per warrant, generating gross proceeds, before expenses, of approximately $9,500,000 (the “private placement warrants”). The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by DEAC, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after DEAC completes its initial business combination and (iii) they may be exercised by the holders on a cashless basis.
Upon the closing of the initial public offering and the private placement warrants, $400,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund DEAC’s working capital requirements (subject to an annual limit of  $250,000), DEAC’s Current Charter provides that none of the funds held in trust will be released from the trust account until the earlier of  (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of DEAC’s obligation to redeem 100% of the public shares if DEAC does not complete an initial public offering within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if DEAC is unable to complete an initial business combination within 24 months from the closing of DEAC’s initial public offering. The proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
After the payment of underwriting discounts and commissions (excluding the deferred portion of $14,000,000 in underwriting discounts and commissions, which amount will be payable upon consummation of the Business Combination) and $530,870 in expenses relating to the initial public offering, approximately $970,000 of the net proceeds of the initial public offering and private placement was not deposited into the trust account and was retained by DEAC for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2019, there was $403,961,209 in investments and cash held in the trust account and $491,225 of cash held outside the trust account available for working capital purposes.
Fair Market Value of DraftKings’ and SBT’s Businesses
DEAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the business combination. DEAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. DEAC’s board of directors determined that this test was met in connection with the proposed Business Combination.
Stockholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, DEAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for DEAC’s initial public offering. Accordingly, in connection with the Business Combination, the DEAC Stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with DEAC’s initial public offering, DEAC’s initial stockholders (consisting of our Sponsor and Mr. Sloan) and its directors at the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and DEAC also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, DEAC’s initial stockholders own approximately 20% of the total outstanding DEAC Shares.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DEAC or its securities, the DEAC initial stockholders, DraftKings and/or its affiliates and SBT and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of DEAC Class A common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented to stockholders for approval at the Special Meeting are approved and/or (ii) DEAC satisfy the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by DEAC’s initial stockholders for nominal value.
Liquidation if No Business Combination
DEAC has until May 14, 2021 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), DEAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to it to fund its working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DEAC’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to DEAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if DEAC fails to complete its initial business combination by May 14, 2021.
DEAC’s initial stockholders (consisting of the Sponsor and Mr. Sloan) and its directors and officers have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if DEAC fails to complete its initial business combination within the required time frame. However, if DEAC’s initial stockholders, officers and independent directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if DEAC fails to complete its initial business combination by May 14, 2021.
The Sponsor and DEAC’s officers and directors have also agreed, pursuant to a written agreement with DEAC, that they will not propose any amendment to the Current Charter that would affect the substance or timing of DEAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by May 14, 2021, unless DEAC provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to it to fund its working capital requirements (subject to an annual limit of   $250,000) and/or to pay its taxes, divided by the number of then issued and outstanding public shares. However, DEAC may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).
DEAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $750,000 of proceeds held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, DEAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If DEAC was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. DEAC cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While DEAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although DEAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against DEAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, DEAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to DEAC than any alternative. Examples of possible instances where DEAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, DEAC is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DEAC and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to DEAC if and to the extent any claims by a third party for services rendered or products sold to DEAC, or a prospective target business with which DEAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under DEAC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, DEAC has not asked our Sponsor to reserve for such indemnification obligations, nor has DEAC independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and DEAC believes that our Sponsor’s only assets are DEAC’s securities. Therefore, DEAC cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, DEAC may not be able to complete the Business Combination, and DEAC’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of DEAC’s officers or directors will indemnify DEAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DEAC’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While DEAC currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to DEAC, it is possible that DEAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, DEAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
DEAC will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with DEAC waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under DEAC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. DEAC has access to up to approximately $750,000 held outside the trust account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that DEAC liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the trust account could be liable for claims made by creditors.
If DEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of DEAC’s stockholders. To the extent any bankruptcy claims deplete the trust account, DEAC cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if DEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against DEAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by DEAC’s stockholders. Furthermore, DEAC’s board may be viewed as having breached its fiduciary duty to DEAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. DEAC cannot assure you that claims will not be brought against it for these reasons.
DEAC’s public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of the public shares if DEAC does not complete its initial business combination by May 14, 2021, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of DEAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by May 14, 2021 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of DEAC’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event DEAC seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to DEAC for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.
Properties
DEAC currently sub-leases its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an entity affiliated with our Sponsor and the members of DEAC’s management team. DEAC has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and DEAC does not pay a third party directly for such services. DEAC believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. DEAC considers its current office space adequate for its current operations.
Employees
DEAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to DEAC’s matters but they intend to devote as much of their time as they deem necessary to DEAC’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process it is in. DEAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers
DEAC’s directors and executive officers are as follows:
Name	Age	Position
Jeff Sagansky	67	Chief Executive Officer and Chairman
Eli Baker	45	President, Chief Financial Officer and Secretary
Scott M. Delman	60	Director
Joshua Kazam	42	Director
Fredric D. Rosen	76	Director
Scott I. Ross	39	Director
Jeff Sagansky has been DEAC’s Chief Executive Officer and Chairman since March 2019. Mr. Sagansky served as the Chief Executive Officer and chairman of Platinum Eagle Acquisition Corp. (“Platinum Eagle”) from December 2017 until the consummation of its business combination with Target Logistics Management, LLC and RL Signor Holdings, LLC in March 2019. Platinum Eagle changed its name to Target Hospitality Corp. (“Target Hospitality”) (Nasdaq: TH) in connection with the business combination and Mr. Sagansky continues to serve as a member of Target Hospitality’s board of directors. Mr. Sagansky has been a director of WillScot Corporation (Nasdaq: WSC) since Double Eagle Acquisition Corp. (“Double Eagle”) was formed on June 26, 2015 and served as Double Eagle’s President and Chief Executive Officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky currently serves as co-founder and chairman of Hemisphere Capital Management LLC, a private motion picture and television finance company. Mr. Sagansky co-founded, together with Mr. Sloan, Global Eagle Acquisition Corp. (“GEAC”), which completed its business combination with Row 44 and AIA in January 2013. GEAC changed its name to Global Eagle Entertainment Inc. (“GEE”) (Nasdaq: ENT) in connection with its business combination and is currently a worldwide provider of media content, connectivity systems and operational data solutions to the travel industry. Mr. Sagansky served as GEAC’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle Acquisition Corp. (“Silver Eagle”), which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. In March 2018, Videocon d2h merged with and into Dish TV India Limited (NSE: DISHTV). Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.
Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment (“SPE”) from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America (“SCA”). Mr. Sagansky oversaw the 1997 merger of SCA’s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony PlayStation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’ ratings rise from third to first place in 18 months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films.
Mr. Sagansky graduated with a BA from Harvard College and an MBA from Harvard Business School. He also serves on the boards of GEE and GoEuro. We believe Mr. Sagansky is qualified to serve on DEAC’s board of directors due to his extensive background and experience as an executive in the media and entertainment industries and his substantial mergers and acquisitions experience.

Eli Baker has been DEAC’s President, Chief Financial Officer and Secretary since March 2019. Mr. Baker served as the president, chief financial officer and secretary of Platinum Eagle from July 2017 until the consummation of its business combination in March 2019, and has served as a member of Target Hospitality’s board of directors since March 2019. Mr. Baker served as Double Eagle’s vice president, general counsel and secretary from June 2015 through its business combination in November 2017. Mr. Baker was also a director of Silver Eagle from July 2014 through Silver Eagle’s business combination in March 2015. Mr. Baker is a co-founder and partner of Manifest Investment Partners, LLC, a growth equity/venture fund that focuses on early stage technology-enabled businesses, where he has served since June 2016. Mr. Baker continues to be co-managing director and a partner in Hemisphere Capital Management LLC, a private motion picture and television finance company where he has been since May 2009. Previously, Mr. Baker served as a principal at Grosvenor Park Investors from 2007 to 2009, a joint venture with Fortress Investment Group where he shared oversight over the special opportunity credit/debt funds in the media space. Mr. Baker is a former lawyer, and has served in a legal affairs capacity at various companies in and out of the media business. Mr. Baker earned a Bachelor of Arts degree from the University of California, Berkeley and a Juris Doctor from the University of California at Hastings Law School and is a member of the California State Bar.
Scott M. Delman has served on DEAC’s board of directors since December 2019. Mr. Delman is the founder of Blue Spruce Productions, a producer of top Broadway and West End theatrical events, and is also the Managing Partner of DGZ Capital, a private equity firm that acquires ownership stakes in alternative investment firms (“DGZ”). Prior to forming DGZ, Mr. Delman was co-founder and President of Capital Z Investments, where he initiated and managed a multi-billion-dollar investment program to sponsor the creation of new alternative asset management companies. Capital Z Investments has invested over $2.0 billion in more than 25 investment firms throughout North America, Europe and Asia.
Mr. Delman has served on the boards and advisory councils of various academic, corporate, cultural and public policy organizations such as Third Way, the New America Foundation, The Truman Project, Manhattan Theatre Club, Yale Drama School and the Williamstown Theatre Festival. Mr. Delman graduated with honors from Yale College in 1982 and received an MBA from Harvard Business School in 1986. Mr. Delman also served as a Visiting Senior Fellow at Harvard University’s JFK School for Government in 2006 and 2007, where he focused on the intersection between international capital markets and national security.
We believe Mr. Delman is qualified to serve on our board of directors due to his extensive private equity and investment experience, as well as his substantial knowledge of the entertainment business.
Joshua Kazam has served on DEAC’s board of directors since the completion of its initial public offering. Mr. Kazam served as a director of Platinum Eagle from its initial public offering through the completion of its initial business combination in March 2019. Mr. Kazam is a co-founder and has been a Partner of Two River Consulting, LLC (“Two River”) since June 2009. Prior to founding Two River, he served as Managing Director of a life science focused venture capital firm from 1999 to 2004, where he was responsible for ongoing operations of venture investments. Mr. Kazam co-founded and served on the Board of Directors of Kite Pharma, Inc. from its inception in 2009 until it was acquired by Gilead Sciences Inc. (Nasdaq: GILD) in October 2017. He has also served on the Board of Directors of Capricor Therapeutics Inc. (Nasdaq: CAPR) since its inception in 2007. Mr. Kazam also serves as a director of several privately held companies, including Hubble Contacts. Mr. Kazam is a Member of the Wharton School’s Undergraduate Executive Board and serves on the Board of Directors of the Desert Flower Foundation. Mr. Kazam received his B.S. in Economics from the Wharton School of the University of Pennsylvania.
We believe Mr. Kazam is qualified to serve on our board of directors due to his extensive venture capital experience and his experience serving on boards of other public companies.
Fredric D. Rosen has served on DEAC’s board of directors since the completion of its initial public offering. Mr. Rosen served as a director of Platinum Eagle from its initial public offering through the completion of its initial business combination in March 2019. Mr. Rosen has been a director of WillScot Corporation since the closing of Double Eagle’s initial business combination in September 2015. Mr. Rosen was the Co-CEO of Outbox Enterprises, LLC, an entity comprised of Outbox Technology, Cirque du Soleil and Anschutz Entertainment Group, from September 2010 until February 2012. Mr. Rosen remained a principal in the enterprise until he sold his interests in October 2014. Since February 2012, Mr. Rosen has been a self-employed consultant. Mr. Rosen was the President and CEO of Ticketmaster Group, Inc. from 1982 to 1998. Mr. Rosen served as Chairman and CEO of Stone Canyon Entertainment, an operator of traveling amusement parks, from 2005 to 2008. Mr. Rosen has served as a director of Exari Group, Inc., a provider of cloud-based software for contract management, since May 2011. He served as a director of Prime Focus World, NV, a filmmaking partner to studios and film production companies, from August 2012 to June 2015. Mr. Rosen served as a trustee of Crossroads School for 16 years and was a board member of the Los Angeles Sports and Entertainment Commission for 15 years and now serves on its advisory board. He was a founding board member of the Wallis Annenberg Cultural Center in Beverly Hills and is currently a member of the Board of Governors of Cedars-Sinai Medical Center. Mr. Rosen is also currently a board member of the Pacific Council and The American Academy of Dramatic Arts.
Mr. Rosen received his Bachelor of Arts degree from Clark University in June 1965 and his Juris Doctor from Brooklyn Law School in June 1969. He was admitted and became a member of the New York State Bar in November 1969 and practiced law in New York City from 1972 to 1982. We believe Mr. Rosen is qualified to serve on our board of directors due to his decades of experience leading, operating and managing entertainment businesses and his service as chief executive officer and director of several public companies.
Scott I. Ross has served on DEAC’s board of directors since December 2019. Mr. Ross is the founder and Managing Partner of Hill Path Capital. Mr. Ross was previously a Partner at Apollo Management (“Apollo”), which he joined in 2004, responsible for private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors. Prior to Apollo, Mr. Ross was a member of the Principal Investment Area in the Merchant Banking Division of Goldman, Sachs & Co. and a Member of the Principal Finance Group in the Fixed Income, Currencies, and Commodities Division of Goldman, Sachs & Co. Mr. Ross was employed by Shumway Capital Partners from August 2008 to September 2009. Mr. Ross currently serves on the boards of directors of SeaWorld Entertainment, Inc. and Great Wolf Resorts, Inc. and has previously served on the boards of directors of EVERTEC, Inc. and CEC Entertainment, Inc. (the parent company of Chuck E. Cheese’s). Mr. Ross graduated magna cum laude from Georgetown University with a B.A. degree in Economics.
We believe Mr. Ross is qualified to serve on our board of directors due to his extensive experience leading private equity transactions in the entertainment and leisure industries and his service as director of several public companies.
Executive Compensation and Director Compensation
None of DEAC’s executive officers or directors have received any cash compensation for services rendered to DEAC. We have agreed to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the trust account or (ii) interest earned on the trust account and released to us to fund our working capital requirements (subject to an annual maximum release of $250,000).
Number and Terms of Office of Officers and Directors
DEAC’s board of directors consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to DEAC’s first annual meeting of stockholders) serving a three-year term. In accordance with The Nasdaq Stock Market corporate governance requirements, DEAC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Rosen, will expire at DEAC’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Delman and Kazam, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Ross and Sagansky, will expire at the third annual meeting of stockholders.
DEAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. DEAC’s board of directors is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.
Director Independence
The Nasdaq Stock Market listing standards require that a majority of DEAC’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. DEAC’s board of directors has determined that Messrs. Delman, Kazam, Rosen and Ross are “independent directors” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules. DEAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against DEAC or any members of its management team in their capacity as such, and DEAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
DEAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, DEAC’s annual reports contain consolidated financial statements audited and reported on by DEAC’s independent registered public accounting firm. DEAC has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2019.

DEAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of DEAC, included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.
Overview
We are a blank check company incorporated as a Delaware corporation on March 27, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of the Public Offering, we consummated the private sale of an aggregate of 6,333,334 warrants, each exercisable to purchase one share of Class A common stock, par value $0.0001 per share at $11.50 per share, to Eagle Equity Partners, LLC and Harry E. Sloan at a price of  $1.50 per warrant, generating gross proceeds, before expenses, of approximately $9,500,000 (the “Private Placement”). We intend to consummate an initial business combination using cash from the proceeds of our initial public offering (the “Public Offering”) that closed on May 14, 2019 and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.
At December 31, 2019, we held cash of  $491,225, current liabilities of  $1,493,133 and deferred underwriting compensation of  $14,000,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
Agreement for Business Combination
On December 22, 2019, we entered into a business combination agreement with DraftKings Inc., a Delaware corporation, SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V, the shareholders of SBT, Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC, pursuant to which (i) DEAC will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger, (ii) Merger Sub will merge with and into DraftKings with DraftKings surviving the merger, and (iii) immediately following the DK Merger, New DraftKings will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the transactions contemplated by the Business Combination Agreement, DraftKings and SBT will become wholly owned subsidiaries of DEAC Nevada, which will be renamed “DraftKings Inc.”
DraftKings is a digital sports entertainment and gaming company. DraftKings provides users with daily fantasy sports, sports betting and iGaming opportunities. SBT’s principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.
The aggregate value of the consideration to be paid to DraftKings and SBT shareholders in the Business Combination is approximately $2.7 billion, of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DraftKings in the form of shares of Class A common stock of New DraftKings, valued at the redemption price for DEAC’s public shares in the Business Combination, plus in the case of Jason Robins, such additional number of shares of Class B common stock of New DraftKings such that as of immediately following the completion of the Business Combination, Mr. Robins shall have approximately ninety percent (90%) of the voting power of the capital stock of New DraftKings on a fully-diluted basis, and (ii) holders of vested in-the-money options and warrants exercisable for DraftKings equity in the form of newly issued options and warrants of New DraftKings exercisable for New

DraftKings Class A common stock, and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items payable in respect of the ordinary shares of SBT and 30% of the in-the-money vested options of SBT and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for DEAC’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DraftKings or SBT equity (other than cashed-out options of SBT, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration will come from the following sources: (1) proceeds available from DEAC’s trust account that it established in connection with the Public Offering, after giving effect to any and all redemptions; and (2) proceeds from private placements of shares of DEAC’s Class A common stock to certain institutional investors to occur immediately prior to the closing of the Business Combination, of which DEAC currently has commitments for $304.7 million of proceeds.
The Business Combination also calls for additional agreements, including, among others, the Subscription Agreements and the Stockholders Agreement, as described elsewhere in this proxy statement/prospectus.
Results of Operations
For the period from March 27, 2019 (date of inception) through December 31, 2019, we incurred a loss from operations of  $1,857,305, including income tax of  $944,494, which was offset by interest income from the trust account of  $5,111,208. Through December 31, 2019, our efforts have been limited to organizational activities, activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenues, other than interest income earned on the proceeds held in the trust account. As of December 31, 2019, $403,961,209 was held in the trust account (including $14,000,000 of deferred underwriting discounts and commissions and approximately $9,500,000 from the Private Placement) and we had cash outside of trust of  $491,225 and $1,493,133 in accounts payable and accrued expenses.
Except for the withdrawal of interest to fund DEAC’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, our amended and restated certificate of incorporation (the “Charter”) provides that none of the funds held in trust will be released from the trust account until (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of DEAC’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if DEAC does not complete an initial business combination by May 14, 2021 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if DEAC is unable to complete a Business Combination by May 14, 2021. Through December 31, 2019, we have withdrawn $1,149,999 of funds from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the Public Offering in the event of a business combination.

We have also agreed to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of our management team, in an amount not to exceed $15,000 per month in the event that such space and/or services are utilized and we do not pay a third party directly for such services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the period from March 27, 2019 (date of inception) through December 31, 2019, DEAC paid $90,000 under this agreement.
Going Concern Considerations and Capital Resources
For the period from March 27, 2019 (date of inception) through December 31, 2019, we incurred an aggregate of  $1,237,757, for merger expenses, legal, accounting, and filing fees relating to our SEC reporting obligations and general corporate matters, and miscellaneous operating expenses.
We believe that we do not have sufficient liquidity to meet our current obligations and allow us to operate through May 14, 2021, assuming that an initial business combination is not consummated during that time. Over this time period, we currently anticipate incurring expenses for the following purposes:
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due diligence and investigation of prospective target businesses;

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legal and accounting fees relating to our SEC reporting obligations and general corporate matters;

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structuring and negotiating an initial business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

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other miscellaneous expenses.

In connection with DEAC’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2019, DEAC does not have sufficient liquidity to meet its current obligations. However, management has determined that DEAC has access to funds from the Sponsor entity, in the form of Working Capital Loans, that are sufficient to fund the working capital needs of DEAC until the earlier of the consummation of an initial business combination or a minimum one year from the date of issuance of the consolidated financial statements.
As indicated in the accompanying consolidated financial statements, at December 31, 2019, we had outside of trust cash in the amount of  $491,225 and $1,493,133 in accounts payable and accrued expenses.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse the Sponsor for office space, secretarial and administrative services provided to members of our management team by the Sponsor, members of the Sponsor, and our management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Offering Costs
We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5 A, “Expenses of Offering.” We incurred offering costs in connection with our Public Offering of approximately $22,555,870, consisting principally of underwriter discounts of $22,000,000 (including approximately $14,000,000 of which payment is deferred) and approximately $555,869 of professional, printing, filing, regulatory and other costs were charged to stockholders’ equity upon completion of the Public Offering. Approximately $224,395 of such offering expenses were accrued but unpaid at December 31, 2019.
Redeemable Shares of Class A Common Stock
All of the 40,000,000 shares of Class A common stock included in the Units sold as part of the Public Offering contain a redemption feature as described in the prospectus for the Public Offering. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of DEAC require the security to be classified outside of permanent equity. The Charter provides a minimum net tangible asset threshold of  $5,000,001. DEAC recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares will be affected by charges against additional paid-in capital.
Net Income (Loss) per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. We have not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 13,333,333 and 6,333,334 shares of our Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.
Our statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the trust account, net of applicable franchise taxes of  $153,971, working capital up to $250,000 annually, and income taxes, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss of  $1,453,333, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF DRAFTKINGS AND SBTECH
The following discussion reflects the business of New DraftKings, as currently embodied by each of DraftKings and SBTech. “We,” “us” and “our” generally refer to DraftKings Inc. (together with its subsidiaries, “DraftKings”) in the present tense or New DraftKings on a go-forward basis, unless the context otherwise refers to SBTech (Global) Limited (together with its subsidiaries, “SBTech”).
Overview
At DraftKings, our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.
We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users. We are also highly focused on our responsibility as stewards of this new era in real-money gaming. Our ethics guide every decision we make, both in our respect for the tradition of sports and in our investment in regulatory compliance and consumer protection that have guided our company.
These values anchor our business. Our desire to innovate, improve and do the right thing drives our people and defines DraftKings, as we pursue our vision to transform the way people experience sports entertainment and gaming.
Our Story
We aspire to deliver a product that is developed with our users in mind and to be as trustworthy as we are innovative in everything we bring to market. This comes in the form of what we believe to be leading-edge, proprietary technology that powers real-money games and betting experiences designed for the “skin-in-the-game” sports fan — the fan who seeks a deeper connection to the sporting events that he or she already loves. Our vision for DraftKings has been shaped by this user, both in who he or she is today and who we anticipate he or she will become as the entertainment and gaming industries evolve. At our core, we are a digital sports entertainment and gaming company with roots in technology and analytics that fosters dynamic and personalized experiences for the sports fan.
This vision underpins our position as a leader in today’s fast-growing global entertainment and gaming industries. DraftKings has hosted over 4.3 million unique paid users. That number encompasses a user base that continues to steadily grow:
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During the year ended December 31, 2019, we had 684,103 average monthly unique payers (“MUPs”) and revenue of  $323 million, resulting in an average revenue per MUP (“ARPMUP”) of  $39. By comparison, during the same time period in 2018, we had 600,886 average MUPs and revenue of  $226 million, resulting in an ARPMUP of  $31. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our growth is driven both by acquiring new users, engaging our existing users and re-engaging our past users. Research tells us that our typical user craves a more immersive and curated fan experience. This was the user we sought with the launch of daily fantasy sports (“DFS”), our first product offering following our founding in 2011, which has served as the foundation for our growth. Unlike traditional, season-long fantasy sports offerings, DFS challenges users to create a lineup of players within a predefined fantasy “budget” and to make decisions tied to a single day’s sporting events, requiring an elevated level of skill and providing a heightened degree of real-time gratification. This format has fundamentally changed the landscape of sports consumption, driving millions of users to download the DraftKings app and visit our website to make DFS a staple of how they engage with teams, athletes and sports statistics on an everyday basis.
As the popularity of our offerings grew, so did our brand equity, which has been critical to our success over the past eight years. DraftKings became a recognized name among gaming and sports enthusiasts because it represented an entirely new way of interacting with sports. We have remained a recognized name due to the strong and lasting relationships we have formed with our users over time. We have placed our users at the center of our operating model. Built at the intersection of agile technology, data-driven decision-making and dynamic product development, our product offerings and platform are grounded in an absolute focus on our users — who they are and what experiences they want. By leveraging research and analytics to inform our roadmaps, we have built a mobile-first ecosystem that offers experiences tailored to the interests and behaviors of our users, resulting in a truly distinctive and personalized experience for the “skin-in-the-game” sports fan.
Powering our product offerings is a highly scalable platform that allows us to prioritize speed to market without sacrificing the integrity of our products’ performance. Over the past 18 months, we have leveraged the DraftKings’ platform to expand our operations from DFS into two new product offerings: Sportsbook and iGaming. In August 2018, less than three months after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992, we launched our online Sportsbook offering in New Jersey. The relative speed with which we moved into this nascent space was no accident: it reflected nearly a decade’s work in agile software development and regulatory know-how that allowed us to navigate this environment. Our implementation of critical responsible-gaming staples like user protection and data security would have been virtually impossible to deliver quickly into an online Sportsbook offering without the strength of our existing infrastructure. Since launching in 2018, we have deepened our understanding of who our sports betting users are and what they value. As of February 2020, our Sportsbook app and website are available in Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania and West Virginia. As a result of the highly personalized and engaging user experience we offer, we have quickly emerged as one of the most recognized brands in unaided brand association among current online sports bettors and the top website used among sports bettors in the United States, according to a June 2019 survey issued by Ipsos and the Fantasy Sports & Gaming Association.
That model defines our brand in the eyes of both our users and our employees: move rapidly and deliver the experiences that our users love. Our entry into the iGaming space has been no different. Shortly after the launch of our online Sportsbook offering in New Jersey, we turned to iGaming as a clear strategic adjacency for a growing, mobile-centric user base seeking entertainment in real time. We entered an industry with a significant number of incumbent land-based licensed operators with mobile offerings and, in less than a year, surged to one of the top operators in the iGaming space in New Jersey based on revenue, according to Eilers & Krejcik Gaming, LLC’s (“Eilers”) U.S. Online Casino Tracker for December 2019. We offer hundreds of games on our iGaming platform across traditional offerings like blackjack, roulette and slot machines, many of which have been designed by our in-house games studio (and which are our most popular in-app offerings). The continued evolution of this platform will serve as a distinct differentiator in our ability to achieve rapid growth in the iGaming space over time.
The intersection between the continued evolution of the distinct experiences we offer and our user-centric DNA is what sets DraftKings apart.
Following the consummation of the Business Combination with SBTech, we also plan to expand our offerings to begin serving other operators within our industry. We will begin by migrating DraftKings’ own consumer offering onto SBTech’s proprietary sports betting platform over time, allowing us to become a fully vertically integrated sports betting operator. We will also leverage the combined entity’s shared infrastructure to service adjacent branded operators in both the United States and internationally at greater scale. This could include online sportsbooks, retail sportsbooks, iGaming operators, as well as governments or lotteries seeking to manage their own sportsbook or iGaming offerings. SBTech offers one of the industry’s most robust platform solutions to satisfy its customers’ sports betting technology needs, ranging from trading and risk management to platform services to support reporting, customer management and regulatory reporting requirements. SBTech competes with a variety of other sports betting technology providers and differentiates itself through this full suite platform offering. In addition, SBTech offers a leading iGaming solution via its proprietary platform with integrations to third-party iGaming suppliers.
These capabilities provide the foundation for what we believe to be a best-in-class enterprise offering whose reach will continue to expand upon the consummation of the Business Combination. Ultimately, we believe we will be uniquely positioned to continue delivering optimal experiences for sports fans who engage deeply with our offerings and to service other companies who seek to offer those experiences themselves.

Our Timeline
DraftKings was organized on December 29, 2011, as a Delaware corporation. DraftKings was founded by Matt Kalish, Paul Liberman and Jason Robins with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering. Within a few years, DraftKings became one of the largest and most recognized DFS platforms in the United States.
SBTech was incorporated on July 24, 2007, under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.
The following is a timeline of key operational and business milestones for our businesses:
	DraftKings	SBTech
2007		• SBTech was founded and officially began its operations.
2012	• DraftKings began its operations and offered its first DFS contest to the public for the Major League Baseball (“MLB”) season.	• SBTech’s operator base had grown to six.
2013	• MLB became the first major sports organization to invest in, and establish a relationship, with DraftKings. • We launched the first mobile app in the DFS industry.	• SBTech’s operator base had grown to eight and just over 200 employees.
2014
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We acquired DraftStreet, a DFS operator, increasing our user base by more than 50%, and acquired Starstreet, another DFS operator.

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We signed a two-year deal to become the official DFS provider of the National Hockey League.

• SBTech’s operator base had grown to 11 and just over 400 employees.
2015
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We were named the official DFS game of NASCAR, Ultimate Fighting Championship and Major League Soccer, and announced partnership deals with major sports teams including the New England Patriots, New York Knicks and Chicago Cubs.

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21st Century Fox America, Inc. (“FOX”) became the first major media company to invest in us.

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We obtained a license from the United Kingdom Gambling Commission to provide facilities to offer daily fantasy sports contests and other forms of pool betting, and to manufacture gambling software.

• SBTech obtained a license from the United Kingdom Gambling Commission to provide facilities for real event betting and to manufacture gambling software.

	DraftKings	SBTech
2016
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We acquired a leading provider of DFS Mixed Martial Arts contests, Kountermove, to bolster our user base in the burgeoning space of combat sports.

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We explored a possible combination with a DFS competitor, but did not receive Federal Trade Commission approval.

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SBTech re-domiciled SBTech in the Isle of Man, and acquired a Maltese B2B license from the Malta Gaming Authority for hosting and management of remote gaming operators.

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SBTech acquired two Romanian licenses from the National Gambling Office of Romania for the production of gambling software and the hosting of a gambling platform.

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SBTech launched our Sportsbook into the newly regulated Romanian and Portuguese jurisdictions, opened an office in London and accepted our first retail sports bet in Mexico.

2017	• We were granted a skill gaming license in Malta, allowing for further expansion in the European Union.	• SBTech launched a sportsbook for the Czech Republic National Lottery, marking SBTech’s first major lottery partner. • SBTech’s sportsbook launched in the Spanish regulated market.
2018
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PASPA was struck down by the U.S. Supreme Court, opening the potential for state-by-state authorization of sports betting.

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We launched the first online sportsbook in New Jersey.

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We opened our first retail sportsbooks in Atlantic City, New Jersey (Resorts Casino and Hotel) and D’Iberville, Mississippi (Scarlet Pearl Casino Resort).

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SBTech entered the Danish sports betting and iGaming industry by partnering with the Danish National Lottery, Danske Spil, under the brand YOUBET.

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SBTech was awarded a B2B remote gambling license in Gibraltar, where we opened an office.

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SBTech became one of the first sportsbook providers to be licensed in the state of Mississippi as a manufacturer and distributor by the Mississippi Gaming Commission, and we debuted our retail sportsbook at the Golden Nugget’s Biloxi Casino as well as two Churchill Downs properties.

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SBTech was awarded a Casino Service Industry Enterprise transactional waiver by the New Jersey Gaming Board and debuted a retail sportsbook at the Golden Nugget Atlantic City.

	DraftKings	SBTech
2019
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We officially launched iGaming in New Jersey with blackjack, roulette, video poker and slots.

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We announced a landmark partnership with the National Football League (“NFL”) which made us the Official Daily Fantasy Partner of the NFL.

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We were named the Official Daily Fantasy Game of the PGA Tour.

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Our online sportsbook launched in Indiana, New Hampshire, Pennsylvania and West Virginia.

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We launched retail sportsbooks in Iowa (Wild Rose) and New York (del Lago).

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We were selected by the state of New Hampshire as its exclusive sportsbook partner.

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DraftKings mobile/online Sportsbook launches in New Hampshire.

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SBTech launched our online sportsbook and iGaming offerings with Churchill Downs, and our online sportsbook with the Golden Nugget in New Jersey.

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SBTech obtained conditional manufacturer and operator licenses from the Pennsylvania Gaming Commission, a manufacturer and Distributer license from the Arkansas Racing Commission and a temporary supplier’s license from the Indiana Gaming Commission, allowing us to launch our retail sportsbook in Pennsylvania, Indiana and Arkansas with Churchill Downs properties.

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SBT Malta Limited signed a five-year agreement with the Oregon State Lottery to provide online and retail sportsbook offering, and successfully launched the first online sportsbook offering in the State of Oregon in October 2019. The retail sportsbook offering is expected to be rolled out mid-2020.

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SBTech launched an online sportsbook for the State Lottery and Monopoly of Azerbaijan, and signed agreements to provide its online and retail sportsbook solution with the Finnish state lottery, Veikkaus, and the Swedish state lottery, Svenska Spel, in 2020.

2020
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DraftKings and the XFL announced a new partnership that makes DraftKings an Official Daily Fantasy Sports Partner and an Authorized Gaming Operator of the league.

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DraftKings launched mobile/online Sportsbook in Iowa.

Our People
From the outset, our founders have embodied and instilled in DraftKings a set of values and entrepreneurial spirit that has set the tone for the company and its employees.
We believe that our people are the reason for our success and that we should be structured to maximize their productivity and performance. We actively work to maintain an exceptional bar for talent to enable our mission, vision and business strategy. We identify, promote and reward talent that is inspired by our purpose and shares our core values: analytical, authentic, bias for action, collaboration, commitment and user focus.

As a technology company at our core, we believe that the best innovation comes from diverse perspectives, thoughts, beliefs, ideas and experiences. We challenge the conventional to ensure our culture and product offerings reflect the expectations of our employees and the users we serve. We work to foster a culture of inclusion, equity and belonging that makes our employees feel safe, empowered, engaged, championed and inspired to be their very best.
Like DraftKings, SBTech was built by founders with an exceptional entrepreneurial spirit, with a focus on driving results, attracting and nurturing great people and teamwork. As a technology supplier, SBTech understands its greatest resource is its human capital and is relentless in creating and fostering a culture where employees feel empowered and inspired to continuously develop and deliver.
As of December 31, 2019, DraftKings had 869 employees and SBTech had 1,266 employees. None of DraftKings’ or SBTech’s employees are represented by a labor organization or are a party to any collective bargaining arrangement.
Our Core Operating Principles
DraftKings has been built on the foundation of four core principles:
Put our users first.   Every decision we make stems from our fundamental desire to keep our users engaged and excited to interact with our product offerings. We have spent eight years refining our understanding of how our users engage and play and what they want most in terms of digital sports entertainment and gaming offerings. The satisfaction of our users remains the single-most critical lens through which we measure our own success moving forward.
Make data-driven decisions.   At our core, DraftKings takes a data-driven approach to decision-making; no doubt a product of the shared analytical background that our three founders possess. This holds true across everything we do — from minute tweaks to our marketing programs to our product evaluation processes and our business development strategy — we ask our teams to justify their decisions using the kind of thoughtful analysis that grounds our approach in objectivity. Analytics are deeply embedded in our day-to-day operations.
Be an employer of choice.   We can only achieve our goals by acquiring, retaining and developing the best talent available. We have invested heavily in building a team of specialized employees to ensure that our team is uniquely skilled to take on the diverse challenges that our industry presents. Those employees are supported by an organizational structure designed to maximize efficiency without trading off velocity. DraftKings currently operates 12 departments with 52 divisions across five locations, ranging across core disciplines including front- and back-end technology, acquisition and retention marketing, product management and operations, user experience and design, and a range of functions spanning analytics, data science and data engineering. We will continue to make strategic, thoughtful decisions around how to hire the best people for the roles. We achieve the employer of choice status not simply by attracting top talent, but also by fostering a culture that recognizes the contribution and commitment of that talent to our operations, creating continuous opportunities for the growth and development of our team.
Act responsibly.   We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. We have invested in processes that identify and protect vulnerable users. Specifically, we created an internal, independent “Game Integrity and Ethics Team” that actively monitors for any indication of activities that may violate current regulations governing us, our own terms of use or our “Community Guidelines.” This team oversees a framework for our user community to follow in determining when a user may need assistance. With our focus on fair and responsible gaming along with user protection and data security, users have come to know and trust our gaming platform.
What Makes Us Different
In order to build the best real-money games and product offerings, we have invested in core disciplines across technology, analytics and marketing, which have become our operational bedrock and have allowed us to rapidly bring innovative new experiences to market while gaining a unique understanding of our users. The result was clear market leadership in the DFS industry, fueled by a brand reputation and a depth of user trust that has set us apart from our competitors.

Our DFS investments positioned us to successfully compete in online sports betting and iGaming, in addition to DFS. The core strengths that were born out of our DFS experience have been critically important in the first 18 months of our entry into Sportsbook and iGaming, from the resonance of our brand to the scalability of our technology. Similarly important were the regulatory experience and technical infrastructure we built in adapting to the responsible gaming requirements of DFS, which have served as the foundation of our speed to market in online sports betting and iGaming.
These are the strengths that not only set us apart as a DFS operator, but also will continue to differentiate us as a digital sports entertainment and gaming company:
Mobile-First Product Innovation.   From DraftKings’ inception, we have prided ourselves on our ability to deliver new and exciting product offerings to our users. We were the first company to launch a mobile daily fantasy sports app in 2013, anticipating the impending behavioral shift of a user base that had historically relied on a desktop-only experience. The rapid adoption of this product pushed us to extend native mobile experiences across all of our offerings on both iOS and Android, the result of which has been industry-leading app reviews within the sports and games categories. We have extended this investment to build in-house capabilities in order to deliver proprietary mobile games, ranging from DFS offerings across every major professional sport to the native development of our own casino games. These offerings are unified by a consistent experience that reinforces retention within our apps. Additionally, as a result of user-driven feedback around our in-app experience and our product innovation, we have created programs with DraftKings-built social features, including our private DFS leagues for friends, as well as loyalty programs like our daily virtual rewards program. We continue to reinforce this investment in product innovation by recruiting top-tier engineers, with a particular emphasis on experience in consumer-facing mobile app development.
Scalable Platform and Infrastructure.   The consumer experiences described above sit on a shared technology platform that has allowed for maximum flexibility in our product development strategy. We have established a “one-platform” model by launching features like single sign-on, an integrated wallet and universal user profile, while simultaneously leveraging our technological investments in DFS around responsible gaming, compliance and data security to establish similar infrastructure within Sportsbook and iGaming. The net result is an integrated experience that allows a user to move seamlessly between a DFS contest, a sports bet and a hand of blackjack, all while earning money into one wallet and earning rewards into one profile.
It is with these layers of shared technological infrastructure that we bring to market a personalized, interconnected suite of experiences whose back-end meets the standards of a highly regulated environment. As a result, we are now capable of quickly bringing to market new offerings like our Sportsbook app without having to create an entirely new back-end infrastructure. This holds true across multiple enterprise-level disciplines that we are now able to leverage in the world of mobile gaming:
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Configurable back-end software and services that are flexible to new jurisdictional requirements.

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Analytics framework that cuts across all of our user-facing offerings.

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Technical infrastructure across data security, user privacy and compliance that can be leveraged to support various custom responsible gaming requirements.

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A single, integrated sign-in and wallet platform across all of our product offerings.

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A shared marketing technology stack with which we can create hyper-targeted cross-product offers and promotions for every type of user.

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A data science engine driven by eight years’ worth of user data that allows us to personalize many aspects of our products.

Consistent with our competitive advantage in our infrastructure, SBTech believes that its recent growth and success has largely been driven by investing significantly in its core products and infrastructure. This investment, together with product features, ensures that SBTech continues to grow its client base and increase its existing clients’ ability to compete more effectively.

Highly Dependable Source of Users.   In addition to building innovative, scalable product offerings, we also have the ability to effectively acquire users to engage with those offerings. The trusted base of DFS users that we have built over time has provided us recognition among a highly dependable source of users that are willing to engage with our new product offerings. This allows us to establish a foothold for Sportsbook in new jurisdictions from the moment sports betting is legalized in such jurisdiction. Our foothold begins with the strength of our brand, which is honed to create a voice and a message that resonates positively with the American sports fan. We have invested in optimizing the new user experience, both from the perspective of product innovation — such as our seamless registration flow and a first-time user experience that educates our users without intimidating them — and in proprietary growth marketing technology that optimizes user acquisition at scale. We layer marketing on top of this foundation in various forms, from targeted campaigns to our “Refer-a-Friend” program that rewards friend-to-friend invitations. We have invested deeply in marketing technology to create promotional capabilities that match users dynamically to programs and offers we know they will enjoy. We have spent years honing our model with this type of marketing across TV, digital and offline channels, relying entirely on in-house analytics to reduce our cost of acquisition by algorithmically matching the right user to the right offer on the right channel.
User Retention and Monetization.   Tied to the strengths we have built in amassing an existing user base are the capabilities we have harnessed with our existing users. We function from the perspective that no user is more important than our existing ones — these are the users around whom our business has been built, and for whom we continue to operate. To that end, we have made major investments in building a research-and-feedback loop that connects our users directly to our product and marketing teams, ensuring that we are constantly listening and making decisions based on their needs. This informs the way in which we think about retention. For example, we have implemented various creative reinvestment programs tied to mechanisms like giveaways, missions, achievements and rewards, all of which were designed based entirely on input from our users. These programs sit on top of a data-driven customer relationship management operation that leverages user insights and a suite of models to optimize our retention channels, which we have supplemented with technology that creates automated triggers connecting users to customized offers. All of this technology is underpinned by a data science framework which allows us to build user personae that cut across all of our consumer product offerings, enabling us to intelligently cross sell across all of our product offerings.
Market Access and Compliance Platform.   We have developed technology, product offerings and partnerships to create a sustainable advantage in the gaming and DFS industries. Strategic multi-year arrangements with lotteries, governments and casinos enable us to offer our products to end users. We have entered into the following arrangements where legislation or regulations require us to enter the market through a relationship with a land-based casino:
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In 2018, we entered into multi-year arrangements with Resorts Casino and Hotel (“Resorts”, providing us access to the New Jersey market), with del Lago Resort and Casino (“del Lago”, providing us access to the New York market) and with Scarlet Pearl Casino Resort (“Scarlet Pearl”, providing us access to the Mississippi market).

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In 2019, we entered into multi-year arrangements with Penn National Gaming Inc. (“Penn National”, providing us access to the Florida, Indiana, Missouri, Ohio, Pennsylvania, Texas and West Virginia markets) and with Wild Rose Casino and Resort (“Wild Rose”, providing us with access to the Iowa market).

Our Resorts, del Lago, Wild Rose and Scarlet Pearl market access agreements are multi-year (5-10 years) business partnerships established with land-based licensed casinos in each of their respective states. Under applicable state gaming law, DraftKings is required to partner with a land-based casino in order to offer sports betting services, both statewide mobile and in-person retail wagering, in that state, should they be authorized by law. In exchange for a fee based on a percentage of net gaming revenue generated by gaming activities in that state, the casino licenses DraftKings the right to offer either online or retail sports betting (or both) pending DraftKings also receiving the necessary licensures and approvals. Under the terms of these agreements, DraftKings has agreed to operate exclusively through the casino in such state for either retail or online or both.

Our Penn National agreement is a 10-year “national” market access agreement that provides us with market access (using a similar payment and services model as the previously noted casinos) in several states where Penn National has properties. For the majority of states covered by this agreement, DraftKings is eligible to use the first mobile license to operate that Penn National receives or has received through its property(ies) in that state. For other states, DraftKings is eligible to use the second or third mobile license to operate that Penn National receives or has received through its property(ies) in that state. As a result, when states covered by this agreement that have not yet passed mobile sports betting bills do so in the future, and if the state’s sports betting law requires that mobile operators partner with an in-state property of the type that Penn National owns in that state in order to have access to the statewide mobile sports betting market, we will have that access (depending on the number of mobile licenses available and the licensing order to which we are entitled under this agreement). Under the terms of the agreement, DraftKings has agreed to operate exclusively through Penn National in such states.
In addition to our casino arrangements, DraftKings and SBTech have entered into the following arrangements with lotteries;
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In 2016, SBTech entered into an agreement with the Czech Republic National Lottery — its first major lottery partner. The SBTech — Sazka agreement is a multi-year (3 years which was extended to an additional 3 years term) license agreement entered with Sazka for their use of SBTech’s seamless sports betting solution. The license is granted in exchange for a percentage of net gaming revenues generated by Sazka through the use of the sports betting solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, Sazka has agreed to exclusively use SBTech’s sports betting solution.

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In 2018, SBTech entered the Danish sports betting and iGaming industry by contracting with the Danish National Lottery, Danske Spil, under the brand YOUBET. The SBTech — Danske Spil (“DS”) agreement is a multi-year (3 years) license agreement entered with DS for the use of SBTech’s platform solution (which includes, player management and integration with third-party casino providers). The license is granted in exchange for a percentage of net gaming revenues (sports betting and third party casino content) generated by DS through the use of the platform solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, DS has agreed to exclusively use SBTech’s sports betting solution.

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In 2019, SBTech entered into an exclusive five-year arrangement with the Oregon Lottery to be the sole provider of sports betting in the state of Oregon. The SBTech — Oregon State Lottery (“OSL”) agreement is a multi-year (5 years) license agreement entered with OSL for the use of SBTech’s platform solution and managed services. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by OSL through the use of the platform solution as well as an additional charge for the use of sports data feeds. The managed services are provided by SBTech in exchange of a percentage of net gaming revenues generated by OSL.

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Additionally in 2019, SBTech signed agreements to provide its online and retail sportsbook solution with the Finnish state lottery, Veikkaus, and the Swedish state lottery, Svenska Spel. The SBTech — Veikkaus agreement is a multi-year (4 years) license agreement entered into with Veikkaus for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Veikkaus through the use of the platform solution. Veikkaus are expected to launch with SBTech’s solution during 2020. The SBTech — Svenska Spel agreement is a multi-year (4 years) license agreement entered into with Svenska Spel for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Svenska Spel through the use of the platform solution. Svenska Spel are expected to launch with SBTech’s solution during 2020.

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In November 2019, DraftKings entered into an exclusive multi-year arrangement with the NH Lottery to be the sole operator for online and retail sports betting in the state of New Hampshire. DraftKings’ relationship with the New Hampshire Lottery is as an agent/contractor for the state of New Hampshire. DraftKings applied for, and received, the exclusive right to offer online and retail sports betting services on behalf of the NH Lottery. As part of the arrangement, DraftKings receives a portion of every wager that it processes on behalf of the state of New Hampshire.
Lastly, we have obtained licenses in nine states, where it is required, in the United States, and internationally in the United Kingdom, Australia and Malta, to operate our DFS platform. We are also a registered DFS operator in four additional U.S. states where registration versus licensing is required to operate.
SBTech has obtained licenses (and approval, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, SBTech has certified its software in Denmark, Italy, Nigeria, Portugal and Spain, and its platform and sportsbook are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Sweden under local licenses held by operators using SBTech’s platform in these jurisdictions.
Underpinning our regulatory access is our DraftKings platform that allows us to efficiently and safely scale our product offerings into multiple jurisdictions. We have developed our DraftKings platform from the ground up to meet the needs of the unique regulatory environment that the United States offers, while maintaining ease of use for our users. We provide a single experience for login, verification and wallet.
SBTech’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on user behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.
Our Priorities
As we continue to invest in our core competitive advantages, we believe we will remain positioned to build a leadership position within the burgeoning global entertainment and gaming industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:
Continue to invest in our products and platform.   We have established a set of competencies that position us at the forefront of the evolving digital sports entertainment and gaming industries. In the immediate term, our focus will be on reinforcing our competitive strengths and our core competencies, in order to continue iterating on our core user experiences while we reinforce the analytical, marketing and technological infrastructure that allows us to scale our offerings. We plan to continue to invest in our users and in our product offerings as we remain dually driven to keep our existing users engaged while we expand the capabilities of the platform that will enable us to rapidly reach new geographies and attract new audiences.
Launch our product offerings in new geographies.   With our experience in regulated gaming jurisdictions in the United States, we are prepared to enter new states as regulations on sports betting and iGaming open up these jurisdictions to us. Whether the appropriate route for a geography is to operate as a mobile consumer operator, a mobile consumer operator with a retail presence, a technology solution provider to a government entity, or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for daily fantasy sports, sports betting and iGaming. SBTech is also well prepared to continue growing its customer base outside of the United States given the flexible and robust nature of the SBTech platform.
Effectively integrate with SBTech to form a vertically integrated operation.   Through the Business Combination, we expect to realize synergies with SBTech by transitioning to its risk and trading sports betting platform over time instead of relying on a third-party platform in order to offer Sportsbook. This will provide us with the opportunity to reduce costs and differentiate our offering in North America from other gaming operators in order to establish ourselves as an end-to-end operation across all of our offerings. We expect the transition to SBTech’s risk and trading platform will deliver efficiencies over time as we consolidate redundant capabilities. Additionally, following the Business Combination, we expect that we will be able to serve other branded consumer operators in the United States and internationally — such as online sportsbooks, retail sportsbooks and iGaming operators — with our proprietary sports betting and player-management technology. Following the completion of the Business Combination, SBTech will allow us to access jurisdictions and opportunities within the footprint of SBTech that would otherwise not be available to us.
Create replicable and predictable state-level unit economics in sports betting and iGaming.   We believe that creating the best state-level unit economics in our industry will be necessary for achieving and maintaining long-term significant market share in the U.S. Using as a baseline the economic framework we have refined over our first 18 months operating in New Jersey, we believe we can create a replicable model that balances the right levels of investment and efficiency within each new jurisdiction that we enter. This will be aided by our integration of the SBTech platform in order to reduce our platform fees and ultimately remove our reliance on third-party platforms to operate our Sportsbook offering. The Business Combination will also allow us to leverage our national scale to improve our user acquisition costs, reduce our variable operational costs by investing in technology and data science to increase automation, and leverage our combined product, technology and existing user database to create strong strategic partnerships with casinos, lotteries and governments.
Expand our consumer offerings.   In addition to rapidly expanding into new jurisdictions, the strength of our platform is that it allows us to seamlessly integrate new product offerings into the DraftKings ecosystem. This comes in the form of extensions of our existing offerings such as the addition of daily fantasy sports for sporting events like the Olympics, or a deeper investment in our proprietary live-betting mobile experience, as well as in potential expansion into adjacent industries. We are capable of quickly bringing offerings like these to market via our existing technology platform, and to immediately cross-market them to users according to our data analytics.
Our Products and Economic Model
Our Revenue-Generating Product Offerings
As a combined company, our revenues will be predominantly generated through our business-to- consumer (“B2C”) offerings and business-to-business (“B2B”) offerings. Currently, we have three main B2C product offerings — Daily Fantasy Sports, Sportsbook and iGaming. We consider these three offerings to be of a similar class of product, and together they accounted for 95%, 97% and 99% of DraftKings’ revenues for the fiscal years ended December 31, 2019, 2018 and 2017, respectively. DFS currently accounts for a majority of our revenue. Since their launch in 2018, Sportsbook and iGaming together have accounted for a rapidly growing proportion of revenue. Sportsbook accounted for 9% of our revenue for the year ended December 31, 2018 and iGaming accounted for 0.3% of our revenue for the year ended December 31, 2018 (reflecting our results in our first and only jurisdiction for these offerings in 2018).
Our business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, our users are most active in the fourth quarter due to the overlapping calendars of the NFL and NBA seasons, which are our most popular sports.
Below is a breakdown of how each of DraftKings’ and SBTech’s offerings function, and their respective economic model:
Daily Fantasy Sports
Daily Fantasy Sports is a peer-to-peer platform in which our users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join a contest and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table.
Every paid daily fantasy sports contest consists of an entry fee and prizes paid out to certain contestants based on the finishing position of the contestants. Certain finishing positions in each contest will be paid out in accordance with a prize payout table established at the beginning of the contest. To enter a contest, a user pays an entry fee and builds a fantasy sports team to compete against other users. The users are then ranked based on the number of fantasy points accrued by each user’s fantasy sports team. If a user finishes in a position that is within the prize payout table, the user wins the corresponding prize. Our

DFS revenue is generated from contest entry fees from our paid users, net of amounts paid out as prizes and customer incentives. This amount is typically in the range of 8-15% of all entry fees depending on the contest. We offer two basic payout structures for our fantasy sports contests: contests that pay out the entire prize payout table regardless of how many entrants join the contest (“guaranteed contests”) and contests that will only pay out prizes if a minimum number of entrants have joined the contest (“non-guaranteed contests”). Non-guaranteed contests that do not meet the minimum number of entrants are canceled, any entry fees paid by users are returned, and no prizes are awarded.
    Illustrative DFS guaranteed contest
Given the nature of the peer-to-peer platform, and the popularity of large guaranteed prize contests, liquidity (the total volume of users and the total amount of money held with an operator) is critical to the success of the game. The more users and money held on the platform, the larger the amount of prizes an operator can offer. This in turn, creates a compelling offering (such as our $1 Million Top Prize contests), which ultimately drives more users.
In contrast to other types of house-banked gaming, such as slots, blackjack or sports betting, where individuals play against the operator, DFS operators are generally not exposed to the risks of game play or the outcome of the game — only to whether or not the operator will fill the guaranteed prize contests. Non-guaranteed contests, such as certain head-to-head contests (one user against another user), only run if filled completely and therefore always result in the targeted revenue expected for each game when run.
Sportsbook
Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by DraftKings. In the event the user wins, DraftKings pays out the bet. Unlike DFS, DraftKings takes some risk on the bet. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to our users. While different outcomes of the events may cause volatility in our revenue, we believe we can deliver a stable betting win margin over the long term.
 Illustrative sports bet
Revenue is realized by taking the settled handle for betting markets that have been resolved, and subtracting the payouts for these betting markets such that the difference is the gross revenue, or “hold.” In addition to our online Sportsbook, we also maintain a limited retail distribution in four states, in which our retail revenue is subject to individual agreements with a land-based casino partner (a “skin”) that provide for a revenue share. Retail distribution leverages the foot traffic for existing casino properties to convert their customers to bet in our Sportsbook while on premise.

iGaming
iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. In iGaming, we believe there is typically lower volatility versus land-based casinos, as there is generally a larger number of bets placed at smaller denominations and since the average return to player for specific games is easier to predict in advance based on game rules and statistics.
Our iGaming offering consists of a combination of games that we have built natively in-house and licensed content from suppliers such as International Gaming Technology, iForium, Scientific Games, Spin and Evolution for Live Dealer services. The latter are subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform dependent on DraftKings’ overall gross gaming revenue for iGaming. In exchange, DraftKings receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as blackjack results in decreased revenue share payments as a percent of revenue.
B2B Revenue for Sportsbook and iGaming
As a result of the Business Combination with SBTech, we will supply B2B sports betting and iGaming services globally for various DFS and gaming operators and government-run lotteries. Currently the SBTech business generates revenue from operators by providing sports betting and iGaming content directly to operators in exchange for a share of operators’ revenues, as well as through fixed fee contracts with resellers. Contracts with business customers are typically awarded through a sales process or request for proposal.
In addition to providing for a share of gaming revenue, SBTech’s direct customer contracts are typically non-exclusive and run for a term of 3-5 years (with automatic renewal terms). SBTech’s agreements with resellers typically provide for a base fee plus a fixed monthly fee determined by the number of operators with which the reseller contracts to access SBTech’s software and typically run for a term of 3 years (with automatic renewal terms).

Advertising and Sponsorship
We offer advertising and sponsorship packages to targeted advertisers across our DFS product offering, free games and content. In the future, we expect to offer advertising and sponsorships within our Sportsbook and iGaming product offerings.
Our advertising packages range from standard ad placements and background ad placements to more high-touch integrations, such as sponsored DFS contest series or custom site takeovers. These are typically served and tracked by a range of advertising products that have been built directly into our DFS platform — featuring partnerships with brand categories ranging from entertainment to food to automotive — and that only show for contests with no-paying or low-paying users.
Each advertising package is bespoke, and we offer each client a custom “menu” of advertising options, which include online media (such as display, video and audio advertisements and page and “skin” sponsorship takeovers), custom content, including branded video content, live events such as sponsored watch parties and sponsored free or paid games, including Daily Fantasy, Pick’em and Bracket Games.
Each advertising package has a different pricing model, with a variety of factors affecting the pricing of a particular package including, but not limited to, (i) the sport to which the package relates and (ii) the demand for, and supply of, the individual package components.
Sponsorships and custom-built games and content typically have fixed fee pricing. Other packages, such as custom-branded video content or online advertisements, are sold with a guaranteed number of impressions, which are priced per a certain number of guaranteed impressions. Each time a consumer sees an advertisement while playing, watching, reading or listening to a piece of content or playing a game, an impression is counted.
Promotional Expense for DraftKings Daily Fantasy Sports, Sportsbook and iGaming
Offsetting our revenues is the portion of gross revenue that we allocate to new and existing user incentives and promotions, which are awarded as a result of game play or at our discretion, through loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives. Offsets are generally used to acquire new users, reactivate prior users and increase monetization from active users. We leverage our return on investment models that are based on lifetime value and expected reactivation rates to determine appropriate promotional levels.
Cost of Revenue
We have four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform costs and revenue share/market access arrangements. We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date). Our primary product taxes are state taxes, which are determined on a state-by-state basis, and range from 6.8% to 20% of gross revenue minus applicable deductions, which excludes Pennsylvania at 36%. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes, we pay a federal excise tax of 0.25% of handle. Our platform fees are primarily driven by hosting, third-party vendors that provide certain elements of our platform technology (such as geolocation, risk management and data). We also amortize certain capitalized development costs into our platform expenses. Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where online operators are required to have a relationship with a land-based casino. These revenue share fees are driven mainly by levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.
Case Study: New Jersey Sportsbook
To better appreciate the mechanics of how DraftKings’ business scales with the opening of new jurisdictions, it is helpful to track our expansion into New Jersey over the past 18 months. Our results in New Jersey are subject to a number of variables, including the accessibility of the state and our competitive position, and as such, we cannot assure you that our results in New Jersey will continue on the same trajectory as our historical results, nor can we assure you that our results in New Jersey will be indicative of our performance in other states. See “Risk Factors — Risk Factors Relating to the Business and Industry of New DraftKings — Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.”
After the U.S. Supreme Court struck down PASPA in 2018, New Jersey was the first state to legalize sports betting, and provide an accessible jurisdiction, in August 2018. Eilers estimates New Jersey’s sports betting market at maturity to be greater than $500 million in gross gaming revenue (“GGR”) per year of which more than 75% is expected to be online. DraftKings also launched iGaming in December 2018 and estimates the market size at maturity to be $564 million in GGR per year, as described under “DraftKings’ Industry — Our Industry and Opportunity — North American Gaming Market.” In the year ended December 31, 2019, we generated approximately $86 million in U.S. GAAP revenue from all of our B2C product offerings in New Jersey.
Despite our recent entry into the competitive sports betting and iGaming industries, we have succeeded in beating out dozens of established brick-and-mortar land-based casino operators and European-based companies. We maintain greater than 30% in online sport betting market share as of November 30, 2019, and have emerged as one of the top operators in iGaming despite recent entrance in a five-year-old market, according to Eilers’ U.S. Online Casino Tracker for December 2019.
We believe our success in New Jersey can be attributed primarily to our strong brand presence generated by our DFS offering, along with our existing DFS user base. We have relied on cross-selling to DFS users as a core element of strategic differentiation in New Jersey, with approximately 30% of our DFS user base crossing into our Sportsbook offering as of December 31, 2019. Our results for iGaming are similar; approximately 50% of Sportsbook users cross into our iGaming offering. We have also been increasingly successful at optimizing the highly dependable source of DFS users, and we continue to acquire a growing number of New Jersey users.
Sportsbook and iGaming in New Jersey had a pronounced impact on our business:
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For the period from August 2018 through July 2019 (our first twelve months of Sportsbook and first seven months of iGaming operations), our revenues from New Jersey grew 8.5x year-over-year and made up approximately 30% of our total revenue. This was almost equally driven by an increase in MUP and ARPMUP year-over-year.

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By the end of 2019, we have recouped approximately 90% of our first 12 month marketing spend.

Following fast on the heels of our entry into New Jersey, we launched online Sportsbook in Indiana, New Hampshire, Pennsylvania and West Virginia during the second half of 2019 and in Iowa in the first quarter of 2020.
Marketing
User Acquisition and Retention
Our ability to effectively market is paramount to our operational success. With a blend of analytics and data science as our foundation, we leverage our marketing to acquire, retain and reactivate users while building a trusted consumer-facing brand. We use a variety of free and paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations, as well as additional data that we collect from vendors, partners and data providers. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the performance of different marketing channels, predicted lifetime value and behavior of users across various product offerings, the location of our users and our estimate of when enabling legislation and regulations for sports betting and iGaming may come to fruition.
Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels such as mobile display. These efforts are concentrated within the specific jurisdictions that have passed enabling legislation and regulations, and in which we operate or intend to operate (which vary on a per-offering basis). Our marketing expenditures tend to be highly seasonal, with most spend correlating with the start of a sports season and during its playoffs and championships.
In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base through internal channels such as mobile push notifications, email and text messages, and external channels such as Facebook, Twitter, Instagram and Snapchat. Through those channels, we use a combination of content, contests and promotions to engage existing users. Additionally, we incentivize our users to refer new users through our “Refer-a-Friend” program, offering incentives such as free entries into tournaments or free bets if the referred user ultimately subscribes to our product offerings.
Strategic Relationships
We engage in strategic relationships with sports leagues to improve our brand and awareness, acquire users, improve user retention and create differentiated experiences for our users. In September 2019, we entered into a multi-year relationship with the NFL in which our companies agreed to collaborate on a variety of content and product offerings on the DraftKings DFS app, as well as integrations across NFL media properties. The NFL relationship does not include any promotional rights for sports betting. In July 2019, we entered into a multi-year relationship with the PGA Tour. As part of the new relationship, DraftKings’ daily fantasy golf users will have the ability to receive real-time video highlights for players in their respective lineups. Other elements of this relationship will create expanded DFS-specific content offerings and brand integration into both the PGA Tour and DraftKings’ platforms. Lastly, the PGA Tour and DraftKings will collaborate on a variety of real-time product enhancements via the PGA Tour’s proprietary data feed.
We engage in similar multi-year relationships with professional sports teams, which serve to bolster our brand affiliation and create unique collaborative integrations for our users.
We also engage in strategic relationship deals with media companies to create content and integrated marketing experiences. In July 2015, we entered into a multi-year relationship with FOX, which provided DraftKings with committed media and integrations across FOX’s national, local and digital properties. With this relationship, FOX also made a strategic investment in the preferred stock of DraftKings. See “Certain Relationship and Related Party Transactions.” More recently, we have established major partnerships with media entities like Vox and Bleacher Report as we seek to grow our audience of U.S. sports fans.
B2B Business Marketing
SBTech’s core B2B marketing strategy is centered around attending and exhibiting at major trade shows around the world, which accounted for 75% of all of SBTech’s 2018 marketing costs. SBTech’s trade show marketing is supplemented with digital and offline marketing campaigns in leading industry publications, websites, regular media pieces and participation on industry panels. Similar to the DraftKings business, SBTech’s reputation and customer testimonials also assist in its marketing and business efforts.
Distribution
We distribute our product offerings through various channels, including traditional websites, direct app downloads and global direct-to-consumer digital platforms such as the Apple App Store and the Google Play store. The latter two digital platforms are the main distribution channels for our product offerings. Our DFS product offering is delivered as a free application through both the Apple App Store and Google Play Store and is also accessible via mobile and traditional websites. Our Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. We allow our Android Sportsbook and iGaming users to install our Sportsbook and iGaming product offerings through our website. We derive nearly all of our revenue through products distributed via the Apple App Store, Google Play Store and via traditional websites. For all of our offerings, neither Apple nor Google take any revenue share for distributing our product.

On the SBTech side, the sportsbook and iGaming products and services are distributed online via the Apple App Store, Google Play Store and traditional websites by operators that have licensed such products and services directly from SBTech, while the retail products and services are distributed primarily via self-service betting terminals and standalone computer terminals. Similarly, Apple and Google do not take any revenue share for distributing those products and services. SBTech also licenses its products and services to resellers (through a fixed-fee model) who sublicense to operators, and in those situations, the reseller is responsible for the maintenance of the products and services.
Our Technology and Product Development
At a high level, our technology consists of three product offerings: DFS, Sportsbook and iGaming. The individual product offerings are comprised of varying levels of proprietary and third-party software. These product offerings are bound together with a common account management and regulatory compliance platform. Each of the product offerings can be accessed with the same account and wallet. Across our product offerings we have made an effort to own the technology in-house for any critical component, and to utilize a combination of new technologies, including data science and machine learning, to optimize conversion and efficiency.
With respect to our DFS offering, we have developed an in-house proprietary platform, which uses open source and third-party sources. The DFS platform has been designed to run DFS contests at a national scale, and features offerings from 15 different sports/leagues. It has supported contests with more than 1.4 million entries and has processed in excess of 20,000 entries in a minute. To orchestrate the contests, we integrate with a wide range of data providers to retrieve up-to-the-minute information about the status of sporting events. The platform supports the layering of redundant data providers to minimize the risk of disruption.
Our Sportsbook offering relies on a mix of proprietary and third-party software. The proprietary DraftKings’ technology includes our user experience, unique promotional and merchandising capabilities and cross-product account management and compliance. We have invested in developing fully native mobile apps, which are custom iOS and Android applications that offer a consistent user experience and increase our ability to conform to application store guidelines where applicable. Integrated into our Sportsbook platform is a third-party risk and trading platform from Kambi. This platform provides betting markets, odds and risk management. Following the consummation of the Business Combination and as the integration of our operations with SBTech progresses, we intend to utilize the risk and trading capabilities of SBTech over time. This will provide us with the opportunity to deliver efficiencies, reduce costs and enable further innovation within our Sportsbook offering.
In addition to traditional fixed-odds betting, we have invested in other proprietary sports betting products. For example, we were the first operator in New Jersey to offer paid-entry pari-mutuel sports pools and brackets.
Similar to our Sportsbook offering, our iGaming offering relies on a mix of proprietary and third-party technology. The proprietary technology includes a growing library of casino and card games, an in-house loyalty program and merchandising capabilities. Additionally, we supplement our own gaming catalog with those of third parties, although over the past year we have built and deployed proprietary blackjack and roulette offerings, which are among the most popular games on our iGaming Platform, and continue to invest in casino games and architecture. The DraftKings-owned gaming products now account for the majority of our iGaming handle on a run rate basis, substantially reducing our third-party content fees. For the two week period ended December 31, 2019, iGaming handle for our proprietary games accounted for approximately 54% of total iGaming handle, and this trend has continued through January 2020 with such proprietary games accounting for more than 50% of iGaming handle.
DraftKings’ core product offerings are built on top of an integrated, proprietary account management platform, which we generally refer to as, our “platform.” The platform provides our users with access to their account history across all product offerings and a uniform identity verification system, which is critical in enabling seamless navigation from our national DFS audience to Sportsbook and iGaming products, as existing DFS users need not manage a separate set of account credentials and payment methods for each product offering. Platform users also enjoy a highly functional wallet which, in many cases, permits user funds to flow freely from product to product. The platform is certified to safely store user payment information, which reduces our dependency on any particular payment processor, provides redundancy and gives us the flexibility to route our payment volume to a processor of our choosing. In addition, our platform is built to be customizable to the specific regulations of individual jurisdictions. SBTech also maintains an account management platform that is used by its operators, so we expect to realize synergies from the Business Combination.
Across our product offerings, we actively use data science and machine learning to help optimize conversion and monetization. Within the DFS offering, data science algorithms are used to customize a user’s contest home screen based upon his or her past play history. We build recommendations by identifying the type of contests that a user is most likely to play, along with the entry fee and prize structure that he or she will find most appealing. In addition, contest-pacing algorithms identify contests that might present a financial exposure and increase the contests’ visibility within the product appropriately. Similarly, within the Sportsbook offering, recommendation engines are used to present betting markets to users based upon their past play history and location. These services are also critical to our back-end infrastructure, as they drive key elements of our fraud and compliance program. Machine-learning models are used to detect proxy play, money laundering, collusion and problematic gaming activity.
The health of our full suite of offerings is dependent on our ability to scale with increased demand on our infrastructure, which naturally grows in real time with live sporting events. We have invested in a hybrid cloud infrastructure comprised of physical data centers and cloud computing that can scale to meet the demand generated by marquee sporting events. We have built substantial technology to facilitate the management of server infrastructure in an automated and efficient way. By taking advantage of a hybrid elastic computing model, we reduce our costs during low demand. In addition to automated scaling and deploying, operational monitoring and responsiveness is critical in our time-sensitive industry. DraftKings has honed its operational support strategy over the course of eight years of operating our DFS platform. Our software is highly instrumented, allowing us to detect and respond to the most common type of irregularities quickly. Our on-call team both actively monitors key site health metrics and responds to automated alerts in real time. In the past 18 months, we have had 99.98% uptime for all of our offerings combined. Following the Business Combination, our combined product and engineering workforce will consist of approximately 1,100 people.
Through a combination of cash expenses and capitalized expenditures, DraftKings invested $61.0 million in products and technology, and SBTech invested €31.1 million in research and development, for the year ended December 31, 2019.
Intellectual Property
Our business and that of SBTech relies substantially on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop and properly run our DFS, Sportsbook and iGaming offerings and related services. Other intellectual property we create includes proprietary daily fantasy sports, sports betting and iGaming-related technology and content as well as proprietary data acquired from the use of our daily fantasy sports, sports betting and iGaming product offerings.

While most of the intellectual property we use is created by us, we (and SBTech) have obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we (and SBTech) believe these licenses are sufficient for the operation of the company, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.
We (and SBTech) protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We (and SBTech) control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We (and SBTech) also engage in monitoring the activities of third parties with respect to potential infringing uses of our intellectual property by third parties.
We (and SBTech) actively seek patent protection covering inventions originating from us and, from time to time, review opportunities to acquire patents to the extent we believe such patents may be useful or relevant to our business.
In addition to these contractual arrangements, we (and SBTech) also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our daily fantasy sports, sports betting and iGaming product offerings and other intellectual property. We typically own the copyright to the software code to our content, as well as trademarks under which our daily fantasy sports, sports betting and iGaming product offerings and related services are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “DraftKings,” and the names of our services and applications, among others.
Companies in the fantasy sports, sports betting, gaming, casino, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face more claims of infringement.
Property
Our corporate headquarters are located in Boston, Massachusetts, where we occupy facilities totaling approximately 105,000 rentable square feet under a lease that expires in 2029, subject to our option to extend the term for two successive terms of five years each, or our early termination right. We use these facilities primarily for our management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams. Our lease and our rights under the lease are subordinated under a lien of mortgage.
We also lease office space in several cities in the United States and in Dublin, Ireland, as of December 31, 2019. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
SBTech has its corporate headquarters located on the Isle of Man, while its major technology, product design and trading teams are based in Bulgaria and Ukraine. General administration is located in Israel and commercial support is located in London. SBTech also has offices in Gibraltar, Malta and the United States.
Legal Proceedings
We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities. These proceedings are at varying stages, and many of these proceedings seek an indeterminate amount of damages. We regularly evaluate the status of the legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or an additional loss may have been incurred and to determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.
For certain cases described on the following pages, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons, (i) the proceedings are in various stages; (ii) damages have not been sought; (iii) damages are unsupported and/or exaggerated; (iv) there is uncertainty as to the outcome of pending appeals or motions; (v) there are significant factual issues to be resolved; and/or (vi) there are novel legal issues or unsettled legal theories to be presented or a large number of parties. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.
In Re: Daily Fantasy Sports Litigation (Multi-District Litigation)
Between late 2015 and early 2016, certain individuals who allegedly registered and competed in daily sports fantasy contests on our and FanDuel’s websites, and their family members, filed numerous actions against us, FanDuel, and other related parties (the “DFS defendants”) in courts across the country. In February 2016, these actions were consolidated in a multidistrict litigation in the U.S. District Court for the District of Massachusetts. On September 2, 2016, the consolidated group of plaintiffs filed their First Amended Master Class Action Complaint, superseding their individual complaints.
The plaintiffs assert 27 claims arising under both state and federal law against the DFS defendants. The plaintiffs’ claims against us generally fall into four categories: (1) our online daily fantasy sports contests constitute illegal gambling; (2) we promulgated false or misleading advertisements that emphasized the ease of play and likelihood of winning; (3) we induced consumers to lose money through a deceptive bonus program and (4) we allowed our employees to participate in competitors’ fantasy sports contests using non-public information, which gave such employees an unfair advantage over other contestants. The plaintiffs seek money damages, equitable relief, and disgorgement of gains against us.
On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Court granted the DFS defendants’ motions to compel arbitration with respect to the (named) player plaintiffs and the (named) cross-over plaintiffs. The Court denied the DFS defendants’ motions to compel arbitration with respect to a small set of plaintiffs who are family members of individuals who hold DraftKings or FanDuel accounts and who assert claims under various state laws regarding gambling. On March 9, 2019, the DFS defendants moved to dismiss those remaining plaintiffs’ claims.
We intend to vigorously defend this case. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, we could be subject to substantial damages and we may have to withdraw our DFS operations in certain states. We cannot predict with any degree of certainty the outcome of this lawsuit.
We are unable to estimate the possible loss or a range of possible losses in connection with the In Re: Daily Fantasy Sports Litigation (Multi-District Litigation) matter because, among other reasons, (i) the proceeding is in a preliminary stage, (ii) there are significant factual issues to be resolved and (iii) there are novel legal issues to be resolved. Despite the potential for “significant damages”, we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the combined company’s financial condition, although the outcome could be material to the combined company's operating results for any particular period, depending, in part, upon the operating results for such period.
1,000 Mass Arbitration Demands Filed by One Law Firm
On October 21, 2019, a law firm filed 1,000 “mass arbitrations” against us on behalf of purported DraftKings users that assert claims similar to the multidistrict litigation described above. The 1,000 arbitration demands are virtually identical. The law firm that filed the arbitrations has expressed an intention to file a total of more than 20,000 such “mass arbitrations” against us. If these “mass arbitrations” were to proceed, they could result in significant costs to us, which could include a minimum range of  $3,200 to $4,700 in fees per arbitration, the legal costs incurred by us in connection with defending such arbitrations and any adverse judgments issued in any arbitration, could be a significant cost to us.
We dispute the law firm’s ability to file “mass arbitrations” against us, among other reasons, because they violate our terms of use that require claims be brought on an individual basis and not be consolidated or joined in any other arbitration or proceeding involving a claim of any other party.
After the law firm filed the 1,000 “mass arbitrations,” the AAA informed us in writing that it would close their files on, and decline to administer, the 1,000 “mass arbitrations” unless we waived two provisions in our terms of use and that the parties would then be free to bring their claims in court. We elected not to waive the subject terms of use provisions.
If necessary, we intend to vigorously defend all claims. If the claimants were to obtain a judgment in their favor in these arbitrations, we could be subject to substantial damages and we could be restricted from offering DFS contests in certain states. We cannot predict with any degree of certainty the outcome of these arbitrations.
Attorney General of Texas
On January 19, 2016, the Texas Attorney General issued an opinion letter that “odds are favorable that a court would conclude that participation in paid daily fantasy sports leagues constitutes illegal gambling” under Texas law. In response to the opinion letter, we sued the Texas Attorney General on March 4, 2016 in Dallas County, Texas.
The lawsuit makes five claims: (1) a claim for a declaratory judgment that daily fantasy sports contests do not violate Texas law; (2) a claim of denial of due process under the Fifth and Fourteenth Amendments to the U.S. Constitution; (3) a claim of denial of due course of law under Article I of the Texas Constitution; (4) a claim of denial of equal protection under the Fourteenth Amendment to the U.S. Constitution; and (5) a claim of denial of equal rights under Article I of the Texas Constitution. We are also seeking reimbursement of costs and attorneys’ fees.
On May 2, 2016, the Texas Attorney General filed a motion to transfer venue to Travis County, Texas. On April 16, 2018, the parties filed a notice of agreed non-suit without prejudice, and we re-filed our lawsuit against the Texas Attorney General in Travis County. On April 17, 2018, the Dallas County court granted the parties’ agreed non-suit without prejudice, thereby dismissing the Dallas County lawsuit without prejudice.
On May 24, 2018, the Texas Attorney General answered the complaint filed in Travis County, Texas.
FanDuel filed a petition in intervention on August 24, 2018, seeking essentially the same relief as DraftKings seeks. On October 2, 2018, the Court entered a scheduling order setting the case for a non-jury trial on November 2, 2020.
We intend to vigorously pursue our claims. In the event a court ultimately determines that daily fantasy sports contests violate Texas law, that determination could cause financial harm to us and loss of business in Texas.
CG Technology Development, LLC; Interactive Games Limited; and Interactive Games LLC
On April 7, 2016, CG Technology Development, LLC, Interactive Games Limited, and Interactive Games LLC (collectively, “CG”), filed suit against us in the U.S. District Court for the District of Nevada. After filing an Amended Complaint, CG alleges that our Daily Fantasy Sports product offering infringes 10 patents: (1) U.S. Patent No. 6,884,166 (the “166 patent”), which is entitled “System and method for establishing a wager for a gaming application”; (2) U.S. Patent No. 6,899,628 (the “628 patent”), which is entitled “System and method for providing game event management to a user of a gaming application”; (3) U.S. Patent No. 7,029,394 (the “394 patent”), which is entitled “System and method for generating statistics for a user of a gaming application”; (4) U.S. Patent No. 7,534,169 (the “169 patent”), which is entitled “System and method for wireless gaming system with user profiles”; (5) U.S. Patent No. 8,342,924 (the “924 patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (6) U.S. Patent No. 8,641,511 (the “511 patent”), which is entitled “Real-time interactive wagering on event outcomes”; (7) U.S. Patent No. 9,111,417 (the “417 patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (8) U.S. Patent No. 9,306,952 (the “952 Patent”), which is entitled “System and method for wireless gaming with location determination”; (9) U.S. Patent No. 9,355,518 (the “518 patent”), which is entitled “Gaming system with location determination”; and (10) U.S. Patent No. RE39,818 (the “818 patent”), which is entitled “Personalized wireless video game system.”
We filed a Motion to Dismiss the Amended Complaint and, on December 12, 2016, Judge Robert Jones dismissed the allegations for seven (the 924, 628, 394, 417, 169, 511 and 166 Patents) out of the 10 patents under 35 U.S.C. section 101 because those seven patents are directed to non-patentable subject matter.
Between March and June of 2017, we filed petitions with the Patent Trial and Appeal Board (“PTAB”) of the U.S. Patent and Trademark Office challenging the validity of select claims of each of the three remaining asserted patents — the 818, 952 and 518 patents. All challenged claims of these three patents were found to be unpatentable by the PTAB. CG appealed the PTAB decisions to the U.S. Court of Appeals for the Federal Circuit with respect to all three patents. On May 14, 2019, CG voluntarily dismissed its appeal of the PTAB’s unpatentability decision for the 952 Patent. The remaining appeals were fully briefed. On December 17, 2019, the Federal Circuit upheld the unpatentability of the 818 Patent and on February 18, 2020, CG filed a petition for en banc rehearing of that decision. On February 6, 2020, the Federal Circuit upheld the unpatentability of the 518 patent.
On July 27, 2017, Judge Jones in the U.S. District Court for the District of Nevada issued an order transferring the case against us to the U.S. District Court for the District of Delaware. The case is now before Judge Richard Andrews. On December 20, 2017, the parties entered into a stipulated stay pending the resolution of the petitions filed with the PTAB.
We intend to vigorously defend this case. In the event that a court ultimately determines that we infringe the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Interactive Games LLC
On June 14, 2019, Interactive Games LLC (“IG”) filed suit against us in the U.S. District Court for the District of Delaware. In the Complaint, IG alleges that our Daily Fantasy Sports product offering infringes two patents: U.S. Patent No. 8,956,231 (the “231 patent”), which is entitled “Multi-process communication regarding gaming information” and U.S. Patent No. 8,974,302 (the “302 patent”), which is entitled “Multi-process communication regarding gaming information.” That same Complaint alleges that our Sportsbook product offering infringes two additional patents: U.S. Patent No. 8,616,967 (the “967 patent”), which is entitled “System and method for convenience gaming” and U.S. Patent No. 9,430,901 (the “901 patent”), which is entitled “System and method for wireless gaming with location determination.”
In response to the Complaint, we filed a Motion to Dismiss the Complaint under 35 U.S.C. section 101 because the asserted patents are directed to non-patentable subject matter. The Court has not yet ruled on this Motion.
We intend to continue to vigorously defend this case. In the event that a court ultimately determines that we infringe the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Other
In addition to the above actions, we are subject to various other legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.
Government Regulation
DraftKings is subject to various U.S. and foreign laws and regulations that affect our ability to operate in the DFS, sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.
The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.
Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:
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ensure that unsuitable individuals and organizations have no role in gaming operations;

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establish procedures designed to prevent cheating and fraudulent practices;

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establish and maintain anti-money laundering practices and procedures;

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establish and maintain responsible accounting practices and procedures;

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maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

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maintain systems for reliable record keeping;

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file periodic reports with gaming regulators;

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establish programs to promote responsible gaming; and

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enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:
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adopt rules and regulations under the implementing statutes;

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interpret and enforce gaming laws and regulations;

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impose fines and penalties for violations;

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review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

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grant licenses for participation in gaming operations;

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collect and review reports and information submitted by participants in gaming operations;

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review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

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establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable DFS, sports betting and iGaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our users will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.
Licensing and Suitability Determinations
In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.
Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.
Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.
Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.
As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Sportsbook and iGaming licenses, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, New DraftKings’ Proposed Charter provides that any capital stock of New DraftKings owned or controlled by an unsuitable person or its affiliates will be transferred to either New DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the New DraftKings board of directors in good faith, following consultation with independent gaming regulatory counsel, pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.
Product-Specific Licensing
Daily Fantasy Sports
DraftKings’ DFS is available in 43 U.S. states, the District of Columbia, and eight international jurisdictions. In the United States, 21 states and Puerto Rico have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, DraftKings has either obtained from the relevant regulatory authority, the appropriate license or registration, has obtained a provisional license, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. DraftKings also has three foreign licenses and operates under those licenses in eight countries. Various state laws and regulations govern our licenses, but generally such state laws and regulations define paid fantasy sports, establish the rules concerning the application and licensure procedures for gaming operators in the fantasy sports business and regulate practices for paid fantasy sports deemed to be detrimental to the public interest. As part of the licensing process, we must submit, in some jurisdictions, extensive materials on our operations, including our technology and data security, age verification of users, segregation of account funds and responsible gaming initiatives.
In the United States, our licenses are generally granted for a predetermined period of time (typically ranging from one to four years) or require documents to be supplied on a regular basis in order to maintain our licenses.
We also maintain licenses in Great Britain, Malta and Australia.
In Great Britain, online gaming and sports betting is subject to the Gambling Act 2005 (the “GA2005”), as amended by the Gambling (Licensing and Advertising) Act 2014, and the regulations promulgated thereunder. Under the GA2005, entities wishing to offer online sports betting (which for purposes of GA2005 is defined to include DFS) and/or online casino services to persons located in Great Britain must first obtain a remote gambling operating license from the Gambling Commission. We hold a remote-pool-betting operating license authorizing us to offer our DFS product to residents of Great Britain. That license may be varied to add further product categories permitting, for example, fixed-odds-sports betting and online casinos. We also hold a gambling software operating license issued by the Gambling Commission, which authorizes us to develop the DFS software we use. Our British licenses are not limited by a term, but are subject to the payment of annual fees.
In Malta, online gaming and sports betting is subject to the Gaming Act 2018 and the regulations promulgated thereunder. Fantasy sports (including DFS) are considered a controlled skill game for the purposes of the Gaming Authorizations Regulations. Our subsidiary, Crown DFS Malta Limited, holds a gaming services license, issued by the Malta Gaming Authority, which authorizes the holder to conduct controlled skill games. Our Malta license was originally issued in 2017. Under the Gaming Act 2018, it has a duration of 10 years.
Malta is a Member State of the European Union, and that has made it an increasingly popular hub for online betting and gaming businesses. We rely upon our Malta license to conduct DFS operations not only in Malta, but also in certain other EU Member States, including Germany, Austria, the Republic of Ireland and the Netherlands.
In Australia, online gaming and sports betting is regulated at both the federal and state/territory levels. A sports betting operator that holds a license in one state or territory may offer services across all other states (subject to certain specific statutory restrictions that may apply). Our subsidiary, DraftKings Australia Pty Ltd, is the holder of a sports bookmaking license issued by the Northern Territory Racing Commission, which enables DraftKings Australia Pty Ltd to conduct DFS contests. The Northern Territory license was issued in November 2017 for a duration of five years, subject to the payment of annual fees and compliance with license conditions.
Sportsbook
We currently operate our online sports betting product via the DraftKings Sportsbook app in Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania and West Virginia pursuant to our temporary licenses or executed vendor agreements granted by the gaming or lottery commission of such states, specifically, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the New Hampshire Lottery Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board and the West Virginia Lottery. We also operate retail sportsbooks in Iowa, Mississippi, New Jersey and New York pursuant to state licensing regimes.
On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories, including Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Washington, D.C. and West Virginia already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to the Business and Industry of New DraftKings — Our business will be subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.”
iGaming
We currently operate our iGaming platform in New Jersey, pursuant to a transactional waiver granted by the New Jersey Division of Gaming Enforcement, and are pursuing licenses in Pennsylvania and Wes t Virginia.
Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (the “UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not.
SBTech
SBTech has obtained licenses (and approvals, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, SBTech has certified its software in Denmark, Italy, Nigeria, Portugal and Spain, and its platform and sportsbook are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Sweden under local licenses held by operators using SBTech’s platform in these jurisdictions.
SBTech currently supplies its platform, sportsbook and iGaming services online in New Jersey and its platform and sportsbook online in Oregon. It also supplies its retail sportsbook services in Arkansas, Indiana, Mississippi, New Jersey and Pennsylvania pursuant to state licensing regimes. In addition, SBTech supplies its platform, sportsbook and iGaming services to customers in additional jurisdictions.
In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data. Our programs consist of the following:
Data Protection and Privacy
Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act, expected to take effect in California on January 1, 2020, are new, untested laws that could affect our business, and the potential impact is unknown.
Compliance
We have developed and implemented a rigorous internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our DFS, Sportsbook and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.
Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by our users are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

SBTech’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.
Responsible and Safer Gaming
We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded user list, which prohibits self-identified users from participating in DFS contests or placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.
In December 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education, and research programs, as well as innovative responsible gambling policies, provided by the NCPG. Our membership helps build upon NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist gambling operators by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting.
We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

DRAFTKINGS’ INDUSTRY
Overview
We are a leader in digital sports entertainment and gaming in the United States, with over 4.3 million cumulative unique paid users. Our total revenue has grown from $192 million in 2017 to $323.4 million for the year ended December 31, 2019. Our growth has been driven substantially by the legalization of sports betting and iGaming in several U.S. jurisdictions, including New Jersey, where we launched our DraftKings Sportsbook in the third quarter of 2018 and iGaming in the fourth quarter of 2018.
Our Industry and Opportunity
We operate within the global entertainment and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income, such as movies, television, music, sporting events, video games, gambling and more. Industry revenue, according to the International Trade Administration and H2 Gambling Capital (“H2”), is estimated to be greater than $2.5 trillion, of which approximately one-third is derived from the United States.
We have focused our business to benefit from the growth opportunities at the intersection of digital sports entertainment and gaming. We believe sports entertainment and sports betting should fuel each other’s growth for the foreseeable future. According to Deloitte’s TMT Predictions 2019, 43% of North American men aged 25-34 who watch sports also regularly bet on sports, with regularly being defined as betting at least once per week. Deloitte estimates that this figure could grow to be as large as 60% going forward. As more jurisdictions legalize online gaming, we expect it to see outsized gains versus retail alternatives. For example, in New Jersey, the N.J. Division of Gaming Enforcement notes that over 80% of sports betting gross gaming revenue came from online betting in 2019.
As momentum for regulated sports betting and iGaming continues, we believe we are uniquely positioned to be a leader in both B2C and B2B capacities.
Global Gaming Industry
The global gaming industry includes a wide array of products, from lotteries to bingo, slot machines, casino games and sports betting, across land-based and online platforms. In 2019, the global gaming industry was estimated to generate approximately $456 billion in gross gaming revenue according to H2. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American Tribes, legacy online gaming operators, racetracks/racinos and gaming technology companies.
Recently, online gaming has seen outsized growth and increased penetration. Per H2, online gaming grew at an annual rate of 10% from 2014 to 2018, relative to global gaming’s growth of 2% per annum during that same period. H2 expects this trend to continue over the next five years. Online gaming’s share of total global gaming revenue is projected to nearly double from 2014 to 2024E (from 8% to 15% of the total global gaming industry). The following trends are potential drivers of growth in this space:
•
We believe various jurisdictions globally, including the United States, are embracing regulated sports betting and iGaming in an effort to create a safer gaming environment for consumers and to generate additional tax revenue (which is otherwise lost to illegal bookmakers and operators).

•
We believe that in jurisdictions with regulated sports betting and iGaming, consumers have shown a strong preference for online products as opposed to retail products when the option of online versus retail is available to them.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, Denmark, France, Ireland, Italy, Poland, Spain, Sweden, Switzerland and various states in the United States have legalized and regulated online sports betting or iGaming. All of the aforementioned countries are classified in the “High Income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States. For further details on the U.S. regulatory landscape, see “— Our Industry and Opportunity — North American Gaming Industry — U.S. Sports Betting” and “— Our Industry and Opportunity — North American Gaming Industry — U.S. iGaming” below.
North American Gaming Industry
Our short- to medium- term focus is on the North American online gaming industry, particularly the opportunity in online sports betting and iGaming. According to H2, the total North American gaming industry was estimated to generate approximately $134 billion in annual gross gaming revenue in 2019, only 5% of which was derived from online gaming. We believe this low percentage of mobile gaming penetration in North America relative to the rest of the world is predominantly due to the slower pace of adoption in the United States where online gaming is regulated on a state-by-state basis. As U.S. jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, H2 estimates that more than 45% of the U.K.’s gross gaming revenue comes from online betting compared to approximately 3% in the United States.
The online gaming industry can be broadly segmented into two sub-sectors: (1) sports betting and (2) iGaming. Our primary geographic focus is in the United States.
U.S. Sports Betting
On May 14, 2018, the U.S. Supreme Court struck down PASPA. This ruling effectively allows for each state to legislate and regulate sports betting as it sees fit. After PASPA was struck down, 21 states and the District of Columbia, as of the date of this proxy statement/prospectus, representing approximately 36% of the U.S. population per the Census Bureau, have legalized sports betting in some form. The following table summarizes the current status of legalized sports betting in the United States.
U.S. Regulatory Overview

Source:   “U.S. sports betting tracker” from Gambling Compliance; “Where is sports betting legal in the U.S.?” from Legal Sports Report, U.S. Census Data as of July 2018.
(1)
Indicates states that have legalized sports betting in some form.

(2)
Indicates states with online sportsbooks.

(3)
Green check indicates states with operational online sports betting, while yellow check indicates states that are still pending launch.

(4)
In New Mexico sports betting is limited to provision by Native American tribes.

(5)
Tennessee is the only state without retail sportsbooks.

According to Legal Sports Report, the regulated sports betting industry in the United States generated greater than $900 million in gross gaming revenue in 2019, with approximately $625 million (nearly 70%) coming from Nevada and New Jersey — states with more established gaming industries. While the overall industry is still nascent, growth has been strong. For example, fourth quarter sportsbook gross gaming revenue in New Jersey, the first state to regulate sports betting after PASPA was struck down, grew 102% year-over-year to $108.7 million this past quarter.
We believe the sports betting industry is going to grow significantly over the next five years as more states legalize sports betting and currently operational states progress toward maturity.
In addition to regulatory momentum, we believe that industry growth will be spurred by multiple parties having economic interests in the industry’s development (such as media providers, professional sports leagues, sportsbook operators and governments, among others). For example, legalized sports betting should contribute to more engaged television viewers, generating revenue for both professional sports leagues and media providers. According to Deloitte’s TMT Predictions 2019, 68% percent of North American male sports watchers aged 25-34 are more likely to watch a game on TV if they have bet on the game.
U.S. Online Sports Betting: Estimating the Total Addressable Industry Size
There are several different ways to triangulate potential industry size in the United States, some of which we have detailed below. For example, one can extrapolate from other industries globally. These include the United Kingdom and Australia, both of which have mature and regulated sports betting industries. As such, each country presents a data point to help gauge the potential of the U.S. sports betting market. Another way is to extrapolate based on the results in New Jersey, even though New Jersey will only represent a relatively small portion of the mature U.S. industry and the result in New Jersey may not be indicative of results in other jurisdictions.
Estimated U.S. Online Sports Betting GGR at Maturity

$18 bn(1)
$22 bn(2)
$23 bn(3)
Implied U.S. Market (NJ)
Implied U.S. Market (U.K.)
Implied U.S. Market (AU)

Source:   New Jersey Division of Gaming Enforcement; H2 Gambling Capital Global All Product Summary Report, June 2019; U.S. Census Bureau; U.K. Office for National Statistics.
(1)
Implies industry size based on New Jersey’s percentage of the U.S. population. 2023E NJ GGR assumes H1’19 annualized GGR of  $180 million grows at five-year historical iGaming CAGR of 28% per year until 2023 at which point the industry reaches a mature state.

(2)
Implies industry size based on 2023E U.K. GGR per adult of  $88 and a U.S. adult population of 254 million people. 2023E U.K. GGR applies five-year historical OSB CAGR of 13% in the U.K. to 2018 GGR of  $2.4 billion.

(3)
Implies industry size based on 2023E Australia GGR per adult of  $92 and a U.S. adult population of 254 million people. 2023E Australia GGR per H2 Gambling Capital Global.

As presented in the chart above, the implied U.S. sports betting industry could range from approximately $18 billion (based on the New Jersey extrapolation) to $23 billion (based on the Australia extrapolation). We believe this industry presents an opportunity for New DraftKings’ B2C and B2B businesses.
U.S. iGaming
Of the nine states with live online sports betting, four states (Nevada, New Jersey, Pennsylvania and West Virginia) have also legalized iGaming in some form. Specifically, iGaming is legal in New Jersey, Pennsylvania and West Virginia, while only online poker is legal in Nevada. Additionally, Delaware has legalized iGaming, although the state has not yet legalized online sports betting.
At the moment, iGaming has less regulatory momentum than sports betting; however, New Jersey presents a data point for iGaming’s industry potential in the United States. As illustrated below, based on an extrapolation of New Jersey results, the implied total U.S. industry size could be greater than $20 billion if every state legalizes iGaming.
For further details on the New Jersey iGaming industry, refer to the New Jersey case study in “Business of DraftKings and SBTech — Our Products and Economic Model — Case Study: New Jersey Sportsbook.”
Estimated U.S. iGaming GGR Implied by New Jersey

(1)
GGR for nine months ended September 30, 2019 is annualized then grown one year forward at the historical CAGR of 25% (‘14-’18A).

Daily Fantasy Sports
While predominately a U.S. business at present, DFS is beginning to emerge in Europe and Australia. The U.S. DFS industry is currently occupied by DraftKings, our primary competitor, FanDuel, and other smaller players (such as Yahoo Sports). According to Eilers, DraftKings and FanDuel account for approximately 95% market share, with DraftKings controlling approximately 60% of that share.
Competition
Given that DraftKings operates in the global entertainment and gaming industry, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to our consumers’ time and disposable income. In the sports betting space, our competitors are established European players, such as Bet365, Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), William Hill and Roar Digital (through its BetMGM brand and partnership with GVC). Additionally, we expect competition from new entrants, such as Pointsbet, and U.S. casinos. We expect to have similar competitors in the iGaming space; however, our competitors may operate under different brand names for the purposes of iGaming. With regard to DFS, our primary competitor is FanDuel, which is majority owned by Flutter Entertainment.
We principally compete on a number of factors across our B2C offerings. These include, but are not limited to, our front-end online product, our back-end infrastructure, our ability to retain and monetize existing users, re-engage prior users and acquire new users and our regulatory access and compliance experience.
In the B2B space, our competitors for sports betting and iGaming will include Bet.Works, Gaming Innovation Group (GiG), GVC Holdings, International Gaming Technology (IGT), Kambi, Playtech and Scientific Games. SBTech principally competes, and we will compete, on the quality and breadth of our technology solutions and support services.

DRAFTKINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of DraftKings Inc. (“DraftKings,” “we,” “us” and “our”) should be read together with our audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of DraftKings and SBTech” and our pro forma financial information as of and for the year ended December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.
Our Business
Our vision is to transform the way in which people experience sports. Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences.
In 2012, we launched our peer-to-peer daily fantasy sports product offering for short-duration contests for cash prizes and continue to pioneer innovations aligned with our mission. Today, we believe DraftKings is the largest daily fantasy sports operator in the United States. Starting in 2018, we expanded into Sportsbook and iGaming and established ourselves as a top operator.
Our goal is to revolutionize digital sports entertainment at the intersection of technology and entertainment. We have established a following among “skin-in-the-game” sports fans brought together by our robust daily fantasy sports technology platform that powers millions of contest entries in peer-to-peer competitions every week. We leverage our technology platform, the scale and density of our user base and insights from over four million cumulative unique paid users to continuously improve our analytics, marketing and technology to (a) continue to invest in our products and platform, (b) launch our product offerings in new geographies, (c) effectively integrate SBTech to form a vertically integrated operation, (d) create replicable and predictable state-level unit economics in sports betting and iGaming and (e) expand our consumer offerings. For example, in 2013 we launched the first mobile app in daily fantasy sports, anticipating the behavioral shift of a user base that had historically relied on a desktop-only experience. And five years later, in August 2018, we launched the first mobile sportsbook in New Jersey.
Over the past eight years, we have achieved sustained paid user growth and several key milestones, as indicated in the chart below (see “Business of DraftKings and SBTech”).

Key Milestones
Cumulative Unique Paid Users
6 Million
5 Million
4 Million
3 Million
2 Million
1 Million
Million
YE 2013
YE 2014
YE 2015
YE 2016
YE 2017
YE 2018
YE 2019
First mobile application in fantasy sports
Acquired DraftStreet followed by first ever $1 million contest in Fantasy Sports
Paid user base exceeds 2 million
Pursued transformational DFS business combination (rejected by FTC)
Supreme Court strikes down PASPA
Launched first mobile sportsbook in New Jersey
Launched mobile iGaming suite in New Jersey

Today, our offerings include expanded means to experience sports and gaming, including our recently added iGaming offering that provides users with a robust suite of gaming options. We anticipate the demand for our offerings will continue to grow as additional states legalize and regulate sports betting and iGaming, and more people discover the convenience of our platform and excitement of the “skin-in-the-game” experience.
The following table sets forth a summary of our financial results for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(in thousands)
Revenue	$323,410	$226,227	$191,844
Net Loss	(142,734)	(76,220)	(75,556)
Adjusted EBITDA (1)	$(98,640)	$(58,850)	$(48,884)

(1)
Adjusted EBITDA is a non-GAAP financial measure. See “— Non-GAAP Information” below for our definition of, and additional information about, Adjusted EBITDA, and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

The accelerated revenue growth in 2019 over 2018 was due to a full year of New Jersey Sportsbook and iGaming operations following launches in August and December of 2018, respectively. The higher net loss year-over-year is due primarily to continued platform development and launches in three new states. Our business is also seasonal in nature, and our revenue and user volume between quarters, as well as between year-over-year comparative reporting periods, are impacted by the relative popularity of certain sports and the scheduling of professional sports seasons and sporting events. See “— Quarterly Performance Trend and Seasonality.”
We make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our products and technology in order to continually launch new product innovations on our platform, improve marketing, merchandising, and operational efficiency through data science, and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product offering built on a scalable platform, while attracting a user base that resulted in the rapid growth of our business. DraftKings is the leader in daily fantasy sports, with approximately 60% revenue market share in the United States in the fourth quarter of 2019, according to Eilers’ Daily Fantasy Sports Tracker from Q4 2019. We are also among the leading Sportsbook and iGaming operators in New Jersey, with market shares of greater than 30% according to the NJ Division of Gaming Enforcement’s Sports Wagering Revenue Reports from January 2020 and greater than 10% according to Eilers’ U.S. Online Casino Tracker from December 2019. We have since launched our online Sportsbook in Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia.
We are continuing to invest in our future through product innovation and scaling our operations to prepare for the launch of our product offerings in new jurisdictions. When we launch Sportsbook and iGaming offerings in a new jurisdiction, we invest in user acquisition, retention and cross-selling, until the new jurisdiction provides a critical mass of users engaged across our product offerings. We expect each new jurisdiction to achieve a positive contribution profit (which we define as revenue, minus cost of revenue and direct advertising costs) in approximately 12 to 36 months following launch, depending on the characteristics of the new market.
Our path to profitability is based on the acceleration of positive contribution profit growth driven by marketing efficiencies as we transition from local to regional to national advertising, and scale benefits on the platform development component of our cost of revenue. On a consolidated Adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the percentage of the U.S. adult population that has access to our product offerings.
Our current technology is highly scalable with relatively minimal incremental spend required to launch our product offerings into new states. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support and regulatory compliance to become the platform of choice for users and the partner of choice for regulators. We expect the Business Combination to further improve our profitability (excluding the impact of amortization of acquired intangibles) through cost synergies and new opportunities driven by vertical integration of SBTech’s technology and know-how.
Our Business Model
Across all of our offerings, we provide users with a single integrated platform that provides one account, one wallet, a centralized payment system and responsible gaming controls, compliant with regulations across all jurisdictions in which we operate (we refer to this as our “platform”). This platform enables us to develop a seamless and personalized experience across our product offerings. Our product offerings, consisting of daily fantasy sports, Sportsbook and iGaming, available through both web and mobile applications, generate substantially all of our revenue. Our business model relies on our ability to leverage this multijurisdictional platform and create innovative product offerings that will both attract new users and retain our growing base of users.
Our business model is based on the following key factors and strategies:
Monetizing our Platform
We monetize our platform through the following principal offerings:
•
Daily Fantasy Sports (DFS).   Since launching our platform, we have monetized our DFS offering by facilitating peer-to-peer play, whereby users compete against each other for prize money. We provide users with a technology platform that establishes daily fantasy sports contests, scores the contest, distributes the prize money and performs other administrative activities to enable the “skin-in-the-game” sports fan experience. Our revenue is the difference between the entry fees collected and the amounts paid out to users as prizes and customer incentives in a period.

•
Sportsbook.   To further enhance the “skin-in-the-game” sports fan experience, shortly after the U.S. Supreme Court struck down PASPA, we enabled our platform to offer online sports betting. In Sportsbook, we generate revenue from “hold” as users play against the house (us).

•
iGaming. iGaming includes the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines, all integrated with our other offerings through our platform. For these offerings, we function similarly to land-based casinos, generating revenue through “hold” as users play against the house (us).

Across all of our principal offerings, as more users place more bets or enter more contests, we earn more revenue. We also generate revenue from offering advertising and sponsorship packages to targeted advertisers across our entertainment and gaming offerings.
Growing our User Base
Monthly Unique Payers (“MUPs”).   The number of unique paid users (“payers”) that use our product offerings on a monthly basis is a key metric of our user growth. The chart below presents our MUPs for the years ended December 31, 2017, 2018 and 2019, respectively:
MUPs is a key indicator of the scale of our user base and awareness of our brand. We believe that the growth of our MUPs base is also indicative of our long-term revenue growth potential. We expect the number of MUPs to grow as we attract, retain and re-engage users in new and existing jurisdictions and expand our offerings to appeal to a wider audience.
We define MUPs as the number of unique paid users (“payers”) per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports bet or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.
A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our platform during the period (i.e., a user that participates in a paid engagement across each of our product offerings counts as a single unique payer for the period). This measure does not include users who have not played with funds deposited in their wallet on our platform. We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform, the number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.
Average Revenue per MUP (“ARPMUP”).   The average revenue per MUP represents our ability to drive usage and monetization of our product offerings. The chart below presents our ARPMUP for the years ended December 31, 2017, 2018 and 2019, respectively:

Average Revenue per Monthly Unique Payer
(in whole dollars)
$28
$31
$39
2017
2018
2019

We use ARPMUP to analyze comparative revenue growth and measure customer monetization and engagement trends.
We define and calculate ARPMUP as the average monthly revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.
The Business Combination
Under the terms of the BCA, Merger Sub will merge with and into DraftKings (the “DK Merger”), and DraftKings will survive the DK Merger as a wholly-owned subsidiary of New DraftKings. Concurrently with the DK Merger, New DraftKings will acquire all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”). Immediately prior to the DK Merger and the SBTech Acquisition, DEAC will merge with and into DEAC NV Merger Corp., a Nevada corporation, and will change its name to DraftKings Inc. In consideration for the DK Merger and the SBTech Acquisition, our stockholders will receive shares of common stock of New DraftKings, and SBTech’s shareholders will receive a combination of cash and shares of common stock of New DraftKings, as described more fully in the section entitled “The Business Combination Agreement.” We refer to these transactions as the “Business Combination.”
We expect to be the accounting acquirer of SBTech and have preliminarily allocated the estimated purchase price of approximately $963 million (reflecting certain estimated purchase price adjustments and seller costs to be borne by New DraftKings pursuant to the BCA) to SBTech’s assets and liabilities in the pro forma balance sheet included elsewhere in this proxy statement/prospectus. This would result in, among other adjustments, pro forma increases of approximately $11 million in property, plant and equipment, $269 million in amortizable intangible assets and $665 million in goodwill, compared to DraftKings’ balance sheet as of December 31, 2019. The fair value measurement period for the SBTech Acquisition will remain open upon the consummation of the Business Combination while we await further information and analyses to determine the acquisition date fair values of certain acquired assets and assumed liabilities. Additionally, following the Business Combination, we expect to incur certain one-time integration costs. We also plan to integrate SBTech’s platform, services, assets and know-how with our operations over time, which we expect to result in substantial synergies and provide us with important competitive advantages. Expected synergies include implementation of SBTech’s proprietary sportsbook technology (transitioning from an external provider), integration of corporate management and shared service functions and processes and the ability to attract skilled IT engineering professionals in lower-cost regions. Consequently, the future results we report for the combined business may not be comparable to DraftKings’ or SBTech’s historical financial statements or the pro forma financial information included elsewhere in this proxy statement/prospectus.

Upon consummation of the Business Combination, DraftKings expects to be deemed the predecessor of the combined business, and New DraftKings, as the parent company of the combined business, will continue as the SEC registrant, meaning that DraftKings’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The DK Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. SBTech will be treated as an acquired company for financial statement reporting purposes. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment (with respect to DEAC) and acquisition accounting (with respect to SBTech). These include an estimated increase in cash (as compared to our balance sheet at December 31, 2019) of between approximately $163 million, assuming maximum shareholder redemptions, and $462 million, assuming no shareholder redemptions. These pro forma cash amounts are net of  (x) approximately $218 million in cash consideration payable to SBTech shareholders (including estimated purchase price adjustments pursuant to the BCA and certain seller transaction costs to be paid by New DraftKings), (y) total non-recurring transaction costs estimated at approximately $55.5 million, in addition to $3.8 million paid in the fourth quarter of 2019 (including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting commissions in connection with DEAC’s initial public offering, but excluding certain seller costs to be paid by New DraftKings) and (z) other transaction-related costs (including bonuses contingent on DEAC shareholder redemptions not exceeding a specified threshold, redemptions of certain shares and the payment of certain transaction-related and other payables of DEAC). A portion of the transaction costs will be treated as a reduction of equity (i.e., the deferred underwriting commissions and costs pertaining to the reverse recapitalization) and a portion will be expensed in the period in which the Business Combination closes (i.e., merger-related costs). The pro forma cash amounts include cash from (i) DEAC’s trust account, the amount of which will depend on the level of shareholder redemptions, (ii) $40.0 million in gross proceeds from our issuance of Convertible Notes (as defined in “— Liquidity and Capital Resources”) in early 2020 and (iii) the proceeds from the Private Placement of approximately $304.7 million that we expect to receive upon the consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the Business Combination, DraftKings expects to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. DraftKings estimates that these incremental costs will range between approximately $20 million and $30 million per year.
Non-GAAP Information
This proxy statement/prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.
We include this non-GAAP financial measure because it is used by management to evaluate DraftKings’ core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense and legal settlement costs).
The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(in thousands)
Net loss	$(142,734)	$(76,220)	$(75,556)
Adjusted for:
Depreciation and amortization	13,636	7,499	6,301
Interest (income) expense, net	(1,348)	(666)	1,541
Income tax expense	58	105	210
Stock-based compensation	17,613	7,210	4,500
Transaction-related costs (1)	10,472	—	10,697
Litigation, settlement and related costs (2)	3,695	3,222	1,754
Other non-recurring and special project costs (3)	2,489	—	1,062
Non-operating costs (4)	(2,521)	—	607
Adjusted EBITDA	$(98,640)	$(58,850)	$(48,884)

(1)
Mainly includes advisory, consulting, accounting and legal expenses in connection with mergers and acquisitions activities, including related evaluation, negotiation and integration costs, and capital-raising activities. This includes costs related to the Business Combination in 2019. The 2017 amount relates mainly to an attempted significant transaction.

(2)
Includes primarily litigation settlement costs, and related external legal costs, mainly in connection with regulatory investigations and settlements.

(3)
Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, in 2019, the costs of our move to our new Boston headquarters, implementation of internal controls over financial reporting, executive search costs and a signing bonus for a newly hired senior executive and, in 2017, lease exit costs related to the office space in New York.

(4)
Includes, in 2019, a gain recorded upon a contribution of assets to an equity method investee, net of our equity method share of the investee’s losses and, in 2017, adjustments to the fair value of contingent consideration and other non-cash effects included in the “other non-operating costs” line-item of our income statements.

Key Factors Affecting Our Results
Our financial position and results of operations depend to a significant extent on the following factors:
Industry Opportunity and Competitive Landscape
We operate within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. Our short-to-medium term focus is on the North American regulated gaming industry, particularly the opportunity in online sports betting and iGaming. See “DraftKings’ Industry.” We believe our industry-leading product offerings, strong technology platform, eight years of U.S. online and mobile gaming experience, established brand and, following our acquisition of SBTech, our vertically integrated solutions make us a partner of choice for state regulators, professional sports leagues and teams, gaming companies, retail and online sportsbooks and other sports entertainment and related businesses.

As we prepare to enter new jurisdictions, we expect to face fierce competition from other established industry players, some of which may have more experience in sports betting and iGaming and have access to more resources. We believe our analytics, the technology that powers our platform, and the lessons learned from our DFS operations and New Jersey experience will enable us to capture significant market share in newly available jurisdictions. For example, we achieved and maintain as of January 2020 a digital sportsbook New Jersey market share of over 30% and we are among the top iGaming operators in the state, despite extensive competition. We recently launched our online Sportsbook in Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia, and believe we are the market leader in Indiana and West Virginia as of January 2020.
Legalization, Regulation and Taxation
We are the national leader in daily fantasy sports and a top mobile-gaming operator in New Jersey according to Eilers’ U.S. Sports Betting Market Monitor Report from December 2019. Our financial prospects depend on legalization of online sports betting and iGaming across more of the United States, a trend that we believe is in its infancy after the U.S. Supreme Court struck down PASPA in May 2018. Our strategy is to expand our Sportsbook and iGaming offerings in new jurisdictions as they are legalized and become accessible. As of the date of this proxy statement/prospectus, 21 U.S. states and the District of Columbia, which collectively represent 36.1% of the U.S population, have legalized sports betting in some form. Of these 21 legal jurisdictions, 14 have legalized online sports betting, and make up 23.9% of the U.S. population. Nine of these 14 jurisdictions are live and five are pending launch. DraftKings operates in six of these nine jurisdictions, and SBTech operates in one other. Mobile sports wagering bills are currently being considered in 18 states.
The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and product taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. For example, certain jurisdictions require us to have a relationship with a land-based licensed casino for online sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. We nonetheless believe our acquisition of SBTech will allow us to become a partner of choice to power state-run sportsbooks, as exemplified by SBTech’s recent agreement with the Oregon State Lottery.
States impose tax rates on regulated offerings, which may vary substantially between states and product offerings. Sales taxes may also apply in certain jurisdictions. We are also subject to a federal excise tax of 25 basis points on the amount of each sportsbook bet. See “Risk Factors — Risk Factors Relating to the Business and Industry of New DraftKings — Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.”
Ability to Acquire, Retain and Monetize Users
We grow our business by attracting new paid users to our platform and increasing their level of engagement with our product offerings over time. To effectively attract and retain paid users and to re-engage former paid users, we invest in a variety of marketing channels in combination with personalized customer promotions, most of which can be used across all of our product offerings (such as free contest entries or bets or matching deposits). These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we are continuing to assess the efficiency of our marketing and promotion activities, our limited operating history and the relative novelty of the U.S. online sports betting and iGaming industries makes it difficult for us to predict when we will achieve our longer-term profitability objectives.
Managing Betting Risk
Sports betting and iGaming are characterized by an element of chance. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered) on bets placed on, or the actual outcome of, games or events on which users bet. Although our product offerings generally perform within a defined statistical range of outcomes, actual outcomes may vary for any given period, and a single large bet can have a sizeable impact on our short-term financial performance. Our hold is also affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users and the volume of bets placed. As a result of the variability in these factors, the actual hold rates on our products may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming users exceeding those anticipated. We seek to mitigate these risks through data science and analytics and rules built into our platform, as well as active management of our amounts at risk at a point in time, but may not always be able to do so successfully, particularly over short periods, which can result in financial losses as well as revenue volatility.
Key Components of Revenue and Expenses
Revenue
We generate revenue primarily through our three main product offerings. DFS currently accounts for a majority of our revenue. Since their launch, Sportsbook and iGaming together account for a rapidly growing proportion of revenue. We expect this trend to continue and to further accelerate as our Sportsbook and iGaming offerings are permitted in more U.S. states. Over time, we expect Sportsbook and iGaming will surpass DFS in terms of revenue.
We record substantially all our revenue from our consumer product offerings on our platform. DFS revenue is generated to the extent that contest entry fees from customers (i.e., our paid users), in the aggregate, exceed the aggregate prizes awarded and paid user incentives in a period. Sportsbook and iGaming revenue is generated from bets received from paid users (referred to as “handle”), less winnings paid to such users and paid user incentives. While we seek to set the odds of winning to provide us with a revenue margin on the amounts at risk, our liability for the winning bets may result in net reductions to revenue if the amount of user bets won exceeds our hold. We also generate revenue from the sale of advertising across our product offerings, and expect this to grow in dollar terms (though not as a proportion of revenue) as we expand our platform across more of the United States.
We offer a variety of incentives to attract users to our product offerings, including free or matching bets, enhanced odds and betting insurance. In addition, our paid users are eligible for a loyalty program and can earn points for engaging with our offerings and redeem them for various rewards, including contest tickets, apparel, events, sports merchandise and other prizes. We record the cost of these incentives as reductions to revenue, i.e., we report revenue net of these costs. We expect the amount of these incentives, and the mix between incentives and advertising and marketing costs, to be volatile for the foreseeable future. These incentives are also seasonal in nature and will be affected by the timing of sporting events and our entry into new jurisdictions. While we plan to stabilize our incentive rates as a percentage of gross revenue over time, we may incur higher or lower incentive costs in a given period, depending on a number of factors, including the tax treatment of incentives and trend changes in legalization and our advertising spend.
Our revenue is currently concentrated in the United States. See Note 17 to DraftKings’ audited consolidated financial statements, included elsewhere in this proxy statement/prospectus.
Costs and Expenses
Cost of revenue.   Our cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements.
We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).
Product taxes are imposed by different jurisdictions, typically as a percentage of our gross gaming revenue, and also include, to a lesser extent, federal excise and local sales taxes on certain product offerings. Product taxation of online sports betting and iGaming can vary substantially across jurisdictions, and we expect this to become an increasingly significant driver of our cost of revenue as we enter new jurisdictions. Product taxes may also reflect state promotional tax credits, which are recorded as an offset to the cost of revenue.

Platform costs relate mainly to third-party integrated platform services, such as Kambi’s sportsbook platform, data fees for information feeds and geolocation services, web hosting, amortization of capitalized software development costs and developer salaries. These platform costs can vary substantially depending on the mix of product offerings. For example, our iGaming offerings consist of a combination of games we have built ourselves, with no license fees payable to content suppliers, and licensed content from third-party suppliers subject to various arrangements based on revenue sharing or levels of activity. The games in our iGaming offering that we developed in-house, such as blackjack, result in higher margins than games subject to licenses.
Revenue share arrangements are mainly agreements with land-based casinos in states that require these agreements in order to provide real-money online sports betting and iGaming offerings (“market access”). These market access fees are driven mainly by the levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.
Sales and Marketing.   Sales and marketing expenses consist primarily of direct advertising costs, expenses associated with strategic league and team relationships, brand and creative services and related personnel costs. Sales and marketing also includes, to a lesser extent, costs related to promotional contests funded entirely by us and allocations of rent, maintenance and utilities costs according to headcount.
We consider our sales and marketing spend and promotional offers (which is contra revenue and is described under “— Key Components of Revenue and Expenses — Revenue” above) to be similar in character. Our total spend and allocation of spend between sales and marketing versus promotional spend offers on product launches varies based on local market conditions, regional synergies and competition, among other factors. For example, in New Jersey, we increased our sales and marketing spend upon launching our Sportsbook offering in the second half of 2018, in order to attract a critical mass of new paid users before returning to a normalized level in that market, while also providing promotional offers to our existing DFS users in that state to encourage use of our Sportsbook and iGaming offerings. We expect our advertising spend, like our promotional offers, to be a key component of our geographic expansion. Over the longer term, assuming the trend of mobile sports betting and iGaming legalization continues, we expect our sales and marketing spend to decline as a percentage of revenue, both as a result of higher return on each acquired paid user in multi-offering states (relative to states where only DFS is available) and improved purchasing scale.
Product and Technology.   Product and technology expenses consist of software development costs, comprised mainly of product and platform development, support personnel costs, including stock compensation expense and related professional services. Product and technology also includes, to a lesser extent, allocation of rent, maintenance and utilities costs according to headcount.
Our product and technology costs reflect the ongoing maintenance of existing products, fulfilling user and government commitments including local market regulatory customizations, continuously improving user-facing features and functionality, and innovating. We expect these costs to increase in the near term, and to stabilize once we achieve sufficient organizational scale to support our product offerings on a national scale. We believe these costs are highly scalable.
General and Administrative.   General and administrative expenses (“G&A”) consist primarily of administrative personnel costs, including executive salaries, related stock compensation expense and benefits, professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies, insurance and allocation of rent, maintenance and utilities costs according to headcount. Excluding the impact of SBTech integration costs and public company costs (discussed under “— The Business Combination” above), we expect our G&A spend to further stabilize in the near term.
Income Tax Expense.   We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed mainly in the various U.S. federal and state jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect our overall effective tax rate. Our tax expense has been immaterial throughout the periods presented in this proxy statement/prospectus, reflecting our losses. Our historical losses have given rise to a substantial tax asset mainly comprised of net operating loss carryforwards, which we may be able to apply to future tax liabilities. See Note 11 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus and “— Critical Accounting Policies — Income Taxes.”
Results of Operations
Comparison of the Years Ended December 31, 2019, 2018 and 2017
The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.
	Year ended December 31,			2018 to 2019 % Change	2017 to 2018 % Change
	2019	2018	2017
	(in thousands)
Revenue	$323,410	$226,277	$191,844	42.9%	17.9%
Cost of revenue	103,889	48,689	31,750	113.4%	53.4%
Sales and marketing	185,269	145,580	156,632	27.3%	-7.1%
Product and technology	55,929	32,885	20,212	70.1%	62.7%
General and administrative	124,868	75,904	56,448	64.5%	34.5%
Loss from operations	(146,545)	(76,781)	(73,198)	90.9%	4.9%
Interest income (expense), net	1,348	666	(1,541)	102.4%	n.m.
Gain on initial equity method investment	3,000	—	—	n.m.	n.m.
Other income (expense), net	—	—	(607)	n.m.	n.m.
Loss before income taxes expense	(142,197)	(76,115)	(75,346)	86.8%	1.0%
Income tax expense	58	105	210	-44.8%	-50.0%
Loss from equity method investment	479	—	—	n.m.	n.m.
Net loss	$(142,734)	$(76,220)	$(75,556)	87.3%	0.9%

n.m. = not meaningful.
2019 Compared to 2018
Revenue.   Revenue increased by $97.1 million, or 42.9%, to $323.4 million in 2019 from $226.3 million in 2018. The increase was attributable primarily to a full year of revenue from our new product offerings in New Jersey. The revenue trend reflected the growth in MUPs, which increased 13.8% period-on-period, and ARPMUP, which increased 25.6% period-on-period.
Cost of Revenue.   Cost of revenue increased by $55.2 million, or 113.4%, to $103.9 million in 2019 from $48.7 million in 2018, reflecting our product expansion described above. Product taxes, platform costs and payment processing fees and chargebacks contributed $20.6 million, $16.8 million and $9.3 million, respectively, to the increase, and revenue share arrangements, reflecting the higher market access costs relating to our Sportsbook and iGaming product offerings, accounted for the remainder. Cost of revenue as a percentage of revenue increased by 10.6 percentage points to 32.1% in 2019 from 21.5% in 2018, reflecting the changed revenue mix of product offering revenue and related costs. In general, we expect our Sportsbook and iGaming product offerings to produce substantially higher revenue dollars but at a higher cost per revenue dollar relative to our DFS offering.
Sales and Marketing.   Sales and marketing expense increased by $39.7 million, or 27.3%, to $185.3 million in 2019 from $145.6 million in 2018. The increase was due mainly to increased advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states. Sales and marketing expense accounted for 57.3% of our revenue in 2019 compared to 64.3% in 2018, a decrease of 7.0 percentage points.

Product and Technology.   Product and technology expense increased by $23.0 million, or 70.1%, to $55.9 million in 2019 from $32.9 million in 2018. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 390 as of December 31, 2019 from 295 as of December 31, 2018, and increased technology consulting costs. Product and technology expense accounted for 17.3% of our revenue in 2019 compared to 14.5% in 2018, an increase of 2.8 percentage points.
General and Administrative.   General and administrative expense increased by $49.0 million, or 64.5%, to $124.9 million in 2019 from $75.9 million in 2018. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $10.4 million increase in stock-based compensation, and $10.5 million in costs related to the Business Combination recorded in the fourth quarter of 2019, as well as additions to our indirect tax loss contingency reserves and higher rent and facilities costs following our headquarters move. General and administrative expenses accounted for 38.6% of our revenue in 2019 compared to 33.5% in 2018, an increase of 5.1 percentage points.
Net Loss.   Net loss increased by $66.5 million to $142.7 million in 2019 from $76.2 million in 2018, for the reasons discussed above.
2018 Compared to 2017
Revenue.   Revenue increased by $34.4 million, or 17.9%, to $226.3 million in 2018 from $191.8 million in 2017. The increase was attributable primarily to the New Jersey launch of our Sportsbook and iGaming product offerings in the third and fourth quarters of 2018, respectively, and continued growth of our DFS product offering. The increase in revenue was driven by increases in unique payers and revenue per unique payer, reflected in the 4.7% increase in MUPs and 12.6% increase in ARPMUP, reflecting the impact of our Sportsbook product launch. We directed a growing portion of paid user incentives and promotions at our users, to help establish the new product.
Cost of Revenue.   Cost of revenue increased by $16.9 million, or 53.4%, to $48.7 million in 2018 from $31.8 million in 2017, reflecting the costs of the aforementioned Sportsbook launch, and particularly the related increase in product taxes. Product taxes and platform costs accounted for $7.0 million and $5.6 million, respectively, of the increase, and processing fees and chargebacks and revenue share arrangements accounted for the remainder. Cost of revenue as a percentage of revenue increased by 4.9 percentage points to 21.5% in 2018 from 16.6% in 2017, reflecting the launch of our Sportsbook and iGaming product offerings in the second half of 2018, particularly proportionally higher product taxes and revenue-sharing costs related to our Sportsbook product offering compared to DFS.
Sales and Marketing.   Sales and marketing expense decreased by $11.1 million, or 7.1%, to $145.6 million in 2018 from $156.6 million in 2017, mainly due to a reduction in team sponsorships. Team sponsorships continue to be an important marketing channel, but we have become more targeted in our approach, and shifted spend towards our digital and offline channels. Sales and marketing expense accounted for 64.3% of our revenue in 2018 compared to 81.6% in 2017, a decrease of 17.3 percentage points.
Product and Technology.   Product and technology expense increased by $12.7 million, or 62.7%, to $32.9 million in 2018 from $20.2 million in 2017. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 295 as of December 31, 2018 from 172 as of December 31, 2017, and increased technology consulting costs. Product and technology expense accounted for 14.5% of our revenue in 2018 compared to 10.5% in 2017, an increase of 4.0 percentage points.
General and Administrative.   General and administrative expense increased by $19.5 million, or 34.5%, to $75.9 million in 2018 from $56.4 million in 2017. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $2.7 million increase in stock-based compensation, as well as additions to our indirect tax loss contingency reserves and third-party professional fees and increased rent and facilities costs. General and administrative expenses accounted for 33.5% of our revenue in 2018 compared to 29.4% in 2017, an increase of 4.1 percentage points, reflecting the increases in headcount, stock-based compensation, consulting and other costs.
Net Loss.   Net loss increased by $0.7 million to $76.2 million in 2018 from $75.6 million in 2017, for the reasons discussed above.

Quarterly Performance Trend and Seasonality
Our user engagement and financial performance is seasonal in nature, as indicated in the following chart, which presents our MUPs and ARPMUP for the last eight fiscal quarters, and the explanations that follow.
Our business experiences seasonality based on the relative popularity of certain sports. Although our platform supports contests and betting on sporting events throughout the year, the fourth quarter is when our users tend to be most engaged, given the overlapping time frame of the NFL and NBA seasons. As a result, we have historically generated higher revenues in our fourth fiscal quarter compared to our other fiscal quarters. We anticipate that this trend will continue, though our mix of revenues in a given quarter will also be impacted by the timing of new jurisdiction launches, the introduction of new product offerings and our integration of SBTech.
In addition, our revenue and key performance indicators for a given quarter or fiscal year may differ substantially due to professional sports season scheduling, including the frequency of play. For example, during the NFL season, our user engagement and revenue is generally highest on Sundays. The number of Sundays in a fiscal reporting period may differ from quarter to quarter and year to year, resulting in revenue volatility between comparative periods. For example, our fiscal years 2017, 2018 and 2019 included revenue related to 18, 17 and 17 Sundays of regular season NFL play, respectively. In contrast, the MLB season, which falls in our second and part of our third fiscal quarters, is characterized by numerous, daily games throughout the season, which tends to result in higher DFS user engagement and more Sportsbook bets per paid user relative to the NFL season. MLB play also tends to attract a more dedicated but smaller fan base to our product offerings. The timing of the MLB season in combination with these factors has tended to result in lower MUPs in our second fiscal quarter, but a higher ARPMUP.
Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to launching our iGaming and Sportsbook product offerings in new geographies, as well as compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.
We had $76.5 million in cash and cash equivalents as of December 31, 2019 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users). On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $240 million and $538 million at December 31, 2019, depending on the extent of redemptions by DEAC shareholders. We believe our operating cash flows, together with amounts available under our revolving credit facility, our cash on hand (including the proceeds of the Convertible Notes, as defined below) and the cash we expect to obtain as a result of the Business Combination (including the proceeds of the Private Placement, as discussed above under “The Business Combination Proposal — The Private Placement”), will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our product offerings across more of the United States. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Debt
We had $87.1 million in debt outstanding as of December 31, 2019, comprised of convertible and Arrowmark promissory notes (excluding capitalized issuance costs and discounts) and amounts drawn under our revolving credit facility. We have since incurred additional convertible note debt, as discussed below.
Credit Facility.   We have a revolving credit facility with Pacific Western Bank with a current limit of $50.0 million, which we are seeking to extend. The facility requires us to hold a minimum cash balance of $5.0 million at all times (the “minimum cash balance guarantee”). The facility is scheduled to mature on September 15, 2020. Borrowings under the facility bear interest at a variable annual rate equal to the greater of  (i) 1.00% above the prime rate then in effect and (ii) 6.50%, payable monthly. In addition, we are required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. As of December 31, 2019, we had $6.8 million outstanding under the facility and another $4.5 million was applied to the issuance of letters of credit in connection with our office leases. We paid down the outstanding amount under our facility in February 2020.
Our obligations under the related loan and security agreement are secured by substantially all of our assets. Pursuant to the agreement, we are required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from our gaming business, with Pacific Western Bank. We are also subject to certain affirmative and negative covenants until maturity, including limitations on our ability to incur additional debt or make capital expenditures and to pay dividends. As of December 31, 2019, we did not meet all covenant obligations under the credit facility, but have subsequently obtained waivers from Pacific Western Bank and $45.5 million was available for drawdown under the revolving credit facility as of the date of this proxy statement/prospectus.
In connection with entering into the loan and security agreement, we issued a warrant to Pacific Western Bank to purchase 173,913 shares of our common stock at an exercise price of  $0.23 per share. The warrant remains outstanding and is exercisable at any time until it expires in October 2020.
ArrowMark Notes.   On September 26, 2019, we entered into share redemption agreements with certain funds managed by ArrowMark Partners (the “ArrowMark Funds”), pursuant to which we repurchased and redeemed shares of our preferred stock and common stock held by the ArrowMark Funds (the “ArrowMark Redemption”). A portion of the consideration paid by us in connection with the ArrowMark Redemption, equaling approximately $11.0 million, was paid by the issuance of promissory notes to certain of the ArrowMark Funds (the “ArrowMark Notes”). The ArrowMark Notes have a maturity date of September 26, 2021, and are subject to varying interest rates through maturity.
Convertible Promissory Notes.   On and after December 16, 2019, we issued subordinated convertible promissory notes to certain investors. The aggregate principal amount outstanding under the Convertible Notes was $109.2 million as of the date of this proxy statement/prospectus, of which $69.1 million was issued prior to December 31, 2019, and the remainder was issued in early 2020. Interest accrues on the outstanding amount of the Convertible Notes at a rate of 10% per annum on a capitalized, pay-in-kind (“PIK”) basis and is added to the outstanding principal amount of each Convertible Note on each anniversary of the date of its issuance or the earlier date of maturity or conversion. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount (the “Majority Holders”).
The Convertible Notes automatically convert into equity upon (i) a business combination transaction that results in common shares of DraftKings, its successor or a new parent company being listed on a national securities exchange (a “Qualified Business Combination”), (ii) the issuance of equity securities of DraftKings that results in DraftKings receiving a minimum of  $100 million in proceeds (a “Qualified Financing”) or (iii) an initial public offering of the equity securities of DraftKings pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”). In the case of a Qualified Business Combination, the outstanding principal (including capitalized interest) on the Convertible Notes will convert into listed common shares of DraftKings, its successor or the new parent entity, as applicable, at a price per share equal to (i) in the case of the closing of the Private Placement prior to the closing of the Qualified Business Combination, the price per share paid by the PIPE Investors in the Private Placement and (ii) in all other cases, the volume-weighted average trading price of such shares for the five consecutive trading days ending on the trading day immediately preceding the closing of the Qualified Business Combination. In the case of a Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Qualified Financing, at a price per share equal to the price paid by the cash investors in such Qualified Financing. In the case of an IPO, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold in such IPO, at a price per share equal to the initial public offering price.
At the election of the Majority Holders, the Convertible Notes are convertible into equity upon the issuance of equity securities of DraftKings that results in us receiving less than $100 million in proceeds (a “Non-Qualified Financing”). In the case of a Non-Qualified Financing, the outstanding principal and capitalized interest on the Convertible Notes may convert into the equity securities sold to the cash investors in such Non-Qualified Financing, at a price per share equal to the price paid by the cash investors in such Non-Qualified Financing.
In the event of a combination, consolidation or merger, other than a Qualified Business Combination, or a transfer of more than 50% of the voting power of DraftKings’ stock to stockholders that were not stockholders on the date of issuance of the Convertible Notes, we will be obligated to repay the Convertible Notes in an amount equal to the outstanding principal and capitalized interest, plus a prepayment premium equal to 15% of the original principal amount of the Convertible Notes.
In addition to the foregoing, in the event that the Convertible Notes remain outstanding on December 16, 2022 (the “CN Maturity Date”), the Convertible Notes will convert as of the CN Maturity Date into shares of a newly created series of DraftKings’ preferred stock having substantially the same rights, privileges and preferences as DraftKings’ existing Series F Preferred Stock at a conversion price equal to $3.312335 (as adjusted for any stock split, stock dividend, combination, recapitalization or similar transaction).
Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(in thousands)
Net cash used by operating activities	$(78,880)	$(45,579)	$(88,437)
Net cash used in investing activities	(42,271)	(26,672)	(7,715)
Net cash provided by financing activities	79,776	140,892	118,531
Net increase (decrease) in cash	(41,375)	68,641	22,379
Cash at beginning of period	117,908	49,267	26,888
Cash at end of period	$76,533	$117,908	$49,267

Operating Activities. Our cash used in operating activities includes the impact of changes in cash reserved for users, user cash receivables and liabilities to users. Cash reserved for users is comprised of deposits by our users. We treat this cash as the property of our users and segregate it from our operating cash balances. When we receive a user deposit, we record it as cash reserved for users on our balance sheet. In certain cases, a payment processor may delay the remittance of deposits to us for risk management or other reasons, in which case we grant our user access to those funds and record the deposits as a receivable reserved for users. The sum of the changes in cash reserved for users, and changes in receivables reserved for users approximately agree to the change in liabilities owed to users for any given period. While on deposit with us, cash reserved for users earns interest, which is recorded as interest income on our income statement and is included in our operating cash flows. This interest income has not been material to date.
Net cash used in operating activities in 2019 increased by $33.3 million, or 73.1%, to $78.9 million from $45.6 million in 2018, reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items (which increased by $15.6 million between periods), partially offset by an improvement in operating working capital. The operating working capital improvement was driven mainly by an increase in accounts payable and accrued expenses of  $22.2 million between periods primarily related to increased advertising and marketing spend, as discussed above.
Net cash used in operating activities in 2018 decreased by $42.9 million, or 48.5%, to $45.6 million, from $88.4 million in 2017, mostly relating to the change in our accounts payable and accrued expenses between December 31, 2016 and December 31, 2017 compared to the change in our accounts payable and accrued expenses between December 31, 2017 and December 31, 2018. During these periods, our accounts payable and accrued expense balances fluctuated significantly due to the timing of our financing. At December 31, 2016, these balances totaled $80 million. By December 31, 2017 these balances decreased by $29.8 million to $50.4 million. This decrease was funded, in part, by the 2017 equity issuances discussed below. By December 31, 2018, these balances had increased by $5.7 million to $56.1 million, and this increase is generally aligned with growth in our cost base that year and generally not related to the timing of financing. The difference between the $29.8 million use of cash to pay down balances in 2017 and the $5.7 million source of cash in 2018 when we permitted these balances to rise is $35.5 million. Of the remaining $7.1 million decrease in cash used in operating activities in 2018, $3.9 million resulted from the annual increase in depreciation, amortization and stock-based expenses.
Investing Activities.   Net cash used in investing activities in 2019 increased by $15.6 million, or 58.5%, to $42.3 million from $26.7 million in 2018. The increase reflected mainly higher state licensing fees, an increase in purchases of property and equipment (mainly attributable to leasehold improvements related to our new Boston headquarters, computer equipment and software purchases and office furniture) and higher capitalization of internal-use software costs.
Net cash used in investing activities in 2018 increased by $19.0 million to $26.7 million in 2018 from $7.7 million in 2017, reflecting increases in purchases of property and equipment and higher capitalization of internal-use software costs.
Financing Activities.   Net cash provided by financing activities in 2019 decreased by $61.1 million, or 43.4%, to $79.8 million from $140.9 million in 2018. The 2019 amount mainly included net proceeds of $68.1 million from the issuance of Convertible Notes, as discussed above.
Net cash provided by financing activities in 2018 increased by $22.4 million, or 18.9%, to $140.9 million, from $118.5 million in 2017. We obtained net equity proceeds of  $141.6 million from the issuance of series F redeemable convertible preferred stock in 2018, compared to $118.6 million received from the issuance of series E-1 redeemable convertible preferred stock in 2017.

Contractual Obligations, Commitments and Contingencies
The following table and the information that follows summarizes our contractual obligations as of December 31, 2019.
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$66,028	$10,067	$16,674	$15,602	$23,685
Vendors and licenses(2)	185,739	74,390	88,610	18,639	4,100
Debt obligations(3)	86,873	6,750	80,123	—	—
Total	$338,640	$91,207	$185,407	$34,241	$27,785

(1)
Includes operating leases of corporate office facilities, including our headquarters in Boston, Massachusetts, the lease for which expires in 2029.

(2)
Includes obligations under non-cancelable contracts with vendors, licensors and others requiring us to make future cash payments, including a commitment for advertising purchases with an affiliate of one of our shareholders, which we expect to fulfil in the year ending December 31, 2020. See “Certain Relationships and Related Party Transactions.” In connection with and upon the closing of the Business Combination, we will be required to pay a total of approximately $13.9 million in success fees to certain vendors. These success fees were classified as current obligations as the Business Combination is expected to close in 2020.

(3)
Includes the ArrowMark Notes, Convertible Notes and amounts outstanding under our revolving credit facility. See “— Liquidity and Capital Resources — Debt” above for applicable interest rates and other relevant terms. We may repay the debt under our revolving credit facility at any time without penalty. Upon the closing of the Business Combination, the Convertible Notes will be converted into shares of DEAC Class A common stock (and then into Class A common stock of New DraftKings). As discussed above, additional convertible promissory notes of  $40.0 million were issued in early 2020 and are not included in the table.

As of December 31, 2019, we had contingencies for various indirect operating taxes amounting to $35.9 million. See Note 6 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. We do not have any material obligations for the payment of cash under contractual arrangements, other than as described above under “— Liquidity and Capital Resources — Debt” or in DraftKings’ audited consolidated financial statements, included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Commitments and Arrangements
We are responsible for reimbursement obligations on letters of credit in the aggregate face amount of $4.5 million as of December 31, 2019 issued under our revolving credit facility to support our office leases. As of December 31, 2019, we hold a variable interest in a nonconsolidated entity accounted for under the equity method of accounting. We are not the primary beneficiary of the entity and therefore are not required to consolidate the entity. We do not guarantee any of the entity’s obligations and have no further funding commitments. We do not have any off-balance sheet commitments of the type required to be disclosed pursuant to SEC rules.
Critical Accounting Policies
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Our critical accounting policies are described below.
Revenue Recognition
Revenue across all three product offerings on our platform is generated in a similar manner. We offer a variety of incentives to attract users to our platform and product offerings, including free or matching bets, enhanced odds, betting insurance and a loyalty program. These customer incentives, most of which can be used across all of our product offerings, are recorded as reductions to revenue. For DFS, revenue is generated to the extent that contest entry fees from paid users exceed prizes awarded and customer incentives in a period. Sportsbook and iGaming revenue is generated from bets received from paid users (referred to as “handle”), less winnings paid and customer incentives. See “— Key Components of Revenue and Expenses” above. .
Internally Developed Software Costs
We account for the cost of software that is developed or obtained for internal use pursuant to Accounting Standards Codification (“ASC”) Topic 350-40, Intangibles, Goodwill and Other  —  Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. We amortize capitalized internally developed software costs over an estimated useful life of three years using the straight-line method. These amortization expenses are classified as costs of revenue in the statements of operations. We capitalized $14.8 million and $12.7 million in internally developed software costs for the years ended December 31, 2019 and 2018, respectively.
Loss Contingencies
Our loss contingencies, which are included within the “other long-term liabilities” caption on our consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability of loss and estimation of the amount of loss. These contingencies include, but may not be limited to, litigation, regulatory investigations and proceedings and management’s evaluation of complex laws and regulations, including those relating to indirect taxes, and the extent to which they may apply to our business and industry. See Note 6 to DraftKings’ audited consolidated financial statements for more information.
We regularly review our contingencies to determine whether the likelihood of loss is probable and to assess whether a reasonable estimate of the loss can be made. Determination of whether a loss estimate can be made is a complex undertaking that considers the judgement of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When losses can be reasonably estimated, an estimated contingent liability is recorded. We continually reevaluate our indirect tax and other positions for appropriateness.
Business Combinations
We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of  (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. While we have not made any material acquisitions to date, estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.
Income Taxes
We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. We are subject to income tax in the United States, including at the federal level and in various U.S. states and in other countries. As of December 31, 2019, we have a net deferred tax liability of  $217 thousand. Our federal net operating loss (“NOL”) carryforward totaled $810.4 million (net of  $34.5 million that will expire unutilized), of which $676.0 million will expire at various dates through 2039 and $134.4 million that has an indefinite carryforward (they are, however, subject to an 80% taxable income limitation in the year of utilization). $658.2 million of our total NOL carryforwards are subject to annual limitations through 2037 under IRC Section 382. Additionally, we have state and foreign NOL carryforwards of  $759.0 million and $271 thousand, respectively. The NOL carryforwards may be available to offset future income tax liabilities.
We record a deferred tax asset for NOL carryforwards by applying a weighted effective statutory tax rate to our total net operating loss carryforwards. As of December 31, 2019, we have net deferred tax assets related to NOL carryforwards of  $217.8 million. Based on management’s assessment that the realization of any future benefit from our deferred tax assets cannot be sufficiently assured, we recorded a full valuation allowance against these NOL deferred tax assets. Management’s estimates of future profitability and future changes in ownership may materially impact our valuation allowance and our net deferred tax position.
Stock-based Compensation
Our historical and outstanding stock-based compensation awards, including the issuances of options under our equity compensation plans, are described in Note 10 to DraftKings’ audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards, and is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, we recognize compensation cost using the straight-line method.
We use the Black-Scholes option pricing model to estimate the grant-date fair value of option grants, while the grant-date fair value of the underlying common stock is measured using a number of objective and subjective factors. The Black-Scholes model requires management to make a number of key assumptions, including the fair value of common stock, expected volatility, expected term, risk-free interest rate and expected dividends. As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.
Our management and Board considered various objective and subjective factors to determine the fair value of DraftKings’ common stock as of each grant date, including the value determined by a third-party valuation firm. The factors considered by the third-party valuation firm and our Board included the following:
•
our financial performance, capital structure and stage of development;

•
our management team and business strategy;

•
external market conditions affecting our industry, including competition and regulatory landscape;

•
our financial position and forecasted operating results;

•
the lack of an active public or private market for our common stock;

•
the likelihood of achieving a liquidity event, such as a sale of DraftKings or an initial public offering of our common stock; and

•
market performance analyses, including with respect to stock price valuation, of similar companies in our industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the Nasdaq.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
On January 1, 2019, we adopted Accounting Standards Codification (ASC) Topic 606 (Revenue from Contracts with Customers) using the modified retrospective method, and due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on our consolidated financial position, results of operations, or cash flows. We expect the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. DEAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, New DraftKings is expected to remain an emerging growth company at least through the end of the 2020 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare New DraftKings’ financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.
Quantitative and Qualitative Disclosures About Market Risk
We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future. In particular, upon the consummation of the Business Combination, we expect our exposure to foreign currency translation and transaction risk to increase. See the section of this proxy statement/prospectus entitled “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

SBT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of SBTech (Global) Limited (“SBTech”) should be read together with SBTech’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of DraftKings and SBTech”, the pro forma financial information as of and for the year ended December 31, 2019 (see “Unaudited Pro Forma Condensed Combined Financial Information”) and the section entitled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following discussion contains forward-looking statements. SBTech’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Certain amounts in tables and narrative may not foot due to rounding.
Overview
SBTech’s principal business activities involve the design and development of sports betting and casino gaming platform software. SBTech’s platform software is delivered using a SaaS model, along with complementary managed services. SBTech is a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, SBTech offers a leading mobile casino gaming solution via its proprietary platform with integrations to all leading third-party mobile gaming suppliers. SBTech’s proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.
The Business Combination presents New DraftKings, including the businesses of DraftKings and SBTech, with an opportunity to provide a vertically integrated Sportsbook offering. SBTech management believes this will enable New DraftKings to leverage SBTech’s proprietary technology to serve other branded online and retail sports betting operators in the U.S. and internationally, including U.S. state monopoly providers for whom New DraftKings’ vertical integration could provide a significant advantage. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Business Combination.”
The following table sets forth a summary of SBTech’s financial results for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(€ in thousands)
Revenue	€96,857	€94,147	€66,087
Gross profit	42,684	49,060	34,243
Net profit after tax	€4,576	€26,779	€16,290
The comparability of SBTech’s revenue and gross profit was impacted between periods by SBTech’s strategic decision to end a relationship with a certain customer as of September 1, 2018, as discussed below. Excluding the impact of dot.com (as defined below), which contributed €24.5 million and €27.7 million in revenue in 2018 and 2017, respectively, SBTech’s footprint and revenue have expanded substantially since January 1, 2017, driven mainly by growth in the number of customers using SBTech’s platform, a trend management expects will accelerate following SBTech’s entry into the United States.

Presentation of Financial Information
In 2018, SBTech decided to end a relationship with a certain customer, “dot.com”. The decision was effective on September 1, 2018, and SBTech continued to support the customer’s operations with transitional support for a limited period. SBTech no longer operates, supports or derives any revenue from dot.com.
SBTech’s financial statements included elsewhere in this proxy statement/prospectus were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). SBTech’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this proxy statement/prospectus has been prepared by, among other things, converting SBTech’s historical financial information into U.S. GAAP, eliminating the impact of dot.com, conforming to DraftKings’ accounting policies and applying preliminary purchase accounting adjustments based on DraftKings’ management’s preliminary allocation of the purchase price to SBTech’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, SBTech’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to New DraftKings’ financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for SBTech’s assets and liabilities.
SBTech adopted IFRS 16 (Leases), which established a new standard for the recognition, measurement, presentation and disclosure of leases, as of January 1, 2019. As a result, at that date SBTech recognized a lease liability and corresponding right-of-use asset of  €20.8 million, and has accrued, in 2019, related interest expense on the lease liability of  €0.7 million and depreciation expense on the right-of-use asset of  €3.3 million. As a result, SBTech’s audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are not directly comparable to its audited consolidated financial statements as of and for the year ended December 31, 2019. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
SBTech’s functional currency is the Euro, and its results of operations reported herein are presented in Euro. SBTech has historically been exposed to foreign currency exchange risk. See “— Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Exchange Rate Risk.” Going forward, SBTech’s results will be reported as part of New DraftKings, and the combined company’s results of operations and financial condition will be reported in U.S. dollars, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results.”
Key Components of Revenue and Expenses
Revenue
SBTech generates revenue by offering its services and software to customers throughout Europe, Asia and the United States. SBTech’s services are delivered through its proprietary platform for sports betting and casino gaming, as well as for certain customers trading and risk management and complementary services to support reporting, customer management and regulatory reporting requirements. SBTech’s direct customer contracts entitle it to earn a percentage of a customer’s monthly net gaming revenue as defined under customer contracts, generated on SBTech’s platform. In contrast, SBTech’s reseller arrangements typically provide for a base fixed fee plus a fixed monthly fee determined based on the number of operators with which the reseller contracts to access SBTech’s software.
SBTech records revenue net of value added tax and discounts. SBTech’s key revenue drivers include the number of customers that it serves, amount of revenue generated by direct customers and geographic expansion (particularly into U.S. jurisdictions). In 2019, SBTech generated approximately 46% of its revenue under contracts with direct customers. In 2019, approximately 37% and 63% of SBTech’s revenue was derived from customers in Europe and other regions (primarily Asia). In comparison, the revenue split for the respective regions was approximately 34% and 66% in fiscal year 2018 and 48% and 52% in fiscal year 2017. Following the dot.com exit decision and entry into the United States, SBTech’s management expects U.S.- and European-source revenue to continue growing relative to other regions.
Costs and Expenses
Cost of revenue.   SBTech’s cost of revenue is largely variable and consists mainly of salaries, benefits and incidental costs for personnel dedicated primarily to revenue-generating activities, licenses to non-proprietary online casino games marketed through SBTech’s platform and feed providers of live sporting and racing results, information technology infrastructure and hosting costs, amortization of capitalized software costs, depreciation of related assets and allocation of related overhead costs.
Research and Development.   Research and development expenses include mainly salaries, benefits and incidental costs for personnel dedicated primarily to research and development activities and related third-party consulting costs, depreciation of related assets and allocation of related overhead costs. Research and development costs that lead to new or substantially improved internally generated software are capitalized. The determination of whether to capitalize or expense these costs is based on analyses of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized costs are amortized through cost of revenue once the asset is determined to be marketable.
Selling and Marketing.   Selling and marketing expenses consist of costs incurred to acquire new customers, mainly salaries and benefits of sales and marketing personnel, advertising and marketing costs and promotional trade conferences and events. In order to reach a larger audience of B2B customers, SBTech typically ramps up its sales and marketing activities upon entering a new market or expansion in an existing market.
General and Administrative.   General and administrative expenses consist primarily of administrative personnel costs, including executive salaries and bonuses, professional costs related to legal, regulatory, audit and consulting services, transaction costs, allocation of overhead costs, insurance, travel and depreciation of related assets.
Income Taxes.   SBTech accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various, to date mostly non-U.S., jurisdictions. SBTech is headquartered in the Isle of Man, where it has historically reported a significant majority of its profits. SBTech’s applicable subsidiaries are subject to income tax in their respective jurisdictions. See Note 13 to SBTech’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. SBTech’s effective tax rates were approximately 6%, 3% and 2% in the years ended December 31, 2019, 2018 and 2017, respectively. The differences between periods were attributable mainly to the change in mix of taxing jurisdictions.

Results of Operations
Comparison of the Years Ended December 31, 2019, 2018 and 2017
The following table sets forth a summary of SBTech’s consolidated results of operations for the years indicated, and the changes between periods.
	Year ended December 31,			2018 – 2019 % Change	2017 – 2018 % Change
	2019	2018	2017
	(€ in thousands)
Revenue	€96,857	€94,147	€66,087	2.9%	42.5%
Cost of revenue	54,173	45,087	31,844	20.2%	41.6%
Gross profit	42,684	49,060	34,243	-13.0%	43.3%
Operating expenses:
Research and development expenses	18,103	10,115	8,693	79.0%	16.4%
Selling and marketing expenses	6,772	3,722	2,964	81.9%	25.6%
General and administrative expenses	11,772	7,636	5,892	54.2%	29.6%
Profit from operations	6,037	27,587	16,694	-78.1%	65.3%
Financial income	23	97	37	-76.3%	162.2%
Financial expense	846	340	177	148.8%	92.1%
Profit before tax	5,214	27,344	16,554	-80.9%	65.2%
Tax expenses	638	565	264	12.9%	114.0%
Net profit	€4,576	€26,779	€16,290	-82.9%	64.4%
2019 Compared to 2018
Revenue.   Revenue increased by €2.7 million, or 2.9%, to €96.9 million in the year ended December 31, 2019 from €94.1 million in the year ended December 31, 2018, driven by SBTech’s growth in Europe and Asia and entry into U.S. jurisdictions after PASPA was struck down, offset by dot.com, which contributed €24.5 million in revenue in 2018. Excluding the impact of dot.com, 2018 revenue would have been €69.6 million, implying an organic revenue growth of  €27.3 million, or 39.2%, in 2019. Organic revenue growth reflected mainly additions of new customers in Asia, as well as growth in Europe and the United States.
Cost of Revenue and Gross Profit.   Cost of revenue increased by €9.1 million, or 20.2%, to €54.2 million in the year ended December 31, 2019 from €45.1 million in the year ended December 31, 2018, reflecting the expansion in gaming activity on SBTech’s platform, requiring additional information technology infrastructure and personnel to support adequate product delivery and facilitate processing of bets. The increase also reflected an increase in depreciation and amortization costs associated with additions of internally developed software costs and recognition of right-of-use assets from the adoption of IFRS 16. dot.com, which historically generated higher margins, accounted for €3.2 million in cost of revenue (mostly fees paid to feed and third-party casino game providers) in 2018, reflecting an organic cost of revenue growth rate of 29.3% between periods.
Gross profit decreased by €6.4 million, or 13.0%, to €42.7 million in the year ended December 31, 2019 compared to €49.1 million in the year ended December 31, 2018. Gross margin (gross profit as a percentage of revenue) decreased by 8.0 percentage points to 44.1% in 2019 from 52.1% in 2018, reflecting mainly the lower margins of SBTech’s operations excluding the impact of dot.com. Excluding the impact of dot.com, gross profit in 2018 would have been €27.8 million, implying an organic gross profit growth rate of 53.6% between periods.

Research and Development.   Research and development expenses increased by €8.0 million, or 79.0%, to €18.1 million in the year ended December 31, 2019 from €10.1 million in the year ended December 31, 2018. The increase was due primarily to headcount additions, driven by platform adaptation to compliance standards and customer requirements in various jurisdictions, including the United States. Research and development expenses accounted for 18.7% of SBTech’s revenue in 2019 compared to 10.7% in 2018, an increase of 8.0 percentage points.
Selling and Marketing.   Selling and marketing expenses increased by €3.1 million, or 81.9%, to €6.8 million in the year ended December 31, 2019 from €3.7 million in the year ended December 31, 2018. The increase was driven by additional headcount related to sales and marketing and an expanding footprint at trade conferences.
General and Administrative.   General and administrative expenses increased by €4.1 million, or 54.20%, to €11.8 million in the year ended December 31, 2019 from €7.6 million in the year ended December 31, 2018. The increase was driven by transaction costs and higher third-party professional fees, related mainly to U.S. licensing and compliance, as well as additional headcount in the United States and other jurisdictions to provide management support for the platform’s growing footprint.
Net Profit.   Net profit decreased by €22.2 million, or 82.9%, to €4.6 million in the year ended December 31, 2019 from €26.8 million in the year ended December 31, 2018, due to dot.com, as well as the other reasons discussed above.
2018 Compared to 2017
Revenue.   Revenue increased by €28.0 million, or 42.5%, to €94.1 million in the year ended December 31, 2018 from €66.1 million in the year ended December 31, 2017, driven by organic customer growth in Europe as well as the addition of new customers in Asia. dot.com contributed €24.5 million in revenue in 2018 and €27.7 million in 2017.
Cost of Revenue and Gross Profit.   Cost of revenue increased by €13.2 million, or 41.6%, to €45.1 million in the year ended December 31, 2018 from €31.9 million in the year ended December 31, 2017, reflecting mainly SBTech’s growth in Europe and in Asia, as well as costs in connection with SBTech’s entry into the United States, partially offset by the impact of dot.com.
Gross profit increased by €14.8 million, or 43.3%, to €49.0 million in the year ended December 31, 2018 compared to €34.2 million in the year ended December 31, 2017. Gross margin percentage (gross profit as a percentage of revenue) increased by 0.3 percentage points to 52.1% in the year ended December 31, 2018 from 51.8% in the year ended December 31, 2017.
Research and development.   Research and development expenses increased by €1.4 million, or 16.4%, to €10.1 million in the year ended December 31, 2018 from €8.7 million in the year ended December 31, 2017. The increase was due primarily to an increase in headcount relating to our investment in platform improvements and addition of new features and modules, as well as salary increases. However, research and development expenses accounted for 10.7% of SBTech’s revenue in 2018 compared to 13.2% in 2017, a decrease of 2.5 percentage points.
Selling and Marketing.   Selling and marketing expenses increased by €0.7 million, or 25.6%, to €3.7 million in the year ended December 31, 2018 from €3.0 million in the year ended December 31, 2017. The increase was due mainly to an increase in spend on trade conference participation. Sales and marketing expenses accounted for 4.0% of SBTech’s revenue in 2018 compared to 4.5% in 2017, a decrease of 0.5 percentage points.
General and Administrative.   General and administrative expenses increased by €1.7 million, or 29.6%, to €7.6 million in the year ended December 31, 2018 from €5.9 million in the year ended December 31, 2017. The increase was due mainly to higher spend on third-party professional services, mainly related to SBTech’s entry into the United States.
Net Profit.   Net profit increased by €10.5 million, or 64.4%, to €26.8 million in the year ended December 31, 2018 compared to €16.3 million in the year ended December 31, 2017, for the reasons discussed above.

Liquidity and Capital Resources
SBTech measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. SBTech’s current liquidity needs relate mainly to working capital, platform development and market expansion of its offerings. SBTech has historically generated sufficient cash flows from operations to meet these cash requirements, including investments in platform development throughout SBTech’s current growth phase. SBTech had €8.1 million in cash and cash equivalents as of December 31, 2019, no debt for borrowed money and €26.3 million in lease liabilities. Following the Business Combination, the liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this proxy statement/prospectus entitled “Business of DraftKings and SBTech” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Cash Flows
The following table summarizes SBTech’s cash flows for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(€ in thousands)
Net cash provided by operating activities	€19,525	€30,949	€18,260
Net cash used in investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190
Effects of exchange rate changes	(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents	(12,587)	12,277	4,137
Cash, cash equivalents at beginning of period	20,731	8,454	4,317
Cash, cash equivalents at end of period	€8,144	€20,731	€8,454
Operating Activities.   Net cash provided by operating activities in 2019 decreased by €11.4 million, or 36.9%, to €19.5 million from €30.9 million in 2018, reflecting SBTech’s €21.6 million decrease in operating profit, driven primarily by the impact of dot.com and costs related to expansion, as discussed above, partially offset by higher non-cash costs, particularly depreciation and amortization as well as an increase in other accounts payable and accrued expenses.
Net cash provided by operating activities in 2018 increased by €12.6 million, or 69.4%, to €30.9 million from €18.3 million in 2017, due to SBTech’s higher operating profit, driven by organic customer growth in Europe as well as the addition of new customers in Asia, as discussed above, net of non-cash costs.
Investing Activities.   Investing activities in all periods included mainly capitalization of internally developed intangibles and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in 2019 increased by €1.0 million, or 5.7%, to €18.4 million from €17.4 million in 2018. The increase was attributable mainly to higher capitalized development costs. In addition, the repayment of a related party loan in 2018 contributed $1.2 million in cash from investing activities in 2018.
Net cash used in investing activities in 2018 increased by €3.1 million, or 21.5%, to €17.4 million from €14.3 million in 2017, primarily due to a €2.6 million increase in purchases of property and equipment, as well as a modest increase in capitalization of internally developed intangibles.
Financing Activities.   Net cash used in financing activities increased by €12.3 million in 2019, to €13.5 million, from €1.2 million in 2018. The increase in financing cash flows was due primarily to the distribution of a €10.0 million dividend to shareholders and the €3.5 million payment of the principal on lease liabilities.
Net cash used in financing activities in 2018 was €1.2 million, compared to net cash flow provided by financing activities of  €0.2 million in 2017. The change was due primarily to a €0.7 million dividend payment and €0.5 million loan repayment.

As a result of SBTech’s adoption of IFRS 16 as of January 1, 2019, payments of rent expense are reflected on SBTech’s cash flow statements in depreciation of the right-of-use assets and implied interest on lease liabilities, both within cash flows provided by operating activities, and payment of principal on lease liabilities within cash flows used in financing activities. Prior to SBTech’s adoption of IFRS 16, rent was an operating expense reflected fully within operating cash flows. As a result of SBTech’s adoption of IFRS 16, the cash flow statement captions are not comparable between periods because cash flow provided by operating activities reflects a €4.0 million positive impact, reflecting the depreciation of the right-of-use assets and implied interest on the lease liabilities, and cash flow used in financing reflects €3.5 million negative impact, reflecting the payment of principal on lease liabilities.
Contractual Obligations
The following table and the information that follows summarizes SBTech’s contractual obligations as of December 31, 2019:
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(€ in thousands)
Lease obligations(1)	€26,265	€3,516	€7,103	€5,813	€9,833

(1)
This includes the total amount of lease liabilities recorded under IFRS 16.

In connection with the anticipated Business Combination, SBTech entered into an agreement with a financial advisor to pay success fees equal to (i) $2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) $2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In the event that a sale is not consummated by SBTech and SBTech receives a termination or break-up fee, SBTech will pay the financial advisor a cash fee equal to 15% of the termination or break-up fee received by SBTech. In addition, the Group entered into an agreement with a legal advisor by which the Group agreed to pay for fees based on time involved in the engagement and internal time charges. However, to the extent that the deal is abandoned, the fees will be capped at $0.5 million (€0.4 million).
In the ordinary course of its business, SBTech enters into short-term software licenses and cloud managed services with certain vendors, which are not included in the table above. SBTech does not have any material obligations for the payment of cash under contractual arrangements other than disclosed above.
Off-Balance Sheet Commitments and Arrangements
SBTech does not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or contingent commitments of the type required to be reported under SEC rules.
Critical Accounting Policies
SBTech’s consolidated financial statements have been prepared in accordance with IFRS. Preparation of the financial statements requires SBTech’s management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. SBTech considers an accounting judgment, estimate or assumption to be critical when (l) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on SBTech’s consolidated financial statements. SBTech’s significant accounting policies are described in Note 2 to SBTech’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus. SBTech’s critical accounting policies are described below.

Capitalization and Amortization of Development Costs
Expenditures incurred for software development activities are capitalized only where the expenditures will lead to new or substantially improved products, the products are technically and commercially feasible and SBTech has sufficient resources to complete the development and reach the stage in which the product is ready for use, which requires significant management judgment. Development costs that lead to new or substantially improved internally generated intangibles are capitalized based on management’s analysis of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use. The carrying value of capitalized development costs are reviewed for impairment whenever there is an indicator that the assets may be impaired.
Useful lives are based on management’s estimates of the period during which the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts recorded on SBTech’s consolidated statement of financial position and statement of comprehensive income for a given period. In 2019, SBTech capitalized €13.0 million of development costs as intangible assets and expensed €18.1 million in research and development costs.
Quantitative and Qualitative Disclosures About Market Risk
SBTech has in the past, and New DraftKings may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SBTech’s exposure to interest rate and financial instruments risk is not material as of December 31, 2019. In addition, SBTech may also face customer collection risk in the ordinary course of business. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Foreign Currency Exchange Rate Risk
SBTech has been exposed to foreign currency exchange risk related to its transactions in currencies other than the Euro, which is SBTech’s reporting currency. SBTech does not currently hedge its foreign exchange exposure. SBTech’s foreign currency exposure is primarily with respect to the British pound (which accounted for 10.2% and 5.0% of SBTech’s revenue in 2019 and 2018, respectively) and the U.S. dollar (which accounted for 4.2% and 1.4% of SBTech’s revenue in 2019 and 2018, respectively). A 10% increase or decrease in the value of these currencies to the Euro would have caused SBTech’s reported revenue to increase or decrease by approximately €1.3 million in 2019.

INDEBTEDNESS
Credit Agreement
In October 2016, DraftKings entered into an amended and restated loan and security agreement with Pacific Western Bank, which was most recently amended in August 2019 (as amended, the “Credit Agreement”). The Credit Agreement provides a revolving line of credit of up to $50.0 million. The Credit Agreement has a maturity date of September 15, 2020. Principal amounts outstanding under the Credit Agreement totaled $6.75 million as of December 31, 2019 and $3.75 million as of December 31, 2018.
Borrowings under the Credit Agreement bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, and the Credit Agreement requires monthly, interest-only payments. In addition, DraftKings is required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. Upon the earlier of  (i) an “Acquisition,” as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in each case, DraftKings will also be required to pay a success fee to Pacific Western Bank in the amount of $600,000 or $650,000 if the outstanding principal amount exceeds $45 million at any time. Upon becoming a public company, we expect to pay Pacific Western Bank a $600,000 success fee. As of December 31, 2019, we had $6.75 million outstanding under the Credit Agreement and another $4.5 million was applied to the issuance of letters of credit in connection with our office leases. We paid down the outstanding amount under our facility in February 2020. As of the date of this proxy statement/prospectus, we had $45.5 million available for drawdown under the Credit Agreement.
Borrowings under the Credit Agreement are secured by a first lien on all issued and outstanding shares of capital stock of DraftKings’ subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged) and on all assets, including intellectual property, of DraftKings.
Pursuant to the Credit Agreement, DraftKings is required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from DraftKings’ iGaming business, with Pacific Western Bank. DraftKings is also subject to certain affirmative and negative covenants until maturity, including limitations on DraftKings’ ability to incur additional debt or make capital expenditures and to pay dividends. Obligations under the Credit Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to comply with covenants.
In connection with entering into the Credit Agreement, DraftKings issued a warrant to Pacific Western Bank to purchase 173,913 shares of its common stock at an exercise price of  $0.23 per share. The warrant remains outstanding and is exercisable at any time until it expires in October 2020.
ArrowMark Notes
On September 26, 2019, DraftKings entered into share redemption agreements with certain funds managed by ArrowMark Partners (the “ArrowMark Funds”), pursuant to which DraftKings repurchased and redeemed shares of its preferred stock and common stock held by the ArrowMark Funds (the “ArrowMark Redemption”). A portion of the consideration paid by DraftKings in connection with the ArrowMark Redemption, equaling approximately $11.0 million, was paid by the issuance of promissory notes to certain of the ArrowMark Funds (the “ArrowMark Notes”). The ArrowMark Notes have a maturity date of the earlier of September 26, 2021 and the date on which DraftKings closes an equity financing with gross proceeds to DraftKings of at least $100 million. Until December 31, 2019, unpaid interest will accrue on the ArrowMark Notes at a rate of 2.33% per annum, computed on a basis of a 365-day year and payable annually in arrears. Following December 31, 2019, unpaid interest will accrue at a rate of 7.5% per annum computed on a basis of a 365-day year and payable annually in arrears. Upon any event of default, as defined in the ArrowMark Notes, and at the option and upon the declaration of the holder thereof, the ArrowMark Notes will accelerate and all principal and unpaid accrued interest will become due and payable.
The ArrowMark Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the relevant ArrowMark funds, DraftKings and Pacific Western Bank, dated as of September 25, 2019.

Convertible Promissory Notes
On and after December 16, 2019, DraftKings issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million. Interest accrues on the outstanding amount of the Convertible Notes at a rate of 10% per annum on a capitalized, pay-in-kind (“PIK”) basis and is added to the outstanding principal amount of each Convertible Note on each anniversary of the date of its issuance or the earlier date of maturity or conversion. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount (the “Majority Holders”).
The Convertible Notes automatically convert into equity upon (i) a business combination transaction that results in common shares of DraftKings, its successor or a new parent company being listed on a national securities exchange (a “Qualified Business Combination”), (ii) the issuance of equity securities of DraftKings that results in DraftKings receiving a minimum of  $100 million in proceeds (a “Qualified Financing”) or (iii) an initial public offering of the equity securities of DraftKings pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”). In the case of a Qualified Business Combination, the outstanding principal and accrued interest (including capitalized interest) on the Convertible Notes will convert into listed common shares of DraftKings, its successor or the new parent entity, as applicable, at a price per share equal to (i) in the case of the closing of the Private Placement prior to the closing of the Qualified Business Combination, the price per share paid by the PIPE Investors in the Private Placement and (ii) in all other cases, the volume-weighted average trading price of such shares for the five consecutive trading days ending on the trading day immediately preceding the closing of the Qualified Business Combination. In the case of a Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Qualified Financing, at a price per share equal to the price paid by the cash investors in such Qualified Financing. In the case of an IPO, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold in such IPO, at a price per share equal to the initial public offering price.
At the election of the Majority Holders, the Convertible Notes are convertible into equity upon the issuance of equity securities of DraftKings that results in DraftKings receiving less than $100 million in proceeds (a “Non-Qualified Financing”). In the case of a Non-Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Non-Qualified Financing, at a price per share equal to the price paid by the cash investors in such Non-Qualified Financing.
In the event of a combination, consolidation or merger, other than a Qualified Business Combination, or a transfer of more than 50% of the voting power of DraftKings’ stock to stockholders that were not stockholders on the date of issuance of the Convertible Notes, DraftKings will be obligated to repay the Convertible Notes in an amount equal to the outstanding principal and any unpaid accrued interest (including capitalized interest), plus a prepayment premium equal to 15% of the original principal amount of the Convertible Notes.
In addition to the foregoing, in the event that the Convertible Notes remain outstanding on December 16, 2022 (the “CN Maturity Date”), the Convertible Notes will convert as of the CN Maturity Date into shares of a newly created series of DraftKings’ preferred stock having substantially the same rights, privileges and preferences as DraftKings’ existing Series F Preferred Stock at a conversion price equal to $3.312335 (as adjusted for any stock split, stock dividend, combination, recapitalization or similar transaction).
The Convertible Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the holders of the Convertible Notes, DraftKings and Pacific Western Bank.

DESCRIPTION OF NEW DRAFTKINGS SECURITIES
As a result of the Business Combination, DEAC Stockholders who receive shares of New DraftKings Class A common stock in the transactions will become New DraftKings stockholders. Your rights as New DraftKings stockholders will be governed by Nevada law and the New DraftKings’ charter and bylaws. The following description of the material terms of New DraftKings’ securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the reincorporation as part of the Business Combination, DEAC Nevada will amend and restate its articles of incorporation and bylaws. The following summary of the material terms of New DraftKings’ securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and post-Business Combination bylaws are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Nevada law, the Proposed Charter and the post-Business Combination bylaws in their entirety for a complete description of the rights and preferences of New DraftKings’ securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 2,100,000,000 shares, of which 900,000,000 shares will be shares of Class A common stock, par value $0.0001 per share, 900,000,000 shares will be shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares will be shares of preferred stock, par value $0.0001 per share.
As of  [           ], 2020, the record date, DEAC had approximately [      ] units, each consisting of one share of Class A common stock and one-third of one redeemable warrant, [      ] shares of Class A common stock, par value $0.0001 per share, and [      ] warrants, each whole warrant exercisable for one share of Class A common stock, issued and outstanding and [      ] holders of record of common stock. After giving effect to the Business Combination, New DraftKings will have approximately [      ] shares of Class A common stock outstanding (assuming no redemptions) and [      ] shares of Class B common stock outstanding.
New DraftKings Common Stock
Class A Common Stock
Voting Rights
Holders of New DraftKings Class A common stock will be entitled to cast one vote per Class A share. Generally, holders of all classes of New DraftKings common stock vote together as a single class, and an action is approved by New DraftKings stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New DraftKings Class A common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New DraftKings Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the New DraftKings board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New DraftKings Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New DraftKings, each holder of New DraftKings Class A common stock will be entitled, pro rata on a per share basis, to all assets of New DraftKings of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New DraftKings then outstanding.

Other Matters
No shares of New DraftKings Class A common stock will be subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of New DraftKings Class A common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New DraftKings Class A common stock will be validly issued, fully paid and non-assessable.
Class B Common Stock
Issuance of Class B common stock with Common Units
Shares of New DraftKings Class B common stock may be issued only to, and registered in the name of, Mr. Robins and any entities wholly owned by Mr. Robins (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).
Voting Rights
Holders of New DraftKings Class B common stock will be entitled to cast 10 votes per Class B share. Generally, holders of all classes of New DraftKings common stock vote together as a single class, and an action is approved by New DraftKings stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New DraftKings Class B common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New DraftKings Class B common stock will not participate in any dividend declared by the board of directors.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of New DraftKings, holders of New DraftKings Class B common stock will not be entitled to receive any distribution of New DraftKings assets of whatever kind available until distribution has first been made to all holders of New DraftKings Class A common stock.
Transfers
Pursuant to the Proposed Charter, holders of New DraftKings Class B common stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.
Mandatory Cancellation
Each share of New DraftKings Class B common stock will be (1) automatically canceled for no consideration in the event that shares of Class A common stock that are then held by Permitted Class B Owners (including without limitation all shares of Class A common stock that are the subject of unvested stock options or other equity awards held by Mr. Robins) represent less than 33% of Base Class A Shares (as defined in the Proposed Charter) and (2) subject to cancelation by New DraftKings (without consideration) one year after the date that both of the following conditions apply (the “Founder Termination Anniversary Date”): (a) the earliest to occur of  (i) Mr. Robins’ employment as Chief Executive Officer of New DraftKings being terminated due to termination of employment for cause or due to death or permanent disability and (ii) Mr. Robins resigns (other than for good reason) as the Chief Executive Officer of New DraftKings and (b) either (i) Mr. Robins no longer serves as a member of the board of directors of New DraftKings or (ii) Mr. Robins’ service to New DraftKings is not his primary business occupation. In the event that Mr. Robins is reinstated as the Chief Executive Officer of New DraftKings or is reelected or reappointed to serve as a member of the board of directors of New DraftKings prior to the Founder Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B common stock will not be canceled pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.
Other Matters
No shares of New DraftKings Class B common stock will be subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of New DraftKings Class B common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all outstanding shares of New DraftKings Class B common stock will be validly issued, fully paid and non-assessable.
Preferred Stock
New DraftKings’ amended and restated articles of incorporation provide that the New DraftKings board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New DraftKings’ assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.
The purpose of authorizing the New DraftKings board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New DraftKings outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New DraftKings Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New DraftKings Class A common stock.
Unvested Stock Options
As of December 31, 2019, DraftKings had unvested outstanding options to purchase 80,809,423 shares of its common stock, with a weighted average exercise price of  $1.31 per share, which, upon Closing, will convert to (i) 28,789,603 options to purchase shares of New DraftKings Class A Common Stock and (ii) the right to receive earnout shares, if any.
As of December 31, 2019, SBTech had unvested outstanding options to purchase 164 shares of its common stock, with a weighted average exercise price of  $9,586.72 per share, which, upon Closing, will convert to 166,408 options to purchase shares of New DraftKings Class A Common Stock.
Warrants
Public Stockholders’ Warrants
There are currently outstanding an aggregate of 19,666,667 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New DraftKings Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New DraftKings Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing. A holder may exercise its warrants only for a whole number of shares of New DraftKings Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of Warrants for Cash
Once the warrants become exercisable, New DraftKings may call the warrants for redemption for cash:
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in whole and not in part; at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the closing price of the New DraftKings Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New DraftKings sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New DraftKings for cash, New DraftKings may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New DraftKings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New DraftKings Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants for shares of Class A common stock
Commencing 90 days after the warrants become exercisable, New DraftKings may redeem the outstanding warrants for shares of New DraftKings Class A common stock:
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in whole and not in part (including both public warrants and private placement warrants);

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at a price equal to a number of shares of New DraftKings Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of New DraftKings Class A common stock, except as otherwise described below;

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upon a minimum of 30 days’ prior written notice of redemption;

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if, and only if, the last reported sale price of New DraftKings Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which New DraftKings sends the notice of redemption to the warrant holders;

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if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of New DraftKings Class A common stock) as the outstanding public warrants, as described above; and

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if, and only if, there is an effective registration statement covering the shares of New DraftKings Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of New DraftKings Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of New DraftKings Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
	Fair Market Value of New DraftKings Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of New DraftKings Class A common stock means the average last reported sale price of New DraftKings Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New DraftKings Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of New DraftKings Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at that time there are 57 months until the expiration of the warrants, New DraftKings may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of New DraftKings Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, New DraftKings may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of New DraftKings Class A common stock for each whole warrant. Finally, as reflected in the table above, New DraftKings can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of New DraftKings Class A common stock is below the exercise price of the warrants) and about to expire.
Any public warrants held by New DraftKings officers or directors will be subject to this redemption feature, except that such officers and directors will only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by New DraftKings officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
New DraftKings can redeem the warrants when the shares of New DraftKings Class A common stock are trading at a price starting at $10.00, which is below the exercise price of   $11.50. As a result, if New DraftKings chooses to redeem the warrants when the shares of New DraftKings Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New DraftKings Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of New DraftKings Class A common stock if and when such shares of New DraftKings Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of New DraftKings Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, New DraftKings will round down to the nearest whole number of the number of shares of New DraftKings Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If New DraftKings calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” To exercise warrants on a cashless basis, the holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of New DraftKings Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DraftKings Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of New DraftKings Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the New DraftKings Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of New DraftKings Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New DraftKings management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and their permitted transferees would be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New DraftKings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New DraftKings Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New DraftKings Class A common stock is increased by a share capitalization payable in shares of New DraftKings Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New DraftKings Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase New DraftKings Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of  (i) the number of shares of New DraftKings Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New DraftKings Class A common stock) and (ii) the quotient of  (x) the price per share of New DraftKings Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New DraftKings Class A common stock, in determining the price payable for New DraftKings Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New DraftKings Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New DraftKings Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New DraftKings, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of New DraftKings Class A common stock on account of such New DraftKings Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of New DraftKings Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New DraftKings Class A common stock in respect of such event.
If the number of outstanding shares of New DraftKings Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of New DraftKings Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New DraftKings Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New DraftKings Class A common stock.
Whenever the number of shares of New DraftKings Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New DraftKings Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New DraftKings Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding New DraftKings Class A common stock (other than those described above or that solely affects the par value of such New DraftKings Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which New DraftKings is the continuing corporation and that does not result in any reclassification or reorganization of outstanding New DraftKings Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New DraftKings is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New DraftKings Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New DraftKings Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New DraftKings Class A common stock in such a transaction is payable in the form of New DraftKings Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and DEAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to this proxy solicitation/prospectus, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New DraftKings Class A common stock. After the issuance of New DraftKings Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of New DraftKings Class A common stock.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New DraftKings will, upon exercise, round down to the nearest whole number the number of shares of New DraftKings Class A common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the New DraftKings Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by New DraftKings for cash so long as they are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in our initial public offering, including that they may be redeemed for shares of New DraftKings Class A common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by New DraftKings and exercisable by the holders on the same basis as the warrants included in the units being sold in our initial public offering.
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless New DraftKings otherwise consents in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada) will be the exclusive forum for any action or proceeding brought in the name or right of New DraftKings or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of New DraftKings to New DraftKings or its stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, New DraftKings’ amended and restated articles of incorporation or the New DraftKings bylaws, any action to interpret, apply, enforce or determine the validity of the New DraftKings Articles of Incorporation or the New DraftKings bylaws or any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision will provide federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts or any other claim for which the federal courts have exclusive jurisdiction.
Anti-Takeover Effects of Provisions of the New DraftKings Amended and Restated Articles of Incorporation, the New DraftKings Amended and Restated Bylaws and Applicable Law
Certain provisions of New DraftKings’ amended and restated articles of incorporation, amended and restated bylaws and laws of the State of Nevada, where New DraftKings is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for New DraftKings common stock. We believe that the benefits of increased protection give New DraftKings the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New DraftKings and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
The authorized but unissued shares of Class A and B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New DraftKings by means of a proxy contest, tender offer, merger or otherwise.
Dual Class Stock
As described above in “— New DraftKings Common Stock — Class A Common Stock — Voting Rights” and “— New DraftKings Common Stock — Class B Common Stock — Voting Rights,” the New DraftKings amended and restated articles of incorporation will provide for a dual class common stock structure, which will provide Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding New DraftKings Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New DraftKings or its assets.
Number of Directors
The New DraftKings amended and restated articles of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the New DraftKings board of directors or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of the outstanding capital stock of New DraftKings, may be modified by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings. The initial number of directors will be fixed at 11.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The New DraftKings Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New DraftKings with certain information. Generally, to be timely, a stockholder’s notice must be received at New DraftKings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The New DraftKings Bylaws will also specify requirements as to the form and content of a stockholder’s notice. The New DraftKings Bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.
Limitations on Stockholder Action by Written Consent
Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. New DraftKings’ amended and restated articles of incorporation provides that stockholder action by written consent will be permitted so long as Mr. Robins beneficially owns a majority of the voting power of the then-outstanding shares of capital stock of New DraftKings. Once Mr. Robins no longer beneficially owns a majority of the voting power of the then-outstanding shares of capital stock of New DraftKings, all stockholder actions must be taken at a meeting of New DraftKings stockholders.
Amendment of Amended and Restated Articles of Incorporation or Bylaws
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. New DraftKings’ amended and restated articles of incorporation provide that, except as otherwise provided by applicable law, amendments to the Proposed Charter must be approved by (1) a majority of the combined voting power of all shares of New DraftKings capital stock entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote is beneficially owned by Mr. Robins or (2) two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class, thereafter. The New DraftKings amended and restated articles of incorporation and bylaws provide that the New DraftKings amended and restated bylaws may be amended or repealed by either the affirmative vote of a majority of the New DraftKings board of directors or by the affirmative vote of stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote, while Mr. Robins beneficially owns shares representing at least a majority of the voting power of the capital stock of New DraftKings, or, thereafter, by the affirmative vote of stockholders representing at least two-thirds or more of the voting power of New DraftKings capital stock.
Business Combinations
The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

•
the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•
the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.
In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.
New DraftKings has opted out of these provisions in its amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of common stock of New DraftKings representing at least 15% of the outstanding voting stock of New DraftKings.
Control Share Acquisitions
The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.
New DraftKings has opted out of these provisions in its amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of common stock of New DraftKings representing at least 15% of the outstanding voting stock of New DraftKings. After such time, New DraftKings may opt out of the “control share” statute by amending its articles of incorporation or bylaws within 10 days of the acquisition as provided by Nevada law.
Limitations on Liability and Indemnification of Officers and Directors
New DraftKings’ amended and restated articles of incorporation eliminate the liability of New DraftKings officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that New DraftKings directors and officers will not be individually liable to us, New DraftKings stockholders or New DraftKings creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
New DraftKings’ amended and restated articles of incorporation and bylaws also provide for indemnification for New DraftKings’ directors and officers to the fullest extent permitted by Nevada law. New DraftKings intends to enter into indemnification agreements with each of its directors that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict New DraftKings rights and the rights of New DraftKings stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
New DraftKings is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.
The limitation of liability and indemnification provisions under Nevada law and in New DraftKings’ amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New DraftKings and New DraftKings stockholders. However, these provisions do not limit or eliminate New DraftKings rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, New DraftKings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
The foregoing provisions of New DraftKings’ amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of New DraftKings’ board of directors and in the policies formulated by New DraftKings’ board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce New DraftKings’ vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New DraftKings shares and, as a consequence, they also may inhibit fluctuations in the market price of New DraftKings shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in New DraftKings management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Corporate Opportunities
In anticipation that Mr. Robins may engage in activities or lines of business similar to those in which New DraftKings engages, New DraftKings’ amended and restated articles of incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by New DraftKings of all interest and expectancy that New DraftKings otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director, stockholder, officer or agent of New DraftKings (or any affiliate thereof), other than an employee of New DraftKings or any of its subsidiaries. Specifically, no holder of shares of common stock, nor any non-employee director, of New DraftKings has any duty to refrain from engaging in the same or similar business activities or lines of business that New DraftKings does or otherwise competing with New DraftKings. In the event that any holder of shares of common stock of New DraftKings or any director that is not an employee of New DraftKings or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and New DraftKings, that person will not have any duty to communicate or offer such corporate opportunity to New DraftKings and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.
To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of New DraftKings or its subsidiaries unless (a) New DraftKings and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the New DraftKings amended and restated articles of incorporation, (b) New DraftKings and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which New DraftKings and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates
The Proposed Charter provides that any common stock or any other equity securities of New DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of New DraftKings owned or controlled by a person whom the board determines in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors (i) fails or refuses to file an application within 30 days (or such shorter period imposed by any gaming authority) after having been requested in writing and in good faith to do the same by New DraftKings (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by New DraftKings “or any affiliated company”, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority, (iii) is determined by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined by a gaming authority to have caused, in whole or in part, any material gaming license of New DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have cause, in whole or in part, New DraftKings or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material gaming license (in each of  (ii) through (iv) above, only if such denial, disqualification or determination by a gaming authority is final and non-appealable), or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company or New DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by New DraftKings or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates will be subject to mandatory sale and transfer on the terms and conditions set forth in the Proposed Charter to either New DraftKings or one or more third-party transferees (as described in the Proposed Charter) and in such number and class(es)/series as determined by the New DraftKings board of directors.
Any such sale or transfer will not occur until the later to occur of: (i) delivery to the Unsuitable Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the New DraftKings board of directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such person and a reasonable opportunity for such person, together with their counsel, to be heard and to provide documents and written arguments), finding that the New DraftKings board of directors has determined in good faith (following consultation with independent gaming regulatory counsel) that (A) such person is an Unsuitable Person and (B) it is necessary for such person to sell and transfer such number and class(es)/series of equity interests in order for New DraftKings or an affiliated company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material gaming license; (2) comply in any material respect with a material gaming law; (3) ensure that any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, or New DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material gaming license held or desired in good faith to be held by New DraftKings or any affiliated company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of any arbitration process brought in accordance with the provisions of the Proposed Charter.
Following (x) the determination of unsuitability by the New DraftKings board of directors and (y) if applicable, an arbitrator determining that such determinations were made in good faith by the New DraftKings board of directors, New DraftKings will deliver a transfer notice to the Unsuitable Person or its affiliate(s) and will purchase and/or cause one or more third-party transferees to purchase such number and class(es)/series of equity interests determined in good faith by the New DraftKings board of directors for the purchase price set forth in the transfer notice, which will be determined in accordance with the Proposed Charter; provided that an Unsuitable Person or its affiliate(s) will be permitted, during the 45-day period commencing on the date of the transfer notice (or before a transfer notice is formally delivered), to effect and close a disposition of the number and class(es)/series of equity interests specified in the transfer notice (or a portion of them) to a person that the New DraftKings board of directors determines in good faith (following consultation with independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such person (an “Alternate Private Transaction”).
At the closing of a sale and transfer other than an Alternate Private Transaction, (i) New DraftKings or the third-party transferee(s) (as applicable), will deliver the aggregate applicable purchase price for the equity interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person in the case of third-party transferees, by unsecured promissory note in the case of New DraftKings, or a combination of both in the case of New DraftKings in such proportion as it may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate thereof will deliver to New DraftKings or each such third-party transferee, such stock powers, assignment instruments and other agreements as are necessary or appropriate to fully convey all right, title and interest in and to the equity interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of New DraftKings (and to the minimum extent required pursuant to such subordination arrangement).

The Proposed Charter provides that, in the case of a sale and transfer to New DraftKings, from and after the transfer date and subject only to the right to receive the purchase price for such equity interests, the equity interests will be deemed no longer outstanding and the Unsuitable Person or any affiliate thereof will cease to be a stockholder, and all rights of such Unsuitable Person or any affiliate thereof, other than the right to receive the purchase price, will cease. In the case of an Alternate Private Transaction or a transfer to one or more third-party transferees, from and after the earlier to occur of: (i) the transfer date, in the case of a transfer to one or more such third-party transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the purchase price for such Unsuitable Person’s equity securities, all rights and entitlements of the Unsuitable Person or any affiliates thereof will be terminated, including, without limitation, any such person will from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable equity interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the purchase price or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying equity interests.
Further, to the extent that a sale and transfer to one or more third-party transferees is determined to be invalid or unenforceable for any reason, New DraftKings will be permitted to redeem or repurchase the equity interests owned or controlled by an Unsuitable Person or an affiliate thereof for the price and under the terms contemplated by the Proposed Charter promptly following any such determination.
Dissenters’ Rights of Appraisal and Payment
Under Nevada law, subject to certain exceptions and conditions, as long as shares of Class A common stock are traded on Nasdaq, holders of shares of New DraftKings Class A common stock will not have dissenters’ rights to payment of an appraised fair value for such shares in connection with a plan of merger, conversion or exchange, unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Nevada court.
Stockholders’ Derivative Actions
Under Nevada law, any of New DraftKings’ stockholders may bring an action in New DraftKings’ name to procure a judgment in New DraftKings’ favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of New DraftKings shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada court. See “Exclusive Forum” above.
Registration Rights
Certain New DraftKings stockholders will have registration rights with respect to their shares of New DraftKings Class A common stock following the consummation of the Business Combination. See “Ancillary Agreements related to the Business Combination — Stockholders Agreement — Registration Rights” for further information.
Transfer Agent and Registrar
The transfer agent for New DraftKings common stock will be Computershare Trust Company, N.A.
Listing of Common Stock
Application will be made for the shares of New DraftKings Class A common stock to be approved for listing on Nasdaq under the symbol “DKNG.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New DraftKings for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of New DraftKings for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of New DraftKings common stock then outstanding (as of the date of this proxy statement/prospectus, DEAC has 50,000,000 shares outstanding); or

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the average weekly reported trading volume of New DraftKings common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.
Following the Closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
DEAC is a corporation incorporated under the laws of the State of Delaware. The laws of the State of Delaware, including the DGCL, and DEAC’s certificate of incorporation and bylaws govern the rights of DEAC Stockholders. As a result of the reincorporation and Business Combination, DEAC Stockholders will become New DraftKings stockholders. New DraftKings will be incorporated under the laws of the State of Nevada and the rights of New DraftKings stockholders will be governed by the laws of the State of Nevada, including chapters 78 and 92A of the NRS, New DraftKings’ amended and restated articles of incorporation and New DraftKings’ amended and restated bylaws. Thus, following the consummation of the Business Combination, the rights of DEAC Stockholders who become New DraftKings stockholders will no longer be governed by Delaware law and DEAC’s certificate of incorporation and bylaws, but will instead be governed by Nevada law and New DraftKings’ amended and restated articles of incorporation and New DraftKings’ amended and restated bylaws. The Current Charter will differ in certain material respects from the Proposed Charter. As a result, when you become a stockholder of New DraftKings, your rights will differ in some regards as compared to when you were a DEAC Stockholder.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of DEAC Stockholders under DEAC’s certificate of incorporation and bylaws (left column) and the rights of New DraftKings stockholders under forms of New DraftKings’ amended and restated articles of incorporation and New DraftKings’ amended and restated bylaws (right column), which are attached to this proxy statement/prospectus as Annex D and Annex E, respectively. This summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL and NRS.
	DEAC Stockholder Rights	New DraftKings Stockholder Rights
Authorized Capital Stock	The Current Charter authorizes 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.
New DraftKings will be authorized to issue 2,100,000,000 shares of capital stock, consisting of  (i) 900,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 900,000,000 shares of Class B common stock, par value $0.0001 per share, and (iii) 300,000,000 shares of preferred stock, par value $0.0001 per share.
As of  [           ], 2020, upon consummation of the Business Combination, we expect there will be [    ] million shares of New DraftKings Class A common stock and [     ] million shares of New DraftKings Class B common stock (in each case, assuming no redemptions) outstanding. Following consummation of the Business Combination, New DraftKings is not expected to have any preferred stock outstanding.

Rights of Preferred Stock	The Current Charter permits DEAC’s board of directors to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series	The Proposed Charter permits New DraftKings’ board of directors to fix for any class or series of preferred stock the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock,

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
	and to fix the voting rights, if any, designations, powers, preference and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.	including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New DraftKings’ assets, which rights may be greater than the rights of the holders of the common stock.
Number and Qualification of Directors	The Current Charter provides that the number of directors of DEAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by DEAC’s board of directors pursuant to a resolution adopted by a majority of DEAC’s board of directors.	Subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time pursuant to a resolution adopted by the New DraftKings board of directors, or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of the outstanding capital stock of New DraftKings, by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings. Directors need not be stockholders of New DraftKings.
Classification of the Board of Directors	Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the DEAC Board is classified into three classes of directors with staggered terms of office.	The NRS permits a corporation to classify its board of directors into as many as four classes with staggered terms of office, where at least one-fourth of the directors must be elected annually. However, the New DraftKings amended and restated articles of incorporation does not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.
Removal of Directors	Under the DGCL, holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director. Thus, under the DGCL, a director of a corporation that does not have a classified board or permit cumulative voting may be removed, without cause, by the affirmative vote of a majority of the outstanding
The NRS requires the vote of the holders of at least two-thirds of voting power of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. Furthermore, the NRS does not make a distinction between removals for cause and removals without cause.
The New DraftKings amended and restated articles of incorporation provides that any or all of the directors may be removed from office at any time with or without cause by the affirmative vote of the holders representing not less than two-thirds of the voting power of the then-outstanding shares of capital stock of New DraftKings entitled to vote at an annual or special meeting duly noticed and called.

	DEAC Stockholder Rights	New DraftKings Stockholder Rights

shares entitled to vote at an election of directors.
The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of DEAC entitled to vote generally in the election of directors, voting together as a single class.

Voting	The Current Charter provides that the holders of the Class A common stock and the Class B common stock exclusively possess all voting power with respect to DEAC. The holders of shares of DEAC common stock shall be entitled to one vote for each such share on each matter properly submitted to DEAC’s stockholders on which the holders of DEAC’s common stock are entitled to vote.	Holders of New DraftKings Class A common stock will be entitled to cast one vote per Class A share, while holders of New DraftKings Class B common stock will be entitled to cast 10 votes per Class B share. Generally, holders of all classes of New DraftKings common stock vote together as a single class, and an action is approved by New DraftKings stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast.
Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter does not authorize cumulative voting.	Nevada law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its articles of incorporation as long as certain procedures are followed; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors	The Current Charter provides that vacancies in DEAC’s board of directors and newly created directorships resulting from any increase in the authorized number of directors or resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders).	Subject to the rights of holders of any series of preferred stock and the terms and conditions of the Stockholders Agreement, vacancies in the New DraftKings’ board of directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause will be filled by, and only by, a majority of the directors then in office, even though less than a quorum.
Special Meeting of the Board of Directors	There is no such provision in the Current Charter.	Special meetings of the New DraftKings’ board of directors may be called by the Chairperson, the Chief Executive Officer, the President, or two or more Directors (or the sole Director, if applicable) of New DraftKings.

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
Stockholder Action by Written Consent
The DGCL provides that, unless the articles or certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders consent to the action in writing. In addition, the DGCL requires a corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.
Under the Current Charter, any action required or permitted to be taken by the stockholders of DEAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the Class B common stock with respect to which action may be taken by written consent.

The NRS provides that, unless the articles of incorporation or bylaws provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the meeting, the holders of outstanding stock having at least a majority of the voting power of the capital stock of New DraftKings, or a different proportion of voting power if required for such action at the meeting, consent to the action in writing.
The New DraftKings amended and restated articles of incorporation provide that any action required or permitted to be taken by the stockholders of New DraftKings may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; however, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of the capital stock of New DraftKings, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of New DraftKings may be taken by written consent without a meeting.

Amendment of the Charter	Under Delaware law, an amendment to a charter generally requires the approval of DEAC’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes of New DraftKings capital stock entitled to vote, as well as a majority of any class adversely affected.
Amendments to the Proposed Charter must be approved by (1) a majority of the combined voting power of all shares entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote are beneficially owned by Mr. Robins or (2) two-thirds of the combined voting

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
power of all shares entitled to vote, voting together as a single class, thereafter.
Amendment of the Bylaws	DEAC’s board of directors is expressly authorized to make, alter, amend or repeal the amended and restated bylaws. The bylaws may also be adopted, amended, altered or repealed by the DEAC stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of DEAC entitled to vote generally in the election of directors.	The New DraftKings amended and restated bylaws may be amended or repealed by the affirmative vote of a majority of the New DraftKings board of directors or by stockholders representing either a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote, so long as shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote are beneficially owned by Mr. Robins, or thereafter, by at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote.
Quorum
Board of Directors.   A majority of DEAC’s board of directors constitutes a quorum at any meeting of DEAC’s board of directors.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum.

Board of Directors.   At all meetings of the New DraftKings board of directors, a majority of the directors will constitute a quorum for the transaction of business.
Stockholders.   The holders of a majority of the voting power of all shares of New DraftKings capital stock issued and outstanding and entitled to vote constitute a quorum at all meetings of New DraftKings stockholders for the transaction of business.

Special Meetings of Stockholders
Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.
The DEAC bylaws provide that a special meeting of stockholders may be called by the Secretary of DEAC at the written request of the majority of the board of directors of DEAC, by the Chairman of the board, by the President of DEAC or by the stockholders owning a majority of the shares outstanding and entitled to vote.

The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.
Subject to the rights, if any, of the holders of any class or series of preferred stock then outstanding of New DraftKings, special meetings of stockholders may be called at any time (a) by the Chairman of the New DraftKings board of directors or by the Chief Executive Officer upon direction of the Board pursuant to a resolution adopted by a majority of the entire New DraftKings board of directors or by the holders of a majority of the voting power of the capital stock of New DraftKings, so long as shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of New DraftKings entitled to vote are

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
beneficially owned by Mr. Robins, and (b) thereafter, only by the Chairman of the Board of Directors or by the Chief Executive Officer of New DraftKings upon the direction of the New DraftKings board of directors pursuant to a resolution adopted by a majority of the entire Board, and may not be called by any other person or persons.
Notice of Stockholder Meetings	Whenever notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.	Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner consistent with the NRS, of the meeting, which will state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called, will be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice will be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Stockholder Proposals (Other than Nominations of Persons for Election as Directors)	No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in DEAC’s notice of meeting (or any supplement thereto) given by or at the direction of DEAC’s board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of DEAC’s board of directors or (iii) otherwise properly brought before the annual meeting by any DEAC stockholder (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with applicable notice procedures.
No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in New DraftKings’ notice of meeting delivered pursuant to the bylaws, (ii) properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of New DraftKings who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New DraftKings.
The stockholder must (i) give timely notice thereof in proper written form to the

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
Secretary of New DraftKings and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New DraftKings not less than 90 or more than 120 days before the meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the New DraftKings bylaws.
Stockholder Nominations of Persons for Election as Directors	Nominations of persons for election to DEAC’s board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to DEAC’s notice of meeting only by giving notice to the secretary must be received by the secretary at the principal executive offices of DEAC (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by DEAC; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by DEAC.
Nominations of persons for election to the New DraftKings board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in New DraftKings’ notice of such special meeting, may be made (i) by or at the direction of the board of directors or (ii) by any stockholder of New DraftKings (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the New DraftKings Bylaws.
For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of New DraftKings (i) in the case of an annual meeting, not later than the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or, if the number of directors to be elected to the board of directors is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased board of directors is less than 100 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
of such meeting is first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by New DraftKings. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the New DraftKings bylaws.
Limitation of Liability of Directors and Officers
The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Current Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the DEAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The NRS has a similar, but somewhat broader provision limiting or eliminating the individual liability of both directors and officers unless the articles of incorporation provide for greater liability. Under the NRS, a director or officer is not liable unless the presumption that such person acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. In addition, there must be proof both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law, a more stringent burden than a breach of the duty of loyalty or deriving an improper personal benefit under the DGCL. In addition, the NRS provision permitting limitation of liability applies to both directors and officers and expressly applies to liabilities owed to creditors of the corporation. Furthermore, under the NRS, it is not necessary to adopt provisions in the articles of incorporation limiting personal liability of directors as this limitation is provided by statute. Thus, the NRS provides broader protection from personal liability for directors and officers than the DGCL.
Under the New DraftKings amended and restated articles of incorporation and bylaws, no director or officer will be personally liable to New DraftKings, or its stockholders or its creditors for any damages as a result of any act or failure to

	DEAC Stockholder Rights	New DraftKings Stockholder Rights

act in his or her capacity as a director or officer to the fullest extent permitted by Nevada law.
In addition, New DraftKings renounces in its amended and restated articles of incorporation, any interest or expectancy to participate in specific or specified classes or categories of business opportunities, limiting certain types of claims against directors or officers for certain possible breaches of the duty of loyalty.

Indemnification of Directors, Officers
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Current Charter provides that DEAC will indemnify each director and officer to the fullest extent permitted by applicable law.

The NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a non-derivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law as described under “— Limitation of Liability of Directors and Officers” above.
The New DraftKings amended and restated articles of incorporation and bylaws provide that New DraftKings will indemnify each current, former or prospective director, officer, employee or agent to the fullest extent permitted by Nevada law.

Dividends	Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its	The NRS provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. In making those determinations, the board of directors may consider financial statements prepared on the basis of accounting practices that are reasonable in the

	DEAC Stockholder Rights	New DraftKings Stockholder Rights

shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the charter requirements relating to business combinations, holders of shares of common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of DEAC) when, as and if declared thereon by DEAC’s board of directors from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, or any other method that is reasonable in the circumstances.
The Proposed Charter provides that holders of Class A common stock are entitled, on a per share basis, to such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of New DraftKings as may be declared by the Board from time to time with respect to common stock out of assets or funds legally available therefor. Dividends will not be declared or paid on the Class B common stock and holders of Class B common stock will have no entitlement in respect of dividends thereon.

Liquidation	In the event of any voluntary or involuntary liquidation, dissolution or winding up of DEAC, after payment or provision for payment of the debts and other liabilities of DEAC, the holders of shares of common stock shall be entitled to receive all the remaining assets of DEAC available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.	On the liquidation, dissolution, distribution of assets or winding up of New DraftKings, each holder of New DraftKings Class A common stock will be entitled to a pro rata distribution of the net assets, if any, available for distribution to common stockholders. Holders of New DraftKings Class B common stock will not be entitled to receive any distribution of New DraftKings’ assets of whatever kind available until distribution has first been made to all holders of New DraftKings Class A common stock.
Supermajority Voting Provisions	Amendments to Article VIII (Indemnification) of the Current Charter require the affirmative vote of DEAC’s stockholders holding at least two-thirds of the voting power of all outstanding shares of capital stock of DEAC.	Amendments to certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings once Mr. Robins beneficially owns shares of New DraftKings capital stock representing less than a majority of the voting power of New DraftKings capital stock. Prior to that time, amendments to those provisions will require the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock of New DraftKings. See “Description of New DraftKings Securities — Anti-Takeover Effects of Provisions of the New DraftKings Amended and Restated Articles of

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
Incorporation, the New DraftKings Amended and Restated Bylaws and Applicable Law”. In addition, removal of directors and changes to the number of directors requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of New DraftKings in certain circumstances.
Anti-Takeover Provisions and Other Stockholder Protections	The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, blank check preferred stock, and an election to be subject to Section 203 of the DGCL, which regulates corporate takeovers, among others.
See “Description of New DraftKings Securities — Anti-Takeover Effects of Provisions of the New DraftKings Amended and Restated Articles of Incorporation, the New DraftKings Amended and Restated Bylaws and Applicable Law” for further information regarding the anti-takeover provisions related thereto.

Preemptive Rights	There are no preemptive rights provisions in the Current Charter.	There are no preemptive rights relating to shares of New DraftKings Class A common stock.
Fiduciary Duties of Directors	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.	Nevada requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation. As a matter of law, under the NRS, directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Professional reliance may also be extended to legal counsel, public accountants, advisers, bankers or other persons as to matters reasonably believed to be within their professional competence, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports,

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
Inspection of Books and Records	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.
Inspection rights under Nevada law are more limited. The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand, the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation and all amendments thereto, (ii) the bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation.
In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a corporation for any proper purpose. The right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.

	DEAC Stockholder Rights	New DraftKings Stockholder Rights
Choice of Forum	The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of DEAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of DEAC to DEAC or DEAC’s stockholders, (iii) any action asserting a claim against DEAC, its directors, officers or employees arising pursuant to any provision of the DGCL or its charter or bylaws, or (iv) any action asserting a claim against DEAC, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.	The Proposed Charter generally designates the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (a) brought in the name or right of New DraftKings or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of New DraftKings to New DraftKings or New DraftKings’ stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the charter or bylaws; (d) to interpret, apply, enforce or determine the validity of the Proposed Charter or bylaws; or (e) asserting a claim governed by the internal affairs doctrine, subject to certain exceptions, to the fullest extent permitted by law.

BENEFICIAL OWNERSHIP
The following table sets forth information regarding (i) the actual beneficial ownership of DEAC Shares as of December 31, 2019 and (ii) expected beneficial ownership of New DraftKings common stock immediately following the Closing (assumed as April 2020), assuming that no public shares are redeemed, and alternatively that 30,564,789 public shares are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of New DraftKings Class A common stock or New DraftKings Class B common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of New DraftKings post-Business Combination; and

•
all executive officers and directors of DEAC as a group pre-Business Combination and all executive officers and directors of New DraftKings post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of DEAC Shares pre-Business Combination is based on 50,000,000 shares (including 40,000,000 public shares and 10,000,000 founder shares) issued and outstanding as of December 31, 2019.
The expected beneficial ownership of shares of New DraftKings common stock post-Business Combination assuming none of the public shares are redeemed has been determined based upon the following: (i) that no public stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of DEAC common stock (pre-Business Combination) or New DraftKings common stock (post-Business Combination), (iii) that 41,746,709 shares of DEAC Class A common stock (which will be exchanged for shares of New DraftKings Class A common stock in the reincorporation) are issued to the PIPE Investors, including to holders of Convertible Notes, (iv) that 185,585,454 shares of New DraftKings Class A common stock are issued to the DK Equityholders (which includes shares held by non-accredited investors that will be cashed out at Closing), applying a 0.3545 exchange ratio, and [     ] shares of New DraftKings Class B common stock are issued to Jason Robins, (v) that 41,500,822 shares of New DraftKings Class A common stock are issued to the SBT Sellers, applying a 1,017.2 exchange ratio (and a $1.116 to €1.00 exchange rate), (vi) the DEAC Founders forfeit an aggregate of 270,000 founder shares in connection with the Closing and (vii) there will be an aggregate of 312,492,048 shares of New DraftKings Class A common stock and [    ] shares of New DraftKings Class B common stock issued and outstanding at Closing (excluding 6,000,000 Earnout Shares held in escrow, which may be released to the DEAC Founders, the DK Equityholders and the SBT Sellers subject to the achievement of certain stock price targets).
The expected beneficial ownership of shares of New DraftKings common stock post-Business Combination assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of 30,564,789 public shares exercise their redemption rights (based on $403,961,209 held in trust as of December 31, 2019 and a redemption price of  $10.10 per share) (maximum redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of DEAC common stock (pre-Business Combination) or New DraftKings common stock (post-Business Combination), (iii) that 41,746,709 shares of DEAC Class A common stock (which will be exchanged for shares of New DraftKings Class A common stock in the reincorporation) are issued to the PIPE Investors, including to holders of Convertible Notes, (iv) that 185,585,454 shares of New DraftKings Class A common stock are issued to the DK Equityholders (which includes shares held by non-accredited investors that will be cashed out at Closing), applying a 0.3545 exchange ratio, and [    ] shares of New DraftKings Class B common stock are issued to Jason Robins, (v) that 41,500,822 shares of New DraftKings Class A common stock are issued to the SBT Sellers, applying a 1,017.2 exchange ratio (and a $1.116 to €1.00 exchange rate), (vi) the DEAC Founders forfeit an aggregate of 270,000 founder shares in connection with the Closing and (vii) there will be an aggregate of 281,927,259 shares of New DraftKings Class A common stock and [    ] shares of New DraftKings Class B common stock issued and outstanding at Closing (excluding 6,000,000 Earnout Shares held in escrow, which may be released to the DEAC Founders, the DK Equityholders and the SBT Sellers subject to the achievement of certain stock price targets).
	Before the Business Combination			After the Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of DEAC common stock	%	% of Total Voting Power**	Number of shares of New DraftKings Class A Common Stock	%	Number of shares of New DraftKings Class B Common Stock	%	% of Total Voting Power**	Number of shares of New DraftKings Class A Common Stock	%	Number of shares of New DraftKings Class B Common Stock	%	% of Total Voting Power**
Eagle Equity Partners, LLC(1)(2)	5,020,000	10.0	10.0	2,718,529	*	—	—	*	2,718,529	1.0%	—	—	*
Jeff Sagansky(1)(2)	5,020,000	10.0	10.0	2,718,529	*	—	—	*	2,718,529	1.0%	—	—	*
Eli Baker(1)(2)	5,020,000	10.0	10.0	2,718,529	*	—	—	*	2,718,529	1.0%	—	—	*
Harry E. Sloan(1)(3)	4,900,000	9.8	9.8	2,718,528	*	—	—	*	2,718,528	1.0%	—	—	*
Fredric Rosen(1)(4)	20,000	*	*	153,333	*	—	—	*	153,333	*	—	—	*
Joshua Kazam(1)(5)	20,000	*	*	153,333	*	—	—	*	153,333	*	—	—	*
Scott Ross(1)	20,000	*	*	20,000	*	—	—	*	20,000	*	—	—	*
Scott Delman(1)(6)	20,000	*	*	86,666	*	—	—	*	86,666	*	—	—	*
All Directors and Executive Officers of DEAC as a Group (Seven Individuals)	10,000,000	20.0%	20.0%	5,850,389	1.9%	—	—	*	5,850,389	2.1%	—	—	*
Directors and Executive Officers of New DraftKings After Consummation of the Business Combination
Jason Robins(7)(8)(9)	—	—	—	8,474,212	2.7%	[ ]	100%	[ ]	8,474,212	2.9%	[ ]	100%	[ ]
Matthew Kalish(7)(9)(10)	—	—	—	4,027,722	1.3%	—	—	*	4,027,722	1.4%	—	—	*
Paul Liberman(7)(9)(11)	—	—	—	4,673,543	1.5%	—	—	*	4,673,543	1.6%	—	—	*
M. Gavin Isaacs(12)(13)	—	—	—	488,245	*	—	—	*	488,245	*	—	—	*
Woodrow Levin(7)(9)(14)	—	—	—	413,309	*	—	—	*	413,309	*	—	—	*
Shalom Meckenzie(12)(15)	—	—	—	35,275,699	11.3%	—	—	[ ]	35,275,699	12.5%	—	—	[ ]
Ryan R. Moore(7)(9)(16)	—	—	—	10,442,507	3.3%	—	—	[ ]	10,442,507	3.7%	—	—	[ ]
Steven J. Murray(7)(9)(17)	—	—	—	7,787,328	2.5%	—	—	[ ]	7,787,328	2.8%	—	—	[ ]
Hany M. Nada(7)(9)(18)	—	—	—	7,229,339	2.3%	—	—	[ ]	7,229,339	2.6%	—	—	[ ]
Richard Rosenblatt(7)(19)	—	—	—	224,993	*	—	—	*	224,993	*	—	—	*
John S. Salter(7)(9)(20)	—	—	—	22,817,900	7.3%	—	—	[ ]	22,817,900	8.1%	—	—	[ ]
Harry E. Sloan(1)(3)	—	—	—	2,718,528	*	—	—	*	2,718,528	1.0%	—	—	*
Marni M. Walden(7)(21)	—	—	—	94,555	*	—	—	*	94,555	*	—	—	*
R. Stanton Dodge(7)(9)(22)	—	—	—	1,738,601	*	—	—	*	1,738,601	*	—	—	*
Jason Park(7)(9)(23)	—	—	—	253,791	*	—	—	*	253,791	*	—	—	*
All Directors and Executive Officers of New DraftKings as a Group (15 Individuals)	—	—	—	71,384,771	22.8%	[ ]	100%	[ ]	71,384,771	25.3%	[ ]	100%	[ ]
Five Percent Holders:
Shalom Meckenzie(12)	—	—	—	35,275,699	11.3%	—	—	[ ]	35,275,699	12.5%	—	—	[ ]
RPII DK LLC(7)(9)	—	—	—	22,817,900	7.3%	—	—	[ ]	22,817,900	8.1%	—	—	[ ]
TFCF Sports Enterprises, LLC(7)(9)	—	—	—	18,593,819	5.9%	—	—	[ ]	18,593,819	6.6%	—	—	[ ]

*
Less than one percent.

**
Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. After the Business Combination, each share of New DraftKings Class B common stock will be entitled to ten votes per share and each share of New

DraftKings Class A common stock will be entitled to one vote per share. For more information about the voting rights of New DraftKings common stock after the Business Combination, see “Description of New DraftKings Securities — New DraftKings Common Stock.”
(1)
The business address of each of these shareholders is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(2)
Eagle Equity Partners, LLC is the record holder of the shares reported herein. Messrs. Baker and Sagansky are the members and managers of Eagle Equity Partners, LLC and share voting and investment discretion with respect to the common stock held of record by Eagle Equity Partners, LLC. Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for shares of New DraftKings Class A common stock in connection with the reincorporation and the Closing, and excludes 2,833,335 shares of Class A common stock underlying private placement warrants that will only become exercisable 30 days after completion of an initial business combination. Post-Business Combination amounts include 929,100 shares underlying private placement warrants and excludes (i) 158,279 founder shares which the Sponsor will forfeit in connection with the Closing, (ii) 3,036,291 Earnout Shares which will be placed in escrow at the Closing, (iii) 36,001 founder shares which will be forfeited and which value will be added to the value used in the formula of the SBT Share Exchange Ratio for the benefit of the SBT Equityholders in connection with the Closing and (iv) an aggregate of 1,904,235 private placement warrants which will be forfeited to New DraftKings in connection with the Closing.

(3)
Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for shares of New DraftKings Class A common stock in connection with the reincorporation and the Closing, and exclude 3,166,667 shares of Class A common stock underlying the private placement warrants that will only become exercisable 30 days after completion of an initial business combination. Post-Business Combination amounts include 929,099 shares underlying private placement warrants and exclude (i) 111,721 founder shares which Mr. Sloan will forfeit in connection with the Closing, (ii) 2,963,709 Earnout Shares which will be placed in escrow at the Closing, (iii) 35,141 founder shares which will be forfeited and which value will be added to the value used in the formula of the SBT Share Exchange Ratio for the benefit of the SBT Equityholders in connection with the Closing and (iv) an aggregate of 2,237,568 private placement warrants which will be forfeited to New DraftKings in connection with the Closing.

(4)
Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for shares of New DraftKings Class A common stock in connection with the reincorporation and the Closing, and exclude 133,333 shares of Class A common stock underlying the private placement warrants that will not become exercisable until 30 days after completion of an initial business combination. These shares are included in the post-Business Combination amounts.

(5)
Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for shares of New DraftKings Class A common stock in connection with the reincorporation and the Closing, and exclude 133,333 shares of Class A common stock underlying the private placement warrants that will not become exercisable until 30 days after completion of an initial business combination. These shares are included in the post-Business Combination amounts.

(6)
Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for shares of New DraftKings Class A common stock in connection with the reincorporation and the Closing, and exclude 66,666 shares of Class A common stock underlying the private placement warrants that will not become exercisable until 30 days after completion of an initial business combination. These shares are included in the post-Business Combination amounts.

(7)
The business address of each of these shareholders is 222 Berkeley Street, 5th Floor, Boston, MA 02116.

(8)
Includes 1,317,640 shares of New DraftKings Class A common stock and 7,022,597 vested options to exercise New DraftKings Class A common stock beneficially owned by Mr. Robins, Jason Robins

Revocable Trust u/d/t January 8, 2014 and/or Robins Family Trust, for which Mr. Robins has sole investment and voting power. Also includes 126,068 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.
(9)
Includes such holder’s pro rata portion of New DraftKings Class A common stock underlying the private placement warrants transferred from the DEAC Founders to DK Equityholders that will become exercisable 30 days after the completion of the Business Combination as follows: 8,107 shares to Mr. Robins and entities affiliated with him; 7,219 shares to Mr. Kalish; 6,835 shares to Mr. Liberman; 1,976 shares to Mr. Levin; 63,854 shares to Mr. Moore either directly or indirectly through entities affiliated with him; 47,618 to Mr. Murray either directly or indirectly through entities affiliated with him; 44,206 shares to Mr. Nada either directly or indirectly through entities affiliated with him; 139,527 shares to RPII DK LLC, for which Mr. Salter would have share investment and voting power; and 113,698 shares to TFCF Sports Enterprises, LLC.

(10)
Includes 1,173,394 shares of New DraftKings Class A common stock and 2,804,982 vested options to exercise New DraftKings Class  A common stock and 42,127 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(11)
Includes 1,110,923 shares of New DraftKings Class A common stock and 3,513,658 vested options to exercise New DraftKings Class A common stock and 42,127 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(12)
The business address of Messrs. Isaacs and Meckenzie is c/o Herzog Fox & Neeman, Asia House, 4 Weizman St. Tel Aviv 6423904, Israel.

(13)
Represents vested options to exercise New DraftKings Class A common stock.

(14)
Includes 321,194 shares of New DraftKings Class A common stock and 83,012 vested options to exercise New DraftKings Class A common stock and 7,127 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(15)
Represents shares of New DraftKings Class A common stock.

(16)
Represents shares of New DraftKings Class A common stock held by entities affiliated with Mr. Moore for which he shares investment and voting control.

(17)
Represents shares of New DraftKings Class A common stock held by Revolution Growth III, LP, for which Mr. Murray shares in investment and voting control.

(18)
Represents shares of New DraftKings Class A common stock held by ACME SPV DK, LLC, for which Mr. Nada shares investment and voting control.

(19)
Represents 221,168 vested options to exercise New DraftKings Class A common stock and 3,825 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(20)
Represents shares of New DraftKings Class A common stock held by RPII DK LLC, for which Mr. Salter shares investment and voting control.

(21)
Represents 85,655 vested options to exercise New DraftKings Class A common stock and 8,899 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(22)
Includes 1,613,837 vested options to exercise New DraftKings Class  A common stock and 124,764 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

(23)
Includes 108,601 vested options to exercise New DraftKings Class A common stock and 145,189 shares of unvested DraftKings common stock that will vest within 60 days of the Closing of the Business Combination.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW DRAFTKINGS AFTER THE COMBINATION
Board of Directors and Management After the Business Combination
Board of Directors
The business and affairs of New DraftKings will be managed by or under the direction of the New DraftKings Board. The Stockholders Agreement provides for the New DraftKings director designation rights of DEAC, DraftKings and SBT. See the section entitled “Ancillary Agreements Related to the Business Combination — Stockholders Agreement” beginning on page 129 for more information.
The table below lists the persons expected to be nominated and elected to the New DraftKings board of directors following the completion of the Business Combination, along with the party to the Stockholders Agreement expected to nominate each person, each nominee’s age as of the date of the Special Meeting, and any other position that such nominee will hold with New DraftKings.
Name	Position with New DraftKings	Age as of Special Meeting	Nominated By
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39	DraftKings
Harry Evans Sloan	Vice Chairman of the Board	70	DEAC
Michael Gavin Isaacs	Director	55	SBTech
Matthew Kalish	President, DraftKings North America, Director	38	DraftKings
Woodrow H. Levin	Director	41	DraftKings
Paul Liberman	President, Global Technology and Product, Director	37	DraftKings
Shalom Meckenzie	Director	43	SBTech
Ryan R. Moore	Director	46	DraftKings
Steven J. Murray	Director	51	DraftKings
Hany M. Nada	Director	51	DraftKings
Richard Rosenblatt	Director	51	DraftKings
John S. Salter	Director	42	DraftKings
Marni M. Walden	Director	53	DraftKings
The following is a brief biography of each non-executive director nominee of the New DraftKings board of directors that is known as of the date of this proxy statement/prospectus.
Michael Gavin (Gavin) Isaacs currently serves as the non-executive Chairman of the board of directors of SBTech (Global) Limited (since January 2019) and as a member of the board of directors of Galaxy Gaming, Inc. (“Galaxy Gaming”; OTCMKTS: GLXZ) (since June 2019), a public company which develops and distributes casino table games and enhanced systems. During his tenure at SBT, he has assisted in the company’s successful entry into the U.S. gaming market to become the exclusive statewide provider for the Oregon State Lottery. Since December 2018, Mr. Isaacs has worked as an independent consultant, advising companies, including Galaxy Gaming, on strategy, market development and execution-oriented deliverables. Previously, Mr. Isaacs served as Vice Chairman of the board of directors of Scientific Games Corporation (“Scientific Games”) between August 2016 and December 2018, and prior to that was President and Chief Executive Officer of Scientific Games from June 2014 until August 2016. Prior to 2014, Mr. Isaacs served as Chief Executive Officer of SHFL Entertainment, Inc. and served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Mr. Isaacs is currently Counsellor of the International Association of Gaming Advisors, having previously served as the President of the association. In addition, he previously served as Vice Chairman of the board of directors of the American Gaming Association. Mr. Isaacs received his LL.M. from the University of Sydney and his LL.B. and BCommerce in Accounting and Financial Systems from the University of New South Wales.

We believe Mr. Isaacs is qualified to serve on the board of directors of New DraftKings due, among other things, to his more than 20 years’ experience in the gaming and technology industries, including in executive and leadership positions. Mr. Isaacs also brings public company board experience.
Woodrow H. Levin is the founder and has served as Chief Executive Officer of Extend, Inc. (“Extend”), which offers an API-first solution for merchants to offer extended warranties and protection plans, and 3.0 Capital GP, LLC, which is a multi-strategy crypto asset hedge fund. Prior to founding Extend in November 2018 and 3.0 Capital GP, LLC in December 2017, Mr. Levin served as Vice President of growth at DocuSign, Inc., which allows organizations to digitally prepare, sign, act on, and manage agreements. In addition, Mr. Levin served as the founder and Chief Executive Officer of Estate Assist, Inc., from February 2014 to September 2015 (at which time it was acquired), which offers digital estate planning assistance and BringIt, Inc., from June 2009 to September 2012 (at which time it was acquired), which provides a virtual currency casino and arcade. Mr. Levin served as Director Emerging Business — Office of the CTO at International Game Technology, Inc., which manufactured and distributed slot machines and other gaming technology. Mr. Levin currently serves as a member of the board of directors of DraftKings (since December 2013) and of Extend (since November 2018). He received his J.D. from Chicago-Kent College of Law, Illinois Institute of Technology, and his B.A. from the University of Wisconsin.
We believe Mr. Levin is qualified to serve on the board of directors of New DraftKings due, among other things, to his extensive experience and knowledge as an executive for technology companies, and his service as a member of the DraftKings’ board.
Shalom Meckenzie is an entrepreneur who founded SBTech in July 2007 and served as a director until May 2014. He currently serves as a member of the board of directors of A.L. Skyshield Ltd (since May 2014) which is a holding company for real estate property. Mr. Meckenzie also served as a member of the board of directors of Gaming Tech Ltd., from June 2003 until January 2018, which is a subsidiary of SBTech that provides general and administration, marketing support and research and development services.
We believe Mr. Meckenzie is qualified to serve on the board of directors of New DraftKings due, among other things, to his experience and background in managing large-scale international corporations, including over a decade of experience in the online sports betting and online gaming industries, as well as his service as a member of the board of directors of numerous companies.
Ryan R. Moore is a co-founder of Accomplice Management, LLC, a venture capital firm he co-founded in January 2015, and a founding investor in several technology companies. He has served as a member of the board of directors for DraftKings since February of 2012. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP, a venture capital firm. Later, he was investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.
We believe Mr. Moore is qualified to serve on the board of directors of New DraftKings due, among other things, to his extensive investment experience and background, including experience in the eSports industry, as well as his service as a member of the board of directors of DraftKings and numerous other companies.
Steven J. Murray is the Operating Manager of the ultimate general partner of Revolution Growth III, LP (together with its affiliates, “Revolution”), a venture capital firm, where he has worked since January 2016. Prior to joining Revolution, Mr. Murray worked for SoftBank Capital Partners LP (“Softbank”), a venture capital firm, from April 1996 to January 2016, where he most recently served as a Partner. Prior to joining Softbank, he worked for Deloitte & Touche LLP, where he specialized in high-growth technology based businesses. Mr. Murray currently serves as a member of the board of directors of Fitbit, Inc. (NYSE: FIT) (since June 2013), which offers wireless-enabled wearable technology devices and activity trackers, and of a number of private Revolution portfolio companies, including: BigCommerce, Inc. (since June 2018), which is the world’s leading open SaaS ecommerce platform for fast-growing and established brands; Convene Holding Company LLC (since June 2018), which offers full-service, technology-enabled meeting, event and flexible workspaces; Glowforge Inc. (since August 2019), which manufactures 3D laser printers; Interactions Corporation (since June 2013), which uses artificial intelligence to create virtual assistant customer service products for companies; and InVenture Capital Corporation d/b/a Tala (since March 2018), which provides financial products and services to underbanked individuals in developing nations; and DraftKings (since August 2016). Mr. Murray received his B.S. in Accounting from Boston College in 1990.
We believe Mr. Murray is qualified to serve on the board of directors of New DraftKings due, among other things, to his experience as a member of the board of directors of both public and private companies, including DraftKings, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.
Hany M. Nada co-founded ACME Capital, a venture capital firm, in January 2019 and serves as one of the firm’s partners. Prior to co-founding ACME Capital, Mr. Nada co-founded GGV Capital LLC (formerly Granite Global Ventures, “GGV”), a venture capital firm, in 2000, and served as a Managing Director at the firm from 2000 until October 2016 and as a Venture Partner from November 2016 until October 2018. Prior to co-founding GGV, Mr. Nada served as Managing Director and Senior Research Analyst at Piper Sandler & Co. f/k/a Piper Jaffray & Co, an investment banking firm, specializing in Internet software and e-infrastructure. Mr. Nada currently serves as a member of the board of directors of several companies, including Glu Mobile (NASDAQ: GLUU) (since April 2005), in which he sits on the audit committee, compensation committee and strategy committee; ArchByte (since December 2019); and DraftKings (since December 2013), and was previously on the board of directors of Vocera Communications, Inc. and Tudou, both publicly traded companies. In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc, IonQ and Uhnder. Mr. Nada received his B.S. in Economics and his B.A. in Political Science from the University of Minnesota.
We believe Mr. Nada is qualified to serve on the board of directors of New DraftKings due, among other things, to his experience in the venture capital industry, with a focus on software, wireless applications, and multimedia, his expertise and insights in technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of technology companies and his service as a member of the DraftKings’ board.
Richard Rosenblatt is a serial entrepreneur who has built, operated and sold several high-profile Internet media companies, including Demand Media Inc. (“Demand Media”), iCrossing, Inc., Intermix Media, Inc. (“Intermix”), Myspace LLC and iMall. He co-founded Whip Media Group (“Whip Media”) in 2014 and currently serves as its Chairman and CEO. Whip’s companies, including Mediamorph, TV Time and TheTVDB, which offer a data-driven integrated cloud solution that empowers the world’s leading entertainment companies to efficiently acquire, distribute and monetize their content. Prior to co-founding Whip Media, Mr. Rosenblatt co-founded Demand Media, and served as Chairman and Chief Executive Officer. During his tenure, Demand Media went public in January 2011, with a valuation greater than $2 billion. Prior Demand Media, Mr. Rosenblatt served as the Chief Executive Officer of Intermix and Chairman of Myspace. In addition, he serves as a senior advisor to The Raine Group LLC (since November 2013), an integrated merchant bank focused on technology, media and telecommunications, and as a member of the board of directors of DraftKings (since January 2018) and Imagine Films Entertainment LLC (since April 2016), a film and television production company. Mr. Rosenblatt received his J.D. from the University of Southern California Gould School of Law and his B.A., Phi Beta Kappa, from the University of California, Los Angeles.
We believe Mr. Rosenblatt is qualified to serve on the board of directors of New DraftKings due, among other things, to his extensive experience as an executive in the media and entertainment industries and experience guiding companies through transformational events, as well as his service as a member of the DraftKings’ board.
John S. Salter is a co-founder and partner of The Raine Group LLC (“Raine”), an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown,

Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of the board of directors of the following portfolio companies of Raine’s investment management arm: Zumba Fitness (since February 2012), which is a global leader in dance fitness; Huuuge Games (since September 2017), which develops casual video games played on mobile devices and PCs; Beachbody (since December 2018), a creator of premium at-home fitness programs and nutritional products; and Play Games 24x7 (since October 2019), one of India’s largest gaming companies. He also serves as a member of the board of directors of DraftKings (since August 2014). Mr. Salter received his B.A. from Stanford University.
We believe Mr. Salter is qualified to serve on the board of directors of New DraftKings due, among other things, to his extensive background and experience in leading transactions in the media and technology industries and his service as a member of the board of directors of numerous companies, including DraftKings and others in the gaming industry.
Harry Evans Sloan is a media investor, entrepreneur and studio executive. Mr. Sloan co-founded Global Eagle Acquisition Corp., a special purpose acquisition vehicle, in 2011, serving as its Chairman and Chief Executive Officer through its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013, and remains a director of the combined company, Global Eagle Entertainment Inc. (NASDAQ: ENT). He was also a founding investor in a number of other special purpose acquisition vehicles, including Silver Eagle Acquisition Corporation, in which he served as Chairman and Chief Executive Officer from April 2013 through its business combination with Videocon d2h Limited (Nasdaq: VDTH) in March 2015, Double Eagle Acquisition Corporation, Platinum Eagle Acquisition Corporation and DEAC. Mr. Sloan served on the board of directors of Videocon from May 2016 to April 2018. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. Throughout his impressive entrepreneurial career, Mr. Sloan was responsible for the creation or sponsorship of three successful public companies in the media and entertainment industries: Lions Gate Entertainment Corp., an independent motion picture and television production company, New World Entertainment Ltd., an independent motion picture and television production company, and SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990. Mr. Sloan began his career as an entertainment lawyer with Sloan, Kuppin and Ament, a law firm he founded. He currently serves on the University of California, Los Angeles Anderson School of Management Board of Visitors, the Executive Board of UCLA Theatre, Film and Television and the Harry and Florence Sloan Family Foundation. Mr. Sloan received his J.D. from Loyola Law School and his B.A. from the University of California, Los Angeles.
We believe Mr. Sloan is qualified to serve on the board of directors of New DraftKings due, among other things, to his extensive experience as an international media investor, entrepreneur and studio executive and his ability to identify key investment opportunities with significant returns for his partners.
Marni M. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden teamed up with the Chief Executive Officer of AOL to create Oath Inc., which encompasses all of Verizon’s media and advertising businesses. Additionally, Ms. Walden played a key role in Verizon’s acquisition of Yahoo and Verizon’s merger with AOL. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of

DraftKings (since October 2018); Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018),which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to various private companies, including Opensignal Limited, Spkr. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.
We believe Ms. Walden is qualified to serve on the board of directors of New DraftKings due, among other things, to her over 20 years’ experience in telecommunications, technology and media, including her leadership roles at Verizon, where she gained extensive experience managing multi-billion dollar lines of business and leading transformative M&A activities and digital transformations, as well as her service as a member of the board of directors of DraftKings and numerous other public and private companies.
Management
The following persons are anticipated to be the executive officers of New DraftKings following the consummation of the Business Combination:
Name	Position with New DraftKings	Age as of Special Meeting
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39
Matthew Kalish	President, DraftKings North America, Director	38
Paul Liberman	President, Global Technology and Product, Director	36
R. Stanton Dodge	Chief Legal Officer and Secretary	52
Jason K. Park	Chief Financial Officer	43
The following is a brief biography of each of the executive officers of New DraftKings.
Jason D. Robins is our Chief Executive Officer. Mr. Robins co-founded DraftKings in December 2011 and has been DraftKings’ Chief Executive Officer since inception. Mr. Robins oversees the company’s strategy and operations, while also driving funding and partnerships. He has built a reputation for expanding DraftKings’ reach across numerous platforms through wide-ranging, forward-thinking partnerships. Under his leadership, DraftKings became the first DFS company to partner with Major League Baseball in 2013. Mr. Robins has led efforts at DraftKings to work with policy makers and regulators to pass fantasy sports, sports betting and iGaming legislation. Mr. Robins attended Duke University, where he received his B.S. in Economics and Computer Science.
We believe Mr. Robins is qualified to serve on the board of directors of New DraftKings due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder and current Chairman of the board of directors of DraftKings.
Matthew Kalish is our President, DraftKings North America. Mr. Kalish co-founded DraftKings and served as its Chief Revenue Officer from 2014 until December 2019. In December 2019, Mr. Kalish was appointed President, DraftKings North America. As Chief Revenue Officer, Mr. Kalish’s purview has grown consistently to now oversee the performance of DraftKings’ DFS, Sportsbook and iGaming offerings, and he leads DraftKings’ operations, marketing, analytics and customer experience departments. Mr. Kalish focuses on developing and managing high-performing offerings and promotions that users love, and bringing those offerings to market in order to drive user base growth and loyalty. The innovation under Mr. Kalish’s guidance has helped DraftKings grow its customer base significantly. Under Mr. Kalish’s oversight, DraftKings has grown to offer a broad variety of sports and game variants in DFS as well as highly competitive Sportsbook and iGaming offerings, which have resulted in DraftKings achieving a market leadership position in the rapidly expanding U.S. real-money gaming landscape. Mr. Kalish’s passion for sports, analytics and game design has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Mr. Kalish received his MBA from Boston College and his B.A. in Computer Science and Economics from Columbia University.

We believe Mr. Kalish is qualified to serve on the board of directors of New DraftKings due, among other things, to the perspective and experience he brings as our President, DraftKings North America and as a co-founder and current member of the board of directors of DraftKings.
Paul Liberman is our President, Global Technology and Product. Mr. Liberman co-founded DraftKings in December 2011 and served as its Chief Operations Officer (“COO”) from 2015 to December 2019. In December 2019, Mr. Liberman was appointed President, Global Technology and Product. He oversees our product development while leading efforts in maintaining the company’s current product set. He acted as DraftKings’ Chief Technology Officer from 2011 to 2013 and subsequently acted as its Chief Marketing Officer before moving into his current position as COO. Mr. Liberman’s data-driven mindset has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Under his leadership, Mr. Liberman’s team has developed award-winning, stand-alone apps and product offerings including DraftKings’ DK Live and Leagues, DraftKings Daily Fantasy Sports app and, most recently, the DraftKings Sportsbook platform. Mr. Liberman attended Worcester Polytechnic Institute where he received a B.S. in Electrical Engineering and minor in Computer Science.
We believe Mr. Liberman is qualified to serve on the board of directors of New DraftKings due, among other things, to the perspective and experience he brings as our President, Global Technology and Product and as a co-founder and current member of the board of directors of DraftKings.
R. Stanton Dodge is our Chief Legal Officer and Secretary. Mr. Dodge joined DraftKings in that capacity in November 2017, and is responsible for all legal and government affairs and oversees Corporate Communications for DraftKings. Prior to joining DraftKings, Mr. Dodge served as Executive Vice President, General Counsel and Secretary of DISH Network Corporation (NASDAQ: DISH) from June 2007 to October 2017, where he was responsible for all legal and government affairs and oversaw corporate communications. Mr. Dodge serves on the board of directors of EchoStar Corporation (NASDAQ: SATS). In addition, Mr. Dodge was appointed to the State of Colorado, Supreme Court Nominating Commission on January 1, 2018 to serve a six-year term on the commission tasked with recommending nominees to fill vacancies on the Colorado Supreme Court and the Corlorado Court of Appeals. Mr. Dodge received his J.D., magna cum laude, from Suffolk University Law School and his B.S. in Accounting from the University of Vermont.
Jason K. Park is our Chief Financial Officer. Mr. Park joined DraftKings in that capacity in June 2019, and is responsible for the accounting, tax, treasury, financial planning and analysis and investor relations departments. Prior to joining DraftKings, from January 2009 to June 2019, Mr. Park worked at Bain Capital Private Equity where he was an Operating Partner and focused on technology investments. For more than 10 years, Mr. Park worked collaboratively with chief executive officers, chief financial officers and management teams to develop and achieve value creation plans. Before Bain Capital, Mr. Park was an Associate Partner at McKinsey & Company. Mr. Park has previously served as a director of Central Square Technologies. Mr. Park received his MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a B.B.A. from the University of Michigan.
Board Composition
Committees of the New DraftKings Board of Directors
The New DraftKings board of directors is expected to form the following board committees:
•
audit committee;

•
compensation committee;

•
nominating and corporate governance committee; and

•
compliance committee.

Audit Committee
New DraftKings’ audit committee will oversee New DraftKings’ corporate accounting and financial reporting process. Among other matters, the audit committee will:

•
appoint our independent registered public accounting firm;

•
evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•
determine the engagement of the independent registered public accounting firm;

•
review and approve the scope of the annual audit and the audit fee;

•
discuss with management and the independent registered public accounting firm the results of the annual audit and the review of New DraftKings’ quarterly financial statements;

•
approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitor the rotation of partners of the independent registered public accounting firm on New DraftKings’ engagement team in accordance with requirements established by the SEC;

•
be responsible for reviewing New DraftKings’ financial statements and New DraftKings’ management’s discussion and analysis of financial condition and results of operations to be included in New DraftKings’ annual and quarterly reports to be filed with the SEC;

•
review New DraftKings’ critical accounting policies and estimates; and

•
review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be Messrs. Moore, Murray and Nada, with Mr. Murray serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and The Nasdaq Stock Market with respect to audit committee membership. We also believe that Mr. Murray qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at www.draftkings.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:
•
review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•
recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•
review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of New DraftKings’ compensation committee will be Messrs. Levin, Moore, Nada and Rosenblatt, with Mr. Nada serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company New DraftKings will not be required to have a compensation committee composed entirely of independent directors. While New DraftKings will remain able to rely upon such exemption from The Nasdaq Stock Market listing standards, each of the members of our compensation committee will be independent as defined in The Nasdaq Stock Market listing standards, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and “outside directors” as that term is defined in Section 162(m) of the Code (“Section 162(m)”). Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at www.draftkings.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be responsible for making recommendations to New DraftKings’ board of directors regarding candidates for directorships and the size and composition of New DraftKings’ board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing New DraftKings’ corporate governance policies and reporting and making recommendations to New DraftKings’ board of directors concerning governance matters.
The initial members of New DraftKings’ nominating and corporate governance committee will be Messrs. Levin, Murray, Salter and Sloan and Ms. Walden, with Mr. Sloan serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company New DraftKings will not be required to have a nominating and corporate governance committee composed entirely of independent directors. While New DraftKings will remain able to rely upon such exemption from The Nasdaq Stock Market listing standards, each of the members of New DraftKings’ nominating and corporate governance committee will be an independent director as defined in the listings standards. Our board of directors plans to adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.draftkings.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.
Compliance Committee
New DraftKings’ compliance committee will oversee New DraftKings’ non-financial compliance matters. Among other matters, the compliance committee will:
•
identify, review and analyze laws and regulations applicable to New DraftKings;

•
recommend to the Board, and monitor the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

•
review significant compliance risk areas identified by management;

•
discuss periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

•
monitor compliance with, authorize waivers of, investigate alleged breaches of and enforce New DraftKings’ non-financial compliance programs; and

•
review New DraftKings’ procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

The initial members of New DraftKings’ compliance committee will be Messrs. Isaacs, Liberman and Salter and Ms. Walden, with Mr. Salter serving as the chair of the committee. Our board of directors will adopt a written charter for the compliance committee, which will be available on our corporate website at www.draftkings.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.
Director Independence; Controlled Company Exemption
Upon the completion of the Business Combination, Mr. Robins will be the beneficial owner of all the outstanding shares of New DraftKings Class B common stock and will control the voting power of our outstanding capital stock, as a result of which Mr. Robins will have the power to elect a majority of New DraftKings’ directors. Pursuant to The Nasdaq Stock Market listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we will not be subject to The Nasdaq Stock Market listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Upon the Closing, we anticipate that the size of the New DraftKings’ board of directors will be 11 directors. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company New DraftKings will not be required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
We anticipate that Messrs. Isaacs, Levin, Moore, Murray, Nada, Rosenblatt, Salter and Sloan and Ms. Walden will be “independent directors,” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules.
Compensation Committee Interlocks and Insider Participation
Following the consummation of the Business Combination, New DraftKings’ compensation committee will consist of Messrs. Levin, Moore, Nada and Rosenblatt. None of the expected members of New DraftKings’ compensation committee has at any time been an officer or employee of DEAC, DraftKings or SBT, other than as disclosed in this proxy statement/prospectus. None of New DraftKings’ executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on DEAC’s, DraftKings’ or SBT’s compensation committee or board of directors.
Code of Business Conduct and Ethics
Effective upon the consummation of the Business Combination, New DraftKings will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the Closing on New DraftKings’ website at www.draftkings.com. New DraftKings expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.
Limitation on Liability and Indemnification Matters
New DraftKings’ amended and restated articles of incorporation that will become effective immediately following the consummation of the Business Combination contain provisions that limit the liability of New DraftKings’ directors for damages to the fullest extent permitted by Nevada law. Consequently, New DraftKings’ directors will not be personally liable to New DraftKings or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:
•
the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•
it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

DRAFTKINGS’ EXECUTIVE AND DIRECTOR COMPENSATION
Introduction
This section provides an overview of DraftKings’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2019, DraftKings’ named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Jason Robins, Chief Executive Officer & Co-Founder

•
Jason Park, Chief Financial Officer

•
Paul Liberman, President, Global Technology and Product & Co-Founder

The objective of DraftKings’ compensation program is to provide a total compensation package to each Named Executive Officer that will enable DraftKings to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward Named Executive Officers for performance. The board of directors of DraftKings has historically determined the compensation for DraftKings’ Named Executive Officers.
In June 2019, DraftKings appointed Mr. Park its Chief Financial Officer. Mr. Park’s compensation was determined by the board of directors of DraftKings in connection with his appointment to create a compelling offer commensurate with Mr. Park’s expectations, experience, competitive compensation levels for the same role at similar companies, and in consideration of internal equity.
For 2019, the compensation program for DraftKings’ NEOs consisted of base salary and incentive compensation delivered in the form of an annual cash bonus and time- and performance-based stock option awards, and a sign-on cash bonus (in the case of Mr. Park), each as described below:
Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. For each of Messrs. Robins and Liberman, base salary for 2019 remained unchanged compared to the prior year.
Annual Cash Bonus — Annual cash bonus is paid to incentivize the Named Executive Officers to achieve annual financial and operating performance metrics (for 2019, gross revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) targets) and is paid at the discretion of the board of directors. For 2019, Messrs. Robins and Liberman’s target annual bonuses remained unchanged compared to the prior year. The annual bonus earned by each Named Executive Officer for 2019 has not been determined as of the date of this proxy statement/prospectus.
Sign-on Cash Bonus — As a recruitment incentive, and to offset compensation that Mr. Park may have otherwise earned had he not joined DraftKings, Mr. Park was paid a sign-on cash bonus of  $250,000 following his start of employment at the Company. If Mr. Park’s employment is terminated for cause or without good reason (as those terms are defined in the employment agreement between Mr. Park and DraftKings) before June 24, 2020, then Mr. Park is required to repay the sign-on bonus.
Stock Option Awards — Stock options are granted to our Named Executive Officers under three programs within our 2017 Equity Incentive Plan:
•
Short-Term Performance Share Plan (PSP) — The PSP is a program designed to deliver stock option awards that incentivize our Named Executive Officers to achieve key short-term financial metrics. In June 2019, DraftKings’ board of directors granted stock options to Messrs. Robins and Liberman under the PSP (“PSP Options”) that were subject to performance-based vesting conditions tied to achievement of gross gaming revenue and EBITDA targets, as well as a service-based vesting component which conditioned vesting on the Named Executive Officer’scontinued employment with DraftKings through the date on which the board of directors certified applicable performance results. The level of achievement, and corresponding vesting, under the 2019 PSP awards have not been determined as of the date of this proxy statement/prospectus.
•
Time-Vested Stock Options — Time-vested stock options (“Time-vested Options”) were a component of 2019 incentive compensation and granted to further align the interests of our Named Executive Officers with those of our shareholders, incentivize long-term value creation, and retain executives over the long term. Time-vested Options were granted to our Named Executive Officers in June 2019 and vest in equal quarterly installments over four years following grant, subject to the Named Executive Officer’s continued employment with DraftKings through each such date. Mr. Park received a supplemental grant of Time-vested Options in August 2019 to make him whole for stock price fluctuation between the date on which Mr. Park accepted his offer of employment and the grant of his initial award.

•
Long-Term Performance Incentive Plan (LTIP) — The LTIP is a program designed to incentivize the Named Executive Officers to maximize the long-term growth and value of the business. In June 2019, DraftKings’ board of directors granted stock options under the LTIP (“LTIP Performance Options”) that become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross gaming revenue with respect to any fiscal year, DraftKings’ annual EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon the occurrence of a “liquidity event,” subject, in the case of the gross gaming revenue and/or EBITDA performance targets, to a threshold vesting condition relating to DraftKings’ actual achievement of at least 80% of both the gross gaming revenue and EBITDA metrics specified in the operating plan for such fiscal year. For purposes of the LTIP Performance Options, a liquidity event includes (i) a change in control of DraftKings (generally, a merger, consolidation or similar transaction following which the stockholders of DraftKings immediately prior to such transaction represent less than 50% of the combined voting power of the surviving entity in such transaction), (ii) a sale of shares of DraftKings common stock to the public in an underwritten public offering and (iii) a “majority transaction” resulting in any person or affiliated persons having beneficial ownership of shares of DraftKings stock representing more than 50% of the outstanding voting power of the company (or surviving or resulting entity in such transaction). If the employment of a Named Executive Officer terminates for any reason, he will not be eligible to vest with respect to any then remaining unvested LTIP Performance Options, provided that upon a termination by the company without cause (and not due to death or disability, as each such term is defined in the 2017 Equity Incentive Plan), then such NEO will remain eligible to vest in any LTIP Performance Options that become vested pursuant to their terms within 12 months following the date of such termination. In addition, Mr. Park received a supplemental grant of LTIP Options in August 2019 to make him whole for stock price fluctuation between the date on which he accepted his offer and the grant of his initial award.

Summary Compensation Table
Name and Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jason Robins Chief Executive Officer	2019	$400,000	$—	$3,239,689	$—	$—	$3,639,689
	2018	$400,000	$—	$12,847,259	$500,000	$9,250	$13,756,509
Jason Park Chief Financial Officer	2019	$201,923	$250,000	$2,326,845	$—	$14,279	$2,793,047
Paul Liberman President, Global Technology & Product	2019	$300,000	$—	$1,350,348	$—	$9,600	$1,659,948
	2018	$300,000	$—	$2,817,791	$300,000	$10,588	$3,428,379

(1)
The amount in this column represent the sign-on cash bonus paid to Mr. Park in connection with the commencement of his employment with DraftKings. The terms of the sign-on cash bonus are described under “Sign-on Cash Bonus” above.

(2)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each Named Executive Officer, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. For each of the NEOs, the amounts disclosed in this column include the following grant-date fair value of Time-Vested Options, PSP Options and LTIP Performance Options granted in 2019:

Name	Time-Vested Options ($)	PSP Options ($)	LTIP Performance Options ($)
Jason Robins	$2,242,186	$997,503	$—
Jason Park	$1,163,753	$—	$1,163,092
Paul Liberman	$601,848	$535,500	$213,000
(3)
The bonus earned by each Named Executive Officer under our annual bonus plan for 2019 is not calculable as of the latest practicable date and is expected to be determined by March 13, 2020.

(4)
For Mr. Park, represents the payment of legal fees incurred by Mr. Park in connection with the negotiation of his employment agreement of  $7,500 and 401(k) plan employer contributions in the amount of  $6,779. For Mr. Liberman for 2019, represents healthcare spending accounting employer contributions of  $1,200 and 401(k) plan employer contributions in the amount of  $8,400.

Benefits and Perquisites
DraftKings’ Named Executive Officers participate in employee benefits programs available to its employees generally, including the DraftKings 401(k) Plan, a tax-qualified 401(k) plan. Under this plan, DraftKings matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits. DraftKings did not maintain any executive-specific benefit or perquisite programs.

Outstanding Equity Awards at 2019 Year End
The following table presents information regarding outstanding equity awards held by DraftKings’ Named Executive Officers as of December 31, 2019.
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jason Robins	7/12/2013(1)	2,000,000	―	―	$0.09	7/12/2023
	9/22/2014(1)	400,000	―	―	$0.22	9/22/2024
	2/18/2015(1)	1,671,032	―	―	$0.22	2/18/2025
	8/27/2015(1)	835,358	―	―	$0.22	8/27/2025
	3/24/2016(1)	4,446,707	296,448	―	$0.22	3/24/2026
	5/3/2017(1)	1,734,554	788,435	―	$1.35	5/3/2027
	4/18/2018(2)	963,713	1,606,189	―	$1.16	4/18/2028
	4/18/2018(3)	1,307,645	―	―	$1.16	4/18/2028
	5/3/2018(4)	―	―	21,376,180	$1.16	5/3/2028
	6/4/2019(2)	395,834	2,770,841	―	$1.66	6/4/2029
	6/4/2019(3)	―	―	1,583,338	$1.66	6/4/2029
Jason Park	6/4/2019(1)	―	1,500,000	―	$1.66	6/4/2029
	6/4/2019(4)	―	―	1,500,000	$1.66	6/4/2029
	8/15/2019(1)	―	138,158	―	$1.67	8/15/2029
	8/15/2019(4)	―	―	138,518	$1.67	8/15/2029
Paul Liberman
	7/12/2013(1)	2,415,000	―	―	$0.09	7/12/2023
	9/22/2014(1)	302,160	―	―	$0.22	9/22/2024
	2/18/2015(1)	835,516	―	―	$0.22	2/18/2025
	8/27/2015(1)	578,077	―	―	$0.22	8/27/2025
	3/24/2016(1)	2,223,353	148,224	―	$0.22	3/24/2026
	5/3/2017(1)	722,730	328,515	―	$1.35	5/3/2027
	4/18/2018(2)	392,294	653,822	―	$1.16	4/18/2028
	4/18/2018(3)	256,298	―	―	$1.16	4/18/2028
	5/3/2018(4)	―	―	4,275,236	$1.16	5/3/2028
	6/4/2019(4)	―	―	300,000	$1.66	6/4/2029
	6/4/2019(3)	―	―	850,000	$1.66	6/4/2029
	6/4/2019(2)	106,250	743,750	―	$1.66	6/4/2029

(1)
These options vest as to 25% on the first anniversary of grant and in equal quarterly increments thereafter over the following three years, subject to the Named Executive Officer’s continued employment with DraftKings through each such date.

(2)
Represent Time-Vested Options as described in the narrative disclosure above.

(3)
Represent PSP Options as described in the narrative disclosure above.

(4)
Represent LTIP Performance Options as described in the narrative disclosure above.

Potential Payments Upon Termination or Change of Control
Prior to September 2017, all stock options granted by DraftKings (including to the NEOs) were granted under the 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”). The 2012 Equity Incentive Plan provides that upon an “acquisition” of DraftKings, 50% of the unvested portion of any stock options outstanding thereunder would immediately vest and become exercisable. As defined in the 2012 Equity Incentive Plan, an “acquisition” means (i) any merger, business combination or similar consolidation after which the voting securities of DraftKings outstanding immediately prior thereto represent less than 50% of the combined voting power of the voting securities of DraftKings (or the surviving or acquiring entity outstanding immediately after such event), (ii) any sale of all or substantially all of the capital stock or assets of DraftKings or (iii) any other form of business combination or acquisition in which DraftKings is the target, as determined by the board of directors.
In September 2017, DraftKings adopted the 2017 Equity Incentive Plan and subsequent to its adoption, all awards of stock options granted by DraftKings (including to the NEOs) have been granted under the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan does not provide for any default “single-trigger” vesting upon a change in control. Under the 2017 Equity Incentive Plan, upon a change in control, the board of directors may, in its sole discretion, provide that outstanding stock option awards are assumed or substituted by the surviving or acquiring corporation, accelerate vesting conditions, in whole or in part, or cancel awards at the effective time of the change in control in exchange for consideration (or no consideration), among other actions enumerated in the 2017 Equity Incentive Plan. For purposes of the 2018 and 2019 LTIP Performance Options granted to the Named Executive Officers under the 2017 Equity Incentive Plan, a change in control of DraftKings constitutes a “liquidity event” upon which achievement of pre-determined stock price targets would be evaluated in light of the consideration payable in respect of one share of DraftKings common stock in connection with such transaction to determine whether, and to what extent, the applicable vesting conditions are achieved.
Each of the 2012 Equity Incentive Plan and the 2017 Equity Incentive Plan provide that, upon a termination other than for “cause” (as defined in the applicable plan document), each Named Executive Officer would forfeit any outstanding stock options to the extent unvested at the time of such termination, and would have a period of three months following his termination date (or, if earlier, until the expiration of the applicable term) in which he could exercise his vested stock options.
Employment Agreements and Transaction Awards
DraftKings expects to enter into employment agreements with each of Messrs. Robins and Liberman that will govern the terms of their continuing employment with DraftKings and, following the completion of the Business Combination, New DraftKings. The employment agreements with Messrs. Robins and Liberman are expected to provide for an annual base salary of  $650,000 and $425,000 respectively, subject to increase from time to time, and an annual target bonus opportunity of 150% and 125% of base salary, respectively. Each of Messrs. Robins and Liberman will continue to be eligible to participate in any executive benefit plans in effect from time to time. In the event of the termination of Mr. Robins’ or Mr. Liberman’s employment without cause or for good reason within 12 months following a change in control (or within six months prior to a change in control where the termination was in connection with the change in control), it is expected that he will be entitled to severance equal to two times the sum of his base salary and target bonus; continued health benefits for 24 months; and vesting of outstanding equity awards, with performance awards vested based on target performance. In the event of a termination without cause or for good reason not in connection with a change in control, it is expected that he will be entitled to severance equal to two times his base salary; a pro rata bonus for the year of termination based on actual performance; continued health benefits for 24 months; and pro rata vesting of outstanding equity awards with performance awards vested based on actual performance. Severance benefits will be subject to Messrs. Robins’ and Liberman’s execution of a release of claims and compliance with restrictive covenants, including a non-solicitation and non-disparagement covenant.
Mr. Park entered into an employment agreement with DraftKings in connection with his appointment as Chief Financial Officer. The employment agreement with Mr. Park provides for an annual base salary of $350,000, subject to increase from time to time as determined by the board of directors of DraftKings, and an annual target bonus opportunity of  $350,000 (prorated for 2019). Mr. Park was also entitled to the sign-on bonus and option awards described Under “Sign-on Cash Bonus” and “Stock Option Awards” above, respectively. The employment agreement provides that Mr. Park’s Time-vested Options will vest in connection with a change in control in which those awards are not assumed or substituted for similar awards, or, if the Time-vested Options granted to Mr. Park are assumed or substituted, upon the termination of Mr. Park’s employment without cause or for good reason within three months prior to, or 12 months following, the change in control. Mr. Park is entitled to participate in any executive benefit plan adopted by DraftKings from time to time. In the event of Mr. Park’s termination without cause or for good reason, and subject to Mr. Park’s execution of a release of claims, Mr. Park is entitled to 12 months’ base salary and continued benefits for 12 months. Mr. Park is subject to a non-competition covenant that continues for 12 months after termination of employment for any reason, other than a termination without cause, and a covenant to refrain from soliciting customers, clients, vendors, employees and contractors that continues for 12 months after termination of employment for any reason.
In connection with the pending Business Combination, DraftKings has awarded transaction bonus opportunities to each of the Named Executive Officers, which will be payable in cash shortly following the completion of the Business Combination subject to continued employment. The amount of each transaction bonus will be determined based on the level of redemptions, with maximum bonus opportunities earned if redemptions are no greater than 10%. The maximum bonus opportunity for Mr. Robins is $3,000,000, for Mr. Liberman is $1,500,000, and for Mr. Park is $1,000,000.
DraftKings also has awarded the Named Executive Officers a grant of restricted stock units (“RSUs”) that contain vesting terms generally consistent with those described with respect to the LTIP Performance Options under “Stock Option Awards — Long-Term Performance Incentive Plan (LTIP)” above. The RSUs become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross gaming revenue with respect to any fiscal year, DraftKings’ annual adjusted EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon (or, in the event of a public offering, for 30 trading days following) the occurrence of a “liquidity event” (defined consistent with the LTIP). Any RSUs that do not vest within ten years of grant will be forfeited. Messrs. Robins, Park and Liberman were granted 14,764,728, 1,120,762 and 7,382,364 RSUs, respectively, each of which represents the right to receive one share of DraftKings common stock after vesting. At the completion of the Business Combination, the RSUs will be converted into restricted stock units settled in shares of New DraftKings Class A common stock subject to vesting.
Director Compensation
The board of directors of DraftKings sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. Each non-employee director of DraftKings is eligible to receive the following compensation:
•
A stock option award with a value of $400,000 (based on the DraftKings fair-market value on the date of grant), upon such director’s election to office, subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months;

•
An annual stock option award with a value of $200,000 (based on the DraftKings fair-market value on the date of grant), for service on the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months; and

•
An annual stock option award with a value of $5,000 (based on the DraftKings fair-market value on the date of grant), for service on any committee of the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months.

DraftKings also pays reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the board of directors.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on DraftKings’ board of directors in 2019. DraftKings employees do not receive compensation for serving as directors. Accordingly, Messrs. Robins and Liberman do not receive any compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Woodrow Levin	$0	$0	$92,404	$0	$92,404
Ryan Moore(2)	$0	$0	$0	$0	$0
Steven Murray	$0	$0	$0	$0	$0
Hany Nada	$0	$0	$0	$0	$0
Richard Rosenblatt	$0	$0	$90,205	$0	$90,205
Marni Walden	$0	$0	$80,589	$0	$80,589
John Salter(2)	$0	$0	$0	$0	$0

(1)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each non-employee director, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. The aggregate number of options held by each non-employee director as of December 31, 2019 were: Mr. Levin: 319,192; Mr. Rosenblatt: 676,454; and Ms. Walden: 436,535.

(2)
Ryan Moore is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC; and Mr. Salter is affiliated with RPII DK LLC. Each of the entities affiliated with Accomplice, LLC; and RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this proxy statement/prospectus. None of these individuals received compensation from DraftKings for their service as a director in 2019.

New Director Compensation Program
In connection with the business combination, DraftKings adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. The new program will provide the following compensation for non-employee directors going forward:
•
An annual cash retainer of  $45,000;

•
An annual cash retainer of  $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee and $10,000 for the chair of the nominating and corporate governance committee;

•
An annual cash retainer of  $10,000 for members of the audit committee, $7,500 for members of the compensation committee and $5,000 for members of the nominating and corporate governance committee;

•
An equity retainer with a value of  $200,000 upon such director’s election to office, payable in the form of stock options or restricted stock units, granted in connection with each annual shareholders meeting that vests at the sooner of the following annual shareholders meeting or the one-year anniversary of the grant; and

•
An additional annual cash retainer of  $75,000 for serving as our non-executive chair and $20,000 for serving as our lead director, in each case, if applicable.

All cash retainers will be payable quarterly in arrears; provided that the retainers will be delivered in equity until DraftKings is profitable. Chairs and members of other committees, such as the compliance committee, will be eligible to receive retainers that will be set relative to the retainers granted to the chairs and members of the audit, compensation and nominating and corporate governance committees, based on relative scope and time commitment.

New DraftKings Incentive Award Plan
Prior to the consummation of the Business Combination, we expect that our Board will approve and adopt, subject to shareholder approval, the DraftKings Inc. 2020 Incentive Award Plan (the “Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Plan is attached to this proxy statement/prospectus as Annex G. Our Board is still in the process of developing, approving and implementing the Plan and, accordingly, there can be no assurance that the Plan will be implemented or will contain the terms described below.
Material Terms of the Plan
The material terms of the Plan, as currently contemplated by our Board, are summarized below. As noted above, our Board is still in the process of developing, approving and implementing the Plan and, accordingly, there can be no assurance that the Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. A copy of the Plan is attached to this proxy statement/prospectus as Annex G.
Administration.   The compensation committee of our board of directors will administer the Plan. The compensation committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Plan. The compensation committee will have full discretion to administer and interpret the Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan.
Eligibility.   Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of New DraftKings or its affiliates are eligible to participate in the Plan. Following the consummation of the Business Combination, it is expected that approximately 2,200 employees, consultants and service providers and all of our eight non-executive officer directors will be eligible to participate in the Plan.
Number of Shares Authorized.   The Plan provides for an aggregate of 52,870,000 shares of New DraftKings Class A common stock to be delivered; provided that the total number of shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total outstanding shares of New DraftKings Class A common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 Common Shares). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Plan during any fiscal year may not exceed a total value of  $750,000, provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Shares of New DraftKings Class A common stock underlying awards under the Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Plan. The Plan also permits the compensation committee to deliver an aggregate of 52,870,000 shares of New DraftKings Class B common stock to employees, directors, consultants or advisors who are eligible to hold New DraftKings Class B common stock under the Proposed Charter; provided, that the total number of shares of New DraftKings Class B common stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares of New DraftKings Class B common stock equal to five percent (5%) of the total outstanding shares of DraftKings Class B common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 shares of DraftKings Class B common stock). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares of New DraftKings Class A common stock and New DraftKings Class B common stock reserved for issuance under the Plan, the number of shares of New DraftKings Class A common stock and New DraftKings Class B common stock covered by awards then outstanding under the Plan, the limitations on awards under the Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.
The Plan will have a term of 10 years from the date it is approved by shareholders and no further awards may be granted under the Plan after that date.
Awards Available for Grant.   The compensation committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options.   The compensation committee will be authorized to grant options to purchase shares of New DraftKings Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is 52,870,000 Common Shares. In general, the exercise price per share of New DraftKings Class A common stock for each option granted under the Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the compensation committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the compensation committee may determine to be appropriate.
Stock Appreciation Rights.   The compensation committee will be authorized to award SARs under the Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of New DraftKings Class A common stock or any combination of cash and shares of New DraftKings Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. SARs will be subject to terms established by the compensation committee and reflected in the award agreement.
Restricted Stock.   The compensation committee will be authorized to award restricted stock under the Plan. Each award of restricted stock will be subject to the terms and conditions established by the compensation committee, including any dividend or voting rights. Restricted stock awards are shares of New DraftKings Class A common stock that generally are non-transferable and subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of New DraftKings Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The compensation committee will be authorized to award restricted stock unit awards under the Plan. The compensation committee will determine the terms of such restricted stock units, including any dividend rights. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of New DraftKings Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of New DraftKings Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of New DraftKings Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Stock Bonus Awards.   The compensation committee will be authorized to grant awards of unrestricted shares of New DraftKings Class A common stock, shares of New DraftKings Class B common stock or other awards denominated in shares of New DraftKings Class A common stock or New DraftKings Class B common stock, either alone or in tandem with other awards, under the Plan, on such terms and conditions as the compensation committee may determine.
Performance Compensation Awards.   The compensation committee will be authorized to grant any award, including in the form of cash, under the Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The compensation committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
•
Net earnings or net income (before or after taxes);

•
basic or diluted earnings per share (before or after taxes);

•
revenue or revenue growth (measured on a net or gross basis);

•
gross profit or gross profit growth;

•
operating profit (before or after taxes);

•
return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•
cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

•
financing and other capital-raising transactions (including, but not limited to, sales of New DraftKings’ equity or debt securities);

•
earnings before or after taxes, interest, depreciation, and/or amortization;

•
gross or operating margins;

•
productivity ratios;

•
share price (including, but not limited to, growth measures and total shareholder return);

•
expense targets;

•
margins;

•
productivity and operating efficiencies;

•
measures of customer satisfaction;

•
customer growth;

•
working capital targets;

•
measures of economic value added;

•
inventory control;

•
enterprise value;

•
sales;

•
debt levels and net debt;

•
combined ratio;

•
timely launch of new facilities;

•
client retention;

•
employee retention;

•
timely completion of new product rollouts;

•
cost targets;

•
reductions and savings;

•
productivity and efficiencies;

•
strategic partnerships or transactions;

•
measures of personal targets, goals or completion of projects; or

•
any combination of the foregoing.

The compensation committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.
Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination.   In general, our Board may amend, suspend or terminate the Plan at any time. However, shareholder approval to amend the Plan may be necessary if the law or the Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.
Change in Control.   In the event of a “Change in Control” (as defined in the Plan), the compensation committee may adjust the number of shares of Class A common stock or other securities of New DraftKings (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by shareholders of New DraftKings in connection with such Change in Control transaction.
Israeli Sub-Plan
The Company has adopted an Israeli Sub-Plan to the Plan in order to enable the grant of awards to employees and directors of the Company’s Israeli subsidiaries and affiliates that are intended to qualify, subject to compliance with certain terms and conditions, for beneficial treatment for Israeli tax purposes. The Company currently intends to grant Awards pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version] — 1961 (the “Israeli Ordinance”) pursuant to the trustee capital gains route that will be held in trust for the benefit of eligible Israeli participants (the “Trustee 102 Awards”).
Effectiveness.   Prior to granting Trustee 102 Awards, the Company will make the appropriate filings with the Israeli Tax Authority. The grant of Trustee 102 Awards will not become effective prior to the lapse of 30 days from the date on which the Plan, the Israeli Sub-Plan and the relevant forms have been submitted for approval by, and will be conditioned upon the approval of, the Israeli Tax Authority.
Trust.   One of the primary requirements for beneficial Israeli tax treatment is the engagement of a trustee. Trustee 102 Awards granted under the Sub-Plan and any share of New DraftKings Class A common stock allocated or issued in connection therewith will be issued to a trustee or will be under the supervision of the trustee, for the benefit of the applicable Israeli participants in accordance with the provisions of Section 102 of the Israeli Ordinance. The trustee will hold the awards and shares at least until the end of the statutory holding period, but the Israeli participants may sell shares before that date and pay higher taxes (including social security and health tax). The trustee may not release or sell any shares unless the Company, its Israeli subsidiary or affiliate and the trustee are satisfied that the full amounts of tax due have been paid or will be paid. The main role of the trustee is ensuring compliance with tax withholding obligations. Upon receipt of any Trustee 102 Award, the Israeli participant will consent to the grant of such award under the specific tax route elected by the Company as required under the Israeli Ordinance.
Assignability and Transferability.   Awards or any right with respect awards will not be assignable, transferable or given as collateral, and, during the lifetime of the Israeli participant, the Israeli participant’s rights with respect to an award will belong only to the Israeli participant. As long as awards or shares issued or purchased under the Israeli Sub-Plan are held or supervised, as the case may be, by the trustee on behalf of an Israeli participant, all rights of the Israeli participant over the shares may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEAC
On March 28, 2019, our Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of  $25,000, or approximately $0.002 per share. On April 10, 2019, our Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in our Sponsor holding 5,131,875 founder shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 founder shares, respectively, to DEAC in connection with the election by the underwriters to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 founder shares outstanding, consisting of 5,100,000 held by the Sponsor and 4,900,000 held by Mr. Sloan.
The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of  $1.50 per warrant, or $9,550,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
DEAC currently sub-leases its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of our Sponsor. Commencing upon consummation of its initial public offering, DEAC reimburses Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month. Upon completion of DEAC’s initial business combination or liquidation, it will cease paying these monthly fees.
DEAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on DEAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DEAC’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, DEAC’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan DEAC funds as may be required on a non-interest basis. If DEAC completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, DEAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from its trust account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
DraftKings
Transaction with Co-Founder and Chief Executive Officer
To facilitate the delivery of Class B common stock of DraftKings to Mr. Robins, DraftKings will enter into an exchange agreement with Mr. Robins, effective as of immediately prior to the consummation of the Business Combination, pursuant to which each share of DraftKings common stock held by Mr. Robins will automatically be exchanged for one share of DraftKings Class A common stock and [       ] shares of DraftKings Class B common stock. Such shares will equate to [     ]% of the voting power of DraftKings’ outstanding capital stock, such that as of immediately following the completion of the Business Combination, Mr. Robins will have approximately 90% of the voting power of the capital stock of New DraftKings on a fully-diluted basis.
Private Placements of Securities
Series E-1 Preferred Stock Financing
Between March 2017 and April 2017, DraftKings sold an aggregate of 54,901,310 shares of its Series E-1 preferred stock in multiple closings at a purchase price of  $2.202916 per share, for an aggregate purchase amount of approximately $120.9 million. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series E-1 preferred stock by related persons:
Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	2,269,718	4,999,998.10
RPII DK LLC(2)	1,361,830	2,999,997.10
Entities affiliated with Accomplice, LLC(3)	453,943	999,998.30
Entities affiliated with Redpoint Ventures(4)	453,943	999,998.30

(1)
Steven J. Murray is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of Revolution Growth III, LP.

(2)
John Salter is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of RPII DK LLC. RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.

(3)
Consists of 453,943 shares purchased by Accomplice Fund I, L.P. Ryan Moore is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of Accomplice Fund I, L.P. Entities affiliated with Accomplice, LLC held over 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.

(4)
Consists of 440,325 shares purchased by Redpoint Omega II, L.P. and 13,618 shares purchased by Redpoint Omega Associates II, LLC. Redpoint Omega II, L.P. and Redpoint Omega Associates II, LLC collectively held more than 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.

Series F Preferred Stock Financing
Between August 2018 and March 2019, DraftKings sold an aggregate of 59,947,017 shares of its Series F preferred stock in multiple closings at a purchase price of  $2.549560 per share, for an aggregate amount of approximately $152.9 million. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series F preferred stock by related persons:
Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	3,922,245	9,999,998.97
Italianflare & Co., as nominee for Hadley Harbor Master Investors (Cayman) L.P.(2)	980,561	2,499,999.11
Accomplice Fund II, L.P.(3)	784,449	1,999,999.80
Jason Robins Revocable Trust u/d/t January 8, 2014(4)	39,222	99,998.85

(1)
Steven J. Murray is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of Revolution Growth III, LP.

(2)
Hadley Harbor Master Investors (Cayman) L.P. is an affiliate of Wellington Management Company, LLC. Entities affiliated with Wellington Management Company, LLC held over 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.

(3)
Ryan Moore is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of Accomplice Fund II, L.P. Entities affiliated with Accomplice Fund II, L.P. held over 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.

(4)
Jason Robins, the trustee of Jason Robins Revocable Trust u/d/t January 8, 2014, is the Chief Executive Officer, a member of the board of directors of DraftKings and to be named a director of New DraftKings.

Investor Rights Agreement
DraftKings entered into an amended and restated investor rights agreement dated August 17, 2018, granting registration rights and information rights, among other things, to holders of its preferred stock, including Fox, RPII DK LLC, Revolution Growth III, LP, Jason Robins, Jason Robins Revocable Trust u/d/t January 8, 2014, Paul Liberman, Matthew Kalish, Kevin Kalish and entities affiliated with Accomplice, LLC, Eldridge Industries LLC, GGV Capital Holdings L.L.C., Redpoint Ventures, and Wellington Management Company, LLC (the “Agreement Parties”). This agreement will terminate upon the Closing.
Right of First Refusal Agreement
DraftKings entered into an amended and restated right of first refusal and co-sale agreement dated August 17, 2018 with holders of its preferred stock, including the Agreement Parties, pursuant to which such holders have a right of first refusal and co-sale in respect of certain sales of securities by certain of DraftKings’ current and former service providers and their affiliates, including Jason Robins, Jason Robins Revocable Trust u/d/t January 8, 2014, Paul Liberman, Matthew Kalish and Woodrow Levin. To the extent this agreement does not terminate in accordance with its terms, DraftKings intends to amend the agreement and terminate it at the Closing of the Business Combination.
Voting Rights Agreement
DraftKings is a party to the Voting Rights Agreement dated August 17, 2018 pursuant to which holders of its preferred stock, including the Agreement Parties, and certain of its current and former service providers, including Woodrow Levin, have agreed to vote in a certain way on certain matters, including with respect to the election of directors of DraftKings. Upon the Closing, the Voting Rights Agreement will terminate and none of DraftKings’ stockholders will have any special rights regarding the election or designation of members of the DraftKings board of directors, and to the extent this agreement doesn’t terminate in accordance with its terms, DraftKings intends to amend the agreement and terminate it at the Closing of the Business Combination.
Raine 2019 Engagement Letter
On August 28, 2019, DraftKings entered into an engagement letter, which was subsequently amended on December 13, 2019, with Raine Securities LLC (“Raine Securities”), an affiliate of Raine. John Salter, a member of the board of directors of DraftKings, is a partner of Raine. Pursuant to the engagement letter, Raine Securities has acted as the exclusive financial advisor to DraftKings in connection with the acquisition of SBTech and the Business Combination with DEAC. Under the terms of the engagement letter, DraftKings has agreed to pay Raine Securities the following fees in addition to any other fees and expenses that may become payable under the terms of the engagement letter: (i) a success fee of  $5.0 million for services in connection with the consummation of the SBTech Acquisition; and (ii) a success fee of $7.0 million for services in connection with the consummation of the Business Combination. The engagement letter is terminable at will by either party upon written notice to the other party.

DKFS
On August 27, 2019, DraftKings and other investors, including Accomplice Fund II, L.P. and Hany Nada, as well as Jason Robins and Jason Park, acquired equity interests of DKFS, LLC, a newly created joint venture, which among other things, will invest in early stage companies in the sports entertainment industry. Jason Robins and Jason Park are managers of DKFS. The following table summarizes the equity interests of DKFS, LLC held by DraftKings and related persons, as well as the consideration paid for such interests:
Name	Common Units	Incentive Units(1)	Cash Consideration ($)	In-Kind Consideration ($)(2)
DraftKings	4,500,000	—	—	3,000,000
Accomplice Fund II, L.P.(3)	1,500,000	—	1,000,000	—
Hany Nada(4)	375,000	—	250,000	—
Jason Robins(5)	—	126,603	—	—
Jason Park(6)	—	63,301	—	—

(1)
One-fourth of each recipient’s incentive units vest on the one-year anniversary of the date of issuance and the remainder vest in equal monthly installments over the subsequent 36 months, subject to the recipient’s continued provision of services to DKFS, LLC.

(2)
Consists of the contribution to DKFS, LLC of a license to use certain proprietary marks and logos owned by DraftKings.

(3)
Accomplice Fund II, L.P. is an affiliate of entities holding over 5% of DraftKings capital stock.

(4)
Hany Nada is a member of the DraftKings board of directors and is to be named a director of New DraftKings.

(5)
Jason Robins is the Chief Executive Officer, a member of the board of directors of DraftKings and is to be named a director of New DraftKings.

(6)
Jason Park is the Chief Financial Officer of DraftKings.

In connection with the investment in DKFS, LLC, DraftKings also agreed to enter into a services agreement with Drive by DraftKings, Inc., a wholly-owned subsidiary of DKFS, LLC. Pursuant to this services agreement, DraftKings will provide certain administrative and other services to Drive by DraftKings, Inc. Specifically, DraftKings provides office space and general overhead support to DKFS, LLC. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, DraftKings had $959,000 of receivables from this entity related to these services. We anticipate that the service agreement fees incurred by Drive by DraftKings, Inc. will be approximately $120,000 annually.
Smack Transfer Transaction
On May 11, 2018, DraftKings entered into an asset purchase agreement with Smack Inc. (“Smack”) and certain stockholders of Smack, including Jason Robins and OneSix Red, LLC. Woodrow Levin, a director of DraftKings, is a manager of and has a financial interest in OneSix Red, LLC, primarily to hire certain key employees of Smack, which at the time, made mobile-based applications for end users. The stockholders party to the asset purchase agreement received shares of DraftKings common stock as consideration for the transaction totaling 258,621 shares in the aggregate at a price per share of  $1.16 (for a total value of  $300,000.36). Jason Robins received 761 shares (valued at $882.76) and OneSix Red, LLC received 8,747 shares (valued at $10,146.52). In connection with the transaction, the Smack stockholders, including Jason Robins and OneSix Red, LLC, entered into a stockholder agreement with DraftKings, which, among other things, requires such stockholders to vote the shares received as consideration in a certain way in the event of a change of control of DraftKings.

Fox Right of First Negotiation
On July 15, 2015, DraftKings and Fox entered into a right of first negotiation agreement (the “ROFN Agreement”) in connection with Fox’s purchase of DraftKings’ Series D preferred stock. Pursuant to the ROFN Agreement, Fox has the right to submit a non-binding offer to acquire DraftKings in the event that DraftKings takes certain steps in connection with a sale of the company or a change of control, subject to certain terms and conditions. If DraftKings rejects Fox’s offer and, during the subsequent 12-month period, intends to enter into a definitive agreement to sell the company on terms inferior to those proposed by Fox, DraftKings must provide Fox with the exclusive opportunity to acquire DraftKings on such inferior terms. The ROFN Agreement will terminate upon the Closing, and to the extent this agreement does not terminate in accordance with its terms, DraftKings intends to amend the agreement and terminate it at the Closing of the Business Combination.
Fox Media Agreement
On August 1, 2014, DraftKings entered into a fantasy games advertising agreement with Fox Sports Interactive Media, LLC, which was incorporated into a media purchase agreement between DraftKings and Fox Networks Group, Inc., dated July 13, 2015 (as amended from time to time thereto, the “Media Purchase Agreement”). Fox Networks Group, Inc., until March 2019, was an affiliate of Fox, which holds over 5% of DraftKings capital stock. Pursuant to the Media Purchase Agreement, and effective January 2019, DraftKings is committed to an aggregate minimum commitment of  $14.4 million through December 31, 2021 ($5 million per year). The Media Purchase Agreement will expire December 31, 2021 unless DraftKings elects to extend it.
Convertible Notes
As part of DraftKings’ issuance of Convertible Notes, Accomplice DK Investors, LLC invested an aggregate of  $4 million. Ryan Moore is a member of the DraftKings board of directors, is to be named a director of New DraftKings and is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC. Entities affiliated with Accomplice, LLC held over 5% of DraftKings capital stock as of the date of this proxy statement/prospectus.
SBTech
In the three years ended December 31, 2019, 2018 and 2017, SBTech engaged Collaborative Marketing OOD, a consulting company owned by Mr. Meckenzie and another individual, pursuant to which Collaborative Marketing OOD provided marketing, sales and business development services to SBTech in exchange for a fee of €446 thousand, €296 thousand and €235 thousand, in 2019, 2018 and 2017, respectively, including a one-time termination fee of €243 thousand in 2019.
Additionally, during the three years ended December 31, 2019, 2018 and 2017, Water Tree Group, a company wholly owned by Mr. Meckenzie’s brother, transacted with SBTech for its platform licensing services. The amount received from Water Tree Group for the license was €6.265 million, €6.870 million and €8.765 million in 2019, 2018 and 2017, respectively.
Furthermore, during the three years ended December 31, 2019, 2018 and 2017, A.L. Skyshield LTD (“Skyshield”), a real-estate company owned by Mr. Meckenzie, leased offices in Israel to Gaming Tech Ltd., a subsidiary of SBTech. The amount paid out to Skyshield in respect of lease was €627 thousand, €480 thousand and €127 thousand in 2019, 2018 and 2017, respectively. Additionally, SBTech provided a loan to Skyshield in the amount of  €2.810 million. The loan bears interest at Libor +2.25% per annum. In 2019, there were no repayments against this loan. In 2018, SBTech received repayments which amounted to €1.550 million. As of December 31, 2019, the loan amounted to €1.430 million. This loan will be repaid at the Closing of the Business Combination.
Related Person Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the New DraftKings board of directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New DraftKings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of New DraftKings’ executive officers or a member of New DraftKings’ board of directors;

•
any person who is known by New DraftKings to be the beneficial owner of more than five percent (5%) of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that New DraftKings will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that receive New DraftKings common stock in the reincorporation merger or that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

•
broker dealers;

•
insurance companies;

•
dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•
persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
U.S. expatriates or former long-term residents of the U.S.;

•
governments or agencies or instrumentalities thereof;

•
regulated investment companies (RICs) or real estate investment trusts (REITs);

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons who received their shares of Class A common stock as compensation;

•
partnerships or other pass-through entities for U.S. federal income tax purposes; and

•
tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A common stock redeemed for cash if the business combination is completed.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Material U.S. Federal Income Tax Consequences of the Reincorporation
In the opinion of Winston & Strawn LLP, tax counsel to DEAC, the reincorporation merger will qualify as a tax-free reorganization under the Code. As such, the holders of our common stock will not recognize any gain or loss under the U.S. federal income tax laws as a result of the consummation of the reincorporation, and neither will DEAC nor New DraftKings. Each stockholder will have the same basis in New DraftKings common stock received as a result of the reincorporation as that holder has in our common stock held at the time the reincorporation is consummated. Each holder’s holding period in New DraftKings common stock received as a result of the reincorporation will include the period during which such holder held our common stock at the time the reincorporation merger is consummated, provided the latter was held by such holder as a capital asset at the time of consummation of the reincorporation.
Redemption of Class A Common Stock
In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”
Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the business combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•
an entity treated as a trust for U.S. federal income tax purposes if  (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.   If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “— Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.   If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder.

Taxation of Distributions.   If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “— Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.   If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•
such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.
We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.
Information Reporting and Backup Withholding
Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

NO DELAWARE APPRAISAL RIGHTS
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to DEAC Stockholders or warrant holders in connection with the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS
In addition to any other requirements under applicable law and the New DraftKings Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the New DraftKings Bylaws provide that the stockholder must give timely notice in written form to New DraftKings’ secretary and such business must be a proper matter for stockholder action. Notice, to be timely, must be received at least 90 days, but no more than 120 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided that if, and only if, the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends within 60 days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of  (i) the 90th day before the meeting or (ii) the 10th day following the day on which the date of the annual meeting is first publicly announced or disclosed.
Any notice must include the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in New DraftKings or the matter the notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”); (ii) the name and record address of all Interested Persons; (iii) a complete listing of all equity securities and debt instruments (including loans or capital market instruments) of New DraftKings or its subsidiaries that are directly or indirectly owned beneficially and of record by the Interested Persons; (iv) whether, and the extent to which, any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to New DraftKings or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for New DraftKings, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of New DraftKings or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms of such transaction; (v) a representation that the stockholder is a holder of record of stock of New DraftKings that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice; (vi) a representation regarding whether any Interested Person will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of New DraftKings’ outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination; (vii) a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of New DraftKings; and (viii) any other information relating to the Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. Any notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, (ii) each nominee’s signed consent to serve as a director of New DraftKings if elected and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.
A stockholder shall update and supplement its notice to New DraftKings’ secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information will be supplemented and updated as of such later date.

SHAREHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with DEAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Diamond Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Following the Business Combination, such communications should be sent to New DraftKings, 222 Berkeley Street, Boston, MA 02116. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON STOCK
Greenberg Traurig, LLP has passed upon the validity of the common stock of New DraftKings offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Winston & Strawn LLP has passed upon the validity of the warrants of New DraftKings offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Winston & Strawn LLP, as tax counsel for DEAC, has passed upon certain U.S. federal income tax consequences of the business combination and the reincorporation for DEAC.

EXPERTS
The consolidated financial statements of Diamond Eagle Acquisition Corp. as of December 31, 2019 and for the period from March 27, 2019 (date of inception) through December 31, 2019 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of DraftKings Inc. as at December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, appearing in this proxy statement/prospectus, have been audited by BDO USA, LLP (“BDO”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. BDO’s report contains an explanatory paragraph regarding DraftKings’ ability to continue as a going concern.
The consolidated financial statements of SBT and Subsidiaries as at December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2019, 2018 and 2017, appearing in this proxy statement/prospectus, have been audited by Ziv Haft, CPA (Isr.), a BDO Member Firm, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
DEAC Nevada has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to DEAC Nevada and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of DEAC Nevada or DEAC’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, DEAC Nevada will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.
DEAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on DEAC at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: DEAC.info@investor.morrowsodali.com
If you are a stockholder of DEAC and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to DEAC has been supplied by DEAC, and all such information relating to DraftKings and SBTech has been supplied by DraftKings and SBTech, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
DIAMOND EAGLE ACQUISITION CORP.

DRAFTKINGS INC.

SBTECH (GLOBAL) LIMITED

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Diamond Eagle Acquisition Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Diamond Eagle Acquisition Corp. (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the period from March 27, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from March 27, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2019.
New York, New York
March 11, 2020

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$491,225
Prepaid expenses	319,239
Total current assets	810,464
Cash and investments held in Trust Account	403,961,209
Total Assets	$404,771,673
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,493,133
Total current liabilities	1,493,133
Deferred underwriting compensation	14,000,000
Total Liabilities	15,493,133
Class A common shares subject to possible redemptions; 38,427,853 shares at approximately $10.00 per share	384,278,530
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,572,147 shares issued and outstanding, (excluding 38,427,853 shares subject to possible redemption)	157
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000
Additional paid-in capital	2,689,444
Retained earnings	2,309,409
Total stockholders’ equity, net	5,000,010
Total liabilities and stockholders’ equity	$404,771,673
See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from March 27, 2019 (inception) to December 31, 2019
Revenue	$—
General and administrative expenses	1,857,305
Loss from operations	(1,857,305)
Other income – interest on Trust Account	5,111,208
Income before provision for income tax	3,253,903
Provision for income tax	(944,494)
Net income	$2,309,409
Two Class Method:
Weighted average number of Class A common stock outstanding	40,000,000
Net income per common stock, Class A – basic and diluted	$0.09
Weighted average number of Class B common stock outstanding	10,010,045
Net loss per common stock, Class B — basic and diluted	$(0.15)
See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from March 27, 2019 (inception) to December 31, 2019
	Common Stock				Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Issuance of common stock to initial shareholder at approximately $0.002 per share	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Sale of Units to the public at $10.00 per unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(22,555,869)	—	(22,555,869)
Sale of 6,333,334 Private Placement Warrants at $1.50 per warrant	—	—	—	—	9,500,000	—	9,500,000
Forfeiture of Class B shares by initial shareholders	—	—	(62,500)	(6)	6	—	—
Proceeds subject to possible redemption	(38,427,853)	(3,843)	—	—	(384,274,687)	—	(384,278,530)
Net income	—	—	—	—	—	2,309,409	2,309,409
Balance, December 31, 2019	1,572,147	$157	10,000,000	$1,000	$2,689,444	$2,309,409	$5,000,010
See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from March 27, 2019 (inception) to December 31, 2019
Cash flows from operating activities:
Net income	$2,309,409
Adjustments to reconcile net income to net cash used in operating activities:
Trust income reinvested in Trust Account	(5,111,208)
Changes in operating assets and liabilities:
Prepaid expenses	(319,239)
Accounts payable	1,268,808
Net cash used in operating activities	(1,852,230)
Cash flows from investing activities:
Principal deposited in Trust Account	(400,000,000)
Cash withdrawn from Trust for income taxes	1,149,999
Net cash used in investing activities	(398,850,001)
Cash flows from financing activities:
Proceeds from promissory note – related party	60,675
Repayment of promissory note – related party	(60,675)
Proceeds from private placement of warrants	9,500,000
Proceeds from sale of Class A ordinary shares	400,000,000
Payment of underwriters’ discount	(8,000,000)
Payment of offering costs	(306,544)
Net cash provided by financing activities	401,193,456
Increase in cash during period	491,225
Cash and equivalents at beginning of period	—
Cash and equivalents at end of period	$491,225
Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,149,999
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,000,000
Class A common stock subject to possible redemption	$384,278,530
Offering costs paid by sponsor in exchange for founder shares (Class B Common Stock)	$25,000
Deferred offering costs included in accounts payable	$224,325
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
Organization and Business Operations

Incorporation
Diamond Eagle Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on March 27, 2019.
Subsidiaries
In connection with the proposed business combination (the “Business Combination”) with DraftKings Inc. (“DK”) and SBTech (Global) Limited (“SBT”), the Company formed a wholly-owned subsidiary, DEAC Merger Sub Inc., which was incorporated in Delaware on December 9, 2019 (“Merger Sub”). Merger Sub did not have any activity as of December 31, 2019.
Also in connection with an initial business combination, the Company formed another wholly-owned subsidiary, DEAC NV Merger Corp. (“DEAC Nevada”), which was incorporated in Nevada on November 13, 2019. DEAC Nevada did not have any activity as of December 31, 2019.
Sponsor
The Company’s sponsor is Eagle Equity Partners, LLC, a Delaware limited liability company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected.
Financing
The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 10, 2019. The Company consummated the Public Offering on May 14, 2019, and, simultaneously with the closing of the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 warrants in a private placement (as described in Note 4) for a total purchase price of approximately $9,500,000. The closing of the Public Offering included a partial exercise (5,000,000 units) of the over-allotment option granted to the underwriters.
Upon the closing of the Public Offering and the private placement, $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).
Trust Account
The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest to pay income taxes, and the withdrawal of interest to fund the Company’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, none of the funds held in Trust will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly tendered in connection with a stockholder vote to amend the Company’s Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Class A common stock included in the Units if the Company does not complete an initial business combination within 24 months from the closing of the Public Offering (May 14, 2021) or (iii) the redemption of 100% of the shares of Class A common stock included in the Units if the Company is unable to complete an initial business combination by May 14, 2021.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Business Combination
An initial business combination is subject to the following size, focus and stockholder approval provisions:
Size/Control — An initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. The Company will not complete an initial business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.
Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for an initial business combination, will either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares of Class A common stock, regardless of whether they vote for or against an initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an initial business combination, including interest but less income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares of Class A common stock to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest but less income taxes payable. The decision as to whether the Company will seek stockholder approval of an initial business combination or will allow stockholders to sell their shares of Class A common stock in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate business combination.
If the Company holds a stockholder vote in connection with an initial business combination, a public stockholder will have the right to redeem its shares of Class A common stock for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest but less income taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Going Concern and Liquidity
The Company has until May 14, 2021 to complete its initial business combination. If the Company does not complete an initial business combination within this period of time, it shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor, Harry E. Sloan and the Company’s executive officers and directors (the “initial stockholders”) have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an initial business combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
As of December 31, 2019, the Company had $491,225 in cash and a working capital deficit of $682,669. In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2019, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity, in the form of Working Capital Loans, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of an initial business combination or a minimum one year from the date of issuance of these consolidated financial statements.
2.
Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.
Net Income (Loss) Per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 13,333,333 and 6,333,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.
The Company’s consolidated statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the Trust Account of  $5,111,208, net of applicable franchise taxes of $153,971, working capital up to $250,000 annually, and income taxes of  $944,494, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss of  $1,453,333, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of  $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet with the exception of investments in Trust, as they are carried at amortized cost.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of  $22,555,869 consisting principally of underwriters’ discounts of  $22,000,000 (including $14,000,000 of which payment is deferred) and $555,869 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering. Approximately $224,395 of such offering expenses were accrued but unpaid at December 31, 2019.
Redeemable Shares
As discussed in Note 1, all of the 40,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Company’s Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.
Accordingly, at December 31, 2019, 38,427,853 shares of the 40,000,000 shares of Class A common stock included in the Units were classified outside of permanent equity.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of December 31, 2019. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the period from March 27, 2019 (inception) to December 31, 2019, the Company recorded an income tax expense of $944,494.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
3.
Public Offering

On May 14, 2019, the Company sold 40,000,000 Units at a price of  $10.00 per unit in the Public Offering. Each Unit consists of one share of Class A common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one warrant to purchase one share of Class A common stock (the “Public Warrants”). The closing of the Public Offering included a partial exercise (5,000,000 Units) of the overallotment option granted to the underwriters.
Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial business combination and 12 months from the closing of the Public Offering. However, if the Company does not complete an initial business combination on or prior to the 24-month period allotted to complete an initial business combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of an initial business combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the shares of Class A common stock issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Public Warrants issued in connection with the 40,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.
The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover any over-allotments at the Public Offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Public Offering. Prior to the Public Offering, the underwriters’ elected to exercise a portion of the over-allotment option for 5,000,000 additional Units for additional gross proceeds of  $50 million. The partial exercise resulted in a reduction of 62,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying consolidated balance sheet.
The Company paid an upfront underwriting discount of  $8,000,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $14,000,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an initial business combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.
4.
Related Party Transactions

Founder Shares
On March 28, 2019, the Sponsor received 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of  $25,000, or approximately $0.002 per share.
The Founder Shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
On April 10, 2019, the Sponsor transferred 4,930,625 Founder Shares to Harry E. Sloan (together with the Sponsor, the “initial stockholders”) for a purchase price of  $12,250 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 5,131,875 Founder Shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 Founder Shares, respectively, to the Company in connection with the election by the underwriters of the Public Offering to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 Founder Shares outstanding. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.
The initial stockholders and the Company’s independent directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of  (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive their redemption rights in connection with an initial business combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within 24 months from the closing of the Public Offering.

Voting — If the Company seeks stockholder approval of an initial business combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of an initial business combination.
Liquidation — Although the initial stockholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.
Private Placement Warrants
In conjunction with the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 private placement warrants (the “Private Placement Warrants”), at a price of  $1.50 per warrant (approximately $9,500,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $400,000,000 was placed in the Trust Account. On December 31, 2019, the Sponsor transferred 66,666 Private Placement Warrants to Scott Delman and 133,333 Private Placement Warrants to each of Joshua Kazam and Fredric Rosen for the same per-warrant purchase price initially paid by the Sponsor.
The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.
If the Company does not complete an initial business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor, Scott Delman, Fredric Rosen, Joshua Kazam and Harry E. Sloan will expire worthless.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
The Sponsor agreed to loan the Company up to an aggregate of  $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. These loans were payable without interest on the earlier of December 31, 2019 or the completion of the Public Offering. Upon completion of the Public Offering, $60,675 was repaid in full. At December 31, 2019, there were no amounts outstanding under the Note.
Administrative Services
The Company will reimburse the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the Sponsor, members of the Sponsor, and the Company’s management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services, from the date of closing of the Public Offering. As of December 31, 2019, $90,000 of administrative expenses were incurred under this agreement and paid to the Sponsor. Upon completion of an initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors intend to loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of  $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. No amounts were borrowed under this arrangement as of December 31, 2019.
5.
Commitments and Contingencies

The Company is committed to pay the Deferred Discount totaling $14,000,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of an initial business combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no business combination.
6.
Trust Account and Fair Value Measurements

As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $403,960,089 in United States Treasury Bills and another $1,120 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2019 consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value at December 31, 2019	Gross unrealized Holding Gain	Quoted prices in Active Markets (Level 1)
Treasury Securities Held as of December 31, 2019(1)	$403,960,089	$31,347	$403,991,436

(1)
Maturity date March 24, 2020.

7.
Stockholders’ Equity

Common Stock — The authorized shares of common stock of the Company include up to 400,000,000 shares, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. Holders of the shares of Class A common stock and holders of the shares of Class B common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Each share of common stock has one vote. At December 31, 2019, there were 40,000,000 shares of Class A common stock outstanding and 10,000,000 shares of Class B common stock outstanding. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the Public Offering, on May 10, 2019, the Sponsor and Harry E. Sloan surrendered an aggregate of 62,500 Founder Shares (consisting of 31,875 by the Sponsor and 30,625 by Harry E. Sloan) to the Company for no

consideration, resulting in the Sponsor holding 5,100,000 Founder Shares and Harry E. Sloan holding 4,900,000 Founder Shares. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.
Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares. At December 31, 2019, no preferred shares were outstanding.
Warrants  — Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the warrants. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding warrants in whole and not in part, for the number of shares of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the shares of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
8.
Income Tax

The Company incurred United States federal income tax expense of approximately $944,494 for the period from March 27, 2019 (date of inception) through December 31, 2019.
The Company made three estimated quarterly tax payments of  $383,333 each, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2019 on interest earned in the Trust Account. The funds were paid from the Trust Account. At December 31, 2019, the Company had prepaid federal income taxes of  $205,505 included in prepaid expenses on the accompanying consolidated balance sheet.
The Company’s provision for income tax consists of the following:
For the Period Ended December 31, 2019
Federal
Current	$944,494
Deferred	(261,174)
State
Current	—
Deferred	—
Change in valuation allowance	261,174
Income tax provision	$944,494
The Company incurred costs of  $1,237,757 related to its search to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of  $261,174 which is available to offset future taxable income.
In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:
For the Period Ended December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change
Change in valuation allowance	8.0%
Income tax provision	29.0%

9.
Business Combination

On December 22, 2019, the Company entered into a business combination agreement (the “Business Combination Agreement”) with DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the shareholders of SBT (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (“DEAC Nevada”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which (i) the Company will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) Merger Sub will merge with and into DK with DK surviving the merger (the “DK Merger”), and (iii) immediately following the DK Merger, New DraftKings (as defined below) will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the transactions contemplated by the Business Combination Agreement, DraftKings and SBT will become wholly owned subsidiaries of DEAC Nevada, which will be renamed “DraftKings Inc.” and is referred to herein as “New DraftKings” both as of the time of the reincorporation and following such name change.
DK is a digital sports entertainment and gaming company. DK provides users with daily fantasy sports, sports betting and iGaming opportunities. SBT’s principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.
The aggregate value of the consideration to be paid to DK and SBT shareholders in the Business Combination is approximately $2.7 billion, of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DK (the “DK Sellers”) in the form of shares of Class A common stock of New DraftKings (“New DraftKings Class A common stock”), valued at the redemption price for the Company’s public shares in the Business Combination, plus in the case of Jason Robins, such additional number of shares of Class B common stock of New DraftKings (“New DraftKings Class B common stock”) such that as of immediately following the completion of the Business Combination, Mr. Robins shall have approximately ninety percent (90%) of the voting power of the capital stock of New DraftKings on a fully-diluted basis, and (ii) holders of vested in-the-money options and warrants exercisable for DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock, and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the ordinary shares of SBT and 30% of the in-the-money vested options of SBT and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for the Company’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DK or SBT equity (other than cashed-out options of SBT, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DK granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration will come from the following sources: (1) proceeds available from the Company’s Trust Account, after giving effect to any and all redemptions; and (2) proceeds from private placements of shares of the Company’s Class A common stock to certain institutional investors to occur immediately prior to the closing of the Business Combination, of which the Company currently has commitments for $304.7 million of proceeds.
Additional information regarding DK, SBT and the Business Combination is available in the definitive proxy statement/prospectus filed with the SEC on January 6, 2020.

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
DraftKings Inc.
Boston, MA
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of DraftKings Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2015.
Boston, MA
March 12, 2020

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,
	2019	2018
Assets
Current assets:
Cash	$76,533	$117,908
Cash reserved for users	144,000	111,698
Receivables reserved for users	19,828	21,334
Prepaid expenses and other current assets	20,787	11,233
Total current assets	261,148	262,173
Property and equipment, net	25,945	14,102
Intangible assets, net	33,939	16,876
Goodwill	4,738	4,738
Equity method investment	2,521	—
Deposits	2,434	1,504
Total assets	$330,725	$299,393
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$85,295	$56,149
Liabilities to users	163,035	132,769
Term note	6,750	3,750
Settlement liability	—	3,272
Total current liabilities	255,080	195,940
Convertible promissory notes	68,363	—
Other long-term liabilities	56,862	27,403
Total liabilities	$380,305	$223,343
Commitments and contingencies (note 13)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,
	2019	2018
Redeemable convertible preferred stock:
Series E-1 redeemable convertible preferred stock, $0.001 par value; 54,901 shares authorized, issued and outstanding at December 31, 2019 and 2018; liquidation preference of $120,943 as of December 31, 2019	$119,752	$119,427
Series F redeemable convertible preferred stock, $0.001 par value; 78,445 shares authorized, 55,349 and 57,068 shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference of $141,117 and $145,499 as of December 31, 2019 and 2018, respectively	138,619	141,850
Total redeemable convertible preferred stock	258,371	261,277
Stockholders’ deficit:
Common stock, $0.001 par value; 735,000 shares authorized as at December 31, 2019 and 2018; 389,610 and 384,009 shares issued and outstanding at December 31, 2019 and 2018, respectively	390	384
Additional paid-in capital	690,443	670,439
Accumulated deficit	(998,784)	(856,050)
Total stockholders’ deficit	(307,951)	(185,227)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$330,725	$299,393
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	Years Ended December 31,
	2019	2018	2017
Revenue	$323,410	$226,277	$191,844
Cost of revenue	103,889	48,689	31,750
Sales and marketing	185,269	145,580	156,632
Product and technology	55,929	32,885	20,212
General and administrative	124,868	75,904	56,448
Loss from operations	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	1,348	666	(1,541)
Gain on initial equity method investment	3,000	—	—
Other expense, net	—	—	(607)
Loss before income tax provision	(142,197)	(76,115)	(75,346)
Income tax provision	58	105	210
Loss from equity method investment	479	—	—
Net loss	$(142,734)	$(76,220)	$(75,556)
Loss per share attributable to common stockholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(Amounts in thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2016	184,499	$490,971	22,291	$22	$3,998	$(704,274)	$(700,254)
Conversion of Debt to Series E Preferred Stock	103,077	160,928	—	—	—	—	—
Issuance of Series E-1 Redeemable Convertible Preferred Stock	54,901	118,623	—	—	—	—	—
Issuance of Series D Redeemable Convertible Preferred Stock for In-kind Transfer	714	1,077	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	(288,290)	(654,103)	353,850	354	653,749	—	654,103
Exercise of Stock Options	—	—	1,233	1	179	—	180
Issuance of Common Stock for In-kind Transfer	—	—	2,558	3	172	—	175
Accretion of Preferred Stock Issuance Cost	—	1,513	—	—	(1,513)	—	(1,513)
Stock-Based Compensation Expense	—	—	—	—	4,500	—	4,500
Net Loss	—	—	—	—	—	(75,556)	(75,556)
Balances at December 31, 2017	54,901	119,009	379,932	$380	661,085	(779,830)	(118,365)
Issuance of Series F Preferred Stock	57,068	141,590	—	—	—	—	—
Exercise of Stock Options	—	—	2,385	2	550	—	552
Common Stock Issued	—	—	393	1	339	—	340
Issuance of Common Stock for In-kind Transfer	—	—	1,299	1	1,933	—	1,934
Accretion of Preferred Stock Issuance Cost	—	678	—	—	(678)	—	(678)
Stock-Based Compensation Expense	—	—	—	—	7,210	—	7,210
Net Loss	—	—	—	—	—	(76,220)	(76,220)
Balances at December 31, 2018	111,969	$261,277	384,009	$384	$670,439	$(856,050)	(185,227)
Issuance of Series F Preferred Stock	2,879	7,824	—	—	—	—	—
Exercise of Stock Options	—	—	2,873	3	1,145	—	1,148
Common Stock Issued	—	—	1,906	2	437	—	439
Issuance of Common Stock for In-kind Transfer	—	—	822	1	1,363	—	1,364
Repurchase of Preferred Stock and Issuance of Promissory Note	(4,598)	(11,722)	—	—	—	—	—
Accretion of Preferred Stock Issuance Cost	—	992	—	—	(992)	—	(992)
Stock-Based Compensation Expense	—	—	—	—	17,613	—	17,613
Issuance of warrants	—	—	—	—	438	—	438
Net Loss	—	—	—	—	—	(142,734)	(142,734)
Balances at December 31, 2019	110,250	$258,371	389,610	$390	$690,443	$(998,784)	$(307,951)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
	Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net loss	(142,734)	(76,220)	(75,556)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,636	7,499	6,301
Non-cash rent expense	377	37	(120)
Non-cash interest expense	424	31	1,487
Stock-based compensation expense	17,613	7,210	4,500
Advertising expense paid through issuance of common stock and warrants	1,802	1,934	1,252
Amortization of debt discount	—	—	141
Gain on derivative fair value adjustment	—	—	(184)
Loss on exit activities	179	—	877
Loss on disposal of assets	730	—	185
Loss on conversion of promissory notes	—	—	650
Loss from equity method investment	479	—	—
Gain on initial equity method investment	(3,000)	—	—
Deferred income taxes	54	19	145
Changes in operating assets and liabilities:
Cash reserved for users	(32,302)	(22,633)	(17,346)
Receivables reserved for users	1,506	(4,087)	5,680
Prepaid expenses and other current assets	(9,554)	(2,214)	(4,175)
Deposits	(930)	728	(133)
Accounts payable and accrued expenses	27,946	5,699	(29,793)
Other long-term liabilities	18,028	12,068	5,307
Settlement liability	(3,400)	(2,212)	783
Liabilities to users	30,266	26,562	11,562
Net cash used in Operating Activities	(78,880)	(45,579)	(88,437)
Cash Flows from Investing Activities:
Purchases of property and equipment	(16,703)	(13,683)	(599)
Capitalization of internal-use software costs	(14,816)	(12,738)	(7,116)
Acquisition of state licenses	(10,752)	(251)	—
Net cash used in Investing Activities	(42,271)	(26,672)	(7,715)
Cash Flows from Financing Activities:
Proceeds from term note	3,000	—	—
Repayment of notes payable	—	(1,250)	—
Net proceeds from issuance of common stock	439	—	—
Net cost due to conversion of Series E Stock	—	—	(272)
Net proceeds due to issuance of Series E-1 Redeemable Convertible Preferred Stock	—	—	118,623
Net proceeds due to issuance of Series F Redeemable Convertible Preferred Stock	7,824	141,590	—
Repurchase of Series F Redeemable Convertible Preferred Stock	(722)	—	—
Net proceeds from issuance of convertible promissory notes	68,087	—	—
Proceeds from exercise of stock options	1,148	552	180
Net cash provided by Financing Activities	79,776	140,892	118,531
Net (Decrease) Increase in Cash	(41,375)	68,641	22,379
Cash at Beginning of Year	117,908	49,267	26,888
Cash at End of Year	76,533	117,908	49,267
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-cash redemption of Series F redeemable convertible preferred to stock through issuance of promissory notes	11,000	—	—
Accretion of Series E-1 and F Redeemable Convertible Preferred Stock	992	678	1,513
Conversion of Series A through E of preferred stock to common stock	—	—	654,103
Conversion of convertible notes into preferred stock	—	—	160,928
Common stock issued	—	340	—
Acquisition of state licenses included in accounts payable and accrued expenses	1,000	—	—
Supplemental Disclosure of Cash Activities:
Cash paid for interest	260	261	285

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
1.   Description of Business
DraftKings Inc. (the “Company” or “DraftKings”) was incorporated in Delaware on December 31, 2011. The Company provides online and retail sports wagering offerings, online daily fantasy sports contests, and online casino games. The Company is headquartered in Boston, MA. The Company began accepting users in the United States and Canada in 2012. The Company began accepting users in the United Kingdom in 2016, and in Germany, Malta, Netherlands, Ireland, and Austria in 2017 and in Australia in 2018.
From 2015 through 2017, the daily fantasy sports industry was subject to government inquiries in the United States. State Attorneys General in Delaware, Georgia, Hawaii, Illinois, Maryland, Mississippi, Nevada, New York, Ohio, Rhode Island, Tennessee, Texas and West Virginia issued advisory opinions regarding the legality of daily fantasy sports in their respective states. As of February 20, 2020, the Company had reached agreements with the Attorneys General of Alabama, Hawaii and Idaho to suspend offering paid contests to individuals physically present at the time of contest entry in those states until such time a legislative solution is reached. A law authorizing fantasy sports was enacted by the Alabama legislature this year and DraftKings reentered the state to offer paid fantasy sports contests on June 18, 2019. The Company has suspended permitting participation in paid contests from Nevada and is currently seeking judicial clarifications with respect to offering paid contests to individuals in Texas, while continuing to permit participation from that state.
Due to the Company’s interpretation of existing laws in Arizona, Louisiana, Montana, and Washington, the Company has not historically permitted individuals in those states to participate in paid contests. In April 2019, the Iowa legislature passed a bill to legalize fantasy sports and, in May 2019, the bill was signed into law by the Governor of Iowa. DraftKings launched paid fantasy sports contests in Iowa on October 24, 2019.
Laws defining fantasy sports contests as games of skill and requiring certain consumer protections have been enacted in New York, Mississippi, Massachusetts, Virginia, Missouri, Indiana, Colorado, Kansas, Maryland, Arkansas, Tennessee, New Jersey, Delaware, New Hampshire, Vermont, Maine, Connecticut, Ohio, Alabama, Pennsylvania, Iowa, and Michigan. Of the remaining 20 states (and Washington, D.C.) that the Company operates in, two states (Kentucky and Nebraska) and one state the Company does not currently operate in (Arizona) have introduced legislation to authorize and regulate fantasy sports. Two states currently enjoy positive legal opinions from the states Attorneys General (West Virginia and Rhode Island).
In May 2018, the Supreme Court (the “Court”) struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. Since the Court’s decision, states have moved quickly to legalize and regulate sports betting. U.S. jurisdictions with statutes legalizing statewide online sports betting as of December 31, 2019 are Nevada, New Jersey, West Virginia, Delaware, Pennsylvania, Indiana, Iowa, Tennessee, New Hampshire, Washington, D.C, and Rhode Island. States with current or in process statutes for online gaming are Colorado, Illinois, Indiana, Iowa, Nevada, New Hampshire, New Jersey, Oregon, Pennsylvania, Rhode Island, Tennessee, Washington, D.C. and West Virginia. Colorado enacted a law that became effective after approval by voters in a referendum in November 2019. States authorizing and regulating sports betting at specific retail locations are Nevada, New York, North Carolina, Illinois, Iowa, Indiana, New Hampshire, Washington, D.C., New Jersey, West Virginia, Mississippi, Rhode Island, Delaware, Pennsylvania, Arkansas and Colorado. Some states have passed laws authorizing sports wagering on the Internet or in retail locations, but no operators are offering live betting yet. The Company currently operates Internet sports betting in Indiana, Iowa, New Hampshire, New Jersey Pennsylvania, and West Virginia. The Company has retail sportsbooks in Mississippi, New York, New Jersey and at three locations in Iowa. The Company also has multi-state agreements in place to expand operations upon the passing of the appropriate laws and regulations and the receipt of the appropriate license.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The Company launched an online casino product in New Jersey in December 2018.
2.   Summary of Significant Accounting Policies and Practices
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.
Going Concern
Since its inception, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock (including proceeds from convertible debt, which converted into convertible preferred stock) and borrowings under loan and security agreements. The Company has experienced operating losses for the years ended December 31, 2019, 2018 and 2017. In addition, as of December 31, 2019, 2018 and 2017, the Company had negative operating cash flows of  $78,880, $45,579 and $88,437, respectively. The Company expects to continue to incur operating losses for the foreseeable future. As of March 12, 2020, the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company does not expect that its cash and cash equivalents, cash provided by financing activities (including those disclosed in Note 7) and the ability to draw down on its line of credit, will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through March 12, 2021.
The Company plans to seek additional funding through equity financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.
If the Company is unable to obtain funding, the Company will be forced to delay or reduce some of its product portfolio expansion efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Based on its recurring losses from operations incurred, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the valuation of equity awards; fair value estimates of embedded derivatives; purchase price allocations, including fair value estimates of intangible assets and long-term contingent liabilities; the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses.
Acquisitions
The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.
Cash
Cash includes highly liquid checking and instant access internet banking accounts which are owned by the Company.
Cash Reserved for Users
The Company maintains separate bank accounts to segregate users’ funds from operational funds. In certain regulated jurisdictions, user funds are titled to DK Player Reserve, LLC, a wholly-owned subsidiary of the Company, which was organized in the State of Delaware, for the purpose of protect users’ funds in the event of creditor claims.
Receivables Reserved for Users
User deposit receivables are stated at the amount the Company expects to collect from a payment processor. These arise due to the timing differences between a user’s deposit and the receipt of the payment into the Company’s bank accounts. Receivables also arise as the result of the securitization policies of certain payment processors.
Property and Equipment, net
Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:
Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years
Intangible Assets, Net
Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.
User Relationships
User relationships are finite-lived intangible assets which are amortized over their estimated useful lives, ranging from six months to eleven years. User relationships are typically generated through business combinations.
Internally Developed Software
Software that is developed for internal use is accounted for pursuant to ASC Topic 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations.
State Licenses
The Company incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses. The cost of purchasing business licenses and subsequent renewals of business licenses are capitalized and amortized over the estimated useful life of the asset or straight-line method, whichever is greater.
Goodwill
The Company performs its annual impairment testing at December 31. In testing goodwill for impairment, the Company first considers qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. Such qualitative factors include macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a two-step goodwill impairment test. The two-step test starts with comparing the fair value of the reporting unit to the carrying amount of a reporting unit, including goodwill. If the fair value exceeds the carrying amount, no impairment loss is recognized. However, if the carrying amount of the reporting unit exceeds its fair value, the second step is performed to determine if

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

goodwill is impaired. If the Company determines that goodwill is impaired, an impairment charge is recorded in the consolidated statements of operations. Based on the assessment performed during the years ended December 31, 2019 and 2018, the Company determined it was more likely than not that goodwill is not impaired.
Impairment of Long-Lived Assets
Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as internal-use software, state licenses and user relationships. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted future cash flows. There were immaterial impairments related to previously capitalized software that were not placed in service during the years ended December 31, 2019 and 2018.
Equity Method Investment
The Company owns 46% of the common stock of DKFS, LLC. The Company uses the equity method to account for investments in which the Company has the ability to exercise significant influence over operating and financial policies of the investee, but do not control. The Company’s carrying value in the equity method investee is reflected in the caption “Equity method investment” on the consolidated balance sheets and changes in value are recorded in other income (expenses), net on the consolidated statements of operations. The Company’s judgment regarding the level of influence over the equity method investee includes considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions.
Under the equity method, the Company’s investment is initially measured at cost and subsequently increased or decreased to recognize the Company’s share of income and losses of the investee, dividends received, capital contributions and distributions and impairment losses. The Company performs a qualitative assessment quarterly and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value.
Deposits
The Company has security deposits with the lessors of the Company’s operating facilities totaling $2,434 and $1,504 as of December 31, 2019 and 2018, respectively. These balances include approximately $403 held in a certificate of deposit collateralizing the amounts outstanding on the credit cards.
Liabilities to Users
The Company records liabilities for amounts due to users which consist of user deposits, plus contest winnings and prizes awarded, less user withdrawals, contest entry fees, and contest margin earned by the Company. The Company maintains separate bank accounts for the amounts due to users. Total user liabilities are fully reserved by the cash reserved for users and receivables reserved for users.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and cash reserved for users. The Company maintains cash and cash reserves for users primarily across five financial institutions; however, the vast majority is held with one financial

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

institution within separate bank accounts, which management believes to be of a high credit quality, in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Leases
The Company accounts for leases under the provisions of ASC Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are recorded as operating leases. As of December 31, 2019 and 2018, all of the Company’s leases were operating leases.
The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liability, which is calculated as the difference between contractual lease payments and the rent expense, is recorded in other long-term liabilities in the consolidated balance sheets.
Revenue Recognition
In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. See Note 15 for a discussion of the effect of the New Revenue Standard on the consolidated financial statements.
The Company determines revenue recognition through the following steps:
•
Identifying the contract, or contracts, with the customer;

•
Identifying the performance obligations in the contract;

•
Determining the transaction price;

•
Allocating the transaction price to performance obligations in the contract; and

•
Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

The Company is currently engaged in the business of digital sports entertainment and gaming and provides users with daily fantasy sports content and online gaming opportunities. The following is a description of the Company’s revenue streams:
Daily Fantasy Sports (“DFS”) is a peer-to-peer platform in which users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join an event and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table. DFS revenue is generated from contest entry fees from users, net of amounts paid out as prizes and customer incentives. Sportsbook or Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”)

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

determined by the Company. In the event the user wins, the Company pays out the bet. Sportsbook revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to the users. iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house.
DFS, Sportsbook and iGaming as described above create a single performance obligation for the Company to operate the contest and award payouts to users based on the contest results. Revenue is recognized at the end of the respective event. Additionally, frequent player rewards given to customers for participation in gaming contests create material rights and represent separate performance obligations. Player awards create a liability when issued to players and are recognized as revenue when redeemed.
Other revenue represents revenue generated from media services, advertising and sponsored content provided by the Company and other miscellaneous revenue generating Sportsbook operations. Advertising and sponsored games represent a series of distinct services that are combined into a single performance obligation. Revenue from all other sources is recognized as control is transferred which is generally when the services are rendered.
Transaction Price Considerations
Variable Consideration: Variability in the transaction price arises primarily due to market-based pricing and cash discounts. DraftKings offers loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives to its customers in the form of marketing and promotion activities. Revenue for DFS, Sportsbook and iGaming is collected prior to the contest and is fixed for the arrangement. Player awards are recognized when awarded to the player. Media contracts typically do not contain variable payments or consideration payable to the customer.
Allocation of transaction price to performance obligations: Contracts with customers may include multiple performance obligations. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Company’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For DFS, Sportsbook and iGaming, the Company will allocate a portion of the transaction price to frequent player awards that create material rights. In addition, the Company will allocate a portion of the transaction price from qualifier events to the related live final event within the DFS revenue stream.
Certain costs to obtain or fulfill contracts
Under the New Revenue Standard, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit has been determined to be less than or equal to 1 year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.
Contract balances
Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. The Company currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Deferred revenue relates to payments received in advance of the satisfaction of performance under the contract. The Company maintains various customer loyalty programs, which allows users to earn frequent player rewards for playing in DraftKings contests. Player awards represents a material right to the customer, and awards may be redeemed for future services. Player awards earned by users, but not yet redeemed, are included within liabilities to users on the consolidated balance sheets. When a user redeems awards, the Company recognizes income in revenue on the consolidated statements of operations.
Certain player awards do not expire, and the Company recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to governmental agencies under unclaimed property laws. Revenue from breakage is recognized in proportion to customer redemptions. Revenue recognized related to breakage was $1,179, $421 and $1,800 in 2019, 2018 and 2017, respectively.
Refer to Note 15 for further information, including changes in deferred revenue during the period.
Cost of Revenue
Cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements. The Company incurs payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).
Sales and Marketing
Sales and marketing expenses consist primarily of expenses associated with advertising, strategic league and team partnerships and costs related to promotional contests (free contests funded entirely by the Company), including related personnel costs.
Product and Technology
Product and technology expenses consist of platform and software development costs prior to product launch, comprised mainly of product development and support personnel costs, including stock compensation expense, and related professional services, as well as depreciation of related hardware and software.
General and Administrative
General and administrative expenses consist primarily of administrative personnel costs, including executive salaries, stock compensation expense and benefits, professional services (including legal, regulatory, audit, licensing-related, deal-related consulting and lobbying services), rent and facilities maintenance, legal settlements and contingencies, insurance and depreciation of leasehold improvements and furniture and fixtures.
Advertising and Promotion Costs
Advertising costs and promotion costs are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. During the years ended December 31, 2019, 2018 and 2017, advertising and promotion costs were $152,203, $124,541 and $137,121, respectively.
Stock-based Compensation
The Company measures compensation expense for stock options and other stock awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on the grant date and recognized as compensation expense over the requisite service period. Generally, the Company issues stock options to employees with service-based, market based, or performance-based

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

vesting conditions. For awards with only service- based vesting conditions, the Company records compensation cost for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche- by tranche basis (the accelerated attribution method).
Under the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, the Company measures stock-based awards granted to non-employees based on the fair value of the award on the date on which the related service is completed. Compensation expense is recognized over the period during which services are rendered by non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model. The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax provision. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Earnings (loss) per share
Basic earnings (loss) per share (“EPS”) is calculated using the two-class method. Under the two-class method, basic earnings (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period after deducting contractual amounts of accretion on Series E-1 and Series F preferred shares and excluding the effects of any potentially dilutive securities. Diluted loss per share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.
Recently Adopted Accounting Pronouncements
As noted in the Company’s Revenue Recognition accounting policy above, the Company adopted Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) effective January 1, 2019. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures.
DraftKings adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. For contracts that were modified before the date of adoption, the Company elected to reflect the aggregate effect of all modifications when (i) identifying the satisfied and unsatisfied performance obligations, (ii) determining the transaction price, and (iii) allocating the transaction price to the satisfied and unsatisfied performance obligations. The comparative information has not been restated and continues to be reported under the accounting standards in effect for these periods. The Company expects the timing of revenue recognition for its significant revenue streams to remain substantially unchanged, with no material effect on revenue. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements. See Note 15 — Revenue Recognition, for further details.
In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax provision, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017. The Company adopted this ASU as of January 1, 2018 and elected to estimate the number of awards that are expected to vest. The Company included the impact of ASU 2016-09 in its consolidated financial statements.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740) (“ASU 2015-17”) to simplify the presentation of deferred taxes in a classified statement of financial position by requiring classification of all deferred tax positions as noncurrent, including valuation allowances, by jurisdiction. ASU 2015-17 is effective for all other entities for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2018 and all deferred tax positions are classified as noncurrent in the Company’s consolidated balance sheets.
Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in process of evaluating the impact of this new standard.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). This Update addresses users’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently in the process of evaluating the impact of this new standard.
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards will be initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement will be based on an estimate of the fair value of the equity instruments to be issued. The standard is effective in fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is not permitted before an entity’s adoption of ASC 606. The Company is currently in the process of evaluating the impact of this new standard.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), to delay the adoption date for ASU 2016-02. ASU 2016-02 is now effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is still permitted. The Company is currently in the process of evaluating the impact of this new standard.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

3.   Property and Equipment
Property and equipment, net consists of the following:
	December 31,
	2019	2018
Computer equipment and software	$9,685	$5,537
Furniture and fixtures	5,891	4,018
Leasehold improvements	17,373	7,924
Property and Equipment	32,949	17,479
Accumulated depreciation	(7,004)	(3,377)
Property and Equipment, net	$25,945	$14,102
Depreciation expense on property and equipment was $4,131, $1,185 and $1,934 during the years ended December 31, 2019, 2018 and 2017, respectively.
In 2019, the Company disposed of furniture and fixtures that were no longer in use. The loss on disposal of fixed assets for the year ended December 31, 2019, 2018 and 2017 totaled $730, $0, and $185, respectively.
4.   Intangible Assets and Goodwill
The Company has the following intangible assets, net at December 31, 2019:
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	—	$3,328	$(3,328)	$—
Internally developed software	2.35 years	43,753	(21,188)	22,565
State licenses	4.86 years	12,003	(629)	11,374
Intangible Assets, net		$59,084	$(25,145)	$33,939
The Company has the following intangible assets, net at December 31, 2018:
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	0.5 years	$3,328	$(3,013)	$315
Internally developed software	2.45 years	28,937	(12,572)	16,365
State licenses	0.75 years	251	(55)	196
Intangible Assets, net		$32,516	$(15,640)	$16,876
The Company recorded amortization expense of  $9,505, $6,314 and $4,367 for the years ended December 31, 2019, 2018 and 2017, respectively.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

At December 31, 2019, estimated future amortization of intangible assets is as follows:
Year ending December 31,
2020	$13,048
2021	10,250
2022	6,241
2023	2,200
2024 and thereafter	2,200
Total	$33,939
Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:
Balance as of December 31, 2017	$4,399
Goodwill acquired	339
Balance as of December 31, 2018	$4,738
Goodwill acquired	—
Balance as of December 31, 2019	$4,738
The Company recorded an increase of  $339 to goodwill in connection with an immaterial acquisition during the year ended December 31, 2018. No impairment of goodwill was recorded in the years ended December 31, 2019, 2018 and 2017.
5.
Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:
	December 31,
	2019	2018
Accounts payable	$16,618	$11,626
Accrued payroll and related expenses	17,770	9,857
Accrued litigation, lobbying and compliance	6,153	5,566
Accrued loyalty points	4,131	7,272
Accrued marketing fees	11,855	3,237
Accrued operating taxes	5,745	2,741
Accrued partnership fees	7,868	4,340
Accrued professional fees	4,191	1,978
Accrued software and licenses	1,589	2,263
Accrued other	9,375	7,269
Total	$85,295	$56,149

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

6.   Current and Long-term Liabilities
Term Note
In October 2016, the Company entered into an amended and restated loan and security agreement with Pacific Western Bank, which was most recently amended in August 2019 (as amended, the “Credit Agreement”). The Credit Agreement provides a revolving line of credit of up to $50,000. The Credit Agreement has a maturity date of September 15, 2020. As of December 31, 2019 and 2018, the Credit Agreement provided a revolving line of credit of up to $50,000 and $40,000, respectively. Principal amounts outstanding under the Credit Agreement totaled $6,750 and $3,750 as of December 31, 2019 and 2018, respectively. Net facility available from the Credit Agreement as of December 31, 2019 and 2018 totaled $38,769 and $31,769, respectively, which exclude the letters of credit outlined in Note 13.
Borrowings under the Credit Agreement bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, and the Credit Agreement requires monthly, interest-only payments. In addition, the Company is required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. Upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time.
As of December 31, 2019, the Company did not meet all financial and non-financial covenants per the Credit Agreement; however, the Company has received waivers from Pacific Western Bank for all covenants not met.
Borrowings under the Credit Agreement are secured by a first lien on all issued and outstanding shares of capital stock of the Company’s subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged) and on all assets, including intellectual property.
Pursuant to the Credit Agreement, the Company is required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from the Company’s gaming business, with Pacific Western Bank. The Company is also subject to certain affirmative and negative covenants until maturity. These covenants include limitations on the Company’s ability to incur additional indebtedness and to pay dividends. Obligations under the Credit Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to comply with covenants.
In connection with entering into the Credit Agreement, DraftKings issued a warrant to Pacific Western Bank to purchase 173,913 shares of its common stock at an exercise price of  $0.23 per share. The warrant is immediately exercisable and expires in October 2020.
Amounts outstanding, were recorded as current liabilities in the consolidated balance sheets as of December 31, 2019 and 2018. The interest rate in effect at December 31, 2019 and 2018 was 6.5%. The Company recorded interest expense of  $258, $256 and $284 as of December 31, 2019, 2018 and 2017, respectively, which is included in interest income (expense), net on the consolidated statements of operations. The amount allocated to the warrants in October 2013 was recorded as a debt discount and was fully amortized as of December 31, 2017. The amount was recognized as interest expense over the term of the Credit Agreement using the effective interest method.
Preferred Stock Investor in Series F Note
On September 26, 2019, the Company entered into share redemption agreements with certain funds managed by Preferred Stock Investor in Series F (the “Preferred Stock Investor in Series F Funds”), pursuant to which the Company repurchased and redeemed shares of its preferred stock held by the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Redemption”). A portion of the consideration paid by DraftKings in connection with the Preferred Stock Investor in Series F

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Redemption, equaling approximately $11,000, was paid by the issuance of promissory notes to certain of the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Notes”). The Preferred Stock Investor in Series F Notes have a maturity date of the earlier of September 26, 2021 and the date on which DraftKings closes an equity financing with gross proceeds to DraftKings of at least $100 million. Until December 31, 2019, unpaid interest will accrue on the Preferred Stock Investor in Series F Notes at a rate of 2.33% per annum, computed on a basis of a 365-day year and payable annually in arrears. Following December 31, 2019, unpaid interest will accrue at a rate of 7.5% per annum, computed on a basis of a 365-day year and payable annually in arrears. Upon any event of default, as defined in the Preferred Stock Investor in Series F Notes, and at the option and upon the declaration of the holder thereof, the Preferred Stock Investor in Series F Notes will accelerate, and all principal and unpaid accrued interest will become due and payable.
The Preferred Stock Investor in Series F Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the relevant Preferred Stock Investor in Series F Funds, the Company and Pacific Western Bank, dated as of September 25, 2019.
Indirect Taxes
Taxation of e-commerce is becoming more prevalent and could negatively affect the Company’s business and its users. The ultimate impact of indirect taxes on the Company’s business is uncertain, as is the period required to resolve this uncertainty. The Company’s estimated contingent liability for indirect taxes represents the Company’s best estimate of tax liability in jurisdictions in which the Company believes taxation is probable. The Company frequently reevaluates its tax positions for appropriateness.
Indirect taxation laws are complex and subject to differences in application and interpretation. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as the Company’s, and that application may be inconsistent from jurisdiction to jurisdiction. Tax authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business.
Additionally, the Company’s jurisdictional activities may vary from period to period which could result in differences in nexus from period to period. Lastly, the Company’s estimated contingent liability for indirect taxes may be materially impacted by future indirect tax audit results, litigation and settlements, should they occur.
As of December 31, 2019 and 2018, the Company’s estimated contingent liability for indirect taxes was $35,899, and $27,238, respectively. This is recorded within other long-term liabilities on the consolidated balance sheets and general and administrative expenses on the consolidated statements of operations.
Deferred Rent
In conjunction with its newly leased business facilities, the Company receives incentives from landlords for tenant owned leasehold improvements. These short-term and long-term amounts are recorded as deferred rent reported in the accounts payable and accrued expenses and other long-term liabilities sections of the consolidated balance sheet. These amounts are released ratably over the lease term, with an offset to current period lease expense. As of December 31, 2019, rent expense has been reduced by $377 due to the release of the deferred rent balance. Short-term and long-term balances of deferred rent are $1,125 and $9,747, respectively.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

7.   Convertible Promissory Notes
Beginning in December 2019, DraftKings issued subordinated convertible promissory notes to certain investors (the “Convertible Notes”). The aggregate principal amount outstanding under the Convertible Notes was approximately $69,123 (the “Convertible Notes”). Interest accrues on the Convertible Notes at a rate of 10% per annum and is automatically capitalized and added to the outstanding principal amount of each Convertible Note on each anniversary of the date of issuance of such Convertible Note. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount (the “Majority Holders”). In connection with issuance of the Convertible Notes, the Company incurred fees in the amount of 1.5% of the gross proceeds, payable to a related party as described in Note 12. These fees are capitalized as debt issuance costs and are recorded in the convertible promissory notes in the consolidated balance sheets. The amount owed to the related party is recorded in accounts payable and accrued expenses in the consolidated balance sheets.
The Convertible Notes automatically convert into equity upon (i) a business combination transaction that results in common shares of DraftKings, its successor or a new parent company being listed on a national securities exchange (a “Qualified Business Combination”), (ii) the issuance of equity securities of DraftKings that results in DraftKings receiving a minimum of  $100,000 in proceeds (a “Qualified Financing”) or (iii) an initial public offering of the equity securities of DraftKings pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”). In the case of a Qualified Business Combination, the outstanding principal and interest on the Convertible Notes will convert into listed common shares of DraftKings, its successor or the new parent entity, as applicable, at a price per share equal to (i) in the case of the closing of the Private Investment in Public Entity (“PIPE”) Transaction, the price paid by the cash investors purchasing PIPE Shares in the PIPE Transaction and (ii) in all other cases, the volume weighted average trading price of such shares for the five consecutive trading days ending on the trading day immediately preceding the closing of the Qualified Business Combination. In the case of a Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Qualified Financing, at a price per share equal to the price paid by the cash investors in such Qualified Financing. In the case of an IPO, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold in such IPO, at a price per share equal to the initial public offering price.
At the election of the Majority Holders, the Convertible Notes are convertible into equity upon the issuance of equity securities of DraftKings that results in DraftKings receiving less than $100,000 in proceeds (a “Non- Qualified Financing”). In the case of a Non-Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Non-Qualified Financing, at a price per share equal to the price paid by the cash investors in such Non-Qualified Financing.
In the event of a combination, consolidation or merger, other than a Qualified Business Combination, or a transfer of more than 50% of the voting power of DraftKings’ stock to stockholders that were not stockholders on the date of issuance of the Convertible Notes, the Company will be obligated to repay the Convertible Notes, an amount equal to the outstanding principal and interest, plus a prepayment premium equal to 15% of the original principal amount.
In addition to the foregoing, in the event that the Convertible Notes remain outstanding on December 16, 2022 (the “CN Maturity Date”), the Convertible Notes will convert as of the CN Maturity Date into shares of a newly created series of DraftKings’ preferred stock having substantially the same rights, privileges and preferences as DraftKings’ existing Series F Preferred Stock at a conversion price equal to $3.31 (as adjusted for any stock split, stock dividend, combination, recapitalization or similar transaction).

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The Convertible Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the holders of the Convertible Notes, DraftKings and Pacific Western Bank.
The Convertible Notes have a provision requiring the repayment of the notes at a premium upon a change of control, which constitutes an embedded compound derivative that is being accounted for separately. Each reporting period, the Company will record the derivative liability at fair value, with any changes in fair value recorded in the consolidated statements of operations. The Company determined that the fair value of this embedded compound derivative was $457 at December 31, 2019. The derivative was recorded as a debt discount and will be amortized as interest expense using the effective interest method. The Company recorded total interest expense of  $276 for the year ended December 31, 2019.
8.   Redeemable Convertible Preferred Stock
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2019:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,752
Series F redeemable convertible preferred stock	78,445	55,349	138,619
Total	133,346	110,250	$258,371
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2018:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,427
Series F redeemable convertible preferred stock	78,445	57,068	141,850
Total	133,346	111,969	$261,277
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2017:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,009
In September 2019, the Company repurchased 4,598 of Series F preferred stock through the issuance of  $11,000 convertible notes and a cash payment of  $722 as described in Note 6. As of December 31, 2019, the Company had 54,901 and 55,349 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57 and 2.55 per share, respectively.
As of December 31, 2018, the Company had 54,901 and 57,068 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57, and 2.55 per share, respectively.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

As of December 31, 2017, the Company had 54,901 Series E-1 convertible preferred stock issued and outstanding with a conversion rate of approximately 1.12 per share.
Voting
Each holder of each series of preferred stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could be converted, as defined below. Except as otherwise required by law, or by the provisions of the Certificate of Incorporation, the holders of preferred stock shall vote together with the holders of common stock as a single class.
Dividends
The holders of Series E-1 and Series F preferred stock are generally not entitled to any dividends. However, no dividends shall be declared or paid on shares of any other classes or series of capital stock of the Company, unless the holders of preferred stock first receive a dividend, with the preferred stock dividend calculated in such a manner that it would result in the highest possible preferred stock dividend. As of December 31, 2019, no dividends have been declared for either Series E-1 or Series F.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series E-1 or Series F shall be entitled to be paid out of the assets of the Company on a pari passu basis before any payments are made to the holders of common stock.
Conversion
Each share of preferred stock is convertible at the option of the holder by dividing the original issue price by the applicable conversion price. The original issue prices for Series E-1 and Series F were approximately $2.20 and $2.55, respectively. The conversion prices in effect as of December 31, 2019 for Series E-1 and Series F preferred stock are approximately $1.57 and $2.55, respectively, which result in share conversion factors of approximately 1.40 for Series E-1 and 1.00 for Series F. If all preferred stock converts to common stock, the Company would issue 77,132 shares of common stock to the holders of Series E-1 and 55,349 shares of common stock to the holders of Series F.
The applicable conversion prices are subject to adjustment, as defined in the Certificate of Incorporation.
Redemption
At any time on or after August 17, 2023, with respect to the Series E-1, the Series E-1 majority and with respect to the Series F, the Series F majority (each as defined in the Certificate of Incorporation) may request to redeem the applicable original issue price per share plus all declared but unpaid dividends on each series of preferred stock, in three annual installments commencing not more than sixty days after receipt by the Company of a written notice requesting redemption. Due to this contingent redemption feature that is outside of the Company’s control and, accordingly, pursuant to ASC 480-10-S99, the preferred shares are recorded at their redemption value, outside of stockholder’s equity (mezzanine equity). Subsequent to the date of the Business Combination Agreement, the instruments will be assessed to determine whether it is probable of the instruments being redeemed as a result of a contingency being resolved. When it is deemed probable, the fair value will be adjusted to the new estimate of the fair value in that period.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

9.   Common Stock
Per the Company’s Ninth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 735,000 shares of  $0.001 par value common stock. As of December 31, 2019 and 2018, 389,610 and 384,009 shares, respectively, of  $0.001 par value common stock were issued and outstanding.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the board of directors, subject to the preferential dividend rights of the preferred stockholders. No dividends have been declared through December 31, 2019.
10.   Stock-Based Compensation
In 2012, the Board of Directors adopted the 2012 Stock Option and Restricted Stock Incentive Plan (the “2012 Plan”), which provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019 and 2018, the total number of shares available for issuance under the 2012 Plan were 5,614 and 12,313, respectively. Stock options are generally granted with an exercise price equal to the fair value of the common stock at the grant date, a graded vesting period of four years and a 10-year contractual term. Incentive stock options may only be granted to employees and the exercise price shall not be less than the fair value of the stock on the grant date. If an employee owns more than 10% of the combined voting stock of the Company, the exercise price may not be less than 110% of the fair market value of the stock on the grant date. The Company only issued service-based vesting awards under the 2012 Plan.
In 2017, the Board approved the 2017 Equity Incentive Plan (the “2017 Plan” and, together with the 2012 Plan, the “Plans”). No new awards have been issued under the 2012 Plan following the approval of the 2017 Plan. The 2017 Plan provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019, the total number of shares available for issuance under the Plan was 75,671 shares. As of December 31, 2019, a share reserve established that the aggregate number of shares may not exceed 130,825 shares under the Plans. The exercise price of stock options issued under the 2017 Plan will generally not be less than 100% of the fair market value of the Company’s common stock on the date of grant, as determined by the board of directors. The Company issued service-based and performance-based vesting awards under the 2017 Plan. The service-based awards generally vest over a four-year period with graded vesting and expire no later than ten years from the date of grant. The Company issues two types of performance- based option awards pursuant to the 2017 Plan: Long Term Incentive Plan (“LTIP”) and Performance-Based Stock Compensation Plan (“PSP”).
The LTIP is a performance-based stock compensation plan that utilizes long-term financial metrics to incentivize key executives and align growth objectives between executives and the Company. The LTIP has vesting targets based on any one of the following thresholds related to annual revenue, annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) or the fair value of the Company’s common stock in the event of an initial public offering, change in control or majority transaction, as defined per the LTIP.
The PSP is a short-term performance-based stock compensation plan. It was designed to incentivize key members of management and align short-term growth objectives related to the Company. PSP awards vest based on meeting both revenue and EBITDA targets.
As of December 31, 2019 and 2018, the Company has only issued stock options that are settled in the Company’s common stock. No restricted stock or other forms of equity-based awards have been issued.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model and the assumptions noted in the table below. The fair value is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, the Company recognizes compensation cost using the straight-line method. Expected volatility is based on average volatility for a representative sample of comparable public companies.
The expected term represents the period of time that the options are expected to be outstanding. The expected term is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected life of the option. The fair value of the stock options issued was measured using the following assumptions for the years ended December 31:
	2019	2018
Risk free interest rate	1.95%	2.80%
Expected term (in years)	6.02	6.11
Expected volatility	41.48%	41.98%
Expected dividend yield	0%	0%
The weighted-average grant-date fair values of options granted during the years ended December 31, 2019 and 2018 were $0.72 and $0.54 per share, respectively. During the years ended December 31, 2019 and 2018, the Company received proceeds from the exercise of stock options of  $1,148 and $552, respectively, and the aggregate intrinsic value of those stock options exercised was $3,406 and $2,234, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2019, 2018 and 2017 was $9,803, $7,334 and $3,351, respectively.
As of December 31, 2019, total unrecognized stock-based compensation expense of  $19,769 related to unvested share-based compensation arrangements granted under the Plan is expected to be recognized over a weighted-average period of 2.03 years. Total stock-based compensation expense of  $17,614, $7,210 and $4,500 was recognized for the years ended December 31, 2019, 2018 and 2017, respectively.
LTIP options
LTIP awards have been issued since November 2017 pursuant to the Company’s 2017 Plan. The fair value of each LTIP option is estimated on the grant date using the Black-Scholes option-pricing model for those awards, with only performance conditions and the assumptions noted in the table above. Awards that vest based on market conditions are valued using a Monte-Carlo model however no compensation cost will be recognized unless an IPO or liquidity event occurs. Awards vest based on a combination of factors, including achievement of revenue, EBITDA, and stock value targets measured upon an IPO or liquidity event. For the year ended December 31, 2019, the Company recognized compensation costs of  $5,236 for LTIP awards. No compensation cost has been recognized for the LTIP for the year ended December 31, 2018 and 2017 because no awards were considered probable of vesting as of December 31, 2018 and 2017 as per the terms of the LTIP plan.
PSP options
PSP awards have been issued since November 2017 pursuant to the terms of the 2017 Plan. The Plan grants options to key executives that vest based on achievement of short-term revenue and EBITDA targets. PSP options are valued using the Black-Scholes option-pricing model with the assumptions noted in the table above. Based on the results of fiscal year 2018 the PSP targets were not achieved. PSP options vested in 2019 after board approval and $5,221 of compensation costs were recorded for PSP options during the year ended December 31, 2019. Total stock-based compensation cost of  $0 and $0 was recognized for the years ended December 31, 2018 and 2017.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Non-Employee Warrants
In September 2019, the Company issued warrants to a non-employee vendor providing marketing services. The warrant allows the vendor to purchase 341 shares of common stock for an exercise price of $0.01 per share over a 5-year term. The warrants were issued for marketing services provided to the Company, were fully vested, and had no future requisite service period. Compensation cost of  $444 was recognized entirely in the year ended December 31, 2019. Compensation cost for this warrant is presented within general and administrative expenses in the consolidated statement of operations. As of December 31, 2019, the warrant remains unexercised.
The following table shows stock option activity for the years ended December 31, 2019, 2018 and 2017:
	Number of Shares				Weighted Average Exercise Price	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value
	Time Based	PSP	LTIP	Total
Outstanding at December 31, 2016	$44,530	—	—	44,530	$0.22	8.24	$30,680
Granted	14,165	—	5,131	19,296	1.17
Exercised	(1,306)	—	—	(1,306)	0.15
Forfeited	(958)	—	—	(958)	0.61
Outstanding at December 31, 2017	$56,431	—	5,131	61,562	$0.51	8.00	$32,401
Granted	13,564	5,320	35,058	53,942	1.18
Exercised	(2,297)	—	—	(2,297)	0.25
Forfeited	(1,171)	(159)	—	(1,330)	0.88
Outstanding at December 31, 2018	$66,527	5,161	40,189	111,877	$0.84	8.15	$69,765
Granted	16,278	6,263	5,628	28,169	1.65
Exercised	(2,837)	(112)	—	(2,949)	0.41
Forfeited	(1,196)	(79)	—	(1,275)	1.19
Outstanding at December 31, 2019	$78,772	11,233	45,817	135,822	$1.01	7.64	$203,431
Time Vesting*				75,170	$0.84	7.01	$125,849
PSP**				10,719	$1.44	8.92	$11,484
LTIP**				8,568	$1.21	8.42	$11,129

*
Adjusted for assumed forfeitures

**
Adjusted for assumed forfeitures, excludes post-2019 vesting

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

11.   Income Taxes
Loss before provision for (benefit from) income taxes for the years ended December 31, 2019, 2018 and 2017 consist of the following:
	Year Ended December 31,
	2019	2018	2017
United States	$(142,198)	$(76,122)	$(75,445)
Foreign	1	7	99
Loss before provision for (benefit from) income taxes	$(142,197)	$(76,115)	$(75,346)
The components of the provision (benefit) for income taxes consisted of the following:
	Year Ended December 31,
	2019	2018	2017
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	4	86	65
Total current provision	4	86	$65
Deferred:
Federal	$—	$9	$36
State	54	10	109
Foreign	—	—	—
Total deferred provision	54	19	145
Total provision	$58	$105	$210
The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:
	Year Ended December 31,
	2019	2018	2017
Provision for income taxes at statutory rate	$(29,863)	$(15,984)	$(25,400)
Prior year provision true-ups	3,164	(157)	982
State taxes, net of federal benefit	(7,522)	(7,525)	(2,769)
Certain stock-based compensation expenses	2,412	430	536
Non-deductible lobbying expenses	1,885	1,352	2,505
Non-deductible acquisition expenses	2,068	—	—
Change in valuation allowance	19,988	21,584	(66,370)
Impact of federal rate change on net deferred taxes	—	—	90,889
Net operating loss write-off	7,246	—	—
Other	680	405	163
Provision for income taxes	$58	$105	$210

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

In 2019, the Company wrote off  $7,246 of the net operating loss deferred tax asset due to the IRC Section 382 limitation discussed below, with a corresponding reduction to the valuation allowance of  $7,246 for a net provision impact of  $0.
The Tax Cuts and Jobs Act was enacted on December 22, 2017 (“the Act”). The Act contains significant changes to corporate taxation including, but not limited to, reducing the U.S. federal corporate tax rate from a top marginal rate of 35% to 21%, requiring companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creating new taxes on certain foreign sourced earnings. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act.
As of December 31, 2017, the Company re-measured U.S. federal deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The amount recorded related to the re-measurement of our deferred tax asset balance was a decrease of  $90,890, with a corresponding reduction to the valuation allowance of  $91,050 for a net benefit of  $160.
The Act limited the deduction for net operating loss carryovers generated in the taxable years beginning after December 31, 2017, to 80% of taxable income computed without regard to the deduction and extended the life of these net operating losses to an indefinite carryforward. Due to the indefinite life of the net operating losses generated after December 31, 2017 and the annual 80% NOL utilization limitation that would be imposed in the year of use, the Act resulted in the indefinite life deferred tax liability becoming a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. As of December 31, 2017, the amount recorded related to the scheduling of the indefinite-lived intangibles was a benefit of  $230.
The one-time transition tax is based on our total post-1986 earnings and profits (“E&P”) for which we have previously deferred from U.S. income taxes. We recorded a provisional amount for our one-time transition tax liability of  $36 for our foreign subsidiaries, resulting in an increase of income tax provision of $0 as we are utilizing net operating losses, which had a full valuation allowance, against the one-time transition tax liability. During the year ended December 31, 2018 we completed our calculation of the total post-1986 foreign E&P for these foreign subsidiaries and increased the one-time transition tax liability by $15, resulting in no change to income tax expense as we utilized net operating losses, which had a full valuation allowance, against the one-time transition tax liability.
As a result of the Act and the current U.S. taxation of deemed repatriated earnings, the additional taxes that might be payable upon repatriation of foreign earnings are not significant. However, we do not have any current plans to repatriate these earnings because the underlying cash will be used to fund the ongoing operations of the foreign subsidiaries.
As of December 31, 2018, we have completed our accounting for the effects of the Act, including the transition tax, remeasurement of deferred taxes, our reassessment of valuation allowance and electing to account for global intangible low-taxed income (“GILTI”) as a period expense. There were no additional expenses recognized in the year ended December 31, 2018 to adjust the provisional amounts recorded in 2017 related to the Act.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2019 and 2018 are as follows:
	As of December 31,
	2019	2018
Deferred tax assets:
Stock-based compensation	$4,552	$3,472
Intangible assets	123	187
Fixed assets	—	365
Accrual and other temporary differences	20,907	12,273
Credit carryforwards	15	15
Net operating loss carryforwards	217,836	203,180
Total deferred tax assets:	$243,433	$219,492
Deferred tax liability:
Capitalized software costs	(6,335)	(4,364)
Fixed assets	(2,035)	—
Total Net Deferred Tax Assets	235,063	215,128
Valuation allowance	(235,280)	(215,292)
Net deferred tax liabilities	$(217)	$(164)
The Company has provided a valuation allowance against the net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured as of December 31, 2019. In computing our valuation allowance needs, we include the deferred tax liability associated with assets that have an indefinite life for US GAAP purposes because they provide a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. For the year ended December 31, 2019, the valuation allowance increased by approximately $19,988.
As of December 31, 2019, the Company had federal and state tax net operating loss carryforwards of approximately $676,040 and $759,040, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2039. The aggregate amount of federal NOLs that are not expected to be utilized due to the annual Section 382 limitations is $34,504 and the tax effect of  $7,246 was written off during the year ended December 31, 2019, as discussed in more detail below. Additionally, the Company has $134,400 of federal net operating loss carryforwards which carryforward indefinitely, subject to an 80% taxable income limitation in the year of utilization. The Company has generated $171 and $100 of operating loss carryforwards in Malta and Australia, respectively, both of which carryforward indefinitely. The Company has approximately $15 of federal research credit carryforwards available that expire through 2032.
Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed a Section 382 study through December 31, 2019 to assess whether an ownership change had occurred, or whether there had been multiple ownership changes since its formation. The Company concluded that ownership changes occurred in November 2013 and March 2017. As a result, the Company’s use of NOL carryforwards as of March 2017 are subject to annual limitations through 2037. For the tax year ending December 31, 2020, these NOLs are subject to a cumulative limitation of  $295,605 and each year after is

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

subject to an annual limitation of  $77,069 in 2021, $25,247 in 2022 and $15,051 through 2037. Annual limitations under Section 382 that go unused can be carried forward to allow for an increased limitation in future years. The federal net operating losses incurred by the Company after February 2017 are not impacted by these limitations as of December 31, 2019. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards.
With limited exception, the Company is no longer subject to U.S. federal and state income tax audits by taxing authorities for years through 2015. The years subsequent to 2015 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. Although the timing and outcome of tax audits is always uncertain, management has analyzed the Company’s income tax positions taken for all open years and has concluded that no provision for uncertain tax positions is required in the consolidated financial statements.
12.   Related-Party Transactions
Media Purchase Agreement (“MPA”)
In July 2015, the Company entered into a MPA with a related party purchaser for various media placements from 2015 through 2018. The MPA was amended to extend through 2021. The annual commitment for calendar years 2017 through 2021 was $15,000 per year plus an additional contingent commitment of  $5,000 per year. The contingent commitment relates to the Company’s allocation of its non-integration advertising with other advertisers. Effective January 2019, the future minimum commitments related to the MPA were reduced to $15,000 in aggregate through December 31, 2021 ($5,000 per year) and the contingent commitment was removed. If the Company satisfies the $15,000 commitment prior to December 31, 2021, the MPA will expire unless the Company elects to extend the MPA through the next NFL season with no required minimum. The Company recorded expense of  $8,411 and $23,313 related to the MPA for the years ended December 31, 2019 and 2018, respectively, in sales and marketing expenses in the consolidated statements of operations. As of December 31, 2019, and 2018, $2,413 and $428, respectively, of MPA contractual obligations were unpaid and included in accounts payable and accrued expenses in the consolidated balance sheets. Future minimum obligations under the MPA are included in the other contractual obligations table in Note 13.
Private Placement Agent
In March 2015, the Company entered into an engagement letter with a related party (the “Private Placement Agent”), pursuant to which the related party served as a private placement agent for DraftKings in connection with DraftKings’ Series E and Series E-1 preferred stock financings. The engagement letter terminated in June 2018. Of the Company’s Series E-1 redeemable convertible preferred stock issued and outstanding, $119,752 and $119,427 as of December 31, 2019 and 2018, respectively, is held by the related party. Redeemable convertible preferred stock is discussed in Note 8. In connection with the Company’s Series E-1 redeemable convertible preferred stock issuance, $2,066 of fees were incurred during the year ended December 31, 2017 and $0 in fees were incurred during the years ended December 31, 2019 and 2018. The 2017 fees are accreted ratably over the expected life of Series E-1. These fees are presented in the Series E-1 redeemable convertible preferred stock in the consolidated balance sheets.
The Company also entered into an engagement letter in August 2019, and amended in December 2019, with the Private Placement Agent. Pursuant to the engagement letter, the Private Placement Agent has acted as the exclusive financial advisor to DraftKings, and the Company has agreed to pay certain acquisition and financing fees in connection with potential transactions. Refer to Note 7 for a description of the financing fee incurred in 2019.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Receivables from Equity Method Investment
The Company provides office space and general overhead support to DKFS, LLC, an equity-method affiliate. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, the Company had $959 of receivables from the entity related to these services and is included within current assets.
13.   Commitments and Contingencies
Leases
The Company rents its corporate office facilities under long-term lease arrangements in New York, NY and Boston, MA. The terms of the leases include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and tax escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.
In November 2019, the Company entered into an agreement to lease office space in Dublin, Ireland. Pursuant to the lease agreement, the lease term is 12 months, commencing in December 2019. The total payment for the 12-month period is $651 (€598), exclusive of value added taxes, which will be charged at the prevailing rate.
The Company rents its corporate office facilities under a 10-year long-term lease arrangement commencing in April 2019. The total lease commitment is $35,642. The Company also opened a line of credit in the amount of  $3,409 in escrow to act as a security deposit on the lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.
Total rent expense for the years ended December 31, 2019, 2018 and 2017 was $10,412, $5,266 and $3,431, respectively.
Future minimum lease payments are as follows:
Years ending December 31,
2020	$10,067
2021	8,300
2022	8,374
2023	8,292
2024	7,310
Thereafter	23,685
Total	$66,028
Other Contractual Obligations and Contingencies
The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows:
Years ending December 31,
2020(a)	$74,390
2021	54,725
2022	33,885
2023	13,689
2024	4,950
Thereafter	4,100
Total	$185,739

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

(a)
2020 balance includes $13,880 of contingent success fees.

Included in the above contractual obligations are related party commitments from the MPA discussed in Note 13.
In connection with the DraftKings Merger as described in Note 18, the Company has entered into success fee arrangements with third-party advisors that would require the Company to pay the Private Placement Agent, a related party as described in Note 12, a fee of  $5,000 for services in connection with the consummation of the SBTech Acquisition and a fee of  $7,000 for services in connection with the consummation of the DraftKings Merger. The Company also has agreements with two separate advisors for a total fee of  $1,280 for services in connection with the consummation of the DraftKings Merger.
In addition, as described in Note 6, upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time. These success fees have not been recorded in the consolidated balance sheet or consolidated statement of operations as at December 31, 2019 but have been recorded in the 2020 other contractual obligations above.
Litigation
From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation. Much of civil litigation to which the Company is a party relates to advertising and consumer protection matters. The majority of these cases were consolidated into a multi-district litigation (“MDL”) in February 2016 in the U.S. District Court for the District of Massachusetts along with claims against other entities and individuals within the DFS industry (the “DFS defendants”). On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Company intends to vigorously defend itself. While we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the Company’s financial condition, the outcome could be material to the Company’s financial results for any particular period, depending, in part, upon the results for such period.
Settlement Liability
On October 25, 2016, the Company and The Office of the Attorney General of the State of New York (“NYAG”) reached a settlement agreement that resolved all claims, brought forth by the NYAG, relating to deceptive advertising by the Company. The Company will pay a settlement amount of  $6,000 in penalties and costs to the State of New York over a period of four years. As of December 31, 2019, the Company paid all remaining obligations under the agreement. As of December 31, 2018, the Company accrued $2,876 and $0 of current and non-current liabilities, respectively, on the consolidated balance sheet related to the NYAG settlement agreement.
On September 1, 2017, the Company and the Commonwealth of Massachusetts through the Office of the Massachusetts Attorney General (“MAAG”) reached a settlement agreement that resolved all claims, demands, liabilities, and causes of action related to the advertising and offering of the Company’s daily fantasy sports contests and operation of the Company’s business activities. The Company agreed to pay a settlement amount of  $1,300 to the Commonwealth of Massachusetts over a period of three years. As of December 31, 2019, the Company has paid all remaining obligations under the agreement. The Company paid $400 and $400 to MAAG in fiscal years 2019 and 2018, respectively, per the terms of the agreement.
Letters of Credit
In connection with the Credit Agreement with Pacific Western Bank, the Company has entered into several letters of credit totaling $4,481 as of December 31, 2019 and 2018 for the Company’s leases of office space. Refer to Note 6 for further discussion of the Credit Agreement.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

14.   Retirement Plans
In August 2017, the Company created a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. All domestic employees who meet minimum age and service requirements are permitted to participate in this plan. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis for the calendar years 2019, 2018 and 2017. Company contributions to the plan are made based on achievement of designated financial goals. During the years ended December 31, 2019, 2018 and 2017 the Company contributed $1,342, $842 and $0 respectively.
15.   Revenue Recognition
On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method and, due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company expects the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.
Deferred Revenue
Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer additional goods or services to users for which the Company has received consideration, such as wagers or entry fees on unscored events and unredeemed player rewards awarded for participation in DFS, Sportsbook and iGaming events. These create a liability when issued to users and are recognized as revenue when redeemed or settled. The Company included deferred revenue within accrued expenses and liabilities to users on the consolidated balance sheets. Deferred revenue was $20,760 and $13,581 as of December 31, 2019 and 2018, respectively, relating primarily to unredeemed player awards. The December 31, 2018 deferred revenue balance was recognized as revenue during 2019.
Revenue Disaggregation
The Company disaggregates revenue from contracts with customers in the following table which is intended to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Disaggregation of revenue for years ended December 31, 2019, 2018 and 2017 are as follows:
	Years Ended December 31,
	2019	2018(a)	2017(a)
Online Gaming(b)	$308,177	$219,131	$189,779
Other	15,233	7,146	2,065
Total revenue	$323,410	$226,277	$191,844

(a)
As disclosed in Note 2, prior period amounts have not been adjusted under the modified retrospective method of adoption of Topic 606.

(b)
Online Gaming includes DFS, iGaming and Sportsbook. These revenue streams have similar attributes and the same pattern of recognition.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

16.   Loss Per Share
The computation of loss per share and weighted-average shares of the Company’s common stock outstanding for the periods presented are as follows:
	Years ended December 31,
(in thousands except per share data):	2019	2018	2017
Net loss	$(142,734)	$(76,220)	$(75,556)
Less: accretion of preferred share issuance costs	(992)	(678)	(1,513)
Net loss attributable to common stockholders	$(143,726)	$(76,898)	$(77,069)
Basic and diluted weighted average common share outstanding	386,793	381,821	142,451
Loss per share attributable to common shareholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)
There were no preferred or other dividends declared for the period. For the periods presented, the following securities and Convertible Notes described in Note 7 were not required to be included in the computation of diluted shares outstanding:
	Years ended December, 31
	2019	2018	2017
Warrants	515	2,422	2,080
Stock options	135,823	111,877	61,562
Convertible Notes(a)	20,952	—	—
Total	157,290	114,299	63,642

(a)
Represents the conversion of the outstanding balance plus accrued interest divided by the stated conversion price of 3.31. These notes are contingently issuable as of December 31, 2019.

17.   Segment Information
The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.
The Company attributes revenue to individual countries based on the location of the Company’s customers. The Company’s products are primarily sold from the United States, Canada, United Kingdom, Germany, Malta, Netherlands, Ireland, Austria and Australia.
The following table presents the Company’s revenue by geographic region for the periods indicated:
	Years ended December 31,
	2019	2018	2017
United States	$318,144	$219,415	$187,261
Other	5,266	6,862	4,583
Total revenue	$323,410	$226,277	$191,844
As of the years ended December 31, 2019, and 2018, the Company did not have material assets located outside of the United States.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

18.   Subsequent Events
On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger, Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately €590,000, consisting of (x) €180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately €410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.
In January and February 2020, DraftKings issued $40,042 of additional Convertible Notes. Refer to Note 7 for the associated terms and conditions.
In February 2020, the Company paid off it’s $6,750 term note outstanding at December 31, 2019. The Net facility available from the Credit Agreement as of March 12, 2020 is $45,519, which represents the $50,000 facility less the $4,481 in letters of credit outlined in Note 13.
The Company considers events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events through March 12, 2020, the date on which the consolidated financial statements were available to be issued. The consolidated financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

Independent Auditor’s Report
Board of Directors
SBTECH (GLOBAL) LIMITED
We have audited the accompanying consolidated financial statements of SBTech (Global) Limited and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, 2018 and 2017 and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBTech (Global) Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations, changes in shareholders’ equity and their cash flows for the year ended December 31, 2019, 2018 and 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Tel-Aviv, Israel	/s/ Ziv haft
March 12, 2020	Certified Public Accountants (Isr.)
BDO Member Firm

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)
	Note	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		8,144	20,731
Trade receivables, net	2	24,745	17,220
Other current assets	4	3,258	2,876
Total current assets		36,147	40,827
NON-CURRENT ASSETS:
Intangible assets, net	6	26,094	21,980
Right-of-use assets	15	25,779	—
Property and equipment, net	5	9,930	7,926
Deferred tax assets	13	597	235
Other non-current assets	7	306	1,688
Total non-current assets		62,706	31,829
TOTAL ASSETS		98,853	72,656
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		8,127	7,006
Lease liabilities	15	3,516	—
Other accounts payable and accrued expenses	8	11,176	6,923
Total current liabilities		22,819	13,929
NON-CURRENT LIABILITIES:
Lease liabilities	15	22,749	—
Accrued severance pay, net		408	278
Total non-current liabilities		23,157	278
SHAREHOLDERS’ EQUITY:
Share capital	9	3	3
Actuarial reserve		(139)	(65)
Retained earnings		51,956	57,928
Equity attributable to owners of the parent		51,820	57,866
Non-controlling interest	18	1,057	583
Total shareholders’ equity		52,877	58,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		98,853	72,656

/s/ Richard Carter Richard Carter Chief Executive Officer	/s/ Shay Berka Shay Berka Chief Financial Officer	March 12, 2020 Date of approval of the Financial statements
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue	10	96,857	94,147	66,087
Cost of revenue	11	54,173	45,087	31,844
Gross profit		42,684	49,060	34,243
Operating expenses:
Research and development expenses		18,103	10,115	8,693
Selling and marketing expenses		6,772	3,722	2,964
General and administrative expenses		11,772	7,636	5,892
Total operating expenses		36,647	21,473	17,549
Profit from operations		6,037	27,587	16,694
Financial income		23	97	37
Financial expense		846	340	177
Profit before tax		5,214	27,344	16,554
Tax expenses	13	638	565	264
Net profit		4,576	26,779	16,290
Other comprehensive loss:
Items that will not be reclassified to profit or loss:
Re-measurements of accrued severance pay		148	40	17
Total comprehensive income for the year		4,428	26,739	16,273
Profit for the year attributed to:
Owners of the parent		4,028	26,509	16,110
Non-controlling interest		548	270	180
		4,576	26,779	16,290
Total comprehensive income for the year attributed to:
Owners of the parent		3,954	26,489	16,102
Non-controlling interest		474	250	171
		4,428	26,739	16,273
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
	Owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at December 31, 2016	3	(37)	17,489	17,455	162	17,617
Changes during 2017:
Net profit	—	—	16,110	16,110	180	16,290
Other comprehensive loss	—	(8)	—	(8)	(9)	(17)
Total comprehensive income for the year	—	(8)	16,110	16,102	171	16,273
Dividend declared	—	—	(687)	(687)	—	(687)
Dividend declared and paid	—	—	(313)	(313)	—	(313)
Balance at December 31, 2017	3	(45)	32,599	32,557	333	32,890
Changes in accounting policy — IFRS 9 Financial Instruments	—	—	(1,180)	(1,180)	—	(1,180)
Balance at January 1, 2018 as restated	3	(45)	31,419	31,377	333	31,710
Changes during 2018:
Net profit	—	—	26,509	26,509	270	26,779
Other comprehensive loss	—	(20)	—	(20)	(20)	(40)
Total comprehensive income for the year	—	(20)	26,509	26,489	250	26,739
Balance at December 31, 2018	3	(65)	57,928	57,866	583	58,449
Changes during 2019:
Net profit	—	—	4,028	4,028	548	4,576
Other comprehensive loss	—	(74)	—	(74)	(74)	(148)
Total comprehensive income for the year	—	(74)	4,028	3,954	474	4,428
Dividend paid	—	—	(10,000)	(10,000)	—	(10,000)
Balance at December 31, 2019	3	(139)	51,956	51,820	1,057	52,877
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year		4,576	26,779	16,290
Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	5,6,15	16,045	8,325	4,222
Interest charged on lease liabilities	15	677	—	—
Gain on sale of fixed assets	5	—	(14)	—
Increase in trade receivables		(7,408)	(6,706)	(7,602)
Decrease (increase) in other current assets	4	1,065	(1,833)	(245)
Increase in contract costs	6	(443)	—	—
Decrease (increase) in other non-current assets	7	(40)	34	(46)
Increase in deferred tax assets	13	(362)	(34)	(56)
Increase in trade payables		1,180	2,402	3,295
Increase (decrease) in accrued severance pay		(18)	(107)	13
Increase in other accounts payable and accrued expenses	8	4,050	1,903	2,255
Income tax expenses	13	1,000	565	264
Cash generated from operations		20,322	31,314	18,390
Income tax paid	13	(797)	(365)	(130)
Net cash provided by operating activities		19,525	30,949	18,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	5	(4,934)	(5,865)	(3,225)
Disposal of fixed assets	5	—	35	—
Purchase of software and licenses	6	(392)	(388)	(215)
Proceeds from sale of fixed assets	5	—	55	—
Decrease (increase) in restricted deposits		(25)	250	467
Increase in deposits	7	—	(60)	(72)
Loans granted to related party	14	—	—	(50)
Repayment of loan from related party	14	—	1,200	—
Internally generated intangible assets	6	(13,048)	(12,611)	(11,212)
Net cash used in investing activities		(18,399)	(17,384)	(14,307)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	9	(10,000)	(687)	(313)
Principal paid on lease liabilities	15	(3,537)	—	—
Loans received from related party	12	—	43	503
Repayment of loan	12	—	(540)	—
Net cash provided by (used in) financing activities		(13,537)	(1,184)	190
Effects of exchange rate changes on cash and cash equivalents		(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents		(12,587)	12,277	4,137
Cash and cash equivalents at beginning of the year		20,731	8,454	4,317
Cash and cash equivalents at the end of the year		8,144	20,731	8,454
Non-cash activities
Dividend declared		—	—	687
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of €, except when specified otherwise)
NOTE 1 — GENERAL:
SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.
Basis of preparation
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board (“IASB”). The financial statements have been prepared under the historical cost convention, except for accrued severance pay, which is accounted for at fair value. The Group has elected to present the statements of comprehensive income using the function of expense method. In addition, these consolidated financial statements are presented in Euros. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.
Use of estimates and assumptions in the preparation of the financial statements
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates. See also Note 3.
Principal of consolidation
The consolidated financial statements include the accounts of SBTech (Global) Limited Ltd. and its subsidiaries in which it has a controlling interest. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Group include the accounts of the companies detailed in Note 18.
Non-controlling interests
Total comprehensive income of non-wholly owned subsidiaries is attributed to owners of the parent and to the non-controlling interests in proportion to their relative ownership interests.
New and amended standards and interpretations adopted in the period
The Group adopted IFRS 16 with a transition date of January 1, 2019. The Group has chosen not to restate comparatives on adoption of the standard, and therefore, the revised requirements are not reflected in the prior year financial statements. Details of the impact this standard has had are disclosed below. Other new and amended standards and Interpretations issued by the IASB did not impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies, such as the implementation of IFRIC Interpretation 23 disclosed below. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

IFRS 16 Leases
Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, together with exemptions to exclude leases where the lease term is 12 months or less, or where the underlying asset is of low-value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained. The Group does not have significant leasing acting as a lessor.
IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Group applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:
•
Applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

•
Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

As a lessee, the Group previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, the Group recognizes right-of-use assets and lease liabilities for all leases.
The Group adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.
On initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities in relation to leases of office facilities, motor vehicles, and data centers, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate as at January 1, 2019. The Group’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 2.98%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.
The following table presents the impact of applying IFRS 16 on the consolidated statement of financial position as at January 1, 2019:
	Under previous policy	The change	Under IFRS 16
Non-current assets:
Right-of-use assets	—	20,769	20,769
Current liabilities:
Lease liabilities	—	2,440	2,440
Non-current liabilities:
Lease liabilities	—	18,329	18,329
For the year ended December 31, 2019:
•
Depreciation expense increased because of the depreciation of right-of-use assets. This resulted in increases in Cost of revenue of 1,792, Research and development expenses of 1,179, Selling and marketing expenses of 10, and General and administrative expenses of 365.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

•
Lease expense relating to previous operating leases decreased by 1,798 in Cost of revenue, 1,307 in Research and development expenses, 20 in Selling and marketing expenses, and 412 in General and administrative expenses.

•
Financial expense increased by 677 relating to the interest expense on additional lease liabilities recognised.

•
Income tax expenses decreased, and deferred tax asset increased by 73 relating to the tax effect of these changes in expenses.

•
Cash flow from operating activities increased by 677 and cash flows from financing activities decreased by 3,537, relating to decrease in operating lease payments and increases in principal and interest payments of lease liabilities.

Significant accounting policies subsequent to transition
All leases are accounted for by recognising a right-of-use asset and a lease liability. Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Group’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.
On initial recognition, the carrying value of the lease liability also includes:
•
amounts expected to be payable under any residual value guarantee;

•
the exercise price of any purchase option granted in favor of the Group if it is reasonably certain to exercise that option;

•
any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the Group is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right-of-use asset, if rarely, this is judged to be shorter than the lease term. In the scenario of a purchase option, the Group amortizes the right-of-use asset over its useful life. Lease liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the assessment of the term of any lease the remeasurement being recognized in front of the right-of-use assets.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

The following is a reconciliation of the Group’s liabilities in respect of operating leases disclosed in the financial statements as of December 31, 2018, discounted at the incremental interest rate on the initial implementation date and lease commitments recognized on January 1, 2019:
€
Operating lease commitments as of December 31, 2018	11,309
Less: short-term leases not recognized under IFRS 16	(298)
Less: effect of termination options reasonably certain to be exercised	(190)
Plus: effect of extension options reasonably certain to be exercised	12,797
Undiscounted lease payments	23,618
Less: effect of discounting using the weighted average incremental borrowing rate of 2.98% as of January 1, 2019	(2,849)
Lease liabilities as of January 1, 2019	20,769
Use of estimates and judgements
There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied. Significant estimates and judgements that have been required for the implementation of the new standard are:
•
The determination of whether an arrangement contains a lease;

•
The determination of lease term for some lease contracts in which the Group is a lessee that include renewal options and termination options, and the determination whether the Group is reasonably certain to exercise such option; and

•
The determination of the incremental borrowing rate used to measure lease liabilities.

IFRIC Interpretation 23 Uncertainty over Income Tax Treatments
Effective January 1, 2019, the Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:
•
Whether an entity considers uncertain tax treatments separately

•
The assumptions an entity makes about the examination of tax treatments by taxation authorities

•
How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

•
How an entity considers changes in facts and circumstances

The Group determines whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and uses the approach that better predicts the resolution of the uncertainty. The Interpretation did not have an impact on the consolidated financial statements of the Group.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

New standards, interpretations and amendments not yet effective
There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early.
Amendments to IAS 1 and IAS 8: Definition of Material
In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of  “material” across the standards and to clarify certain aspects of the definition. The new definition states that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material is not expected to have a significant impact on the Group’s consolidated financial statements.
Amendments to IAS 1: Presentation of Financial Statements
In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The Group is currently assessing the impact of these new accounting standards and amendments. The Group does not believe that the amendments to IAS 1 will have a significant impact on the Group’s consolidated financial statements.
The Group does not expect any other standards issued by the IASB, but not yet effective, to have a material impact on the Group’s consolidated financial statements.
Foreign currency
The financial information of the Group is presented in Euro which is the Group’s functional currency and is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group. Transactions and balances in foreign currencies are converted into Euro in accordance with the principles set forth by IAS 21 (“The Effects of Changes in Foreign Exchange Rates”). Accordingly, transactions and balances have been converted as follows:
•
Monetary assets and liabilities — at the rate of exchange applicable at the consolidated statements of financial position date.

•
Income and expense items — at exchange rates applicable as of the date of recognition of those items.

•
Non-monetary items are converted at the rate of exchange used to convert the related balance sheet items i.e. at the time of the transaction.

•
Exchange gains and losses from the aforementioned conversion are recognized in profit or loss.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Cash and cash equivalents
Cash equivalents are considered by the Group to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which do not exceed three months at the time of deposit and which are not restricted.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of cash and cash equivalents, trade receivables, net and other current assets, and trade payables and other accounts payables and accrued expenses approximate their fair value due to the short-term nature of these instruments. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:
A.
In the principal market for the asset or liability; or

B.
In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there are no quoted prices in active markets for identical assets or liabilities, the Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Classification by fair value hierarchy
Assets and liabilities presented in the consolidated statements of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:
Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	—	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.
Level 3	—	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Financial instruments
1.
Financial Assets

The Group classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Group’s accounting policy for the relevant category is as follows:
Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivable are recognized based on the simplified approach within IFRS 9 using a provision in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.
2.
Financial Liabilities

The Group classifies its financial liabilities based on the purpose for which the liability was acquired. The Group’s accounting policy is as follows:
Fair value through profit or loss: The Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.
Amortized cost: Trade payables and certain other accounts payable and accrued expenses are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.
3.
De-recognition

•
Financial Assets — The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

•
Financial Liabilities — The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4.
Impairment of financial assets

The Group assesses at the end of each reporting period whether there is any objective evidence of impairment of financial assets carried at amortized cost. The Group recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

lifetime ECL). For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Group assessed its financial assets that are subject to the expected credit loss model. In order to manage the credit risks associated with customer receivables, the Group aims to secure certain financial guarantees prior to entering into business relationships with its customers. Payment terms with customers from different geographical areas are similar.
To this end, the Group developed a matrix, which is based on past experience and historical data along with projections into consideration, in order to group the ECL:
1.
Receivables with a short billing cycle (“Payment option 1”).

2.
Receivables from related party (“Payment option 2”).

ECLs are measured as the unbiased probability-weighted present value of all cash shortfalls over the expected life of each financial asset. ECLs are mainly calculated with a statistical model using three major risk parameters: probability of default, loss given default and exposure at default. The estimation of these risk parameters incorporates all available relevant information, not only historical and current loss data, but also reasonable and supportable forward-looking information reflected by the future expectation factors.
This information includes macroeconomic factors (e.g., gross domestic product growth, unemployment rate, cost performance index) and forecasts of future economic conditions. For receivables from financial services, these forecasts are performed using a scenario analysis (base case, adverse and optimistic scenarios).
Definition of default, including reasons for selecting the definition
Prior to commencing a business relationship, the Group will enter into an agreement with the customer. The agreement or contract typically includes details of the terms of payment to which the Group is entitled. In most cases, the customer updates the Group if there is a delay in the payment beyond the terms of the agreement. Any delays in payment for more than two months are subject to approval of management. If a customer’s scheduled payment is delayed by more than two months and such delay is not approved by the Group’s management, the sale department will typically make direct contact with the customer’s management and inform them of the overdue obligation and the Group will pursue remedies available (such as legal notice, suspend fully or partially service) to collect the overdue payment. If the customer and the Group are not able to resolve the matter at that time, the receivable is considered to be in default as the collectability is no longer certain. If the collection effort is not successful, the Group will retain legal counsel in the applicable country to assist with collection and sends a demand letter to that effect.
Write-off policy
The Group writes off its financial assets if any of the following occur:
•
Inability to locate the debtor.

•
Discharge of the debt in a bankruptcy.

•
It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

The collections department must comply with the collection efforts outlined in the policy to collect on delinquent customer accounts before any write-offs are made.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Aging Schedule based on due date
As of December 31, 2019	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	14,884	4,574	1,430	20,888
Payment option 2	544	158	3,323	4,025
Total	15,428	4,732	4,753	24,913

As of December 31, 2018	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	8,890	1,366	3,226	13,482
Payment option 2	459	275	3,872	4,606
Total	9,349	1,641	7,098	18,088
Trade receivables by geographic area
	As of December 31, 2019	As of December 31, 2018
Europe	11,623	9,018
Rest of the world	13,290	9,070
Total	24,913	18,088
Two level matrix
	As of December 31, 2019	As of December 31, 2018
Payment option 1	20,888	13,482
Payment option 2	4,025	4,606
Total	24,913	18,088
At every reporting date the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.
Level provision matrix
The Group estimated the following provision matrix:
	Default rate	As of December 31, 2019	ECL
Payment option 1	0.8%	20,888	167
Payment option 2	0.04%	4,025	1
Total		24,913	168

	Default rate	As of December 31, 2018	ECL
Payment option 1	0.62%	13,482	84
Payment option 2	17.02%	4,606	784
Total		18,088	868

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Movements in the impairment allowance for trade receivables are as follows:
	2019	2018	2017
At January 1 (under IAS 39)	—	—	—
Restated through opening retained earnings	—	1,180	—
At January 1 (under IFRS 9)	868	1,180	—
Decrease during the year	(700)	(312)	—
At December 31	168	868	—
As of December 31, 2019, and 2018, ECL for trade receivables were 168 and 868, respectively.
Intangible assets
Intangible assets include internally generated capitalized software development costs. Intangible assets with a finite useful life are amortized over their estimated useful lives and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (see also Note 2 — Impairment of non-financial assets).
Expenditure incurred on development activities including the Group’s software development is capitalized only where the expenditure will lead to new or substantially improved products, the products are technically and commercially feasible and the Group has sufficient resources to complete the development and reach the stage for which the product is ready for use. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of 4 years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred (see also Note 2 — Research and development costs). Externally purchased software and licenses are amortized on a straight-line basis over the period of the software and licenses, which ranges between two to three years.
Property, plant and equipment
Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:
	Annual depreciation rate (%)	Main annual depreciation rate (%)
Motor vehicle	15	15
Computers	15-50	33
Furniture and office equipment	7-15	15
Leasehold improvements	Over the shorter of the term of the lease or useful life	10

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Leasehold improvements are depreciated over the term of the expected lease including optional extension, or the estimated useful lives of the improvements, whichever is shorter.
Impairment of non-financial assets
Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that are largely independent of cash inflows from other assets). An impairment loss allocated to an asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the assets recoverable amount. After an impairment of non-financial asset is recognized, the Group examines at each reporting date whether there are indications that the impairment which was recognized in the past no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses. During the years ended December 31, 2019, 2018 and 2017 no impairment charges of non-financial assets were recognized.
Research and development costs
Expenditure on research activities is recognized in profit or loss as incurred. Expenditure incurred on development activities including the Group’s development is capitalized where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:
•
The product is technically and commercially feasible.

•
The Group intends to complete the product so that it will be available for use or sale.

•
The Group has the ability to use the product or sell it.

•
The Group has the technical, financial and other resources to complete the development and to use or sell the product.

•
The Group can demonstrate the probability that the product will generate future economic benefits.

•
The Group is able to measure reliably the expenditure attributable to the product during the development.

Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of four years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.
Share based payment
The Group measures the share-based expense and the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes and Merton (BSM) model which considers the terms and conditions upon which the instruments were granted.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Deferred taxes
Deferred taxes are computed in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes. Deferred taxes are recognized in other comprehensive income or directly in equity if the tax relates to those items.
Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed in profit or loss, other comprehensive income or equity, based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of deferred tax balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on “income tax” within the statements of comprehensive income. Taxes that would apply in the event of the disposal of investments in investees have not been taken into account, as long as the disposal of such investments is not expected in the foreseeable future and the Group has control over such disposal. The Group’s policy is not to initiate distribution of dividends that triggers an additional tax liability. All deferred tax assets and liabilities are presented in the consolidated statement of financial position as non-current items, respectively. Deferred taxes are offset in the consolidated statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.
Current taxes
The current taxes is calculated on the basis of the tax laws enacted at the statement of financial position date in countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.
Revenue recognition
Revenue from contracts with customers is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The Group’s key revenue is derived from contracting parties and comprises as a percentage of the revenue generated by the contracting party from use of the Group’s intellectual property in trading activities. Revenue share income is based on the underlying gaming revenue earned by our licensees and is recognized in the accounting periods in which the gaming transactions occur. In reseller arrangements, the Group’s revenue is comprised of a base fixed monthly fee plus a fixed monthly fee for each end-user that the reseller contracts with to access the Group’s intellectual property in trading activities. The arrangements with customers do not provide the customer with the right to take possession of the Group’s software suite at any time. Instead, customers are granted continuous access to the Group’s software suite over the contractual period.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:
The areas requiring the use of estimates and critical judgments that may potentially have a significant impact on the Group’s earnings and financial position are: capitalization and amortization of development costs and the useful life of property and equipment and of intangible assets. Upon adoption of IFRS 16 as of January 1, 2019, areas requiring the use of estimates and critical judgments also include the determination of whether an arrangement is or contains a lease, the determination of lease term in contracts in which the Group is a lessee (including the assessment of whether the Group is reasonably certain to exercise lessee extension or termination options), and the determination of the incremental borrowing rate used to measure lease liabilities.
Amortization of capitalized development costs and the useful life of property and equipment
Intangible assets and property and equipment are amortized or depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts charged to the consolidated statements of comprehensive income in specific periods.
Share based payment
The Group has a share-based remuneration scheme for employees. The share options plan has a “Transaction Event” as described in Note 9.C other than continued service. As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event to be considered as probable. As a result, no expense has been recorded.
NOTE 4 — OTHER CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see Note 7)	1,503	86
Prepaid expenses	1,352	1,286
Institutions	207	567
Other receivables	196	937
Total	3,258	2,876
NOTE 5 — PROPERTY AND EQUIPMENT, NET:
	Leasehold Improvements	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2019	2,374	7,800	710	10,884
Additions	547	4,196	191	4,934
At December 31, 2019	2,921	11,996	901	15,818
Accumulated depreciation
At January 1, 2019	(393)	(2,352)	(213)	(2,958)
Depreciation	(220)	(2,616)	(94)	(2,930)
At December 31, 2019	(613)	(4,968)	(307)	(5,888)
Net book value at December 31, 2019	2,308	7,028	594	9,930

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 5 — PROPERTY AND EQUIPMENT, NET:  (continued)

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2018	783	121	4,263	375	5,542
Additions	1,601	—	3,848	416	5,865
Disposals	(10)	(121)	(311)	(81)	(523)
At December 31, 2018	2,374	—	7,800	710	10,884
Accumulated depreciation
At January 1, 2018	(79)	(33)	(1,338)	(170)	(1,620)
Depreciation	(319)	(18)	(1,324)	(124)	(1,785)
Disposals	5	51	310	81	447
At December 31, 2018	(393)	—	(2,352)	(213)	(2,958)
Net book value at December 31, 2018	1,981	—	5,448	497	7,926

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2017	313	121	1,591	310	2,335
Additions	470	—	2,690	65	3,225
Disposals	—	—	(18)	—	(18)
At December 31, 2017	783	121	4,263	375	5,542
Accumulated depreciation
At January 1, 2017	(46)	(14)	(650)	(135)	(845)
Depreciation	(33)	(19)	(706)	(35)	(793)
Disposals	—	—	18	—	18
At December 31, 2017	(79)	(33)	(1,338)	(170)	(1,620)
Net book value at December 31, 2017	704	88	2,925	205	3,922
NOTE 6 — INTANGIBLE ASSETS, NET:
	Internally generated intangible assets	Software and licenses	Others	Total
Cost
At January 1, 2019	32,681	603	—	33,284
Additions	13,048	392	443	13,883
At December 31, 2019	45,729	995	443	47,167
Accumulated Amortization
At January 1, 2019	(11,110)	(194)	—	(11,304)
Amortization	(9,601)	(161)	(7)	(9,769)
At December 31, 2019	(20,711)	(355)	(7)	(21,073)
Net book value at December 31, 2019	25,018	640	436	26,094

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 6 — INTANGIBLE ASSETS, NET:  (continued)

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2018	20,070	215	20,285
Additions	12,611	388	12,999
At December 31, 2018	32,681	603	33,284
Accumulated Amortization
At January 1, 2018	(4,705)	(59)	(4,764)
Amortization	(6,405)	(135)	(6,540)
At December 31, 2018	(11,110)	(194)	(11,304)
Net book value at December 31, 2018	21,571	409	21,980

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2017	8,858	—	8,858
Additions	11,212	215	11,427
At December 31, 2017	20,070	215	20,285
Accumulated Amortization
At January 1, 2017	(1,335)	—	(1,335)
Amortization	(3,370)	(59)	(3,429)
At December 31, 2017	(4,705)	(59)	(4,764)
Net book value at December 31, 2017	15,365	156	15,521
NOTE 7 — OTHER NON-CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see also Note 14)*	—	1,407
Deposit	306	281
Total	306	1,688

*
Other non-current assets for related parties includes as of December 31, 2018 a loan the Group provided to a related party during the years 2015 — 2018 in the amount of 2,810. The loan bears interest of Libor+2.25% per annum. In 2019 there were no repayments against this loan. In 2018 the Group received repayments which amounted to 1,550. As of December 31, 2019, the loan amounted to 1,430 and was classified as short term (see also Note 4). As of December 31, 2018, the loan amounted to 1,407 and was classified as long term.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 8 — OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
	December 31, 2019	December 31, 2018
Employees, salaries and related liabilities	5,657	3,684
VAT and income tax payable	1,859	373
Accrued expenses	1,772	123
Provision for vacation	1,177	976
Advances and deposits from customers	711	1,767
Total	11,176	6,923
NOTE 9 — SHAREHOLDERS’ EQUITY:
A.
Composed as follows as of December 31, 2019:

	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Composed as follows as of December 31, 2018:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.
B. Dividend
On January 10, 2019 and April 8, 2019, the Group’s board of directors declared dividends to its shareholders totaling 10,000 (€245.10 per share). In 2019, the dividend has been paid in full to the shareholders. On September 28, 2017, the Group’s board of directors declared a total amount of 1,000 dividend to its shareholders (€24.51 per share), 313 of which was paid to its shareholders in 2017 and the remaining 687 was paid in 2018. No dividends were declared in 2018.
C. Share Based payments
On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the granted options depends on two main cumulative conditions, the maturity of the option after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO.
As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event. Thus, no expense has been recorded.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 9 — SHAREHOLDERS’ EQUITY:  (continued)

	Share Option Plan: 2019		Share Option Plan: 2018
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		€		€
Options outstanding at beginning of year	5,217	927	3,120	130
Changes during the year:
Granted	676	10,720	2,337	1,998
Cancelled	—	—	240	997
Options outstanding at end of year	5,893	2,330	5,217	927
NOTE 10 — REVENUE:
Geographical analysis of revenue
	For the year ended December 31,
	2019	2018	2017
Europe	37%	34%	48%
Rest of the world	63%	66%	52%
	100%	100%	100%
Major customers (in thousands and as a percentage of total revenues)
	Year ended December 31,
	2019		2018		2017
	€	%	€	%	€	%
Customer A	44,445	46%	35,510	38%	26,840	41%
Customer B	7,980	8%	14,300	15%	8,950	14%
Customer C	6,265	6%	6,870	7%	8,765	13%
Customer D	3,553	4%	5,432	6%	2,548	4%
Others	34,614	36%	32,035	34%	18,984	28%
	96,857	100%	94,147	100%	66,087	100%
NOTE 11 — COST OF REVENUE:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Payroll and related expenses	21,448	18,934	15,683
Depreciation and amortization	13,750	7,962	3,972
Games, data providers and related fees	9,785	10,936	7,068
IT	7,220	3,917	3,526
Others	1,970	3,338	1,595
Total	54,173	45,087	31,844

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 12 — FINANCING ACTIVITIES IN THE STATEMENT OF CASH FLOWS:
Reconciliation of the changes in liabilities for which cash flows have been, or will be classified as financing activities in the consolidated statements of cash flows:
Loans from related parties
As of January 1, 2017	—
Changes from financing cash flows:
Loan received from related party	(503)
Exchange rate differences	6
As of December 31, 2017	(497)
Changes from financing cash flows:
Loan received from related party	(43)
Exchange rate differences	(27)
Interest	(28)
Repayment of loan including interest	595
As of December 31, 2018	—
Changes from financing cash flows:	—
As of December 31, 2019	—
NOTE 13 — TAXES ON INCOME:
1.
Taxes on income

Isle of Man
The Company has been domiciled in Isle of Man and under the local current laws; the Company is not subject to corporate income tax.
Israel
The tax rates that apply in Israel are 23% in 2019 and 2018, and 24% in 2017.
Bulgaria
The tax rates that apply in Bulgaria are 10% in 2019, 2018 and 2017.
Ukraine
The tax rates that apply in Ukraine are 18% in 2019, 2018 and 2017.
Malta
The tax rates that apply in Malta are 35% in 2019, 2018 and 2017.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 13 — TAXES ON INCOME:  (continued)

2.
Deferred tax assets

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The Group’s deferred tax assets result from:
	Year ended December 31, 2019	Year ended December 31, 2018
Other provisions and employee-related obligations	300	171
Property and equipment, net	131	—
Accrued severance pay, net	93	64
Other	73	—
Deferred tax assets	597	235
The movement on the deferred tax account is as shown below:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
At January 1	235	201	145
Recognized in profit and loss — tax income	362	34	56
At December 31	597	235	201
3.
Composition

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Current tax	1,000	599	320
Change in deferred tax	(362)	(34)	(56)
Total	638	565	264
4.
Reconciliation between the theoretical tax on the pre-tax income and the tax expense:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Profit before taxation	5,214	27,344	16,554
Theoretical tax credit at applicable statutory 0%	—	—	—
Tax Rate difference between Isle of Man and the Group’s subsidiaries	891	463	188
Non-allowable expenses	58	21	14
Recognition of deferred tax assets	(362)	(34)	(56)
Miscellaneous	51	115	118
Tax on income	638	565	264

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 14 — RELATED PARTIES:
Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party’s making of financial or operational decisions, or if both parties are controlled by the same third party. The Group is controlled by a major shareholder.
Terms and conditions of transactions with related parties
The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. Outstanding balances at the year-end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.
Related party transactions
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue received from related party	6,265	6,870	8,765
Lease paid to related party	627	480	127
Salary to related parties	126	395	331
Proceeds from sale of vehicle	—	55	—
Interest income (expense) on loan to (from) related party	23	(40)	113
Receivables from related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Trade receivables, net	4,025	3,823
Related company	Loan granted*	1,430	1,407
Major shareholder	Ongoing transaction	73	86

*
The Group provided a loan to a related party during the years 2015 — 2018. See also Note 7.

Payables to related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Ongoing transaction	139	—
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.
	December 31, 2019	December 31, 2018	December 31, 2017
Salary, benefits and others	1,907	947	814

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 15 — LEASES:
The Group has lease contracts for office facilities, motor vehicles, and data centers used in its operations. Leases of office facilities generally have lease terms between 2 and 10 years, motor vehicles generally have lease terms between 3 and 4 years, and data centers generally have lease terms between 1 and 4 years. The Group has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised in assessing the lease terms.
The Group also has certain leases of office facilities with lease terms of 12 months or less. The Group applies the “short-term lease” recognition exemption for these leases.
Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:
	Office facilities	Motor vehicles	Data centers	Total
As of January 1, 2019	20,569	200	—	20,769
Additions	5,490	16	2,850	8,356
Depreciation expense	(2,833)	(98)	(415)	(3,346)
As of December 31, 2019	23,226	118	2,435	25,779
Set out below are the carrying amounts of lease liabilities and the movements during the period:
2019
As of January 1, 2019	20,769
Additions	8,356
Accretion of interest	677
Payments	(3,537)
As of December 31, 2019	26,265
Current	3,516
Non-current	22,749
The following are the amounts recognized in profit or loss:
2019
Depreciation expense of right-of-use assets	3,346
Interest expense on lease liabilities	677
Expense relating to short-term leases	319
Total amount recognized in profit or loss	4,342
The Group had total cash outflows for leases of 3,537 in 2019. The Group also had non-cash additions to right-of-use assets and lease liabilities of 8,356 in 2019.
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 15 — LEASES:  (continued)

Set out below are the undiscounted potential future rental payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:
	Within five years	More than five years	Total
Extension options expected not to be exercised	—	—	—
Termination options expected to be exercised	190	—	190
	190	—	190
NOTE 16 — COMMITMENTS AND CONTINGENT LIABILITIES:
As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the Group. Management is not aware of any contingencies that may have a significant impact on the financial position of the Group.
In connection with the anticipated transaction (see Note 19), which is expected to close in 2020, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In the event that a sale is not consummated by the Group and the Group receives a termination or break-up fee, the Group will pay the financial advisor a cash fee equal to 15% of the termination or break-up fee received by the Group. In addition, the Group entered into an agreement with a legal advisor by which the Group agreed to pay for fees based on time involved in the engagement and internal time charges. However, to the extent that the deal is abandoned, the fees will be capped at USD 0.5 million (€0.4 million).
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
The Group is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Group’s financial performance and position. The Group’s financial instruments are its cash, trade receivables, partly other current and non-current assets, trade payables and other payables. The main purpose of these financial instruments is to raise finance for the Group’s operation. The Group actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Group’s financial instruments are mainly credit risk, currency and liquidity risk. The risk and capital management policies employed by the Group to manage these risks are discussed below.
Capital management
The Group’s objective is to maintain, as possible, a stable capital structure. In the opinion of the Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group maintains or changes the capital structure by adjusting the dividend payments to shareholders or selling assets in order to repay liabilities. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2019 and 2018.

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

Risk management
Financial assets:
	Fair value through profit or loss		Amortized cost		Fair value through other comprehensive income
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash and cash equivalents	—	—	8,144	20,731	—	—
Trade receivables	—	—	24,745	17,220	—	—
Other current and non-current assets	—	—	1,685	2,713	—	—
Total	—	—	34,574	40,664	—	—
Financial liabilities:
	Fair value through profit or loss		Amortized cost
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Trade payables	—	—	8,127	7,006
Other accounts payable and accrued expenses	—	—	1,772	—
Lease liabilities	—	—	26,265	—
Total	—	—	36,164	7,006
Credit risk
Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Group closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customers’ balances. The Group’s main financial assets are cash and cash equivalents as well as trade and other receivables and represent the Group’s maximum exposure to credit risk in connection with its financial assets. Trade and other receivables are carried on the balance sheet net of doubtful debt provisions estimated by the management based on prior year experience and an evaluation of prevailing economic circumstances. The Group holds its funds with highly reputable financial institutions, the majority of which is held in one UK financial institution. Cash held in UK financial institutions is protected and insured by the Financial Services Compensation Scheme (FSCS) up to £85,000 per authorized firm.
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:
	December 31, 2019	December 31, 2018
Cash and cash equivalents	8,144	20,731
Trade receivables	24,745	17,220
Other current and non-current assets	1,685	2,713
Total	34,574	40,664

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the New Israeli Shekel (“NIS”), U.S. Dollar (“USD”), British Pound (“GBP”) and Ukrainian Hryvnia (“UAH”). The Group’s policy is not to enter into any currency hedging transactions.
The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:
	December 31, 2019			December 31, 2018
	Assets	Liabilities	Total	Assets	Liabilities	Total
NIS	99	(346)	(247)	631	(523)	108
USD	2,743	(4,593)	(1,850)	868	(2,304)	(1,436)
GBP	6,053	(747)	5,306	1,796	(1,688)	108
UAH	117	(37)	80	14	(58)	(44)
	9,012	(5,723)	3,289	3,309	(4,573)	(1,264)
Sensitivity analysis
The table below details the effect on profit before tax of a 10% strengthening (and weakening) in the Euro exchange rate at the statement of financial position date for balance sheet items denominated in British Pound, New Israeli Shekels, U.S. Dollar and the Ukrainian Hryvnia.
	December 31, 2019
	Weaknesses	Strengths
NIS	(25)	25
USD	(185)	185
GBP	531	(531)
UAH	8	(8)
Total	329	(329)

	December 31, 2018
	Weaknesses	Strengths
NIS	11	(11)
USD	(144)	144
GBP	11	(11)
UAH	(4)	4
Total	(126)	126

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

	December 31, 2017
	Weaknesses	Strengths
NIS	21	(21)
USD	(116)	116
GBP	(19)	19
UAH	(1)	1
Total	(115)	115
Liquidity risks
Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability but can also increase the risk of loss. The Group has procedures with the objective of minimizing such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. Accordingly, the Group has a positive working capital.
The following tables detail the Group’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.
	December 31, 2019	December 31, 2018
Current assets	36,147	40,827
Current liabilities	22,819	13,929
Working capital	13,328	26,898
The following table sets out the contractual maturities of financial liabilities:
	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2019
Trade payables	8,127	—	—	—	—
Other accounts payable and accrued expenses	27	1,745	—	—	—
Lease liabilities	838	2,678	3,625	9,291	9,833
Total	8,992	4,423	3,625	9,291	9,833

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2018
Trade and other payables	12,677	839	413	—	—
Total	12,677	839	413	—	—

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 18 — SUBSIDIARIES:
Details of the Group’s subsidiaries are as below:
Name	Country of incorporation	Proportion of voting rights and ordinary share capital held	Nature of business	Held by
Gaming Tech Ltd*	Israel	50%	General and administration, marketing support and research & development	SBTech (Global) Limited
SBTech (Global) Limited — Subsidiary Bulgaria	Bulgaria	100%	Research, development and marketing support	SBTech (Global) Limited
SBTech Malta Limited	Malta	100%	Holder of Maltase and U.S licenses	SBTech (Global) Limited
Software Co-Work Cyprus Limited	Cyprus	100%	Holding company	SBTech (Global) Limited
Sky Star Eight Limited	UK	100%	Business analytics and commercial support	SBTech (Global) Limited
SBTech Gibraltar Limited	Gibraltar	100%	Commercial support and holder of Gibraltar license	SBTech (Global) Limited
LLC “Software Co-work”	Ukraine	100%	Research and development	Software Co-Work Cyprus Limited
SBTech US Inc.	United States	100%	IT and Business support	SBTech Malta Limited
Lucrative Green Leaf Limited	Ireland	100%	IT & Hosting services	SBTech Malta Limited

*
The owner of the additional 50% of voting rights and ordinary share capital of the subsidiary has assigned and transferred all his board of director’s rights to the Company. As such, Gaming Tech Ltd. is consolidated in the Group’s consolidated financial statements.

	Gaming Tech Ltd
	December 31, 2019	December 31, 2018
Current assets	3,689	1,891
Non — current assets	1,723	1,581
Current liabilities	(2,708)	(1,981)
Non — current liabilities	(589)	(325)
Total assets, net	2,115	1,166
NCI	1,057	583

SBTECH (GLOBAL) LIMITED
Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 19 — SUBSEQUENT EVENTS:
1.
On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders. The Group paid 2,000 on February 7, 2020.

2.
On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger, Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately 590,000, consisting of  (x) 180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately 410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.

Annex A
BUSINESS COMBINATION AGREEMENT
dated as of December 22, 2019
by and among
DRAFTKINGS INC.,
SBTECH (GLOBAL) LIMITED,
THE SBT SELLERS’ REPRESENTATIVE
THE SBT SELLERS,
DIAMOND EAGLE ACQUISITION CORP.,
DEAC NV MERGER CORP.
and
DEAC MERGER SUB INC.

A-i

A-ii

A-iii

A-iv

EXHIBITS AND SCHEDULES
Exhibit A — Amended and Restated New DK Charter
Exhibit B — Amended and Restated New DK Bylaws
Exhibit C — Amended and Restated Certificate of Incorporation of the Surviving Company
Exhibit D — Amended and Restated Bylaws of the Surviving Company
Exhibit E — Form of Stockholders Agreement
Exhibit F — NV Merger Agreement and Plan of Merger
Exhibit G — Declaration of Israeli Tax Resident
Schedule 1 — Pro Forma Capitalization Table of New DK
A-v

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 22, 2019, is by and among DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the sellers set forth on the signature pages hereto (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned Subsidiary of DEAC (“DEAC Newco”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of DEAC (“Merger Sub”). Each of DK, SBT, the SBT Sellers, DEAC and Merger Sub is individually a “Party” and collectively, the “Parties”.
W I T N E S S E T H:
WHEREAS, the Parties desire to enter into a business combination transaction upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, DEAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, Merger Sub is a newly formed, wholly-owned Subsidiary of DEAC, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement (the “Transactions”);
WHEREAS, DEAC Newco is a newly formed, wholly-owned, direct Subsidiary of DEAC and was formed for the purpose of consummating the Transactions, and the parties hereto have agreed that it is desirable to utilize DEAC NewCo to effectuate the Transactions and file the Registration Statement with the SEC;
WHEREAS, the Parties intend to undertake a business combination transaction involving (i) the merger of Merger Sub with and into DK (the “DK Merger”), with DK surviving the DK Merger and continuing as a subsidiary of DEAC, followed immediately by (ii) the acquisition of all of the issued and outstanding share capital of SBT by New DK (as defined below);
WHEREAS, prior to the date hereof, as part of the Equity Offering, DEAC has conducted a private placement equity offering and has obtained firm commitments for US$304,713,520 in proceeds;
WHEREAS, the Parties intend that, at the closing of the Transactions (the “Closing”), (i) DEAC will merge with and into DEAC NewCo, with DEAC NewCo surviving (the “NV Merger”), (ii) DEAC NewCo will change its name to DraftKings Inc. (the entity surviving the merger, “New DK”) (for clarity, any reference in this Agreement to New DK shall also mean DEAC to the extent the matter relates to the pre-Closing period and any reference to DEAC shall also mean New DK to the extent the matter relates to the post-Closing period) and (iii) the Parties will execute the Stockholders Agreement, substantially in the form attached as Exhibit E hereto;
WHEREAS, prior to the Closing, DK intends to amend and restate its certificate of incorporation (the “DK Charter”) to implement a dual class structure (the “Dual Class Structure”) pursuant to which the existing shares of DK Common Stock (including shares of DK Preferred Stock that will be converted into shares of DK Common Stock) will be re-designated into shares of Class A common stock and, solely with respect to shares held by Jason Robins (the “CEO”), shares of Class B common stock, which will carry additional voting rights in the form of ten (10) votes per share, and with such shares of Class A common stock having voting rights of one (1) vote per share;
WHEREAS, the board of directors of DK (the “DK Board”) has unanimously (i) determined that it is in the best interests of DK and its stockholders to enter into this Agreement and declared advisable this Agreement, (ii) approved the execution, delivery and performance by DK of this Agreement and the consummation of the Transactions, including the Reincorporation Merger, the DK Merger and the SBT Acquisition, and (iii) resolved to recommend the adoption of this Agreement to the DK stockholders;

WHEREAS, the board of directors of SBT (the “SBT Board”) has approved (i) this Agreement and the Transactions and (ii) the execution, delivery and performance of this Agreement by SBT and the consummation of the Transactions;
WHEREAS, the board of directors of DEAC (the “DEAC Board”) has unanimously (i) determined that it is in the best interests of DEAC and its stockholders to enter into this Agreement and declared advisable this Agreement and (ii) approved the execution, delivery and performance by DK of this Agreement and the consummation of the Transactions and (iii) resolved to recommend the adoption of this Agreement to the DEAC stockholders;
WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and, with respect to Merger Sub, subject to adoption of this Agreement by DEAC in its capacity as sole stockholder of Merger Sub, performance of this Agreement by Merger Sub, and the consummation of the Transactions;
WHEREAS, the board of directors of DEAC Newco has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and, with respect to DEAC Newco, subject to adoption of this Agreement by DEAC in its capacity as sole stockholder of DEAC Newco, performance of this Agreement by DEAC Newco, and the consummation of the Transactions;
WHEREAS, the SBT stockholders have approved and adopted the Agreement and waived any pre-emptive or other similar rights that they have under SBT’s Organizational Documents or any other agreement in connection with the Transactions;
WHEREAS, the Transactions are subject to, among other things, obtaining the required approvals of the DK stockholders and the DEAC stockholders; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I
THE TRANSACTIONS
Section 1.1   The NV Merger.   (a) To effectuate the NV Merger, at the Closing, DEAC and DEAC NewCo shall execute an Agreement and Plan of Merger, in the form attached hereto as Exhibit F and DEAC shall file (i) with the Secretary of State of the State of Nevada articles of merger (the “Nevada Articles of Merger”) in accordance with, and containing such information as is required by Section 92A.180 of the Nevada Revised Statutes, as amended (the “NRS”), and (ii) a certificate of merger in such form as required by the Delaware General Corporation Law (the “DGCL”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware. At the NV Merger Effective Time, DEAC shall merge with and into DEAC NewCo, with DEAC Newco surviving the merger (the entity surviving the merger is herein referred to as New DK). The “NV Merger Effective Time” shall be that date on which the Nevada Articles of Merger are filed in the office of the Nevada Secretary of State, and after satisfaction of the respective requirements of the applicable laws of Delaware and Nevada prerequisite to such filings.
(b)   At the NV Merger Effective Time, (i) the articles of incorporation of New DK shall be amended and restated in its entirety as set forth on Exhibit A (the “Amended and Restated New DK Charter”), which shall be the articles of incorporation of New DK immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law. Prior to the NV Merger Effective Time, New DK shall take all actions necessary to amend and restate the bylaws of New DK (as in effect immediately prior to the NV Merger Effective Time) in their entirety as set forth on Exhibit B (the “Amended and Restated New DK Bylaws”), effective as of immediately prior to the NV Merger Effective Time, which shall be the bylaws of New DK immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law. As set forth in the Amended and Restated New DK Charter, the name of New DK shall be “DraftKings Inc.”

Section 1.2   The DK Merger.
(a)   On the Closing Date, immediately following the NV Merger Effective Time, DK and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the DK Merger. The DK Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time on the Closing Date as is agreed among the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is referred to herein as the “DK Merger Effective Time”).
(b)   At the DK Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the DGCL, Merger Sub will be merged with and into DK, whereupon the separate existence of Merger Sub shall cease, and DK will continue its existence as the surviving corporation in the DK Merger and a wholly-owned Subsidiary of New DK (the “Surviving Company”).
(c)   The DK Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the DK Merger Effective Time, the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company, in each case as provided under the DGCL.
Section 1.3   The SBT Acquisition.
(a)   Each SBT Seller agrees to sell all of its right, title and interest in and to the issued SBT Shares beneficially owned by it, free and clear of any Encumbrances, which SBT Shares are listed against its name in Section 1.3(a) of the SBT Disclosure Letter, and DEAC (immediately upon it becoming New DK) agrees to purchase, as of the DK Merger Effective Time, such right, title and interest in and to such SBT Shares on the terms and subject to the conditions set out in this Agreement.
(b)   Each SBT Seller and SBT hereby irrevocably waive all rights of pre-emption over any of the SBT Shares conferred upon them by the Organizational Documents of SBT or otherwise and undertake to take all other steps necessary to ensure that any other rights of pre-emption over any of such SBT Shares are irrevocably waived by any other person.
Section 1.4   Transaction Structure.   Each Party shall, if requested by any other Party to implement any reorganization transactions or implement any changes to the structure of the Transactions, consider such reorganization transactions or transaction structure changes in good faith and cooperate with the other party to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable and will not (a) have an adverse impact on such Party or its direct or indirect Subsidiaries or equity holders, (b) alter or change the amount or kind of the consideration to be received by any of its or any of its equity holders in connection with the Transactions, (c) have an adverse effect on the Tax consequences of the Transactions to it or its direct or indirect equity holders or (d) materially impede or delay consummation of the Transactions. Any such changes to the structure of the Transactions that are agreed upon by the parties shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.
Section 1.5   Closing.   The closing of the Transactions (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on (a) the fifth (5th) Business Day following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the Parties benefiting from such conditions) occurs (provided, that if the satisfaction or waiver of such conditions occurs on or after the fifteenth (15th) day in a month and at least five (5) Business Days prior to the last Business Day of such month, the Closing shall occur on the last Business Day of such month), or (b) at such other place, time and date as shall be agreed in writing by DK, SBT and DEAC. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages and wire transfer of immediately available funds to avoid the necessity of a physical Closing. None of the Transactions described in Sections 1.1 through 1.3 above shall be completed unless all of them are completed substantially concurrently.
Section 1.6   Organizational Documents of the Companies.
(a)   At the NV Merger Effective Time, pursuant to Section 1.1(b), the articles of incorporation and the bylaws of New DK shall be as set forth in Exhibit A and Exhibit B, respectively, until thereafter amended in accordance with the provisions thereof and applicable Law.
(b)   Immediately following the DK Preferred Stock Conversion and immediately prior the DK Merger Effective Time, DK shall take all actions necessary to amend and restate the DK Charter to implement the Dual Class Structure as set forth in Article IV of the Amended and Restated New DK Charter (the “A&R DK Charter”). In connection therewith, all shares of DK Common Stock shall convert into the right to receive (i) in the case of all stockholders (including the CEO), the same number of shares of Class A common stock, par value $0.001 per share, of DK (“DK Class A Common Stock”), and (ii) in the case of the CEO, such additional number of shares of Class B common stock, par value $0.001 per share, of DK (“DK Class B Common Stock”) such that as of immediately following the completion of the Transactions, the CEO shall have ninety percent (90%) of the voting power of the capital stock of New DK on a fully-diluted basis at such time. The related exchange agreement to be entered into in respect of such DK Class B Common Stock to be issued to the CEO in exchange for the shares of DK Common Stock held by the CEO as of immediately prior to the DK Merger Effective Time in accordance with this Section 1.6(b) shall provide that New DK agrees to report the share exchange as a tax-free recapitalization and agrees to indemnify the CEO for taxes and any applicable penalties and associated costs if such exchange is not tax free.
(c)   At the DK Merger Effective Time, the A&R DK Charter, as in effect immediately prior to the DK Merger Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit C hereto and shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. DK shall take all actions necessary to amend and restate the bylaws of DK (as in effect immediately prior to the DK Merger Effective Time) in their entirety as set forth on Exhibit D, effective as of the DK Merger Effective Time, which shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
Section 1.7   Post-Closing Governance.
(a)   New DK.   Prior to the Closing, the parties hereto shall take all necessary action to cause the board of directors of New DK (the “New DK Board”) and the committees thereof to be constituted, effective immediately as of the DK Merger Effective Time, as set forth in the Stockholders Agreement.
(b)   Directors and Officers of DK.
(i)   The directors of Merger Sub immediately prior to the DK Merger Effective Time shall resign or otherwise be removed as of the DK Merger Effective Time, and the directors of the Surviving Company immediately after the DK Merger Effective Time shall be such persons as determined by DK not less than five (5) Business Days prior to Closing.
(ii)   The officers of DK immediately prior to the DK Merger Effective Time shall be, as of the DK Merger Effective Time, the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(c)   SBT.   SBT shall procure board meetings of each of SBT and its relevant Subsidiaries, as applicable, to be held, or duly executed written directors’ resolutions of the same at the Closing Date:
(i)   approving the registration of the transfers of the issued SBT Shares pursuant to the Transactions and the register of New DK as the holder of such SBT Shares concerned in the register of members of SBT;

(ii)   accepting the resignations of those directors and officers of SBT or its relevant Subsidiary, as applicable, (or causing the dismissal of such directors and or officer who have not so resigned) whose resignations were requested in writing by DK to the SBT Sellers’ Representative not less than five (5) Business Days prior to Closing; and
(iii)   appointing each of the persons requested by DK to be appointed as directors or officers of SBT or any of its relevant Subsidiaries, as applicable (such persons to be requested in writing not less than five (5) Business Days prior to Closing), as directors and/or officers of SBT or its relevant Subsidiaries, as the case may be, such appointments to take effect, subject only to any post-Closing registration, filing or other requirement by applicable Law, on the Closing Date. In addition, DK shall request each director so appointed to deliver a written consent to such appointment.
Section 1.8   Earnout.
(a)   Delivery of the Earnout Shares.   Upon the Closing, the DEAC Founder Group shall (i) deliver electronically through the Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System to the Earnout Escrow Agent (as defined below), the number of shares of New DK Class A Common Stock that formerly constituted DEAC Shares (the “Former Founder Shares”) that is six million (6,000,000) less the number of SBT Earnout Shares to be held in escrow in accordance with this Section 1.8; and (ii) forfeit and deliver to New DK for cancellation the number of Former Founder Shares equal to the number of SBT Earnout Shares, following which New DK shall (A) cancel such forfeited Former Founder Shares and (B) issue such number of new shares of New DK Class A Common Stock constituting the SBT Earnout Shares, of which such number of SBT Earnout Shares which are subject to the 104H Tax Ruling, if any, shall be held with such trustee as may be required pursuant to the 104H Tax Ruling (the “104H Trustee”) in accordance with this Section 1.8 and the remaining SBT Earnout Shares shall be held with the Earnout Escrow Agent. Three million (3,000,000) of such Former Founder Shares described in the preceding clause (i), as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, shall be allocated on a Pro Rata Basis among the DEAC Founder Group (the “DEAC Earnout Shares”), and the remainder of such Former Founder Shares (i.e., the DK Earnout Shares) together with the SBT Earnout Shares, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, shall be allocated as follows: (x) the SBT Earnout Shares shall be allocated on a Pro Rata Basis among the SBT Sellers (the “SBT Earnout Group”), and (y) the DK Escrowed Earnout Shares shall be allocated on a Pro Rata Basis among the DK Stockholders and holders of Exchanged DK Options as of immediately following the Closing (the “DK Earnout Group”), in each case in accordance with this Section 1.8. For the avoidance of doubt, the total number of DK Earnout Shares and SBT Earnout Shares shall be three million (3,000,000), as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination.
(b)   Procedures Applicable to the Earnout of the Earnout Shares.
(i)   Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant an escrow agreement in form and substance reasonably acceptable to DK, DEAC and the SBT Sellers’ Representative, to be entered into at the Closing by New DK, the DEAC Founder Group, the SBT Sellers’ Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”); provided, that the SBT Earnout Shares owned by any Israeli member of the SBT Earnout Group shall be deposited with the 104H Trustee pursuant to a trust agreement to be entered with the 104H Trustee (the “Trust Agreement”) to the extent requested by such member of the SBT Earnout Group.
(ii)   Promptly upon the occurrence of any triggering event described in Section 1.8(c) below, or as soon as practicable after any party becomes aware of the occurrence of such triggering event or receives written notice of a triggering event from the DEAC Founder Group or the SBT Sellers’ Representative, New DK shall prepare and deliver, or cause to be prepared and delivered, in consultation with the DEAC Founder Group and the SBT Sellers’ Representative, a mutually agreeable written notice to each of the Earnout Escrow Agent and, if applicable, the 104H Trustee (each a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released). New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) shall negotiate in good faith to resolve any disputes that may arise between any of them with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice. In the event New DK, the DEAC Founder Group and the SBT Sellers’ Representative are unable to reach mutual agreement with each other with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of New DK, the DEAC Founder Group and the SBT Sellers’ Representative (the “Independent Accountant”). If such Independent Accountant is not appointed within seven (7) Business Days from the date on which New DK, the DEAC Founder Group or the SBT Sellers’ Representative has asked in writing to appoint one, the Parties shall draw lots to determine the Independent Accountant, provided that it shall be the New York main office of one of the “big 5” accounting firms. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable triggering event and related Release Notice as promptly as practicable and to resolve only those unresolved disputed items. New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of New DK, the DEAC Founder Group and the SBT Sellers’ Representative (on behalf of the SBT Sellers) and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination in which case the matter will be brought back to the Independent Accountant for correction no more than one time by a Party after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by New DK, the DEAC Founder Group, DK Stockholder Group and the SBT Sellers (provided, that the total amount paid out-of-pocket by each of the DEAC Founder Group and the SBT Sellers in respect of such fees and expenses shall be one-third of such fees and expenses).
(iii)   The DEAC Earnout Shares that are to be released from the Earnout Escrow Account and distributed to the DEAC Founder Group shall be distributed to each member of the DEAC Founder Group on a Pro Rata Basis. The DK Earnout Shares that are to be released from the Earnout Escrow Account, as applicable, and distributed to each member of the DK Earnout Group, shall be distributed to each member of the DK Earnout Group on a Pro Rata Basis. The SBT Earnout Shares that are to be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to each member of the SBT Earnout Group, shall be distributed to each member of the SBT Earnout Group on a Pro Rata Basis.
(iv)   Subject to the terms of the Stockholders Agreement, as may be applicable, the holders of the Earnout Shares shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares until the date on which the relevant vesting triggers have been satisfied as described in Section 1.8(c) below and such shares have been released to the members of the DEAC Founder Group, the DK Earnout Group and SBT Earnout Group entitled thereto.
(v)   For the avoidance of doubt, no additional shares of capital stock of New DK will be placed in the Earnout Escrow Account or with the 104H Trustee for release or issuance pursuant to this Section 1.8, and upon release of all of the Earnout Shares in the Earnout Escrow Account and with the 104H Trustee in accordance with this Section 1.8, the Earnout Escrow Agreement and Trust Agreement shall terminate pursuant to their terms and the provisions of this Section 1.8 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Shares not eligible to be released from the Earnout Escrow Account or by the 104H Trustee in accordance with the terms of Section 1.8(c) after the lapse of the four (4)-year anniversary of the Closing Date shall thereafter be forfeited to New DK and cancelled and no member of the DEAC Founder Group, the DK Earnout Group or the SBT Earnout Group shall have any rights with respect thereto.

(c)   Release of Earnout Shares.   The Earnout Shares shall be released and delivered as follows:
(i)   one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors);
(ii)   one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $14.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors); and
(iii)   one-third of the Earnout Shares of each Earnout Recipient will be released from the Earnout Escrow Account or by the 104H Trustee (subject to the requirements of the 104H Tax Ruling), as applicable, and distributed to such Earnout Recipient on a Pro Rata Basis in accordance with Section 1.8(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent or the 104H Trustee, as applicable, if: (A) the Volume Weighted Average Share Price equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NASDAQ or any other national securities exchange or (B) if New DK consummates a transaction which results in the stockholders of New DK having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New DK Board of Directors).
(d)   For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 1.8(c), then all of the Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the Earnout Recipients in accordance with this Section 1.8.
(e)   Definitions.   For purposes of this Section 1.8:
(i)   “Earnout Recipients” means the members of the DK Earnout Group, the SBT Earnout Group and the DEAC Founder Group.
(ii)   “Pro Rata Basis” means (A) with respect to each member of the DEAC Founder Group, in accordance with the ratio calculated by dividing (x) the number of shares of New DK Class A Common Stock held by such member, by (y) the aggregate number of shares of New DK Class A Common Stock held by the DEAC Founder Group; (B) with respect to each member of the DK Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of New DK Class A Common Stock held and the number of shares of New DK Class A Common Stock underlying Exchanged DK Options held by such member, by (y) the sum of the aggregate number of shares of New DK Class A Common Stock held by the DK Earnout Group and the aggregate number of shares of New DK Class A Common Stock underlying Exchanged DK Options, and in either of case (A) or (B), as of immediately following the Closing; and (C) with respect to each member of the SBT Earnout Group, in accordance with the ratio calculated by dividing (x) the number of SBT Shares held by such member immediately prior to Closing, by (y) the aggregate number of shares of SBT held by all members of the SBT Earnout Group immediately prior to the Closing.
(iii)   “DK Earnout Shares” means 2,280,000 shares of New DK Class A Common Stock out of the DK/SBT Earnout Shares, as such number may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, to which the members of the DK Earnout Gorup may be entitled pursuant to this Section 1.8 on a Pro Rata Basis.
(iv)   “SBT Earnout Shares” means 720,000 shares of New DK Class A Common Stock as such number may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, to which the members of the SBT Earnout Group may be entitled pursuant to this Section 1.8 on a Pro Rata Basis.
(v)   “Volume Weighted Average Share Price” means the volume-weighted average share price of New DK Class A Common Stock as displayed on New DK’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.
ARTICLE II
CONVERSION OF DK SECURITIES
Section 2.1   Effect on Capital Stock of DK and Merger Sub.   At the DK Merger Effective Time, by virtue of the DK Merger and without any action on the part of DK, New DK, Merger Sub or the holder of any DK Shares:
(a)   Conversion of Merger Sub Common Stock.   Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the DK Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Company, par value $0.001 per share.
(b)   Cancellation of Certain DK Common Stock.   Each DK Share issued and outstanding immediately prior to the DK Merger Effective Time that is owned or held by DK in treasury, DEAC, SBT or by any of their respective Subsidiaries shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(c)   Conversion of All Other DK Common Stock.   Each share of DK Class A Common Stock (including shares of DK Preferred Stock converted to DK Common Stock in connection with the DK Preferred Share Conversion and re-designated as shares of DK Class A Common Stock in accordance with Section 1.6(b)) issued and outstanding immediately prior to the DK Merger Effective Time, other than any Cancelled Shares, shall be converted into the right to receive (i) such number of shares of duly authorized, validly issued, fully paid and nonassessable New DK Class A Common Stock (the “DK Merger Consideration”) equal to the number that is the quotient of  (I) (A) US$ 2,055,241,409, divided by (B) the sum of  (i) the number of all outstanding shares, as of immediately prior to the Closing, of DK Common Stock and DK Preferred Stock (assuming their conversion to shares of DK Common Stock) plus (ii) the number of shares of DK Common Stock to be issued assuming the exercise of all DK Options and DK Warrants that are vested as of immediately prior to the Closing, on a net exercise basis as of the Closing Date, divided by (II) the DEAC Liquidation Value (the “DK Share Exchange Ratio”) (and the aggregate number of shares of New DK Class A Common Stock to be received by each holder of DK Class A Common Stock, as a result of applying the DK Share Exchange Ratio shall be rounded down or up to the nearest whole number); and (ii) a right to receive Earnout Shares, if and as determined pursuant to Section 1.8; provided, however, that each DK Stockholder that is a Non-Accredited Investor shall not receive the DK Merger Consideration in the form of shares of New DK Class A Common Stock and shall instead receive cash in an amount equivalent to the value of the shares of New DK Class A Common Stock as of the Closing Date that such DK Stockholder would have otherwise received. By way of example, assuming the capitalization of DK, SBT and DEAC as set forth in Schedule 1, the DK Share Exchange

Ratio would be 0.3574. Each share of DK Class B Common Stock issued and outstanding immediately prior to the DK Merger Effective Time shall be converted into the right to receive the same number of shares of duly authorized, validly issued, fully paid and nonassessable New DK Class B Common Stock.
Section 2.2   Exchange of DK Certificates and DK Book-Entry Shares.
(a)   Exchange Agent.   Prior to the DK Merger Effective Time, DK and DEAC shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate DK Merger Consideration in accordance with this Section 2.2. At or immediately following the DK Merger Effective Time, New DK shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of New DK Class A Common Stock comprising the aggregate DK Merger Consideration in respect of  (i) certificates that immediately prior to the DK Merger Effective Time represented DK Shares (“DK Certificates”) and (ii) non-certificated outstanding DK Shares represented by book entry (“DK Book-Entry Shares”), in each case other than Cancelled Shares, and the number of shares of New DK Class B Common Stock to be issued in accordance with Section 1.6(b), for exchange in accordance with this Section 2.2 through the Exchange Agent (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate DK Merger Consideration contemplated to be issued pursuant to Section 2.1(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.   Promptly following the DK Merger Effective Time, New DK shall send, or shall cause the Exchange Agent to send, to each record holder of a DK Certificate or DK Book-Entry Share, in each case which shares were converted into the right to receive the DK Merger Consideration in respect thereof at the DK Merger Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the DK Certificates shall pass, only upon delivery of the DK Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as DK, New DK and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the DK Certificates or DK Book-Entry Shares in exchange for the aggregate DK Merger Consideration in respect thereof, as applicable. Upon surrender of DK Certificates and DK Book-Entry Shares for cancellation to the Exchange Agent and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such DK Certificates or DK Book-Entry Shares, the holder of such DK Certificates or DK Book-Entry Shares shall be entitled to receive the DK Merger Consideration for each share of DK Common Stock formerly represented by such DK Certificates or such DK Book-Entry Shares. Any DK Certificates and DK Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any DK Merger Consideration is to be made to a person other than the person in whose name any surrendered DK Certificate is registered, it shall be a condition precedent to payment that the DK Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate DK Merger Consideration in respect thereof, as applicable, to a person other than the registered holder of the DK Certificate so surrendered and shall have established to the satisfaction of New DK that such Taxes either have been paid or are not required to be paid. Delivery of the aggregate DK Merger Consideration, as applicable, with respect to DK Book-Entry Shares shall only be made to the person in whose name such DK Book-Entry Shares are registered. Until surrendered as contemplated hereby, each DK Certificate or DK Book-Entry Share shall be deemed at any time after the DK Merger Effective Time to represent only the right to receive the aggregate DK Merger Consideration in respect thereof.
(c)   Transfer Books.   At the DK Merger Effective Time, the stock transfer books of DK shall be closed and thereafter there shall be no further registration of transfers of DK Shares outstanding immediately prior to the DK Merger Effective Time on the records of DK. From and after the DK Merger Effective Time, the holders of DK Certificates and DK Book-Entry Shares representing DK Shares outstanding immediately prior to the DK Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the DK Merger Effective Time, DK Certificates representing DK Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the aggregate DK Merger Consideration in respect thereof as provided in this Agreement.

(d)   Termination of Exchange Fund; Abandoned Property.   At any time following one (1) year after the Closing Date, New DK shall be entitled to require the Exchange Agent to deliver to it any shares of New DK Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of DK Certificates or DK Book-Entry Shares, and thereafter such holders shall be entitled to look only to New DK (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate DK Merger Consideration payable upon due surrender of their DK Certificates or DK Book-Entry Shares and compliance with the procedures in this Section 2.2. Notwithstanding the foregoing, neither New DK, the Surviving Company nor the Exchange Agent shall be liable to any holder of a DK Certificate or DK Book-Entry Shares for any DK Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   Lost, Stolen or Destroyed Certificates.   In the event that any DK Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed DK Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate DK Merger Consideration payable in respect thereof pursuant to Section 2.1(c); provided, however, that New DK or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such aggregate DK Merger Consideration, require the owners of such lost, stolen or destroyed DK Certificates to deliver a customary indemnity against any claim that may be made against New DK, the Surviving Company or the Exchange Agent with respect to the DK Certificates alleged to have been lost, stolen or destroyed.
(f)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions declared or made after the DK Merger Effective Time with respect to the New DK Shares with a record date after the DK Merger Effective Time shall be paid to the holder of any unsurrendered DK Certificate or DK Book-Entry Share with respect to the New DK Shares issuable in respect thereof unless and until the holder of such DK Certificate or DK Book-Entry Share shall surrender such DK Certificate or DK Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such DK Certificate or DK Book-Entry Share, there shall be paid by New DK to the holder of whole shares of New DK Class A Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the DK Merger Effective Time theretofore paid with respect to such whole shares of New DK Class A Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the DK Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of New DK Class A Common Stock.
Section 2.3   Treatment of DK Options and Warrants.
(a)   Treatment of DK Options.   At the DK Merger Effective Time, each DK Option (as defined below) that is outstanding immediately prior to the DK Merger Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase DK Shares (a “DK Option”) under the DK Stock Plans and shall be converted into (i) an option to purchase a number of shares of New DK Class A Common Stock (such option, an “Exchanged DK Option”) equal to the product (rounded down to the nearest whole number) of  (x) the number of DK Shares subject to such DK Option immediately prior to the DK Merger Effective Time and (y) the DK Share Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per DK Share of such DK Option immediately prior to the DK Merger Effective Time divided by (B) the DK Share Exchange Ratio and (ii) a right to receive Earnout Shares, if and as determined pursuant to Section 1.8; provided, however, that the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to the Exchanged DK Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged DK Option to which Section 422 of the Code applies, the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the DK Merger Effective Time, each Exchanged DK Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former DK Option immediately prior to the DK Merger Effective Time.

(b)   DK Actions.   At or prior to the DK Merger Effective Time, DK, the DK Board and the compensation committee of the DK Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the DK Options pursuant to Section 2.3(a) and (ii) take all actions necessary to ensure that from and after the DK Merger Effective Time neither New DK nor the Surviving Company will be required to deliver DK Shares or other shares of capital stock of DK to any Person pursuant to or in settlement of DK Options after the DK Merger Effective Time.
(c)   New DK Actions.
New DK shall take all actions that are necessary for the assumption of the DK Options pursuant to Section 2.3(a) including the reservation, issuance and listing of shares of New DK Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.3. If registration of shares of New DK Class A Common Stock under the DK Stock Plans is required under the Securities Act, New DK shall file with the SEC as promptly as practicable after the date that is sixty (60) days following the Closing Date (or any such earlier date permitted by applicable Law) a registration statement on Form S-8 with respect to such shares of New DK Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the applicable DK Stock Plan remains in effect and such registration of the shares of New DK Class A Common Stock issuable thereunder continues to be required.
(d)   At the DK Merger Effective Time, New DK shall assume the DK Stock Plans, except that the DK Stock Plans (and any option agreement thereunder) shall be amended at the DK Merger Effective Time to conform with the requirements of Section 2.3(a) and to include additional amendments required to comply with any Law applicable to New DK (the “Assumed DK Stock Plans”). New DK shall be entitled to grant stock-based awards under the Assumed DK Stock Plans to the extent permissible under applicable Law and the terms thereof, using the share reserve of the DK Stock Plans as of the DK Merger Effective Time (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the DK Stock Plans), except that: (A) shares covered by such awards shall be shares of New DK Class A Common Stock, with the rights and subject to the limitations of such shares of New DK Class A Common Stock issuable under New DK’s equity incentive plan as in effect from time to time; (B) all references in the DK Stock Plans to a number of DK Shares shall be deemed amended to refer instead to a number of shares of New DK Class A Common Stock determined by multiplying the number of referenced DK Shares by the DK Share Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (C) New DK’s board of directors or an applicable committee thereof shall succeed to the authority and responsibility of the DK Board or any duly authorized committee thereof with respect to the administration of the Assumed DK Stock Plans; and (D) the Assumed DK Stock Plans shall be subject to administrative procedures consistent with those in effect under New DK’s equity incentive plans as in effect from time to time.
(e)   Treatment of DK Warrants.   At the DK Merger Effective Time, each DK Warrant that is issued and outstanding immediately prior to the DK Merger Effective Time and not terminated pursuant to its terms, by virtue of the DK Merger and without any action on the part of New DK, DK or the holder of any such DK Warrant, shall be converted into a warrant exercisable for the DK Merger Consideration which such holder would have received if it had exercised such DK Warrant immediately prior to the DK Merger Effective Time (assuming such DK Warrants were then fully vested).
Section 2.4   DK Preferred Stock Conversion.   DK shall take all actions necessary to effect the conversion of all outstanding shares of DK Preferred Stock into shares of DK Common Stock (the “DK Preferred Stock Conversion”) as of immediately prior to the DK Merger Effective Time.
Section 2.5   Wage Payments.   Notwithstanding anything in this Agreement to the contrary, to the extent that any cash amount needs to be paid to any employee or former employee of DK or SBT (or any of their subsidiaries) that constitutes “wages”, such amount shall be deposited (in case of SBT, by the Paying Agent) in the payroll account of the applicable entity and the amounts due to the employee (net of withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable entity (except that payments to an Israeli Optionee, shall be made through the 102 Trustee).

ARTICLE III
SBT POST-CLOSING ADJUSTMENTS
Section 3.1   SBT Consideration.
(a)   The aggregate cash consideration to be paid by New DK to the Paying Agent for the purchase of the issued SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options shall be the sum of:
(i)   a cash amount of € 180,000,000 (the “SBT Cash Amount”); plus
(ii)   the Actual SBT Net Debt Amount (it being understood that if the Actual SBT Net Debt Amount is a negative amount (i.e., the Cash Balances of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount are less than the Indebtedness of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount), the absolute value of the Actual SBT Net Debt Amount will be deducted from the SBT Cash Amount, and if the Actual SBT Net Debt Amount is a positive amount (i.e., the Indebtedness of SBT as at the date and time set out in the definition of Actual SBT Net Debt Amount is less than the Cash Balances of SBT and its Subsidiaries as at the date and time set out in the definition of Actual SBT Net Debt Amount) the Actual SBT Net Debt Amount will be added to the SBT Cash Amount); plus or minus
(iii)   the SBT Working Capital Adjustment; plus
(iv)   the Aggregate Strike Price Amount; plus
(v)   the Collected Amount Purchase Price (which will be payable to the SBT Sellers in accordance with the terms of Section 9.11).
(the aggregate amount being the “SBT Cash Consideration”).
(b)   Out of the SBT Cash Consideration, each of the SBT Sellers shall be entitled to an amount equal to (i) the Cash Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement; plus (ii) an amount equal to the Cashed-Out SBT Options Exercise Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement. Each of the SBT Optionees holding Cashed-Out SBT Options shall, in accordance with Section 3.3(a), be entitled to an amount that equals (i) the Cash Price Per SBT Share for each Cashed-Out SBT Option multiplied by the number of SBT Shares exercisable under such SBT Optionee’s Cashed-Out SBT Options, less (ii) the aggregate exercise price per SBT Share of all of Cashed-Out SBT Options of such SBT Optionee.
(c)   In addition to the SBT Cash Consideration, at the Closing, New DK shall (i) allot and issue to each of the SBT Sellers (or a trustee on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) such number of shares of New DK Class A Common Stock equal to the result of multiplying such SBT Seller’s aggregate number of issued SBT Shares held by such SBT Seller immediately prior to the Closing by the SBT Share Exchange Ratio (and the result being rounded down or up to the nearest whole number) (the “SBT Consideration Shares”) and together with the SBT Cash Consideration, the “SBT Consideration”) as consideration (in addition to the SBT Cash Consideration) for the purchase of the SBT Shares of each SBT Seller by New DK; (ii) grant the applicable number of New DK Options (Exchanged SBT Options) to each of the holders of the Rolled-Over SBT Options (or to the 102 Trustee or other appointed option trustee on their behalf), all in accordance with the provisions of Section 3.2(a)(ii); and (iii) grant the SBT Sellers a right to receive Earnout Shares, if and as determined pursuant to Section 1.8.
Section 3.2   SBT Closing Deliveries.
(a)   SBT Consideration.
(i)   SBT Cash Consideration.   On the Closing Date, New DK shall deposit or cause to be deposited with the Paying Agent (for payment by the Paying Agent to the SBT Sellers and holders of Cashed-Out SBT Options) as the cash portion of the consideration for the purchase of the SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options the following amount in Euros:
A.   the SBT Cash Amount; plus

B.   the Estimated SBT Net Debt Amount (it being understood that if the Estimated SBT Net Debt Amount is a negative amount (i.e., the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b) are less than the Indebtedness of SBT estimated pursuant to Section 3.2(b), the absolute value of the Estimated SBT Net Debt Amount will be deducted from the SBT Cash Amount, and if the Estimated SBT Net Debt Amount is a positive amount (i.e., Indebtedness of SBT estimated pursuant to Section 3.2(b) is less than the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b)) the Estimated SBT Net Debt Amount will be added to the SBT Cash Amount); plus or minus
C.   the Estimated SBT Working Capital Adjustment; minus
D.   the Escrow Amount; minus
E.   the Adjustment and Expense Fund; plus
F.   the Aggregate Strike Price Amount.
(the aggregate amount being “Initial SBT Cash Consideration”).
In addition, at the Closing, New DK shall pay (i) to the Escrow Agent the Escrow Amount (payable in US$ based on the Euro-US$ average exchange rate for the consecutive seven (7) Business Day period ending on the fifth (5th) Business Day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on NASDAQ at market close at the end of each of such seven (7) Business Days)) to be held by it in accordance with the terms of the Section 3.6 and the Escrow Agreement, and (ii) to the Paying Agent (in its capacity as the Adjustment and Expense Fund agent) the Adjustment and Expense Fund in Euros, to be held by it in accordance with the terms of Section 3.4 and the Paying Agent Agreement.
Each SBT Seller’s entitlement in the Initial SBT Cash Consideration shall be an amount equal to (i) the SBT Closing Cash Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement, plus (ii) an amount equal to the Cashed-Out SBT Options Exercise Price Per SBT Share multiplied by a number that equals thirty percent (30%) of all SBT Shares sold by such SBT Seller pursuant to this Agreement. The entitlement of each SBT Optionee in the Initial SBT Cash Consideration in respect of such SBT Optionee’s Cashed-Out SBT Options, shall be an amount equal to (i) the SBT Closing Cash Price Per SBT Share for a Cashed-Out SBT Option multiplied by the number of such SBT Optionee’s Cashed-Out SBT Options, less (ii) the aggregate exercise price per SBT Share of all of the Cashed-Out SBT Options of such SBT Optionee. The SBT Sellers’ Representative shall calculate the portion of Initial SBT Cash Consideration to which each SBT Seller and holder of Cashed-Out SBT Options is entitled in accordance with the terms of this Section 3.2(a) and shall accordingly indicate in the applicable tables in Section 3.2(a) of the SBT Disclosure Letter, the names of the applicable SBT Security Holders and their entitlement in such consideration against each such Security Holder’s name, and deliver to DEAC and to DK such tables not later than seven (7) days prior to the Closing Date and upon the delivery of such tables, they will be regarded as being part of this Agreement.
(ii)   SBT Consideration Shares.   In addition to the payment of the Initial SBT Cash Consideration in respect of the SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options, on the Closing Date, New DK shall allot and issue to each SBT Seller (or to a trustee on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) for the purchase of the SBT Shares of such SBT Seller, such number of SBT Consideration Shares to which such SBT Seller is entitled in accordance with Section 3.1(c), which SBT Consideration Shares shall be duly authorized, validly issued, fully paid, nonassessable and free from Encumbrances (other than as contemplated in New DK’s Organizational Documents), ranking pari passu with all other shares of New DK Class A Common Stock and with the right to receive all dividends, returns of capital and other benefits declared to the holders of shares of New DK Class A Common Stock, paid or made by New DK on or after the issuance thereof, and issued to the SBT Sellers with full title guarantee and have such rights as set out in New DK’s Organizational Documents. At Closing, each SBT Optionee (or a trustee on its behalf) shall, in respect of his or her Rolled-Over SBT Options, be allocated a number of New DK Options in accordance with Section 3.3(b). By way of example, assuming that the capitalization of

DK, SBT and DEAC is as set forth in Schedule 1, the SBT Share Exchange Ratio would be 998.5. The SBT Sellers’ Representative shall calculate the number of SBT Consideration Shares and New DK Options to be issued or allocated to the applicable SBT Security Holders in accordance with the terms of this Section 3.2(a)(ii) and shall accordingly indicate in the applicable tables set out in Section 3.2(a)(ii) of the SBT Disclosure Letter, the names of the applicable SBT Security Holders and their entitlement in the SBT Consideration Shares or New DK Options, as applicable, and deliver to DEAC and to DK such tables not later than seven (7) days prior to the Closing Date, and upon the delivery of such tables, they will be regarded as being part of the Agreement. In addition to the above, SBT Sellers shall have a right to receive Earnout Shares, if and as determined pursuant to Section 1.8.
(iii)   Wherever in this Agreement provision is made for the payment by one party to another (or to a third party on its behalf), such payment shall be made by crediting for same day value the account specified in the Payment Account Details (such Payment Account Details to be notified in writing by the payee to the payor prior to the due date for payment) of the party entitled to the payment by way of telegraphic transfer on or before the due date for payment. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.
(iv)   If any payment is made by any SBT Security Holder to New DK in respect of any claim under this Agreement or any agreement entered into pursuant to this Agreement or pursuant to any indemnity hereunder or thereunder, the payment shall be made by way of a reduction of the consideration paid by New DK which shall, to the extent possible, be deemed to have been reduced by the amount of such payment.
(b)   Calculation of Initial SBT Cash Consideration.
Not less than five (5) Business Days (and not more than ten (10) Business Days) prior to the Closing Date, the SBT Sellers’ Representative shall notify DK and DEAC of:
A.   the Estimated SBT Net Debt Amount;
B.   the Estimated SBT Working Capital Adjustment;
C.   the Aggregate Strike Price Amount; and
D.   its calculation of the Initial SBT Cash Consideration,
in each case, together with such documentation as may support such estimates.
Thereafter, DK and the SBT Sellers’ Representative shall consult with one another with respect to the determination of the amounts contemplated in Section 3.2(b), and the SBT Sellers’ Representative, having taken account of DK’s comments in good faith, shall, not less than three (3) Business Days prior to the Closing Date, determine and notify DK of any changes in such amounts, if any, which absent fraud and manifest error shall be final for purposes of Section 3.2(b).
(c)   SBT Closing Deliverables.   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, SBT or the SBT Sellers, as applicable, shall deliver or cause to be delivered to DEAC and DK:
(i)   transfers in respect of such SBT Seller’s SBT Shares duly executed by the registered holders in favor of New DK and share certificates for such SBT Shares in the name of the relevant transferors (or an express indemnity in a reasonable and customary form in the case of any certificate found to be missing) and any power of attorney, if required, under which any transfer is executed on behalf of any such SBT Seller or nominee. The duly executed transfers in respect of the issued SBT Shares and the share certificates (or indemnities) shall not be brought into the United Kingdom;
(ii)   such waivers or consents as may be required to enable New DK or its nominees to be registered as holders of the issued SBT Shares;
(iii)   counterparts of each of the other Ancillary Agreements (including the Stockholders Agreement) to which SBT or a SBT Seller is a party, duly executed by SBT or such SBT Seller;

(iv)   subject to satisfactory KYC being completed pursuant to applicable law on New DK by SBT’s registered agent in the Isle of Man, the register of members of SBT, duly updated to reflect New DK as the sole shareholder of SBT;
(v)   the written resignations or dismissal, pursuant to applicable Law and the Organizational Documents of SBT or its applicable Subsidiary, of each director and secretary of SBT and each of its Subsidiaries as requested by DK in writing to the SBT Sellers’ Representative at least five (5) Business Days prior to the Closing Date, from his or her office as a director or secretary, in a form reasonably acceptable to DK and DEAC;
(vi)   a copy of the minutes of a duly held meeting of the directors of J Gleek Properties Limited authorizing the execution by such SBT Seller of the Ancillary Agreements to which it is party (such copy minutes being certified as correct by the secretary of such SBT Seller); and
(vii)   evidence that all remaining balances of SBT and its Subsidiaries owed to or by any Related Parties set forth on Section 3.2(c) of the SBT Disclosure Letter have been repaid in full or settled without penalty and that all contracts, transactions, arrangements or liabilities with such Related Parties have been terminated.
(d)   New DK and DK Closing Deliverables.   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, DEAC or DK, as applicable, shall deliver or cause to be delivered to SBT and the SBT Sellers’ Representative:
(i)   reasonable evidence of the allotment and issue of the SBT Consideration Shares to the SBT Sellers (or trustees on their behalf, including any trustee appointed pursuant to the 104H Tax Ruling) and the New DK Shares to any SBT Optionee exercising its New DK Option(s) at the Closing, and in case of an SBT Seller, together with (at such SBT Seller’s discretion) either, (a) share certificates in respect of such shares, or (b) book-entry positions, in the name of such SBT Seller (or its nominee or trustee in accordance with its delivery instructions) or to a custodian designated by the SBT Seller;
(ii)   reasonable evidence of the allotment and issue of the SBT Earnout Shares to the Escrow Earnout Agent or the 104H Trustee, as applicable in accordance with the terms of Section 1.8;
(iii)   reasonable evidence of the assumption of the SBT Plan (or adoption of the Amended Plan) and the execution of any other document and taking of any other action as may be required to be taken by New DK in accordance with Section 3.3 (including the grant of the applicable New DK Options to the applicable SBT Optionees, or trustees on their behalf);
(iv)   delivery to the SBT Optionees of grant letters indicating (A) the number of New DK Options to which they are entitled, (B) the exercise price per New DK Share subject to such New DK Option and (C) the portion of such New DK Option which is unvested and the vesting schedule applicable to such unvested portion, each as determined in accordance with the terms of this Agreement;
(v)   counterparts of each of the other Ancillary Agreements (including the Stockholders Agreement) to which New DK or DK or any of their respective stockholders is a party, duly executed by New DK or DK or such stockholder, as applicable;
(vi)   share certificates in the name of each SBT Seller and any SBT Optionee exercising its New DK Option at the Closing (or a trustee designated by any of them) in respect of such SBT Seller’s Consideration Shares (or at the sole discretion of any SBT Security Holder and as notified in writing to DEAC and DK at least five (5) Business Days prior to the Closing, book-entry positions in respect of such Consideration Shares, in the name of such SBT Security Holder (or its nominee or trustee in accordance with its delivery instructions) or a custodian designated by such SBT Security Holder) and an updated shareholders’ register evidencing each such SBT Security Holder as a shareholder of New DK in respect of the number of SBT Consideration Shares issued to him or it;
(vii)   payment to an account specified by the Paying Agent of  (A) the Initial SBT Cash Consideration calculated in accordance with Section 3.2(b) and (B) the Adjustment and Expense Fund; and

(viii)   payment to the Escrow Account of the Escrow Amount in accordance with Section 3.6(a).
Section 3.3   Treatment of SBT Options.   The following provisions shall apply to SBT Options which are outstanding and in effect immediately prior to the Closing:
(a)   At the Closing, thirty percent (30%) of the Vested SBT Options held by each SBT Optionee (other than any Out-of-the-Money Vested SBT Options) that are outstanding immediately prior to the Closing (the “Cashed-Out SBT Options”), shall be cashed out on a cashless exercise basis, such that each such Cashed-Out SBT Option shall automatically, and without any required action on the part of the holder thereof, be cancelled and be with no further force and effect and automatically converted into the right of the holder thereof to receive for each such Cashed-Out SBT Option its Cash Price Per SBT Share less the exercise price per SBT Share of such Cashed-Out SBT Option. As soon as practicable following the date of this Agreement, SBT Sellers’ Representative, DEAC and DK shall agree in good faith to a form of option waiver letter pursuant to which each holder of Cashed-Out SBT Options shall acknowledge and agree to the treatment of his or her Cashed-Out SBT Options under this Agreement (the “SBT Option Waiver Letter”) and as soon as administratively practicable thereafter, SBT shall deliver a SBT Option Waiver Letter to each holder of Cashed-Out SBT Options and shall use commercially reasonable efforts to have each holder of Cashed-out SBT Options execute such SBT Option Waiver Letter prior to the Closing. Notwithstanding anything to the contrary set out in this Agreement, each holder of Cashed-Out SBT Options shall be entitled to receive, when and if payable as contemplated in this Agreement, such SBT Optionee’s applicable portion of the SBT Cash Consideration, upon delivery by such SBT Optionee to New DK of a duly executed and completed SBT Option Waiver Letter, in accordance with the instructions thereto, it being understood and agreed that each reference in this Agreement to any payment of SBT Cash Consideration in respect of a Cashed-Out SBT Option shall be deemed subject to the condition that the applicable SBT Optionee has delivered a duly executed and completed SBT Option Waiver Letter pursuant to this Section 3.3(a).
(b)   All SBT Options (other than the Cashed-Out SBT Options), including all Unvested SBT Options, Out-of-the-Money Vested SBT Options and all Vested SBT Options which are not Cashed-Out SBT Options, which are outstanding as of immediately prior to the Closing (collectively, the “Rolled-Over SBT Options”), shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase SBT Shares and shall be converted into an option to purchase a number of shares of New DK Class A Common Stock (such option, an “Exchanged SBT Option”) equal to the product (rounded down to the nearest whole number) of  (x) the number of SBT Shares subject to such Rolled-Over SBT Option immediately prior to the Closing and (y) the SBT Share Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per SBT Share of such Rolled-Over SBT Option immediately prior to the Closing divided by (B) the SBT Share Exchange Ratio; provided, however, that the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to the Exchanged SBT Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged SBT Option to which Section 422 of the Code applies, the exercise price and the number of shares of New DK Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided in this Section 3.3(b), following the Closing, each Exchanged SBT Option shall continue to be governed by the same terms and conditions (including vesting schedule, same original vesting commencement date and exercisability terms) as were applicable to the corresponding former Rolled-Over SBT Option immediately prior to the Closing DK Merger Effective Time, and the terms of the SBT Plan and any option agreement governing such Rolled-Over SBT Options shall be deemed amended so that a “Transaction” (as such term is defined and used in the SBT Plan) is no longer a condition for the exercise of any such Exchanged SBT Options assumed pursuant to this Section 3.3(b). Each SBT Optionee may, at its discretion, concurrently at the Closing or thereafter, exercise any of its vested Exchanged SBT Options into shares of New DK Class A Common Stock, subject to applicable Law, the terms of the SBT Plan and the option agreements relating thereto (in each case, after giving effect to this Section 3.3(b)).

(c)   Prior to the Closing, SBT shall take (or shall cause its applicable Subsidiary to take) all actions and issue all notices, in each case necessary, and shall use (or shall cause its applicable Subsidiary to use) reasonable efforts to obtain any consent required (including making any amendments necessary to the SBT Plan or any applicable option agreement), to effect the transactions anticipated by this Section 3.3 with respect to all SBT Options, as required under the SBT Plan, any other plan, any option award agreement or other arrangement of SBT or any of its Subsidiaries (whether written or oral, formal or informal) governing the terms of any SBT Options or applicable Law (including, without limitation, all actions necessary to ensure that from and after the Closing, no SBT Shares or other capital stock of SBT or any of its Subsidiaries shall be required to be issued or delivered to any person pursuant to or in settlement of SBT Options). As soon as practicable after the date of this Agreement, SBT shall instruct its Israeli legal counsel, advisors and/or accountants to prepare and file with the ITA, in coordination with DK’s and DEAC’s legal counsel, advisors and/or accountants, an application for the Option Tax Ruling, and if SBT reasonably anticipates that the Option Tax Ruling will not be granted prior to Closing, SBT shall instruct its Israeli legal counsel, advisors and/or accountants to prepare and file with the ITA, in full coordination with DK’s and DEAC’s legal counsel, advisors and/or accountants, an application for the Interim Option Ruling. Each of SBT, DK and DEAC shall use commercially reasonable efforts to cooperate, including to instruct their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be reasonably necessary, proper or advisable to obtain the Option Tax Ruling or the Interim Option Ruling, it being understood that the Option Tax Ruling, the Interim Option Ruling and any written or oral submissions relating thereto shall be in a form approved in good faith by DK; provided that such approval shall not be unreasonably withheld, conditioned or delayed so long as DK and its advisors are provided with a copy of, and have a reasonable period of time to review and comment on, the Option Tax Ruling, the Interim Option Ruling and any related submission, as applicable, and SBT considers and implements such comments in good faith. To the extent the Interim Option Ruling is obtained, all references in this Agreement (other than in this Section 3.3(c)) to the Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Option Tax Ruling is obtained.
(d)   New DK Actions.
(i)   New DK (and for the avoidance of doubt, prior to Completion DEAC) shall take all actions that are reasonably necessary for the assumption of the Rolled-Over SBT Options pursuant to Section 3.3(b) including the reservation, issuance and listing of shares of New DK Class A Common Stock as necessary to effect the transactions contemplated by this Section 3.3. If registration of shares of New DK Class A Common Stock under the SBT Plan is required under the Securities Act, New DK shall file with the SEC as promptly as practicable after the date that is sixty (60) days following the Closing Date (or any such earlier date permitted by applicable Law) a registration statement on Form S-8 with respect to such shares of New DK Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the SBT Plan remains in effect and/or for as long as such registration of the shares of New DK Class A Common Stock issuable thereunder continues to be required. Without derogating from the generality of the above, such action will include, the assumption by New DK of the Rolled-Over SBT Options held by Israeli Optionees in order that, with respect to Israeli Optionees, as of the Closing Date, the capital gains route of Section 102 of the ITO shall apply to such Israeli Optionees in accordance with the applicable requirements of applicable Law and the Interim Option Ruling or Option Tax Ruling with respect to their Exchanged SBT Options (such steps to include, assuming the SBT Plan as a share incentive plan under the capital gains route of Section 102 of the ITO, filing any applicable notices regarding the assumption of the SBT Plan by New DK/DEAC with the ITA and depositing the Rolled-Over SBT Options which are assumed by New DK under this Section 3.3 and held by Israeli Optionees with the 102 Trustee in accordance with the requirements and provisions of the Interim Option Ruling and/or Option Tax Ruling and Section 102 of the ITO). Prior to the Closing, SBT and its Subsidiaries, SBT Sellers’ Representative, DK and DEAC (together with their respective counsel, advisors and/or accountants) shall examine whether any other action is required or desirable with respect to the treatment under this Section 3.3 of any SBT Options held by any SBT Optionees who are not Israeli Optionees and shall use commercially reasonable efforts to take such actions which are necessary to eliminate or minimize any adverse Tax effect that may be incurred by such SBT Optionees, New DK and its post-Closing Subsidiaries as a result of the transactions contemplated in this Section 3.3 (which measures may include paying any SBT Cash Consideration with respect to the Cashed-Out SBT Options through the payroll of their employing companies, after making such deductions and withholding as required by applicable Law by such employers).
(ii)   At the Closing, New DK shall assume the SBT Plan, except that the SBT Plan (and any option agreement under it) shall be amended at the Closing to conform with the requirements of Section 3.3(b) and to include additional amendments required to comply with any Law applicable to New DK, in a form to be agreed in good faith between SBT Sellers’ Representative and DK prior to Completion (the “Amended Plan”). New DK shall be entitled to grant stock-based awards under the Amended Plan to the extent permissible under applicable Law and the terms thereof, using the share reserve of the SBT Plan as of the Closing (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the SBT Plan), except that: (A) shares covered by such awards shall be shares of New DK Class A Common Stock, with the rights and subject to the limitations of such shares of New DK Class A Common Stock issuable under New DK’s equity incentive plan as in effect from time to time; (B) all references in the SBT Plan to a number of SBT Shares shall be deemed amended to refer instead to a number of shares of New DK Class A Common Stock determined by multiplying the number of referenced SBT Shares by the SBT Share Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (C) New DK’s board of directors or an applicable committee thereof shall succeed to the authority and responsibility of SBT’s board of directors or any duly authorized committee thereof with respect to the administration of the Amended Plan; and (D) the Amended Plan shall be subject to administrative procedures consistent with those in effect under New DK’s equity incentive plans as in effect from time to time.
Section 3.4   Paying Agent; Post-Closing Adjustments.
(a)   Prior to the Closing, the SBT Sellers’ Representative shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”) pursuant to which the SBT Sellers’ Representative and New DK shall jointly appoint the Paying Agent to act as agent for the SBT Sellers and the applicable SBT Security Holders in connection with the Transactions: (i) to receive any payment to which the applicable SBT Security Holders may be entitled pursuant to this Agreement, including their applicable portions of the Initial SBT Cash Consideration, as it may be adjusted, the Actual Adjustment Amount, the Collected Amount Purchase Price and any indemnity amount pursuant to Article X, and (ii) to hold and disburse as an adjustment and expense fund agent, the Adjustment and Expense Fund in accordance with the terms of this Section 3.4 and the Paying Agent Agreement. The allocation of any consideration payable to the SBT Security Holders by the Paying Agent among such SBT Security Holders shall be in accordance with a funds allocation table to be prepared and updated by the SBT Sellers’ Representative from time to time and submitted to the Paying Agent. The Paying Agent Agreement shall be in form and substance reasonably acceptable to DK and DEAC. All costs and expenses relating to the Paying Agent shall be paid by the SBT Security Holders (including any such costs and expenses borne by SBT or any of its Subsidiaries following the Closing).
(b)   On the Closing Date, an amount of cash representing the Cash Transaction Percentage in the Adjustment and Expense Fund in respect of each SBT Seller and each holder of Cashed-Out SBT Options shall be deposited with and held in the Adjustment and Expense Fund by the Paying Agent in accordance with the terms of the Paying Agent Agreement and Section 3.2(a). The Adjustment and Expense Fund shall be held by the Paying Agent and invested as determined by the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and the holders of Cashed-Out SBT Options) from time to time at his sole discretion and in accordance with the terms of the Paying Agent Agreement. The Adjustment Fund Amount and any interest and profit accrued thereon are for the use by the SBT Sellers’ Representative to first pay (on behalf of the applicable SBT Security Holders) any Actual Adjustment Amount to New DK, if applicable pursuant to Section 3.4(d). The Expense Fund Amount (and following the Adjustment Fund Release Date, also the Adjustment Fund Amount), may be used at SBT Sellers’ Representative sole discretion, to pay any costs, fees, indemnities and other expenses of the SBT Security Holders pursuant to this Agreement or of the SBT Sellers’ Representative, to the extent they are related to the performance by the SBT Sellers’

Representative of his duties and obligations hereunder, on behalf of the SBT Security Holders. Amounts shall be disbursed from the Adjustment and Expense Fund in accordance with written instructions from the SBT Sellers’ Representative to the Paying Agent from time to time and at any time at the SBT Sellers’ Representative sole discretion, except that the Adjustment Fund Amount (or any portion thereof) may be so disbursed only following the Adjustment Fund Release Date. The outstanding balance of the Adjustment and Expense Fund shall be distributed by the Paying Agent to the SBT Sellers and the holders of Cashed-Out SBT Options at such time and for time to time, as determined by the SBT Sellers’ Representative at his sole discretion, except that the Adjustment Fund Amount may be so distributed only following the Adjustment Fund Release Date. The portion of the Adjustment and Expense Fund amount allocable to each SBT Seller and holder of Cashed-Out SBT Options shall be determined by multiplying the aggregate amount distributed to SBT Sellers and holders of Cashed-Out SBT Options from the Adjustment and Expense Fund by such SBT Seller’s or holder’s Cash Transaction Percentage. All amounts in the Adjustment and Expense Fund shall be held by the Paying Agent exclusively for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, and neither DEAC, DK nor any of their respective Affiliates or Representatives shall have any interest, right, Encumbrance or claim in respect of the Adjustment and Expense Fund and any amounts held therein, except that New DK may claim against the release of the Adjustment Fund Amount or any portion thereof, to the extent that any amount in the Adjustment Fund Amount is disbursed to any person other than New DK prior to the Adjustment Fund Release Date. Neither DEAC, DK nor any of their respective Affiliates shall be allowed to take any action with respect to, or grant to any person any right with respect to, the Adjustment and Expense Fund and any amounts held therein, or instruct the SBT Sellers’ Representative, the Paying Agent or any other person regarding any actions to take with respect to the Adjustment and Expense Fund and any amounts held therein, or prevent or delay any payment of any amounts therefrom to any person, other than the right of New DK to claim against any payment from the Adjustment Fund Amount to any person other than New DK, prior to the Adjustment Fund Release Date.
(c)   If the amount (the “Actual Adjustment Amount”) that equals (a) the Actual SBT Working Capital plus (b) the Actual SBT Net Debt Amount, exceeds the amount (the “Estimated Adjustment Amount”) that equals (x) the Estimated SBT Working Capital, plus (y) the Estimated SBT Net Debt Amount, New DK shall, on the date falling not later than five (5) Business Days following the last date on which both the SBT Net Debt Statement and SBT Working Capital Statement become final and binding in accordance with the provisions of Section 3.5, pay in Euros to the Paying Agent (for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options) an amount equal to such excess. Any Actual Adjustment Amount distributed by the Paying Agent to the SBT Sellers and the holders of the Cashed-Out SBT Options shall be distributed to each SBT Seller and holder of Cashed-Out SBT Options based on its or his Cash Transaction Percentage.
(d)   If the Actual Adjustment Amount is less than the Estimated Adjustment Amount, the SBT Sellers’ Representative shall instruct the Paying Agent to pay on behalf of each SBT Seller and holder of Cashed-Out SBT Options (each in respect of his, her or its Cash Transaction Percentage) on the date falling not later than five (5) Business Days following the last date on which both, the SBT Net Debt Statement and SBT Working Capital Statement, become final and binding in accordance with the provisions of Section 3.5, from the Adjustment and Expense Fund in Euros to New DK an amount equal to such shortfall (it being understood that to the extent such shortfall between the Actual Adjustment Amount and the Estimated Adjustment Amount exceeds the amount then held in the Adjustment and Expense Fund, such excess shall be severally paid by the SBT Sellers and holders of Cashed-Out SBT Options each in respect of his, her or its Cash Transaction Percentage of such shortfall).
(e)   Any payments made from the Adjustment and Expense Fund to New DK in accordance with this Section 3.4 shall be treated as an adjustment to the SBT Consideration.
Section 3.5   Preparation of Working Capital Statement and Net Debt Statement.
(a)   New DK shall within forty five (45) days after Closing prepare and deliver to the SBT Sellers’ Representative (i) a draft of the SBT Working Capital Statement (the “Draft SBT Working Capital Statement”) and (ii) a draft of the SBT Net Debt Statement (the “Draft SBT Net Debt Statement”), each prepared in accordance with the general and specific accounting principles and treatments set forth in Section 3.5 of the SBT Disclosure Letter.

(b)   The SBT Sellers’ Representative shall notify New DK within thirty (30) days of receipt of the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement whether or not it accepts either (or any portion thereof) for the purposes of this Agreement.
(c)   In order to enable the SBT Sellers’ Representative to review the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement, New DK shall make available to the SBT Sellers’ Representative and to the representatives and accountants of the SBT Sellers’ Representative (i) relevant books and records necessary for the confirmation of the Draft SBT Working Capital Statement and Draft SBT Net Debt Statement (and the calculations set out therein) and (ii) employees of SBT and its Subsidiaries as the SBT Sellers’ Representative may reasonably request to assist the SBT Sellers’ Representative with regard to acceptance of or objection to the Draft SBT Working Capital Statement and Draft SBT Net Debt Statement or any portion thereof.
(d)   If the SBT Sellers’ Representative notifies New DK within the period specified in Section 3.5(b) above that it does not accept the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement:
(i)   it shall set out in reasonable detail in such notice (the “Disagreement Notice”) its reasons for non-acceptance (together with such supporting information as may be reasonably necessary to support the reasons stated) and specify the adjustments which, in its reasonable opinion, should be made to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement in order to comply with the requirements of this Agreement;
(ii)   the SBT Sellers’ Representative and New DK shall attempt in good faith, to reach agreement in respect of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement and, if they are unable to do so within thirty (30) days following receipt by New DK of the Disagreement Notice, the SBT Sellers’ Representative or New DK may by notice to the other require that the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement be referred to the Reporting Accountants (an “Appointment Notice”); and
(iii)   except for the matters specifically set out in the Disagreement Notice, the SBT Sellers’ Representative shall be deemed to have agreed the Draft SBT Working Capital Statement and the Draft SBT Net Debt Statement in full.
(e)   If the SBT Sellers’ Representative is satisfied with the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement (either as originally submitted by New DK or after adjustments agreed in writing between New DK and the SBT Sellers’ Representative) or if the SBT Sellers’ Representative fails to notify New DK of its non-acceptance of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement within the thirty (30) day period referred to in Section 3.5(b) above, then the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement (incorporating any agreed adjustments) shall constitute the final and binding SBT Net Debt Statement and/or SBT Working Capital Statement for the purposes of this Agreement.
(f)   If an Appointment Notice is given under Section 3.5(d)(i) above, the Reporting Accountants shall be engaged jointly by the SBT Sellers’ Representative and New DK on the terms set out in this Section 3.5 and otherwise on such terms as shall be agreed in writing by the SBT Sellers’ Representative and New DK. If the terms of engagement of the Reporting Accountants have not been settled within thirty (30) days of their identity having been determined (or such longer period as the SBT Sellers’ Representative and New DK may agree in writing) then, unless the SBT Sellers’ Representative or New DK is unreasonably refusing its agreement to these terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

(g)   The Reporting Accountants shall determine their own procedure, subject to the following:
(i)   New DK or New DK’s accountants and the SBT Sellers’ Representative or the SBT Sellers’ Representative’s accountants shall each promptly (and in any event within thirty five (35) days of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and shall each, simultaneously with the delivery, instruct the Reporting Accountants to promptly deliver a copy of their respective written statement to the other party;
(ii)   following delivery of their respective submissions, New DK and the SBT Sellers’ Representative shall have the opportunity to comment once only (provided that nothing in this Section 3.5(g)(i) shall prevent the parties from responding to any requests from the Reporting Accountants under Section 3.5(h) below) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than twenty (20) days (the “Last Comments Date”) after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to Section 3.5(g) above;
(iii)   apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:
A.   whether any of the arguments for an alteration to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement put forward in the Disagreement Notice is correct in whole or in part; and
B.   if so, what alterations should be made to the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement in order to correct the relevant inaccuracy in it and the result of the Reporting Accountants’ determination may be only within the range between New DK’s position in the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement, as applicable, and the SBT Sellers’ Representative’s position in his Disagreement Notice in respect of such statements;
(iv)   the Reporting Accountants shall make their determination in accordance with the terms of this Agreement and apply the policies set out in Section 3.5 of the SBT Disclosure Letter;
(v)   the Reporting Accountants shall make their determination pursuant to Section 3.5(g)(ii) above within thirty (30) days of the Last Comments Date, or as soon thereafter as is reasonably possible, and such determination shall be in writing and shall be made available for collection by the SBT Sellers’ Representative and New DK at the offices of the Reporting Accountants and shall (unless otherwise agreed by the SBT Sellers’ Representative and New DK in writing) include reasons for each relevant determination;
(vi)   the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination, and their determination of any matter falling within their jurisdiction shall be final, binding and non-appealable on the SBT Sellers’ Representative and New DK, and without prejudice to any other rights which they may respectively have under this Agreement with respect to all other matters, the parties waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it (except in the event of: (i) fraud in the determination of the Reporting Accountants, in which case the determination shall be referred to different Reporting Accountants and matters shall be re-evaluated in accordance with the procedures in this Section 3.5; or (ii) manifest error in good faith in the determination of the Reporting Accountants, in which case such error may be referred back to the Reporting Accountants only for correction of such error and the terms of this Section 3.5 shall apply to such correction);
(vii)   the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and
(viii)   the charges and expenses of the Reporting Accountants shall be borne as between New DK on the one hand and the SBT Sellers’ Representative (on behalf of all of the SBT Sellers) on the other hand in the same proportion as any determination made by the Reporting Accountants pursuant to Section 3.5(g)(ii) above as determined by the Reporting Accountants (except that each shall bear

VAT thereon to the extent that VAT is attributable to supplies made to it by the Reporting Accountants). For example, if New DK’s position is that an Actual Adjustment Amount of € 100,000 is required to be paid to New DK pursuant to Section 3.4 and this Section 3.5, and the SBT Sellers’ Representative’s position is that the Actual Adjustment Amount is zero, and the Reporting Accountants’ final determination provides that an Actual Adjustment Amount of € 70,000 is required to be paid by the SBT Security Holders to New DK pursuant to Section 3.4 and this Section 3.5, then New DK shall bear 30% of the charges and expenses of the Reporting Accountants and the SBT Security Holders shall bear 70% of such charges and expenses. Other than pursuant to this Section 3.5 each party shall bear its own costs and expenses pursuant to this Section 3.5.
(h)   The SBT Sellers’ Representative and New DK shall cooperate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. Without prejudice to the generality of the foregoing, New DK shall keep up to date and, subject to reasonable notice, make available to the SBT Sellers’ Representative’s representatives, the SBT Sellers’ Representative’s accountants and the Reporting Accountants relevant books and records relating to SBT and its Subsidiaries and access to their applicable employees, in each case during Working Hours during the period from the appointment of the Reporting Accountants to the making of the relevant determination.
(i)   Any determination of the Reporting Accountants under Section 3.5(g)(ii) above shall (subject to Section 3.5(g)(iv)) be deemed to be incorporated into the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall then become the SBT Working Capital Statement and the SBT Net Debt Statement and be final and binding on the SBT Sellers’ Representative (on behalf of the SBT Sellers and the holders of the Cashed-Out SBT Options) and New DK.
(j)   Nothing in this Section 3.5 shall entitle a Party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this Section 3.5(j) to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.
(k)   Each Party shall, and shall procure that its accountants, representatives and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this Section 3.5 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Draft SBT Working Capital Statement and/or the Draft SBT Net Debt Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.
Section 3.6   Escrow and Lockup Shares.
(a)   At the Closing, New DK the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and the holders of Cashed-Out SBT Options) and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) in form and substance reasonably acceptable to DK, DEAC and the SBT Sellers’ Representative. At the Closing, New DK shall transfer the Escrow Amount to the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement and this Section 3.6. No amount shall be released from the Escrow Account other than in accordance with the Escrow Agreement and this Section 3.6. New DK and the SBT Sellers, respectively, shall each pay one half of the Escrow Agent’s costs in respect of any work done pursuant to the Escrow Agreement and this Section 3.6.
(b)   Following the Closing, the Escrow Amount, together with any interest accrued thereon (the “Escrow Fund”) shall be held in the Escrow Account in accordance with the terms of this Section 3.6 and the Escrow Agreement. Any interest that accrues on the credit balance of the Escrow Account from time to time shall be credited to the Escrow Account. Each of the SBT Sellers and the holders of Cashed-Out SBT Options shall be the beneficial owners of their respective Cash Transaction Percentages of the Escrow Fund and any interest on any amount in the Escrow Account.

(c)   Prior to the Closing, the Parties shall cooperate and work together in good faith to calculate, and shall within two (2) Business Days prior to the Closing determine and agree, the number of shares of New DK Class A Common Stock that would constitute an aggregate value of US$ 45,000,000 at the Closing (taking into account the DEAC Liquidation Value), which shares shall be allocated from the SBT Sellers and the SBT Optionees, pro rata in accordance with their respective expected ownership of shares of (i) New DK Class A Common Stock (received as SBT Share Consideration) as of immediately following the Closing and (ii) shares of New DK Class A Common Stock underlying their New DK Options granted to them at the Closing in respect of their Rolled-Over SBT Options, using the treasury stock method (collectively and as may be reduced pursuant to Section 3.6(g), the “Lockup Shares”, and the aggregate number of Lockup Shares as of the Closing Date, the “Closing Date Lockup Shares”). Beginning on the Closing Date and ending on the date that is five (5) years following the Closing Date (the “Lockup End Date” or “Final Release Date”), each SBT Security Holder shall not without the prior written consent of New DK, directly or indirectly, (x) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of  (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future), any Lockup Shares acquired pursuant to the Agreement or (y) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares, whether or not any such swap or transaction described in clause (x) or (y) above is to be settled by delivery of any Lockup Shares, but except in each case of  (x) or (y), in the event of a transfer or sale as a result of a merger or sale of all or substantially all of the shares of New DK or similar transactions or arrangements effected by operation of law or pursuant to the Organizational Documents of New DK or by an agreement or arrangement approved by the Board of New DK or its Stockholders (a “Permitted Transfer”), in which case and notwithstanding any other provision in this Agreement to the contrary, all Lockup Shares at that time shall cease to be restricted pursuant to the provisions of this Section 3.6(c), immediately prior to the closing of any such transaction. Notwithstanding the foregoing, a SBT Security Holder (a “Transferor”) may transfer his or its Lockup Shares or any rights in respect of them to: a person or entity who (i) as of the date of this Agreement, wholly owns such Transferor, (ii) is wholly owned by such Transferor, (iii) is wholly owned by the same person or entity who wholly owns such Transferor as of the date of this Agreement, in each case of  (i)-(iii), whether directly or indirectly, or (iv) is an immediate family member of such Transferor or to a trust the sole beneficiaries of which are such Transferor and/or his immediate family members, provided that in each case of the preceding clauses (i), (ii), (iii) or (iv), the transferee undertakes in writing to the benefit of New DK to be bound by the lockup provisions of this Section 3.6 (in so far as they relate to the Lockup Shares transferred to such transferee) as if such transferee was the Transferor. Lockup Shares shall be transferable by operation of law (including as a result of the death or bankruptcy of an SBT Security Holder). For the avoidance of doubt, (i) any transferees or assignees (including heirs or other transferees by operation of law) of Lockup Shares transferred as permitted by the immediately preceding two sentences (other than transferees pursuant to a Permitted Transfer) shall be subject to the lockup provisions of this Section 3.6(c); and (ii) the SBT Security Holders and their transferees and assigns shall continue to enjoy the economic benefits of any Lockup Shares held during the period in which the above lockup provisions apply, including the right to receive any dividends distributed on such Lockup Shares. The Parties agree that, if requested by the SBT Sellers’ Representative prior to the Closing, including if such request is in light of adverse tax consequences potentially applying as a result of the above lock-up arrangement to any SBT Optionee or a group of them, then such SBT Optionee(s) shall be excluded from the provisions of this Section 3.6(c) and the number of Lockup Shares of each of the other SBT Security Holders shall be increased on a pro-rata basis among them (based on their holdings in the SBT Consideration Shares or shares of New DK Class A Common Stock underlying the New DK Options at Closing, as applicable), such that the aggregate number of Lockup Shares intended to be locked up pursuant to the terms of this Section 3.6(c) at the Closing shall remain the same.
(d)   Subject to the limitations on liability set forth in this Agreement (including in Article X), if there is determined to be any Losses indemnifiable pursuant to Section 10.2 (including any breach of a SBT Representation and any Seller Taxes), (i) the amount of the then-remaining funds in the Escrow Fund may be claimed against by New DK as the first recourse with respect to any and all such Losses; (ii) second, if the amount of the then-remaining funds in the Escrow Fund is insufficient to satisfy in full any amounts owing to New DK in respect of any such Losses, then New DK shall have recourse for such Losses against the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of and based on the number of Lockup Shares held by each such SBT Security Holder, and (iii) third, only in the event of  (x) a breach of any SBT Fundamental Representations or the SBT Sellers Fundamental Representations or (y) any Seller Taxes, where and after the Escrow Fund and the Lockup Shares have been exhausted, the SBT Security Holders, severally (based on his CashTransaction Percentage), in case of a breach of a SBT Fundamental Representation or any Seller Taxes, or the applicable SBT Seller with respect to the breach of his or its specific SBT Sellers Fundamental Representation, as applicable, shall be liable for Losses in respect of such claim for breach of such Fundamental Representations and the SBT Sellers Fundamental Representations for the amount of Losses in excess of the amount of the Escrow Fund and the value of the Lockup Shares (but the SBT Security Holders’ aggregate liability for such breach, together with their liability for all other matters pursuant to this Agreement, shall in no event, exceed the SBT Consideration actually received by them).
(e)   If a Notified Claim arises and is Resolved on or before the Final Release Date, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any even within five (5) Business Days of the Notified Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, (i) instruct the Escrow Agent to release to New DK from the Escrow Account the amount due in respect of that Resolved Notified Claim, if any, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account; and (ii) to the extent there are no remaining funds in the Escrow Account to fully pay the amount Resolved as owed to New DK, New DK shall have recourse for such unpaid portion of the Resolved amount to the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each applicable SBT Security Holder in respect of and based on the number of Lockup Shares then held by each such SBT Security Holder.
(f)   The SBT Sellers’ Representative and New DK shall instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, each based on his, her or its applicable Cash Transaction Percentage): (i) on the date that is two (2) years following the Closing Date (the “Initial Release Date”), the lower of  (a) any Escrow Funds then-remaining in excess of  $20,000,000 (the “Initial Released Amount”) and (b) the then Unclaimed Amount; (ii) on the date that is three (3) years following the Closing Date (the “Second Release Date”), the lower of  (a) any Escrow Funds then-remaining in excess of  $15,000,000 (the “Second Released Amount”) and (b) the then Unclaimed Amount; (iii) on the date that is four (4) years following the Closing Date (the “Third Release Date”, and each of the Initial Release Date, the Second Release Date, the Third Release Date and the Final Release Date, a “Release Date”), the lower of  (a) any Escrow Funds then-remaining in excess of  $7,500,000 (the “Third Released Amount”) and (b) the then Unclaimed Amount; and (iv) on the Final Release Date, the lower of  (a) any Escrow Funds then-remaining in the Escrow Account (the “Final Released Amount”, and each of the Initial Released Amount, the Second Released Amount, the Third Released Amount and the Final Released Amount, a “Released Amount”) and (b) the then Unclaimed Amount. For the avoidance of doubt, to the extent that the Unclaimed Amount is lower than the applicable Released Amount, then only the Unclaimed Amount, if any is available, shall be released on the applicable Release Date pursuant to this Section 3.6(f), but in such event, once any further Unclaimed Amount becomes available at any time and from time to time after the applicable Release Date, then, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of any Unclaimed Amount becoming available) instruct the Escrow Agent to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options) any such available Unclaimed Amount but not more, in the aggregate for all such Unclaimed Amounts being released, than an aggregate amount that equals to the then applicable Released Amount. Nothing herein shall derogate from any release provisions which will apply on and following the Final Release Date in accordance with this Section 3.6. “Unclaimed Amount” means the difference between (i) the entire funds available in the Escrow Fund at the relevant time; and (ii) the amounts of Losses in respect of any Outstanding Claims against the Escrow Fund at such time which have not been Resolved (subject to the limitations in this Agreement) and any amounts pursuant to Notified Claims that have been Resolved and are due to be paid to New DK at such time from the Escrow Funds, but have not yet been paid (including by way of forfeiture of Lockup Shares) to New DK at such time (“Claimed Amounts”).
(g)   The Lockup Shares shall be automatically released from the lockup provisions of Section 3.6(c) as follows:
(i)   upon the Initial Release Date, any Lockup Shares in excess of eighty percent (80%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Initial Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Initial Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Initial Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));
(ii)   upon the Second Release Date, any Lockup Shares in excess of sixty percent (60%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Second Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Second Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Second Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));
(iii)   upon the Third Release Date, any Lockup Shares in excess of thirty percent (30%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Third Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Third Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Third Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));
(iv)   upon the Final Release Date, any and all remaining Lockup Shares of all SBT Security Holders shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Final Release Date, the applicable portion of the then-remaining Lockup Shares held by all SBT Security Holders (based on their Market Value as of the Final Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, upon which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));
(v)   For the avoidance of doubt, any retention or release of the Lockup Shares pursuant to this Section 3.6(g) shall be affected on a pro-rata basis among the SBT Security Holders, each based on his portion in them.

(h)   If following the Final Release Date, the Escrow Fund or any part of it continues to be held in the Escrow Account or any Lockup Shares remain subject to the lockup provisions of Section 3.6(c) pending resolution of any Outstanding Claims or payment of any amounts pursuant to Resolved Notified Claims to New DK:
(i)   upon any Outstanding Claim being Resolved as being due to New DK, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of the Outstanding Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, instruct the Escrow Agent in writing to release to New DK from the Escrow Account the amount Resolved as being due to New DK, if any, in respect of that Outstanding Claim, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account;
(ii)   if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, following the release to New DK of the amount of the Escrow Fund standing to the credit of the Escrow Account, New DK shall take such actions as it deems appropriate in its sole discretion with respect to the Lockup Shares remaining (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of the number of Lockup Shares held by each such SBT Security Holder, for such aggregate number of Lockup Shares the value of which equals the unpaid portion of the Resolved amount;
(iii)   as soon as there is any Unclaimed Amount available in the Escrow Account, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any event within five (5) Business Days thereof) instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options) such Unclaimed Amount; and
(iv)   as soon as there are no Outstanding Claims against any Lockup Shares (based on their then Market Value at the relevant time), such Lockup Shares shall cease to be regarded as Lockup Shares, and the release of such Lockup Shares from the lockup provisions of Section 3.6(c), shall be effected automatically.
(i)   A Notified Claim shall be deemed to be “Resolved” for the purposes of this Section 3.6 if it has been:
A.   settled in writing between New DK and the SBT Sellers’ Representative;
B.   finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is prohibited (by passage or time or otherwise) from making an appeal; or
C.   withdrawn or deemed withdrawn by New DK, and in such event no amount shall have been deemed owed to New DK in respect of such Notified Claim.
(j)   Any payments made from the Escrow Account to New DK or any Lockup Shares forfeited by a SBT Security Holder in accordance with this Section 3.6 and/or the Escrow Agreement shall be treated as an adjustment to the consideration paid by New DK.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SBT
Except as set forth in the disclosure letter delivered by SBT to the other parties hereto prior to the execution of this Agreement (the “SBT Disclosure Letter”), SBT represents and warrants, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 4.1   Organization, Standing and Corporate Power; Books and Records.
(a)   (i) Each of SBT and its Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed (or, if continued in another jurisdiction, under the

Laws of its current jurisdiction of registration (as applicable)) and has all requisite corporate, limited liability company or corporate or other legal entity power and authority to carry on its business as now being conducted. Each of SBT and its Subsidiaries is duly qualified or licensed to do business, from a corporate or other legal entity law perspective, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect the current or anticipated operations of the business of SBT and its Subsidiaries or prevent, materially delay or materially impair the ability of SBT and its Subsidiaries to consummate the Transactions. (ii) SBT Data Room has, prior to the date hereof, contains true, complete and correct copies of the Organizational Documents of SBT and its Subsidiaries. There have been no breaches by SBT or any of its Subsidiaries of their respective Organizational Documents that have had or would reasonably be expected to, individually or in the aggregate, restrict in any material respect the current operations of the business of SBT and its Subsidiaries. SBT and its Subsidiaries have, in all material respects, duly made or delivered to company registries in the relevant jurisdictions on a timely basis the registrations, filings, publications and other formalities required by applicable Law.
(b)   Section 4.1(b) of the SBT Disclosure Letter sets forth: (i) each of the Subsidiaries of SBT and, for each such Subsidiary, the ownership interest of SBT in each such Subsidiary and the jurisdiction of formation of each such Subsidiary and (ii) SBT’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.
(c)   All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of SBT have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by SBT free and clear of any Encumbrances. Except for the capital stock or other equity or voting interests of its Subsidiaries, SBT does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
(d)   Each of SBT and its Subsidiaries has maintained registers and minute books as required under the Laws of the applicable jurisdiction and such registers and minute books contain complete and accurate records of all matters required to be dealt with in such books and records, in each case in all material respects. The books and records of each of SBT and its Subsidiaries are in the possession (or under the control, including through agents) of SBT or its relevant Subsidiary.
Section 4.2   Capital Structure.
(a)   The authorized capital stock of SBT consists of 720,000 shares, par value $0.10 of SBT Common Stock (the “SBT Shares”), of which 40,800 SBT Shares were issued and outstanding as of the close of business on the date of this Agreement. All of the issued SBT Shares have been duly authorized and are validly issued, fully paid and nonassessable. SBT has no SBT Shares reserved for issuance, except as set forth in Section 4.2(c) of the SBT Disclosure Letter. Each of the outstanding shares of capital stock of SBT’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, to the Knowledge of SBT owned by SBT or by a direct or indirect wholly owned Subsidiary of SBT, free and clear of any Encumbrance.
(b)   To the Knowledge of SBT, there are no Encumbrances on the SBT Shares or on any shares of any Subsidiary of SBT.
(c)   Except as set forth in Section 4.2(c) of the SBT Disclosure Letter and except for the grant or issuance of SBT Options and SBT Shares under the SBT Plan as permitted pursuant to Section 8.1 below, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate SBT or any of its Subsidiaries to issue or to sell any shares of its capital stock or other equity securities of SBT or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of SBT or any of its Subsidiaries or to vote with the shareholders of SBT on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)   Neither SBT nor any of its Subsidiaries has any equity interest in, or has agreed to acquire, any share capital or other equity security of any other company (wherever incorporated) or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

(e)   Except for the requirement to obtain shareholder and/or board approval or other requirements or restrictions set forth by applicable Law (including, without limitation, Applicable Gaming Law and any solvency or profit tests), no restrictions are imposed upon the payments of any dividends or the making of any distribution by SBT or any of its Subsidiaries.
(f)   Each SBT Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the SBT Plan to which it was issued, (ii) has a grant date identical to the date on which the board of directors of SBT (or compensation committee thereof) actually awarded such SBT Option; (iii) was granted pursuant to terms of the relevant option agreement, as set forth in Section 4.2(f) or Section 4.2(c) in the SBT Disclosure Letter and which SBT has made available true and complete copies to the other parties hereto (except for the grant or issuance of SBT Options and SBT Shares under the SBT Plan (as permitted pursuant to Section 8.1 below)), and (iv) qualifies for the Tax and accounting treatment afforded to such SBT Option in the Tax returns and the financial and accounting books and records of SBT and its Subsidiaries.
(g)   Section 4.2(g) of the SBT Disclosure Letter sets forth a correct and complete listing of all SBT Options outstanding as of the Relevant SBT Options Date, setting forth the number of shares of SBT Common Stock subject to each SBT Option and the holder, granting date, vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment following consummation of the Transactions and exercise or reference price with respect to each SBT Option, as applicable. Upon any issuance of any shares of SBT Common Stock in accordance with the terms of any SBT Plan, such shares of SBT Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Encumbrance (unless Encumbered by the holder of the SBT Option, without SBT’s Knowledge). No shares of SBT Common Stock have been issued, except: (a) the SBT Shares held by the SBT Sellers, (b) in accordance with the terms of the SBT Plan, and no SBT Options have been granted since the Relevant SBT Options Date other than grant of SBT Options under the SBT Plan as permitted pursuant to Section 8.1 below.
Section 4.3   Corporate Authority; Approval and Noncontravention.
(a)   SBT has all requisite corporate or other legal entity right, power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by SBT of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SBT, and no other corporate or other legal entity actions on the part of SBT are necessary to authorize the execution and delivery by SBT of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by SBT and, assuming due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of SBT, enforceable against SBT in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).
(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements to which SBT is a party, and the consummation of the Transactions and the Ancillary Transactions, by SBT do not, and will not, constitute or result in: (i) a breach or violation of, or a default under, the Organizational Documents of SBT or any of its Subsidiaries or (ii) a breach or violation of any Law (including any Applicable Gaming Law), order, judgment or decree applicable to SBT or any of its Subsidiaries, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a SBT Material Adverse Effect.
Section 4.4   Financial Statements; Internal Controls.
(a)   The audited consolidated balance sheets of SBT as of December 31, 2018 (the “SBT Balance Sheet Date”) and December 31, 2017, together with the audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of

SBT for each of the years ended December 31, 2018 and December 31, 2017, (collectively, the “SBT Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with applicable Law and the IFRS as at the SBT Balance Sheet Date, except as otherwise noted therein, using accounting policies, practices and procedures consistent with those used in the preparation of the relevant financial statements of SBT and its Subsidiaries for the two (2) financial years and two (2) preceding accounting periods prior to the SBT Balance Sheet Date, and the auditor’s reports with respect to the SBT Audited Financial Statements do not contain a “going concern” or qualification or exception as to the scope of the audit. Prior to the date hereof, true, complete and correct copies of the SBT Audited Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available in the SBT Data Room.
(b)   The SBT Audited Financial Statements show a true and fair view of: (i) the assets, liabilities, financial position and state of affairs of SBT and its Subsidiaries as at the SBT Balance Sheet Date; and (ii) the profits and losses, changes in shareholders’ equity and cash flow of SBT and its Subsidiaries for the financial year ended on the SBT Balance Sheet Date, in accordance with and subject to the standards principles and practices specified therein.
(c)   SBT and its Subsidiaries have made available in the SBT Data Room the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of SBT and its Subsidiaries as of September 30, 2019 (the “SBT Unaudited Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the SBT Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the SBT Audited Financial Statements and, subject thereto, in accordance with applicable Law and the IFRS and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of SBT and its Subsidiaries as of September 30, 2019; and (ii) the profits and losses and cash flow of SBT and its Subsidiaries for the period ended as of September 30, 2019.
(d)   SBT and its Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and applicable Laws, and to maintain asset accountability; (iii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iv) accounts, notes and other receivables are recorded accurately. Within the three (3) financial years prior to the SBT Balance Sheet Date, neither SBT nor any of its Subsidiaries (including their personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by SBT or any of its Subsidiaries) has identified or been made aware of  (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by SBT or any of its Subsidiaries, (y) any fraud, whether or not material, that involves management of SBT or any of its Subsidiaries or any personnel involved in financial reporting or (z) any written claim or allegation regarding any of the foregoing. The SBT Audited Financial Statements and the SBT Unaudited Financial Statements, when delivered by SBT for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.1, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
(e)   Each of SBT and its Subsidiaries has maintained its accounting records on a proper and consistent basis and they are up-to-date, except where failure does not have a SBT Material Adverse Effect.
Section 4.5   Compliance with Laws.
(a)   Except for operations conducted by SBT and its Subsidiaries in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT and its Subsidiaries are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT or its Subsidiaries (as applicable), and (ii) SBT and its Subsidiaries are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT or its Subsidiaries (as applicable) in such jurisdiction, each of SBT and its Subsidiaries is conducting and, within the three (3) years prior to the date hereof, has conducted the business of SBT and its Subsidiaries in material compliance with all Laws, including Applicable Gaming Laws, Environmental Laws, laws related to customers’ and staff’s health and safety and Data Protection Legislation, applicable to them, their properties or other assets or their business or operations.
(b)   Except in relation to any ordinary course investigation with regard to Tax matters, within the three (3) years prior to the date hereof, to the Knowledge of SBT, no investigation, disciplinary proceeding, audit, inquiry, order, decree, decision or judgment or non-ordinary course review of any Governmental Authority or regulatory body (including any Gaming Regulatory Authority or Data Protection Authorities) against SBT, any of its Subsidiaries or any person for whose acts or defaults SBT may be vicariously liable is pending or threatened in writing nor has any Governmental Authority indicated in writing to SBT or any of its Subsidiaries an intention to conduct the same.
(c)   Except in relation to any ordinary course investigation with regard to Tax matters, within the three (3) years prior to the date hereof, neither SBT nor any of its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (including Data Protection Authorities and authorities responsible for enforcing Environmental Laws) (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring SBT or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law. For the purposes of this Section 4.5(c), “material” means for an amount in excess of €500,000 (whether claimed or reasonably expected to result in such amount) as of the date hereof.
Section 4.6   Licenses and Compliance.
(a)   SBT and each of its Subsidiaries has obtained and is in material compliance with all SBT Relevant Licenses necessary to conduct their respective businesses as conducted as of the date of this Agreement. All SBT Relevant Licenses that are necessary to conduct their respective businesses as conducted as of the date of this Agreement are in full force and effect and, except as set forth in Section 4.6(a) of the SBT Disclosure Letter or in copies of the SBT Material Licenses made available in the SBT Data Room, are not subject to unusual conditions, suspension or other unusual limitations. SBT has made available in the SBT Data Room prior to the date hereof true, complete and accurate copies of all SBT Relevant Licenses, including all SBT Material Licenses.
(b)   Section 4.6(b) of the SBT Disclosure Letter sets forth a complete list of all markets in which any customer of SBT and its Subsidiaries, any licensee of SBT’s or any of its Subsidiaries’ Software or any other organization or person using the products or services of SBT and its Subsidiaries as of the date hereof is located.
(c)   Each of SBT and its Subsidiaries that has been issued a license by the Gambling Commission of Great Britain (the “UKGC”) has completed the regulatory returns required to be submitted to the UKGC in accordance with the guidance issued by the UKGC.
(d)   Subject to completion of any regulatory obligations resulting from the Transactions (including, without limitations, SBT, DK, DEAC and/or their respective Representatives complying with any suitability requirements and any other applicable terms), no SBT Relevant License is liable to be varied, suspended or revoked as a result of the Closing.
(e)   As of the date hereof, to the Knowledge of SBT and subject to any change of Law following after the date hereof, there is no fact or circumstance that is reasonably expected to cause any SBT Relevant License to be lapsed, terminated, invalidated, cancelled, revoked, suspended, subject to a variation or additional conditions during its current term or not to be renewed on terms which are no less advantageous to SBT or its relevant Subsidiary than the current terms of such SBT Relevant License, and each action necessary to be undertaken by SBT and its Subsidiaries and SBT Relevant License holders for the renewal or extension of each SBT Relevant License due to expire within three (3) months from the date hereof has been duly taken.
(f)   Neither SBT nor any of its Subsidiaries has (i) made any application for a license from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(g)   Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of SBT and its Subsidiaries have obtained and hold personal management licenses (or local equivalent license) and those licenses, registrations or findings of suitability are in full force and effect.
(h)   All matters which are required to be notified to the relevant Gaming Regulatory Authority in accordance with Applicable Gaming Law and the terms and conditions of any SBT Relevant License have been so notified.
(i)   During the two (2) years prior to the date hereof, neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of its Representatives, has done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds a SBT Relevant License.
(j)   During the two (2) years prior to the date hereof, neither SBT nor any of its Subsidiaries or, to the Knowledge of SBT, any of their respective representatives has received a written notice from a Governmental Authority alleging that the SBT Business and/or IT Systems infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any SBT Relevant License or that such Governmental Authority intends to pursue any review or investigation which might conclude with the imposition of any sanction on SBT or any of its Subsidiaries or any of their respective representatives.
(k)   Section 4.6(k) of the SBT Disclosure Letter sets forth a true and complete list of the compliance policies adopted for ensuring compliance with the terms and conditions of SBT Relevant Licenses and Applicable Gaming Law, and true and complete copies of such compliance policies have been made available in the SBT Data Room (including without limitation current policies adopted in respect of anti-money laundering, responsible gaming, age verification and complaints and risk assessments in respect of regulatory and business risk). Such compliance policies have been designed to provide reasonable assurances as to compliance with the terms and conditions of the SBT Material Licenses and/or Applicable Gaming Laws. SBT and each of its Subsidiaries adheres in all material respects with such compliance policies.
(l)   Except for operations conducted by SBT, its Subsidiaries and the Clients in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT, its Subsidiaries and, in so far as relating to the SBT Software, the Clients are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable), and (ii) SBT, its Subsidiaries and, to the Knowledge of SBT, the Clients are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT, its Subsidiaries or, in so far as relating to the SBT Software, the Clients (as applicable) in such jurisdiction, each of SBT, its Subsidiaries and, to the Knowledge of SBT and in so far as relating to the SBT Software, the Clients is, and during the four (4) years preceding the date of this Agreement has been, in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable).
(m)   As of the date hereof, neither SBT nor any of its Subsidiaries, nor their current respective Representatives has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or to the Knowledge of SBT, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of SBT or (ii) that first arose (regardless of whether SBT has Knowledge) at any time during the period of four (4) years preceding the date of this Agreement,which would reasonably give rise to any such investigation, inquiry, proceeding or action that may result in the imposition of material sanctions in connection with a SBT Material License, may result in the revocation of a SBT Material License or could reasonably be expected to have a SBT Material Adverse Effect.
(n)   Neither SBT nor any of its Subsidiaries has received notice of any actual or threatened proceedings which might adversely affect any SBT Relevant License in any material way.

(o)   To the Knowledge of SBT, there are no circumstances relating to any of the directors, management team or shareholder of SBT or any of its Subsidiaries which has affected, or could materially affect, the ability of SBT or any of its Subsidiaries to obtain or maintain any SBT Relevant License or any other license, permission, authorization, permit or consent which it may be desirable for SBT or any of its Subsidiaries to hold in connection with the SBT Business.
(p)   Except as set forth in Section 4.6(p) of the SBT Disclosure Letter, during the four (4) years prior to the date hereof, there have not been: (i) any complaints, allegations or warnings directed to SBT or any of its Subsidiaries or investigations regarding any SBT Relevant License that SBT or any of its Subsidiaries received in writing from or was notified of in writing by a Gaming Regulatory Authority or any other Governmental Authority in respect of an SBT Relevant License, or (ii) any fines or other formal sanctions that have been, or threatened in writing to be, imposed on SBT or any of its Subsidiaries by a Gaming Regulatory Authority or any other Governmental Authority in relation to the SBT Business relating to a breach of any Applicable Gaming Laws or any SBT Relevant License.
(q)   None of the personal management license holders (or the local equivalent) of SBT or any of its Subsidiaries have been the subject of any formal or informal sanction imposed by or received correspondence or notice from, any Gaming Regulatory Authority in connection with their conduct or failure to comply with the terms and conditions of any such personal management license (or the local equivalent) and/or indicating that it may review, or has commenced a review of, any such personal management license (or the local equivalent).
(r)   Except as set forth in Section 4.6(r) of the SBT Disclosure Letter (true and complete copies of which are contained in the SBT Data Room), there are no written agreements or undertakings in effect on the date of this Agreement between (i) (A) SBT or any of its Subsidiaries or any of their respective employees in their capacity as such, on the one hand, and (B) any Gaming Regulatory Authority (including any conditions, restrictions, restraints, suspensions or impairments of any SBT Relevant License or capacity to do business), on the other hand, and (ii) (X) any shareholders of SBT (or Affiliates thereof, other than SBT and its Subsidiaries), on the one hand, and (Y) any relevant Gaming Regulatory Authority, on the other hand.
(s)   SBT and each of its Subsidiaries: (i) regularly monitors legal and regulatory developments which may impact on the SBT Business in relevant jurisdictions; (ii) maintains a list of excluded and restricted territories (the “Excluded Territories List”); and (iii) has contractual mechanisms and processes in place to require territories or jurisdictions to be blocked if necessary at any time.
(t)   A list of the Clients, as of the date of this Agreement, is contained in Section 4.6(t) of the SBT Disclosure Letter.
(u)   SBT and each of its Subsidiaries undertakes appropriate due diligence on each of its Clients, and requires each of its Clients to conduct appropriate due diligence on their operators, sub-licensees and customers (as applicable) who use the SBT Software.
(v)   SBT and each of its Subsidiaries actively monitors the use of the SBT Software by the Clients, and to SBT’s Knowledge (except for operations conducted by SBT, its Subsidiaries and the Clients in any jurisdiction that is a Grey Market or was a Grey Market at the relevant time(s) and with respect to which at the relevant time(s): (i) to the Knowledge of SBT, SBT, its Subsidiaries and, in so far as relating to the SBT Software, the Clients are/were in compliance in all material respects with all Applicable Gaming Laws and Laws relating to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable), and (ii) SBT, its Subsidiaries and, to the Knowledge of SBT, the Clients are/were operating in all material respects in a manner that is/was customary for businesses similar to SBT, its Subsidiaries or, in so far as relating to the SBT Software, the Clients (as applicable) in such jurisdiction), the Clients are not using, and the Clients are not permitting the use by others, of the SBT Software in contravention of Laws related to gaming relevant to SBT, its Subsidiaries or the Clients (as applicable). SBT and its Subsidiaries require each of the Clients to be regulated by a Gaming Regulatory Authority, and, to the Knowledge of SBT, each Client is regulated by a Gaming Regulatory Authority.
(w)   SBT and its Subsidiaries keep the Clients informed of the territories on their Excluded Territories List.

(x)   For the purposes of this Section 4.6:
(i)   “Clients” means the operators and other persons who have at any time licensed the SBT Software directly from SBT or any of its Subsidiaries.
(ii)   “SBT Software” means the Software and/or any other products or services licensed by SBT or any of its Subsidiaries.
Section 4.7   Absence of Certain Changes or Events.
Since the SBT Balance Sheet Date, (a) except as expressly required by this Agreement, SBT and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses, (b) SBT and its Subsidiaries have not entered into any material transactions outside the ordinary course of such businesses and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a SBT Material Adverse Effect.
Section 4.8    Information Supplied.   The information supplied in writing by SBT expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of DEAC and at the time of any meeting of DEAC stockholders to be held in connection with the Transactions, including the DEAC Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, SBT makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by DEAC or DK for inclusion therein or (b) any projections or forecasts included in the Registration Statement or Proxy Statement.
Section 4.9   Litigation.
(a)   During the five (5) years prior to the date hereof, SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their present or former employees, in their capacities as such, is or has been engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof. None of SBT or any of its Subsidiaries or, to the Knowledge of SBT, any of their present or former officers, directors or employees, in their capacities as such is subject to any settlement agreements or arrangements (to the extent any material liability thereunder is outstanding), whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims. For the purposes of this Section 4.9, “material” means for an amount in excess of €1,000,000 at the date hereof (whether claimed or reasonably expected to result in such amount).
(b)   As of the date of this Agreement, neither SBT nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding material judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without SBT or any of its Subsidiaries being named therein).

Section 4.10   Contracts.
(a)   Section 4.10(a) of the SBT Disclosure Letter sets forth a true and complete list as of the date hereof, and SBT has, prior to the date of this Agreement, made available in the SBT Data Room true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties), of the following Contracts that are effective as of the date hereof and to which SBT or any of its Subsidiaries is a party or is bound (except for any such intercompany agreements solely among SBT and any of its Subsidiaries) (all such Contracts set forth on Section 4.10(a) of the SBT Disclosure Letter, or which are required to be so disclosed, “SBT Material Contracts”):
(i)   all such Contracts with a customer of the SBT or any of its Subsidiaries, and which accounted for the payment by the customer to SBT and/or any of its Subsidiaries during the 2018 calendar year, of an aggregate amount exceeding € 500,000;
(ii)   all such Contracts with a supplier of the SBT or any of its Subsidiaries, and which accounted for payment by SBT and/or any of its Subsidiaries to the supplier, during the 2018 calendar year, of an aggregate amount exceeding € 1,000,000;
(iii)   all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding €1,000,000 on an annual basis;
(iv)   all such Contracts to which a Related Party receives benefit;
(v)   all such Contracts that contain any covenant materially limiting or prohibiting the right of SBT or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;
(vi)   all such Contracts in which the aggregate outstanding expenditure or payment obligations of SBT or any of its Subsidiaries exceeds €1,000,000 (provided that, with respect to lease arrangements with a remaining term of more than one year, such amount relates to outstanding payment obligation on annual basis), except for Contracts, transactions, arrangements, liabilities that contain a contingent liability in respect of a breach or indemnification obligations or similar contingent obligations as a result of a breach or default;
(vii)   all such Contracts that require SBT or any of its Subsidiaries to pay any commissions, finder’s fees, royalties or other similar payment (other than employees bonuses,royalties for the use of Intellectual Property Rights in respect of Software, employee/consultant recruitment fees and, for the avoidance of the doubt, excluding distribution or resale agreements) to a single vendor by SBT or any of its Subsidiaries of more than €100,000 within twelve (12) months prior to the date hereof;
(viii)   any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which SBT or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;
(ix)   all such Contracts providing for distributorship, resale, agency, marketing, management or consultancy which services involved payments by or to SBT or any of its Subsidiaries of more than €500,000 on an annual basis prior to 2019, or from January 1, 2019 until the date hereof; and
(x)   all such material Contracts pursuant to which SBT or any of its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property Rights, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements, (B) Open Source Licenses and (C) agreements with customers/clients entered into in the form of customer agreements that are disclosed in the SBT Data Room.

For purposes of this Section 4.10(a), amounts calculated on an “annual basis” or similar terms reflect annualized expenses or payments based on payments made during accruals for the applicable calendar year.
(b)   (i) Neither SBT nor any of its Subsidiaries, as of the date of this Agreement, (A) is, or has received written notice that any other party to any SBT Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (B) has waived or failed to enforce any material rights or material benefits under any SBT Material Contract to which it is a party or any of its properties or other assets is subject; (ii) as of the date of this Agreement, each such SBT Material Contract is not the subject of a notice to terminate, except for any expiration of the term of a SBT Material Contract following the date of this Agreement in accordance with its terms and (iii) each such SBT Material Contract is in full force and effect and is legal, valid and binding on SBT or its Subsidiaries, as applicable, and, to the Knowledge of SBT, each other party thereto, except as would not individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect. There is no default under any such SBT Material Contracts by SBT or its Subsidiaries, or, to the Knowledge of SBT, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by SBT or its Subsidiaries, or, to the Knowledge of SBT, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect.
(c)   Neither the execution of this Agreement and Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will breach, terminate or give any third party the right to terminate any SBT Material Contract pursuant to such a change of control (immediately or upon notice or lapse of time).
Section 4.11   Employment Matters.
(a)   Section 4.11(a) of the SBT Disclosure Letter sets forth in all material respects a true and complete list of the names, job title, date of commencement of employment, location and period of continuous employment of every employee of SBT or any of its Subsidiaries whose annual basic salary exceeds €100,000 per annum (“Relevant SBT Employee”) employed as of the date hereof, and such details are accurate and complete in all material respects.
(b)   Section 4.15(b) of the SBT Disclosure Letter sets forth an accurate and complete list describing, as of the date of this Agreement: (i) all remuneration and emoluments payable and any other material benefits (including those received otherwise than in cash) actually provided by SBT or any of its Subsidiaries and which SBT or any of its Subsidiaries is bound to provide (whether now or in the future) to each current employee of SBT or any of its Subsidiaries (“SBT Employee”) or any of their dependents; (ii) the material terms on which such remuneration, emoluments and benefits are payable and (iii) particulars and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all such SBT Employees (the “Schemes”) as of the date of this Agreement, whether or not legally binding on SBT or any of its Subsidiaries.
(c)   Other than the SBT Consideration or as required by applicable Law, there are no terms and conditions in any contract, agreement, or other arrangement having a legal binding effect on SBT or any of its Subsidiaries (in each case, whether or not in writing) with any director or officer of SBT or any of its Subsidiaries or any SBT Employee pursuant to which (i) any such person will be entitled to receive any payment or benefit (including, without limitation, any increase to such person’s base salary or base wage or any promise or other guarantee with respect to a bonus, commission, retention or other incentive compensation opportunity or entitlement) as a direct consequence of the Transactions, (ii) such person’s rights will change as a direct consequence of the Transaction or (iii) such person has a right to severance or other termination pay or benefits in excess of that required under applicable Law as a direct consequence of the Transactions.
(d)   As of the date of this Agreement, except for ordinary course increases in salaries and benefits and any increases required by applicable Law, there are no binding undertakings to materially amend the terms and conditions of employment of any SBT Employee.
(e)   There are no amounts owing or agreed to be loaned or advanced by SBT or any of its Subsidiaries to any directors or officers of SBT or any of its Subsidiaries or to any SBT Employees (other than amounts representing remuneration and benefits accrued due for the current pay period, accrued sick days, accrued holiday pay or for reimbursement of expenses or any other benefits or amounts which date of payment has not yet arrived) in excess of €50,000 per any such individual.
(f)   No director, officer or Relevant SBT Employee of SBT or any of its Subsidiaries has given (or to SBT’s Knowledge is expected to give) or received notice to terminate his or her employment or engagement.
(g)   There are no directors, officers or Relevant SBT Employees of SBT or any of its Subsidiaries who are on secondment, parental leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).
(h)   Within the six (6) months prior to the date hereof, there have been no proposals to terminate the employment of more than twenty (20) SBT Employees in any one location.
(i)   Within the twelve (12) months prior to the date of this Agreement, neither SBT nor any of its Subsidiaries has agreed to make any material payment or agreed to provide any material benefit to any current or former Relevant SBT Employee or any dependent of any such person in connection with the proposed termination or suspension of employment variation of any contract of employment of any such current or former Relevant SBT Employee, except ordinary course increases in salaries or as otherwise required by Law.
(j)   No trade union, works council or association of trade unions or other body representing workers have the right to be informed and consulted on matters which affect the SBT Employees in their capacities as such (including for the avoidance of doubt the transaction contemplated by this Agreement). To the Knowledge of SBT, there has been no written request for recognition of any trade union and no such request is pending.
(k)   Neither SBT nor any of its Subsidiaries is involved in and, to the Knowledge of SBT, there are no circumstances likely to give rise to, any strike or industrial dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing the SBT Employees or former employees of SBT or any of its Subsidiaries.
(l)   No past or present director, officer or employee of SBT or any of its Subsidiaries has any outstanding material claim filed in writing or, to the Knowledge of SBT, any threatened material written claim against SBT or any of its Subsidiaries, including (i) in respect of any accident or injury which is not fully covered by insurance; (ii) for wrongful dismissal or breach of contract; (iii) for loss of office or arising out of or connected with the termination of his or her office or employment; (iv) under any Employment Laws; or (v) in respect of any former employee to be reinstated or re engaged.
(m)   During the three (3) years prior to the date of this Agreement, neither SBT nor any of its Subsidiaries has breached its material obligations under applicable Employment Laws towards its past or current directors, officers or employees in any material respect.
(n)   As of the date hereof, no outstanding offer of employment or engagement has been made by SBT or any of its Subsidiaries to any person who would as a result of such employment or engagement become a Relevant SBT Employee or an individual engaged by SBT or any of its Subsidiaries under a contract for services where the fee exceeds €100,000 per annum (or equivalent) (“Relevant SBT Contractor”) nor has any such person accepted an offer of employment or engagement made by SBT or any of its Subsidiaries but who has not yet commenced such appointment.
(o)   Neither SBT nor any of its Subsidiaries has knowingly employed any director, officer or employee that it suspects, knows or ought reasonably to know is an illegal worker.
(p)   As of the date hereof, neither SBT nor any of its Subsidiaries is a party to any outsourcing, contracting out, agency or consulting arrangements pursuant to which individuals are providing services to SBT or any of its Subsidiaries on a full-time basis.
(q)   All employment Intellectual Property Rights directly related to the SBT Business belong to SBT and its Subsidiaries. None of the SBT Employees can successfully claim any rights and/or title with respect to such Intellectual Property Rights or any part thereof.

Section 4.12   Pensions.
(a)   During the three (3) years prior to the date of this Agreement, the SBT Pension Schemes which SBT and its Subsidiaries are required by applicable Laws and regulations to operate and manage, have been and are in compliance and duly administered in accordance with all applicable Laws and regulations, save where failure to do so would not have a SBT Material Adverse Effect.
(b)   All contributions to the SBT Pension Schemes have at all times been made in accordance with the provisions of the SBT Pension Schemes or as otherwise required by Law and all SBT Pension Schemes are sufficiently funded or properly accrued for under the relevant accounting policies, procedures and practices applicable to the relevant entity, as the case may be.
(c)   There are no material actions, suits or claims pending, or to the Knowledge of SBT, threatened in writing in relation to the SBT Pension Schemes.
Section 4.13   Taxes.
(a)   Each of SBT and its Subsidiaries has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf  (taking into account any valid extension of time within which to file), all income, franchise and other Tax Returns required to be filed by them, and all such Tax Returns were and are true, correct and complete in all material respects. To the Knowledge of SBT, none of the Tax Returns are likely to be the subject to any material dispute with any Tax Authority. Section 4.13(a) of the SBT Disclosure Letter set forth full and accurate details of the current status of the Tax Returns of SBT and its Subsidiaries.
(b)   Each of SBT and its Subsidiaries has duly paid and (where relevant) withheld all Taxes, including Tax deduction amounts, prepayments of Taxes and Tax ancillary payments, for which it has been liable to account. Neither SBT nor any of its Subsidiaries is subject to any material Tax liability arising on or before the SBT Balance Sheet Date which has not been paid or fully reserved for in the SBT Audited Financial Statements in accordance with the applicable generally accepted accounting standards and principles applied therein.
(c)   Within the seven (7) years prior to the date hereof, neither SBT nor any of its Subsidiaries has paid or become liable to pay any penalty, fine, surcharge or interest charged by any Tax Authority or any Tax legislation.
(d)   Neither SBT nor any of its Subsidiaries has received from any Tax Authority (and has not subsequently repaid to or settled with that Tax Authority) any payment to which it was not entitled, or any notice in which its liability to Tax was overstated.
(e)   Full provision or reserve (as appropriate) has been made in the SBT Audited Financial Statements in accordance with applicable generally accepted accounting principles in respect of deferred Tax.
(f)   Neither SBT nor any of its Subsidiaries is involved in any outstanding dispute with any Tax Authority or subject to any outstanding investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order, and there is no matter in which SBT expects SBT or any of its Subsidiaries to be the subject of any such investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order. No extension of time is currently in force with respect to any date on which any Tax Returns of SBT or any of its Subsidiaries was or is to be filed, and no waiver or written agreement is in force for the extension of time for the assessment or payment of any Tax by SBT or any of its Subsidiaries.
(g)   Each of SBT or any of its Subsidiaries has, within applicable time limits, kept and maintained completely and accurately such records, invoices and other information in relation to Tax as they are required to keep and maintain according to applicable Laws. Such records, invoices and information form part of tax accounting arrangements that enable the Tax liabilities of SBT and its Subsidiaries to be calculated accurately in all material respects.

(h)   The liability to Tax of SBT or any of its Subsidiaries during any accounting period (including the accounting period current at Closing) has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation or published extra-statutory concessions) operated by or agreed with any Tax Authority in relation to the Tax affairs of the SBT or its relevant Subsidiary.
(i)   All transactions in respect of which any clearance or consent was required to be obtained prior to such transaction taking effect from any Tax Authority have been entered into by the SBT or its relevant Subsidiary after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.
(j)   Each of SBT and its Subsidiaries has duly submitted to the Tax Authorities all claims, disclaimers and elections the making of which has been assumed for the purposes of the SBT Audited Financial Statements and is required. To the Knowledge of SBT, no such claims, disclaimers or elections are reasonably expected to be disputed or withdrawn.
(k)   All transactions or arrangements made by SBT or any of its Subsidiaries have been made in compliance with applicable transfer pricing Laws of the jurisdictions in which SBT or its applicable Subsidiary is incorporated or conducts business, as well as Section 85A of the ITO and the regulations promulgated thereunder.
(l)   Neither SBT nor any of its Subsidiaries has ever (i) performed or been part of any action or transaction that is classified as a “reportable transaction” under Section 131C(2)(g) of the ITO and the regulations promulgated thereunder, (ii) obtained an “Opinion” as defined in Section 131D of the ITO or (iii) taken a position regarding taxation classified as a “Reportable Position” as defined in Section 131E of the ITO or similar provision under the Israel Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963.
(m)   None of SBT or its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.
(n)   No transaction, act, omission or event has occurred which has resulted or is reasonably likely to result in any Encumbrance or other third party right arising over any of the assets of SBT or any of its Subsidiaries in respect of unpaid Tax.
(o)   Neither SBT nor any of its Subsidiaries is, or will become, liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person due to events, facts or circumstances existing prior to Closing, other than: (i) SBT or another of its Subsidiaries by virtue of a connection between SBT or its relevant Subsidiary and that other person, (ii) as may be required due to indemnity obligations towards third parties under commercial agreements entered into in the ordinary course of business, no principal purpose of which is related to Taxes or (iii) any payment in respect of any withholding Tax.
(p)   Neither SBT nor any of its Subsidiaries has entered into, been a party to, or otherwise been involved in any scheme, arrangement, transaction or series of transactions (i) designed wholly or mainly for the purpose of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Tax Authority, (ii) the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a Tax advantage, (iii) which was a marketed Tax avoidance scheme for the avoidance or deferral of Tax, or (iv) which was required to be notified or disclosed to any Tax Authority pursuant to any statutory regime relating to the avoidance of Tax.
(q)   Each of SBT and its Subsidiaries is and always has been solely resident for Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty.
(r)   Neither SBT nor any of its Subsidiaries has any permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated. Neither SBT nor any of its Subsidiaries is liable to register with any Tax Authority outside of the territory in which it was incorporated for the purposes of paying or administering any Tax. Neither SBT nor any of its Subsidiaries is an agent or permanent establishment of any other person, business or enterprise for the purposes of assessing that other person, business or enterprise to Tax in the territory in which SBT or its relevant Subsidiary is resident for Tax purposes.
(s)   No claim has ever been made by any Tax Authority in any jurisdiction in which SBT or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction or is otherwise required to file a Tax Return.
(t)   Neither SBT nor any of its Subsidiaries is or was a party to or bound by any Tax sharing or Tax allocation agreement.
(u)   All material Taxes required to have been collected and paid on the sale of products or taxable services by SBT or its Subsidiaries (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all material sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and retained or, to the extent required, submitted to the appropriate Tax Authority.
(v)   Each of SBT and its Subsidiaries is a taxable person and is duly registered in accordance with applicable Law for the purposes of VAT and has, within the seven (7) years prior to the date hereof, complied in all material respects with all of its statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with any Tax Authority.
(w)   Within the seven (7) years prior to the date hereof, neither SBT nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group solely comprised of SBT and/or any of its Subsidiaries) or (ii) has been treated as a member of a group for any VAT purpose (other than a group solely comprised of SBT and/or any of its Subsidiaries).
(x)   Any document that is necessary, under applicable Law, for proving the title of SBT or any of its Subsidiaries to any asset in which SBT or any of its Subsidiaries has an interest at the date of this Agreement is duly stamped for stamp duty (or similar Tax) purposes, to the extent that the stamp is necessary for proving such title, and all such stamp duties (or similar Taxes) together with any interest and penalties have been duly paid if and when due.
(y)   Less than 30% of the aggregate value of SBT and its Subsidiaries is allocable for Israeli Tax purposes to assets held directly or indirectly by SBT and its Subsidiaries that are located in Israel. For purposes of this Section 4.13(y), any Person incorporated, organized or formed by SBT under the Laws of Israel is considered an asset located in Israel and any Person treated for Israeli Tax purposes as a Tax resident in Israel is considered an asset located in Israel.
(z)   The direct or indirect transfer of interests in SBT and its Subsidiaries pursuant to this Agreement will not be subject to any indirect real estate transfer tax in any jurisdiction where SBT or any of its Subsidiaries are resident for tax purposes.
(aa)   None of SBT or any of its Subsidiaries is or has been a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2)).
(bb)   No Subsidiary of SBT is a controlled foreign corporation (as defined in Section 957 of the Code) that has or had one or more United States shareholders (within the meaning of Section 951(b) of the Code) required to take into account inclusions under Sections 951 or 951A of the Code.
(cc)   Neither SBT nor any of its Subsidiaries has been intended to be treated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code.
(dd)   SBT has made available in the SBT Data Room true and complete copies of  (i) all material non-routine written communications to or from any Tax Authority sent or received anytime during the 5-year period ending on the date of this Agreement and all rulings issued by any Tax Authority, in each case as it relates to SBT, any of its Subsidiaries and/or any SBT Seller (in connection with SBT or any of its Subsidiaries) and (ii) all internal and external transfer pricing studies prepared by or for SBT or any of its Subsidiaries or any SBT Seller (in connection with SBT or any of its Subsidiaries) during the 5-year period ending on the date of this Agreement.
Section 4.14   Intellectual Property.
(a)   Section 4.14(a) of the SBT Disclosure Letter contains a complete and accurate list of all Registered SBT IP, indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance.
(b)   SBT or one of its Subsidiaries solely and exclusively own all Registered SBT IP.
(c)   The Registered SBT IP is free from Encumbrances other than licenses or other rights under such SBT IP.
(d)   The Registered SBT IP is subsisting and, excluding any SBT IP which is the subject of an application for registration, is valid and enforceable and nothing has been done, omitted or permitted that would cause the Registered SBT IP to be subject to a revocation, compulsory license, cancellation or amendment.
(e)   SBT and its Subsidiaries own or have sufficient rights to use all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted, all of which rights shall survive the consummation of the Transactions, unchanged.
(f)   To the Knowledge of SBT: (i) the operation of the business of SBT and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and in the three (3) years prior to the date of this Agreement, has not infringed, misappropriated or otherwise violated, any third-party Intellectual Property Rights and (ii) no third party infringes, misappropriates or otherwise violates, and in the three (3) years prior to the date of this Agreement, no third party has infringed, misappropriated or otherwise violated, any SBT IP.
(g)   There is no litigation, opposition, cancellation, proceeding or written claim pending, asserted or, to the Knowledge of SBT, threatened in writing (including “cease and desist” letters or invitations to take a license) against SBT or any of its Subsidiaries concerning (i) the ownership, validity, registrability, patentability, or enforceability of the SBT IP, or (ii) the infringement or misappropriation by SBT or any of its Subsidiaries of any third-party Intellectual Property Right.
(h)   No Software (or products containing Software) sold, licensed, conveyed or distributed by SBT or any of its Subsidiaries to third parties contains, is derived from, or links to any Software that is governed by an Open Source License in such manner which would (a) create, or purport to create, obligations with respect to the Software or a derivative work thereof, including but not limited to obligations regarding the disclosure or distribution of source code for the Software, or (b) grant, or purport to grant, to any third party any rights or immunities under the Software, or (c) impose any restriction on the consideration to be charged for the distribution of the Software, and each of SBT and its Subsidiaries is in material compliance with all such Open Source Licenses.
(i)   To the Knowledge of SBT, no Software (or products containing Software) sold, licensed, conveyed or distributed by SBT or any of its Subsidiaries contains any Malicious Code, bugs or other defects that could reasonably result in any customer cancelling, failing to renew, or materially amending its relationship with SBT and its Subsidiaries.
(j)   No person or entity other than SBT and its Subsidiaries (and their employees and authorized contactors) has or has had possession of any server side source code for any Software that is owned or developed by or on behalf of SBT and its Subsidiaries.
(k)   None of the SBT Sellers nor any of their Affiliates has any legal and/or beneficial ownership interest in, or any license or other right under, the SBT IP.

Section 4.15   Data Protection
(a)   Section 4.15(a) of the SBT Disclosure Letter sets forth a description of all categories of Personal Data collected by SBT or any of its Subsidiaries.
(b)   In the three (3) years prior to the date of this Agreement, SBT and its Subsidiaries (i) have been in compliance in all material respect with its privacy policies (as at the relevant time), and with all Data Protection Legislation, and (ii) have passed all regulatory audits by Governmental Authority relating to Data Protection Legislation to which SBT or any of its Subsidiaries has been subject. SBT and its Subsidiaries have taken reasonable steps to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of SBT, there has been no loss, theft, or unauthorized access to or misuse of any Personal Data, in each case, that has resulted in, or is reasonably likely to result in, material liability to SBT or any of its Subsidiaries.
(c)   In the three (3) years prior to the date of this Agreement, SBT and its Subsidiaries have complied with all data subject requests in all material respects, including any requests of access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of Data Protection Legislation and to the extent applicable to SBT or any of its Subsidiaries (whether as a controller or a processor of the relevant Personal Data).
(d)   To the Knowledge of SBT, no individual has been awarded compensation from SBT or any of its Subsidiaries under any Data Protection Legislation and no written claim for such compensation is outstanding.
Section 4.16   Information Technology
(a)   Any IT Systems owned by SBT and its Subsidiaries and used in the business of SBT and its Subsidiaries as is carried on at the date hereof  (“Owned IT Systems”) are owned by SBT and its Subsidiaries free from Encumbrances, except for ordinary course licenses in respect of such Owned IT Systems that are granted to customers of SBT and its Subsidiaries.
(b)   SBT or its Subsidiaries has the right to use the material IT Systems used in the operation of the business of SBT and its Subsidiaries as is carried on at the date of this Agreement and such right of use shall not be affected by the consummation of the transaction contemplated by this Agreement.
(c)   The IT Systems used in the operation of the SBT Business: (i) operate and perform in all material respects as required by SBT and its Subsidiaries for the operation of the SBT Business as currently conducted, (ii) to the Knowledge of SBT, are free from bugs and other defects that materially adversely affect their performance, (iii) have not experienced any material unauthorized access or use or other kind of a material security breach within the twelve (12) months prior to the date of this Agreement in a manner that has disrupted or affected the use of such IT Systems or has resulted in or is reasonably likely to result in a material liability to SBT and its Subsidiaries and (iv) have not substantially malfunctioned or substantially failed in the twelve (12) months prior to the date of this Agreement.
(d)   SBT and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.
(e)   Neither SBT nor any of its Subsidiaries has experienced any denial of service or similar attacks that have caused any interruption in the operation of the SBT Business or its IT Systems in the two (2) years prior to the date of this Agreement.
Section 4.17   Real Property.
(a)   Section 4.17(a) of the SBT Disclosure Letter contains a complete and accurate list by property, city, state and country, of all real property leased (as lessee), underleased, licensed (as licensee) or subleased (as sublessee) of SBT or any of its Subsidiaries as of the date of this Agreement (the “SBT Group Properties”). The SBT Group Properties are the only properties used as offices by SBT or any of its Subsidiaries as of the date of this Agreement, and subject to any permitted action pursuant to Section 8.1, as of the Closing Date. SBT or one of its Subsidiaries is the sole legal and beneficial owner of a freehold or leasehold interest in the SBT Group Properties, and neither SBT nor any of its Subsidiaries owns real estate property.

(b)   Section 4.17(b) of the SBT Disclosure Letter contains a complete and accurate list of contracts, agreements and leasehold arrangements and other related supplemental documents (collectively, the “SBT Group Lease Documents”) pursuant to which SBT or any of its Subsidiaries leases, licenses or subleases any SBT Group Property on the date hereof.
(c)   Each SBT Group Lease Document is a written agreement in full force and effect, and is valid, binding and enforceable, subject to proper authorization and execution of each SBT Group Lease Document by the other parties thereto and except to the extent that enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ right generally and by general equity principles. SBT or its relevant Subsidiary has paid the rent and all other sums that are due and payable under such SBT Group Lease Documents and there are no significant arrears.
(d)   To the Knowledge of SBT, there exists no restrictions, covenants or encumbrances which prevent any of the SBT Group Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transaction contemplated by this Agreement or would be reasonably expected to have a SBT Material Adverse Effect.
(e)   Neither SBT nor any of its Subsidiaries has at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the SBT Group Properties in respect of which any material contingent liability remains as of the date of this Agreement with SBT or any of its Subsidiaries.
(f)   As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which SBT or any of its Subsidiaries is a party in respect of any of the SBT Group Properties.
Section 4.18   Assets.
(a)   SBT and its Subsidiaries own or have lease rights to the tangible assets necessary for the operation of the SBT Business in the ordinary course as it is currently carried on and, subject to rights and retention of title arrangements arising by operation of Law in the ordinary course of business or pursuant to Contracts referenced in the Material SBT Contracts or in Section 4.17(a) of the SBT Disclosure Letter, such assets are free from Encumbrances (except as any leased assets may be subject to Encumbrances per the applicable Contract, which Contract is included in the Material SBT Contracts or set forth in Section 4.17(a) of the SBT Disclosure Letter to the extent that such disclosure is required pursuant to Section 4.10(a) or Section 4.17(a)) and are in the possession of or under the control of SBT or one of its Subsidiaries.
(b)   No SBT Seller nor any Affiliate of any SBT Seller has any title, right of ownership or interest (in whole or in part) over any of the properties and/or assets that are necessary for the operation of the SBT Business in the ordinary course as it is currently carried on.
(c)   Section 4.18(c) of the SBT Disclosure Letter sets forth a true and complete list as of the date hereof, all bills of sale, hiring or leasing agreements, hire purchase agreements, credit or conditional sale agreements, agreements for payment on deferred terms or any other similar agreements to which SBT or any of its Subsidiaries is a party (other than with SBT or another of its Subsidiaries) in which the outstanding liability is in excess of €1,000,000.
Section 4.19   Financial Matters.
(a)   Section 4.19(a) of the SBT Disclosure Letter lists the overdraft, loan and other financial facilities that are available as of the date of this Agreement to SBT and its Subsidiaries from persons other than SBT and its Subsidiaries (collectively, the “SBT Financial Facilities”), the amounts outstanding under each such SBT Financial Document and all related debentures, charges and guarantees. Prior to the date hereof, SBT has made available in the SBT Data Room true, correct and complete copies of Contracts pursuant to which such SBT Financial Facilities are made available to SBT or its Subsidiaries (the “SBT Financial Documents”).

(b)   There are no outstanding guarantee, indemnity, suretyship, security or comfort (whether or not legally binding) given: (i) by SBT or any of its Subsidiaries (other than in respect of another Subsidiary of SBT) or (ii) for the benefit of SBT or any of its Subsidiaries (other than by SBT or any of its Subsidiaries). Neither SBT nor any of its Subsidiaries has taken any action which makes SBT or any of its Subsidiaries (other than itself) liable for its obligations (other than guarantees by SBT in respect of its Subsidiaries for such Subsidiaries’ contracts with customers, leases, bank liabilities or regulatory requirements).
(c)   As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or otherwise give rise for an obligation for early repayment on the part of SBT or any of its Subsidiaries under the terms of any SBT Financial Document.
(d)   Neither SBT nor any of its Subsidiaries has been subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court in any relevant jurisdiction. Neither SBT nor any of its Subsidiaries is insolvent, or unable to pay its debts within the meaning of any relevant insolvency legislation, nor has it stopped paying its debts as they fall due.
(e)   SBT is not entering into this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors.
(f)   After giving effect to the Transactions, at and immediately after the Closing, SBT and its Subsidiaries will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due).
(g)   Existing bank and other facilities and income sources provide SBT and its Subsidiaries, taken as a whole, with what the management of SBT and its Subsidiaries reasonably believes in good faith to be sufficient working capital for its present requirements and to enable it to continue to carry on the SBT Business in its present form and at its present level of turnover.
Section 4.20   Insurance.   Section 4.20 of the SBT Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage, if any) to which SBT or any of its Subsidiaries is a party on the date of this Agreement (the “SBT Policies”). All SBT Policies are in full force and effect, and all premiums that are due and payable have been paid. On the date of this Agreement, none of SBT and its Subsidiaries has received any written notice indicating that any of the SBT Policies are not valid or enforceable. Section 4.19 of the SBT Disclosure Letter sets forth any material claims made by or on behalf of SBT or any of its Subsidiaries under any insurance policy within the three (3) years prior to the date hereof.
Section 4.21   Corrupt Practices.
(a)   Since January 1, 2016, to the Knowledge of SBT, none of SBT, any of its Subsidiaries or any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of ABC Laws. SBT and its Subsidiaries have policies and procedures in place designed to ensure compliance with the applicable ABC Laws and other anti-bribery, anti-corruption and anti-money laundering Laws and are following such policies and procedures in all material respects. To the Knowledge of SBT, no Government Official, nor any such individual’s immediate family member, is an officer or director or owns any securities of SBT or any of its Subsidiaries.
(b)   Neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their Representatives, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that violates in any material respect any ABC Laws or AML Laws that are applicable to SBT or any of its Subsidiaries. The books and records of SBT and its Subsidiaries are accurate and complete in compliance in all material aspects with the requirements under the ABC Laws or AML Laws that are applicable to SBT and its Subsidiaries. Neither SBT nor any of its Subsidiaries nor, to the Knowledge of SBT, any of their current and former Representatives, has used or agreed to use proceeds from the SBT Business in a manner that violates the applicable ABC Laws.
(c)   Since January 1, 2016, neither SBT nor any of its Subsidiaries is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:
named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for SBT or any of its Subsidiaries to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction; or
who is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.
Section 4.22   Competition and Trade Regulation.
(a)   SBT and each of its Subsidiaries since January 1, 2016, has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which SBT or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively “Export and Sanctions Regulations”) in jurisdictions in which SBT or any of its Subsidiaries do business or are otherwise subject to jurisdiction, except as would not, individually or in the aggregate, reasonably be expected to have a SBT Material Adverse Effect. Section 4.22 of the SBT Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material licenses or authorizations under the Export and Sanctions Regulations, if any. SBT and its Subsidiaries also have policies and procedures in place designed to ensure compliance with the applicable trade sections laws and are following such policies and procedures in all material respects.
(b)   To the Knowledge of SBT, each of SBT and its Subsidiaries is in compliance with all applicable competition Laws in all material respects.
(c)   Neither SBT nor any of its Subsidiaries has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or Governmental Authority (including, without limitation, any national competition authority, the European Commission and any sectoral regulator) under any anti-trust or similar legislation in any jurisdiction in which SBT or any of its Subsidiaries has assets or carries on or intends to carry on business or where its activities may have an effect.
(d)   Neither SBT nor any of its Subsidiaries is or has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which SBT or any of its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.
Section 4.23   No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the SBT Balance Sheet Date or that are not required to be presented on the balance sheet in accordance with IFRS, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as disclosed in Section 4.23 of the SBT Disclosure Letter and (v) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, SBT and its Subsidiaries do not have any material liabilities of any nature, whether accrued, contingent or otherwise.
Section 4.24   Brokers.   No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.24 of the SBT Disclosure Letter, the fees and expenses of which will be paid by SBT pursuant to an engagement letters entered therewith (a true, correct and complete copies of which have been made available in the SBT Data Room prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SBT or any of its affiliates. SBT has made available to the other parties hereto a true, correct and complete copy of any engagement letter or other Contract between SBT and such parties listed on Section 4.24 of the SBT Disclosure Letter relating to the Transactions.
Section 4.25   No Other Representations or Warranties.   The representations and warranties made by SBT in this Article IV are the exclusive representations and warranties made by SBT with respect to the SBT Business. Except for the representations and warranties contained in this Article IV, neither SBT nor any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SBT or any of its Subsidiaries with respect to the SBT Business, to the accuracy or completeness of any information regarding SBT and its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither SBT nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to SBT or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by SBT in this Article IV, written information made available to the other Parties hereto in the course of their evaluation of SBT and the SBT Business, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SBT SELLERS
The SBT Sellers hereby represent and warrant, severally and not jointly, each SBT Seller solely in respect of himself or itself or in respect of his or its SBT Shares (as applicable), as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 5.1   Organization, Standing and Corporate Power.   Each SBT Seller that is not an individual is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite legal entity power and authority to carry on its business as now being conducted. Each SBT Seller that is not an individual is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the SBT Sellers to consummate the Transactions.
Section 5.2   Ownership of SBT Shares.   Each SBT Seller is the sole legal and beneficial owner of the shares attributed to each such SBT Seller in Schedule 1.3(a) of the SBT Disclosure Letter. Each of the SBT Sellers owns the SBT Shares held by it free and clear of any Encumbrance and does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SBT on any matter.
Section 5.3   Corporate Authority; Approval; Noncontravention.
(a)   Each SBT Seller that is not an individual has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by each SBT Seller that is not an individual of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of such SBT Seller, and no other corporate actions on the part of such SBT Seller are necessary to authorize the execution and delivery by such SBT Seller of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by each SBT Seller and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of each SBT Seller, enforceable against each SBT Seller in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).
(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each SBT Seller is a party, and the consummation of the Transactions and the Ancillary Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any such SBT Seller who is not an individual, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such SBT Seller pursuant to, any Contract to which any such SBT Seller is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which any such SBT Seller is subject (except Laws that are applicable due to the business, Contracts or licenses of SBT or its Subsidiaries).
Section 5.4   Corrupt Practices.
(a)   Each SBT Seller:
(i)   is in compliance with and since January 1, 2016 have complied in all material respects with ABC Laws and AML Laws applicable thereto;
(ii)   since January 1, 2016, no such SBT Seller and, to the Knowledge of any such SBT Seller, any of its respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of any applicable ABC Laws or AML Laws; and
(iii)   has not used or agreed to use proceeds from the SBT’s and its Subsidiaries’ business activities in a manner that violates the ABC Laws or AML Laws which are applicable to such SBT Seller.
Section 5.5   Taxes.   No SBT Seller is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.
Section 5.6   Investment Intent.
(a)   Each SBT Seller is acquiring shares of New DK Class A Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each SBT Seller acknowledges that the shares of New DK Class A Common Stock are not registered under the Securities Act or any state securities Laws, and that the shares of New DK Class A Common Stock may not be transferred or sold except pursuant to (i) the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (ii) the Stockholders Agreement. Each SBT Seller is able to bear the economic risk of holding the shares of New DK Class A Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.
(b)   Each SBT Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
Section 5.7   No Other Representations or Warranties.   The representations and warranties made by the SBT Sellers in this Article V are the exclusive representations and warranties made by the SBT Sellers. Except for the representations and warranties contained in this Article V, none of the SBT Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any SBT Seller, to the accuracy or completeness of any information regarding such SBT Seller available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, without derogating from the indemnification obligations pursuant to Article X, no SBT Seller has made or makes any express or implied representation or warranty, either written or oral, with respect to SBT Business, SBT or any of its Subsidiaries. In particular, without limiting the foregoing, neither the SBT Sellers nor any other Person makes or has made any representation or warranty to the other Parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the SBT Seller or (b) any oral or, except for the representations and warranties made by the SBT Sellers in this Article V, written information made available to the other Parties hereto in the course of their evaluation of SBT, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF DK
Except as set forth in the disclosure letter delivered by DK to the other parties hereto prior to the execution of this Agreement (the “DK Disclosure Letter”), DK represents and warrants, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 6.1   Organization, Standing and Corporate Power.
(a)   Each of DK and its Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)) and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted. Each of DK and its Subsidiaries is duly qualified or licensed to do business, from a corporate or other legal entity law perspective in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a DK Material Adverse Effect or prevent, materially delay or materially impair the ability of DK and its Subsidiaries to consummate the Transactions. DK has, prior to the date hereof, made available to the other Parties hereto true, complete and correct copies of its Organizational Documents, each as in effect from time to time and as amended to the date hereof. There have been no breaches by DK or any of its Subsidiaries of their respective Organizational Documents that have had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect. DK and its Subsidiaries have, in all material respects, duly made or delivered to company registries in the relevant jurisdictions on a timely basis the registrations, filings, publications and other formalities required by applicable Law.
(b)   Each of DK and its Subsidiaries has maintained minute books as required under the Laws of the applicable jurisdiction and such minute books contain complete and accurate records of all matters required to be dealt with in such books and records, in each case, in all material respects. The books and records of each of DK and its Subsidiaries are in the possession (or under the control, including through agents) of DK or its relevant Subsidiary. The registrations, filings, publications and other formalities required by applicable Law to be made or delivered by DK and its Subsidiaries to company registries in each relevant jurisdiction have been duly made or delivered on a timely basis, in all material respects.
Section 6.2   Capital Structure.
(a)   The authorized capital stock of DK consists of: (i) 735,000,000 shares of DK Common Stock, of which 389,438,118 DK Shares were outstanding as of the close of business on the date of this Agreement; (ii) 54,901,310 shares of DK’s Series E-1 preferred stock, par value $0.001 per share, of which 54,901,310 shares were outstanding as of the close of business on the date of this agreement and (iii) 78,444,903 shares of DK’s Series F preferred stock, par value $0.001 per share, of which 55,349,506 shares were outstanding as of the close of business on the date of this Agreement. 5,545,410 shares of DK Common Stock were reserved for issuance under DK Benefit Plans as of the date of this Agreement. Each of the outstanding shares of DK and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the holders thereof, or, with respect to DK’s Subsidiaries, by DK or by a direct or indirect wholly owned Subsidiary of DK, free and clear of any Encumbrance. DK does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of DK on any matter. All shares and other convertible securities of DK or securities exercisable into DK Shares (including all options, warrants, Preferred Stock and common stock of DK) (collectively, “DK Securities”), shall be converted at Closing into New DK Shares or equivalent securities in accordance with the terms of this Agreement (including Article II) and all other terms (whether by Law or Contract) applying to all such DK Securities.
(b)   Except as set forth in Section 6.2 of the DK Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate DK or any of its Subsidiaries to: (A) issue or sell any shares of capital stock or other equity securities of DK or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any equity securities of DK or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) make any investment in any Person other than in connection with the Transactions.
(c)   All the Subsidiaries of DK are wholly owned by DK, whether directly or indirectly through a Subsidiary or Subsidiaries of DK. Neither DK, nor any of its Subsidiaries, has any interest in, or has agreed to acquire, share capital or other equity security of any Person (other than in or of another DK wholly owned Subsidiary).
Section 6.3   Corporate Authority; Approval and Noncontravention.
(a)   DK has all requisite corporate legal right, power and authority and has obtained all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining the DK Stockholder Consent, to consummate the Transactions and the Ancillary Transactions. The execution, delivery and performance by DK of this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining the DK Stockholder Consent, the consummation by it of the Transactions and the Ancillary Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of DK, and no other corporate actions on the part of DK are necessary to authorize the execution and delivery by DK of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions and the Ancillary Transactions. This Agreement has been duly executed and delivered by DK and, assuming due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of DK enforceable against DK in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).
(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements to which DK is a party, and the consummation of the Transactions and the Ancillary Transactions, by DK do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DK or any of its Subsidiaries, or (ii) a breach or violation of any Law (including any Applicable Gaming Law), order, judgment or decree applicable to DK or any of its Subsidiaries, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.
(c)   Assuming the accuracy of the representations and warranties of DEAC, SBT and the SBT Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of DK with respect to their respective execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed in Section 6.3(c) of the DK Disclosure Letter.

(d)   As of the date of this Agreement, the DK stockholders set forth on Section 6.3(d) of the DK Disclosure Letter hold at least: (i) sixty percent (60%) of the outstanding shares of DK’s Preferred Stock (on an as-converted basis); (ii) a majority of the outstanding shares of DK’s Series E-1 Preferred Stock; (iii) a majority of DK’s Series F Preferred Stock; and (iv) a majority of the outstanding shares of DK’s Common Stock and DK’s Preferred Stock (on an as-converted basis).
Section 6.4   Financial Statements; Internal Controls.
(a)   The audited consolidated balance sheet of DK as of December 31, 2018 (the “DK Balance Sheet Date”) and December 31, 2017 together with the audited consolidated statement of operations, statement of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows of DK and its Subsidiaries as of the DK Balance Sheet Date, together with the auditor’s reports thereon (the “DK Audited Financial Statements”), present fairly, in all material respects, the financial position of DK and its Subsidiaries as of December 31, 2018 and December 31, 2017 and the results of its operations and its cash flows for the years then ended. The DK Audited Financial Statements were prepared and audited in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
(b)   DK and its Subsidiaries have made available to the parties prior to the date of this Agreement the unaudited consolidated balance sheets and related unaudited consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows of DK and its Subsidiaries as of September 30, 2019 (the “DK Unaudited Financial Statements”). Subject to the notes thereto and normal year-end audit adjustments that are not material in amount or effect, the DK Unaudited Financial Statements were prepared in accordance with and subject to the standards, principles and practices specified in the DK Audited Financial Statements and in accordance with applicable Law and U.S. GAAP, and present fairly, in all material respects, of the financial position of DK and its Subsidiaries as of September 30, 2019 and the results of its operations and its cash flows for the nine-month period ended as of September 30, 2019.
(c)   DK and its Subsidiaries maintain a system of internal accounting controls and procedures that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability for DK’s assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of DK’s assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables are recorded accurately and reserves established against them based upon actual prior experience and in accordance with U.S. GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. During the three (3) financial years ending on the DK Balance Sheet Date, neither DK nor any of its Subsidiaries (including their personnel and independent accountants of DK or any of its Subsidiaries who participated in the preparation or review of DK’s financial statements or the internal accounting controls) has identified or been made aware of any fraud, whether or not material, that involves management of DK or any of its Subsidiaries or any of their personnel involved in financial reporting. The DK Audited Financial Statements and the DK Unaudited Financial Statements, when delivered by DK for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.01, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
Section 6.5   Compliance with Laws.
(a)   Each of DK and its Subsidiaries is conducting and, within the two (2) years prior to the date hereof, has conducted the business of DK and its Subsidiaries in material compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.
(b)   Except in relation to any ordinary course investigation with regard to Tax matters, within the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (including Data Protection

Authorities) (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring such DK or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law. For the purposes of this Section 6.5(b), “material” means for an amount in excess of  $700,000 (whether claimed or reasonably expected to result in such amount) as of the date hereof.
(c)   To the Knowledge of DK, (i) during the three (3) years prior to the date hereof, DK and its Subsidiaries have been in compliance in all material respects with all Data Protection Legislation applicable to their operation, (ii) DK and its Subsidiaries have taken reasonable steps to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse and (iii) until the date hereof, there has been no loss, theft or unauthorized access to or misuse of any Personal Data, in each case, that has resulted in, or is reasonably likely to result in, material liability to DK and its Subsidiaries.
Section 6.6   Licenses and Compliance.
(a)   All DK Material Licenses are in full force and effect and, except as set forth in any such DK Material Licenses for which copies have been made available, are not subject to unusual conditions. DK has made available to the parties hereof prior to the date hereof true, complete and accurate copies of all DK Relevant Licenses, including all DK Material Licenses.
(b)   Subject to completion of any regulatory obligations resulting from the Transactions (including, without limitations, SBT, the SBT Sellers, DEAC and/or their Representatives complying with any suitability requirements and any other applicable terms), no DK Material License is liable to be varied, suspended or revoked as a result of the Closing.
(c)   As of the date of this Agreement, to the Knowledge of DK, and other than as the result of changes to Laws following the date of this Agreement, there is no fact or circumstance that is reasonably expected to cause any DK Material License to be revoked, suspended, subject to a variation during its current term, or not to be renewed on terms which are no less advantageous to DK or its relevant Subsidiary than the current terms of such DK Material License, and each action necessary to be undertaken by DK and its Subsidiaries for the renewal or extension of each DK Material License due to expire in the period of 3 months from the date of this Agreement has been duly taken.
(d)   As of the date hereof, to the Knowledge of DK, neither DK nor any of its Subsidiaries has (i) made any application for a DK Relevant License that has not been issued, granted or given (for whatever reason) and (ii) withdrawn any such application (for whatever reason).
(e)   To the Knowledge of DK, where required to do so under Applicable Gaming Law or by any Gaming Regulatory Authority in writing, all relevant directors, officers, contractors and employees of DK and its Subsidiaries have obtained and hold personal management licenses (or local equivalent license) and those licenses are in full force and effect.
(f)   All matters which are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable DK Material License have been so notified.
(g)   During the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries nor, to DK’s Knowledge, any of their respective Personnel, has done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds a DK Material License which breach is reasonably likely to result in a DK Material Adverse Effect.
(h)   During the two (2) years prior to the date hereof, neither DK nor any of its Subsidiaries has received a written notice from a Governmental Authority alleging that the DK Business infringes any Applicable Gaming Law in any material respect or is in breach of the terms of any DK Relevant License or that such Governmental Authority intends to pursue any review or investigation which might conclude with the imposition of any sanction on DK or any of its Subsidiaries.
(i)   Except as would not reasonably be expected to result in a DK Material Adverse Effect, each of DK and its Subsidiaries adheres in all material respects with the policies and procedures adopted by it, to the extent such are necessary for compliance with Applicable Gaming Laws and the terms and conditions of the DK Material Licenses.

(j)   To the Knowledge of DK: (a) neither DK nor any of its Subsidiaries nor any existing director, officer, or employee of DK or any of its Subsidiaries has been, or is on the date hereof, the subject of any investigation or enquiry (including enquiries relating to possible breaches of any Applicable Gaming Law and/or DK Relevant License) by any Gaming Regulatory Authority and (b) there are no facts, matters or circumstances which are reasonably likely to give rise to any such investigation or enquiry, that could result in the imposition of material sanctions in connection with a DK Material License or its revocation.
(k)   Details of all revocations of, or complaints, allegations, warnings directed specifically at DK or any of its Subsidiaries or investigations regarding any DK Relevant License with respect to DK or any of its Subsidiaries, in each case, as received in writing by, or notified in writing to, DK or any of its Subsidiaries by a Gaming Regulatory Authority or any other statutory or governmental authority or body in respect of any such DK Relevant License within the three (3) years prior to the date hereof, including copies of any relevant substantive correspondence, are contained in Section 6.6(k) of the DK Disclosure Letter.
(l)   Except in respect of charges or assessments relating to Taxes under gaming regulations and as set forth in Section 6.6(l) of the DK Disclosure Letter, there are no fines paid to, or other formal sanctions that have been, or threatened in writing to be, imposed on DK or any of its Subsidiaries by, a Gaming Regulatory Authority or any other statutory or governmental authority or body in relation to the DK Business within the three (3) years prior to the date hereof in relation to a breach of any Applicable Gaming Laws or any DK Relevant License.
(m)   Except as set forth in Section 6.6(m) of the DK Disclosure Letter (true and complete copies of which have been made available to the parties prior to the date hereof), there are no written agreements or undertakings currently in effect between: (i) (a) DK or any of its Subsidiaries or any of their respective employees in their capacity as such, on the one hand, and (b) any relevant Gaming Regulatory Authority (including any conditions, restrictions, restraints or impairments of any DK Relevant License or capacity to do business), on the other hand, and (ii) (x) any stockholders of DK (or Affiliates thereof, other than DK and its Subsidiaries), on the one hand, and (y) any relevant Gaming Regulatory Authority, on the other hand.
Section 6.7   Absence of Certain Changes or Events.   Since the DK Balance Sheet Date, except as expressly required by this Agreement or any Ancillary Agreement,
(a)   DK and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses,
(b)   there has not been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a DK Material Adverse Effect and
(c)   neither DK nor its Subsidiaries has:
(i)   sold, assigned, transferred or otherwise disposed of any (A) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (B) Intellectual Property Rights that are material to such businesses other than in the ordinary course of such businesses;
(ii)   effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;
(iii)   (A) issued, sold, delivered, redeemed or purchased any equity interest (or grant any options to purchase equity interest), (B) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any shares of capital stock or other equity interest or (C) adjusted, split, combined or reclassified any of its capital stock or other equity interest;
(iv)   (A) incurred or guaranteed any additional Indebtedness, or (B) made any loans or advances to any other Person;

(v)   acquired properties or assets, including equity interests of another Person, with a value in excess of  $5,000,000, whether through merger, consolidation, share exchange, business combination or otherwise;
(vi)   adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;
(vii)   instituted or settled any proceeding that alleged or resulted in a settlement of at least $5,000,000;
(viii)   collected material amounts of its accounts receivable or paid material amounts of any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the ordinary course of business;
(ix)   proposed, adopted or effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;
(x)   paid or agreed to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any DK or any of its Subsidiaries by or for the benefit of an equityholder or any of his Affiliates;
(xi)   waived any amount owed to DK or its Subsidiaries by any equityholder or any of their Affiliates or of any claims by DK or its Subsidiaries against any equityholder or any of its Affiliates; or
(xii)   authorized or entered into any Contract to do any of the foregoing.
Section 6.8   Information Supplied.   The information supplied in writing by DK expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of DEAC or at the time of any meeting of DEAC stockholders to be held in connection with the Transactions, including the DEAC Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, DK makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by SBT, the SBT Sellers or any of SBT’s other Representatives for inclusion therein.
Section 6.9   Litigation and Claims.
(a)   Neither DK nor any of its Subsidiaries, nor, to the Knowledge of DK, any of its present or former officers, directors or employees, in their capacities as such, is engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise. No material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against DK or any of its Subsidiaries is pending, threatened or expected. To the Knowledge of DK, there is no fact or circumstance likely to give rise to any material litigation, arbitration, mediation or administrative or criminal proceedings.
(b)   As of the date of this Agreement, neither DK nor any of its Subsidiaries is a party to or subject to the provisions of any material outstanding judgment, order, writ, injunction, decree of award of any Governmental Authority (except if generally applicable without DK or any of its Subsidiaries being named therein).
(c)   To the Knowledge of DK, neither DK nor any of its Subsidiaries has received notification that any investigation or inquiry is being or has been conducted by any Governmental Authority in respect of the affairs of DK or any of its Subsidiaries which could reasonably be expected to have a DK Material Adverse Effect.

Section 6.10   Contracts.
(a)   Section 6.10(a) of the DK Disclosure Letter sets forth a true and complete list as of the date hereof, and DK has, prior to the date of this Agreement, made available to the other Parties hereto true and complete copies (including all material amendments, modifications, extensions, renewals or guaranties), of the following Contracts that are effective as of the date hereof and to which DK or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Section 6.10(a) of the DK Disclosure Letter, or which are required to be so disclosed, “DK Material Contracts”):
(i)   all such Contracts with suppliers that DK or its Subsidiaries that had a total annual payment or financial commitment exceeding US$2,500,000 during the calendar year 2018 or during January 1 2019 until October 31, 2019;
(ii)   all such Contracts with suppliers that provide data to DK or its Subsidiaries;
(iii)   all such Contracts pursuant to which such loan/financing facilities exceeds US$2,500,000 (whether actual and/or available credit), are extended to DK or any of its Subsidiaries;
(iv)   all such Contracts to which a Related Party receives benefit;
(v)   all such Contracts that contain any covenant materially limiting or prohibiting the right of DK or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;
(vi)   any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture to which DK or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association; and
(vii)   any such Contract that involves Encumbrances over material tangible or intangible assets of DK or any of its Subsidiaries.
(b)   Neither DK nor any of its Subsidiaries is in material default under any DK Material Contract and, to the Knowledge of DK, no counterparty to a DK Material Contract is in default thereunder where such default, by DK, any of its Subsidiaries or such counterparty, has or is reasonably likely to have a DK Material Adverse Effect. Neither the execution of this Agreement nor the consummation of the Transactions will result in a breach of, will terminate, or give rise to any termination rights under any of the DK Material Contracts (immediately or upon notice or lapse of time) or any other Contract that is material to the DK Business.
(c)   (i) Neither DK nor any of its Subsidiaries (A) is, or has received written notice that any other party to any DK Material Contract is, in violation or breach of or default (immediately or upon notice or lapse of time) under or (B) has waived or failed to enforce any rights or benefits under any DK Material Contract to which it is a party or any of its properties or other assets is subject, (ii) each such DK Material Contract is in full force and effect and is legal, valid and binding on DK or its Subsidiaries, as applicable, and, to the Knowledge of DK, each other party thereto and (iii) no party to any of the DK Material Contracts has provided written notice exercising any termination rights with respect the, except as would not, individually or in the aggregate, reasonably be expected to have a DK Material Adverse Effect. There is no default under any such DK Material Contracts by DK or its Subsidiaries, or, to the Knowledge of DK, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DK or its Subsidiaries, or, to the Knowledge of DK, any other party thereto, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have a DK Material Adverse Effect.

Section 6.11   Taxes.
(a)   Each of DK and its Subsidiaries has conducted its business in compliance with applicable Laws in all material respects relating to Tax.
(b)   To the Knowledge of DK, each of DK and its Subsidiaries has timely filed with the appropriate Tax Authority, or has caused to be timely filed on their behalf  (taking into account any valid extension of time within which to file), all domestic and, if applicable, foreign Tax Returns required to be filed by them, and all such Tax Returns were true, correct and complete in all material respects when filed and remain accurate and complete in all material respects.
(c)   Each of DK and its Subsidiaries has timely and duly paid and (where relevant) withheld all Taxes, including Tax deduction amounts, prepayments of Taxes and Tax ancillary payments, for which it has been liable to account. Neither DK nor any of its Subsidiaries is subject to any material Tax liability arising on or before the DK Balance Sheet Date which has not been paid or fully reserved for in the DK Audited Financial Statements in accordance with the accounting standards and principles applied therein.
(d)   Neither DK nor any of its Subsidiaries is involved in any outstanding dispute with any Tax Authority with respect to a material amount of Tax or, to the Knowledge of DK, subject to any material outstanding investigation, audit, inquiry, notice, discovery, determination, assessment, visit or access order. No extension of time is currently in force with respect to any date on which any Tax return of DK or any of its Subsidiaries was or is to be filed, and no waiver or written agreement is in force for the extension of time for the assessment or payment of any Tax by DK or any of its Subsidiaries.
Section 6.12   Employee Benefit Plans; Labor Matters.
(a)   Section 6.12(a) of the DK Disclosure Letter sets forth an accurate and complete list of each material DK Benefit Plan. With respect to each DK Benefit Plan listed on Section 6.12(a) of the DK Disclosure Letter, DK shall, to the extent requested in writing by another party hereto no later than ten Business Days prior Closing, make available, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such DK Benefit Plan if it is not set forth in a written document, (3) the most recently prepared actuarial report, (4) the most recent summary plan description together with any summaries of all material modifications thereto, and (5) the most recent IRS determination or opinion letter.
(b)   To the Knowledge of DK, each DK Benefit Plan has been administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not, individually or in the aggregate, have a DK Material Adverse Effect. As of the date hereof, there is no pending or, to the Knowledge of DK, threatened material litigation relating to any DK Benefit Plans. All material contributions that DK or any of its Subsidiaries is required to make to any DK Benefit Plan have been fully and timely paid when due. Each DK Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of DK, nothing has occurred that would adversely affect the qualification or tax exemption of any such DK Benefit Plan. To the Knowledge of DK, neither DK nor any of its Subsidiaries has engaged in a transaction with respect to any DK Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the DK or any of its Subsidiaries or any DK Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material.
(c)   To the Knowledge of DK, no liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA has been or is reasonably expected to be incurred by DK or any of its Subsidiaries with respect to any DK Benefit Plan.
(d)   Neither DK nor any of its Subsidiaries is a party to or bound by any company specific labor agreements, works council agreements, union contracts or collective bargaining agreements.
Section 6.13   Intellectual Property.
(a)   To the Knowledge of DK, DK and its Subsidiaries own or have sufficient rights to use all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted, all of which rights shall survive the consummation of the Transactions.

(b)   DK is the sole legal and beneficial owner of trademark DraftKings, free from Encumbrances (other than non-exclusive licenses granted by DK), and which is duly Registered in any jurisdictions in which registration is required for the operation of the business of DK as now being conducted.
(c)   To the Knowledge of DK, the DK IP is subsisting and, excluding any DK IP which is the subject of an application for registration, is valid and enforceable, and nothing has been done, omitted or permitted that would cause the DK IP to be subject to an action for revocation, compulsory license, cancellation or amendment, in each case, except as has not had or would not reasonably be expected to have a DK Material Adverse Effect.
(d)   DK and its Subsidiaries have not received written notice to indicate that the trademark DraftKings (including related variations and derivatives thereof owned by DK or any of its Subsidiaries) is being challenged or attacked by any third party or by a relevant registry.
(e)   To the Knowledge of DK: (i) the operation of the businesses of DK and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and in the eighteen (18) months prior to the date of this Agreement, has not infringed, misappropriated or otherwise violated, any third-party Intellectual Property Rights and (ii) no third party infringes, misappropriates or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated or otherwise violated in the eighteen (18) months prior to the date of this Agreement any Intellectual Property Rights owned by DK and its Subsidiaries, in each case, except as would not reasonably be expected to have a DK Material Adverse Effect.
(f)   As of the date hereof, there is no litigation, opposition, cancellation, proceeding or written claim pending or, to the Knowledge of DK, threatened in writing (including “cease and desist” letters or invitations to take a license) against DK or any of its Subsidiaries concerning (i) the ownership, validity, registrability, patentability, or enforceability of Intellectual Property Rights or (ii) the infringement or misappropriation by DK or any of its Subsidiaries of any third-party Intellectual Property Right, in each case, except as would not reasonably be expected to have a DK Material Adverse Effect.
(g)   The terms of all of agreements entered into by DK or any of its Subsidiaries pursuant to which DK or any of its Subsidiaries receives a license to Intellectual Property Rights that are material to the DK Business have been complied with by DK or any of its Subsidiaries (as applicable), and, to DK’s Knowledge, by the other parties to such agreements, in each case, except for such breaches that do not amount or reasonably expected to amount to a DK Material Adverse Effect.
Section 6.14   Information Technology.
(a)   DK and its Subsidiaries have the right to use the material IT Systems used in the operation of the DK Business as conducted as of the date hereof and such right of use shall not be materially affected by the consummation of the Transactions.
(b)   The IT Systems used in the operation of the businesses of DK and its Subsidiaries: (i) operate and perform in all material respects as required by DK and its Subsidiaries for the operation of it business as currently conducted and (ii) to the Knowledge of DK, are free from bugs and other defects that are reasonably expected to cause a DK Material Adverse Effect over the performance of such IT Systems.
(c)   DK and its Subsidiaries have implemented with respect to their IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.
(d)   In the three (3) years prior to the date of this Agreement, (i) DK and its Subsidiaries have been in compliance in all material respects with all Data Protection Legislation and (ii) there has been no loss, theft, or unauthorized access to or misuse of any Personal Data, in each case (i) and (ii), except as would not reasonably be expected to have a DK Material Adverse Effect.
Section 6.15   No Undisclosed Liabilities.   Except (i) as disclosed, reflected or reserved against in the DK Audited Financial Statements or DK Unaudited Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the DK Balance Sheet Date, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions and (iv) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, DK and its Subsidiaries do not have any material liabilities of any nature, whether accrued, contingent or otherwise.
Section 6.16   Assets.   DK and its Subsidiaries own or have valid license to the tangible assets necessary for the operation of the DK Business in the ordinary course as currently conducted.
Section 6.17   Corrupt Practices.
(a)   Since January 1, 2016, to the Knowledge of DK, none of DK, any of its Subsidiaries or any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any ABC Laws. DK and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the ABC Laws “and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which DK or any of its Subsidiaries operate and (y) has maintained such policies and procedures in force. To the Knowledge of DK, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of DK or any of its Subsidiaries.
(b)   Neither DK nor any of its Subsidiaries, nor, to the Knowledge of DK, any of its Representatives, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that violates in any material respect any applicable ABC Laws or AML Laws. The books and records of DK and its Subsidiaries are accurate and complete in compliance in all material aspects with the requirements under applicable ABC Laws and AML Laws. Neither DK nor any of its Subsidiaries, nor, to DK’s Knowledge, any of its current or former Representatives, has used or agreed to use proceeds from the DK Business in a manner that violates the applicable ABC Laws.
(c)   Since January 1, 2016, neither DK nor any of its Subsidiaries is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:
(i)   named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for DK or its Subsidiaries to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction or
(ii)   which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.
Section 6.18   Brokers.   No broker, investment banker, financial advisor or other Person, other than The Raine Group LLC and Credit Suisse Group AG, the fees and expenses of which will be paid by DK pursuant to an engagement letter (a true, correct and complete copy of which has been provided to the other parties hereto prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DK or any of its affiliates.
Section 6.19   No Other Representations or Warranties.   The representations and warranties made by DK in this Article VI are the exclusive representations and warranties made by DK. Except for the representations and warranties contained in this Article VI, neither DK nor any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DK or any of its Subsidiaries, to the accuracy or completeness of any information regarding DK and its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither DK nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to DK or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by DK in this Article VI, written information made available to the other Parties hereto in the course of their evaluation of DK, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF DEAC, DEAC NEWCO AND MERGER SUB
Except as set forth in the disclosure letter delivered by DEAC, DEAC Newco and Merger Sub to the other parties hereto prior to the execution of this Agreement (the “DEAC Disclosure Letter”), DEAC, DEAC Newco and Merger Sub hereby jointly and severally represent and warrant, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 7.1   Organization, Standing and Corporate Power.
(a)   DEAC is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions and is qualified to do business in each jurisdiction where the ownership or conduct of its business requires such qualification. DEAC has, prior to the date hereof, made available to the other Parties hereto, true, complete and correct copies of its Organizational Documents. There have been no breaches by DEAC of its Organizational Documents that have had or would reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect. Except for its ownership of Merger Sub and DEAC NewCo, DEAC does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.
(b)   Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. Merger Sub does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.
(c)   DEAC NewCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. DEAC NewCo does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.
Section 7.2   Capitalization.
(a)   The authorized capital stock of DEAC consists of 380,000,000 shares of Class A common stock, par value $0.0001 each (the “Class A DEAC Shares”), of which 1,569,475 Class A DEAC Shares were issued and outstanding as of the close of business December 20, 2019 (excluding 38,430,525 shares subject to possible redemption); 20,000,000 shares of Class B common stock, par value $0.0001 each (the “Class B DEAC Shares” and, together with the Class A DEAC Shares, the “DEAC Shares”), of which 10,000,000 Class B DEAC Shares were issued and outstanding as of the close of business on the date of this Agreement; 1,000,000 shares of preferred stock, par value $0.0001 each, of which none is issued and outstanding at the close of business on the date of this Agreement; and 19,666,667 warrants issued and outstanding as of the close of business on the date of this Agreement entitling the holder thereof to purchase one Class A DEAC Shares at an exercise price of eleven dollars and fifty cents ($11.50) per Class A DEAC Share pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement (the “DEAC Warrants”).
(b)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 each (the “Merger Sub Common Stock”), of which one (1) share is issued and outstanding at the close of business on the date of this Agreement. All of the Merger Sub Common Stock is, and at the DK

Merger Effective Time will be, owned by DEAC, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the DK Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(c)   The authorized capital stock of DEAC NewCo consists of 1,000 shares of common stock, par value $0.001 each (the “DEAC NewCo Common Stock”), of which one (1) share is issued and outstanding at the close of business on the date of this Agreement. All of the DEAC NewCo Common Stock is, and at the DK Merger Effective Time will be, owned by DEAC, and there are (i) no other shares of capital stock or voting securities of DEAC NewCo, (ii) no securities of DEAC NewCo convertible into or exchangeable for shares of capital stock or voting securities of DEAC NewCo and (iii) no options or other rights to acquire from DEAC NewCo, and no obligations of DEAC NewCo to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DEAC NewCo. DEAC NewCo has not conducted any business prior to the date of this Agreement and has no, and prior to the DK Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(d)   All the outstanding DEAC Shares and DEAC Warrants, the Merger Sub Common Stock and the DEAC NewCo Common Stock have been duly authorized, are validly issued and are fully paid and non-assessable. Each of the issued and outstanding shares of Merger Sub Common Stock and DEAC NewCo Common Stock is owned by DEAC, free and clear of any Encumbrance. Other than the DEAC Warrants, DEAC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of DEAC on any matter. No issued and outstanding shares of any of the capital stock of DEAC and Merger Sub and DEAC NewCo, as applicable, are held in treasury.
(e)   Except as set forth in Sections 7.2(a) — (d) or pursuant to any Contract entered into in connection with the Equity Offering, (i) DEAC, Merger Sub and DEAC NewCo do not have any shares issued or outstanding and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate DEAC, Merger Sub or DEAC NewCo to issue or to sell any shares of capital stock or other securities of DEAC, Merger Sub or DEAC Newco or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of DEAC, Merger Sub or DEAC NewCo, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The holders of the Class B DEAC Shares have waived any adjustment to the Initial Conversion Ratio (as defined in the DEAC Organizational Documents).
(f)   DEAC, DEAC NewCo and Merger Sub do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of DEAC, DEAC NewCo and Merger Sub on any matter.
(g)   Except as set forth in Section 7.2(g) of the DEAC Disclosure Letter, there are no voting trusts or other agreements or understandings to which DEAC, DEAC NewCo and Merger Sub are a party with respect to the voting of the capital stock or other equity interests of DEAC, DEAC NewCo and Merger Sub. Each holder of any of DEAC Shares initially issued to the DEAC Founders in connection with DEAC’s initial public offering: (i) is obligated to vote all of such DEAC Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such DEAC Shares pursuant to the DEAC Organizational Documents.
Section 7.3   Corporate Authority; Approval and DEAC Vote Required.
(a)   The affirmative vote of a majority of the votes cast at the DEAC Stockholders Meeting by holders of outstanding DEAC Shares, voting as a single class, in person or represented by proxy and entitled to vote thereon, is required to (i) approve the Agreement, the Ancillary Agreements, the

Transactions and any related transactions contemplated hereby; (ii) approve the adoption of the New DK Equity Plan and the Amended Plan; (iii) approve the issuance of the New DK Shares in connection with the payment of the DK Merger Consideration, the SBT Consideration Shares and the SBT Earnout Shares and approve the roll over of the Rolled-Over SBT Options and of the applicable DK Options into New DK Options in accordance with the terms of this Agreement; (iv) approve the other Transaction Proposals and (v) adjourn the DEAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Agreement and the Transactions, and the affirmative vote of a majority of the outstanding DEAC Shares, voting as a single class, is required to (vi) approve the NV Merger, and (vii) adopt and approve the Amended and Restated New DK Charter in connection with the NV Merger (collectively, the “DEAC Stockholder Approvals”). Other than the DEAC Stockholder Approvals and the approval of the DK Merger by DEAC as the sole stockholder of Merger Sub, there are no other votes of the holders of the DEAC Shares or of any other class or series of the capital stock of DEAC or Merger Sub necessary with respect to the Transactions or any related matters.
(b)   Other than obtaining the DEAC Stockholder Approvals, the execution and delivery by DEAC of this Agreement, the performance by DEAC of its obligations hereunder and the consummation by DEAC of the Transactions have been duly authorized by all requisite action on the part of DEAC. This Agreement has been duly executed and delivered by DEAC, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of DEAC, enforceable against DEAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)   The execution and delivery by DEAC Newco and Merger Sub of this Agreement, the performance by each of DEAC Newco and Merger Sub of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all requisite action on the part of each of DEAC Newco and Merger Sub, other than the approval of the DK Merger by DEAC as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 7.4   No Conflicts.
(a)   Other than the DEAC Stockholder Approvals, the execution and delivery by DEAC, DEAC Newco and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, constitute or result in (i) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of, a change of control or default under, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon DEAC, DEAC Newco and Merger Sub, or result in the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the properties, rights or asset of DEAC, DEAC NewCo and Merger Sub pursuant to any Contracts binding upon DEAC, DEAC Newco and Merger Sub; (ii) any change in the rights or obligations of any party under any Contract binding upon DEAC, DEAC NewCo or Merger Sub, (iii) a breach or violation of, or a default under, the DEAC Organizational Documents or the Organizational Documents of DEAC Newco or Merger Sub or (iv) conflict with or violate any Laws applicable to DEAC, DEAC NewCo and Merger Sub or any of their respective properties or assets, other than in the case of clauses (i) and (ii) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.

(b)   Assuming the accuracy of the representations and warranties of DK, SBT and the SBT Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of DEAC, Merger Sub or DEAC NewCo with respect to their respective execution or delivery of this Agreement or the consummation of the Transactions, (as applicable) except as otherwise disclosed in Section 7.4(b) of the DEAC Disclosure Letter.
Section 7.5   Litigation.
(a)   As of the date of this Agreement, neither DEAC nor DEAC NewCo or Merger Sub, nor, to the Knowledge of DEAC, any of their present or former officers, directors or employees, in their capacities as such, is engaged in any material Actions before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise. As of the date of this Agreement, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against DEAC, DEAC Newco or Merger Sub is pending, threatened or expected. To the Knowledge of DEAC, there is no fact or circumstance likely to give rise to any material litigation, arbitration, mediation or administrative or criminal proceedings.
(b)   As of the date of this Agreement, to the Knowledge of DEAC, neither DEAC nor DEAC Newco or Merger Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree of award of any Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a DEAC Material Adverse Effect.
(c)   To the Knowledge of DEAC, neither DEAC nor DEAC Newco or Merger Sub has received notification that any investigation or inquiry is being or has been conducted by any Governmental Authority in respect of the affairs of DEAC, DEAC Newco or Merger Sub which could reasonably be expected to have a DEAC Material Adverse Effect.
Section 7.6   No Undisclosed Liabilities.
(a)   Except (i) as disclosed, reflected or reserved against in the DEAC Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the DEAC Balance Sheet Date, (iii) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions and (iv) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, DEAC, DEAC Newco and Merger Sub do not have any material liabilities of any nature, whether accrued, contingent or otherwise. For the avoidance of doubt, the foregoing is without derogating from the representation of Section 7.13 (Indebtedness) below.
(b)   Since its date of incorporation, DEAC has not carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a business combination, or (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
(c)   Since its date of incorporation, neither DEAC Newco nor Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither DEAC Newco nor Merger Sub has any liabilities.
Section 7.7   Investment Purpose.   DEAC is acquiring the DK Shares and the SBT Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. DEAC acknowledges that neither the DK Shares nor the SBT Shares are registered under the Securities Act or any state securities Laws, and that neither the DK Shares nor the SBT Shares may be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. DEAC is able to bear the economic risk of holding the DK Shares and the SBT Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 7.8   SEC Filings.   Since March 27, 2019, DEAC has timely filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “DEAC SEC Reports”). Each of the DEAC SEC Reports, at the time of its filing or being furnished complied; if not yet filed or furnished will comply or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the DEAC SEC Reports. As of the respective date of its filing or most recent amendment, the DEAC SEC Report did not, any DEAC SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DEAC SEC Reports.
Section 7.9   Financial Statements; Internal Controls; Listing.
(a)   The DEAC SEC Reports contain true and complete copies of the (i) audited balance sheet as of March 31, 2019 (the “DEAC Balance Sheet Date”), together with the auditor’s reports thereon (the “DEAC Audited Financial Statements”), and (ii) unaudited balance sheet as of September 30, 2019, and the related statements of operations, cash flows and changes in shareholders’ equity of DEAC for the period from March 27, 2019 to September 30, 2019 (the “DEAC Unaudited Financial Statements”, and together with the DEAC Audited Financial Statements, the “DEAC Financial Statements”). Except as disclosed in the DEAC SEC Reports, the DEAC Financial Statements (i) fairly present in all material respects the consolidated financial position of DEAC, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of DEAC have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements.
(b)   Except as not required in reliance on exemptions from various reporting requirements by virtue of DEAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (i) DEAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to DEAC is made known to the individuals responsible for the preparation of DEAC’s filings with the SEC and other public disclosure documents, and (ii) since March 27, 2019, DEAC and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of DEAC’s financial reporting and the preparation of DEAC’s financial statements for external purposes in accordance with U.S. GAAP. Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of DEAC, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of DEAC are being made only in accordance with authorizations of management and directors of DEAC and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of DEAC’s assets that could have a material effect on its financial statements.
(c)   Each director and executive officer of DEAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. DEAC and Merger Sub have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(d)   Since March 27, 2019, DEAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding DEAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of DEAC and Merger Sub, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the DEAC Shares or prohibit or terminate the listing of the DEAC Shares on NASDAQ. Neither DEAC nor Merger Sub has taken any action that is designed to terminate the registration of the DEAC Shares under the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither DEAC nor Merger Sub has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of DEAC.
(e)   DEAC has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to DEAC’s auditors and the audit committee of the DEAC Board, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect DEAC’s ability to record, process, summarize and report financial information and has identified for DEAC’s auditors and audit committee of the DEAC Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DEAC’s internal control over financial reporting. DEAC has made available to SBT and DK (x) a summary of any such disclosure made by management to DEAC’s auditors and audit committee since March 27, 2019 and (y) any material communication since March 27, 2019 made by management or DEAC’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since March 27, 2019, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from DEAC employees regarding questionable accounting or auditing matters, have been received by DEAC. DEAC has made available to SBT and DK a summary of all material complaints or concerns relating to other matters made since March 27, 2019 through DEAC’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the DEAC or Merger Sub, whether or not employed by DEAC or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by DEAC or any of its officers, directors, employees or agents to DEAC’s chief legal officer, audit committee (or other committee designated for the purpose) of the New DK Board of Directors or the New DK Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any DEAC policy contemplating such reporting, including in instances not required by those rules.
(f)   Except as disclosed in the DEAC SEC Reports, no employee, officer, director, stockholder or Affiliate of DEAC or a member of his or her immediate family is indebted for borrowed money to DEAC, nor is DEAC indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred by or on behalf of DEAC or for the payment of taxes of DEAC. Except as disclosed in the DEAC SEC Reports, no officer, director, stockholder or Affiliate of DEAC or any member of their immediate families is, directly or indirectly, interested in any Contract with DEAC (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Purchaser).
Section 7.10   Trust Accounts.   As of December 19, 2019, DEAC has approximately $403,728,563.59 in the account established by DEAC for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of March 27, 2019, between DEAC and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the DEAC SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a DEAC Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the Knowledge of DEAC, threatened with respect to the Trust Account.

Section 7.11   Compliance with Laws.   DEAC, DEAC Newco and Merger Sub are in compliance in all material respects with all Laws applicable to DEAC and Merger Sub or any of their respective properties or assets. DEAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
Section 7.12   Absence of Changes.   Since the DEAC Balance Sheet Date, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.
Section 7.13   Indebtedness.   The expenses of DEAC, DEAC Newco and Merger Sub to be borne by New DK following the Closing shall not exceed US$ 31,500,000 (“DEAC Cap Expenses”). Other than advances from the Founders for expenses of DEAC and Merger Sub incurred in the ordinary course of business, DEAC, DEAC Newco and Merger Sub have no Indebtedness.
Section 7.14   Valid Issuance.
(a)   The shares of New DK Class A Common Stock issuable as DK Merger Consideration and SBT Consideration Shares, the shares of New DK Class B Common Stock issuable pursuant to Section 2.1(c), and the shares of New DK Class A Common Stock to be issued as the SBT Earnout Shares, when issued, sold and delivered pursuant to the Amended and Restated New DK Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as contemplated under this Agreement and the Stockholders Agreement or created by the Amended and Restated New DK Charter or applicable securities Laws) or any preemptive rights.
(b)   Other than in connection with the Equity Offering, DEAC has not offered any shares of New DK Common Stock, or substantially similar securities of DEAC or New DK, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect of any such offer to sell or buy with, any persons other than DK, SBT and the SBT Sellers. DEAC has not taken any action that will, in and of itself, cause the issuance, sale and delivery of New DK Common Stock to constitute a violation of the Securities Act or any applicable state securities Laws.
(c)   As of the date of this Agreement, DEAC has received and executed subscription agreements (the “Subscription Agreements”) in the form attached to Section 7.14(c) of the DEAC Disclosure Letter from the investors listed in Section 7.14(c) of the DEAC Disclosure Letter (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed to participating in the Equity Offering, subject solely to the terms and conditions thereof and expressly stated therein to provide private placement equity financing to DEAC at the Closing in the amounts opposite such investors’ names in Section 7.14(c) of the DEAC Disclosure Letter. representing firm commitments of at least US$ 304,713,520. The Subscription Agreements are in full force and effect and binding on DEAC and to the Knowledge of DEAC, on all other the parties thereto, in accordance with their respective terms.
Section 7.15   Corrupt Practices.
(a)   DEAC, DEAC Newco and Merger Sub and, to the Knowledge of DEAC, their respective Representatives are in compliance with and since January 1, 2016 have complied in all material respects with (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws, including ABC Laws and AML Laws, of each jurisdiction in which DEAC, DEAC Newco and Merger Sub operate or have operated and in which any agent thereof is conducting or has conducted business involving DEAC or Merger Sub except as would not, individually or in the aggregate, reasonably be expected to have a DEAC Material Adverse Effect. Since January 1, 2016, to the Knowledge of DEAC, none of DEAC, DEAC Newco and Merger Sub nor any of their respective Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (ii). DEAC, DEAC Newco and Merger Sub (x) have instituted policies and procedures designed to ensure compliance with the ABC Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which DEAC, DEAC Newco and Merger Sub operate and (y) has maintained such policies and procedures in force. To the Knowledge of DEAC, no Government Official, nor any such individual’s immediate family member, is an officer or director or owns any securities of DEAC, DEAC Newco or Merger Sub.
(b)   Since March 27, 2019, none of DEAC, DEAC Newco and Merger Sub is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:
(i)   named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for DEAC or Merger Sub to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction; or
(ii)   which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.
Section 7.16   Brokers.   No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Northland Capital Markets and Credit Suisse, the fees and expenses of which will be paid by DEAC pursuant to an engagement letter (a true, correct and complete copy of which has been provided to the other parties hereto prior to the date of this Agreement), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with DEAC’s initial public offering and the Transactions based upon arrangements made by or on behalf of DEAC or any of its affiliates. DEAC has made available to the other parties hereto a true, correct and complete copy of any engagement letter or other Contract between DEAC and each of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., and Credit Suisse relating to DEAC’s initial public offering and the Transactions.
Section 7.17   No Discussions.   Other than discussions and negotiations relating to the Transactions and discussions with DK, SBT, the SBT Sellers and their respective Affiliates and Representatives with respect to the Transactions, DEAC, DEAC Newco and Merger Sub are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to DEAC, DEAC Newco or Merger Sub; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by DEAC, DEAC Newco or Merger Sub of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.
Section 7.18   No Outside Reliance.   Notwithstanding anything contained in this Article VII or any other provision hereof, DEAC, DEAC Newco and Merger Sub acknowledge and agree that neither the SBT Sellers, SBT, DK or the respective Subsidiaries nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Articles IV through VI, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of DK or SBT, and DEAC, DEAC Newco and Merger Sub specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Articles IV-VI that may have been made by any Person, and acknowledge and agree that SBT, the SBT Sellers and DK, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. DEAC, DEAC Newco and Merger Sub further acknowledge and agree that they have conducted their own independent review and analysis of the DK and SBT and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of DK and SBT.
Section 7.19   No Other Representations or Warranties.   The representations and warranties made by DEAC and Merger Sub in this Article VII are the exclusive representations and warranties made by DEAC, DEAC Newco and Merger Sub. Except for the representations and warranties contained in this Article VII, neither DEAC, DEAC Newco or Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DEAC, DEAC Newco and Merger Sub, to the accuracy or completeness of any information regarding DEAC, DEAC Newco and Merger Sub available to the other parties or their respective Representatives and expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, neither DEAC, DEAC Newco or Merger Sub nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to DEAC or Merger Sub or (b) any oral or, except for the representations and warranties made by DEAC, DEAC Newco and Merger Sub in this Article VII, written information made available to the other Parties hereto in the course of their evaluation of DEAC, DEAC Newco and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE VIII
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 8.1   Conduct of SBT Business.   During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, SBT shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in accordance with applicable Law, comply with the covenants set forth in Section 8.1 of the SBT Disclosure Letter and use its commercially reasonable efforts, subject to legitimate business considerations, to preserve its current business organizations, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except: (i) as provided on Section 8.1 of the SBT Disclosure Letter, (ii) as expressly contemplated by this Agreement, or (iii) as required by applicable Law, any Governmental Authority or the requirements of any Contracts in effect as of the date hereof  (true, complete and accurate copies of which have been made available to the other Parties prior to the date hereof), SBT shall not, and shall not permit any of its Subsidiaries to, without DK’s and DEAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed by either of DK or DEAC):
(a)   dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any of its material assets, except for trading in the ordinary course of business or except to SBT or any of its Subsidiaries on entirely arm’s length terms;
(b)   enter into, amend or terminate (on its initiative and without cause) any individual contract or arrangement other than (i) in the ordinary course of business with respect to contracts or arrangements involving consideration expenditure or liabilities not in excess of €5,000,000 per annum; or (ii) arrangements on entirely arm’s length terms among SBT and its Subsidiaries that have no adverse effect on SBT or any of its Subsidiaries;
(c)   make any commitment or enter into any agreement in respect of expenses or capital expenditures which involves or may involve an expense or expenditure of more than €5,000,000 per transaction, including the acquisition of any capital asset under a finance lease, other than among SBT and/or its Subsidiaries (provided, that SBT shall notify DK in writing in advance of making such commitment or entering into any agreement in respect of any such expense or capital expenditure in an amount in excess of €2,500,000);
(d)   declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to shareholders of SBT or any of its Subsidiaries, except if, after giving effect to the payment of such dividend or distribution, the amount of Working Capital of SBT and its Subsidiaries shall not be below the Target SBT Working Capital amount at the Closing Date;
(e)   create, grant or issue, or agree to create, grant or issue, any Encumbrances, debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, except in the case of guarantees or indemnities, in the ordinary course of trading or the ordinary course of business or in respect of the obligations of SBT or any of its Subsidiaries;

(f)   create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of SBT or any of its Subsidiaries, other than any creation (for the purpose of issuance or allotment), allotment or issuance of shares or securities to SBT or any of its Subsidiaries or redemption or repurchase of shares and securities held by SBT or any of its Subsidiaries;
(g)   borrow any money or agree to do so, other than: (i) by bank overdraft, loan or credit facility, which balance of actual borrowing shall not exceed an amount of €1,500,000 in aggregate at any time, or (ii) from SBT or any of its Subsidiaries;
(h)   guarantee any Indebtedness of any other Person (other than between or among SBT and any of its Subsidiaries, to the extent not prohibited under this Agreement);
(i)   dispose of any fixed asset having a book value or purchase price in excess of €1,000,000, other than pursuant to a sale to SBT or any of its Subsidiaries on arm’s length terms;
(j)   fail to take any action required to maintain any of its material insurance policies in force (except: (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, or (ii) if such policy covers any asset or matter that has been disposed or is no longer subsisting or applicable) or knowingly do anything to make any such policy of insurance void or voidable (in each case, subject to the exceptions in (i) and (ii) of this Section 8.1(j) or unless such action is in the ordinary course or was disclosed in the SBT Disclosure Letter);
(k)   amend in any material respect any material insurance contract or policy, except amendments: (i) in good faith; or (ii) in the ordinary course of business, (iii) required by the insurance for maintaining the insurance policy or as a result of change in circumstances or facts that require such amendments (including any disposal or acquisition of assets or activities); or (iv) if such matter was disclosed in the SBT Disclosure Letter;
(l)   fail to notify, to the extent that SBT is aware, any material insurance claim in accordance with the provisions of the relevant policy;
(m)   except to the extent reasonably required as a result of the enactment of the IOM Substance Regulations and following reasonable prior consultation with DK, amend its Organizational Documents or adopt or pass resolutions inconsistent therewith;
(n)   change its accounting reference date or make any change to its accounting or Tax practices or policies or its methods of reporting or approach to claiming income, losses or deductions for Tax purposes (other than as required by applicable Law);
(o)   discontinue or cease to operate all or any material part of the SBT Business;
(p)   acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture in an amount exceeding €1,000,000 in aggregate per annum, other than of SBT or any of its Subsidiaries;
(q)   make any material Tax election, file any amended Tax return, settle any material Tax audit or proceeding, enter into any agreement with any Tax Authority, (other than for settling immaterial disputes) surrender a right to any material Tax refund or credit or obtain any material Tax ruling, except in connection with the 104H Tax Ruling, 104H Interim Tax Ruling, the Option Tax Ruling or the Interim Option Ruling;
(r)   except if determined in good faith by SBT as desirable as a result of the enactment of the IOM Substance Regulations and following reasonable prior consultation with DK and approval by DK (not to be unreasonably withheld), change its residence for Taxation purposes or open or create any branch or agency in a jurisdiction outside its jurisdiction of incorporation other than in the ordinary course of business;
(s)   reduce its share capital;

(t)   engage or dismiss other than for cause any employee earning a base salary of € 300,000 per annum or more (except where the engagement or dismissal process has already commenced) or make any material variation to the terms and conditions of employment (including without limitation remuneration, pension entitlements and other benefits) of any such employee, other than salary increases, bonuses and other benefits in the ordinary course and consistent with past practice;
(u)   pass any resolutions for winding-up, or to capitalize any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve, except with respect to Subsidiaries that are dormant or immaterial to SBT and its Subsidiaries taken as a whole;
(v)   establish or commence any new arrangements or scheme under which SBT and its Subsidiaries provide or procure the provision to its employees of retirement, death, disability or life assurance benefits the cost of which to SBT and its Subsidiaries exceeds € 1,000,000 per annum in the aggregate;
(w)   provide or agree to provide any gratuitous payment or benefit to any employee or any of their dependents, except: (i) such payments not exceeding € 10,000,000 in the aggregate per annum or (ii) in the ordinary course and consistent with past practice;
(x)   take steps to procure payment by any debtor (except SBT or any of its Subsidiaries) generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of SBT or any of its Subsidiaries or, if different, the period extended to any particular debtor in which to make payment, all except in the ordinary course of business;
(y)   delay making payment to any trade creditor (except SBT or any of its Subsidiaries) generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorized by the relevant creditor (or, if different, the period extended by creditors in which to make payment), all except in the ordinary course of business;
(z)   make any payments to or transfer assets to or enter into any contracts with or assume any liabilities for the benefit of any SBT Seller, except extending existing contracts or arrangements and except the payment of dividends or distributions which do not require consent in accordance with Section 8.1(d);
(aa)   settle any litigation pursuant to which the amounts paid or payable (or other liabilities incurred) by SBT and its Subsidiaries exceed €1,000,000; or
(bb)   except to SBT or to any of its Subsidiaries: (A) sell, assign or otherwise transfer any Intellectual Property Rights owned by SBT or its Subsidiaries to any person, other than in the ordinary course consistent with past practice, (B) grant any license, covenant not to sue, release, waiver or other right under any Intellectual Property Rights owned by SBT or its Subsidiaries to any person, except for licenses granted in the ordinary course of business consistent with past practice, or (C) cancel, abandon or allow to lapse or expire any Registered SBT IP (unless SBT’s management believes in good faith that such Registered SBT IP is not required for the operation of the SBT Business).
Section 8.2   Conduct of DK Business.   During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, DK shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in accordance with applicable Law and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except: (i) as provided on Section 8.2 of the DK Disclosure Letter, (ii) as expressly contemplated by this Agreement, or (iii) as required by applicable Law, any Governmental Authority or the requirements of any Contracts in effect as of the date hereof  (true, complete and accurate copies of which have been made available to the other Parties prior to the date hereof), DK shall not, and shall not permit any of its Subsidiaries to, without SBT’s and DEAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed by SBT or DEAC):
(a)   declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to shareholders of DK or any Subsidiary of DK or repurchase or redeem any DK Shares;

(b)   other than as contemplated herein, to amend DK’s Organizational Documents or adopt or pass further regulations or resolutions inconsistent therewith;
(c)   reduce its share capital;
(d)   enter into an agreement for or effect a Deemed Liquidation Event (as such term is defined in DK’s Ninth Amended and Restated Certificate of Incorporation);
(e)   effect, or enter into any agreement for effecting, (i) a registration of any shares of DK or any of its Subsidiaries for public trading in any jurisdiction, or (ii) a change of control in DK;
(f)   other than as contemplated herein, effect a share split, share combination, or any other recapitalization event;
(g)   issue any shares or other equity securities or instruments convertible into shares, except for any Permitted DK Issuance;
(h)   discontinue or cease to operate all or any material part of the DK Business or take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of DK or any of its Subsidiaries; or
(i)   take any action that would have required disclosure pursuant to Section 6.7 if such action had been taken after the DK Balance Sheet Date and prior to the date of this Agreement.
Section 8.3   Conduct of DEAC Business.   During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated: (a) DEAC shall carry on its business in the ordinary course of business and in accordance with applicable Law; and (b) neither Merger Sub nor DEAC Newco shall have any activity, other than as expressly required pursuant to this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated, except (i) as provided on Section 8.3 of the DEAC Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or any Governmental Authority, DEAC shall not, without DK’s and SBT’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   declare, make or pay any dividend or other distribution (including any deemed distribution for Tax purposes) to stockholders of DEAC or repurchase or redeem any DEAC Shares, other than in connection with the DEAC Share Redemption;
(b)   issue, create, allot, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of any nature convertible into shares (or any option to subscribe for the same), in each case other than in connection with the Equity Offering;
(c)   amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account;
(d)   enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;
(e)   create, grant or issue, or agree to create, grant or issue, any Encumbrances, debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, other than the DEAC Share Redemption;
(f)   make any material Tax election, file any amended Tax return, settle any material Tax audit or proceeding, enter into any agreement with any Tax Authority, surrender a right to any material Tax refund or credit or obtain any material Tax ruling;
(g)   other than as contemplated herein, amend DEAC’s Organizational Documents or adopt or pass further regulations or resolutions inconsistent therewith;
(h)   make any loans to any Person or incur or guarantee any Indebtedness, other than advances from the DEAC Founders for expenses incurred in the ordinary course of business which in the aggregate, together with any existing Indebtedness, do not exceed the DEAC Cap Expenses;

(i)   change its accounting reference date or make any change to its accounting or Tax practices or policies or its methods of reporting or approach to claiming income, losses or deductions for Tax purposes (other than as required by applicable Law);
(j)   take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of DEAC; or
(k)   agree, in writing or otherwise, or commit to take any of the actions described in clauses (a) through (j) above.
Section 8.4   No Control.   Nothing contained in this Agreement shall give any of DK, SBT or DEAC, directly or indirectly, the right to control or direct any other party’s operations prior to the Closing. Prior to the Closing, each of DK, SBT and DEAC shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 8.5   Exclusivity.
(a)   DK and SBT. Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the Transactions, neither DK nor SBT will (and each shall cause its Subsidiaries and controlled Affiliates and their respective Representatives to not), solicit, initiate, negotiate, agree to, engage in or renew any contact concerning any proposal or offer, or any contact that would reasonably be expected to result in a proposal or offer, from any Person relating to any of the following involving such party and its Subsidiaries (but excluding any intra-group transaction): (a) a liquidation, dissolution or recapitalization, (b) a merger or consolidation, (c) a sale of any of the material assets (or any material portion of its assets) of, or any equity interest in, such party or any of its Subsidiaries, except for the sale of assets in the ordinary course of business consistent with past practice or as explicitly contemplated in this Agreement, (d) any transaction similar to any of the transactions described in sub-sections (a) through (c) or business combination outside the ordinary course of business, or (e) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit such party’s ability to consummate the Transactions (each, an “Alternative Acquisition”). Each of DK, SBT and their Affiliates and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants, or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and virtual data room access previously granted to any Person with respect to an Alternative Acquisition. Each of DK and SBT shall notify DEAC promptly (and in any event within one (1) Business Day) orally and in writing after such Party (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) receives any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to DK or SBT (as applicable) or for access to the business, properties, assets, books or records of DK or SBT (as applicable), in each case, related to an Alternative Acquisition, and such notice shall identify the third party making, and details of the material terms and conditions of, any such proposal for an Alternative Acquisition or request, and each of DK or SBT (as applicable) shall notify DEAC promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, each of DK and SBT shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide DEAC (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof). Each of DK and SBT acknowledges and agrees that it is aware, and that such Party and each of its Affiliates and representatives is aware (or upon receipt of any material nonpublic information of DEAC, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each of DK and SBT hereby agree, for itself and on behalf of each of its Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of DEAC, communicate such information to any other Person, take any other action with respect to DEAC, or cause or encourage any Person to do any of the foregoing.
(b)   DEAC. Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the Transactions, neither DEAC nor any of its Affiliates or Representatives shall, directly or indirectly, (i) commence, initiate or renew any discussion, proposal or offer to any Third Party Target, or make any proposal or offer related to a business combination (other than the Transactions); (ii) commence or renew any due diligence investigation of any Third Party Target; (iii) participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Third Party Target; (iv) present or respond substantively to any proposal or offer to any Third Party Target relating to a possible transaction of any kind; or (v) agree or commit to take any of the actions described in clauses (i) through (iv) above. DEAC and its officers and directors shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination, other than DK, SBT and the SBT Sellers and their respective Representatives with respect to the Transactions.
Section 8.6   DEAC Trust Account.   Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay franchise and income taxes and up to $250,000 annually to fund working capital requirements and (ii) to effectuate the DEAC Share Redemption. Following the Closing, and upon notice to the trustee of the DEAC Trust Account (the “DEAC Trustee”) and the satisfaction of the requirements for release set forth in the DEAC Trust Agreement, the DEAC Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of DEAC Shares who have exercised their redemption rights with respect to DEAC Shares, and, thereafter, release the remaining funds in the DEAC Trust Account to DEAC to be reflected on DEAC’s consolidated balance sheet and the DEAC Trust Account shall thereafter be terminated.
Section 8.7   SBT Pre-Closing Restructuring.   Prior to the Closing, SBT shall undertake the restructuring transaction set forth on Section 8.7 of the SBT Disclosure Letter (the “SBT Pre-Closing Restructuring”); provided, that SBT shall consult in good faith with and take into account all reasonable comments with respect to the structuring of such restructuring transaction and shall not undertake such restructuring transaction without the prior written consent of DK, not to be unreasonably withheld, conditioned or delayed.
ARTICLE IX
ADDITIONAL AGREEMENTS
Section 9.1   Registration Statement; Proxy Statement/Prospectus.
(a)   As promptly as practicable after the date of this Agreement, DEAC, DK and SBT shall jointly prepare, and each of DK, SBT and the SBT Sellers shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Registration Statement and the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the DEAC stockholders of relating to the DEAC Stockholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). DEAC shall file with the SEC, as promptly as practicable after the date of this Agreement, (i) the Proxy Statement/Prospectus and (ii) the Registration Statement, which shall include the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the shares of New DK Class A Common Stock to be issued in connection with the Transactions. Each of DEAC, DK, SBT and the SBT Sellers will use their respective reasonable best efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Transactions. DEAC shall set a record date (the “DEAC Record Date”) for determining the DEAC stockholders entitled to attend the DEAC Stockholders Meeting. DEAC will cause the Proxy Statement/Prospectus to be mailed to each DEAC stockholder as of the DEAC Record Date as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(b)   No filing of, or amendment or supplement to, the Registration Statement, or response to SEC comments with respect thereto, will be made by DEAC without the prior written consent of DK and the SBT Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Parties a reasonable opportunity to review and comment thereon.
(c)   DEAC will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and will, as promptly as practicable after receipt thereof, provide the other parties with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement received from the SEC. DEAC will advise the other parties, promptly after DEAC receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of New DK Class A Common Stock issuable in connection with the Transactions, and DEAC, DK and SBT will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)   DEAC, DK and SBT will also use their respective reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Transactions. DEAC, DK and SBT shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to DEAC stockholders and at the time of the DEAC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to DEAC, DK or SBT, or any of their respective Affiliates, officers or directors, is discovered by DEAC, DK or SBT which should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of DEAC, DK and SBT shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to DEAC Stockholders.
Section 9.2   DEAC Stockholder Approvals.   DEAC shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold a special meeting of stockholders (the “DEAC Special Meeting”) in accordance with the DEAC’s Organizational Documents, for the purposes of obtaining the DEAC Stockholder Approvals and, if applicable, any approvals related thereto and providing DEAC Stockholders with the opportunity to elect to effect a DEAC Share Redemption. DEAC shall, through its board of directors, recommend to DEAC Stockholders the (i) approval of the NV Merger; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (iii) adoption and approval of the Amended and Restated New DK Charter, in the form attached hereto as Exhibit A , in connection with the NV Merger; (iv) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by DEAC, DK and SBT as necessary or appropriate in connection with the Transactions; (v) adoption and approval of the New DK Equity Plan and the

Amended Plan and approval of the roll over of the Rolled-Over SBT Options and the DK Options into New DK Options in accordance with the terms of this Agreement; (vi) approval of the issuance of New DK Shares in connection with the payment of the SBT Consideration Shares and the DK Merger Consideration (including the issuance of shares of New DK Class B Common Stock pursuant to Section 2.1(c)) and the issuance of the SBT Earnout Shares; (vii) approval of the issuance of DEAC Shares in the Equity Offering; and (viii) the adjournment of the DEAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). DEAC shall promptly notify DK and the SBT Sellers’ Representative in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to DK, SBT or the SBT Sellers (an “Adverse Recommendation”); provided, that DEAC may only postpone or adjourn the DEAC Special Meeting (w) to seek withdrawals of redemption requests from DEAC’s stockholders if DEAC reasonably expects the payments for the DEAC Share Redemption would cause the condition in Section 11.1(h) to not be satisfied at the Closing, (x) to solicit additional proxies for the purpose of obtaining the DEAC Stockholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that DEAC has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by DEAC Stockholders prior to the DEAC Special Meeting.
Section 9.3   Access to Information; Confidentiality.   Subject to applicable Law, each of the Parties shall afford to the others and their respective Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and each of the Parties shall furnish promptly to the other, consistent with its legal obligations, all information concerning the party and its Subsidiaries’ business, properties and personnel as another Party or any of its Representatives may reasonably require for the purposes of this Agreement or post-Closing integration planning; provided, however, that such Party may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party, requires it to restrict access to any properties or information or in order to maintain attorney-client or other privilege; provided, further, that in any such case, the applicable Parties shall cooperate to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client or other privilege. Except for disclosures expressly permitted by the terms of the Confidentiality Agreements, each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the applicable Confidentiality Agreement. No investigation pursuant to this Section 9.3 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto.
Section 9.4   Regulatory Approvals; Efforts.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, filings and notifications (including filings or notifications with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority (including in connection with the HSR Act and any other applicable Competition Laws or as required by or advisable with respect to Gaming Regulatory Authorities), (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Party subject to the applicable requirement of a

Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party while keeping the other Parties informed and the other Parties hereto shall reasonably cooperate in such efforts.
(b)   In connection with and without limiting the foregoing, DK shall with respect to DK, DEAC shall with respect to DEAC, and the SBT Sellers shall with respect to SBT, make or cause to be made any appropriate filings or notifications, if necessary, pursuant to the HSR Act or other applicable Competition Laws and any appropriate filings or notifications as required by or advisable with respect to Gaming Regulatory Authorities, in each case with respect to the Transactions as promptly as practicable (and in any event no later than (A) fifteen (15) Business Days after the date of this Agreement with respect to filings by DK and DEAC under the HSR Act and (B) twenty (20) Business Days with respect to notifications or submissions to or filings by DK and SBT with the Gaming Regulatory Authorities as set forth on Section 9.4(b) of the DK Disclosure Letter and Section 9.4(b) of the SBT Disclosure Letter, unless otherwise mutually agreed among the Parties). For purposes of the notifications, submissions and filings described in the immediately preceding sentence of this Section 9.4(b), “Business Day” with respect to each shall mean a day, other than a day on which commercial banks in the jurisdiction of the applicable Gaming Regulatory Authority are authorized or required by Law to close. Each Party will furnish to the other Parties such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings, notifications or other submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other Parties of such inquiry, consulting in advance (and considering in good faith such other Party’s views) before making any presentations or submissions to a Governmental Authority and promptly supplying the other Parties with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement and the Transactions. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent permitted by a Governmental Authority, each Party hereto shall permit Representatives of the other Parties (or counsel of that Party on confidential basis in case of sensitive information being deliberated) to participate in material substantive meetings (whether by telephone or in person) with such Governmental Authority. Each Party shall use its reasonable best efforts and closely collaborate on the timing, strategy and approach to (x) obtain any consents, approvals, authorizations or orders required to be obtained by such party or any of their respective Subsidiaries under the HSR Act or other applicable Competition Laws or as required by or advisable with respect to Gaming Regulatory Authorities, (y) avoid the entry of any judgment in any claim asserted in court by any Governmental Authority under any Competition Laws or Applicable Gaming Laws that would restrain, prevent or delay the Closing or the ability of New DK to operate the businesses of DK and SBT and their respective Subsidiaries following the Closing as conducted immediately prior to the Closing in all material respects or (z) contest or avoid any action, proceeding or litigation by any Governmental Authority under the HSR Act or other applicable Competition Laws or Applicable Gaming Laws.
(c)   Notwithstanding anything to the contrary in this Section 9.4, nothing contained in this Agreement shall be construed to require any Party to agree to, or take any action if such efforts or action, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of DK, SBT or New DK (immediately following the Closing) (each of such actions, a “Burdensome Condition”). None of the Parties nor any of its respective Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, a Burdensome Condition without the prior written consent of the other Parties hereto.
Section 9.5   Indemnification; Insurance.
(a)   From and after the Closing, New DK shall or shall cause DK or SBT, as applicable, to indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of DK and its Subsidiaries and of SBT and its Subsidiaries (the “Indemnified Parties”), in each case in their respective capacities as such and to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation or limited liability company may indemnify its officers and directors or any Indemnified Party, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of such party’s obligations under this Agreement and the consummation of the Transactions or arising out of or pertaining to the Transactions) whether asserted or claimed prior to, at or after the Closing.
(b)   It is understood and agreed that all rights to indemnification, expense advancement and exculpation existing in favor of each present and former director, officer and employee of DK or any of its Subsidiaries and of SBT and any of its Subsidiaries, as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date of this Agreement (true, correct and complete copies of which have been delivered by DK and SBT, as applicable, to the other Parties hereto), will survive the Transactions and New DK shall cause DK and SBT to (i) continue in full force and effect for a period of at least six (6) years from the Closing Date (or, if any relevant claim is asserted or made within such six (6) year period, until final disposition of such claim) such rights to indemnification and expense advancement and (ii) perform, in a timely manner, DK’s, or its Subsidiaries’ and SBT’s or its Subsidiaries’ obligations with respect thereto. Any claims for indemnification and expense advancement pursuant to such agreements and organizational documents as to which DK or SBT has received written notice before the sixth (6th) anniversary of the Closing Date will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 9.5(b).
(c)   For at least six (6) years after the Closing, DK and SBT shall maintain (and New DK shall cause DK and SBT to maintain) in effect DK’s and SBT’s current directors’ and officers’ liability insurances in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) covering the Indemnified Parties currently covered by DK’s or SBT’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that DK or SBT, as applicable, may substitute therefor a tail policy or policies of DK or SBT containing terms with respect to coverage and amount no less favorable to such Indemnified Parties. The covenants contained in this Section 9.5(c) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
Section 9.6   Fees and Expenses.   Except as set forth on Section 9.6 of the DEAC Disclosure Letter (which expenses shall be borne by New DK following the Closing) or Section 9.6 of the SBT Disclosure Letter (which expenses shall be borne by New DK following the Closing) or as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions (including their legal and accounting fees in respect of the Transaction and their investment banker fees), shall be paid by the Party incurring such fees or expenses.
Section 9.7   Public Announcements.   Prior to the Closing, DEAC, DK and SBT shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system. The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed by the Parties. Notwithstanding the foregoing, DEAC, DK and SBT may, without the prior consent of the other Parties, reasonably disseminate information with respect to the Transactions to the extent such information was previously included in a press release or other public statement made pursuant to this Section 9.7.
Section 9.8   Stockholder Litigation.   In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of DEAC, threatened in writing, against

DEAC or the members of its boards of directors prior to the Closing, DEAC shall promptly notify the other Parties of any such stockholder litigation brought, or, to the Knowledge of DEAC, threatened against DEAC and/or members of the DEAC Board and shall keep the other Parties reasonably informed with respect to the status thereof. Neither DEAC nor any Subsidiary or Representative of DEAC shall settle or agree to settle any such stockholder litigation or consent to the same unless DK and SBT shall have consented in writing (such consent not to be unreasonably withheld, conditional or delayed).
Section 9.9   NASDAQ Listing.   Prior to the Closing, DEAC, DK and SBT shall use reasonable best efforts to cause the shares of New DK Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ under a ticker symbol to be mutually agreed upon in writing by the Parties, including by submitting prior to the Closing an initial listing application with the NASDAQ (the “NASDAQ Listing Application”) with respect to such shares, subject to official notice of issuance. Each of DEAC, DK, SBT and the SBT Sellers shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other Parties and shall otherwise reasonably assist and cooperate with the other Parties in connection with the preparation, filing and distribution of the NASDAQ Listing Application. Each of DEAC, DK, SBT and the SBT Sellers will use their respective reasonable best efforts to (i) cause the NASDAQ Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the NASDAQ Listing Application and (iii) have the NASDAQ Listing Application approved by the NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NASDAQ Listing Application, or response to NASDAQ comments with respect thereto, will be made by DEAC, DK or SBT, as applicable, without the other Parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other Parties a reasonable opportunity to review and comment thereon. Each of DEAC, DK and SBT will promptly notify the other Parties upon the receipt of any comments from the NASDAQ or any request from the NASDAQ for amendments or supplements to the NASDAQ Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the NASDAQ Listing Application received from the NASDAQ and advise the other on any oral comments with respect to the NASDAQ Listing Application received from the NASDAQ. DEAC will advise DK and SBT, promptly after DEAC receives notice thereof, of the time of the approval of the NASDAQ Listing Application and the approval of the shares of New DK Class A Common Stock to be issued in connection with the Transactions for listing on the NASDAQ, subject only to official notice of issuance.
Section 9.10   Employee Matters.
(a)   The Parties agree that (i) the employees of DK and its Subsidiaries at the DK Merger Effective Time who continue to remain employed with DK or its Subsidiaries (the “DK Continuing Employees”) and (ii) the employees of SBT and its Subsidiaries at the Effective Time who continue to remain employed with SBT or its Subsidiaries (the “SBT Continuing Employees”) shall, during the one (1) year period commencing on the Closing Date, be provided with compensation and benefits that are no less favorable, in the aggregate, than those provided to such DK Continuing Employees or SBT Continuing Employees, as applicable, immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to DK Continuing Employees or SBT Continuing Employees who are covered by a collective bargaining agreement.
(b)   With respect to any Benefit Plan in which any DK Continuing Employee or SBT Continuing Employee (collectively, the “Continuing Employees”) first becomes eligible to participate on or after the Effective Time, each Party shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans, if any, to be waived with respect to the other Party’s Continuing Employees and their eligible dependents, (ii) give the other Party’s Continuing Employees credit for the plan year in which the Effective Time occurs (or the plan year in which the Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the other Party’s Continuing Employees service credit for such Continuing Employee’s employment with the other Party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with such Party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.
(c)   The Parties agree that the unallocated option pool of SBT (referred to in item (b) of Section 4.2(c) of the SBT Disclosure Letter), following its conversion into unallocated option pool of New DK based on the SBT Share Exchange Ratio pursuant to Section 3.3, shall exclusively serve, following the Closing, for grants of New DK Options to SBT’s and its Subsidiaries’ employees and consultants as of immediately prior to Closing who are continuing to be employed or engaged by SBT and its Subsidiaries (or New DK and its Subsidiaries) following the Closing (the “SBT Grantees”) and not to any other person. The CEO and SBT Sellers’ Representative shall jointly determine the identity of such SBT Grantees and their entitlement in such unallocated pool whether, prior to the Closing or shortly thereafter, and New DK shall effect such grants promptly following such determination (but not prior to the Closing).
(d)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular DK Benefit Plan or SBT Benefit Plan, (ii) prevent DK, SBT, New DK or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent DK, SBT, New DK or any of their Affiliates, after the DK Merger Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of DK, SBT, New DK or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any DK Continuing Employee or SBT Continuing Employee by DK, SBT, New DK or any of their Affiliates or under any Benefit Plan which DK, SBT, New DK or any of their Affiliates may maintain.
Section 9.11   Certain SBT Receivables.
(a)   Following the Closing, the SBT Sellers’ Representative (acting on behalf of the SBT Sellers) shall, and SBT and New DK shall allow and reasonably cooperate with (and cause the pre-Closing Subsidiaries of SBT to allow and reasonably cooperate with) the SBT Sellers’ Representative (at the sole expense of the SBT Sellers) to, collect on behalf of SBT and its pre-Closing Subsidiaries, all Excluded Receivables. In this regard, SBT shall (and New DK shall cause SBT and its pre-Closing Subsidiaries to) use commercially reasonable efforts to assist the SBT Sellers’ Representative in such collection efforts with respect to the Excluded Receivables (including providing to the SBT Sellers’ Representative any information reasonably necessary for the purpose of collecting the Excluded Receivables) and promptly informing (subject to obligations of confidentiality) the SBT Sellers’ Representative of the receipt of any amount in respect of the Excluded Receivables and of any correspondence regarding the same if any such amounts or correspondence is received by New DK, SBT or any of their respective Subsidiaries.
(b)   Within five (5) Business Days after the receipt of any amount in respect of the Excluded Receivables by New DK or any of its Subsidiaries following the Closing (each, a “Collected Amount”), New DK shall pay or cause the payment of an amount which is equal to such Collected Amount (net of Taxes (other than any recoverable VAT) or other out-of-pocket costs payable by SBT or any of its Subsidiaries in respect thereof) to the Paying Agent (for the benefit of the SBT Sellers) which amount (the “Collected Amount Purchase Price”) shall be distributed by the Paying Agent to the SBT Sellers on a pro rata basis based on their respective Cash Transaction Percentage among the SBT Sellers, and such Collected Amount Purchase Price shall be regarded as part of the SBT Cash Consideration for all purposes of this Agreement (including for Tax purposes).
Section 9.12   SBT Sellers’ Representative.
(a)   Each SBT Security Holder irrevocably and unconditionally authorizes and appoints Shalom Meckenzie (or such other person as the SBT Sellers, acting unanimously, may from time to time nominate in writing, with appointment being effected by notice in writing to DK (prior to the Closing) or New DK (following the Closing)) as representative of the SBT Security Holders (the “SBT Sellers’ Representative”) and authorizes Shalom Meckenzie to act as the SBT Sellers’ Representative for all purposes of this

Agreement and each agreement and document ancillary thereto. This authorization and appointment shall survive the death, insolvency, dissolution, bankruptcy or any other kind of incapacity of any SBT Security Holder. Any action taken or any exercise of powers under this Agreement by the SBT Sellers’ Representative shall be binding on each SBT Security Holder for purposes of this Agreement, shall be deemed to be taken or exercised by each applicable SBT Security Holder, and New DK and DK shall be entitled to assume that any action taken by the SBT Sellers’ Representative is binding on all of the SBT Security Holders and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. Neither New DK nor DK shall have any obligation to monitor or supervise the SBT Sellers’ Representative. Neither New DK nor DK shall be liable to any of the SBT Security Holders for any action taken or omitted to be taken by the SBT Sellers’ Representative.
(b)   Each SBT Security Holder hereby irrevocably appoints the SBT Sellers’ Representative as its true and lawful attorney in fact and agent with full authority to act on such SBT Security Holder’s behalf and in such SBT Security Holder’s name or otherwise to do all acts and to execute and deliver such instruments, deeds, certificates or other documents as are required by law or as may, in the judgment of the SBT Sellers’ Representative, at his sole discretion, be necessary or appropriate to give effect to any matter set forth in or contemplated by this Agreement or any Ancillary Agreement, as fully to all intents and purposes as such SBT Security Holder might or could do in person, including to: (a) execute and deliver each of the Ancillary Agreements (other than this Agreement); (b) execute and deliver, from time to time, such amendments to the Ancillary Agreements, including for greater certainty this Agreement, as the SBT Sellers’ Representative deems necessary or desirable; (c) execute and deliver any and all instruments of transfer including share transfer deeds and endorsements; (d) execute any consents, letters or other documents on behalf of any SBT Optionee for any purpose of this Agreement; (e) give, from time to time, such waivers in relation to this Agreement or any Ancillary Agreement or the matters contemplated herein as the SBT Sellers’ Representative deems necessary or desirable; (f) deliver and receive any opinion, certificate or other document provided pursuant to, or in connection with, this Agreement or any Ancillary Agreement and agree to waive the requirement for any such opinion, certificate or other document or modify the terms thereof to such extent and in such manner as the SBT Sellers’ Representative deems necessary or desirable; (g) deliver any notice required to be delivered by any SBT Security Holder under, or in connection with, this Agreement or any Ancillary Agreement and receive any notices required to be delivered to any SBT Security Holder under, or in connection with, this Agreement or any Ancillary Agreement; (h) authorize any payment to be made under, or in connection with, this Agreement or any Ancillary Agreement; (i) take any and all action on behalf of any SBT Security Holder from time to time as the SBT Sellers’ Representative may deem necessary or desirable to resolve and/or settle any claims under, or in connection with, this Agreement or any Ancillary Agreement, including consenting to, pursuing, defending, compromising or settling any claim, conducting negotiations with DEAC, New DK or DK or any other person regarding any such claim and engaging counsel, accountants or other agents in connection with any of the foregoing and making any payments in relation thereto; (h) instruct any agent (including the Escrow Agent and the Paying Agent to transfer such funds as are available for distribution to the a at such time, in an amount determined in good faith by the SBT Sellers’ Representative, for purposes of performing the SBT Sellers’ Representative duties and obligations under this Section 9.12(b); (i) enter into the Paying Agent Agreement and the Escrow Agreement on behalf of the SBT Security Holders as their representative; (j) make use of the funds in the Adjustment and Expense Fund as may otherwise be required or deemed desirable by the SBT Sellers’ Representative for purposes of performing the SBT Sellers’ Representative duties and obligations pursuant to this Agreement and any Ancillary Agreement; (k) take any action, conduct any proceedings and settle any matter on behalf of the SBT Sellers’ in respect of the SBT Earnout Shares, Esrow Earnout Agreement and the Trust Agreement and instruct the Escrow Earnout Agent and Trustee as the SBT Sellers’ Representative deemas appropriate; and (l) act on behalf of the SBT Sellers pursuant to the Stockholders Agreement including to appoint any member of the board of directors of New DK.
(c)   All notices, counter notices or other communications required to be made or delivered by New DK, DEAC or DK to the SBT Security Holders shall be made to the SBT Sellers’ Representative for the benefit of SBT Sellers, and any notices so made shall discharge in full all notice requirements of New DK or DK to the SBT Security Holders with respect thereto. All notices or other communications required to be made or delivered by the SBT Security Holders to New DK and/or DK shall be made by the SBT Sellers’ Representative on behalf of the SBT Security Holders and any notices so made shall discharge in full all notice requirements of the SBT Security Holders to New DK and/or DK with respect thereto.
(d)   Other than as expressly set forth in this Agreement, the SBT Sellers’ Representative (in his capacity as such) shall not be liable towards the SBT Security Holders or any other person, for any obligation, liability, breach, inaccuracy of any SBT Seller Representation or other liabilities of any of the SBT Security Holders under this Agreement or any Ancillary Agreement.
(e)   Each SBT Security Holder shall severally and not jointly indemnify and hold harmless the SBT Sellers’ Representative and its successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, “SBT Seller Representative Indemnitees”) against all Losses and liabilities incurred or sustained by a SBT Seller Representative Indemnitee in connection with any action, claim or proceeding to which such SBT Seller Representative Indemnitee is made a party by reason of any act or omission in connection with its role as the SBT Sellers’ Representative, except in the event of fraud or willful misconduct by the SBT Sellers’ Representative or such SBT Seller Representative Indemnitee. The SBT Sellers’ Representative may reimburse himself for any amount incurred by or otherwise owing to the SBT Sellers’ Representative under the terms of any Ancillary Agreement (whether for fees, expenses, indemnification claims or otherwise) from the Adjustment and Expense Fund against proper invoices or receipts; provided, that if the Expense Fund Amount is depleted, the SBT Sellers’ Representative may reimburse himself from any portion of the Escrow Amount that has been distributed to the Paying Agent for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options following the Closing. In the event that the SBT Sellers’ Representative determines that any expense or payment is appropriate or desirable in connection with the exercise of its duties as SBT Sellers’ Representative or otherwise in connection with the protection of the rights of the SBT Security Holders, and if such amount is not available from the Adjustment and Expense Fund, then each SBT Seller and holder of Cashed-Out SBT Options shall, in accordance with instructions provided by the SBT Sellers’ Representative, provide its pro-rata portion of such payment or expense (determined by such SBT Security Holder’s Cash Transaction Percentage).
(f)   Each SBT Security Holder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), it or he may or will have against the SBT Sellers’ Representative and any SBT Seller Representative Indemnitee in relation to the performance (or non-performance) of any of the rights and duties of the SBT Sellers’ Representative pursuant to this Agreement (including in respect of any Losses or liabilities that such SBT Security Holder may incur pursuant to any action or default of the SBT Sellers’ Representative or any SBT Seller Representative Indemnitee), except in the case of fraud or willful misconduct by the SBT Seller’s Representative.
Section 9.13   Trust Account Waiver.   Each of DK, SBT and the SBT Sellers acknowledges and agrees that (i) DEAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving DK and SBT and one or more businesses or assets and (ii) DEAC’s sole assets consist of the cash proceeds of DEAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of DEAC’s public stockholders until the Closing. For and in consideration of DEAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of DK, SBT and the SBT Sellers, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against DEAC arising under this Agreement (it being clarified that such waiver shall not apply following the Closing to the Trust Account funds that are released from the Trust Account to DEAC or New DK pursuant to Section 8.6).
Section 9.14   Certain Third Party Balances.   The SBT Sellers and SBT shall take all actions necessary (if any) to procure that all remaining balances of SBT of any of its Subsidiaries owed to or by a party set forth on Section 9.14 of the SBT Disclosure Letter have been repaid in full or settled without penalty and that all contracts, transactions, arrangements or liabilities with such party have been terminated, in each case no later than the Closing Date. For the avoidance of doubt, in no event shall New DK or DK or any of their Affiliates assume or incur any liability or obligation with respect to such party’s transactions or arrangements in connection with or as a result of the Transactions.
Section 9.15   Certain DEAC Actions.
(a)   Cancellation of DEAC Founder Shares.   DEAC shall take all actions necessary to cause the cancellation of  (i) 270,000 of the DEAC Shares held by the DEAC Founders (provided, that if DEAC and DK shall mutually agree in writing, 120,000 of such DEAC Shares shall not be cancelled and shall be used in connection with the Equity Offering) and (ii) the number of DEAC Shares held by the DEAC Founders set forth in clause (ii) of Section 9.15 below, in each case pro rata to each Founder’s ownership percentage of the aggregate number of DEAC Shares held by the DEAC Founders, effective as of immediately prior to the Closing.
(b)   DEAC Warrants.   At the Closing, (i) the DEAC Founders shall transfer 1,141,801 of the DEAC Warrants held by them, to the DK Stockholders, pro rata in respect of the number of shares of New DK Class A Common Stock (received as DK Merger Consideration) held by them as of immediately following the Closing; and (ii) the value of 358,199 DEAC Warrants (agreed as between the Parties to be US$ 2.00 per warrant, or US$ 716,398.00 in the aggregate) shall be added to the valuation based on which the SBT Share Exchange Ratio is calculated (the “SBT Warrants Value”). To the extent that as of immediately following the Closing, the DEAC Founders hold more than 1,858,199 DEAC Warrants, any such DEAC Warrants in excess of such number shall be forfeited and cancelled.
(c)   PIPE Conversion.   DEAC hereby agrees to execute and deliver a joinder to each Subordinated Convertible Promissory Note, dated as of December 16, 2019 or December 17, 2019 (collectively, the “Promissory Notes”), executed and delivered by DK to the holders thereof, which joinder shall obligate DEAC to issue DEAC Shares to the holder(s) of each Promissory Note in accordance with the terms thereof as of immediately prior to the Closing, contingent upon the occurrence of the Closing. Immediately prior to the Closing, DK shall be deemed to have issued a number of DK Shares to satisfy the payment of all unpaid and outstanding interest associated with such Promissory Notes, and such DK Shares shall be converted at the DK Merger Effective Time as set forth in Section 2.1(c). Proceeds generated from the Promissory Notes shall not be included in determining whether the condition set forth in Section 11.1(i) has been satisifed unless expressly agreed to in writing by DK.
(d)   DEAC Share Redemption.   At the Closing, DEAC shall use its best efforts to cause the Trustee to pay as and when due all amounts payable to stockholders of DEAC holding shares of the Class A Common Stock sold in DEAC’s initial public offering who shall have validly elected to redeem their shares of Class A Common Stock (and who have not rescinded such election) pursuant to DEAC’s Organizational Documents and shall use its best efforts to cause the Trustee to pay, as and when due, the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement
Section 9.16   DK Stockholder Consent.
(a)   DK shall obtain promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, the written consent of the DK Stockholders holding at least the minimum number of DK Shares required to approve the Transactions pursuant to the DGCL and DK’s certificate of incorporation and bylaws, pursuant to which such DK Stockholders shall approve and adopt this Agreement and the Transactions (the “DK Stockholder Consent”). The DK Stockholder Consent shall be irrevocable with respect to all DK Shares owned beneficially or of record by the consenting DK Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.
(b)   Within five (5) Business Days after the date on which DK obtains the DK Stockholder Consent, the Company shall prepare and mail a notice (the “DK Stockholder Notice”) to every DK Stockholder that did not execute the DK Stockholder Consent. The DK Stockholder Notice shall (i) be a statement to the effect that the DK Board unanimously determined that the Transactions are advisable in accordance with the DGCL and in the best interests of the DK Stockholders and unanimously approved and adopted this Agreement and the Transactions, (ii) provide the DK Stockholders to whom it is sent with notice of the actions taken in the DK Stockholder Consent, including the approval and adoption of this Agreement and the Transactions in accordance with the DGCL and the Organizational Documents of DK and (iii) notify such DK Stockholders of their dissent and appraisal rights pursuant to the DGCL. The DK Stockholder Notice will include therewith a copy of Section 262 of the DGCL, and shall be sufficient in form and substance to start the twenty (20) day period during which a DK Stockholder must demand appraisal of such DK Stockholder’s DK Common Stock as contemplated by the DGCL.
(c)   In the event that the number of Dissenting Shares, if any, is reasonably expected to exceed more than five percent (5%) of the outstanding DK Shares as of immediately prior to the DK Merger Effective Time, the Parties hereby agree to discuss in good faith whether such Dissenting Shares would reasonably be expected to result in: (i) a material dilution in the expected post-Closing ownership levels in New DK of DEAC stockholders and the SBT Security Holders, or (ii) in the cash position of New DK and its Subsidiaries. In the event the Parties mutually agree that there would be such a material dilution or material reduction in such cash position, the Parties shall negotiate in good faith an appropriate remedy to the Losses suffered by the DEAC stockholders and the SBT Security Holders as a result of such dilution or cash reduction.
Section 9.17   Closing Conditions.   From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to use its reasonable best efforts to take such actions as are reasonably necessary to expeditiously satisfy the closing conditions set forth in Article XI. Without limiting the foregoing, each Party hereby covenants and agrees to use its reasonable best efforts to work together to effectuate the transactions contemplated by this Agreement as soon as practicable and shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions. Notwithstanding the foregoing, this Section 9.17, shall not (a) require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person to obtain any consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (other than nominal filing, attorneys or application fees), (b) require any Party to waive any of the conditions set forth in Article XI or (c) limit any Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 12.1.
Section 9.18   Financing.   Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, DK and SBT shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the Equity Offering as may be reasonably requested by DEAC, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the Equity Offering, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Equity Offering (which shall not include pro forma financial information), (iii) providing financial statements and such other financial information regarding DK and/or SBT as applicable, that is readily available or within its possession and as is reasonably requested in connection with the Equity Offering, (iv) taking or appointing a representative of DEAC to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by DEAC to permit the consummation of the Equity Offering and the issuance of shares of New DK Class A Common Stock immediately following the Closing, (v) reasonably assisting DEAC to satisfy the conditions set forth in any document executed in connection with the Equity Offer and (vi) otherwise reasonably cooperating in DEAC’s efforts to consummate the Equity Offering. For the avoidance of doubt, DEAC shall not consummate an Equity Offering for gross proceeds in excess of US$ 304,713,520 (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements without the prior written consent of DK and the SBT Sellers’ Representative, and any such excess proceeds shall be raised on substantially the same terms as those applicable to the Equity Offering as of the date of this Agreement.
Section 9.19   Release.
(a)   Subject to the last sentence of this Section 9.19(a) effective upon the Closing, each SBT Seller, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge each of SBT and its past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers and their Affiliates who are not SBT and its Subsidiaries), divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to such SBT Seller as an equityholder (whether directly or indirectly) of SBT of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such SBT Seller and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from SBT; provided, that this Section 9.19(a) shall not affect the rights of SBT’s directors and officers to the extent they are entitled to indemnification under the Organizational Documents of SBT or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 9.19(a), nothing in this Section 9.19(a) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or another Ancillary Agreement or any agreement entered into in connection herewith and without derogating from the generality of the above, nothing herein shall derogate from the provisions of Section 9.11 (Certain SBT Receivables) or from any contract or balance not cancelled by this Agreement and owed to any of the persons mentioned above.
(b)   Subject to the last sentence of this Section 9.19(b) effective upon the Closing, each of SBT and its Subsidiaries, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers and their Affiliates which are not SBT and its Subsidiaries), divisions, related companies, successors, joint ventures and assigns hereby release and discharge each of the SBT Sellers and his past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures (other than SBT and its Subsidiaries), and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to SBT or its Subsidiaries, as to facts, conditions, transactions, events or circumstances prior to the Closing, and SBT and its Subsidiaries and their past, present, and future parents, Subsidiaries, Affiliates (other than the SBT Sellers), divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from the SBT Sellers or the other persons released under this Section 9.19(b). Notwithstanding anything to the contrary in this Section 9.19(b), nothing in this Section 9.19(b) shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement (including, for the avoidance of doubt, Article X), any Ancillary Agreement or any other agreement entered into in connection herewith.]
Section 9.20   Further Assurances.   Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
ARTICLE X
INDEMNIFICATION
Section 10.1 Survival.
(a)   Each representation, warranty, covenant and other obligation contained in this Agreement shall survive the Closing until the applicable survival date specified in this Section 10.1(a), whereupon it shall terminate and no claim may be made in respect of it following such applicable survival date; provided that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.
(i)   The survival date applicable to the DK Fundamental Representations, the SBT Fundamental Representations, the SBT Sellers Fundamental Representations and the representations and warranties contained in Section 7.14(a), shall be the date of expiration of the applicable statute of limitations.

(ii)   The survival date applicable to representations and warranties contained in Section 4.13 (Taxes) and Section 6.11 (Taxes) and any claims for Losses in connection with Seller Taxes shall be the date that is three months following the expiration of the statute of limitations otherwise applicable to claims for tax payments or breach of the Laws governing the liabilities, actions and other matters referred to in such representations and warranties, giving effect to any waivers, tolling or extensions thereof.
(iii)   The survival date applicable to representations and warranties contained in Section 4.6 (Licenses and Compliance) and Section 4.14 (Intellectual Property) shall be the four (4) year anniversary of the Closing Date.
(iv)   Except as provided in Section 10.1(a)(i) and Section 10.1(a)(ii), the survival date applicable to (A) all SBT Non-Fundamental Representations and SBT Sellers Non-Fundamental Representations, and (B) the DK Non-Fundamental Representations, shall be the two (2)-year anniversary of the Closing Date, other than the representations and warranties set forth in Section 4.25 (No Other Representations or Warranties), Section 5.7 (No Other Representations or Warranties) and Section 6.19 (No Other Representations or Warranties), which shall survive the Closing indefinitely.
(v)   Except for the representations and warranties contained in Section 7.14(a), the representations and warranties of DEAC contained in Article VII shall not survive the Closing.
(vi)   The survival date applicable to the covenants and agreements contained in this Agreement shall be (i) with respect to covenants and agreements that require performance in full prior to the Closing (other than the covenants contained in Section 8.2), the Closing Date (following which date no claim can be made in respect of a failure to perform such covenants), (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith and (iii) with respect to the covenants contained in Section 8.2, the date that is one (1) year following the Closing Date.
(vii)   The provisions contained in this Article X and in Article XIII, shall survive the Closing indefinitely.
(b)   No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in Section 10.1(a), which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof. No provision of this Article X shall apply to or limit any claim that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article IV, V, VI or VII of this Agreement, which may be brought at any time until lapse of the applicable statute of limitations provided by Delaware Law.
Section 10.2   Indemnification by the SBT Sellers.
(a)   Following the Closing until the applicable survival dates provided in Section 10.1(a), each SBT Seller shall subject to Section 3.6 and all other limitations set out in this Article X, severally and not jointly, indemnify, defend, hold harmless and reimburse New DK and its Subsidiaries and their respective successors and permitted assigns, in their capacity as such (collectively, the “New DK Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any New DK Indemnified Party in connection with or arising out of:
(i)   the breach by such SBT Seller of any SBT Sellers Representation made by such SBT Seller; it being understood that for purposes of this Section 10.2(a) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such SBT Sellers Representation shall be disregarded for purposes of determining the quantity of such Losses;
(ii)   the breach by such SBT Seller of any covenant or obligation of such SBT Seller contained in this Agreement.

(b)   Following the Closing until the applicable survival dates provided in Section 10.1(a), each SBT Security Holder shall subject to Section 3.6(c) and all other limitations set out in this Article X, indemnify, defend, hold harmless and reimburse, not jointly but only severally in proportion to such SBT Security Holder’s Cash Transaction Percentage (if any) (or based on another proportion if explicitly stated otherwise herein), each New DK Indemnified Party for, from and against all Losses imposed on or incurred or suffered by any New DK Indemnified Party in connection with or arising out of:
(i)   the breach by SBT of any SBT Representation, it being understood that for purposes of this Section 10.2(b) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such representation or warranty (other than the representations and warranties set forth in Section 4.4(a) and Section 4.4(b) (SBT Audited Financial Statements), Section 4.4(c) (SBT Unaudited Financial Statements) or Section 4.7 (Absence of Certain Changes or Events)) shall be disregarded for purposes of determining the quantity of such Losses, and provided further that with respect to an indemnity relating
(ii)   to a breach of the representation in Section 4.13(y) notwithstanding anything to the contrary herein, in no event shall any SBT Security Holder be required to indemnify for Losses arising as a result of the failure to withhold with respect to any amounts paid, shares or securities issued or any assets delivered to a person other than that particular SBT Security Holder;
(iii)   the breach of any covenant or obligation of SBT contained in this Agreement;
(iv)   any claim, cause of action, right or remedy, or any Action, asserted at any time by any actual or alleged SBT Security Holder relating to the allocation or entitlement to a portion of the consideration paid or to be paid in connection with the Transactions to the SBT Security Holders pursuant to this Agreement, including any assertion of contractual, employment or other rights to receive such consideration and any assertion of rights to own or acquire any such consideration, in each case, in excess of the amount or number of securities allocable to such SBT Security Holder pursuant to this agreement and any Ancillary Agreement; or
(v)   any Seller Taxes.
(c)   Other than with respect to an intentional or willful misrepresentation of material facts that constitutes common law fraud, the SBT Security Holders shall not have any liability pursuant to this Article X in respect of any Losses of the type described in Section 10.2(a) or Section 10.2(b) or Section 10.2(b)(iv) (and with respect to Section 10.2(c)(iv), in respect of any and all Losses pursuant to this Agreement of any type):
(i)   (A) to the extent that the aggregate amount of such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) exceeds $70,000,000 (the “Cap”) (and each SBT Seller or holder of SBT Cashed-Out Options shall not be liable beyond his Cash Transaction Percentage in such amount, if any), and (B) to the extent that the aggregate amount of such Losses with respect to a breach of any SBT Sellers Fundamental Representations and/or SBT Fundamental Representations and/or with respect to Seller Taxes exceeds the value of the SBT Consideration at the Closing;
(ii)   unless and until the aggregate amount of such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) exceeds $ 5,000,000 (the “Basket Amount”), in which event the SBT Security Holders shall be severally liable for all such Losses, including the Basket Amount;
(iii)   if such Losses (other than in connection with the SBT Sellers Fundamental Representations, the SBT Fundamental Representations and Seller Taxes) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) are less than $ 275,000 in the aggregate (the “Per Claim Amount”), nor shall any Losses excluded pursuant to this clause (iii) be taken into account for purposes of determining whether the Basket Amount has been exceeded in respect of claims made by New DK Indemnified Parties; or
(iv)   to the extent that the aggregate amount of any and all Losses pursuant to this Agreement, including in connection with SBT Fundamental Representations and the SBT Sellers Fundamental Representations and any Seller Taxes, exceeds the value of the SBT Consideration at the Closing it being clarified that the liability of each SBT Security Holder with respect to all Losses under this Agreement shall in no event exceed his or its portion actually received by him or it in such value of the SBT Consideration (it being clarified for the avoidance of doubt that receipt of New DK Options pursuant to the Rolled-Over SBT Options, shall not be regarded as receipt of SBT Consideration for this purpose).
Section 10.3   Indemnification by New DK.
(a)   Following the Closing until the applicable survival dates provided in Section 10.1(a), New DK shall indemnify, defend, hold harmless and reimburse the SBT Sellers and any SBT Optionee that actually exercised its New DK Option at the Closing (“SBT Indemnified Security Holders”) for, from and against all Losses imposed on, incurred or suffered in connection with or arising out of:
(i)   the breach by DK of any DK Representation, it being understood that for purposes of this Section 10.3(a) any qualifications relating to materiality (such as the terms “material”) or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining the quantity of such Losses;
(ii)   the breach of the representations and warranties of DEAC contained in Section 7.14(a); or
(iii)   the breach of any covenant or obligation of DK, DEAC or New DK contained in this Agreement.
(b)   Other than with respect to an intentional or willful misrepresentation of material facts that constitutes common law fraud, New DK shall not have any liability pursuant to this Article X in respect of any Losses of the type described in Section 10.3(a):
(i)   to the extent that the aggregate amount of such Losses (other than in connection with the DK Fundamental Representations) exceeds the Cap;
(ii)   unless and until the aggregate amount of such Losses (other than in connection with the DK Fundamental Representations) exceeds the Basket Amount, in which event New DK shall be liable for all such Losses, including the Basket Amount;
(iii)   other than in connection with the DK Fundamental Representations, that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (iii) be taken into account for purposes of determining whether the Basket Amount or the Cap has been exceeded in respect of claims made by the SBT Sellers Indemnified Parties; or
(iv)   to the extent that the aggregate amount of such Losses in connection with the DK Fundamental Representations exceeds the value of the SBT Consideration.
(c)   Any amount paid in respect of indemnity claims to the then SBT Indemnified Security Holders or their successor and assigns, shall be paid to the Paying Agent and distributed among them on a pro-rata basis among the SBT Indemnified Security Holders, based on the number of shares of New DK Class A Common Stock actually issued to each such SBT Indemnified Security Holder, divided by the aggregate number of shares of New DK Class A Common Stock issued to all of them.
Section 10.4   Claim Procedures.
(a)   In order for a New DK Indemnified Party or a SBT Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 10.2 or Section 10.3, the Indemnified Party must promptly, but (i) with respect to SBT Non-Fundamental Representations, SBT Sellers Non-Fundamental Representations and DK Non-Fundamental Representations, as applicable, in no event later than the date that is two (2) years following the Closing Date and (ii) with respect to SBT Fundamental Representations, SBT Sellers Fundamental Representations and DK Fundamental Representations, in no event later than the date of expiration of the applicable statute of limitations, provide written notice to the SBT Sellers’ Representative (for claims made by New DK Indemnified Parties) or to New DK (for claims made by SBT Sellers Indemnified Parties) (the recipient of such notice, the

“Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 10.2 or Section 10.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith (subject to the limitations in this Agreement), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim (as defined below) to be made so as to preserve any applicable attorney-client or work product privileges.
(b)   In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (other than with respect to Taxes, which in the event of Sellers Taxes or claims relating to Taxes against the applicable SBT Security Holders, shall be controlled in accordance with the provisions of Section 13.5) (a “Third Party Claim”):
(i)   The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.
(ii)   During the period ending on the earlier of the 30th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of his or its election to assume and control the defense of the Third Party Claim, unless (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (ii) the Third Party Claim arises in connection with any criminal matter, (iii) the Losses sought in connection with such Third Party Claim(s) are reasonably likely to exceed the Cap, or (iv) there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.
A.   In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article X (subject to the limitations herein) for, from and against the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid in accordance with

Section 10.4(b)(iv)A; provided, further, that, if  (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to pursue a Third Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of this Section 10.4(b)(ii)A, the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Party arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates which are not indemnifiable hereunder; or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.
B.   If the Indemnifying Party (i) does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated (subject to Section 10.7 (Minimizing and Mitigating Losses)) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 10.4(b)(ii)A; provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).
(iii)   The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.
(iv)   All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:
A.   Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 10.4(b)(ii)A, (2) under the circumstances described in the proviso to the second sentence of such Section, (3) under the circumstances described in Section 10.4(b)(ii)B or (4) in compliance with Section 10.4(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article X in respect of the Third Party Claim.
B.   Third Party Claim Expenses not addressed by Section 10.4(b)(iv)A shall be paid by the Person by which they were incurred.
Section 10.5   Loss and Recoveries.
(a)   No Consequential Damages.   Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third Party Claim, (i) no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article X in respect of, and Losses shall not include, any punitive, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, consequential losses or any other indirect damages that were not reasonably foreseeable as of the date of this Agreement.
(b)   Insurance.   In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted. The Indemnified Party shall, use reasonable best efforts (including through litigation) to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder). In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article X, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(c)   Purchase Price Adjustment and Financial Statements.   No New DK Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses (and such Losses shall not be counted against the Basket Amount or the Cap) to the extent such Losses are included in the calculation of the Estimated SBT Working Capital, Actual SBT Working Capital, Estimated SBT Net Debt or Actual SBT Net Debt pursuant to Section 3.5 or included in and are reasonably apparent from the SBT Audited Financial Statements or the SBT Unaudited Financial Statements).
(d)   Reimbursement.   If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of  (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss indemnifiable pursuant to this Agreement.
(e)   No Double Recovery.   No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 10.2 or 10.3, as the case may be).
(f)   No Circular Recovery.   The SBT Sellers (including any officer or director of any SBT Seller that is an entity) shall not have any right of contribution, indemnification or right of advancement from SBT or DK with respect to any Loss claimed by a New DK Indemnified Party. The SBT Sellers and the SBT Sellers’ Representative shall not make any claim for monetary damages or indemnification against either DK or SBT or any of their respective Subsidiaries with respect to any claim properly brought by a New DK Indemnified Party under this Article X or otherwise relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, other than a claim pursuant to Section 10.3. New DK,

DK and SBT and any of their Subsidiaries shall not have a claim against the SBT Sellers in case of any claims against any of them in connection with the Proxy Statement/Prospectus or the Registration Statement, other than a claim pursuant to Section 10.2.
(g)   Effect of Waiver of Condition.   No Party’s right to indemnification pursuant to this Article X shall be adversely affected by its waiver of a condition to the Closing set forth in Article XI unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses in connection with or arising out of the facts and circumstances that are the subject of the waiver.
(h)   Opportunity to Remedy Breaches.   If a breach or misrepresentation of any representation or a breach of any covenant or undertaking set out in this Agreement is capable of remedy, the Indemnified Party shall only be entitled to be indemnified (subject to all other limitations on liability set out in this Agreement), if the Indemnified Party gives the Indemnifying Party a written notice of such breach or misrepresentation and such breach or misrepresentation is not fully remedied within thirty (30) days after the date on which such notice is served on the Indemnifying Party, if capable of being remedied.
(i)   Several Liability.   All liabilities of the SBT Security Holders pursuant to this Agreement are several and not joint and several.
(j)   Post Completion Taxes.   Notwithstanding anything herein to the contrary, the Indemnified Party shall not be entitled to be indemnified for any Losses arising out of the breach of any of the representations and warranties in Section 4.13 relating to any Tax period or part of a Tax period starting on or after the Closing, other than (i) in respect of the representations and warranties in Sections 4.13(g), (i) and (n) (for which a claim for indemnity may be made until one (1) year following the Closing Date) and (ii) in respect of the representations and warranties in Sections 4.13(t) and (o) (for which a claim for indemnity may be made until three (3) years following the Closing Date).
(k)   No Tax Liability for Post-Closing Arrangements.   Notwithstanding anything to the contrary set out in this Agreement, the SBT Security Holders shall not be liable pursuant to this Agreement for any Tax, including any Seller Taxes or any Taxes in respect of the Pre-Closing Tax Period (but excluding, subject to any other limitations in this Agreement, any Tax: (i) on ordinary course income, (ii) that results from any transfer pricing Law, (iii) that is or results from the imposition of any withholding Tax, (iv) that is a VAT, (v) that results from reclassification of expenses, employees or an item of income from one type to another type of income or (vi) that is the result of any item of deduction being disallowed for purposes of calculating any Tax liability) if the liability in respect of such Tax has been triggered, initiated or arisen as a result of or in connection with any transaction (or any other form of realization for Tax purposes) or arrangement taking place following the Closing, including any re-domiciliation, restructuring, share or asset sale, transfer or assignment (including the transfer of intellectual property or other rights) or employee transfer or assignment, initiated following the Closing by any of New DK, DK, SBT, or any of their respective Subsidiaries at the relevant time. For the avoidance of doubt, this Section 10.5(k) shall not create or increase any indemnification obligation of the SBT Security Holders.
Section 10.6   Payments.
(a)   The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice. The Parties shall instruct the Escrow Agent to release from the Escrow Account any amounts payable from the Escrow Account in respect of such Loss promptly following the Final Determination of the claims set forth in the related Claim Notice.
(b)   Any indemnification payment pursuant to Section 10.2 shall be effected pursuant to the instructions set forth in the Escrow Agreement and Section 3.6 and in no other manner, and any indemnification payment pursuant to Section 10.3 shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnified Party within ten (10) Business Days after the determination thereof.
(c)   In the event that any Loss is incurred or suffered by an Indemnified Party in a currency other than U.S. Dollars, and the Indemnified Party elects for such claim to indemnification to be paid in U.S. Dollars, such foreign currency Loss shall be converted into U.S. Dollars based on the European Union central bank rate in such other country for the conversion of such currency into U.S. Dollars in effect as of the date of Final Determination of the applicable claim.
(d)   All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2 or Section 10.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes to the extent permitted under applicable Law.
Section 10.7   Minimizing and Mitigating Losses. Each Indemnified Party shall take all reasonable actions to mitigate any indemnifiable Loss (including by taking any reasonable actions requested by the Indemnifying Party), and if the Indemnified Party fails to do so, the Indemnified Party shall not be entitled to be indemnified, defended, held harmless or reimbursed for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.
Section 10.8   Exclusive Remedies and No Rights Against Nonparties.
(a)   Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article X, (ii) claims that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article IV, Article V, VI or Article VII, (iii) claims for specific enforcement or injunction pursuant to Section 14.8 and (iv) claims pursuant to the terms of any Ancillary Agreement. Following the Closing, the claims and remedies specified in clauses (i) through (iv) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.
(b)   In addition to Section 10.8(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any Ancillary Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and, except with respect to claims of, or causes of action arising from, fraud, no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any Ancillary Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party or another person or otherwise. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 10.8(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 10.8(b) and Section 9.20 (Further Assurances) in connection herewith.
ARTICLE XI
CONDITIONS PRECEDENT
Section 11.1   Conditions to Each Party’s Obligation to Effect the Transactions.   The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver in writing by DK, DEAC and, on behalf of SBT and the SBT Sellers, the SBT Sellers’ Representative (at each such Party’s sole discretion) on or prior to the Closing Date of the following conditions:
(a)   DEAC Stockholder Approval.   The DEAC Stockholder Approvals shall have been obtained.
(b)   Antitrust.   (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) any waiting period or approval or authorization required to be obtained from any Governmental Authority under any other applicable Competition Law for the consummation of the Transactions as set forth on Section 11.1(b) of the SBT Disclosure Letter shall have been expired or been obtained, as applicable.
(c)    Gaming Regulatory Conditions.   The approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities as set forth on Section 11.1(c) of the DK Disclosure Letter and Section 11.1(c) of the SBT Disclosure Letter shall have been made, obtained or given and shall be in full force and effect, as applicable.
(d)   No Material Adverse Regulatory Event.   There shall not have occurred and be continuing any event or circumstance involving any Gaming Regulatory Authority relating to this Agreement or the Transactions (including any statement or notice by or from a Gaming Regulatory Authority), that has had or is reasonably likely to have (i) a material adverse impact on the eligibility of any of DK and its Subsidiaries, or New DK and its Subsidiaries, to continue to operate under their operating licenses or registrations in any material respect, (ii) an adverse impact in any material respect on any pending material applications of DK and its Subsidiaries, or New DK and its Subsidiaries, filed with a Gaming Regulatory Authority or (iii) otherwise impair the ability of New DK or any of its Subsidiaries to operate the DK Business and the SBT Business in any material respect following the Closing.
(e)   No Injunctions or Restraints.   (i) No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions and (ii) no Governmental Authority shall have issued an order or injunction or taken any other action enjoining or otherwise prohibiting the consummation of the Transactions which remains pending (collectively, “Restraints”).
(f)   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(g)   Listing.   The shares of New DK Class A Common Stock to be issued as SBT Share Consideration and DK Merger Consideration shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.
(h)   Ancillary Agreements.   Each of the Ancillary Agreements shall have been duly executed and delivered by each party thereto.
(i)   Minimum Proceeds.   At the Closing, DEAC shall have a minimum of  $400 million in cash comprising (i) cash held in the Trust Account after giving effect to the DEAC Share Redemption and (ii) proceeds from the Equity Offering; provided that DK and SBT (acting jointly) shall be entitled to waive in writing the condition set forth in this Section 11.1(i).
Section 11.2   Conditions to Obligations of DK.   The obligation of DK to effect the Transactions is further subject to the satisfaction or waiver in writing by the DK (at its sole discretion) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.
(i)   Each of  (i) the SBT Fundamental Representations and the SBT Sellers Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies, and (ii) the SBT Non-Fundamental Representations and the SBT Sellers Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or SBT Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a SBT Material Adverse Effect.

(ii)   Each of  (i) the DEAC Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) the DEAC Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DEAC Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.
(b)   Performance of Obligations.   Each of SBT, the SBT Sellers and DEAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(c), Section 3.2(d) and Section 9.14.
(c)   Closing Certificates.   DK shall have received (i) a certificate signed on behalf of SBT by an executive officer of SBT as to the satisfaction of the conditions applicable to SBT set forth in Section 11.2(a), Section 11.2(b); (ii) a certificate signed on behalf of SBT by the SBT Sellers Representative as to the satisfaction of the conditions applicable to the SBT Sellers set forth in Section 11.2(a) and Section 11.2(b); and (iii) a certificate signed on behalf of DEAC by an executive officer of DEAC as to the satisfaction of the conditions applicable to DEAC set forth in Section 11.2(a)(i), and Section 11.2(b), in each case dated as of the Closing Date.
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect, or DEAC Material Adverse Effect.
Section 11.3   Conditions to Obligations of SBT and the SBT Sellers.   The obligations of SBT and the SBT Sellers to effect the Transactions is further subject to the satisfaction or waiver in writing by the Sellers’ Representative (at his sole discretion) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.
(i)   Each of  (i) the DK Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies, (ii) the representations and warranties contained in Section 6.7(c)(i) through (xii) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and (iii) the DK Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DK Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.
(ii)   Each of  (i) the DEAC Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) all other DEAC Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DEAC Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this

Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DEAC Material Adverse Effect.
(b)   Performance of Obligations of DK and DEAC.   Each of DK and DEAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(d).
(c)   Closing Certificates.   The SBT Sellers Representative shall have received: (i) a certificate signed on behalf of DK by an executive officer of DK as to the satisfaction of the conditions applicable to DK set forth in Section 11.3(a) and Section 11.3(b); and (ii) a certificate signed on behalf of DEAC by an executive officer of DEAC as to the satisfaction of the conditions applicable to DEAC set forth in Section 11.3(a)(i)and Section 11.3(b), in each case dated as of the Closing Date.
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or a DEAC Material Adverse Effect.
(e)   104H Tax Ruling.   The 104H Tax Ruling shall have been obtained from the ITA in form and substance reasonably acceptable to the SBT Sellers’ Representative and its Israeli legal counsel and based on the application made to the ITA in this regard.
(f)   Option Tax Ruling.   The Option Tax Ruling or the Interim Option Ruling shall have been obtained from the ITA in substantially the form requested in the application for such ruling.
(g)   DK Stockholder Consent.   The DK Stockholder Consent shall have been delivered to the SBT Sellers’ Representative.
Section 11.4   Conditions to Obligations of DEAC.   The obligations of DEAC to effect the Transactions is further subject to the satisfaction or waiver in writing by DEAC (at its sole discretion) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.
(i)   Each of  (i) the DK Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. (ii) the representations and warranties contained in Section 6.7(c)(i) through (xii) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and (iii) all other DK Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or DK Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect.
(ii)   Each of  (i) the SBT Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies. and (ii) the SBT Non-Fundamental Representations shall be true and correct (without giving effect to any qualification as to materiality or SBT Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties covered by clause (ii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, an SBT Material Adverse Effect.

(b)   Performance of Obligations of DK and SBT.   Each of DK and SBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including pursuant to Section 3.2(c) and Section 3.2(d).
(c)   Closing Certificates.   DEAC shall have received: (i) a certificate signed on behalf of DK by an executive officer of DK as to the satisfaction of the conditions applicable to DK set forth in Section 11.4(a) and Section 11.4(b); and (ii) a certificate signed on behalf of SBT by an executive officer of SBT as to the satisfaction of the conditions applicable to SBT set forth in Section 11.4(a)(i) and Section 11.4(b), in each case dated as of the Closing Date.
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a DK Material Adverse Effect or an SBT Material Adverse Effect.
(e)   DK Stockholder Consent.   The DK Stockholder Consent shall have been delivered to DEAC.
Section 11.5   Frustration of Closing Conditions.   No Party may rely on the failure of any condition set forth in Section 11.1, Section 11.2, Section 11.3 or Section 11.3(a)Section 11.4(a), as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 9.16(c).
ARTICLE XII
TERMINATION
Section 12.1   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual written consent of DK, the SBT Sellers’ Representative and DEAC;
(b)   by each of DK, the SBT Sellers’ Representative or DEAC if:
(i)   the Transactions shall not have been consummated on or before midnight New York City time on June 30, 2020 (the “Outside Date”); provided, that the Outside Date may be extended for any additional thirty one (31) days by mutual written consent of DK, the SBT Sellers’ Representative and DEAC, in which case such later date shall be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose action or failure to act has been the primary cause of or resulted in the failure of the Transactions to be consummated on or before such date;
(ii)   any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any Party if such Party (and in the case of New DK, if Merger Sub) has not complied in all material respects with its obligations under Section 9.4; or
(iii)   if the DEAC Stockholder Approvals shall not have been obtained at the DEAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;
(c)   by DK if:
(i)   SBT, the SBT Sellers or DEAC shall have breached or failed to perform any of its or their representations, warranties, covenants or agreements set forth in this Agreement , which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.2(a) or Section 11.2(b) and (B) is incapable of being cured or is not cured by such Party by the earlier of (1) thirty (30) days following receipt of written notice from DK of such breach or failure to perform and (2) the Outside Date; or
(ii)   prior to the time the DEAC Stockholder Approvals are obtained, DEAC shall have made an Adverse Recommendation;

(d)   by the SBT Sellers’ Representative if:
(i)   DK or DEAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and (B) is incapable of being cured or is not cured by such Party by the earlier of  (1) thirty (30) days following receipt of written notice from the SBT Sellers’ Representative of such breach or failure to perform and (2) the Outside Date; or
(ii)   prior to the time the DEAC Stockholder Approvals are obtained, DEAC shall have made an Adverse Recommendation;
(e)   by DEAC if DK, SBT or the SBT Sellers shall have breached or failed to perform any of its or their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 11.4(a) or Section 11.4(b) (as applicable) and (B) is incapable of being cured or is not cured by such Party by the earlier of  (1) thirty (30) days following receipt of written notice from DEAC of such breach or failure to perform and (2) the Outside Date; or
(f)   by the SBT Sellers’ Representative or DEAC if the DK Stockholder Consent shall not have been delivered to the SBT Sellers’ Representative and DEAC by the end of the day following the date of this Agreement.
Section 12.2   Termination Fees.
(a)   In the event that this Agreement is terminated pursuant to Section 12.1 (other than if circumstances giving rise to a termination right pursuant to Section 12.1(c) or Section 12.1(e) are in existence where, in each case, the primary reason for the effectiveness of such termination right was the breach or failure to perform by SBT or the SBT Sellers of any of their respective representations, warranties, covenants or agreements and the failure to cure them (if capable of being cured) within thirty (30) days after receiving written notice of such breach or failure to perform), then within two (2) Business Days of such termination, DK shall pay to SBT the SBT Termination Fee by wire transfer in immediately available funds to an account specified in writing by SBT.
(b)   DK and SBT hereby expressly acknowledge and agree that: (i) the SBT Termination Fee is payable in accordance with the terms of this Section 12.2 and regardless of any fault or breach by DK or any other Person; (ii) upon any valid termination of this Agreement where the SBT Termination Fee becomes due and payable, the payment of the SBT Termination Fee pursuant to Section 12.2(a) shall be in full and complete satisfaction of any and all monetary damages of SBT and its Affiliates, and their respective directors, officers and other Representatives that may be claimed by SBT and its Affiliates against DK, its Subsidiaries and any of its or their respective directors, officers and other Representatives, arising out of or related to this Agreement or the Transactions, including as a result of any breach of this Agreement by DK, the termination of this Agreement by DK, the failure to consummate the Transactions by DK, and any claims or actions under applicable Law arising out of such breach, termination or failure; (iii) in no event shall SBT or its Affiliates, or any of their respective directors, officers or other Representatives, be entitled to seek or obtain any recovery or judgment in excess of the SBT Termination Fee against DK, its Subsidiaries and any of its or their respective directors, officers and other Representatives; (iv) the payment required pursuant to this Section 12.2 is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate SBT in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (v) the amount of the SBT Termination Fee is fair, after taking into account the value of the Transactions and all the costs and expenses already incurred by the parties before entering into this Agreement; provided, that, notwithstanding anything to the contrary in this Section 12.2(b), payment by DK of the SBT Termination Fee pursuant to Section 12.2(a) shall not relieve DK from any liability or damage resulting from fraud or any willful and material breach of this Agreement (in which case damages may be claimed by SBT against DK beyond the SBT Termination Fee); provided, however, that such SBT Termination Fee shall be credited towards any future award of damages awarded to SBT pursuant to any claim against DK based on fraud or any willful and material breach of this Agreement.
Section 12.3   Effect of Termination.   In the event of termination of this Agreement by any Party as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of the penultimate sentence of Section 9.3, Section 9.6, Section 12.2, this Section 12.3 and Article XIV, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for fraud or any willful and material breach of this Agreement.
ARTICLE XIII
TAX MATTERS
Section 13.1   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred on the Transactions (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by New DK, on the one hand, and the SBT Sellers, on the other hand (provided, that the total amount paid out-of-pocket by the SBT Sellers in respect of such Taxes shall be 50% of such Taxes). The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary).
Section 13.2   Israeli Tax Rulings.   SBT and certain SBT Sellers intend to prepare and file with the ITA an application for a ruling permitting any such SBT Seller who elects to become a party to such a Tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax, if applied, with respect to such SBT Consideration Shares (and if deemed necessary by such Electing Holder, any SBT Earnout Shares) that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such share portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the ITO (the “104H Tax Ruling”). DEAC, DK and New DK, as applicable shall reasonably cooperate with SBT, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the 104H Interim Ruling, provided that any costs associated with the application for the 104H Tax Ruling shall be paid by SBT. Each written submission or application for the 104H Tax Ruling or the Interim 104H Ruling shall be in a form approved in good faith by DK prior to submission (such approval not to be unreasonably withheld, conditioned or delayed). Upon the obtaining of the 104H Tax Ruling or the 104H Interim Ruling, as applicable, DEAC, New DK, SBT and any trustee appointed pursuant to the 104H Tax Ruling shall furnish to the ITA a customary approval letter, prepared by SBT and approved in good faith by each Person that will furnish such letter, of the terms of such ruling. Notwithstanding the provisions of Section 13.6, if the 104H Tax Ruling or the 104H Interim Ruling shall be received at least three (3) Business Days prior to the applicable withholding date, then the provisions of the 104H Tax Ruling or the 104H Interim Ruling shall apply with respect to each Electing Holder and, solely for purposes of Israeli Taxes, all applicable withholding and reporting procedures with respect to the consideration payable hereunder shall be made in accordance with the provisions of the 104H Tax Ruling or 104H Interim Ruling, as applicable, and Section 104H of the ITO.
Section 13.3   Straddle Period Allocation.
In the case of any Straddle Period, the amount of any Taxes that are not determined on a periodic basis that are in respect of a Pre-Closing Tax Period will be determined based on a closing of the books as of the end of the Closing Date (and for such purpose, and for determining liabilities for Taxes under this Agreement, the Tax period of any entity will be deemed to terminate at such time), provided, however, that any Taxes arising as a result of any non-ordinary course actions taken (or caused to be taken) by DK, DEAC or new DK on the Closing Date after the Closing shall not be allocated to a Pre-Closing Tax Period. The amount of any Taxes that are determined on a periodic basis for a Straddle Period that are in respect of a Pre-Closing Tax Period will be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 13.4   Tax Returns.   Following the Closing, New DK shall cause to be prepared and filed all Tax Returns required to be filed by SBT and its Subsidiaries and shall cause to be delivered to the SBT Sellers’ Representative for review and comment a draft of any such Tax Returns that are with respect to any Pre-Closing Tax Period or Straddle Period (a “Pre-Closing Tax Return”) at least forty five (45) days prior to the applicable filing deadline (or, if the deadline is within 30 days after the Closing Date, as early as is commercially reasonable prior to the filing deadline), together with a calculation of the Taxes allocable to the Pre-Closing Tax Period pursuant to Section 13.3. New DK shall in good faith implement any reasonable comments made by the SBT Sellers’ Representative, provided such comments are made in writing as soon as reasonably practicable (and in any event within twenty (20) days of the Pre-Closing Tax Return and calculation being provided to the SBT Sellers’ Representative), provided further that such comments either (i) do not increase the amount of any Seller Taxes and do not have an adverse impact with respect to Taxes of New DK, SBT or their Subsidiaries or (ii) are required under applicable Law. Except as required under applicable Law, no Pre-Closing Tax Return shall filed, refiled or amended without the written consent of the SBT Sellers’ Representative (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that notwithstanding anything else to the contrary in this Agreement, no SBT Security Holder shall be liable for indemnification with respect any Taxes arising as a result of the filing, re-filing or amending a Pre-Closing Tax Return that is not prepared and filed in accordance with the provisions of this Section 13.4.
Section 13.5   Tax Contests.   New DK shall promptly notify the SBT Sellers’ Representative following receipt of any notice of audit or other proceeding relating to any Tax matter for which the applicable SBT Security Holders may be required to indemnify any Person pursuant to this Agreement. The SBT Sellers’ Representative shall have the right to control any such Tax audit or other proceeding for which the SBT Sellers may be required to indemnify any Person pursuant to this Agreement (any such audit, a “Seller Controlled Audit”). With respect to any Seller Controlled Audit, New DK shall have the right to participate (at its own expense) in such audit or other proceeding, and the SBT Sellers’ Representative shall not settle or compromise such Tax audit or proceeding without the prior written consent of New DK, such consent not to be unreasonably withheld, conditioned or delayed.
Section 13.6   Withholding.   Notwithstanding anything to the contrary in this Agreement, but subject to Section 13.2, New DK, DK, the Paying Agent, the Escrow Agent, the 102 Trustee and any other Person acting on their behalf  (each, a “Payor”) shall be entitled to withhold from any amount of consideration payable or otherwise deliverable to any SBT Seller or any other (including any portion of the Escrow Amount and any other payment therefrom) such amounts as New DK or DK reasonably determines are required to be deducted and withheld with respect to the making of any such payment under any applicable Law, the 104H Interim Ruling or the 104H Tax Ruling, if obtained, unless New DK or DK is provided with an exemption from such withholding in respect of each such payment, or, with respect to Israeli withholding tax, a withholding certificate from the ITA which determines the withholding tax rate or tax amount, to the full satisfaction of New DK and DK (and for the avoidance of doubt, with respect to Israeli Taxes, a Valid Tax Certificate is required for exemption with respect to Israeli Tax Residents) at least five (5) Business Days prior to the date of such payment). Any amount so withheld and paid over to the appropriate Tax Authority shall be deemed to have been paid over to the applicable SBT Seller or other Persons for all purposes of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, and subject to the 104H Interim Ruling and the 104H Tax Ruling, if the Paying Agent provides a Payor prior to the Closing Date an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”) with respect to Israeli Taxes, the SBT Cash Consideration, as may be adjusted, payable to Israeli Tax Residents shall be paid to and retained by the Paying Agent for the benefit of each such Israeli payment recipient for a period of one-hundred eighty (180) days from the Closing Date or any other payment date, as applicable (or, with respect to the Escrow Amount and the Adjustment and Expense Fund, ninety (90) days from the date on which such amounts or any remaining balance thereof is released), or an earlier date required in writing by a payment recipient or the ITA (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA, no payments shall be made by the Paying Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than five (5) Business Days prior to the applicable Withholding Drop Date a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate. If any payment recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than five (5) Business Days before the applicable Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount or the Adjustment and Expense Fund, prior to the applicable Withholding Drop Date and fails to submit a Valid Tax Certificate no later than five (5) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount or the Adjustment and Expense Fund, shall be calculated according to the withholding rate under applicable Israeli Law, which amount shall be calculated in New Israel Shekels based on the euro-NIS exchange rate known on the date the payment is actually made to such recipient. For the avoidance of doubt, (i) no withholding on account of Israeli Taxes shall apply with respect to a SBT Security Holder who is not an Israeli Tax Resident (and with respect to an SBT Seller who is an Israeli Tax Resident, any withholding, if any, shall be only in accordance with Sections 13.2 and 13.6); and (ii) New DK shall have no right of recourse, set off, claim or otherwise against any amount paid to the Paying Agent (for the benefit of any SBT Security Holder) pursuant to this Agreement, which amount shall be released to the applicable SBT Security Holder or 102 Trustee as applicable, by the Paying Agent in accordance with the terms of this Agreement and the Paying Agent Agreement. A “Valid Tax Certificate” means a valid and applicable certificate or ruling issued by the ITA that is sufficient to reasonably enable the Paying Agent to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to a payment recipient. An “Israeli Tax Resident” shall mean a taxpayer that did not properly execute the declaration set forth in Exhibit G at least five (5) Business Days prior to the payment date.
Section 13.7   Payor.   Subject to the the 104H Interim Ruling and the 104H Tax Ruling, with respect to any consideration paid hereunder to an SBT Seller, the Payor shall first deduct or withhold any amounts, if required, pursuant to Section 3.16 from the cash portion of such SBT Seller’s consideration to the extent sufficient to cover such amounts and then reduce the amount of the share consideration issuable to such Person on account of such deduction or withholding as provided in Section 13.6. Each Person hereby waives, releases and absolutely and forever discharges the Payor or anyone acting on its behalf from and against any and all claims for any Losses in connection with the forfeiture or sale of any portion of SBT Consideration Shares otherwise deliverable to such SBT Seller under this Agreement, to the extent such forfeiture or sale is required pursuant to this Section 13.7. To the extent that a Payor is unable, for whatever reason, to sell the SBT Consideration Shares required to finance applicable deduction or withholding requirements, then the Paying Agent shall be entitled to hold all of the SBT Consideration Shares deliverable to the applicable SBT Seller until the earlier of: (a) the receipt of a Valid Tax Certificate from the SBT Seller fully exempting the Payor from tax withholding; or (b) such time when the Payor is able to sell the portion of such SBT Consideration Shares otherwise deliverable to such SBT Seller that is required to enable the Payor to comply with such applicable deduction or withholding requirements. Any reasonable costs or expenses incurred by the relevant Payor in connection with such sale shall be borne by, and deducted from the payment to, the applicable SBT Seller.
Section 13.8   Tax Refunds.   Any refund of Taxes of SBT or any of its pre-Closing Subsidiaries that arose in a Pre-Closing Tax Period (or any application of such a refund as a payment of, or a credit against, Taxes in a Tax period beginning after the Closing Date) (a “Pre-Closing Tax Refund”), will be credited to the SBT Sellers and holders of SBT Cashed-Out Options, each based on its or his Cash Transaction Percentage. New DK will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest received thereon, to the Paying Agent (for the benefit of the SBT Sellers and holders of SBT Cashed-Out Options) upon receipt (or use) of such Pre-Closing Tax Refund by any of New DK or its Subsidiaries including, following the Closing, SBT, or any of its Affiliates. No Pre-Closing Tax Refund shall be credited or paid under this Section 13.8 to the extent that (i) such Pre-Closing Tax Refund was taken into account in SBT Working Capital, in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements or (ii) any New DK Indemnified Party was not

indemnified for any Losses of the type described in Section 10.2(a) or (b) as a result of the limitations on such indemnification provided in this Agreement, provided that any Pre-Closing Tax Refund amount in excess of such non indemnifiable Losses shall be refunded to the SBT Sellers and holders of SBT Cashed-Out Options.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1   Definitions.   For purposes of this Agreement:
“102 Trustee” means a trustee appointed by SBT or its Subsidiaries as the trustee of the SBT Plan or the Amended Plan and SBT Options thereunder, as applicable and required pursuant to Section 102(b)(2) of the ITO, the Option Tax Ruling or Interim Option Ruling.
“104H Interim Ruling” shall mean an interim approval confirming, among other matters, that New DK and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration made with respect to an Electing Holder.
“ABC Laws” means (a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998 (the “FCPA”); (c) the Bribery Act 2010; and (d) any other applicable anti-corruption laws of any jurisdiction in which SBT and its Subsidiaries is conducting or has conducted business.
“Accredited Investor” shall mean each DK Stockholder who is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act , or is otherwise excluded from the calculation of the number of purchasers under Rule 501(e)(1) under the Securities Act.
“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.
“Actual SBT Net Debt Amount” means the Cash Balances of SBT and its Subsidiaries less the Indebtedness of SBT as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter) calculated in accordance with Section 3.5 of the SBT Disclosure Letter.
“Actual SBT Working Capital” means the Working Capital of SBT and its Subsidiaries as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter), calculated in accordance with Section 3.5 of the SBT Disclosure Letter (Post-Closing Adjustment to the Initial SBT Cash Consideration).
“Adjustment and Expense Fund” means an amount in cash equal to € 8,000,000 to be held for the benefit of the SBT Sellers and holders of Cashed-Out SBT Options by the Paying Agent in accordance with the terms of this Agreement and the Paying Agent Agreement, of which an amount equal to € 6,000,000 is designated for costs and expenses of the SBT Security Holders and the SBT Sellers’ Representative in accordance with Section 3.4 (the “Expense Fund Amount”), and the remaining amount of € 2,000,000 (the “Adjustment Fund Amount”) is designated to cover for any payments required to be made to New DK in respect of the Actual Adjustment Amount pursuant to Section 3.4(d), if any, provided that if following the final and binding determination or agreement of the Actual Adjustment Amount in accordance with Section 3.5, (i) the Actual Adjustment Amount owed to be paid to New DK pursuant to Section 3.4(d), if any, is lower than the Adjustment Fund Amount, then the Adjustment Fund Amount shall be deemed to be equal to such final and binding Actual Adjustment Amount and any excess amount of the Adjustment Fund Amount beyond the Actual Adjustment Amount shall be deemed to be added to and be part of the Expense Fund Amount, (ii) the Actual Adjustment Amount owed to be paid to New DK pursuant to Section 3.4(d), if any, is greater than the Adjustment Fund Amount, then such excess amount shall be made available from the then available Expense Fund Amount, in addition to the Adjustment Fund Amount for purposes of making the payment of the Actual Adjustment Amount or (iii) no Actual Adjustment Amount is owed to be paid to New DK pursuant to Section 3.4(d), the entire Adjustment Fund Amount shall be deemed to be added to and be part of the Expense Fund Amount and the Adjustment Fund Amount shall be deemed to be equal to zero.

“Adjustment Fund Release Date” means the date on which the Actual Adjustment Amount has been determined or agreed and became final and binding in accordance with Section 3.5, provided that if following such final and binding determination or agreement, the Actual Adjustment Amount is required to be paid to New DK pursuant to Section 3.4(d), the “Adjustment Fund Release Date” shall mean the date on which the Actual Adjustment Amount has been paid in full to New DK.
“Affiliate”, with respect to any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Aggregate Strike Price Amount” means an amount equal to the aggregate exercise price per share of all Vested SBT Options (including Out-of-the-Money Vested SBT Options) and Exchanged SBT Option (New DK Options) granted by New DK in respect of any Rolled-Over SBT Option pursuant to this Agreement, which in each case are exercised immediately before, concurrently with or soon following the Closing and that the exercise price therefore was paid to New DK, SBT or any of their respective Subsidiaries.
“AML Laws” means (a) the Proceeds of Crime Act 2002; (b) the Money Laundering Regulations 2007; (c) the Terrorism Act 2000; and (d) any other applicable anti-money laundering laws of any jurisdiction in which SBT and its Subsidiaries is conducting or has conducted business.
“Ancillary Agreements” means the Stockholders Agreement, the Escrow Agreement, the Paying Agent Agreement, the Earnout Escrow Agreement, the Trust Agreement and other agreements related to the Transaction.
“Ancillary Transactions” means the transactions contemplated by each of the Ancillary Agreements.
“Applicable Gaming Law” means all applicable laws, statutes, regulations, bye-laws, subordinate legislation, regulatory policy (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct (including the LCCP and RTS) which are relevant to SBT and its Subsidiaries and/or the SBT Business or to DK and its Subsidiaries and/or the DK Business (as applicable) and which, in each case, have a binding legal effect.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.
“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Law to close.
“Cash Balances” means cash in hand or credited to any account or cash equivalent of SBT and its Subsidiaries, including assets in liquid or easily realizable form with a maturity of less than three months from the Closing Date and any accrued and unpaid interest thereon as calculated in accordance with Section 3.5 of the SBT Disclosure Schedule, but excluding Trapped Cash.
“Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a) through 3.1(a)(ii) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the SBT Cash Consideration items set out in Section 3.1(a)(iii) and (iv) divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a) through (ii) (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.
“Cash Transaction Percentage” means, with respect to a SBT Seller or a holder of Cashed-Out SBT Options, (A) other than in respect of the Aggregate Strike Price Amount and the Collected Amount Purchase Price, (i) in case of a SBT Seller, a percentage obtained by dividing (a) thirty percent (30)% of the

SBT Shares held by such SBT Seller immediately prior to the Closing by (b) a number equal to (x) thirty percent (30%) of all SBT Shares held by all SBT Sellers immediately prior to Closing; plus (y) all SBT Shares exercisable under the Cashed-Out SBT Options; and (ii) in case of a holder of Cashed-Out SBT Options, a percentage obtained by dividing (a) the number of SBT Shares exercisable under such Cashed-Out SBT Options of such holder, by (b) a number equal to (x) thirty percent (30%) of all SBT Shares held by all SBT Sellers immediately prior to the Closing plus (y) all SBT Shares exercisable under all Cashed-Out SBT Options; and (B) in respect of the Aggregate Strike Price Amount and the Collected Amount Purchase Price, each SBT Seller’s number of SBT Shares sold by it hereunder divided by the number of SBT Shares sold by all SBT Sellers hereunder.
“Cashed-Out SBT Options Exercise Price Per SBT Share” means the exercise price of all Cashed-Out SBT Options divided by a number that equals thirty percent (30%) of all of the SBT Shares sold by all SBT Sellers.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competition Law” means any domestic or foreign antitrust, competition and merger control Law that is applicable to the Transactions.
“Confidentiality Agreements” means (i) the Mutual Non-Disclosure Agreement, dated as of October 11, 2018, by and between DK and SBT; and (ii) the Mutual Non-Disclosure Agreement, dated as of October 1, 2018, by and between DK and DEAC; and (iii) the Mutual Non-Disclosure Agreement, dated as of June 19, 2019, by and between SBT and DEAC.
“Contract” means any legally binding written or oral agreement, deed, mortgage, lease, license, instrument, note, license, commitment, permit (other than licenses and permits with or by a Governmental Authority) undertaking, arrangement or contract, including all amendments thereto.
“Data Protection Authorities” means any Governmental Authority responsible for the enforcement of Data Protection Legislation
“Data Protection Legislation” means all laws and regulations of any jurisdiction applicable to SBT and its Subsidiaries or DK and its Subsidiaries, as relevant, concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data, including the GDPR.
“DEAC Founders” means, collectively, Harry E. Sloan and Eagle Equity Partners LLC.
“DEAC Founder Group” means Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker and Harry E. Sloan.
“DEAC Fundamental Representations” means those representations set forth in Section 7.1, Section 7.2, Section 7.3 and Section 7.16.
“DEAC Liquidation Value” means the quotient obtained by dividing (I) the aggregate amount on deposit in the Trust Account as of two (2) Business days prior to the Closing, including interest not previously released to DEAC to fund DEAC’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay DEAC’s taxes, by (II) the total number of Class A DEAC Shares that were sold in DEAC’s initial public offering and outstanding as of two (2) Business days prior to the Closing.
“DEAC Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that prevents or materially impairs or materially delays, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of DEAC, DEAC Newco and Merger Sub to perform their obligations under the Agreement or to consummate the Transactions other than, any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets; (ii) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by DEAC upon the written request or instruction of DK or SBT or as expressly required by this Agreement; or (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof.
“DEAC Non-Fundamental Representations” means any representation made by DEAC, DEAC Newco and Merger Sub in Article VII that is not a DEAC Fundamental Representation.
“DEAC Share Redemption” means the election of an eligible (as determined in accordance with DEAC’s Organizational Documents) stockholder of DEAC to redeem all or a portion of the DEAC Shares held by such stockholder at a per-share price, payable in cash, equal to such stockholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with DEAC’s Organizational Documents) in connection with the DEAC Stockholder Approvals.
“DEAC Stockholder Meeting” means a meeting of the stockholders of DEAC.
“Dissenting Shares” means DK Shares that are outstanding immediately prior to the DK Merger Effective Time and which are held by DK’s stockholders who shall have not voted in favor of the DK Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares in accordance with the DGCL and who, as of the DK Merger Effective Time, have not effectively withdrawn or lost such dissenters’ rights.
“DK Benefit Plan” means any Benefit Plan which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by DK or any of its Affiliates.
“DK Business” means the business of DK and its Subsidiaries as conducted on the date of this Agreement.
“DK Common Stock” means the common stock of DK, par value $0.001 per share.
“DK Data Room” means the virtual data room containing documents and information relating to the business of the DK and its Subsidiaries made available by DK on the Merrill DatasiteOne datasite up to and including 5:00 p.m. New York time on the second Business Day prior to the date of this Agreement, the contents of which are contained on a USB prepared by DK and provided to SBT prior to the execution of this Agreement.
“DK Fundamental Representations” means those representations set forth in Sections 6.1(a), 6.2, 6.3(a), 6.3(b) and 6.18.
“DK IP” means the Registered Intellectual Property Rights which are owned by DK or its Subsidiaries.
“DK Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of DK and its Subsidiaries (taken as a whole), or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent, or materially impair or materially delay, individually or in the aggregate, the ability of DK and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets (including any such conditions or markets in the countries or states where the DK Business is conducted); (ii) hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by DK or any of its Subsidiaries upon the written request or instruction of SBT or as expressly required by this Agreement; (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof; or (vii) any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided, that with respect to (vii), the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); except, in the case of sub clauses (i), (ii), (iii) and (vi), to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect DK and its Subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which DK and its Subsidiaries operate or have a presence.
“DK Material Licenses” means the Daily Fantasy Sports, gaming and sports betting licenses listed in Section 4.6 of the DK Disclosure Letter.
“DK Non-Fundamental Representations” means any representation made by DK in Article VI that is not a DK Fundamental Representation.
“DK Preferred Stock” means the Series E-1 Preferred Stock of DK, par value $0.001 per share, and the Series F Preferred Stock of DK, par value $0.001 per share.
“DK Relevant License” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to DK and its Subsidiaries or any officers, directors or employees thereof which are necessary to operate the DK Business and/or its IT Systems in accordance with the Applicable Gaming Laws.
“DK Representations” means the DK Fundamental Representations and the DK Non-Fundamental Representations.
“DK Shares” means all of the shares in the capital of DK, further details of such shares issued and outstanding as of the date hereof being set out in Section 14.1 of the DK Disclosure Letter.
“DK Stock Plans” means the DK 2017 Equity Incentive Plan and the DK 2012 Stock Option and Restricted Stock Plan, as amended.
“DK Stockholders” means the holders of DK Shares.
“DK Warrants” means warrants to purchase shares of DK Common Stock.
“Employment Laws” means all national laws, common law, statutes, directives, bye-laws, orders, regulations or other subordinate legislation relating to or connected with (i) the employment of employees and/or their health and safety at work or (ii) the use of or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment or their health and safety at work.
“Encumbrance” means any charge, mortgage, pledge, security, lien, option, power of sale, usufruct, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing excluding (other than in respect of the SBT Shares, the New DK Shares or the DK Shares): (a) any encumbrances arising in the ordinary course of business of SBT and its Subsidiaries or DK and its Subsidiaries (as applicable) or arising by operation of Law, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrance arising or incurred in the ordinary course of business, (c) encumbrances in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or encumbrances in respect of Taxes not yet due and payable, (d) with respect to leasehold interests, mortgages and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, or (e) with respect to licenses, the rights granted to the licensee under the agreement pursuant to which the licenses is granted, (f) Encumbrance on goods in transit incurred pursuant to documentary letters of credit arising in the ordinary course of business, (g) Encumbrance on the rights of SBT and its Subsidiaries pursuant to any contract disclosed in the SBT Disclosure Letter or pursuant to the terms of any SBT Relevant License or DK Relevant License; (h) Encumbrances created in favor of third parties in the ordinary course of trading (e.g. charge-back arrangements and the like). Notwithstanding the above, any such Encumbrances arising under the (i) post-Closing Organizational Documents of New DK in respect of New DK Shares, or (ii) the Organizational Documents of the Subsidiaries of New DK following the Closing, in respect of such Subsidiaries’ shares or (iii) the Organizational Documents of SBT, in respect of the SBT Shares, shall not be deemed Encumbrances.

“Environmental Laws” means all federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of the environment, or human health and safety solely as it relates to occupational exposure to Hazardous Materials, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials but excluding for the avoidance of doubt Laws concerning products liability or FDA regulatory matters.
“Equity Offering” means the private placement equity offering conducted by DEAC prior to the Closing, including (i) pursuant to the Subscription Agreements entered into on or piror to the date hereof and (ii) any private placement offering conducted by DEAC after the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Account” means the interest-bearing deposit account in the name of the Escrow Agent to be opened in accordance with the Escrow Agreement.
“Escrow Agent” means an escrow agent designated by DK and the SBT Sellers’ Representative and reasonably acceptable to DEAC.
“Escrow Amount” means an amount in cash equal to $25,000,000.
“Estimated SBT Net Debt Amount” means the SBT Sellers’ Representative’s good faith estimate of the Actual SBT Net Debt Amount.
“Estimated SBT Working Capital” means the SBT Sellers’ Representative good faith estimate of the Actual SBT Working Capital.
“Estimated SBT Working Capital Adjustment” means the amount by which the Estimated SBT Working Capital is greater than the Target SBT Working Capital (in which case such excess amount will be added to the SBT Cash Amount for the purposes of Section 3.2; or the amount by which the Estimated SBT Working Capital is less than the Target SBT Working Capital (in which case such shortfall amount shall be deducted from the SBT Cash Amount for the purposes of Section 3.2).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Receivables” means amounts owing to SBT or any of its Subsidiaries: (i) from 10 Bet or its Affiliates in respect of invoices raised on or before 31 December 2017 (inclusive); (ii) from Adjarabet (operated by Cosmos LLC and Sabarco LLC) or any of its Affiliates.
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any), including (for the avoidance of doubt) the Governmental Authorities issuing the DK Material Licenses and the SBT Material Licenses.
“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) of the EU (together with Laws implementing or supplementing such regulation).
“Gibraltar Regulator” means the Licensing Authority (Gambling Division) of HM Government of Gibraltar and the Gibraltar Gambling Commissioner.
“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any Gaming Regulatory Authority and any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality.
“Grey Market” means a jurisdiction whose (a) Laws do not specifically prohibit or permit internet gaming and/or internet sports betting, or (b) Laws do specifically prohibit internet gaming and/or internet sports betting, but Governmental Authorities in that jurisdiction have not, or had not at the relevant time, (1) taken affirmative concrete action to actively enforce those Laws (including, but not limited to, instituting criminal or civil actions or proceedings against operators in that jurisdiction, issuing formal cease and desist letters to an internet gaming and/or internet sports betting operator, or affirmatively notifying any Governmental Authority outside that jurisdiction that internet gaming and/or sports betting is specifically prohibited), or (2) issued unequivocal official pronouncements that internet gaming and/or internet sports betting is not legal in that jurisdiction; but for the avoidance of doubt, excludes jurisdictions whose Laws specifically permit internet gaming and/or internet sports betting, but with respect to which all required regulatory approvals were not, or had not been at the relevant time, secured by the relevant person or entity.
“Hazardous Material” means all substances or materials regulated or designated as hazardous, toxic, explosive, dangerous, flammable, radioactive, solid or hazardous waste, or a pollutant or contaminant under any Environmental Law, including petroleum, petroleum products, or petroleum waste, asbestos, polychlorinated biphenyls, mold, radon and any other substance regulated under Environmental Laws due to a potential for causing harm.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“IFRS” means the International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.
“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among such Person and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof  (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.
“Indebtedness of SBT” means, with respect to SBT and its Subsidiaries, and without duplication, (i) finance leases (but without regards to the effects of IFRS 16 (leases)), loans and other financing indebtedness (including acceptance credits, or similar facilities); (ii) financial obligations in respect of or evidence by bonds, debentures, notes, debt or overdrafts or other arrangement (including but not limited to inventory financing, or sale and leaseback arrangements, receivables sold or discounted), in each case, that the purpose of which is to raise money; (iii) monetary obligations in respect of foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial futures transactions); (iv) financial obligations in respect of any letter of credit or similar financial assurance to the benefit of financiers against the financial loss of such person, other than SBT or any of its Subsidiaries; (v) any declared and/or accrued but unpaid dividends of SBT; (vi) any obligation in respect of the consideration for acquiring the remaining shares of Gaming Tech Ltd not owned by SBT or any of its Subsidiaries, including associated costs and fees; (vii) any transaction costs and advisory fees (excluding those fees and expenses agreed to be borne by DEAC pursuant to Section 9.6 of the Agreement) and transaction bonuses (including Taxes thereon and the employer portion of any payroll taxes related thereto)

of SBT or any of its Subsidiaries; (viii) any accrued and unpaid interest, prepayment penalties, tax liabilities or other costs of discharge relating to matters falling within clauses (i) to (iv) above but in all cases gross of any capitalized debt issue costs or loan arrangement fees; (ix) vacation accruals relating to periods greater than one year (which will be calculated to represent 30% of the aggregate vacation accruals); (x) liabilities for provisions for corporate Taxes of SBT and any of its Subsidiaries, as booked in accordance with Section 2.12(b) of Section 3.5 of the SBT Disclosure Letter , and (xi) any other amounts required to be included in Indebtedness of SBT in accordance with Section 3.5. In each case of i to xi, together with accrued interest thereon, and prepared in accordance with Section 3.5 of the SBT Disclosure Letter, Indebtedness of SBT shall be expressed as a positive figure if it represents a net liability. Indebtedness of SBT shall not include anything taken into account as Working Capital of SBT or any of its Subsidiaries or any balance between SBT or any of its Subsidiaries or between any of such Subsidiaries.
“Intellectual Property Rights” means all worldwide industrial and intellectual property rights of every kind and nature however denominated, throughout the world, arising from or in respect of any of the following:
(a)   patents (including all letters patent, design patents, reissues, divisions, continuations, continuations-in-part, renewals, substitutes, patent disclosures and extensions), and similar government-issued rights (including but not limited to utility models, community designs, industrial designs, and any other form of protection for inventions or innovations of any type);
(b)   trademarks, trade names, service marks, service names, corporate names, slogans, brands, trade dress and logos, business names and trade names, any and all registered or unregistered words, devices or symbols that serve as an indication of source when used in connection with goods, services or the business, together with all translations, adaptations, derivations, and combinations thereof and the goodwill and activities associated therewith;
(c)   works of authorship protectable under the copyright Laws of any country (registered and unregistered), including copyrights in Software, databases, algorithms and compilations;
(d)   trade secrets (under any applicable Law) or similar forms of protection for Confidential Information;
(e)   domain names;
(f)   moral rights and economic rights of authors and inventors; and
(g)   any and all registrations, applications, recordings, common-law rights, statutory rights, and all other intellectual property rights of any nature relating to any of the foregoing.
“Interim Option Ruling” means an interim ruling that SBT shall seek to receive prior to Closing if the Option Tax Ruling is not granted prior to Closing which shall confirm, among other things, that: (i) New DK and any Person acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made or consideration delivered pursuant to this Agreement in relation to any SBT Options, to the 102 Trustee, Escrow Agent or Paying Agent, including in respect of the payment of any portion of the SBT Cash Consideration and the New DK Options (Exchanged SBT Options); and (ii) the roll-over of the Rolled-Over SBT Options into New DK Options in accordance with the terms of this Agreement shall not be a taxable event.
“IOM Substance Regulations” means Part 6A of the Isle of Man Income Tax Act, 1970, as may be amended or interpreted, and the regulations and guidance published in connection therewith.
“IRS” means the Internal Revenue Service.
“Israeli Optionees” means an SBT Optionee who is an employee or directly engaged officer of SBT’s Israeli Subsidiary, Gaming Tech Ltd., and is a resident for Tax purposes in Israel.
“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment and all associated documentation.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.
“Knowledge” of any person that is not an individual means, (i) with respect to DK regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the DK Disclosure Letter, (ii) with respect to SBT regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the SBT Disclosure Letter and (iii) with respect to DEAC regarding any matter in question, the actual (but not constructive or imputed) knowledge of the individuals listed on Section 14.1 of the DEAC Disclosure Letter.
“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect.
“LCCP” means the license conditions and codes of practice issued by the UKGC, as amended from time to time.
“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 10.4(b)(iii) and reasonable and documented out of pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to the applicable of Section 10.2 or Section 10.3 (but no other legal fees and expenses), in all cases except as excluded under Section 10.5(a).
“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.
“Malta Regulator” means the Malta Gaming Authority.
“Market Value” means, with respect to a share of New DK Class A common stock, the average of the volume-weighted average price of such share as displayed on the Company’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day, for the twenty (20) consecutive trading days preceding the relevant Release Date.
“NASDAQ” means the NASDAQ Stock Market LLC.
“New DK Class A Common Stock” means shares of Class A common stock of New DK, par value $0.0001 per share.
“New DK Class B Common Stock” means shares of Class B common stock of New DK, par value $0.0001 per share.
“New DK Equity Plan” means the 2020 New DK Incentive Award Plan adopted for the purpose of granting incentive awards to employees and other service providers of New DK and its Subsidiaries following the consummation of the Transactions.
“New DK Options” means all issued and outstanding options to purchase or otherwise acquire shares of New DK Class A Common Stock (including, for the avoidance of doubt, Exchanged SBT Options).
“New DK Shares” means shares of New DK Class A Common Stock and New DK Class B Common Stock.
“New Jersey Regulator” means the New Jersey Division of Gaming Enforcement.
“Non-Accredited Investor” means each DK Stockholder who is not an Accredited Investor.
“Northern Territory Regulator” means the Northern Territory Racing Commission.

“Notified Claim” means a Relevant Claim that is notified during the applicable survival period to make such claim pursuant to Section 10.1 of this Agreement, by New DK to the SBT Sellers’ Representative in accordance with this Agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OFAC SDN List” means the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC.
“Open Source Licenses” means any license that requires, as a condition of modification, licensing, conveyance or distribution of Software subject to such license, that such Software or other Software combined, linked or distributed with or derived from such Software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form or on a royalty-free basis (including for the purpose of making additional copies or derivative works).
“Option Tax Ruling” means a ruling from the ITA confirming that: (i) New DK and any Person acting on its behalf shall be exempt from Israeli withholding tax in respect of any payment or other consideration delivered pursuant to this Agreement in relation to any SBT Options held by Israeli Optionees, including in respect of the SBT Cash Consideration and the DK Options; (ii) that the assumption of the Rolled-Over SBT Options and their conversion into New DK Options (Exchanged SBT Options) will not trigger an Israeli taxable event and that the tax route which will apply to the DK Options held by Israeli Optionees shall be the capital gain route under Section 102 of the ITO; and (iii) that any payment of a portion of the Escrow Amount or the Adjustment and Expense Fund to Israeli Optionees shall be taxed only upon the actual payment by the Escrow Agent or Paying Agent, as applicable, to the 102 Trustee or the applicable SBT Optionee (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues that are raised by the ITA in light of the factual background of the ruling request).
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Authority.
“Organizational Documents” means with respect to any person (other than an individual), (a) the memorandum of association, articles of association, certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such person and (b) all bylaws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such person.
“Out-of-the-Money Vested SBT Options” means any Vested SBT Option which exercise price is equal to or greater than the applicable SBT Closing Cash Price Per SBT Share of the SBT Shares underlying such SBT Option, or that otherwise it has been agreed in writing between SBT and such SBT Optionee that its Vested SBT Options shall be regarded as Out-of-the-Money Vested SBT Options.
“Outstanding Claim” means a Notified Claim that has not been Resolved (as defined in Section 3.6(i) of this Agreement).
“Paying Agent” means a paying agent designated by the SBT Sellers’ Representative and reasonably acceptable to DK and DEAC.
“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the account name, account number, bank name, bank sort code, if applicable, bank location and other details specified by the payee and necessary to effect payment (including, where relevant, the SWIFT number) whether by telegraphic or other electronic means of transfer to the payee.
“Permitted DK Issuance” means, any issuance by DK between the date of this Agreement and the Closing, of: (i) employee stock options or other equity incentives granted in the ordinary course and in accordance with past practice representing not more than 6.5% of the issued and outstanding share capital of DK, on a fully-diluted and as-converted basis on the date of this Agreement; or (ii) shares of DK Common Stock (or warrants or options exercisable into shares of DK Common Stock) issued or granted in respect of venture debt or as part of a strategic commercial agreement with a strategic unrelated third party partner of DK and its Subsidiaries, which the board of directors of DK approves in good faith to be desirable to DK, for not more than 0.5% of the issued and outstanding share capital of DK, on a fully-diluted and as-converted basis on the date of this Agreement.
“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, including by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“Personnel” means, with respect to any Person, such Person’s officers, directors, employees, agents, representatives, subcontractors, independent contractors and any other person acting on behalf of such Person;
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to DEAC Stockholders for approval at the DEAC Stockholders Meeting, which will also be used as a prospectus of New DK with respect to the issuance of shares of New DK Class A Common Stock in connection with the Transactions.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.
“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC (including any pre-effective or post-effective amendments or supplements thereto) registering the public offering and sale of shares of New DK Class A Common Stock to be issued in connection with the Transactions and the DEAC Warrants to be issued in the Equity Offering.
“Related Party” means (A) with respect to SBT: (a) any SBT Seller, or any Affiliate of such SBT Seller (other than SBT and its Subsidiaries); (b) any member of the immediate family of any of the individuals mentioned in the foregoing clause (A)(a); and (c) any other person (other than SBT or any of its Subsidiaries) in which any of the SBT Sellers or their immediate family member holds, beneficially or otherwise, more than 50% of the voting or equity interest; and (B) with respect to DK: (a) any stockholder of DK and its Affiliates (other than DK and DK’s Subsidiaries); (b) any member of the immediate family of any of the persons mentioned in the foregoing clause (B)(a); and (c) any other person (other than DK or any of DK’s Subsidiaries) in which any of the above-mentioned in the foregoing (a) and (b) hold, beneficially or otherwise, more than 50% of the voting or equity interest.
“Related Party Non-Trade Payables” means the aggregate of all outstanding loans or other financing liabilities (including for the avoidance of doubt interest accrued but not paid and any termination or break fees which would become payable if these amounts were settled as at the Effective Time) owed by SBT and its Subsidiaries to any Related Party as of the Effective Time, but excluding any items included in calculating the Working Capital as determined in accordance with Section 3.5 of SBT Disclosure Letter.
“Related Party Non-Trade Receivables” means the aggregate of all outstanding financial assets, financial receivables or other non-trade receivables (including for the avoidance of doubt, interest accrued but not received) owed by any Related Party to SBT and its Subsidiaries as of the Effective Time, but excluding any items included in calculating the Working Capital as determined in accordance with Section 3.5 of the SBT Disclosure Letter.
“Relevant Claim” means any claim by New DK pursuant to Section 10.2 of this Agreement;
“Relevant SBT Options Date” means at the close of business on December 22, 2019.

“Reporting Accountants” means an independent firm of internationally recognized chartered accountants to be agreed upon by the SBT Sellers’ Representative and DK within seven (7) days of receipt of notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of the SBT Seller’s Representative or DK following such seven (7) day period, by or on behalf of the President, for the time being, of the Institute of Chartered Accountants in England and Wales (provided that the firm nominated by the President of the Institute of Chartered Accountants in England and Wales, shall be the London, UK branch of one of the “big 5” accounting firms (EY, Deloitte, KPMG, PWC or BDO).
“Representatives” means, with respect to any person, such person’s officers, directors, managers, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.
“RTS” means the remote gaming and software technical standards issued by the UKGC, as amended from time to time.”Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SBT Benefit Plan” means any Benefit Plan which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by SBT or any of its Affiliates.
“SBT Business” means the business of the SBT and its Subsidiaries as conducted on the date of this Agreement.
“SBT Closing Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a) (A) through (E) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the Initial SBT Cash Consideration items set out in Section 3.2(a)(i)F divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a) A through E (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.
“SBT Common Stock” means the ordinary shares of SBT, par value $0.10 per share.
“SBT Data Room” means the virtual data room containing documents and information relating to the business of the SBT and its Subsidiaries made available by SBT on the Merrill DatasiteOne datasite up to and including 5:00 p.m. New York time on the second Business Day prior to the date of this Agreement, the contents of which are contained on a USB prepared by SBT and provided to DK prior to the execution of this Agreement.
“SBT Fundamental Representations” means those representations set forth in Sections 4.1(a)(i), 4.2(a), 4.2(b), 4.2(c) and 4.3(a) and 4.24.
“SBT IP” means the Intellectual Property Rights which are owned by SBT or any of its Subsidiaries.
“SBT Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets or results of operations of SBT and its Subsidiaries (taken as a whole), or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of SBT and its Subsidiaries, as applicable, to consummate the Transactions, other than in the case of clause (a), any change, effect, event, circumstance, occurrence or state of facts to the extent arising out of, resulting from, or relating to (i) global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or general global, national or regional economic, business, regulatory, political or market conditions or national or global financial or capital markets (including any such conditions or markets in the countries or states where the SBT Business is conducted); (ii) hurricanes, earthquakes, floods, or other natural disasters; (iii) any change in general economic conditions affecting stock markets, interest rates, exchange rates or commodity prices generally; (iv) the Transactions or the announcement, pendency or consummation of the Transactions; (v) any actions (or the effects of any action) taken (or omitted to be taken) by SBT or any of its Subsidiaries upon the written request or instruction of DK or as expressly required by this Agreement; (vi) changes or developments in any Law or applicable accounting standards or the enforcement or interpretation thereof; or (vii) any failure, in and of itself, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (provided, that with respect to (vii), the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); except, in the case of sub clauses (i), (ii), (iii) and (vi), to the extent such changes, effects, events, occurrences or circumstances materially disproportionately affect SBT and its Subsidiaries, taken as a whole, relative to other participants in the industry and/or in such country or region, if applicable to the matter in hand, in which SBT and its Subsidiaries operate or have a presence.
“SBT Material Licenses” means the SBT B2B and operating licenses listed in Section 13.3 of the SBT Disclosure Letter.
“SBT Net Debt Statement” means the statement as agreed or determined in accordance with Section 3.5 of the SBT Disclosure Letter.
“SBT Non-Fundamental Representations” means any representation made by SBT in Article IV that is not a SBT Fundamental Representation.
“SBT Optionee” means any Person who holds, either directly or through the 102 Trustee, SBT Options immediately prior to Closing.
“SBT Options” means all issued and outstanding options to purchase or otherwise acquire SBT Shares (whether or not vested and whether or not their exercise price is greater than, equal to or lower than the Cash Price Per SBT Share) which were granted under the SBT Plan and which are outstanding and in effect immediately prior to the Closing and held by any person.
“SBT Pension Schemes” means any SBT Benefit Plan which provides pension or retirement benefits, long service awards, redundancy payments, termination indemnities, gratuities or jubilees or providing other benefits that are treated as defined benefit obligations under applicable accounting principles.
“SBT Plan” means SBT’s 2011 Global Share Option Plan and its Israeli Appendix (Appendix A).
“SBT Relevant License” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to SBT and its Subsidiaries or any officers, directors or employees thereof which are necessary to operate the SBT Business and/or IT Systems in accordance with the Applicable Gaming Laws.
“SBT Representations” means the SBT Fundamental Representations and the SBT Non-Fundamental Representations.
“SBT Security Holder” means each of the SBT Sellers and the SBT Optionees.
“SBT Sellers Fundamental Representations” means those representations set forth in Sections 5.1, 5.2 and 5.3.
“SBT Sellers Non-Fundamental Representations” means any representation made by the SBT Sellers in Article VII that is not a SBT Sellers Fundamental Representation.
“SBT Sellers Representations” means the SBT Sellers Fundamental Representations and the SBT Sellers Non-Fundamental Representations.
“SBT Share Exchange Ratio” means the quotient of  (I) (A) € 407,211,831 (where such amount shall be converted into US$ based on the Euro-US$ average exchange rate for the consecutive seven (7) Business Day period ending on the fifth (5th) Business Day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on NASDAQ at market close at the end of each of such seven (7) Business Days)) plus the SBT Warrants Value, divided by (B) the sum of  (i) the number of all outstanding SBT Shares as of immediately prior to the Closing plus (ii) the number of SBT Shares to be issued assuming the exercise of all SBT Options that are vested as of immediately prior to the Closing on a net exercise basis (provided, that all Cashed-Out SBT Options and Out-of-the-Money Vested SBT Options shall be excluded from this clause (ii)), divided by (II) the DEAC Liquidation Value.

“SBT Termination Fee” means a cash amount in immediately available funds equal to $3,000,000.
“SBT Working Capital Adjustment” means the amount by which the Actual SBT Working Capital is greater than the Target SBT Working Capital (in which case such excess amount will be added to the SBT Cash Amount for the purposes of Section 3.1; or the amount by which the Actual SBT Working Capital is less than the Target SBT Working Capital (in which case such shortfall amount shall be deducted from the SBT Cash Amount for the purposes of Section 3.1).
“SBT Working Capital Statement” means the statement prepared in accordance with the general and specific accounting principles and treatments set forth in Section 3.5 of the SBT Disclosure Letter.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Taxes” means any and all liabilities for Taxes (including withholding Taxes and any Taxes arising from any transactions done prior to Closing):
(i)   of SBT and its Subsidiaries (1) with respect to any Pre-Closing Tax Period (determined in accordance with Section 13.3), and (2) arising as a result of or in relation to the purchase of shares in Gaming Tech Ltd. by SBT prior to Closing;
(ii)   of any Person for which SBT or any of its Subsidiaries may become liable (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) as a result of being a member of a consolidated, combined or unitary group prior to the Closing, or (B) as a transferee or successor under Law, by contract or otherwise as a result of events, actions or facts that occured prior to Closing;
(iii)   of New DK, DK, SBT or any of its Subsidiaries in respect of any failure to withhold or deduct from payments by New DK to the SBT Security Holders under this Agreement an amount of Tax levied by a jurisdiction other than the United States, provided that in no event shall any SBT Security Holder be required to indemnify for failure to withhold or deduct from payments to recipients other than that particular SBT Security Holder; and
provided, however, that Seller Taxes shall not include any liabilities for Taxes taken into account as Indebtedness of SBT or in SBT Working Capital for the purpose of the adjustments pursuant to Section 3.5, in the SBT Audited Financial Statements or the SBT Unaudited Financial Statements, in each case without duplication and if and to the extent the SBT Consideration was reduced as a result of the existence of such liabilities.
“Software” means all computer programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to computer programs.
“Stockholders Agreement” means that certain Stockholders Agreement, in the form attached hereto as Exhibit E.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary”, with respect to any person, means (i) another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% of the equity interests of which) is owned directly or indirectly by such first person or (ii) another person of which such first person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.
“Target SBT Working Capital” means € 6,000,000.

“Tax” or “Taxes” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference and statutory, governmental, supra-governmental, national, federal, state, provincial, local or municipal impositions, charges, duties, imposts, contributions, levies, withholdings or liabilities in each case in the nature of taxation (including, without limitation, any social security or national insurance contributions or payroll taxes) wherever and whenever imposed, and any penalty, fine, surcharge; interest, charges or costs relating to it or to any failure to file any return or maintain any documentation required for the purpose of any taxation.
“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.
“Tax Return” means any return, report, declaration, remittance, notice, schedule, form, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.
“Trapped Cash” means any cash which, at the Closing, is not capable of being lawfully spent, distributed, loaned or released by SBT within 15 Business Days from Closing, including but not limited to any restricted deposits (such as bank required guarantees provided to Related Parties).
“Unvested SBT Options” means any SBT Option (or portion thereof) that is outstanding and is unvested as of immediately prior to the Closing, excluding for the avoidance of doubt any SBT Option (or portion thereof) that, as a result of the Transactions contemplated herein will accelerate in full and no longer be subject to any further vesting (while ignoring the requirement that a Transaction (as defined in SBT Plan) is a vesting requirement).
“VAT” means any value added tax, goods and services tax, sales or use tax or similar tax.
“Vested SBT Option” means any SBT Option (or portion thereof) that is outstanding and is vested as of immediately prior to the Closing, after taking into account any SBT Option (or portion thereof) that, as a result of the transaction contemplated herein will accelerate in full and no longer be subject to any further vesting. For the avoidance of doubt, an SBT Option will be deemed vested based on its time vesting schedule only (as may be accelerated in accordance with the terms of any option agreement) and without regards to a “Transaction” (as defined in the SBT Plan) required to take effect as a condition to the ability to exercise such option.
“Working Capital” means, in respect of SBT and its Subsidiaries, the aggregate amount (which may be positive or negative) as at the Effective Time (as defined in Section 3.5 of the SBT Disclosure Letter) of (a) all current assets of SBT and its Subsidiaries, including trade receivables, prepayments, and VAT receivables but excluding Cash Balances (and amounts to be excluded from Cash Balances), Excluded Receivables, and any other amounts expressly required to be excluded in accordance with Section 3.5 of the SBT Disclosure Schedule; minus (b) all current liabilities of SBT and its Subsidiaries including trade payables, payroll payables and accruals, VAT payable but excluding amounts included within Indebtedness of SBT, deferred taxes and any other amounts expressly required to be excluded in accordance with Section 3.5 of the SBT Disclosure Letter.
“Working Hours” means 9.00 A.M. to 5.00 P.M. on a Business Day.

TABLE OF DEFINED TERMS
Term	Section
Actual Adjustment Amount	3.4(c)
Adverse Recommendation	9.2
Alternative Acquistion	8.5(a)
Agreement	Preamble
Amended and Restated New DK Bylaws	1.1(b)
Amended and Restated New DK Charter	1.1(b)
Amended Plan	3.3(d)(ii)
Appointment Notice	3.5(d)(ii)
A&R DK Charter	1.6(b)
Assumed DK Stock Plans	2.3(d)
Basket Amount	10.2(c)(ii)
Burdensome Condition	9.4(c)
Cancelled Shares	2.1(b)
Cap	10.2(c)(i)
Cashed-Out SBT Options	3.3(a)
Certificate of Merger	1.2(a)
Chosen Courts	14.8
Claim Notice	10.4(a)
Claimed Amount	3.6(f)
Class A DEAC Shares	7.2(a)
Class B DEAC Shares	7.2(a)
Closing Date	1.5
Closing Date Lockup Shares	3.6(c)
Closing	1.5
Collected Amount Purchase Price	9.11(b)
Collected Amount	9.11(b)
Continuing Employees	9.10(b)
DEAC Audited Financial Statements	7.9(a)
DEAC Balance Sheet Date	7.9(a)
DEAC Board	Recital
DEAC Cap Expenses	7.13
DEAC Disclosure Letter	Article VII
DEAC Earnout Shares	1.8(a)
DEAC Financial Statements	7.9(a)
DEAC NewCo Common Stock	7.2(c)
DEAC NewCo	Recital
DEAC Record Date	9.1(a)
DEAC SEC Reports	7.8
DEAC Shares	7.2(a)
DEAC Special Meeting	9.2
DEAC Stockholder Approvals	7.3(a)

Term	Section
DEAC Trustee	8.6
DEAC Unaudited Financial Statements	7.9(a)
DEAC Warrant	7.2(a)
DEAC	Preamble
DGCL	1.1(a)
Disagreement Notice	3.5(d)(i)
Disclosure Letters	14.14
DK	Preamble
DK Audited Financial Statements	6.4(a)
DK Balance Sheet Date	6.4(a)
DK Board	Recital
DK Book-Entry Shares	2.2(a)
DK Class A Common Stock	1.6(b)
DK Class B Common Stock	1.6(b)
DK Charter	Recital
DK Certificates	2.2(a)
DK Continuing Employees	9.10(a)
DK Disclosure Letter	Article VI
DK Material Contracts	6.10(a)
DK Merger Consideration	2.1(c)
DK Merger Effective Time	1.2(a)
DK Merger	Recital
DK Option	2.3
DK/SBT Earnout Group	1.8(a)
DK Earnout Shares	1.8(a)
DK/SBT Escrowed Earnout Shares	1.8(a)
DK Securities	6.2(a)
DK Share Exchange Ratio	2.1(c)
DK Stockholder Consent	9.16(a)
DK Stockholder Notice	9.16(b)
Draft SBT Net Debt Statement	3.5(a)
Draft SBT Working Capital Statement	3.5(a)
Dual Class Structure	Recital
Earnout Escrow Account	1.8(b)(i)
Earnout Escrow Agent	1.8(b)(i)
Earnout Escrow Agreement	1.8(b)(i)
Equity Investors	Recital
Escrow Agreement	Section 7.14(c)
Escrow Fund	3.6(b)
Estimated Adjustment Amount	3.4(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchanged DK Option	2.3(a)

Term	Section
Export and Sanctions Regulations	4.22
Final Release Date	3.6(c)
Final Released Amount	3.6(f)
Former Founder Shares	1.8(a)
Indemnified Parties	9.5(a)
Indemnified Party	10.4(a)
Independent Accountant	1.8(b)(ii)
Initial Release Date	3.6(f)
Initial Released Amount	3.6(f)
Initial SBT Cash Consideration	3.2(a)(G)
Interim Option Ruling	13.2(b)
Last Comments Date	3.5(g)(ii)
Lockup End Date	3.6(c)
Lockup Shares	3.6(c)
Material Adverse Effect	10.2(a)(i)
Material	10.2(a)(i)
Merger Sub Common Stock	7.2(b)
Merger Sub	Preamble
NASDAQ Listing Application	9.9
Nevada Articles of Merger	1.1(a)
New DK Board of Directors	1.7(a)
New DK Indemnified Parties	10.2(a)
New DK	Recital
Nonparty	10.8(b)
NRS	1.1(a)
NV Merger	Recital
NV Merger Effective Time	1.1(a)
Option Tax Ruling	13.2(b)
Outside Date	12.1(b)(i)
Owned IT Systems	4.16
Parties	Preamble
Party	Preamble
Paying Agent Agreement	3.4(a)
Payor	13.6
Per Claim Amount	10.2(c)(iii)
Permitted Transfer	3.6(c)
Pre-Closing Tax Return	13.4
Promissory Notes	9.15(c)
Proxy Statement/Prospectus	9.1(a)
Release Date	3.6(f)
Release Notice	1.8(b)(ii)
Released Amount	3.6(f)
Relevant SBT Contractor	4.11(n)

Term	Section
Relevant SBT Employee	4.11(a)
Resolved	3.6(i)
Restraints	11.1(d)
Rolled-Over SBT Options	3.3(b)
SBT	Preamble
SBT Audited Financial Statements	4.4(a)
SBT Balance Sheet Date	4.4(a)
SBT Board	Recital
SBT Cash Amount	3.1(a)(i)
SBT Cash Consideration	3.1(vi)
SBT Consideration Shares	3.1(c)
SBT Continuing Employees	9.10(a)
SBT Disclosure Letter	Article IV
SBT Employee	4.11(b)
SBT Financial Documents	4.19(a)
SBT Financial Facilities	4.19(a)
SBT Grantees	Section 9.10(c)
SBT Group Lease Documents	4.17(b)
SBT Group Properties	4.17(a)
SBT Material Contracts	4.10(a)
SBT Option Waiver Letter	3.3(a)
SBT Pre-Closing Restructuring	8.7
SBT Policies	4.20
SBT Seller Representative Indemnitees	9.12(f)
SBT Sellers	Preamble
SBT Sellers’ Representative	9.12(a)
SBT Shares	4.2(a)
SBT Unaudited Financial Statements	4.4(c)
SBT Warrants Value	9.15(b)
Schemes	4.11(b)
Second Released Amount	3.6(f)
Second Released Date	3.6(f)
Seller Controlled Audit	13.5
Subscription Agreement	Section 7.14(c)
Surviving Company	1.2(b)
Third Party Claim Expenses	10.4(b)(iv)
Third Party Claim	10.4(b)
Third Party Target	7.17
Third Released Amount	3.6(f)
Third Released Date	3.6(f)
Transaction Proposals	9.2
Transactions	Recital
Transferor	3.6(c)

Term	Section
Trust Account	7.10
Trust Agreement	7.10
U.S. GAAP	6.4(a)
UKGC	4.6(c)
Unclaimed Amount	3.6(f)
104H Trustee	1.8(a)
Section 14.2   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or by e-mail of a .pdf attachment (for which a confirmation email is obtained), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to DK, to:
DraftKings Inc.
222 Berkeley St
Boston, MA 02116
Attention: Stanton Dodge
Email: sdodge@draftkings.com
with copies to (which shall not constitute a notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
Email: millersc@sullcrom.com
if to SBT, to:
SBTech (Global) Limited
33-37 Athol Street,
Douglas, IM1 1LB Isle of Man
Attention: David Yatom Hai, Adv.
Email: david.y@sbtech.com
with a copy to (which shall not constitute a notice):
Herzog Fox & Neeman
Asia House,
4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Gil White; Ran Hai
Email: white@hfn.co.il; ranh@hfn.co.il
if to the SBT Sellers’ Representative, to:
Shalom Meckenzie
27 Hagderot St.,
Savion 5652627, Israel
Email: shalom@sbtech.com

with a copy to (which shall not constitute a notice):
Herzog Fox & Neeman
Asia House,
4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Gil White; Ran Hai
Email: white@hfn.co.il; ranh@hfn.co.il
if to DEAC, to:
Diamond Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
E-mail: elibaker@geacq.com
with a copy to (which shall not constitute a notice):
Winston & Strawn LLP
333 South Grand Avenue, 38th Floor
Los Angeles, CA 90071
Attention: Joel L. Rubinstein
Email: JRubinstein@winston.com
Section 14.3   Interpretation.   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” The phrase “made available,” when used in reference to anything made available to DK, SBT, SBT Sellers, DEAC or their Representatives shall be deemed to mean uploaded to and made available to DK, SBT, SBT Sellers, DEAC and their Representatives in the on-line data room or otherwise being in the possession of DK, SBT, SBT Sellers, DEAC or their Representatives (and in such case accessible without limitation to DK, SBT, SBT Sellers and DEAC). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 14.4   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
Section 14.5   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, including the SB Disclosure Letter, DK Disclosure Letter, DEAC Disclosure Letter, the Ancillary Agreements and the

Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Ancillary Agreements and the Confidentiality Agreement and, except with respect to the Indemnified Parties, who are intended third party beneficiaries of the provisions of Section 9.5, are not intended to confer upon any person other than the Parties any rights, benefits or remedies.
Section 14.6   Governing Law.   Except to the extent the laws of the state of Nevada are mandatorily applicable to the Transactions, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 14.7   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties (but in relation to the SBT Sellers, the prior written consent of the SBT Sellers’ Representative on their behalf shall be sufficient), and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 14.8   Specific Enforcement; Consent to Jurisdiction.   The Parties agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”)). In addition, each of the Parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the Transactions or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 14.8, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 14.2 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 14.2 shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 14.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, this Section 14.8 shall not apply to any procedures, resolutions or determination by the Reporting Accountants in accordance with Section 3.5 with respect to the matters set out in Section 3.5, and the provisions of Section 3.5 and not this Section 14.8 shall govern all matters contemplated to be determined by the Reporting Accountants.

Section 14.9   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.9.
Section 14.10   Severability.   Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 14.11   Amendment.   Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the Parties (except that the SBT Sellers’ Representative written agreement to such amendment, modification or supplement shall bind the SBT Sellers to such amendment), whether before or after approval of the matters presented in connection with the Transactions; provided that after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by a Party’s shareholders without such further approval.
Section 14.12   Further Assurances.   The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 14.13   Extension; Waiver.
(a)   At any time prior to the Closing, each Party may (and the SBT Sellers’ Representative may, on behalf of the SBT Sellers): (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the provision to Section 14.11 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party (and in case of any SBT Seller, signed by the SBT Sellers’ Representative on his or its behalf).
(b)   The failure of any Party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such Party of such right.
Section 14.14   Disclosure Letters.   All capitalized terms not defined in the SBT Disclosure Letter, DK Disclosure Letter or DEAC Disclosure Letter (collectively, the “Disclosure Letters”), as applicable, shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of SBT, DK and DEAC, as applicable, set forth in this Agreement are made and given subject to, and are qualified by, the SBT Disclosure Letter, DK Disclosure Letter or DEAC Disclosure Letter, as applicable. Unless the context shall otherwise require, any disclosure set forth in one section or subsection of the Disclosure Letters shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article IV, Article VI or Article VII, as applicable, of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of Article IV, Article VI or Article VII, as applicable. The Disclosure Letters may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the Disclosure Letters relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Letters shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to SBT, DK or DEAC, as applicable, their respective Subsidiaries or any other party, (c) has resulted in or would result in a SBT Material Adverse Effect, DK Material Adverse Effect or DEAC Material Adverse Effect, as applicable, or (d) is outside the ordinary course of business. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
[Signature page follows]

IN WITNESS WHEREOF, DK, SBT, the SBT Sellers, the SBT Sellers Representative and DEAC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
DraftKings Inc.
By:
/s/ Jason Robins

Name:   Jason Robins
Title:    CEO
SBTech (Global) Limited
By:
/s/ Richard Carter

Name:   Richard Carter
Title:    Authorized Individual
Shalom Meckenzie
/s/ Shalom Meckenzie

By:
Shalom Meckenzie

Randolph John Anderson
/s/ Randolph John Anderson

By:
Randolph John Anderson

J. Gleek Properties Ltd.
By:
/s/ Julian Gleek

Name:   Julian Gleek
Title:    Director
SBT Sellers’ Representative
By:
/s/ Shalom Meckenzie

Diamond Eagle Acquisition Corp.
By:
/s/ Jeff Sagansky

Name:   Jeff Sagansky
Title:    Chief Executive Officer

DEAC NV Merger Corp.
By:
/s/ Eli Baker

Name:   Eli Baker
Title:    Secretary
DEAC Merger Sub Inc.
By:
/s/ Eli Baker

Name:   Eli Baker
Title:    Secretary

Annex B
FORM OF STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of  [], 2020, is entered into by and among DraftKings Inc., a Nevada corporation (the “Company”), DK Stockholder Group, DEAC Stockholder Group, SBT Stockholder Group and each other Person who after the date hereof acquires Common Stock of the Company and becomes party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the DK Stockholder Group, DEAC Stockholder Group and SBT Stockholder Group, the “Stockholders”).
WHEREAS, pursuant to that certain Business Combination Agreement, dated as of December 22, 2019 (as the same may be further amended, modified or otherwise supplemented from time to time, the “BCA”), by and among Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), DK, SB Tech, the SBT Sellers (as defined in the BCA), DEAC NV Merger Corp. (“DEAC Newco”), a Nevada corporation, and Merger Sub (as defined in the BCA), DEAC merged with and into DEAC Newco, with DEAC Newco surviving such merger and changing its name to DraftKings Inc. (“New DK”);
WHEREAS, as of immediately prior to the consummation of the transactions contemplated by the BCA (the “Transactions”), DEAC had 40,000,000 shares of Class A common stock issued and outstanding and 10,000,000 shares of Class B common stock issued and outstanding, of which an aggregate of 80,000 shares of such Class B common stock were transferred to DEAC’s independent directors (the “DEAC Independent Directors”) and the remaining 9,020,000 shares of such Class B common stock (the “DEAC Founder Shares”) were held by the DEAC Founder Group;
WHEREAS, concurrently with the consummation of the Transactions, the Class B common stock of DEAC (including the DEAC Founder Shares) automatically converted into shares of Class A common stock of DEAC on a one-for-one basis pursuant to the Amended and Restated Certificate of Incorporation of DEAC, dated as of May 10, 2019;
WHEREAS, in connection with consummation of the Transactions, (i) the Company adopted the A&R Charter (as defined herein) and became the new publicly-traded parent company of DK and SB Tech, and (ii) the DK Stockholder Group and SBT Stockholders Group received shares of Class A Common Stock and Class B Common Stock (as such terms are defined herein) as consideration in the Transactions in respect of their equity interests held in DK and SB Tech, respectively, as of immediately prior to the consummation of the Transactions; and
WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations associated with the ownership of shares of Common Stock.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01   Definitions.
The following definitions shall apply to this Agreement:
“A&R Bylaws” means the amended and restated bylaws of the Company adopted on the date of this Agreement, as the same may be amended, modified, supplemented or restated from time to time.
“A&R Charter” means the articles of incorporation of the Company, as filed on the date of this Agreement with the Secretary of the State of Nevada and as the same may be amended, modified, supplemented or restated from time to time.
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any

Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.
“BCA” has the meaning set forth in the recitals.
“Board” has the meaning set forth in Section 2.01(a).
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.
“CEO” means Jason Robins, the chief executive officer of the Company, or any entities wholly-owned by him.
“Class A Common Stock” means the shares of class A common stock, with a par value of  $.0001 per share, of the Company.
“Class B Common Stock” means the shares of class B common stock, with a par value of  $.0001 per share, of the Company.
“Closing” means the closing of the Transactions.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the Class A Common Stock, Class B Common Stock and any other shares of common stock of the Company issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event).
“Company” has the meaning set forth in the preamble.
“Company Equity Interest” means Common Stock or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.
“Company Material Adverse Effect” has the meaning set forth in Section 4.03(d).
“control” (i) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.
“DEAC Founder Group” means Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker and Harry E. Sloan.
“DEAC Founder Group Representative” means [•].
“DEAC Founder Shares” has the meaning set forth in the recitals.
“DEAC Independent Directors” has the meaning set forth in the recitals.
“DEAC Lock-up Period” has the meaning set forth in Section 3.01(b).

“DEAC Stockholder” means any Person who is a member of the DEAC Stockholder Group.
“DEAC Stockholder Group” means the DEAC Founder Group and the DEAC Independent Directors.
“Demanding Holders” has the meaning set forth in Section 6.02(a).
“Director” has the meaning set forth in Section 2.01(a).
“DK” means DraftKings Inc., a Delaware corporation and, upon the Closing, a wholly-owned subsidiary of the Company.
“DK Stockholder” means any Person who is a member of the DK Stockholder Group.
“DK Stockholder Group” means the Persons set forth on Schedule 1 hereto.
“DK Stockholder Group Representative” means [•].
“DK/SBT Lock-up Period” has the meaning set forth in Section 3.01(a).
“Encumbrances” has the meaning set forth in the BCA.
“Escrow Agent” means [•].
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.
“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any Gaming Authority and any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
“Independent Accountant” has the meaning set forth in Section 6.02(b).
“Interest” means the capital stock or other securities of the Company or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Company Equity Interests.
“Issuance” has the meaning set forth in Section 4.01(a).
“Issuance Notice” has the meaning set forth in Section 4.01(b).
“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.
“Maximum Number of Securities” has the meaning set forth in Section 6.02(c).
“Minimum Amount” has the amount set forth in Section 6.02(a).
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Organizational Documents” means the A&R Bylaws and the A&R Charter.
“own” or “ownership” (and derivatives of such terms) means (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended), and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.
“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Piggyback Registration” has the meaning set forth in Section 6.03(a).
“Private Placement Warrants” means the 6,333,334 warrants purchased by the DEAC Founder Group pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of May 10, 2019, by and among DEAC, Eagle Equity Partners, LLC and Harry E. Sloan.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Securities” shall mean (i) Common Stock and the shares of Common Stock issued or issuable upon the conversion of Common Stock; (ii) the Private Placement Warrants, including the shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants; (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Stockholder as of the date hereof, including the Earnout Shares, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws;
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;

(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and
(F)   reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering, not to exceed $75,000.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant or other agent of such Person.
“SB Tech” means SB Tech (Global) Limited, a company limited by shares, incorporated in Gibraltar, continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V and, upon the Closing, a wholly-owned subsidiary of the Company.
“SBT Stockholder” means any Person who is a member of the SBT Stockholder Group.
“SBT Stockholder Group” means the SBT Sellers (as such term is defined in the BCA).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholder Groups” means the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group.
“Stockholders” means the DK Stockholders, the SBT Stockholders and the DEAC Stockholders.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Common Stock.
“Transactions” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement, the BCA, the Escrow Agreement and any other agreements related to the Transactions.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of, any Interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any Interest owned by a Person.
“Underwriter” or “Underwriters” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Offerings Cap” has the meaning set forth in Section 6.02(a).
“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock as displayed on the Company’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

ARTICLE II.
CORPORATE GOVERNANCE
Section 2.01   Board of Directors.
(a)   Board Composition.   Upon the Closing, the total number of directors constituting the full board of directors of the Company (the “Board”) shall be eleven (11) directors (each a “Director”).
(b)   Director Nomination Rights.
i.   Upon the Closing, the Board shall be comprised of:
(A)   Eight (8) Directors, initially nominated by the DK Stockholder Group, which nominees shall include the Chief Executive Officer of the Company and at least four (4) of whom qualify as “independent” directors under NASDAQ listing rules;
(B)   Two (2) Directors, initially nominated by SM (as defined below) at his sole discretion, which nominees shall include at least one (1) individual who qualifies as an “independent” director under NASDAQ listing rules; and
(C)   One (1) Director, initially nominated by the DEAC Stockholder Group, and subject to approval by the DK Stockholder Group, such approval not to be unreasonably withheld, who shall qualify as an “independent” director under NASDAQ listing rules; provided, however, that any of Harry E. Sloan, Jeff Sagansky and Eli Baker shall be deemed approved by the DK Stockholder Group to the extent that such Person would otherwise qualify as an “independent” director under NASDAQ listing rules.
ii.   As promptly as reasonably practicable following the Closing, the Company shall enter into an indemnification agreement with each Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by a Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request in his or her capacity as a Director. The Company shall not amend, alter or repeal any right to indemnification or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable law, contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
iii.   The Company shall (A) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (B) for so long as a Director nominated pursuant to this Section 2.01 serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.
iv.   Each Director nominated pursuant to this Section 2.01(b) shall serve until the earlier of  (A) his or her death, disability, retirement, resignation or removal from the Board and (B) the first annual meeting of stockholders of the Company following the date of appointment of such Director.
v.   In connection with the first annual meeting of stockholders of the Company following the date of this Agreement and for each annual meeting of stockholders thereafter, the person who served as the SBT Sellers’ Representative (as such term is defined in the BCA) as of the date of the BCA (“SM”) shall have the right to nominate one (1) Director to serve on the Board (which person does not need to qualify as an “independent” director under NASDAQ listing rules), whose identity shall be subject to the Board’s approval not to be unreasonably withheld, conditioned or delayed, so long as SM holds, together with his wholly-owned Affiliates and immediate family members (and any of their wholly-owned Affiliates) and any trust whose sole beneficiaries are SM and/or his immediate family members (together, the “SM Group”), at the time of such annual meeting at least nine percent (9%) of the issued and outstanding shares of Class A Common Stock in the aggregate.

vi.   If the term of a Director appointed by SM pursuant to Section 2.01(b)(v) terminates due to his or her death, disability, retirement, resignation or removal from the Board before the next annual meeting of the stockholders of the Company, then at the request of SM, and provided that SM holds, together with the SM Group, at such time at least nine percent (9%) of the issued and outstanding shares of Class A Common Stock in the aggregate, such Director shall be replaced by another Director nominated by SM, whose identity shall be subject to the Board’s approval not to be unreasonably withheld, conditioned or delayed (and who does not need to qualify as an “independent” director under NASDAQ listing rules). Subject to Board approval, the appointment of such replacement Director shall be effected as promptly as reasonably practicable following the nomination of such replacement Director by SM.
vii.   Subject to applicable law, the CEO undertakes to attend, whether in person or by proxy, the annual stockholders meeting(s) at which the appointment of any Director nominated by SM pursuant to Section 2.01(b)(v) is on the agenda, and to vote his shares in favor of the election of such Director.
(c)   Committee Composition.   The composition of each committee of the Board shall be in compliance with applicable NASDAQ independence requirements.
ARTICLE III.
RESTRICTIONS ON TRANSFER
Section 3.01   General Restrictions on Transfer.
(a)   Except as permitted by Section 3.02, for a period of 180 days from the date hereof  (the “DK/SBT Lock-up Period”), no DK Stockholder nor SBT Stockholder shall Transfer any shares of Common Stock beneficially owned or owned of record by such Stockholder.
(b)   Except as permitted by Section 3.02, no DEAC Stockholder shall Transfer any shares of Common Stock beneficially owned or owned of record by such DEAC Stockholder until the earliest of: (i) the date that is one (1) year from the Closing; (ii) the last consecutive trading day where the Volume Weighted Average Share Price equals or exceeds $15.00 per share for at least twenty (20) out of thirty (30) consecutive trading days, commencing not earlier than 180 days after the date hereof or (iii) at the time the Company consummates a transaction after the Transactions which results in the Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “DEAC Lock-up Period”).
(c)   Except as permitted by Section 3.02, the CEO shall not Transfer any shares of Common Stock beneficially owned or owned of record by the CEO until the date that is two (2) years from the Closing (the “CEO Lock-up Period”).
(d)   Following the expiration of the DK/SBT Lock-up Period, DEAC Lock-up Period or CEO Lock-up Period, as applicable, the shares of Common Stock beneficially owned or owned of record by such Stockholder may be sold without restriction under this Agreement, other than the restriction set forth in Section 3.03(c) below.
Section 3.02   Permitted Transfers
(a)   Transfer to Third Party Purchaser.   The provisions of Section 3.01 shall not apply to any Transfer by any Stockholder pursuant to a merger, stock sale, consolidation or other business combination of the Company with a Third Party Purchaser that results in a change in control of the Company.
(b)   Transfers for Estate Planning.   Notwithstanding Section 3.01, any Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder, shall be permitted to make the following Transfers:
i.   any Transfer of shares of Common Stock by such Stockholder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such shares of Company Stock to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Stockholder’s Family Group may occur without compliance with the provisions of this Agreement or to a charitable organization; and
ii.   upon the death of any Stockholder who is a natural Person, any distribution of any such shares of Common Stock owned by such Stockholder by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 3.02(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Stockholder had been the transferor.
(c)   Transfers to Affiliates.   Notwithstanding Section 3.01, each Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock or Earnout Shares owned by such Stockholder to any of its wholly-owned Affiliates or to a person or entity wholly owning such Stockholder.
Section 3.03   Miscellaneous Provisions Relating to Transfers
(a)   Legend.   In addition to any legends required by Applicable Law, each certificate representing Common Stock shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.
(b)   Prior Notice.   Prior notice shall be given during the DK/SBT Lock-up Period or the DEAC Lock-up Period, as applicable, to the Company by the transferor of any Transfer of any Common Stock permitted by Section 3.02(b) or Section 3.02(c). Prior to consummation of any such Transfer during the DK/SBT Lock-up Period or the DEAC Lock-up Period, as applicable, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Agreement are assigned in accordance with the terms of this Agreement, the transferring Stockholder shall cause the transferee to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Common Stock, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Stockholder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Stockholder and as a member of the Stockholder Group of the transferor) under this Agreement, of the transferor thereof.
(c)   Compliance with Laws.   Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (including any Earnout Shares) except as permitted under the Securities Act and other applicable federal or state securities laws.
(d)   Null and Void.   Any attempt to Transfer any Common Stock (including any Earnout Shares) that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.
(e)   Removal of Legends.   In connection with the written request of a Stockholder, following the expiration of the DK/SBT Lock-up Period or DEAC Lock-up Period, as applicable to such Stockholder, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Stockholder’s and/or its Affiliates’ or permitted transferee’s ownership of Common Stock, and the Company shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Common Stock upon which it is stamped, if  (i) such shares of

Common Stock are registered for resale under the Securities Act and the registration statement for such Company Equity Interests has not been suspended pursuant to Section 6.04 hereof or as otherwise required by the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder, (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144, or (iii) such shares of Common Stock are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of  (A) the effective date of a Registration Statement registering such shares of Common Stock or (B) Rule 144 becoming available for the resale of such shares of Common Stock without volume or manner-of-sale restrictions, the Company, upon the written request of the Stockholder or its permitted transferee and the provision by such person of an opinion of reputable counsel reasonably satisfactory to the Company and the Company’s transfer agent, shall instruct the Company’s transfer agent to remove the legend from such shares of Common Stock (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by the Stockholder or its permitted transferee to the transfer agent referred to above) shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by any Stockholder or its permitted transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such shares of Common Stock (endorsed or with stock powers attached, signatures guaranteed, or otherwise in form necessary to affect the reissuance and/or transfer) and, to the extent required, a seller representation letter representing that such shares of Common Stock may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to the Company and the transfer agent, deliver or cause to be delivered to the holder of such Company Equity Interests a certificate representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.01   Representations and Warranties of the Stockholders.   Each Stockholder hereby, severally and not jointly, represents and warrants to the Company and each other Stockholder as of the date of this Agreement that:
(a)   if such Stockholder is not a natural Person, such Stockholder is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(b)   the execution and delivery of this Agreement, the performance of by such Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of such Stockholder, and that such Stockholder has duly executed and delivered this Agreement;
(c)   this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
(d)   the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority, except as set out in the BCA or any Ancillary Agreement (as defined in the BCA);
(e)   the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law applicable to such Stockholder, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party and which has not been obtained prior to or on the date of this Agreement;
(f)   except for this Agreement, the BCA or any Ancillary Agreement (as defined in the BCA), such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Company Equity Interests, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder); and
(g)   such Stockholder has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Stockholders under this Agreement.
Section 4.02   Representations and Warranties of the Company.   The Company hereby represents and warrants to each Stockholder that as of the date of this Agreement:
(a)   the Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(b)   the execution and delivery of this Agreement, the performance of by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of the Company, and the Company has duly executed and delivered this Agreement;
(c)   this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
(d)   the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority, except as set out in the BCA or any Ancillary Agreement (as defined in the BCA);
(e)   the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party;
(f)   except for this Agreement, the BCA or any Ancillary Agreement (as defined in the BCA), the Company has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with any Stockholder); and
(g)   the Company has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Stockholders under this Agreement.

ARTICLE V.
TERM AND TERMINATION
Section 5.01   Termination.   This Agreement shall terminate upon the earliest of:
(a)   the date on which none of the DEAC Stockholders nor the SBT Stockholders hold any Common Stock;
(b)   the dissolution, liquidation, or winding up of the Company; or
(c)   upon the unanimous agreement of the Stockholders.
Section 5.02 Effect of Termination.
(a)   The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not affect:
i.   the existence of the Company;
ii.   the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;
iii.   the rights which any Stockholder may have by operation of law as a stockholder of the Company; or
iv.   the rights contained herein which are intended to survive termination of this Agreement.
(b)   The following provisions shall survive the termination of this Agreement: this Section 5.02, Section 6.05, Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05, Section 8.09, Section 8.10, Section 8.13, Section 8.14 and Section 8.15.
ARTICLE VI.
REGISTRATION RIGHTS
Section 6.01   Registration Statement.
The Company shall, as soon as practicable after the Closing, but in any event within thirty (30) days following the date of this Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Stockholders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 6.01 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of  (i) sixty (60) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 6.01 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Stockholder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 6.01 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 6.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Stockholders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 6.01, but in any event within three (3) Business Days of such date, the Company shall notify the Stockholders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 6.01 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
Section 6.02   Underwritten Offering.
(a)   In the event that (i) following the expiration of the DK/SBT Lockup Period, any DK Stockholder or any SBT Stockholder and/or (ii) following the expiration of the DEAC Lockup Period, any DEAC Stockholder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement and reasonably expect aggregate gross proceeds in excess of  [$75,000,000] (the “Minimum Amount”) from such Underwritten Offering, then the Company shall, upon the written demand of such Stockholders (any such Stockholder a “Demanding Holder” and, collectively, the “Demanding Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Company after consultation with the Demanding Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Underwritten Offerings pursuant to this Section 6.02 for each of the DK Stockholders Group, the SBT Stockholder Group and the DEAC Stockholder Group (and not more than six (6) Underwritten Offerings for all Stockholders in the aggregate) (the “Underwritten Offerings Cap”); provided further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 6.02.
(b)   Notice.   In addition, the Company shall give prompt written notice to each other Stockholder regarding such proposed Underwritten Offering, and such notice shall offer such Stockholder the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to the Company within five (5) Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder. In connection with any Underwritten Offering contemplated by this Section 6.02, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 6.05) and other rights and obligations as are customary in underwritten offerings of equity securities. No Demanding Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Demanding Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
(c)   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all Common Stock or other equity securities that the Company or any other Stockholder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

i.   first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;
ii.   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and
iii.   third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), Common Stock or other equity securities of  (x) other Stockholders who have elected to participate in the Underwritten Offering pursuant to Section 6.02(a) or (y) persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.
(d)   A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 6.02 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering (including, without limitation, for purposes of the Underwritten Offerings Cap); provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders in such Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, such Underwritten Offering shall not count against the Underwritten Offerings Cap. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 6.02(d).
Section 6.03 Piggyback Registration Rights.
(a)   If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 6.02 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Stockholders as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within one (1) Business Day after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Stockholders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of Section 6.03(b).

(b)   Subject to Section 6.03(a), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 6.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 6.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(c)   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Stockholders participating in the Piggyback Registration that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 6.01 and 6.02, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
i.   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration:
(A)   first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities;
(B)   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 6.02 and 6.03 hereof; and
(C)   third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
ii.   If the Registration is pursuant to a request by persons or entities other than the Stockholders, then the Company shall include in any such Registration
(A)   first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders, which can be sold without exceeding the Maximum Number of Securities;
(B)   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 6.02 and 6.03 hereof;
(C)   third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and
(D)   fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

iii.   Any Stockholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 6.03.
(d)   For purposes of clarity, any Registration effected pursuant to Section 6.03 hereof shall not be counted as a Registration effected under Section 6.02 hereof.
Section 6.04 Company Procedures.
(a)   General Procedures.   The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:
i.   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of  (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
ii.   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders included in such Registration, and to one legal counsel selected by such Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders included in such Registration or the legal counsel for any such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.
iii.   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Stockholders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
iv.   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
v.   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

vi.   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
vii.   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
viii.   notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 6.04(c) hereof;
ix.   permit a representative of the Stockholders (such representative to be selected by a majority of the participating Stockholders), the Underwriters, if any, and any attorney or accountant retained by such Stockholders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Stockholder or Underwriter or any information regarding any Stockholder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Stockholder or Underwriter and providing each such Stockholder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
x.   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Stockholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Stockholders;
xi.   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Stockholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Stockholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Stockholders;
xii.   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
xiii.   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
xiv.   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of  $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

xv.   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Stockholders, in connection with such Registration.
(b)   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Stockholders that the Stockholders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of  “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Stockholders.
(c)   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
(d)   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”). If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”. In the event the Company exercises its rights under the preceding sentence, the Stockholders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Stockholders of the expiration of any period during which it exercised its rights under this Section 6.04(d). Notwithstanding anything to the contrary in this Section 6.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.
(e)   Reporting Obligations.   As long as any Stockholder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Stockholder, the Company shall deliver to such Stockholder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 6.05   Indemnification and Contribution
(a)   The Company agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Stockholder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Stockholder.
(b)   In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders of Registrable Securities, and the liability of each such Stockholder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
(c)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   The indemnification provided for under this Article VI shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Stockholder’s indemnification is unavailable for any reason.
(e)   If the indemnification provided under Section 6.05 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 6.05(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6.05(a), (b) and (c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection Section 6.05(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 6.05(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.05(e) from any person who was not guilty of such fraudulent misrepresentation.
Section 6.06   Miscellaneous Registration Rights Provisions
(a)   Prior to the expiration of the DEAC Lock-up Period or the DK/SBT Lock-up Period, as applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with such Transfer of Registrable Securities pursuant to Section 3.02.
(b)   Other Registration Rights.   The Company represents and warrants that no Person, other than a Stockholder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
ARTICLE VII.
UNSUITABLE PERSONS; COMPLIANCE WITH GAMING LAWS
Section 7.01   Each Stockholder hereby acknowledges and agrees that it is bound by and that it shall comply with the terms of Article XII (Unsuitable Persons) of the A&R Charter.
ARTICLE VIII.
MISCELLANEOUS
Section 8.01   Release of Liability.
In the event any Stockholder shall Transfer all of the Common Stock (together with the transfer or surrender of all Earnout Shares, if any) held by such Stockholder in compliance with the provisions of this Agreement (including, without limitation, if accompanied with the assignment of rights and obligations hereunder, the execution and delivery by the transferee of a Joinder Agreement) without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct.
Section 8.02   Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) when delivered in person or by a nationally recognized overnight courier (with written confirmation of receipt), (b) upon receipt of confirmation of successful transmission if sent by facsimile or (c) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
If to any of the DK Stockholder Group:
DraftKings Inc.
222 Berkeley Street
Boston, MA 02116
Attention: Stanton Dodge
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
If to any of the SBT Stockholder Group:
SBT Sellers’ Representative (per his address in the BCA)
with a copy to (which shall not constitute notice):
Herzog Fox & Neeman
Asia House
4 Weizmann St.
Tel Aviv 6423904, Israel
Attention: Gil White; Ran Hai
If to the Company to:
DraftKings Inc.
222 Berkeley Street
Boston, MA 02116
Attention: Stanton Dodge
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
If to any of the DEAC Stockholder Group to:
c/o Diamond Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Jeff Sagansky
with a copy to (which shall not constitute notice)
Winston & Strawn LLP
333 South Grand Avenue, 38th Floor
Los Angeles, CA 90071
Attention: Joel L. Rubinstein
Section 8.03   Interpretation.
For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 8.04   Headings.
The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
Section 8.05   Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 8.06   Entire Agreement.
This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.
Section 8.07   Amendment and Modification; Waiver.
This Agreement may be amended only by a written instrument signed by (a) the Company, (b) the DK Stockholder Group Representative (for so long as the DK Stockholder Group continues to own Common Stock), (c) the DEAC Founder Group Representative (for so long as the DEAC Stockholder Group continues to own Common Stock) and (d) the SBT Sellers’ Representative (for so long as the SBT Stockholder Group continues to own Common Stock); provided, however, that no such amendment shall materially adversely change the rights or obligations of any Stockholder disproportionately generally vis a vis other Stockholders party to this Agreement without the written approval of such disproportionately affected Stockholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Company shall not waive any provision of this Agreement without the written consent of  (x) the DK Stockholder Group Representative (for so long as the DK Stockholder Group continues to own Common Stock), (y) the DEAC Founder Group Representative (for so long as the DEAC Stockholder Group continues to own Common Stock) and (z) the SBT Sellers’ Representative (for so long as the SBT Stockholder Group continues to own Common Stock).

Section 8.08   Appointment of Representatives
(a)   DK Stockholder Group Representative.   Each DK Stockholder hereby irrevocably and unconditionally authorizes and appoints the DK Stockholder Group Representative as representative of the DK Stockholder Group for all purposes of Section 8.07. Any action taken or any exercise of powers under Section 8.07 by the DK Stockholder Group Representative shall be binding on each DK Stockholder for purposes thereof, shall be deemed to be taken or exercised by each DK Stockholder, and the Company and other Stockholders shall be entitled to assume that any action taken by the DK Stockholder Group Representative for purposes of Section 8.07 is binding on all of DK Stockholders, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the DK Stockholder Group Representative. None of the Company or the Stockholders shall be liable to any DK Stockholder for any action taken or omitted to be taken by the DK Stockholder Group Representative. Each DK Stockholder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the DK Stockholder Group Representative in relation to the performance (or non-performance) of any of the rights and duties of the DK Stockholder Group Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the DK Stockholder Group Representative.
(b)   DEAC Founder Group Representative.   Each member of the DEAC Founder Group hereby irrevocably and unconditionally authorizes and appoints the DEAC Founder Group Representative as representative of the DEAC Founder Group for all purposes of Section 8.07. Any action taken or any exercise of powers under Section 8.07 by the DEAC Founder Group Representative shall be binding on each member of the DEAC Founder Group for purposes thereof, shall be deemed to be taken or exercised by each member of the DEAC Founder Group, and the Company and other Stockholders shall be entitled to assume that any action taken by the DEAC Founder Group Representative for purposes of Section 8.07 is binding on all of members of the DEAC Founder Group, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the DEAC Founder Group Representative. None of the Company or the Stockholders shall be liable to any member of the DEAC Founder Group for any action taken or omitted to be taken by the DEAC Founder Group Representative. Each member of the DEAC Founder Group hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the DEAC Founder Group Representative in relation to the performance (or non-performance) of any of the rights and duties of the DEAC Founder Group Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the DEAC Founder Group Representative
(c)   SBT Sellers’ Representative.   Without derogating from the provisions of Section 9.12 of the BCA, each SBT Stockholder hereby irrevocably and unconditionally authorizes and appoints the SBT Sellers’ Representative as representative of the SBT Stockholder Group for all purposes of Section 8.07. Any action taken or any exercise of powers Section 8.07 by the SBT Sellers’ Representative shall be binding on each SBT Stockholder for purposes thereof, shall be deemed to be taken or exercised by each SBT Stockholder, and the Company and other Stockholders shall be entitled to assume that any action taken by the SBT Sellers’ Representative for purposes of Section 8.07 is binding on all of SBT Stockholders, and the parties shall be entitled to rely on the same without being required to make further enquiries in respect thereof. None of the Company or any of the Stockholders shall have any obligation to monitor or supervise the SBT Sellers’ Representative. None of the Company or the Stockholders shall be liable to any SBT Stockholder for any action taken or omitted to be taken by the SBT Sellers’ Representative. Each SBT Stockholder hereby irrevocably and unconditionally releases and waives any and all claims and demands of any kind whatsoever (whether existing now or in the future, including with respect to contingent liabilities), such Stockholder may have against the SBT Sellers’ Representative in relation to the performance (or non-performance) of any of the rights and duties of the SBT Sellers’ Representative pursuant to Section 8.07, except in the case of fraud or willful misconduct by the SBT Sellers’ Representative.

Section 8.09   Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that a Stockholder may assign any and all of its rights under this Agreement (whether his personal rights or his rights as a member of the applicable Group (i.e. a member of the DK Stockholder Group, SBT Stockholder Group or DEAC Stockholder Group), together with its Common Stock, to a permitted assignee or transferee in compliance with Article III hereof  (and such transferee or assignee shall be deemed to be a member of the any of the above mentioned groups to which the transferor belonged).
Section 8.10   No Third-Party Beneficiaries.
This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.11   Governing Law.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Nevada.
Section 8.12   Equitable Remedies.
Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.
Section 8.13   Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.14   Jurisdiction and Venue; Waiver of Jury Trial.
Each party hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Nevada and the United States District Court therein in connection with any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO, AND AGREES NOT TO REQUEST, TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.15   Termination of DK Stockholders Arrangements
Each DK Stockholder hereby agrees and agrees to cause its applicable Affiliates to, and the Company hereby agrees to cause DK, to take all reasonable actions necessary to terminate, effective as of the Closing, each of the agreements set forth on Schedule 2 hereto to which such DK Stockholder or any of its Affiliates is a party and any other agreement with DK to which such DK Stockholder or any of its Affiliates is a party and, by its terms, terminates upon a public offering of DK securities. Each DK Stockholder hereby acknowledges and agrees, and agrees to cause its applicable affiliates to acknowledge and agree, that for the purposes of each of the agreements (if any) to which such Stockholder is a party with the Company that, by its terms, is to automatically terminate upon a public offering of any securities of DK, the consummation of the Transactions shall be deemed to constitute such a public offering and that such agreements shall terminate in accordance with such terms, effective as of the Closing.
Section 8.16   Additional Securities Subject to Agreement
Each Stockholder agrees that any other Company Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.
Section 8.17   Further Assurances
Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
Company:
DraftKings Inc., a Nevada corporation
By:

Name:
Title:
[Signature Page to Stockholders Agreement]

Stockholders:
DK Stockholder Group
[By:

Name:
Title:       ]
DK Stockholders Group Representative

Name:

[Signature Page to Stockholders Agreement]

SBT Stockholder Group
Shalom Meckenzie

By: Shalom Meckenzie
Randolph John Anderson

By: Randolph John Anderson
J. Gleek Properties Ltd.
By:	Name:

Title:

SBT Sellers’ Representative

By: Shalom Meckenzie
[Signature Page to Stockholders Agreement]

DEAC Stockholder Group
[the Independent Directors
By:

Name:
Title:    ]
Eagle Equity Partners LLC
By:

Name:
Title:
HARRY E. SLOAN

DEAC Founder Group Representative

Name:

[Signature Page to Stockholders Agreement]

EXHIBIT A
JOINDER AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of  [], 2019 (as the same may be amended from time to time, the “Stockholders Agreement”) among DraftKings Inc., a Nevada corporation (the “Company”), the DK Stockholder Group, the Founder Stockholder Group, and the SBT Stockholder Group (as defined thereto).
Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.
The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired the Common Stock (to the extent permitted by the Stockholders Agreement) as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date:            , 20[  ]
[NAME OF JOINING PARTY]
By:

Name:
Title:
Address for Notices:
AGREED ON THIS [      ] day of  [  ], 20[  ]:
By:

Name:
Title:

SCHEDULE 1
DK STOCKHOLDER GROUP

SCHEDULE 2
DK STOCKHOLDER GROUP CONTRACTS

Annex C
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 22, 2019, by and between Diamond Eagle Acquisition Corp., a Delaware corporation that will be re-domiciled to Nevada in connection with the Transaction (as defined below) (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a Business Combination Agreement with DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), and the other parties thereto, providing for the combination of the Company, DK and SBT (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, pursuant to the Transaction Agreement, prior to or substantially concurrently with the Closing (as defined below), the Company will convert to a Nevada corporation (the “NV Conversion”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the NV Conversion and consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of  $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), pursuant to which such investors have agreed to purchase on the closing date of the Transaction (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to 40,000,000 Class A Shares, at the Per Share Price (the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Subscription.
a. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
b. In addition, for each Subscribed Share purchased by Subscriber, Subscriber shall receive from the Company [      ] warrants to purchase shares of Common Stock (the “Incentive Warrants”). Each whole Incentive Warrant shall be exercisable for one share of Common Stock at a price of  $11.50 per share and shall have identical terms to the warrants included as part of the Company’s units issued in the IPO. No fractional Incentive Warrants will be issued, and the Company will round the number of Incentive Warrants to be issued to the Subscriber down to the nearest whole number.
2. Closing.
a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to the NV Conversion and the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of  (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
c. The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:
(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s shareholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and
(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).
d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date; and
(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date;
(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii) there shall have been no amendment, waiver or modification to (A) the Transaction Agreement that materially and adversely affects the Company or (B) the Other Subscription Agreements that materially economically benefits the investors thereunder unless the Subscribers have been offered substantially the same benefits; and
(iv) the Registration Statement (as defined below) shall have been declared effective by the Commission.
f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:
a. The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).
b. The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.
c. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
d. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of  (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject;

(ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
e. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
f. As of their respective dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
g. As of the date hereof, the authorized share capital of the Company consists of 380,000,000 Class A Shares, 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Shares” and together with the Class A Shares, “Common Stock”) and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 1,800,000,000 shares of common stock, consisting of 900,000,000 shares of Class A common stock and 900,000,000 shares of Class B common stock, and 300,000,000 shares of preferred stock, par value of  $0.0001 per share. As of the date hereof: (i) 40,000,000 Class A Shares, 10,000,000 Class B Shares and no Preferred Shares were issued and outstanding; (ii) 19,666,667 warrants, each exercisable to purchase one Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 6,333,334 private placement warrants; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on May 10, 2019 pursuant to which Eagle Equity Partners, LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s certificate of incorporation, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of  (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.
h. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
i. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “DEAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
j. Upon consummation of the Transaction, the issued and outstanding Class A Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq.
k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:
a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of  (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
d. Subscriber (i) is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States.
f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants and agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including DK and SBT and their respective subsidiaries (collectively, the “Acquired Companies”)). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that neither Goldman Sachs & Co. LLC or Credit Suisse AG, acting as placement agents to the Company (each, a “Placement Agent” and, collectively, the “Placement Agents”), nor any affiliate of any Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither Placement Agent nor any of their respective affiliates has made or makes any representation as to the Company or the

Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.
h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from a Placement Agent and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those made available to Subscriber on November 21, 2019. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.
j. Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.
n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(a).
p. Subscriber agrees that, notwithstanding Section 8(i), the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
5. Registration of Subscribed Shares and Incentive Warrants.
a. In connection with the Transaction and the NV Conversion, the Company will file a Registration Statement on Form S-4 (the “Registration Statement”) to register (i) all of the issued and outstanding shares of Common Stock, including the Subscribed Shares, and (ii) the Incentive Warrants, including the shares of Common Stock underlying the Incentive Warrants. Following the registration of the Subscribed Shares and Incentive Warrants pursuant to the Registration Statement, the effectiveness of the NV Conversion and the closing of the Transaction, the Subscribed Shares and the Incentive Warrants will be freely tradable in the hands of persons other than DEAC’s affiliates.
b. Subscriber shall not execute any short sales or engage in other hedging transactions of any kind with respect to securities of the Company during the period from the date of this Subscription Agreement through the Closing.
6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of  (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) May 15, 2020 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.
7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released

Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.
8. Miscellaneous.
a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).
b. Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the NV Conversion and the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
f. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
g. The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.
h. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that, this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the Subscribers then holding a majority of the Collective Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) all Subscribers (the “Required Subscribers”). Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscribers in conformance with this Section 8(h), such amendment, modification, waiver or termination shall be binding on all Subscribers and effective as to all of the Subscription Agreements. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against any Subscriber unless such amendment, modification or waiver applies to all Subscribers equally, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber and (iii) any amendment to Section 3(i), Section 5, or Section 6 (to extend the Outside Date beyond May 30, 2020) of this Subscription Agreement shall require the consent of the undersigned Subscriber.
i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.
j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
m. This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agents shall be intended third party beneficiaries of the representations and warranties of the Company in Section 3 hereof and of the Subscribers in Section 4 hereof.
n. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
p. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY

ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the state of Delaware and any state appellate court therefrom within the state of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agents. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under Nasdaq regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.
t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
DIAMOND EAGLE ACQUISITION CORP.
By:

Name:
Title:
Address for Notices:
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067

SUBSCRIBER:
Print Name:
By:

Name:
Title:
Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box on the following page indicating the provision under which it qualifies as an “accredited investor.”

B.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of  $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of  $5,000,000;

☐
A corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of  $5,000,000;

☐
Any trust with assets in excess of  $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests:                ]
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability; or
Any natural person who had an individual income in excess of  $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of  $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.
SUBSCRIBER:
Print Name:
By:

Name:
Title:

Annex D
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIAMOND EAGLE ACQUISITION CORP.
May 10, 2019
Diamond Eagle Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Diamond Eagle Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 27, 2019 (the “Original Certificate”).
2.   This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
4.   Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.
5.   The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Diamond Eagle Acquisition Corp. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of  $0.0001 per share, which the Corporation is authorized to issue is 401,000,000 shares, consisting of  (a) 400,000,000 shares of common stock (the “Common Stock”), including (i) 380,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2   Preferred Stock.   Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)   Class B Common Stock.
(i)   Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination (as defined below).
(ii)   Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination (as defined below), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of  (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of  (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business

Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to Eagle Equity Partners, LLC (the “Sponsor”), or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.
Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.
Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.
(iii)   Voting.   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation

(c)   Dividends.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
Section 5.6   Quorum.   A quorum for the transaction of business by the directors shall be set forth in the By Laws.
ARTICLE VI
BY LAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the

Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
Section 9.1   General.
(a)   The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.
(b)   Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 11, 2019, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to fund the Company’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of  (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
Section 9.2   Redemption Rights.
(a)   Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof  (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of at least

$5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination and after payment of the fees and commissions of the underwriters for the Offering (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
(b)   If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to fund its working capital requirements (subject to an annual limit of   $250,000) and/or to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to fund its working capital requirements (subject to an annual limit of   $250,000) and/or to pay its taxes, by (y) the total number of then outstanding Offering Shares.
(c)   If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the Offering Shares without the prior consent of the Corporation.
(d)   In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering

Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
(e)   If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if  (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.
(f)   If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.
Section 9.3   Distributions from the Trust Account.
(a)   A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.
(b)   Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.
(c)   The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.
Section 9.4   Share Issuances.   Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.
Section 9.5   Transactions with Affiliates.   In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.
Section 9.6   No Transactions with Other Blank Check Companies.   The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.
Section 9.7   Additional Redemption Rights.   If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.
Section 9.8   Minimum Value of Initial Business Combination.   The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.
ARTICLE X
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.
ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1   Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of  (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of

Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.
Section 12.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 12.3   Severability.   If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
[Signature Page Follows]

IN WITNESS WHEREOF, Diamond Eagle Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
DIAMOND EAGLE ACQUISITION CORP.
By:
/s/ Eli Baker

Name:   Eli Baker
Title:    President
[Signature Page to Amended and Restated Certificate of Incorporation]

Annex E
FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DRAFTKINGS INC.
ARTICLE I
NAME
The name of the corporation is DraftKings Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Nevada is [address]. The name of the Corporation’s resident agent at that address is [•]. Either the registered office or the registered agent may be changed in the manner permitted by law.
ARTICLE III
PURPOSE
The purpose for which this Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the laws of the State of Nevada and to exercise any powers permitted to corporations under the laws of the State of Nevada.
ARTICLE IV
CAPITAL STOCK
Section 1.   Capital Stock
(a)   Authorized Capital Stock.   The total number of shares of capital stock which the Corporation is authorized to issue is 2,100,000,000 shares, of which 900,000,000 shares shall be shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 900,000,000 shares shall be shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 300,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
(b)   Increase or Decrease in Authorized Capital Stock.   The number of authorized shares of Preferred Stock and each class of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Sections 78.2055 and 78.207 of the Nevada Revised Statutes (the “NRS”) or any successor provision thereof.
(c)   Facts or Events Ascertainable outside of Articles of Incorporation.   Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside the Articles of Incorporation if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in the articles of incorporation (including any duly filed certificate of designation relating thereto), all to the full extent permitted by the NRS.
(d)   No Cumulative Voting.   Holders of a class or series of capital stock of the Corporation shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not, unless specifically provided in a certificate of designations for such class or series, be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

Section 2.   Preferred Stock.
The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide, by resolution or resolutions adopted by such Board of Directors and a certificate of designations filed pursuant to Section 78.1955 of the NRS, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such class or series, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the full extent permitted by Chapter 78 of the NRS, or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:
(a)   are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the certificate of designations establishing such class or series or as are determined in a manner specified in such certificate of designations;
(b)   are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;
(c)   are entitled to a preference with respect to any distribution of assets of the Corporation its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the certificate of designations establishing such class or series or as is determined in a manner specified in such certificate of designations;
(d)   are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;
(e)   are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the resolutions of the Board of Directors establishing such class or series;
(f)   are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;
(g)   are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board of Directors establishing such class or series or as are determined in a manner specified in such certificate of designations;
(h)   are entitled to such voting rights, if any, as are specified in the resolutions of the Board of Directors establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such certificate of designations) at all times or upon the occurrence of specified events; and
(i)   are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Section 3.   Common Stock.   The holders of shares of Common Stock shall have such rights as are set forth in the NRS and, to the extent permitted thereunder, such additional rights as are set forth below:
(a)   Voting.   Except as otherwise expressly provided by these Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is not prohibited at such time under these Amended and Restated Articles) of the stockholders of the Corporation; (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of these Amended and Restated Articles to the contrary, so long as both shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of these Amended and Restated Articles so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of Common Stock as compared to those of the other class of Common Stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock whose relative rights, preferences, qualifications, limitations or restrictions are adversely affected.
(b)   Class B Common Stock.
(i) Issuance of Additional Shares.   From and after the effective time of these Amended and Restated Articles (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered in the name of, (A) Jason Robins (the “Founder”) and (B) any entities, directly or indirectly, wholly-owned by (or in the case of a trust solely for the benefit of) the Founder (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).
(ii) Mandatory Cancellation of Class B Common Stock.   All outstanding shares of Class B Common Stock shall (A) automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be canceled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation in the event that shares of Class A Common Stock that are then held by the Permitted Class B Owners (including without limitation all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards held by the Founder) represent less than 33% of the Base Class A Shares (as defined below); and (B) be subject to cancelation by the Corporation (without consideration) one year after the date that both of the following conditions (the “Trigger Conditions”) apply (the “Founder Termination Anniversary Date”):
(1) the earliest to occur of  (a) the Founder’s employment as Chief Executive Officer being terminated for Cause (as defined below) or due to death or Permanent Disability (as defined below) and (b) the Founder resigns (other than for Good Reason (as defined below)) as the Chief Executive Officer of the Corporation; and
(2) either (a) the Founder no longer serves as a member of the Board of Directors or (b) the Founder serves as a member of the Board of Directors, but his service to the Corporation is not his primary business occupation;
provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board of Directors prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class B Common Stock shall not be cancelled pursuant to this clause (B) unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary.

For purposes of this Section 3,
“Base Class A Shares” shall mean the number of shares of Class A Common Stock held by the Permitted Class B Owners equal to (i) the number of issued and outstanding shares of Class A Common Stock held by the Permitted Class B Owners as of immediately following the Effective Time, plus (ii) all shares of Class A Common Stock that are the subject of unvested stock options or other equity awards held by the Founder as of immediately following the Effective Time (“Founder Awards”), less (iii) any shares of Class A Common Stock that are subject to Founder Awards that have performance-based vesting conditions that subsequently fail to vest; provided, however, that in the event of any transfer of shares of Class A Common Stock held by the Permitted Class B Owners pursuant to divorce settlement, order or decree or domestic relations settlement, order or decree, if any, the amount of Base Class A Shares determined under this definition shall be reduced by fifty percent (50%) immediately prior to such transfer.
“Cause” shall mean (a) willful conduct that is materially injurious to the Corporation or any of its affiliates (whether monetary or otherwise) or the commission of any other material act or omission involving dishonesty with respect to the Corporation; (b) conviction of a felony or of any misdemeanor involving a crime of moral turpitude; (c) fraud, misappropriation of money, assets, or other property of the Corporation, embezzlement, or the like; (d) insubordination or other willful refusal to comply with any lawful request of the Board of Directors, including, without limitation, failure to cooperate in any investigation conducted and/or undertaken by the Corporation that has reasonable and legitimate objectives; or (e) material breach of any of his obligations, duties or agreements to the Corporation, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after receipt of written notice of the need to cure;
“Good Reason” shall mean [insert definition from an employment agreement to be negotiated and entered into between the Corporation and the Founder].
“Permanent Disability” shall mean a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.
(c)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, the holders of Class A Common Stock shall be entitled, on a per share basis, to such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor. Dividends shall not be declared or paid on the Class B Common Stock and holders of Class B Common Stock shall have no entitlement in respect of dividends thereon.
(d)   Liquidation, Dissolution, etc.   In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock shall be entitled, pro rata on a per share basis, to all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class B Common Stock shall not be entitled to any assets of the Corporation of whatever kind available until distribution has first been made to all holders of Class A Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(e)   Subdivision or Combination.   If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.
(f)   No Preemptive or Subscription Rights.   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
Section 4.   Power to Sell and Purchase Shares.   Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons (provided that shares of Class B Common Stock may be issued only to, and registered in the name of, the Permitted Class B Owners), and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
Section 5.   Transfers of Class B Common Stock.
(a)   A holder of Class B Common Stock may not Transfer (as defined below) shares of Class B Common Stock, other than (i) to a Permitted Class B Owner or (ii) upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree (in each case, a “Permitted Transfer”); provided that in each case, the Founder shall be deemed to retain the sole voting power to vote such transferred Class B Common Stock.
For purposes of this Section 5, “Transfer” of a share of Class B Common Stock shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time shall not be considered a “Transfer” within the meaning of this Article IV.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.
For purposes of this Section 5, “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(b)   Any purported transfer of shares of Class B Common Stock in violation of this Section 5 shall be null and void. If, notwithstanding the limitations set out in this Section 5, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock and the purported transfer shall not be recognized by the Corporation’s transfer agent.
(c)   Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B

Common Stock, in each case in violation of the limitations set out in this Section 5, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation, to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
(d)   The Board of Directors shall have all powers necessary to implement the limitations set out in this Section 5, including without limitation, the power to prohibit transfer of any shares of Class B Common Stock in violation thereof.
(e)   All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.
Section 6.   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 1.   Powers of the Board.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2.   Number of Directors.   Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock with respect to the election of directors, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors; provided that the initial number of directors of the Corporation shall be eleven (11); provided, further, that from and after the time that a Founder beneficially owns less than a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles (the “Voting Stock”), such number of directors may be modified by the affirmative vote of the holders of at least two-thirds of the voting power of the Voting Stock.
Section 3.   Removal; Vacancies.   Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, dated as of [•], 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), any individual director, or the entire Board of Directors, may be removed from by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with these Amended and Restated Articles.
Except as otherwise required by law and subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding and the terms and conditions of the Stockholders Agreement, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, even though less than a quorum. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 4.   Bylaws.   The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of  (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.
For the purposes of these Amended and Restated Articles, “Founder Control” means that shares representing a majority of the voting power of the Voting Stock is beneficially owned by the Founder.
Section 5.   Elections of Directors.   Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.
ARTICLE VI
MATTERS RELATING TO STOCKHOLDERS
Section 1.   Action by Written Consent.   Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that from and after the time that a Founder beneficially owns less than a majority of the voting power of the Voting Stock, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 1, Article VI shall require the affirmative vote of  (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.
Section 2.   Special Meeting of Stockholders.   Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board of Directors or by the Chief Executive Officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at such time that the Corporation is not under Founder Control, only by the Chairman of the Board of Directors or by the Chief Executive Officer of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, and may not be called by any other person or persons.
Section 3.   Meeting Location.   Meetings of stockholders may be held within or outside the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE VII
LIABILITY
The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no Director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VIII
TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS
Section 1.   Control Share Acquisition Exemption.   The Corporation shall not be governed by the control share acquisition provisions of Nevada law, Sections 78.378 through 78.3793 of the NRS or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.378 through 78.3793 of the NRS, if and for so long as, Sections 78.378 through 78.3793 of the NRS shall apply to the Corporation.
Section 2.   Combinations With Interested Stockholders.   The Corporation shall not be governed by the provisions of Sections 78.411 through 78.444 of the NRS, or any successor provision, until immediately following the time at which the Founder ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of the Voting Stock, and the Corporation shall thereafter be governed by Sections 78.411 through 78.444 of the NRS, if and for so long as, Sections 78.411 through 78.444 of the NRS shall apply to the Corporation.
ARTICLE IX
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Amended and Restated Articles or the Bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of the Amended and Restated Articles or the Bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article IX.
To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act of 1934, as amended, or the rules and regulations thereunder (the “Exchange Act’’) establishes exclusive jurisdiction with the federal courts over all suits brought to enforce any duty or liability created by the Exchange Act.
ARTICLE X
AMENDMENT
Notwithstanding any other provisions of these Amended and Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by these Amended and Restated Articles (or by any certificate of designations hereto), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X, XI or XII shall require the affirmative vote of  (a) a majority of the voting power of the Voting Stock while the Corporation is under Founder Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under Founder Control.
The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles but only in the manner now or hereafter prescribed in these Amended and Restated Articles, the Corporation’s Bylaws or the NRS, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE XI
CORPORATE OPPORTUNITIES
In anticipation that the Corporation and the Founder may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Founder (including service of the Founder as a director of the Corporation), the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Founder, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of these Amended and Restated Articles (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.
Section 1.   Right to Compete.   To the fullest extent permitted by the laws of the State of Nevada, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in his or her capacity as an employee of the Corporation or its subsidiaries; (b) no holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any holder of Class A Common Stock or Class B Common Stock or any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of Class A Common Stock or Class B Common Stock or such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such holder of Class A Common Stock or Class B Common Stock or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such holder of Class A Common Stock or Class B Common Stock or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Section 1, Article XI shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director.
Section 2.   Corporate Opportunities.   To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with these Amended and Restated Articles, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Section 3.   Liability.   No holder of Class A Common Stock or Class B Common Stock and no Director that is not an employee of the Corporation or its subsidiaries will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article XI.

ARTICLE XII
UNSUITABLE PERSONS
Section 1.   Finding of Unsuitability.
(a)   The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board of Directors in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) delivery to such Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the Board of Directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting), finding that the Board of Directors has determined in good faith (following consultation with independent gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of the arbitration process described below (if applicable); provided, further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board of Directors were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, such disagreement with respect to whether the Board of Director’s determination(s) were made in good faith shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Corporation, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Boston, Massachusetts, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the avoidance of doubt, the only question before the arbitrator shall be whether such determinations were made by the Board in good faith. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board of Directors may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board of Directors regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board of Directors at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting. Following (x) the Board of Directors determining in good faith (following consultation with independent gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board of Directors adopted by a unanimous affirmative vote of all of the disinterested members of the Board of Directors), that such Person is an Unsuitable Person and it is necessary for such Person to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were made in good faith by the Board of Directors, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party

Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of Purchase Price in Article I); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45)-day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board of Directors determines in good faith (following consultation with independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.
(b)   In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board of Directors above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including without limitation any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including without limitation observer and information rights) conferred by the underlying Equity Interests.
(c)   The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XII, other than an Alternate Private Transaction (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person in the case of Third Party Transferees, by unsecured promissory note in the case of the Corporation, or combination of both in the case of the Corporation in such proportion as the Corporation may determine in its sole and absolute discretion and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under these Amended and Restated Articles, the Bylaws of the Corporation, the Stockholders Agreement and applicable federal and state securities laws) and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of relevant documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). Under any promissory note, an amount equal to one-third of the principal amount and the interest accrued thereon shall be due and payable no later than three (3) months following the Transfer Date, and the remaining principal amount of any such promissory note together with any unpaid interest accrued thereon shall be due and payable no later than one (1) year following the Transfer Date; provided that in the event that the Corporation does not have funds available to make the first payment, the Corporation and the Unsuitable Party agree to negotiate an alternate payment structure (including whether or not the promissory note or payment obligation should be secured by assets of the Corporation) in good faith (except that in the event that the Corporation and the Unsuitable Person are unable to reach an amicable solution as to such alternate payment structure, the original payment schedule and terms set out in first part of this sentence shall remain in force, and the applicable amounts under the promissory note shall be due and payable in accordance with the payment schedule set out above). The unpaid principal of any such promissory note shall bear interest at the rate of five percent (5%) per annum, and such promissory note shall contain such other reasonable and customary terms and conditions as the Corporation reasonably determines necessary or advisable, provided that they do not include any unduly burdensome or unreasonably adverse terms to the Unsuitable Person, it being agreed that such terms may include, without limitation, prepayment at the maker’s option at any time without premium (other than the interest agreed herein) or penalty and subordination if and only to the extent required by any debt obligations of the Corporation (and to the minimum extent required pursuant to such subordination arrangement). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.
(d)   To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XII promptly following any such determination.
Section 2.   Indemnification.   Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XII, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XII, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XII and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation.
Section 3.   Non-Exclusivity of Rights.   The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of these Amended and Restated Articles or the Bylaws of the Corporation or otherwise. Notwithstanding the provisions of this Article XII, the Corporation, the Unsuitable Person and any of his or its Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice, enter into an agreement or other arrangement (including based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard) , including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s ownership or control of all or a portion of its Equity Interests over time (and, in such event, the terms of such agreement or arrangement as agreed by such Unsuitable Person or Affiliate of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XII.
Section 4.   Further Actions.   Nothing contained in this Article XII shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or delayed issuance or threatened delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XII. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XII, provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the Stockholders (as defined in the Stockholders Agreement) than the provisions of this Article XII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board of Directors shall have exclusive authority and power to administer this Article XII and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article XII. Subject to the arbitration provisions set forth in Section 1(a) of this Article XII, all such actions which are done or made by the Board of Directors in compliance with the provisions of this Article XII and applicable law shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article XII to a committee of the Board of Directors as it deems necessary or advisable.
Section 5.   Legend.   The restrictions set forth in this Article XII shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.
Section 6.   Compliance with Gaming Laws.   All Persons owning or controlling Company Interests shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies. Any transfer of Equity Interests may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported transfer thereof in violation of such requirements shall be void ab initio.
Section 7.   Definitions.   The purposes of this Article XII, the following definitions apply.
“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.
“Equity Interest” means Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.
“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.
“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.
“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.
“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.
“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.
“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board of Directors in good faith (it being agreed that in case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such share for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).
“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 1(a) of Article XII of these Amended and Restated Articles to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of these Amended and Restated Articles.
“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XII of these Amended and Restated Articles, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.
“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board of Directors deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XII of these Amended and Restated Articles. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XII of these Amended and Restated Articles, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity Interests imposed in good faith by the Corporation, including how certificates representing such Equity Interests are to be endorsed, if at all.
“Unsuitable Person” means a stockholder who (i) fails or refuses to file an application within thirty (30) days (or such shorter period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Corporation (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License (in each of (ii) through (iv) above, only if such denial, disqualification or determination by a Gaming Authority is final and non-appealable), or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Corporation or any Affiliated Company.
“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

IN WITNESS WHEREOF, DraftKings Inc. has caused this certificate to be signed by [•] its [•], on the [•] day of  [•], 2020.
DRAFTKINGS INC.
By:
Name:
Title:

Annex F
FORM OF
DRAFTKINGS INC.
AMENDED AND RESTATED BYLAWS
(the “Corporation”)
ARTICLE I
Stockholders
1.   Annual Meeting.   The annual meeting of stockholders of the Corporation for the election of directors to succeed directors whose terms expire and for the transaction of such other business as may properly come before such meeting shall be held each year at the place, date and time determined by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
2.   Special Meetings.   Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”). The notice for every special meeting shall state the place (if any), date, hour and purposes of the meeting. Except as otherwise required by law, only the purposes specified in the notice of the special meeting shall be considered or dealt with at such special meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.
3.   Place of Meeting.   Meetings of stockholders may be held at such place, either within or without the State of Nevada, as may be designated in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications, including by webcast, in accordance with applicable law. The Board of Directors may also, in its sole discretion, determine that stockholders and proxy holders may attend and participate by means of remote communications in a stockholder meeting held at a designated place. As to any meeting where attendance and participation by remote communications authorized by the Board of Directors in its sole discretion (including any meeting held solely by remote communications), and subject to such guidelines and procedures as the Board of Directors may adopt for any meeting, stockholders and proxy holders not physically present at such meeting of the stockholders shall be entitled to: (i) participate in any meeting of the stockholders; and (ii) be deemed present in person and vote at such meeting of the stockholders whether such meeting is to be held at a designated place or solely by means of remote communications, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.
4.   Notice of Meetings.   Except as otherwise provided by law or the Articles of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Nevada Revised Statutes (the “NRS”)) by the stockholder to whom the notice is given, and such notice shall be deemed to be given at the time, if delivered by electronic mail when directed to an electronic mail address at which the stockholder has consented to receive notice, and if delivered by any other form of electronic transmission when directed to
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the stockholder. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived (i) in writing signed by the person entitled to notice thereof or (ii) by electronic transmission made by the person entitled to notice, either before or after such meeting. Notice will be waived by any stockholder by his or her attendance thereat in person, by remote communications, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
5.   Quorum.   The holders of a majority of the voting power of all shares of the Corporation’s capital stock issued, outstanding and entitled to vote at a meeting, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum. If, on any issue, voting by the holders of classes or series is required by Chapter 78 or 92A of the NRS, the Articles of Incorporation or these amended and restated bylaws (these “Bylaws”), the holders of at least a majority of the voting power, present in person, by means of remote communications, or represented by proxy, within each such class or series is necessary to constitute a quorum of each such class or series. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.
6.   Adjournments.   Any meeting may be adjourned from time to time by the Chairperson of the Board of Directors or by the vote of the holders of a majority of the votes properly cast upon the question, whether or not a quorum is present, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
7.   Organization.
(a)   Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the Chief Executive Officer or the President, or in the absence of the Chief Executive Officer and President by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.
(b)   The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.
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(c)   The chairperson of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.
8.   Voting and Proxies.
(a)   Unless otherwise provided in Chapter 78 of the NRS, the Articles of Incorporation, or the resolution providing for the issuance of preferred stock or series of common stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation (if any such authority is so vested), each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date. So long as the Articles of Incorporation provide for more or less than one vote for any share on any matter, every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.
(b)   All matters at any meeting at which a quorum is present, except the election of directors, shall be decided by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of the Articles of Incorporation, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter. The election of directors shall be decided by the affirmative vote of the holders of at least a plurality of the votes of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors, unless otherwise expressly provided by the Articles of Incorporation. The stockholders do not have the right to cumulate their votes for the election of directors. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.
(c)   Stockholders may vote either in person or by written proxy or express directly or by written proxy their consent or dissent to a corporate action taken without a meeting. Each such proxy shall be valid until its expiration or revocation in a manner permitted by the laws of the State of Nevada. A proxy may be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient to support an irrevocable power. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.
9.   Stockholder Lists.   The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of electronic communication or if attendance at and
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participation in the meeting is permitted by means of remote communications, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on or a reasonably acceptable electronic network, and the information required to access such list shall be provided with the notice of the meeting.
10.   Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.
(a)   The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 10 of Article I and the Stockholders Agreement, dated as of  [•], 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”).
(b)   For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors (or a committee thereof), (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors (or a committee thereof) or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 10 of Article I is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 10 of Article I.
In addition to any other requirements under applicable law and these Bylaws, even if such matter is already the subject of any notice to the stockholders or public announcement by the Board of Directors, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action.
To be timely, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (which, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, has occurred on [•], 2020); provided, however, that if  (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the close of business on the later of (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.
A Stockholder Notice must contain the following information:
(i)
whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”);

(ii)
the name and address of all Interested Persons;

(iii)
a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons;

(iv)
whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the

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Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof;
(v)
a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice;

(vi)
a representation whether any Interested Person, will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(vii)
a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of the Corporation; and

(viii)
any other information relating to such Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be supplemented and updated from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date.
Any Stockholder Notice relating to the nomination of directors must also contain:
(i)
the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation);

(ii)
each nominee’s signed consent to serve as a director of the Corporation if elected; and

(iii)
whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).

The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation.
Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders (and, in the event that such proposal is to amend these Bylaws, the language of the proposed amendment) and (ii) a brief written statement of the reasons why such stockholder favors the proposal, including any material interest in such proposal of any Interested Person.
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Notwithstanding anything in this Section 10(b) of Article I to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed.
(c)   For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 10(b) of Article I hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.
(d)   For purposes of this Section 10 of Article I, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(e)   Only persons who are nominated in accordance with either the procedures set forth in this Section 10 of Article I or the terms and conditions of the Stockholders Agreement, shall be eligible for election as directors of the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 10 of Article I. This Section 10 of Article I shall not apply to stockholders proposals made pursuant to Rule 14a-8 under the Exchange Act. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over shares of common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.
(f)   The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 10 of Article I and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 10 of Article I, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
ARTICLE II
Directors
1.   Powers.   The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.
2.   Election and Qualification.   The total number of directors constituting the entire Board of Directors shall be fixed in the manner provided in the Articles of Incorporation. Directors need not be stockholders.
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3.   Vacancies: Reduction of Board.   Subject to the provisions of the Articles of Incorporation and the terms and conditions of the Stockholders Agreement, a majority of the Directors then in office, whether less than a quorum or otherwise, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of Directors.
4.   Tenure.   Except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws, Directors shall hold office until the next annual meeting of the stockholders and their successors are duly elected and qualified or until their earlier resignation or removal. Any Director may resign by delivering his or her written resignation to the Board of Directors or to the Chief Executive Officer, President or Secretary of the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
5.   Removal.   A director may be removed from the Board of Directors by the stockholders of the Corporation only as provided in the Articles of Incorporation and in accordance with the terms and conditions of the Stockholders Agreement.
6.   Meetings.   Regular meetings of the Board of Directors may be held without notice at such time, date and place (if any) as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, in writing, by the Chairperson, the Chief Executive Officer, the President, or two or more Directors (or the sole Director, if applicable), and designating the time, date and place (if any) thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.
7.   Notice of Meetings.   Notice of the time, date and place (if any) of all special meetings of the Board of Directors shall be given to each Director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address at least forty-eight (48) hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful, and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
8.   Quorum.   At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.
9.   Action at Meeting.   At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law or by the Articles of Incorporation.
10.   Action without a Meeting.   Unless otherwise restricted by the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or committee thereof may be taken without a meeting if all members of the Board of Directors or committee thereof consent thereto in writing or by electronic transmission, and such writings or electronic transmissions are filed with the records of the meetings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a vote of the Board of Directors or committee thereof for all purposes.
11.   Committees.   The Board of Directors, by vote of a majority of the Directors then in office, may establish one or more committees, each committee to consist of one or more Directors, and may delegate thereto some or all of its powers except those which by law or by the Articles of Incorporation may not be
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delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these Bylaws for the Board of Directors. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the members present at a meeting of the committee at the time of such vote if a quorum is then present shall be the act of such committee. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.
12.   Compensation.   Directors who are not salaried officers of the Corporation may receive a fixed sum per meeting attended or a fixed annual sum, or both, and such other forms of reasonable compensation as may be determined by resolution of the Board of Directors. All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Any director may serve the Corporation in any other capacity and receive proper compensation therefor. If the Board of Directors establishes the compensation of directors pursuant to this Section 12, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.
13.   Chairperson.   The Chairperson of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairperson of the Board of Directors shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.
14.   Protection of Confidential Information; Recusal from Meetings.   Each director acknowledges that as part of his or her service to the Corporation, and the exercise of his or her fiduciary duties on behalf of the Corporation, the director may receive confidential information of the Corporation (and its customers, strategic partners, vendors and suppliers). This confidential information includes, without limitation, nonpublic financial information, business and market strategy reports and presentations, pricing information, research and development activities, plans and strategies (including reports and presentations to the Board of Directors), invention disclosures, patentable and unpatentable inventions, technical specifications and information, and other scientific data, laboratory notebooks, unpublished patent or invention disclosures blueprints, biological and chemical compounds and properties, scientific reports, technical specifications and data, whether in hard copy or electronic media. Each director shall not use or disclose such confidential information for any purpose other than to promote and serve the best interests of the Corporation and its stockholders.
ARTICLE III
Officers
1.   Enumeration.   The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Treasurer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.
2.   Election.   The Chief Executive Officer, President, Treasurer and Secretary shall be elected by the Board of Directors. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.
3.   Qualification.   No officer need be a stockholder or Director. Any two or more offices may be held by the same person.
4.   Tenure.   Except as otherwise provided by the Articles of Incorporation, each of the officers of the Corporation shall hold his or her office until his or her successor is duly elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
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5.   Removal.   The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office.
6.   Vacancies.   Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
7.   Chief Executive Officer.   The Board of Directors may elect a chief executive officer who, subject to the direction of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation, and shall perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as may be provided by law.
8.   President and Vice Presidents.   The President shall be the chief operating officer of the Corporation and shall have general charge of its business operations, subject to the direction of the Board of Directors. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders or Board of Directors if the President is unable to do so for any reason.
Any Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers and responsible of and be subject to all the restrictions upon the President.
9.   Treasurer and Assistant Treasurers.   The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide.
Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.
10.   Secretary and Assistant Secretaries.   The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors in books kept for that purpose. In his or her absence from any such meeting an Assistant Secretary, or if he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.
The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors, Chief Executive Officer or the President.
Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.
11.   Other Powers and Duties.   Subject to these Bylaws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board of Directors.
ARTICLE IV
Capital Stock
1.   Certificates of Stock and Uncertificated Shares.   Unless the Board of Directors has provided by resolution that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares, each stockholder shall be entitled to a certificate of stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Such certificate shall be signed by the Chairperson or Vice-Chairperson of the Board of Directors or the Chief Executive Officer, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an
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Assistant Secretary. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall, at the option of the Board of Directors or as otherwise stated in the Articles of Incorporation, be permitted to issue fractional shares.
2.   Record Holders.   Except as may otherwise be required by law, by the Articles of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.
3.   Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the resolution fixing the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.
If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
4.   Replacement of Certificates.   In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
ARTICLE V
Indemnification
1.   Indemnification of Directors and Officers.   The Corporation shall, to the fullest extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Corporation or is or was a director or officer of the Corporation serving at the Corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against expenses, including without limitation attorneys’ fees, costs, expenses, judgments, fines, and amounts paid in settlement (collectively, “Expenses”), actually and reasonably incurred by the
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Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether or not an action, suit or proceeding by or in the right of the Corporation, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee.
2.   Indemnification Against Expenses.   The Expenses of Indemnitees must be paid or reimbursed by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit, proceeding or claim described in Section 1 of this Article V, to the fullest extent permitted by Nevada law.
3.   Indemnification of Employees and Other Persons.   The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.
4.   Insurance.   The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.
5.   Non-Exclusivity of Indemnification Rights.   The rights of indemnification set out in this Article V shall be in addition to and not exclusive of any other rights to which any Indemnitee may be entitled under the Articles of Incorporation, Bylaws, any other agreement with the Corporation, any action taken by the stockholders or disinterested directors of the Corporation, or otherwise. The indemnification provided under this Article V shall inure to the benefit of the heirs, executors, and administrators of an Indemnitee.
6.   Amendment.   The provisions of this Article V may be amended as provided in Article VI; provided, however, no amendment or repeal of such provisions which adversely affects the rights of a director or officer under this Article V with respect to his or her acts or omissions prior to such amendment or repeal, shall apply to him without his or her consent.
ARTICLE VI
Miscellaneous Provisions
1.   Fiscal Year.   Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.
2.   Seal.   The Board of Directors shall have power to adopt and alter the seal of the Corporation.
3.   Notices and Waivers Thereof.   Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, whenever by law or under the provisions of the Articles of Incorporation or these Bylaws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or upon delivery, if given by courier service. Notice to Directors or stockholders may also be given by telephone, telegram, facsimile, electronic mail, electronic transmission or similar medium of communication or as otherwise may be permitted by these Bylaws. If such notice is delivered to a Director or stockholder by electronic mail, such notice shall be deemed given when directed to the electronic mail address provided by such Director or stockholder, and if such notice is delivered by any other electronic transmission, such notice shall be deemed given when directed to such Director or stockholder.
Whenever any notice is required to be given by law or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof, in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of
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a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole and express purpose of objecting, at the time of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
4.   Execution of Instruments.   All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the Chief Executive Officer, President, Treasurer or Secretary, or by any other officer of the Corporation designated by the Board of Directors or Chief Executive Officer, except as the Board of Directors may generally or in particular cases otherwise determine.
5.   Voting of Securities.   Unless otherwise provided by the Board of Directors, the Chief Executive Officer, President, Treasurer or Secretary may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.
6.   Resident Agent.   The Board of Directors may appoint a resident agent in any jurisdiction upon whom legal process may be served in any action or proceeding against the Corporation.
7.   Corporate Records.   The original or attested copies of the Articles of Incorporation, these Bylaws and the records of all meetings of the incorporator, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent. The books of the Corporation may be kept at such place or places within or without the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in these Bylaws.
8.   Articles of Incorporation.   All references in these Bylaws to the Articles of Incorporation shall be deemed to refer to the Articles of Incorporation of the Corporation, as amended and in effect from time to time.
9.   Amendments.   These Bylaws may be amended or repealed or additional Bylaws adopted by the stockholders or by the Board of Directors; provided that (a) the Board of Directors may not amend or repeal this Section 9 of Article VI or any provision of these Bylaws which by law, by the Articles of Incorporation or by these Bylaws requires action by the stockholders, and (b) any amendment or repeal of these Bylaws by the Board of Directors and any Bylaw adopted by the Board of Directors may be amended or repealed by the stockholders.
10.   Conflicts.   In the event of any conflict between these Bylaws or any stockholders, voting, investor rights or other agreement to which the Corporation and the holders of shares of any class or series of capital stock of the Corporation are a party, then such agreement shall govern. In the event of any conflict between these Bylaws and the Articles of Incorporation, the Articles of Incorporation shall govern.
* * * * * * * * * * * * * * * *
Adopted by the Board of Directors: [•], 2020.
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ANNEX G
DRAFTKINGS INC. 2020 INCENTIVE AWARD PLAN
1.   Purpose.   The purpose of the DraftKings Inc. 2020 Incentive Award Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan:
(a)   “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Business Combination” has the meaning given such term in the definition of  “Change in Control.”
(e)   “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliate or any third party who has a business relationship with the Company; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(f)   “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of  “Change in Control,” be deemed to occur upon:

(i)   Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;
(ii)   Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iv)(A) and 2(f)(iv)(B), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;
(iii)   During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(iv)   Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;
(v)   Shareholder approval of a plan of complete liquidation of the Company.
(g)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h)   “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(i)   “Common Shares” means shares of the Company’s Class A common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).
(j)   “Company” means DraftKings Inc., a Nevada corporation.
(k)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(l)   “Effective Date” means the date on which the Plan is approved by the shareholders of the Company.
(m)   “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(n)   “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates); and with respect to shares of Class B Common Stock issued under the Plan, “Eligible Person” means the employees, directors, consultants or advisors who are eligible holders of Class B Common Stock as determined under the Company’s Articles of Incorporation as in effect from time to time.
(o)   “Exchange Act” has the meaning given such term in the definition of  “Change in Control,” and any reference in the Plan to any section of  (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(p)   “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(q)   “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i)   If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)   If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)   In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(r)   “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement or the applicable Award agreement.
(s)   “Immediate Family Members” shall have the meaning set forth in Section 15(b).
(t)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(u)   “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(v)   “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(w)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(x)   “Option” means an Award granted under Section 7 of the Plan.
(y)   “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(z)   “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”
(aa)   “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(bb)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(cc)   “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(dd)   “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(ee)   “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ff)   “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(gg)   “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(hh)   “Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.
(ii)   “Person” has the meaning given such term in the definition of  “Change in Control.”
(jj)   “Plan” means this DraftKings Inc. 2020 Incentive Award Plan, as amended from time to time.
(kk)   “Qualifying Termination” means the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.
(ll)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(mm)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(nn)   “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(oo)   “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.
(pp)   “SAR Period” has the meaning given such term in Section 8(b) of the Plan.
(qq)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(rr)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ss)   “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(tt)   “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(uu)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(vv)   “Substitute Award” has the meaning given such term in Section 5(e).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.   (a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares or shares of Class B Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other

Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.   (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b)   Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 52,870,000 Common Shares; provided, that total number of Common Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of Common Shares equal to five percent (5%) of the total outstanding Common Shares on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000

Common Shares), and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.
(c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.
(d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
(f)   In addition to the Common Shares that may be delivered pursuant to this Section 5, the Committee is authorized to deliver under the Plan an aggregate of  [    ] shares of the Company’s Class B common stock, par value $0.0001 per share (and any stock or other securities into which such shares of Class B common stock may be converted or into which they may be exchanged) (“Class B Common Stock”) to Eligible Persons. Shares of Class B Common Stock delivered by the Company under the Plan may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased by private purchase, or a combination of the foregoing.
6.   Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.   Options.
(a)   Generally.   Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is 52,870,000 Common Shares. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)   Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.
(d)   Method of Exercise and Form of Payment.   No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise”

pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of  (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f)   Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.   Stock Appreciation Rights.
(a)   Generally.   Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Exercise Price.   The Exercise Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.
(c)   Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.   Restricted Stock and Restricted Stock Units.   (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b)   Restricted Accounts; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)   Vesting; Acceleration of Lapse of Restrictions.   Unless otherwise provided by the Committee in an Award agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(d)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.   (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the

Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).
(i)   Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.   Stock Bonus Awards.   The Committee may issue unrestricted Common Shares, shares of Class B Common Stock or other Awards denominated in Common Shares or shares of Class B Common Stock, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
11.   Performance Compensation Awards.   (a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.
(b)   Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.
(c)   Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control;

(xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d)   Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.
(e)   Terms and Condition to Receipt of Payment.   Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f)   Timing of Award Payments.   Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).
12.   Changes in Capital Structure and Similar Events.   In the event of  (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares (or with respect to Awards of Class B Common Stock, Class B Common Stock), or (ii) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(a)   adjusting any or all of  (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(b)   providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;
(c)   accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;
(d)   modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(e)   deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;
(f)   providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(g)   canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
14.   General. (a) Award Agreements.   Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b)   Nontransferability.   (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the

Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c)   Tax Withholding and Deductions.   (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(ii)   Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.
(d)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)   Termination of Employment/Service.   Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i)   Government and Other Regulations.   (i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Nonexclusivity of the Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(n)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and performed wholly within the State of Nevada, without giving effect to the conflict of laws provisions thereof.
(p)   Severability.   If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)   Code Section 409A.
(i)   Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)   If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.
(iii)   Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
(s)   Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(t)   Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(u)   Payments.   Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.
(v)   Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.
* * *

DRAFTKINGS INC. 2020 INCENTIVE AWARD PLAN
SUB-PLAN FOR ISRAELI PARTICPANTS
1.   GENERAL
1.1
This sub-plan (the “Sub-Plan”) shall apply only to Participants who are residents of the State of Israel upon the date of grant of the Award, as defined below in Section 2, and are engaged by an Israeli Subsidiary or an Israeli Affiliate of the Company (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the DraftKings Inc. 2020 Incentive Award Plan (hereinafter the “Plan”).

1.2
This Sub-Plan is adopted pursuant to the authority of the Committee under section 14(e) of the Plan. This Sub-Plan is to be read as a continuation of the Plan and applies to Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. This Sub-Plan does not add to or modify the Plan in respect of any other category of Participants.

1.3
The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time.

1.4
Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.
DEFINITIONS

2.1
“102 Award” means any Award intended to qualify (as set forth in the Committee resolution and the Israeli Award Agreement) and which qualifies under Section 102, issued to an Approved Israeli Participant.

2.2
“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Common Shares are then traded or listed

2.3
“Approved Israeli Participant” means an Israeli Participant who is an employee, director or an officer of an Israeli resident Subsidiary or Affiliate of the Company, excluding any Controlling Share Holder of the Company, provided that the Subsidiary or Affiliate is an Israeli resident company or otherwise meets the definition of an Employing Company under Section 102.

2.4
“Award” means any Award granted under the Plan settled in Company’s Class A common stock and excluding any Award settled in cash.

2.5
“Capital Gain Award” or “CGA” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.6
“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7
”Employer” means, for purpose of a Trustee 102 Award, an Affiliate or Subsidiary of the Company which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

2.8
“ITA” means the Israeli Tax Authority.

2.9
“Israeli Award Agreement” means the Award agreement between the Company and an Israeli Participant that sets out the terms and conditions of an Award.

2.10
“Non-Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.11
“Ordinary Income Award” or “OIA” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12
“Ordinance” means the Israeli Income Tax Ordinance [New Version] — 1961, as now in effect or as hereafter amended.

2.13
“Rules” means the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.14
”Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15
“Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any Applicable Law.

2.16
“Trust Agreement” means the agreement to be signed between the Company, an Employer and the Trustee for the purposes of Section 102.

2.17
”Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.18
“Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Participant.

2.19
“Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a consultant or a Controlling Share Holder of the Company.

3.
ISSUANCE OF AWARDS

3.1
The persons eligible for participation in the Plan as Israeli Participants shall include Approved Israeli Participants and Unapproved Israeli Participants, provided, however, that only Approved Israeli Participants may be granted 102 Awards.

3.2
The Committee may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

3.3
The grant of Trustee 102 Awards shall be subject to this Sub-Plan and shall not become effective prior to the lapse of 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Sub-Plan by the ITA.

3.4
Trustee 102 Awards may either be classified as Capital Gain Awards (CGAs) or Ordinary Income Awards (OIAs).

3.5
No Trustee 102 Award may be granted under this Sub-Plan to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether CGAs or OIAs, that will be granted under the Plan and this Sub-Plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

3.6
All Trustee 102 Awards must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a Trustee, as described in Section 4 below.

3.7
The designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.8
Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.
102 AWARD GRANT DATE

Each 102 Award will be deemed granted on the date determined by the Committee, subject to the provisions of the Plan, provided that and subject to (i) the Israeli Participant has signed all documents required by the Company or pursuant to Applicable Law, and (ii) with respect to any Trustee 102 Award, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA such that if the guidelines are not met the Award will be considered as granted on the date determined by the Committee as a Non-Trustee 102 Award.
5.
TRUSTEE

5.1
Trustee 102 Awards which shall be granted under this Sub-Plan and/or any Common Shares allocated or issued upon grant, vesting or exercise of a Trustee 102 Award and/or other Common Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee or controlled by the Trustee, for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event that the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

5.2
With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Common Shares received upon the grant, vesting or exercise of a Trustee 102 Award and/or any Common Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

5.3
Notwithstanding anything to the contrary, the Trustee shall not release or sell any Common Shares allocated or issued upon grant, vesting or exercise of a Trustee 102 Award unless the Company, its Israeli Subsidiary or an Israeli Affiliate and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

5.4
Upon receipt of any Trustee 102 Award, the Approved Israeli Participant will consent to the grant of such Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

6.
WRITTEN PARTICIPANT UNDERTAKING

6.1
With respect to any Trustee 102 Award, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Israeli Participant is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents signed by the Israeli Participant in connection with the grant of such Award), and which undertaking shall be deemed to apply and relate to all Trustee 102 Awards granted to the Israeli Participant, whether under the Plan and this Sub-Plan or other plans maintained by the Company, and whether prior to or after the date hereof:

6.1.1
The Israeli Participant shall comply with all terms and conditions set forth in Section 102 with regard to the CGA or the OIA, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

6.1.2
The Israeli Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the CGA or the OIA in particular, and its tax consequences; the Israeli Participant agrees that the Trustee 102 Awards and Common Shares that may be issued upon exercise or (if applicable) vesting of the Trustee 102 Awards

(or otherwise in relation to such Awards), will be held by a Trustee appointed pursuant to Section 102 for at least the duration of the Holding Period under the CGA or the OIA, as applicable. The Israeli Participant understands that any release of such Trustee 102 Awards or Common Shares from trust, or any sale of the Common Shares prior to the termination of the Holding Period, will result in taxation at the marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and
6.1.3
The Israeli Participant agrees to the Trust Agreement signed between the Company, the Employer and the Trustee appointed pursuant to Section 102.

7.
THE AWARDS

The terms and conditions upon which Awards shall be issued and exercised or vest under this Sub-Plan, shall be specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Sub-Plan. Each Israeli Award Agreement shall state, inter alia, the number of Common Shares to which the Award relates, the type of Award granted thereunder (i.e., a CGA, OIA or Non-Trustee 102 Award or any Award granted to Unapproved Israeli Participant), and any applicable vesting provisions and exercise price that may be payable. For the avoidance of doubt it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards to Israeli Participants need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated). The grant, vesting and exercise of Awards granted to Israeli Participants shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Committee (including the provisions of the Plan) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.
8.
ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

8.1.
Notwithstanding any other provision of the Plan including section 14(b) of the Plan, no Award subject to this Sub-Plan or any right with respect thereto, other than Common Shares that are not subject to any restrictions, whether fully paid or not, shall be assignable, transferable or given as collateral, or any right with respect to any such Award given to any third party whatsoever, and during the lifetime of the Israeli Participant, each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made directly or indirectly, for an immediate or future validation, shall be void.

8.2
As long as Awards or Common Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Common Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

9.
INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

9.1.
With regard to Trustee 102 Awards, the provisions of the Plan and/or the Sub-Plan and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, the Sub-Plan and the Israeli Award Agreement.

9.2.
Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax treatment with respect to an Award pursuant to Section 102, which is not expressly specified in the Plan, the Sub-Plan or the Israeli Award Agreement, shall be considered binding upon the Company, any Israeli Subsidiary or an Israeli Affiliate and the Israeli Participants. Furthermore, if any provision of the Plan or Sub-Plan disqualifies Awards that are intended to qualify as 102 Awards from the beneficial tax treatment pursuant to Section 102, such provision shall not apply to the 102 Awards.

10.
TAX CONSEQUENCES; DISCLAIMER

10.1
Any tax consequences arising from the grant, purchase, exercise, vesting or sale of any Award issued hereunder, from the payment for or sale of Common Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries and/or Affiliates, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Subsidiaries and/or Affiliates, and/or the Trustee shall withhold Tax according to the requirements under Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Subsidiaries and/or Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.
10.2
The Company and/or, when applicable, the Trustee shall not be required to release any Award or Common Share to an Israeli Participant until all required Tax payments have been fully made.

10.3
Awards that do not comply with the requirements of Section 102 shall be subject to tax under Section 3(i) or 2 of the Ordinance.

10.4
With respect to Non-Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Subsidiary or Affiliate, or otherwise if so requested by the Company or the Subsidiary or Affiliate, the Israeli Participant shall extend to the Company and/or the Subsidiary or Affiliate a security or guarantee for the payment of Tax due at the time of sale of Common Shares, in accordance with the provisions of Section 102.

10.5
TAX LIABILITY. ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS GRANTED HEREUNDER OR THE EXERCISE OR (IF APPLICABLE) VESTING THEREOF, THE SALE OR DISPOSITION OF ANY COMMON SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OR (IF APPLICABLE) VESTING OF ANY AWARD, THE ASSUMPTION, SUBSTITUTION, CANCELLATION OR PAYMENT IN LIEU OF AWARDS OR FROM ANY OTHER ACTION IN CONNECTION WITH THE FOREGOING (INCLUDING WITHOUT LIMITATION ANY TAXES AND COMPULSORY PAYMENTS, SUCH AS SOCIAL SECURITY OR HEALTH TAX PAYABLE BY THE PARTICIPANT OR THE COMPANY IN CONNECTION THEREWITH) SHALL BE BORNE AND PAID SOLELY BY THE ISRAELI PARTICIPANT, AND THE ISRAELI PARTICIPANT SHALL INDEMNIFY THE COMPANY, THE AFFILIATE AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PAYMENT OR ANY PENALTY, INTEREST OR INDEXATION THEREON. EACH ISRAELI PARTICIPANT AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

10.6
NO TAX ADVICE. THE ISRAELI PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING, VESTING OR DISPOSING OF AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE ISRAELI PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE ISRAELI PARTICIPANT.

10.7
TAX TREATMENT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR

TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD AGREEMENT, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE COMPANY, ANY OF ITS AFFILIATES (INCLUDING THE EMPLOYER) THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WILL QUALIFY AT THE TIME OF EXERCISE, VESTING OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND THE AFFILIATE (INCLUDING THE EMPLOYER) SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS OF WHETHER THE COMPANY OR ITS AFFILIATES (INCLUDING THE EMPLOYER) COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE ISRAELI PARTICIPANT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. AWARDS THAT DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE ISRAELI PARTICIPANT.
11.
ONE TIME BENEFIT

The Awards and underlying Common Shares granted hereunder are extraordinary, one-time Awards granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under Applicable Law, nor shall receipt of an Award entitle a Participant to any future Awards.
12.
TERM OF PLAN AND SUB-PLAN

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Sub-Plan or for any amendment to this Sub-Plan as are necessary to comply with any Applicable Law, applicable to Awards granted to Israeli Participants under this Sub-Plan or with the Company’s incorporation documents.
13.
GOVERNING LAW

Solely for the purpose of determining the Israeli tax treatment of Awards granted pursuant to this Sub-Plan, this Sub-Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without reference to conflicts of law principles.
* * * * *

ANNEX H
DRAFTKINGS INC.
EMPLOYEE STOCK PURCHASE PLAN
Adopted [•], 2020
1.   PURPOSE. The DraftKings Inc. Employee Stock Purchase Plan (the “Plan”) is established to provide eligible employees of DraftKings Inc., a Nevada corporation, and any successor corporation thereto (collectively, “DraftKings”), and any current or future parent entity or subsidiary entities of DraftKings which the Board of Directors of DraftKings (the “Board”) determines should be included in the Plan to the extent permitted by section 423 of the Code (collectively referred to as the “Company”), with an opportunity to acquire a proprietary interest in the Company by the purchase of Shares (as defined below) of DraftKings (NASDAQ trading symbol “DKNG”). DraftKings and any parent or subsidiary corporation designated by the Board as a corporation included in the Plan shall be individually referred to herein as a “Participating Company.” The Board shall have the sole and absolute discretion to determine from time to time what parent corporations and/or subsidiary corporations shall be Participating Companies. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).
The Company intends that the Plan shall qualify as an “employee stock purchase plan” under section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein.
2.   ADMINISTRATION. The Plan shall be administered by the Board and/or by a duly appointed committee or representative of the Board having such powers as shall be specified by the Board. Any references to the Board shall also mean the committee or representative if a committee or representative has been appointed. All questions of interpretation of the Plan shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of the Plan; provided, however, that all Participants shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code, except that the Plan (or a sub-plan) or an Offering may provide different terms to citizens or residents of a foreign jurisdiction if necessary to comply with the laws of that jurisdiction. All expenses incurred in connection with administration of the Plan shall be paid by the Company.
3.   SHARE RESERVE. The maximum number of shares which may be issued under the Plan shall be 5,840,000 shares of Class A common stock, which may be authorized but unissued shares or shares held in the treasury of the Company (the “Shares”); provided, that total number of Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of Shares equal to one percent (1%) of the total outstanding Shares on the last day of the prior calendar year (subject to a maximum annual increase of 6,600,000 Shares). Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Shares than would otherwise occur pursuant to the stipulated percentage.
4.   ELIGIBILITY. Any full-time employee of a Participating Company is eligible to participate in the Plan beginning on the first day of the first Purchase Period (as defined below) following the employee’s start date, except employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of section 423(b)(3) of the Code. A full time employee is defined as one who is regularly scheduled to work more than 30 hours per week. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “employee” of such Participating Company. In certain circumstances, eligibility may be restricted pursuant to a withdrawal under Section 10(d) of the Plan.

5.   OFFERING DATES.
(a)
OFFERING PERIODS. Except as otherwise set forth below, the Plan shall initially be implemented by offerings (individually, an “Offering”) of three (3) months duration (an “Offering Period”). The first Offering will commence on January 1, 2021 and subsequent Offerings would commence every three months thereafter until the Plan terminates, unless earlier modified in the Board’s discretion. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the Offering Date would fall on a holiday or weekend, the Offering Date shall instead be the first business day after such day. Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. Eligible employees may not participate in more than one Offering at a time.

(b)
PURCHASE PERIODS. Each Offering Period shall initially consist of one (1) purchase period of three (3) months duration (each, a “Purchase Period”). The “Purchase Date” for each Purchase Period shall be the last day of such Purchase Period. A Purchase Period commencing on January 1 shall end on March 31. A purchase period commencing on April 1 shall end on June 30. A Purchase Period commencing on July 1 shall end on September 30. A purchase period commencing on October 1 shall end on December 31. In the event the Purchase Date would fall on a holiday or weekend, the Purchase Date shall instead be the last business day prior to such day. Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase Periods; provided that no Purchase Period may extend for more than 27 months. An employee who becomes eligible to participate in an Offering after the initial Purchase Period has commenced shall not be eligible to participate in such Purchase Period but may participate in any subsequent Purchase Period during that Offering Period provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Purchase Period.

(c)
GOVERNMENTAL APPROVAL; STOCKHOLDER APPROVAL. Notwithstanding any other provision of the Plan to the contrary, all transactions pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Shares (including compliance with the Securities Act of 1933 and any applicable state securities laws) and (ii) obtaining stockholder approval of the Plan.

6.   PARTICIPATION IN THE PLAN.
(a)
INITIAL PARTICIPATION. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company’s payroll office (at Company headquarters) not later than the close of business for such payroll office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company’s payroll office on or before the Subscription Date shall not participate in the Plan for such Purchase Period. DraftKings may, from time to time, change the Subscription Date as deemed advisable by DraftKings in its sole discretion for proper administration of the Plan.

(b)
CONTINUED PARTICIPATION. A Participant shall automatically participate in the Purchase Period commencing immediately after the first Purchase Date of the initial Offering Period in which the Participant participates, and all subsequent Purchase Periods within that Offering, until such time as such Participant (i) ceases to be eligible as provided in paragraph 4, (ii) withdraws from the Offering or Plan pursuant to paragraphs 10(a) or 10(b) or (iii) terminates employment as provided in paragraph 11. Similarly, except as provided in the preceding sentence, a Participant shall automatically participate in the Offering Period commencing immediately after the last Purchase Date of the prior Offering Period in which the Participant participates, and all subsequent Offering Periods pursuant to this Plan. However, a Participant may deliver a subscription agreement with respect to a subsequent Purchase or Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7.   PURCHASE PRICE. The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the per share Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the per share fair market value of the Shares on the Offering Date of the Offering Period of which the Purchase Period is a part, or (b) the per share fair market value of the Shares on the Purchase Date for such Purchase Period (such 85% value, the “Minimum Price”). Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be the Minimum Price. The fair market value (“Fair Market Value”) of the Shares on the applicable dates shall be the closing price quoted on The NASDAQ Stock Market (or the average of the closing bid and asked prices), or as reported on such other stock exchange or market system if the Shares are traded on such other exchange or system instead, or as determined by the Board if the Shares are not so reported.
8.   PAYMENT OF PURCHASE PRICE. Shares which are acquired pursuant to the Plan may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering (a) shall include all wages, salaries, commissions and bonuses after deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include occasional awards such as equity-based compensation or any other payments not specifically referenced in (a). Except as set forth below, the deduction amount to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement, and the amount of such payroll deductions shall be given the lowest priority so that all other required and voluntary payroll deductions from a Participant’s Compensation are withheld prior to subscription agreement amounts.
(a)
LIMITATIONS ON PAYROLL WITHHOLDING. The amount of payroll withholding with respect to the Plan for any Participant during any Offering Period shall be elected by the Participant and shall be stated as a dollar amount, provided that the amount withheld (a) must be less than or equal to fifteen percent (15%) of such Participant’s Compensation, subject to such rules and procedures established by the Company from time to time, and (b) shall not exceed $21,250 during any calendar year. Amounts withheld shall be reduced by any amounts contributed by the Participant and applied to the purchase of Shares pursuant to any other employee stock purchase plan qualifying under section 423 of the Code.

(b)
PAYROLL WITHHOLDING. Payroll deductions shall commence on the first pay date beginning after the Offering Date, as designated by DraftKings, and shall continue to the last pay date before the end of the Offering Period, as designated by DraftKings, unless sooner altered or terminated as provided in the Plan.

(c)
PARTICIPANT ACCOUNTS. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(d)
NO INTEREST PAID. Interest shall not be paid on sums withheld from a Participant’s Compensation.

(e)
PURCHASE OF SHARES. On each Purchase Date of an Offering Period, each Participant whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire the number of Shares (including fractional Shares subject to the last sentence of this paragraph 8(e)) determined by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Offering Exercise Price. No Shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date. If the Broker is unable to administer purchases of fractional Shares, only whole Shares shall be purchased, and any remaining cash in the Participant’s account shall be carried over to the next Purchase Period, if the Participant is continuing to participate in the next Purchase Period.

(f)
REMAINING CASH BALANCE. Any cash balance remaining in the Participant’s account after a Purchase Date shall be carried over to the next Purchase Period if the Participant is continuing to participate in the next Purchase Period. Any cash balance remaining upon a Participant’s withdrawal from or termination of participation in the Plan (including due to termination of employment) or termination of the Plan itself shall be refunded as soon as practicable after such event. Interest shall not be paid on sums returned to a Participant pursuant to this Section 8(f).

(g)
TAX WITHHOLDING. At the time the Shares are purchased, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon the purchase of Shares and/or upon disposition of Shares, respectively. The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(h)
COMPANY ESTABLISHED PROCEDURES. The Board may, from time to time, establish (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, and/or (v) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code. Notice of new or amended procedures pursuant to this section shall be communicated to all eligible participants in a manner reasonably determined by the Board to reach all participants in a cost efficient manner.

9.   LIMITATIONS ON PURCHASE OF SHARES: RIGHTS AS A STOCKHOLDER.
(a)
FAIR MARKET VALUE LIMITATION. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of section 423 of the Code sponsored by DraftKings or a parent or subsidiary corporation of DraftKings) in an amount which exceeds $25,000 in fair market value, which fair market value is determined for Shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for any calendar year in which Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

(b)
PRO RATA ALLOCATION. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any cash balance remaining after such allocation shall be refunded to Participants as soon as practicable.

(c)
RIGHTS AS A STOCKHOLDER AND EMPLOYEE. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of issuance of stock for the Shares being purchased pursuant to the Plan. Moreover, Shares shall not be issued and a Participant shall not be permitted to purchase Shares unless and until such Shares have been registered under the Securities Act of 1933 on an effective S-8 registration and any other applicable registration requirements are satisfied. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

(d)
USE OF A CAPTIVE STOCK BROKER. In order to reduce paperwork and properly track and report Participant’s acquisition and disposition of Shares purchased pursuant to the Plan, the Company may, in its discretion, designate one or more stock brokers as a “captive” broker (“Broker”) for receiving Participants’ Shares and maintaining individual accounts for each Participant. The initial Broker shall be Morgan Stanley. The Company and the Broker may establish such account procedures and restrictions as are necessary to carry out their respective functions and properly administer the Plan (see, for example, Section 19).

(e)
RIGHT TO ISSUANCE OF SHARE CERTIFICATE. Initially, Participants will not receive share certificates from DraftKings representing the Shares purchased pursuant to the Plan. Instead, the Company shall issue one share in the form of a stock certificate or by “DWAC” or similar electronic transfer to the Broker for all Shares purchased on a Purchase Date, followed by electronic allocation by the Broker among all Participants according to their respective contributions. A Participant may obtain a share certificate for his or her actual share amount only from the Broker according to such Broker’s procedures. This limitation may be modified by the Board in its discretion at any time.

10.   WITHDRAWAL.
(a)
WITHDRAWAL FROM AN OFFERING. A Participant may withdraw from an Offering and stop payroll deductions one (1) time during a Purchase Period by providing a notice of withdrawal (on a form provided by the Company for such purpose) to DraftKings’s payroll office at least 10 days before the Purchase Date for the Purchase Period. A cash refund of payroll deduction amounts from a Participant’s account shall be made prior to the next scheduled Purchase Date in accordance with Section 8(f) of this Plan.

Withdrawals requested after the deadline in this paragraph 10(a) for a Purchase Period shall not affect Shares acquired by the Participant on such Purchase Date. A Participant who withdraws from an Offering for a Purchase Period may not resume participation in the Plan during the same Purchase Period, but may participate in any subsequent Offering, or in any subsequent Purchase Period within the same Offering, by again satisfying the requirements of paragraphs 4 and 6(a) above.
(b)
WITHDRAWAL FROM THE PLAN. A Participant may voluntarily withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Company’s payroll office. The effect of withdrawal from the Plan shall be in accordance with Section 10(a) above.

(c)
RETURN OF PAYROLL DEDUCTIONS. Upon withdrawal from an Offering or the Plan pursuant to paragraphs 10(a) or 10(b), respectively, the withdrawn Participant’s accumulated payroll deductions shall be returned as soon as practicable after the withdrawal, in accordance with Section 8(f) of this Plan. Interest shall not be paid on sums returned to a Participant pursuant to this paragraph 10(c). The Participant’s interest in the Offering and/or the Plan, as applicable, shall terminate.

(d)
PARTICIPATION FOLLOWING WITHDRAWAL. An employee who is also an officer or director of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and who is deemed to “cease participation” in the Plan within the meaning of Rule 16b-3 promulgated under the Exchange Act and amended from time to time or any successor rule or regulation (“Rule 16b-3”) as a consequence of his or her withdrawal from an Offering pursuant to paragraph 10(a) above or withdrawal from the Plan pursuant to paragraph 10(b) above shall not again participate in the Plan for at least six months after the date of such withdrawal.

(e)
REDUCTION RIGHTS. A Participant may elect to decrease future payroll deductions from his or her Compensation during a Purchase Period no more than one (1) time each Purchase Period. Such Participant must submit a signed written notice of reduction on a form provided by the Company for such purpose and delivering such notice to the Company’s payroll office at least 10 days before the Purchase Date for the Purchase Period.

11.   TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this paragraph 11. DraftKings may establish a date which is a reasonable number of days prior to the Purchase Date as a cutoff for return of a Participant’s payroll deductions in the form of cash.
After the cutoff date, Shares will be purchased for the terminated employee in accordance with paragraph 10(c), above. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above.
12.   CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred in the event any of the following occurs with respect to DraftKings:
(a)
Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(b)
Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate (as defined below), (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iv)(A) and 2(f)(iv)(B), (V) any acquisition involving beneficial ownership of less than fifty percent (50%) of the then-outstanding Shares (the “Outstanding Company Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(c)
During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(d)
Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the

Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(e)
Shareholder approval of a plan of complete liquidation of the Company.

For purposes of this section 12, “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Board, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
In the event of a Change in Control, the Board may take any one or more of the following actions with respect to an Offering in progress as of the Change in Control on such terms as the Board determines: (i) provide that such Offering shall be assumed or continued by the acquiring or succeeding corporation (or an Affiliate thereof); (ii) upon written notice to Participants, provide that such Offering will be terminated immediately prior to the consummation of the Change in Control and that all Shares under such Offering will be purchased to the extent of accumulated payroll deductions as of a date specified by the Board in such notice, which date shall not be less than ten (10) days preceding the effective date of the Change in Control; (iii) upon written notice to Participants, provide that all Shares under such Offering will be cancelled as of a date prior to the effective date of the Change in Control and that all accumulated payroll deductions will be returned to Participants on such date; (iv) in the event of a Change in Control under the terms of which Participants will receive upon consummation thereof a cash payment for each Share surrendered in the Change in Control (the “Acquisition Price”), change the last day of the Offering Period to be the date of the consummation of the Change in Control and make or provide for a cash payment to each Participant equal to (A) (i) the Acquisition Price times (ii) the number of Shares that the Participant’s accumulated payroll deductions as of immediately prior to the Change in Control could purchase at the Purchase Price, where the Acquisition Price is treated as the fair market value of the Shares on the last day of the applicable Offering Period for purposes of determining the Purchase Price under paragraph 7 above, and where the number of Shares that could be purchased is subject to the limitations set forth in paragraph 3 above, minus (B) the result of multiplying such number of Shares by such Purchase Price; (v) provide that, in connection with a liquidation or dissolution of the Company, Shares shall convert into the right to receive liquidation proceeds (net of the Purchase Price thereof); and (vi) any combination of the foregoing. For the avoidance of doubt, interest shall not be paid on sums returned to a Participant pursuant to this section 12.
13.   CAPITAL CHANGES. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of  (a) the Offering Exercise Price, (b) the number of Shares subject to purchase by Participants, and (c) the Plan’s share reserve amount.
14.   NON-TRANSFERABILITY. Prior to a Purchase Date, a Participant’s rights under the Plan may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Subsequent to a Purchase Date, a Participant shall be allowed to sell or otherwise dispose of the Shares in any manner that he or she deems fit. However, the Company, in its absolute discretion, may impose such restrictions on the transferability of Shares purchased by a Participant pursuant to the Plan as it deems appropriate and any such restriction may be placed on the certificates evidencing such Shares (see also Sections 9(d) and 19).

15.   REPORTS. Each Participant shall receive, within a reasonable period after the Purchase Date, a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 8(f) above, if any. Each Participant who acquires Shares pursuant to the Plan shall be provided information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
16.   PLAN TERM. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued, whichever shall first occur.
17.   RESTRICTION ON ISSUANCE OF SHARES. The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
18.   LEGENDS. The Company may at any time place legends or other identifying symbols referencing any applicable federal and/or state securities restrictions or any provision(s) convenient in the administration of the Plan on some or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this paragraph. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to any legend required to be placed thereon by applicable law.
19.   NOTIFICATION OF SALE OF SHARES. The Company may require the Participant to give the Company prompt notice of any disposition of Shares acquired under the Plan within two years from the date of commencement of an Offering Period or one year from the Purchase Date. The Company may direct that the certificates evidencing Shares acquired by the Participant refer to such requirement to give prompt notice of disposition. Additionally, the Company and the Broker may impose such restrictions or procedures related to transfer of Shares acquired under the Plan as are necessary for the Company to obtain sufficient notice of disposition, in order to comply with governmental requirements related to Form W-2 reporting, payroll tax withholding, employment tax liability and corporate income taxes.
20.   AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan, except that such amendment or termination shall not affect Shares purchased under the Plan, (except as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to section 423 of the Code or to obtain qualification or registration of the Shares under applicable federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more Shares than are authorized for issuance under the Plan or would change the definition of the entities that may be designated by the Board as Participating Companies.
Furthermore, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Exchange Act.

Annex I
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated March 12, 2020, by and among Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”) and DEAC NV Merger Corp., a Nevada corporation (“DEAC NewCo”).
WHEREAS, DEAC is a blank check company formed to acquire one or more operating businesses through a business combination transaction;
WHEREAS, prior to the date hereof, DEAC formed DEAC NewCo as a wholly-owned subsidiary of DEAC;
WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Business Combination (as defined below), DEAC NewCo shall merge with and into DEAC (the “Merger”) in accordance with the terms of the Nevada Revised Statutes and the Delaware General Corporation Law, with DEAC NewCo surviving such merger;
WHEREAS, as a result of the Merger, the separate existence of DEAC in Delaware will cease;
WHEREAS, DEAC will cause DEAC NewCo to file a registration statement on Form S-4 in connection with the Merger;
WHEREAS, the board of directors of each of DEAC and DEAC NewCo has unanimously approved this Agreement and declared it advisable for DEAC and DEAC NewCo, respectively, to enter into this Agreement.
NOW, THEREFORE, on the terms, and subject to the conditions of this Agreement, DEAC and DEAC NewCo agree as follows:
1.
Effective Time. The Merger will be consummated by DEAC and/or DEAC NewCo filing: (a) a certificate of merger (the “Certificate”) with the Secretary of State of the State of Delaware under the Delaware General Corporation Law; and (b) articles of merger (the “Articles”) with the Secretary of State of the State of Nevada under the Nevada Revised Statutes. The Merger will be effective with effect from the filing of the Certificate in the State of Delaware and the Articles in the State of Nevada (the “Effective Time”); provided, that the Certificate and the Articles shall be filed in the State of Delaware and the State of Nevada, respectively, immediately prior to the consummation of the Business Combination.

2.
Merger. At the Effective Time, DEAC will merge with and into DEAC NewCo, and DEAC NewCo shall be the surviving company in the Merger (hereinafter sometimes referred to as the “Surviving Company”).

3.
Articles of Incorporation and Bylaws. The Articles of Incorporation attached hereto as Exhibit A shall be the Articles of Incorporation of the Surviving Company. The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Company.

4.
Directors and Officers. The directors of the Surviving Company as of the Effective Time shall be those who have been nominated to serve as directors upon the consummation of the Business Combination pursuant to the Stockholders Agreement to be entered into on the Closing Date (as defined in the BCA), each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Company and such Stockholders Agreement. The officers of DK immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Company.

5.
Succession. From and after the Effective Time, the Surviving Company shall succeed, without other transfer, to all of the rights and property of DEAC, and will be subject to all of the debts and liabilities of DEAC.

6.
Further Assurances. From time to time as and when requested by the Surviving Company or by its successors and assigns, the last acting officers of DEAC, or the corresponding directors and officers of the Surviving Company, may, in the name of DEAC, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further actions, as the Surviving Company may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Company title to and possession of all of the property, rights, privileges, immunities, powers and franchises of DEAC (and otherwise to carry out the purposes of this Agreement).

7.
Conversion of Securities.

A.
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares of DEAC, each share of Class A common stock, par value US$0.0001, and each share of Class B common stock, par value US$0.0001, issued and outstanding in DEAC shall be cancelled and will be automatically converted into one share of Class A common stock, par value US$0.001, in the Surviving Company.

B.
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of DEAC Warrants, each DEAC Warrant (or portion thereof) that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such DEAC Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the amount of share(s) of Class A common stock of DEAC set forth therein, and in substitution thereof, any such whole DEAC Warrant shall entitle the holder thereof to acquire one share of Class A common stock of the Surviving Company per DEAC Warrant.

C.
Upon the Effective Time, all issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing the issued and outstanding shares of the Surviving Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Business Combination” means the transactions (other than the Merger) contemplated by that certain Business Combination Agreement dated as of December 22, 2019 (the “BCA”) between DEAC, DraftKings, Inc. (“DK”), SBTech (Global) Limited (“SBT”), certain selling equityholders of SBT, DEAC NV Merger Corp. and DEAC Merger Sub Inc.
“DEAC Warrant” means each warrant entitling the holder thereof to purchase one share of Class A common stock, par value US$0.0001, in DEAC on the terms and conditions set forth in the Warrant Agreement.
“Warrant Agreement” means that certain warrant agreement, dated as of May 10, 2019, by and between DEAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, governing the DEAC Warrants.
8.
Share Certificates. Upon the Effective Time, each certificate (if any) representing issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing shares of the Surviving Company.

9.
Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

10.
Governing Law. This Agreement and all rights hereunder shall be interpreted and enforced in accordance with the laws of the State of Nevada, without regard to the conflicts of laws rules thereof.

11.
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.
DIAMOND EAGLE ACQUISITION CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title: Chief Executive Officer
DEAC NV MERGER CORP.
By:
/s/ Eli Baker

Name: Eli Baker
Title: Secretary

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
New DraftKings’ amended and restated articles of incorporation eliminate the liability of New DraftKings officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that New DraftKings directors and officers will not be individually liable to us, New DraftKings stockholders or New DraftKings creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
New DraftKings’ amended and restated articles of incorporation and bylaws also provide for indemnification for New DraftKings’ directors and officers to the fullest extent permitted by Nevada law. New DraftKings intends to enter into indemnification agreements with each of its directors that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict New DraftKings rights and the rights of New DraftKings stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
New DraftKings is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.
The limitation of liability and indemnification provisions under Nevada law and in New DraftKings’ amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New DraftKings and New DraftKings stockholders. However, these provisions do not limit or eliminate New DraftKings rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, New DraftKings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of December 22, 2019, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
2.2	Form of Stockholders Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C ).
2.3	Agreement and Plan of Merger, dated as of March 12, 2020, by and among Diamond Eagle Acquisition Corp. and DEAC NV Merger Corp. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I ).
3.1*	Articles of Incorporation of DEAC NV Merger Corp.

Exhibit No.	Description
3.2*	Bylaws of DEAC NV Merger Corp.
3.3	Form of Amended and Restated Articles of Incorporation of New DraftKings (attached as Annex E to the proxy statement/prospectus which forms part of this registration statement).
3.4	Form of Amended and Restated Bylaws of New DraftKings (attached as Annex F to the proxy statement/prospectus which forms part of this registration statement).
4.1**	Specimen Class A Common Stock Certificate of New DraftKings.
4.2*	Warrant Agreement, dated May 10, 2019, by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Diamond Eagle Acquisition Corp.’s Current Report on Form 8-K filed on May 14, 2019).
5.1*	Form of Opinion of Greenberg Traurig, LLP as to the validity of the shares of New DraftKings common stock.
5.2*	Form of Opinion of Winston & Strawn LLP as to the validity of the warrants of New DraftKings.
8.1*	Form of Opinion of Winston & Strawn LLP as to certain tax matters.
10.1	Form of DraftKings Inc. 2020 Incentive Award Plan (attached as Annex G to the proxy statement/prospectus which forms part of this registration statement).
10.2	Form of Subscription Agreement, dated December 22, 2019, by and between Diamond Eagle Acquisition Corp. and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C ).
10.3*	Executive Employment Agreement, dated May 30, 2019, between DraftKings Inc. and Jason Park.
10.4	Form of DraftKings Inc. Employee Stock Purchase Plan (as attached as Annex H to the proxy statement/prospectus which forms a part of this registration statement).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Diamond Eagle Acquisition Corp.
23.2	Consent of BDO USA, LLP, independent registered public accounting firm of DraftKings Inc.
23.3	Consent of Ziv Haft, CPA (Isr.), a BDO Member Firm, independent registered public accounting firm of SBTech (Global) Limited.
23.4*	Consent of Greenberg Traurig, LLP, (included as part of Exhibit 5.1).
23.5*	Consent of Winston & Strawn LLP (includes as part of Exhibit 5.2).
24.1*	Power of Attorney (included on signature page of the initial registration statement filed on January 6, 2020).
99.1**	Form of Preliminary Proxy Card.
99.2	Consent of Michael Gavin Isaacs.
99.3	Consent of Matthew Kalish.
99.4	Consent of Woodrow H. Levin.
99.5	Consent of Paul Liberman.
99.6	Consent of Shalom Meckenzie.
99.7	Consent of Ryan R. Moore.
99.8	Consent of Steven J. Murray.
99.9	Consent of Hany M. Nada.
99.10	Consent of Jason D. Robins.
99.11	Consent of Richard Rosenblatt.
99.12	Consent of John S. Salter.
99.13	Consent of Harry E. Sloan.

Exhibit No.	Description
99.14	Consent of Marni M. Walden.

*
Previously filed.

**
To be filed by amendment.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 12, 2020.
DEAC NV Merger Corp.
By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chairman
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 12, 2020.
Signature	Title	Date
/s/ Jeff Sagansky Jeff Sagansky	President and Chairman (Principal Executive Officer)	March 12, 2020.
/s/ Eli Baker Eli Baker	Secretary and Vice Chairman (Principal Financial and Accounting Officer)	March 12, 2020.